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INDEX TO FINANCIAL STATEMENTS

Exhibit 99.1

Dear Vornado Realty Trust shareholders:

              We are pleased to inform you that, on            , the board of trustees of Vornado Realty Trust ("Vornado") declared the distribution of all of the outstanding common shares of JBG SMITH Properties ("JBG SMITH"), a newly formed wholly owned direct subsidiary of Vornado, to Vornado common shareholders as of the record date of            . JBG SMITH will consist of Vornado's Washington, DC segment (which operates as Vornado / Charles E. Smith), which will be spun off and combined with the management business and certain Washington, DC assets of The JBG Companies ("JBG"), one of the premier real estate companies in the Washington, DC metropolitan area. JBG SMITH's common shares will be listed on the New York Stock Exchange as a new public company focused on the Washington, DC market. Upon completion of the transaction, which is known as a tax-free spin-merge, Vornado shareholders are expected to own approximately 74% of JBG SMITH, subject to certain adjustments.

              Washington, DC, our nation's capital, is one of the world's premier gateway markets and an international hub of economic activity. We believe JBG SMITH, with its outstanding portfolio of assets and growth potential and led by JBG's best-in-class management team, will be the ideal platform for investment in Washington, DC.

              This transaction marks a further step in our continuing strategy to simplify and focus Vornado's business to create shareholder value.

About JBG SMITH

              Vornado / Charles E. Smith and JBG both have deep roots and a more than 50-year track record of success in the Washington, DC metropolitan area. JBG SMITH will be the largest and best-in-class, publicly traded, pure-play real estate company focused on the Washington, DC market. It will hold, directly or indirectly:

  •
  72 operating assets aggregating approximately 21.4 million square feet (16.9 million square feet at our share), comprised of 52 office assets aggregating over 14.8 million square feet (12.6 million square feet at our share), 16 multifamily assets aggregating 6,432 units (4,495 units at our share) and four other assets aggregating approximately 785,000 square feet (350,000 square feet at our share);

  •
  four wholly owned office and multifamily assets under construction totaling approximately 821,000 square feet;

  •
  nine near-term development (expected to commence construction within 18 months) office and multifamily assets totaling over 2.1 million estimated square feet (2.0 million square feet at our share); and

  •
  47 future development assets totaling approximately 23.5 million square feet (18.6 million square feet at our share) of estimated potential development density.

              As early as 2013, Vornado began to evaluate whether separating our Washington, DC, business would be beneficial to both our New York and Washington, DC businesses as a means of creating shareholder value. We determined it would be. Although we evaluated a potential stand-alone spin-off of our Washington, DC business and believe that it would have been a satisfactory outcome, it is our firm conviction that the combination of the two premier platforms in the Washington, DC metropolitan area, under the leadership of JBG management, is far superior and will create a world-class company.

              With their successful track record of capital allocation and value creation, the JBG management team is best suited to capitalize on the growth opportunities within both portfolios and to execute on JBG SMITH's unrivaled development pipeline. Importantly, JBG SMITH's leadership will be meaningfully aligned with the interests of shareholders, with the focus being on maximizing the value of JBG SMITH common shares. JBG SMITH's management team is expected to own approximately 5% of the economic interests in JBG SMITH, which represents the majority of their collective net worth, and JBG SMITH's management team and board of trustees taken together are expected to beneficially own or represent 13% of the economic interests in JBG SMITH.

              We carefully selected from JBG's funds a portfolio of assets with the best growth characteristics that would diversify, complement and enhance the strategic concentration of Vornado / Charles E. Smith's existing portfolio. Our objective was to create a combined portfolio of high-quality assets, including operating, development and land bank, that reinforced key attributes, including critical mass in core and Metro-served markets; concentrations in complementary submarkets, particularly in mixed-use environments; enhanced diversification; and assets that presented strong value-add opportunities. We excluded assets that did not fit these objectives and were not appropriate for a public REIT: specifically, those which were non-Metro-served; highly levered, single tenant flat leases; near-term sale candidates; hotels; condominiums; and townhouses. These assets will be disposed of in conjunction with the natural wind-down of the legacy JBG funds, and JBG SMITH will not raise any new investment funds going forward.

              The combined portfolio will be unmatched in scale, asset quality and urban infill concentration, and diversified in terms of both asset class and submarkets. JBG SMITH will have a significant presence in the best submarkets of the DC region including Downtown DC, Crystal City, Pentagon City, Rosslyn, Reston and Bethesda. Over 98% of the portfolio is Metro-served.

              JBG SMITH will own a large land bank of developable land comprised of approximately 23.5 million square feet of potential development density (18.6 million square feet at our share), which we view as a long-term driver of JBG SMITH's growth. This pipeline has the potential to double the size of JBG SMITH and make JBG SMITH the fastest growing real estate company in the nation. We expect that JBG SMITH will be a major developer of multifamily assets and that over time its mix of assets will become more balanced between office and multifamily.

              There is also a remarkable opportunity within JBG SMITH's Crystal City holdings. This is Exhibit A for why we undertook this deal with the JBG management team and presents an opportunity for tremendous value creation. The Crystal City market has many compelling features such as its unbelievable location with close proximity to key demand drivers and wonderful views of the Potomac River and downtown Washington, DC, but it currently lacks sufficient residential scale, amenities and a true retail core. Our vast holdings here will allow the JBG SMITH team to flex its Placemaking muscles on an unprecedented scale to drive occupancy and rent growth.

              We believe in the future of JBG SMITH. The company is uniquely positioned to outperform based upon its substantial growth opportunities, the expected upswing of the broader Washington, DC real estate market, and its best-in-class management team significantly incentivized for performance. We view JBG SMITH as a win for our shareholders and a unique investment opportunity in the public markets.

Vornado RemainCo

              Over the past few years and including this transaction, Vornado has exited and spun off multiple business lines and sold non-core holdings totaling $15.7 billion while redeploying $3.9 billion of capital, upgrading the quality of our core New York City portfolio. Even as our flagship New York business grew, the softening of the Washington, DC market overshadowed our New York portfolio's stellar performance. While Washington and New York are both international gateway markets, each market is in a different stage of its economic cycle and there are limited synergies between the two platforms. We believe that separating the two businesses, each with its own dedicated management team, board of trustees and report card (i.e., stock price), will maximize value for our shareholders.

              Accordingly, one of the most significant benefits of this transaction is that it will allow investors to fully appreciate the New York City-focused, world class, irreplaceable office and high street retail portfolio of the remaining Vornado business ("RemainCo") (NYSE: VNO), and its industry leading metrics and unique growth opportunities. RemainCo Same Store NOI compound annual growth rate from 2005-2015 was 5.2%—greater than any blue-chip REIT peer. As a clear market leader in arguably the world's best market, we are one of only a handful of firms who have the capital base, track record, talent, relationships, and trust in the marketplace to lease, acquire, develop, finance and manage million square foot towers and Fifth Avenue retail. RemainCo will own 17.1 million square feet of Class A Manhattan office properties in the best submarkets; the largest, highest-quality and unique Manhattan high street retail portfolio, encompassing 2.9 million square feet in 70 properties on the best streets (Fifth Avenue, Times Square, Madison Avenue, 34th Street/Penn Plaza, SoHo and Union Square); and prime franchise assets in San Francisco (the 1.8 million square foot 555 California Street) and Chicago (the 3.7 million square foot theMART). RemainCo will have a fortress balance sheet with available liquidity, currently             billion, to take advantage of attractive market opportunities and harvest value within our portfolio. Most significant is the unique re-development opportunity of our 9.0 million square feet in the Penn Plaza district. RemainCo is well positioned to grow and senior management is laser-focused on driving shareholder value.

              Upon the completion of this transaction, we will have created three highly-focused, best-in-class, pure-play publicly traded REITs: RemainCo (NYSE: VNO), JBG SMITH (NYSE: JBGS) and Urban Edge Properties (NYSE: UE), a growth-oriented portfolio of strip center retail assets in high barrier locations that we spun off on January 15, 2015 and has since outperformed the RMS by approximately 20% in total shareholder return performance.

The Mechanics of the Transaction

              JBG SMITH was formed for the purpose of receiving, via contribution from Vornado, all of the assets and liabilities of Vornado's Washington, DC segment and combining that business with the management business and certain Washington, DC assets of JBG. On the same date as Vornado declared the distribution of JBG SMITH common shares described above, Vornado Realty L.P., the operating partnership of Vornado ("VRLP"), declared the distribution of all of the common limited partnership units of JBG SMITH Properties LP, a wholly owned subsidiary of VRLP which will be the operating partnership of JBG SMITH ("JBG SMITH LP"), to Vornado and the other holders of common limited partnership units of VRLP. Following such distribution by VRLP and prior to such distribution by Vornado, Vornado will contribute to JBG SMITH all of the common limited partnership units of JBG SMITH LP it receives in the distribution by VRLP in exchange for JBG SMITH common shares. At 12:01 a.m. on the business day following the distribution by Vornado of JBG SMITH common shares and the distribution by VRLP of JBG SMITH LP common limited partnership units, JBG SMITH will be combined with the management business and certain Washington, DC metropolitan area assets (the "JBG Included Assets") of JBG pursuant to the Master Transaction Agreement, dated as of October 31, 2016 (the "MTA"), by and among Vornado, VRLP, JBG Properties, Inc., JBG/Operating Partners, L.P., certain affiliates of JBG Properties, Inc. and JBG/Operating Partners, L.P., JBG SMITH and JBG SMITH LP. Upon completion of the combination, the applicable JBG entities or certain direct and indirect owners of such JBG entities will receive from JBG SMITH and JBG SMITH LP, respectively, in a private placement satisfying the requirements of Regulation D of the Securities Act of 1933, as amended, a number of JBG SMITH common shares or JBG SMITH LP common limited partnership limits, or in certain circumstances, cash consideration. At close, Vornado shareholders are expected to own approximately 74% of JBG SMITH, subject to certain adjustments.

              The distribution of JBG SMITH common shares and JBG SMITH LP common limited partnership units will occur on            . Vornado will distribute all of its JBG SMITH common shares by way of a pro rata special distribution to Vornado common shareholders as of the record date. Prior to such distribution by Vornado, as part of the transactions to effect the separation of JBG SMITH from Vornado, VRLP will distribute all of the common limited partnership units of JBG SMITH LP on a pro rata basis to the holders of its common limited partnership units, consisting of Vornado and the other common limited partners of VRLP. Each Vornado common shareholder will be entitled to receive one JBG SMITH common share for every two Vornado common shares held by such shareholder as of the close of business on            , which is the record date for the distributions by Vornado and VRLP. Vornado and each of the other common limited partners of VRLP will be entitled to receive one JBG SMITH LP common limited partnership unit for every two common limited partnership units of VRLP held as of the close of business on the record date. The JBG SMITH common shares will be issued in book-entry form only, which means that no physical share certificates will be issued. Following such distribution by VRLP and prior to such distribution by Vornado, Vornado will contribute to JBG SMITH all of the common limited partnership units of JBG SMITH LP it receives in the distribution by VRLP in exchange for JBG SMITH common shares. The distribution of JBG SMITH common shares by Vornado and the combination of JBG SMITH with the JBG Included Assets are expected to qualify as generally tax-free for U.S. federal income tax purposes.

              No vote of Vornado shareholders is required to approve the distributions by Vornado and VRLP or the combination, and you are not required to take any action to receive your JBG SMITH common shares. JBG has already obtained all requisite approvals from its investment funds for the combination. Following the distribution, each Vornado common shareholder will own common shares in Vornado and JBG SMITH and each VRLP common limited partner (other than Vornado) will own common limited partnership units of both VRLP and JBG SMITH LP. The number of Vornado common shares that each Vornado common shareholder owns will not change as a result of this distribution. Immediately following the combination, in total and taking into account the indirect interests in JBG SMITH's assets that are held by the limited partners of JBG SMITH LP, the economic interests in JBG SMITH are expected to be owned approximately 74% by Vornado common shareholders and holders of VRLP common limited partnership units as of the record date, 20% by JBG investors as of the date of the combination, and 6% by current JBG management, which percentages are subject to change pursuant to certain closing adjustments set forth in the MTA.

              Vornado's common shares will continue to trade on the New York Stock Exchange under the symbol "VNO". JBG SMITH intends to apply to list its common shares on the New York Stock Exchange under the symbol "JBGS".

              The information statement, which is being mailed to all holders of Vornado common shares as of the record date for the distribution by Vornado, describes the distribution and the combination in detail and contains important information about JBG SMITH, its business, financial condition and operations. We urge you to read the information statement carefully.

              We want to thank you for your continued support of Vornado, and we look forward to your future support of JBG SMITH.

Sincerely,
Steven Roth Chairman and Chief Executive Officer of Vornado Realty Trust

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED JANUARY 23, 2017

INFORMATION STATEMENT

JBG SMITH Properties

                  This information statement is being furnished in connection with the distribution by Vornado Realty Trust ("Vornado") to the holders of common shares of beneficial interest, par value $0.04 per share ("Vornado common shares"), of Vornado, of all of the outstanding common shares of beneficial interest, par value $0.01 per share ("JBG SMITH common shares"), of JBG SMITH Properties, a Maryland real estate investment trust ("JBG SMITH"), and the distribution by Vornado Realty L.P., the operating partnership of Vornado ("VRLP"), to the holders of VRLP common limited partnership units, of all of the common limited partnership units of JBG SMITH Properties LP, a Delaware limited partnership and the operating partnership of JBG SMITH ("JBG SMITH LP"). JBG SMITH is a new, wholly owned subsidiary of Vornado formed for the purpose of receiving, via contribution from Vornado, all of the assets and liabilities of Vornado's Washington, DC segment, and combining Vornado's Washington, DC segment (which operates as Vornado / Charles E. Smith) and the management business and certain Washington, DC assets of The JBG Companies ("JBG"). Following such distribution by VRLP and prior to such distribution by Vornado, Vornado will contribute to JBG SMITH all of the common limited partnership units of JBG SMITH LP it receives in the distribution by VRLP in exchange for JBG SMITH common shares. At 12:01 a.m. on the business day following the distribution by Vornado of JBG SMITH common shares, JBG SMITH will be combined with the management business and certain Washington, DC metropolitan area assets (the "JBG Included Assets") of JBG pursuant to the Master Transaction Agreement, dated as of October 31, 2016 (the "MTA"), by and among Vornado, VRLP, JBG Properties, Inc., JBG/Operating Partners, L.P., certain affiliates of JBG Properties, Inc. and JBG/Operating Partners, L.P., JBG SMITH and JBG SMITH LP. Upon completion of the combination, the applicable JBG parties or certain direct and indirect owners of such JBG parties will receive from JBG SMITH and JBG SMITH LP, respectively, in a private placement satisfying the requirements of Regulation D of the Securities Act of 1933, as amended, a number of JBG SMITH common shares or JBG SMITH LP common limited partnership units, or in certain circumstances, cash consideration.

                  Following the combination, JBG SMITH will be the largest and best-in-class, publicly traded real estate company focused on the Washington, DC market. It will hold, directly or indirectly, (i) 72 operating assets aggregating approximately 21.4 million square feet (16.9 million square feet at our share), comprised of 52 office assets aggregating over 14.8 million square feet (12.6 million square feet at our share), 16 multifamily assets aggregating 6,432 units (4,495 units at our share) and four other assets aggregating approximately 785,000 square feet (350,000 square feet at our share); (ii) four wholly owned office and multifamily assets under construction totaling approximately 821,000 square feet; (iii) nine near-term development office and multifamily assets totaling over 2.1 million estimated square feet (2.0 million square feet at our share) and (iv) 47 future development assets totaling approximately 23.5 million square feet (18.6 million square feet at our share) of estimated potential development density.

                  To implement the distribution, Vornado will distribute all of its JBG SMITH common shares by way of a pro rata special distribution to Vornado common shareholders. Prior to such distribution by Vornado, as part of the transactions to effect the separation of JBG SMITH from Vornado, VRLP will distribute all of the common limited partnership units of JBG SMITH LP on a pro rata basis to the holders of VRLP's common limited partnership units, consisting of Vornado and the other common limited partners of VRLP. Immediately following the combination, in total and taking into account the indirect interests in JBG SMITH's assets that are held by the limited partners of JBG SMITH LP, the economic interests in JBG SMITH are expected to be owned approximately 74% by Vornado common shareholders and holders of VRLP common limited partnership units as of the record date, 20% by JBG investors as of the date of the combination, and 6% by current JBG management, which percentages are subject to change pursuant to certain closing adjustments set forth in the MTA. The distribution of JBG SMITH common shares by Vornado and the combination of JBG SMITH with the JBG Included Assets are expected to qualify as generally tax-free for U.S. federal income tax purposes.

                  For every two Vornado common shares held of record by you as of the close of business on the record date, you will receive one JBG SMITH common share. As discussed under "The Separation and the Combination—Trading Between the Record Date and Distribution Date," if you sell your Vornado common shares in the "regular-way" market (as opposed to the "ex-distribution" market) after the record date and before the distribution, you also will be selling your right to receive JBG SMITH common shares in connection with the separation. We expect the JBG SMITH common shares to be distributed to Vornado common shareholders on            . We refer to the date of the distribution of the JBG SMITH common shares as the "distribution date." You will continue to own the same number of Vornado common shares as you own immediately before the distribution date.

                  No vote of Vornado shareholders is required to approve the distributions by Vornado and VRLP or the combination. We are not asking you for a proxy and you are requested not to send us a proxy. You do not need to pay any consideration, exchange or surrender your existing Vornado common shares or take any other action to receive your JBG SMITH common shares. JBG has already obtained all requisite approvals from its investment funds for the combination.

                  There is no current trading market for JBG SMITH common shares, although we expect that a limited market, commonly known as a "when-issued" trading market, will develop on or shortly before the record date for the distribution by Vornado, and we expect "regular-way" trading of JBG SMITH common shares to begin on the first trading day following the completion of the distribution. JBG SMITH intends to apply to list its common shares on the New York Stock Exchange under the symbol "JBGS".

                  JBG SMITH intends to elect and qualify to be taxed as a real estate investment trust ("REIT") for U.S. federal income tax purposes, from and after JBG SMITH's taxable year that includes the distribution of our common shares by Vornado. To assist JBG SMITH in qualifying as a REIT, among other purposes, JBG SMITH's declaration of trust will contain various restrictions on the ownership and transfer of its shares of beneficial interest, including a provision pursuant to which shareholders will generally be restricted from owning more than 7.5% of the outstanding shares of beneficial interest of any class or series, including JBG SMITH common shares or preferred shares of beneficial interest, par value $0.01 per share, of JBG SMITH of any class or series. Please refer to "Description of Shares of Beneficial Interest—Common Shares—Restrictions on Ownership of Common Shares."

                  In reviewing this information statement, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 60.

                  Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

                  This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

                  The date of this information statement is            .

                  This information statement will be mailed to Vornado common shareholders as of            .

i

PRESENTATION OF INFORMATION

              Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about JBG SMITH Properties, a Maryland real estate investment trust ("JBG SMITH"), assumes the completion of all of the transactions referred to in this information statement in connection with the separation, the distributions by each of Vornado Realty Trust ("Vornado") and Vornado Realty L.P. ("VRLP") and the combination, and references to JBG SMITH's historical business and operations refer to the business and operations of the office, multifamily and other commercial assets to be contributed by Vornado and JBG, comprised of (i) 72 operating assets aggregating approximately 21.4 million square feet (16.9 million square feet at our share), comprised of 52 office assets aggregating over 14.8 million square feet (12.6 million square feet at our share), 16 multifamily assets aggregating 6,432 units (4,495 units at our share) and four other assets aggregating approximately 785,000 square feet (350,000 square feet at our share); (ii) four wholly owned office and multifamily assets under construction totaling approximately 821,000 square feet; (iii) nine near-term development office and multifamily assets totaling over 2.1 million estimated square feet (2.0 million square feet at our share) and (iv) 47 future development assets totaling approximately 23.5 million square feet (18.6 million square feet at our share) of estimated potential development density, as well as Vornado's and JBG's respective Washington, DC management businesses, that will be transferred to JBG SMITH in connection with the separation and the combination as if such transferred businesses were JBG SMITH's business for all historical periods described. Unless the context otherwise requires, references in this information statement to "our company," "the company," "us," "our," and "we" refer to JBG SMITH and its subsidiaries following the separation and the combination. Except as otherwise indicated or unless the context otherwise requires, all references to JBG SMITH per share data assume (i) a distribution ratio of one JBG SMITH common share for every two Vornado common shares, for purposes of the distribution by Vornado to its common shareholders, (ii) a distribution ratio of one common limited partnership unit of JBG SMITH Properties LP ("JBG SMITH LP") for every two common limited partnership units of VRLP, for purposes of the distribution by VRLP to its holders of common limited partnership units (also referred to in this information statement as "common limited partners") and (iii) the issuance of approximately                  JBG SMITH common shares and approximately                  common limited partnership units of JBG SMITH LP expected to be issued to the JBG designees in connection with the combination.

              Unless the context otherwise requires, the terms listed below have the meanings set forth next to such terms.

              "annualized rent" (i) for office and other assets, or the retail component of a mixed-use asset, represents in-place monthly base rent before free rent, plus tenant reimbursements as of September 30, 2016, multiplied by 12, with triple net leases converted to a gross basis by adding estimated tenant reimbursements to monthly base rent, and (ii) for multifamily assets, or the multifamily component of a mixed-use asset, represents in-place monthly base rent before free rent as of September 30, 2016, multiplied by 12. Annualized rent excludes rent from signed but not yet commenced leases.

              "buy-sell right" means a right pursuant to which one member (the "initiating member") of a joint venture may, if certain conditions are met, force the other member (the "non-initiating member") to either, with the choice to be made by the non-initiating member, (1) sell its interest in the joint venture to the initiating member or (2) purchase the initiating member's interest in the joint venture, in either case for a price based on a value for the JV's property proposed by the initiating member.

              "close-in" describes a neighborhood or submarket that is located within 10 miles of the White House.

              The "combination" means the combination of JBG SMITH, following the separation, with the management business and certain select assets of JBG in accordance with the MTA.

              "common limited partners" means holders of common limited partnership units of VRLP or JBG SMITH LP, as applicable.

              "densification" means the reduction in square feet leased per worker.

              The "distribution" means, unless otherwise specified, the pro rata distribution by Vornado to its common shareholders of all JBG SMITH common shares held by Vornado.

              The "distribution by VRLP" means the pro rata distribution by VRLP, immediately prior to the distribution by Vornado, of all outstanding JBG SMITH LP common limited partnership units to holders of VRLP's common limited partnership units, consisting of Vornado and the other common limited partners of VRLP.

              "equity multiple" represents (a) the sum of (i) the total contributions and distributions from investments received or projected to be received by the applicable fund, calculated on a quarterly basis, plus (ii) the equity invested or projected to be invested divided by (b) the equity invested or projected to be invested.

              "estimated potential development density" reflects management's estimate of developable gross square feet based on its current business plans with respect to real estate owned or controlled as of September 30, 2016.

              "FAR" means floor to area ratio, which is generally the ratio of the total square feet of a building (existing or planned) divided by the square feet of the lot on which the building is situated.

              "free rent" means the period at inception of a tenant's lease during which the tenant does not pay base rent and operating expenses, as provided for under the lease agreement.

              "future development pipeline" refers to assets that are development opportunities on which we do not intend to commence construction within 18 months of September 30, 2016 where we (i) own land or control the land through a ground lease (15.5 million square feet of estimated potential development density at our share) or (ii) are under a long-term conditional contract to purchase, or enter into a leasehold interest with respect to, land (3.1 million square feet of estimated potential development density at our share).

              "GAAP" means accounting principles generally accepted in the United States.

              "gateway markets" means those metropolitan areas that receive the largest volumes of inbound investment capital and have the highest levels of institutional ownership. These markets are generally characterized by advanced infrastructure and connectivity to a wide range of domestic and international destinations as well as a deep pool of educated workers, an extensive network of public and private institutions and concentrations of Fortune 500 and/or high-profile headquarters. Although not necessarily the fastest-growing cities nationally, gateway markets provide long-term stability for both owners and occupiers. Gateway markets generally command the highest rents and pricing for top-tier assets and achievable per-square-foot sales pricing is comparable to other global business hubs.

              "GDP" means gross domestic product.

              "gross leveraged IRR" represents the leveraged internal rate of return based on (i) equity invested or projected to be invested and (ii) the total projected distributions from investments (including the return of equity invested), received by the applicable fund, less all sales costs, debt service and all other property level fees where applicable, but before deduction of carried interests and asset management fees where applicable. For investments that are subject to a joint venture, gross leveraged IRR reflects the impact of any promote that was either paid or earned or projected to be paid or earned.

              "GSA" means the General Services Administration, which is the independent federal government agency that manages real estate procurement for the federal government and federal agencies.

              "Included Assets" means the Vornado Included Assets and the JBG Included Assets.

              "JBG" refers to JBG/Operating Partners, L.P. and its affiliated entities that conduct business under The JBG Companies® trade name.

              "JBG Contributing Funds" means JBG/Urban Direct Member, L.L.C. and the four JBG Funds (i.e., JBG Investment Fund VI, L.L.C., JBG Investment Fund VII, L.L.C., JBG Investment Fund VIII, L.L.C. and JBG Investment Fund IX, L.L.C.) that are contributing interests in real assets to us in the combination.

              "JBG Funds" means the nine real estate investment funds JBG has raised since 1999.

              "JBG Included Assets" means the JBG Included Properties and certain other assets related thereto, including JBG/Operating Partners L.P.

              "JBG Included Properties" means the portfolio of assets in the Washington, DC metropolitan area to be contributed to JBG SMITH by JBG, consisting of (i) 30 operating assets comprised of 18 office assets totaling approximately 3.6 million square feet (2.3 million square feet at JBG's share), 10 multifamily assets with 3,103 units (1,276 units at JBG's share) and two other assets totaling approximately 510,000 square feet (75,000 square feet at JBG's share); (ii) four wholly owned office and multifamily assets under construction totaling approximately 821,000 square feet; (iii) seven near-term development office and multifamily assets totaling approximately 1.4 million estimated square feet (1.2 million square feet at JBG's share) and (iv) 30 future development assets totaling approximately 12.5 million square feet (9.1 million square feet at JBG's share) of estimated potential development density.

              "JBG Parties" means JBG Properties Inc., JBG/Operating Partners L.P., JBG Investment Fund VI, L.L.C., JBG Investment Fund VII, L.L.C., JBG Investment Fund VIII, L.L.C., JBG Investment Fund IX, L.L.C. and JBG/Urban Direct Member, L.L.C.

              "JBG SMITH," "our company," "the company," "us," "our" and "we" refer to JBG SMITH Properties, a Maryland real estate investment trust, and its subsidiaries.

              "JBG SMITH common shares" means common shares of beneficial interest, par value $0.01 per share, of JBG SMITH.

              "JBG SMITH LP" means JBG SMITH Properties LP, JBG SMITH's operating partnership.

              The "JBG SMITH portfolio" means (i) 72 operating assets aggregating approximately 21.4 million square feet (16.9 million square feet at our share), comprised of 52 office assets aggregating over 14.8 million square feet (12.6 million square feet at our share), 16 multifamily assets aggregating 6,432 units (4,495 units at our share) and four other assets aggregating approximately 785,000 square feet (350,000 square feet at our share); (ii) four wholly owned office and multifamily assets under construction totaling approximately 821,000 square feet; (iii) nine near-term development office and multifamily assets totaling over 2.1 million estimated square feet (2.0 million square feet at our share) and (iv) 47 future development assets totaling approximately 23.5 million square feet (18.6 million square feet at our share) of estimated potential development density in the Washington, DC metropolitan area, to be transferred to JBG SMITH by Vornado and JBG in the separation and the combination.

              "JBG SMITH Share" refers to JBG SMITH's ownership percentage of consolidated and unconsolidated assets applied to the specified metric.

              "JLL" means Jones Lang LaSalle Americas, Inc., a nationally recognized real estate consulting firm.

              "MTA" means the Master Transaction Agreement, dated as of October 31, 2016, by and among Vornado, VRLP, the JBG Parties, JBG SMITH and JBG SMITH LP.

              "Metro" refers to the public transportation network serving the Washington, DC metropolitan area operated by the Washington Metropolitan Area Transit Authority.

              "Metro-served" means locations, submarkets or assets that are generally nearby and within walking distance of a Metro station, defined as being within 0.75 miles of an existing or planned Metro station.

              "NAREIT" means the National Association of Real Estate Investment Trusts.

              "near-term development" refers to assets that have substantially completed the entitlement process and on which we intend to commence construction within the 18 months following September 30, 2016, subject to market conditions.

              "net absorption" means the net change in physically occupied space over the applicable review period. Net absorption takes into account move-ins and move-outs within the existing office stock as well as the change in occupied space resulting from the delivery of newly constructed buildings and conversion/demolition of buildings over the review period. The resulting increase or decrease in physically occupied space relative to the starting inventory is characterized as net absorption. Net absorption may be expressed in square footage, or square footage as a percent of inventory based on the square footage at the start of the measurement period.

              "percent leased" is based on leases signed as of September 30, 2016 and is calculated as (i) for office and other assets, total rentable square feet less rentable square feet available for lease divided by total rentable square feet, (ii) for multifamily assets, total units less units available for lease divided by total units, expressed as a percentage, and (iii) for multifamily assets with retail rentable square feet, the weighted average based on rentable square feet of the multifamily lease percentage and the retail lease percentage as described in (i) and (ii).

              "percent pre-leased" is based on leases signed as of September 30, 2016 and is calculated as the estimated rentable square feet leased divided by estimated total rentable square feet expressed as a percentage.

              "percent occupied" is based on occupied rentable square feet/units as of September 30, 2016 and is calculated as (i) for office and other assets, total rentable square feet less unoccupied square feet divided by total rentable square feet, (ii) for multifamily assets, total units less unoccupied units divided by total units, expressed as a percentage, or (iii) for multifamily assets with retail rentable square feet, the weighted average based on rentable square feet of the multifamily occupied percentage and the retail occupied percentage as described in (i) and (ii).

              "Recently Delivered" means assets that have been delivered within the 12 months ended September 30, 2016.

              "record date" means                  , the record date for the distribution of JBG SMITH common shares by Vornado and for the distribution by JBG SMITH LP common limited partnership units by VRLP.

              "REIT" means a real estate investment trust.

              "SEC" means the U.S. Securities and Exchange Commission.

              "Securities Act" means the U.S. Securities Act of 1933, as amended.

v

              The "separation" means the separation from Vornado of the Vornado Included Assets from Vornado's other businesses.

              "signed but not yet commenced leases" means leases for assets in JBG SMITH's portfolio that, as of September 30, 2016, have been executed but for which the contractual lease term had not yet begun and no rental payments had yet been received. As of September 30, 2016, this included 40 leases with annualized base rental revenues of $37.8 million ($33.7 million at our share).

              "square feet" or "SF" means the amount of rentable square feet of a property that can be rented to tenants, defined as (i) for office and other assets, actual rentable square footage determined consistent with the Building Owners and Managers Association ("BOMA") measurement guidelines when available and management's estimate of approximate rentable square feet using BOMA measurement guidelines when a BOMA measurement is not available, (ii) for multifamily assets, management's estimate of approximate rentable square feet, (iii) for the assets under construction and the near-term development assets, management's estimate of actual rentable square feet based on current design plans as of September 30, 2016, or (iv) for the future development assets, management's estimate of developable gross square feet based on its current business plans with respect to real estate owned or controlled as of September 30, 2016.

              The "transaction" means the separation, distribution and combination, collectively.

              "under construction" refers to assets that were under construction as of September 30, 2016.

              "urban-infill" refers to new development or an existing asset that is sited on vacant or undeveloped land within an existing community, and that is surrounded by other types of development.

              "Vornado" means Vornado Realty Trust, a Maryland real estate investment trust, and its consolidated subsidiaries, including Vornado Realty L.P.

              "Vornado common shares" means common shares of beneficial interest, par value $0.04 per share, of Vornado.

              "Vornado Included Assets" means the Vornado Included Properties, the Vornado Included Entities, the Vornado Included Investments and other assets related thereto, which includes all of the assets and liabilities of Vornado's Washington, DC segment and excludes Vornado's 7.5% interest in Fashion Centre Mall and 3040 M Street.

              "Vornado Included Entities" means the entities through which VRLP directly or indirectly holds the Vornado Included Properties that are to be transferred to JBG SMITH LP prior to the distribution.

              "Vornado Included Investments" means certain debt and equity investments owned by certain Vornado Included Entities in certain third-party entities.

              "Vornado Included Properties" means the portfolio of Vornado / Charles E. Smith assets in the Washington, DC metropolitan area to be contributed to JBG SMITH by Vornado, consisting of (i) 42 operating assets comprised of 34 office assets totaling over 11.2 million square feet (10.3 million square feet at Vornado's share), six multifamily assets with 3,329 units (3,219 units at Vornado's share) and two wholly owned other assets totaling approximately 275,000 square feet, (ii) two wholly owned near-term development office and multifamily assets totaling approximately 766,000 estimated square feet and (iii) 17 future development assets totaling over 11.0 million square feet (9.5 million square feet at Vornado's share) of estimated potential development density.

              "VRLP" means Vornado Realty L.P., a Delaware limited partnership through which Vornado conducts its business and holds substantially all of its interests in assets.

              "Washington, DC metropolitan area" means the contiguous metropolitan area, centered on the District of Columbia, which also includes certain adjacent, nearby counties in Northern Virginia and Southern Maryland.

Market Data

              We use market data throughout this information statement. We have obtained the information contained in the sections entitled "Summary—Industry Overview and Market Opportunity" and "Industry Overview and Market Opportunity" and certain information contained in the section entitled "Business and Properties" from market research prepared for us by Jones Lang LaSalle Americas, Inc., or JLL, a nationally recognized real estate consulting firm, and such information is included in this information statement in reliance on JLL's authority as an expert in such matters. In addition, we have obtained certain market data from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers' experience in the industry, and there is no assurance that any of the projections or forecasts will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

INFORMATION STATEMENT SUMMARY

              The following is a summary of material information discussed in this information statement. This summary may not contain all of the details concerning the transaction or other information that may be important to you. To better understand the separation, the distribution, the combination and JBG SMITH's business and financial position, you should carefully review this entire information statement. Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement assumes the completion of all of the transactions referred to in this information statement in connection with the separation, the distributions by each of Vornado and VRLP and the combination, and references to JBG SMITH's historical business and operations refer to the business and operations of those office, multifamily and other commercial assets to be contributed by Vornado and The JBG Companies (which we refer to as JBG), comprised of (i) 72 operating assets aggregating approximately 21.4 million square feet (16.9 million square feet at our share), comprised of 52 office assets aggregating over 14.8 million square feet (12.6 million square feet at our share), 16 multifamily assets aggregating 6,432 units (4,495 units at our share) and four other assets aggregating approximately 785,000 square feet (350,000 square feet at our share); (ii) four wholly owned office and multifamily assets under construction totaling approximately 821,000 square feet; (iii) nine near-term development office and multifamily assets totaling over 2.1 million estimated square feet (2.0 million square feet at our share) and (iv) 47 future development assets totaling approximately 23.5 million square feet (18.6 million square feet at our share) of estimated potential development density, as well as Vornado's and JBG's respective Washington, DC management businesses, that will be transferred to JBG SMITH in connection with the separation and the combination as if such transferred businesses were JBG SMITH's business for all historical periods described. For a glossary of certain terms used in this information statement, please refer to "Presentation of Information."

Our Company

              JBG SMITH represents the combination of Vornado's Washington, DC segment (which operates as Vornado / Charles E. Smith) and the management business and certain Washington, DC metropolitan area assets of The JBG Companies. Vornado / Charles E. Smith and The JBG Companies are two of the largest, most noteworthy, best-in-class Washington, DC focused real estate franchises, each with an over 50-year history of operations in the Washington, DC metropolitan area.

              We believe that the combination of Vornado / Charles E. Smith and The JBG Companies results in the following key strengths and competitive advantages that will contribute to our future success:

  •
  We are the market-leading and largest publicly traded real estate company focused on the Washington, DC metropolitan area;

  •
  Our assets consist of high-quality office, multifamily and retail properties concentrated in what we believe are the most attractive Metro-served, urban-infill submarkets;

  •
  We have a demonstrated track record of combining these uses in vibrant, amenity-rich mixed-use projects that create and sustain value and competitive advantage over time;

  •
  We believe that we are positioned for substantial revenue growth driven by near-term opportunities embedded in our existing operating portfolio and our unrivaled near-term and future development pipelines, which could allow us to roughly double the size of our portfolio based on square footage and further enhance the quality of the portfolio;

  •
  Our best-in-class Washington, DC area management platform has proven investment, operating and development skills and leverages our experience in the use of our Placemaking strategy to unlock value in large scale projects and neighborhood repositionings;

  •
  We expect to access compelling acquisition opportunities with strong prospects for growth through our proven acquisition platform that combines the longstanding market relationships, reputation and expertise of both the Vornado and JBG Washington, DC platforms;

  •
  Our disciplined, research-based approach ensures our investment decisions are based on current and forecasted market fundamentals and trends, which allows us to identify value creating development, redevelopment and acquisition opportunities in existing and new high-growth submarkets;

  •
  We have a proven track record of superior capital allocation across investment opportunities and market cycles;

  •
  We will have a well-capitalized balance sheet and access to a broad range of funding sources which will allow us to fund our significant growth opportunities while maintaining prudent leverage levels; and

  •
  We believe the Washington, DC metropolitan area economy and office market have bottomed and that the region's real estate market is uniquely positioned to experience a stronger recovery over the next 24 to 36 months compared to other gateway markets.

    Our Strategy

              Our mission is to own and operate a high-quality portfolio of Metro-served, urban-infill office, multifamily and retail assets concentrated in downtown Washington, DC, our nation's capital, and other leading urban infill submarkets with proximity to downtown Washington, DC, and to grow this portfolio through value-added development and acquisitions. We have significant expertise in the Washington, DC metropolitan area across multiple product types and consider office, multifamily and retail to be our core asset classes. We are known for our creative deal-making and capital allocation skills and for our deep pool of development and value creation expertise across product types. As the leading local sharpshooter, our DC market experience is best-in-class and we have been trendsetters in our market by mixing uses in projects that deliver the amenities and features that tenants demand.

              One of our approaches to value creation involves utilizing a series of complementary disciplines through a process that we call "Placemaking." Placemaking involves strategically mixing high-quality multifamily and commercial buildings with anchor, specialty and neighborhood retail in a high density, thoughtfully planned and designed public space. Through this process, we are able to drive synergies, and thus value, across those varied uses and create unique, amenity-rich, walkable neighborhoods that are desirable and create significant tenant and investor demand. We believe that our Placemaking approach will drive occupancy and rent growth across our entire portfolio, particularly with respect to our concentrated and extensive land and building holdings in Crystal City. Crystal City's attractive attributes of its urban-infill location with close proximity to downtown Washington, DC, its access to Metro and other key transportation infrastructure and strong surrounding demographics serve as an incredible foundation upon which to build the mix of uses and amenities that today's tenants demand. We believe that the application of our Placemaking approach will allow us to increase Crystal City's attractiveness to potential tenants and create significant value for our shareholders. Our investment in Crystal City will focus on creating a vibrant, 24-hour environment with an active retail heart through the delivery of additional anchor and small store retail and the introduction of a greater mix of uses, including new multifamily and the select conversion of office buildings to multifamily. These elements, combined with thoughtfully planned and curated streetscapes and public spaces, are all critical to the creation of a dynamic place that will help drive occupancy and rent growth throughout the submarket over time. Importantly, the broader benefits of this repositioning are achievable without the need to invest capital in the repositioning of each asset in the submarket. Many similar opportunities exist elsewhere in our portfolio on a smaller scale, and we expect these to drive significant value over time as well.

              Our high-quality portfolio with significant embedded growth potential, well-capitalized balance sheet, scale and highly experienced and talented local management team combine to make JBG SMITH an attractive public company investment vehicle focused on the Washington, DC metropolitan area. In addition, we expect our assets under construction and unrivaled near-term and future development pipelines, which have a meaningful multifamily focus, will provide significant additional potential growth and value creation opportunities that meet market demand over time.

    Our Portfolio

              We own and operate a portfolio of high-quality office and multifamily assets, many of which are amenitized with ancillary retail. Our portfolio reflects our longstanding strategy of concentrating in downtown Washington, DC and other leading urban-infill submarkets with proximity to downtown Washington, DC that have high barriers to entry and key urban amenities, including being within walking distance of the Metro. Over 98% of our operating assets are Metro-served, based on our share of rentable square feet as of September 30, 2016. Our concentrated holdings and leading market share in our targeted primary submarkets allow us to realize meaningful economies of scale and to enhance our neighborhoods through Placemaking, thereby benefiting our overall holdings within these targeted submarkets. Our fully-integrated platform has demonstrated capability in managing every aspect of real estate ownership, including investment, development, construction management, finance, asset management, property management and leasing. We expect that JBG SMITH will achieve significant growth from the realization of embedded contractual rent growth, the lease-up of our operating assets, the delivery and lease-up of our assets under construction and the development of our unrivaled near-term and future development pipelines aggregating over 25.6 million square feet (20.6 million square feet at our share). While our operating portfolio is currently approximately 69% office and 27% multifamily based on total square footage, a significant portion of our near-term and future development pipelines is focused on multifamily assets; delivering these assets to the market will result over time in our portfolio becoming more balanced between office and multifamily.

              As of September 30, 2016, our operating portfolio consisted of 72 operating assets aggregating approximately 21.4 million square feet (16.9 million square feet at our share), comprised of 52 office assets aggregating over 14.8 million square feet (12.6 million square feet at our share), 16 multifamily assets aggregating 6,432 units (4,495 units at our share) and four other assets aggregating approximately 785,000 square feet (350,000 square feet at our share).

              Our assets are located primarily within attractive submarkets in the District of Columbia and in the most desirable, infill, Metro-served submarkets outside of Washington, DC. These include the Rosslyn-Ballston Corridor, Crystal City, Pentagon City and Reston in Virginia. In Maryland, the majority of our assets are concentrated in Bethesda, Silver Spring and the Rockville Pike Corridor. Our current and target submarkets generally share the following key attributes that make them highly desirable and create significant tenant and investor demand:

  •
  They are densely populated, urban-infill submarkets;

  •
  They are well-established or emerging growth submarkets;

  •
  They are Metro-served;

  •
  They exhibit high barriers to new development due to limited available land and/or entitlement constraints; and

  •
  They have a high degree of walkability and feature strong clusters of retail and other amenities.

    Our Operating Portfolio

              Our operating office portfolio is highly concentrated in five primary, Metro-served, urban-infill submarkets: (i) District of Columbia, (ii) Crystal City and Pentagon City, (iii) the Rosslyn-Ballston Corridor, (iv) Reston and (v) Bethesda. In addition to our ownership of over 4.2 million square feet (2.8 million square feet at our share) across 14 assets in the District of Columbia, we have a leading market position in Crystal City and Pentagon City, with ownership of approximately 6.7 million square feet in 21 wholly owned assets in an irreplaceable location along the Potomac River adjacent to Washington, DC and the Ronald Reagan National Airport. We also have ownership of over 1.6 million square feet (1.2 million square feet at our share) in six assets in the Rosslyn-Ballston Corridor, over 1.3 million square feet in six wholly owned assets in Reston, approximately 487,000 square feet of office space in two wholly owned assets in Bethesda, approximately 203,000 square feet (37,000 square feet at our share) in two assets in the Rockville Pike Corridor and approximately 246,000 square feet (25,000 square feet at our share) in one asset in Alexandria (Eisenhower Avenue). Our high-quality, diversified office tenant base spans both the public and private sectors, reflecting the continued evolution and diversification of the Washington, DC economy. Our tenants include many agencies and departments of the U.S. federal government, which collectively comprise our largest tenant, with 87 leases generating approximately 24.2% of our share of annualized rent from our office and retail leases as of September 30, 2016. No other tenant represents more than 3.2% of our share of annualized rent from our office and retail leases. In addition, other major office tenants include Arlington County; non-profit organizations such as Family Health International and the Public Broadcasting Service ("PBS"); leading private-sector companies such as Lockheed Martin Corporation, General Electric, Booz Allen Hamilton, Accenture LLP, Abbott Laboratories, Raytheon Company, and Noblis Inc.; financial institutions such as Citigroup and Wells Fargo; and well-respected law firms and other professional services companies such as Baker Botts LLP, Sidley Austin LLP, Cooley LLP and Deloitte LLP.

              Our operating multifamily portfolio consists of 16 multifamily assets comprising 6,432 units (4,495 units at our share) and is located in some of the most vibrant neighborhoods of the District of Columbia; Crystal City and Pentagon City, the Rosslyn-Ballston Corridor and Reston in Virginia; and Bethesda, Silver Spring and the Rockville Pike Corridor in Maryland. Similar to our office buildings, our multifamily assets are located in the most desirable locations with 99% within walking distance of the Metro, restaurants, entertainment and other key urban amenities. We believe our multifamily portfolio includes some of the highest quality multifamily assets in the Washington, DC metropolitan area. These assets include (i) The Bartlett, a recently developed 699-unit luxury property in Pentagon City with a Whole Foods Market as its ground floor retail; (ii) Atlantic Plumbing, a recently developed 310-unit class-A property in the heart of the vibrant U Street/Shaw neighborhood in Washington, DC; (iii) WestEnd25, a 283-unit luxury property situated in the coveted West End of Washington, DC; and (iv) 7770 Norfolk, a recently developed 200-unit luxury property in the heart of downtown Bethesda, Maryland.

              Approximately 1.4 million square feet of our operating retail is embedded within our office and multifamily assets—a key component of our Placemaking strategy. Our office and multifamily rental rates generally reflect a premium relative to rates in their broader submarkets that we believe is attributable to the presence of thoughtfully curated retail amenities, and we strive to incorporate, where possible, high-quality, value-creating retail space into our office and multifamily assets. Our high-quality, diversified retail tenant base includes anchor, specialty and neighborhood retail shops that create thoughtfully planned and designed public space. Our retail tenants include Whole Foods, Trader Joe's, Starbucks, Dean & DeLuca as well as boutique tenants including Warby Parker, Kit and Ace, Landmark Theatre and Bonobos.

              In addition, we own interests in three standalone retail assets and one standalone hotel, the 345-room Crystal City Marriott.

    Our Assets Under Construction and Near-Term and Future Development Pipelines

              In addition to our operating portfolio, as of September 30, 2016, we owned:

  •
  four wholly owned assets under construction totaling over 594,000 square feet of office and 291 multifamily units with an estimated remaining cost to complete as of September 30, 2016 of approximately $277 million, all of which has been fully financed;

  •
  a near-term development pipeline consisting of nine assets totaling over 1.1 million square feet (1.0 million square feet at our share) of highly-efficient office and 1,271 units (1,246 units at our share) of multifamily, located primarily in the District of Columbia and adjacent close-in submarkets; and

  •
  a future development pipeline comprised of 47 future development assets with an estimated potential development density of approximately 23.5 million square feet (18.6 million square feet at our share).

              With respect to the nine assets in our near-term development pipeline, the entitlement process has been substantially completed and these projects, which will capitalize on the demand for high-quality multifamily assets and highly-efficient, high-quality office assets, are in position for construction to commence. In general, given current market expectations, we estimate that we will commence construction on near-term multifamily assets within the 18 months following September 30, 2016, while commencement of construction on near-term office assets will more likely depend on either pre-leasing or attractive submarket supply and demand dynamics. Our near-term and future development pipelines have the potential to roughly double the size of our portfolio by square footage and to further enhance the quality of our portfolio. To take advantage of this opportunity, we plan to be an active developer, particularly of multifamily assets, and intend to manage the delivery of our development growth pipeline to meet market demand while prudently managing our long-term leverage levels and balance sheet.

    Our Third-Party Asset Management and Real Estate Services Business

              In addition to our portfolio, we have a third-party asset management and real estate services business that represents the combination of Vornado / Charles E. Smith's and JBG's management platforms that provides fee-based real estate services to nine JBG Funds, other JBG-affiliated entities, joint ventures and third parties with whom we have long-standing relationships.

    Our Management Team and Platform

              We will be self-managed and led by JBG's executive management team, and will combine the best talent from each of Vornado / Charles E. Smith and JBG, providing us with one of the most seasoned and experienced management teams in the Washington, DC market. Executive management of JBG SMITH will include W. Matthew Kelly (Chief Executive Officer), Robert Stewart (Executive Vice Chairman), David Paul (President and Chief Operating Officer), James Iker (Chief Investment Officer), Brian Coulter (Co-Chief Development Officer) and Kevin ("Kai") Reynolds (Co-Chief Development Officer), who are all current managing partners or partners and have an average tenure of 18 years at JBG. These executives manage the JBG business today and have a longstanding track record in the Washington, DC market, in which JBG is considered the leading local sharpshooter. The senior management team of JBG SMITH will also benefit from the experience and expertise of Patrick J. Tyrrell (Chief Administrative Officer) who is currently Vornado's Chief Operating Officer of its Washington, DC division. Our commercial leasing team will be led by David Ritchey (Executive Vice President) and will be supported by Jim Creedon, a 25-year veteran with Vornado / Charles E. Smith, and a team of 14 professionals from both JBG and Vornado / Charles E. Smith. Our board of trustees will consist of a majority of independent trustees. In addition to the appointment of seven independent trustees (including Alan S. Forman, the Director of Investments at the Yale University Investments Office), Steven Roth, Vornado's Chairman and CEO, will be Chairman of the board of trustees of JBG SMITH and Mitchell Schear, Vornado's President of the Washington, DC division, will also serve as a trustee of JBG SMITH. Michael Glosserman, W. Matthew Kelly and Robert Stewart, all current managing partners of JBG, will also serve as trustees of JBG SMITH.

              The JBG management team is a proven steward of investor capital and has a long track record of creating value for investors through numerous economic cycles. JBG has an over 50-year history in the Washington, DC metropolitan area market. In 1999, JBG created its first discretionary investment fund. As of September 30, 2016, JBG has raised over $3.6 billion of discretionary fund investment capital for nine real estate investment funds, and has invested in over 235 assets on behalf of these JBG Funds. The JBG Funds' investments during the period from 1999 to September 30, 2016 are projected to generate a realized and unrealized aggregate gross leveraged IRR and equity multiple of 23.3% and 2.2x, respectively, while typically employing leverage of approximately 60% of gross asset value. (These gross leveraged IRRs and equity multiples are not necessarily indicative of the future performance of JBG SMITH, any asset in our portfolio or an investment in our common shares. These metrics are based in part on investments that the JBG Funds sold prior to the combination and thus are not part of our portfolio, and do not reflect the gross leveraged IRRs and equity multiples achieved by Vornado's Washington, DC business during the same time period. There is no assurance that our management will be able to replicate the performance achieved by the JBG Funds with respect to these investments, particularly given our use of lower leverage and a longer-term holding period.) Following the closing of the combination, we do not intend to raise any future investment funds, and current funds will be managed and liquidated over time. We expect to continue to earn fees from these funds as they are wound down, as well as from any joint venture arrangements currently in place and any new joint venture arrangements entered into in the future. The JBG management team will continue to own direct equity co-investment and promote interests in the JBG Funds that are not being contributed to JBG SMITH. As the JBG Funds are wound down over time, these economic interests will decrease and be eliminated.

              Our broad transactional skill sets, multi-asset class experience, deep organizational and financial expertise, and a long and successful track record built over 50 years, allow us to uniquely source and execute on a broad array of opportunities. Our management platform is vertically integrated across functions, including investment, development, construction management, finance, asset management, property management and leasing, which allows us to efficiently execute on our business strategy. Our platform is also horizontally integrated across real estate asset classes, focusing primarily on office, multifamily and retail, which affords us the flexibility to respond to changing market conditions by adjusting our business plans to deliver the type of asset that will meet current market demand. As a result, we are able to execute large-scale mixed-use projects without the need to partner with other operators or developers. In addition, we have developed an intimate knowledge of the Washington, DC metropolitan area and a detailed understanding of the key submarkets on a block-by-block basis. We believe that our in-depth market knowledge and extensive network of longstanding relationships with real estate owners, developers, tenants, brokers, lenders, general contractors, municipalities, local community organizations and other market participants provide us with a sustainable competitive advantage.

              We use a disciplined, research-based approach to identify value creating development, redevelopment and acquisition opportunities in existing and new high-growth submarkets.

    Our Balance Sheet

              We will have a well-capitalized balance sheet and access to a broad range of funding sources which we believe will allow us to execute our business plan. As of September 30, 2016, on a pro forma basis, JBG SMITH had approximately $2.0 billion aggregate principal amount of consolidated debt outstanding ($2.0 billion at our share) and our unconsolidated joint ventures had approximately $1.2 billion aggregate principal amount of debt outstanding ($400 million at our share), resulting in a total of approximately $2.4 billion aggregate principal amount of debt outstanding at our share. We will have a well-staggered debt maturity schedule over the next five years, particularly considering our existing as-of-right extension options. We will have significant liquidity upon the completion of the separation and combination with over $             million of cash and a $            revolving credit facility under which we expect to have significant borrowing capacity.

    REIT Status

              We plan to elect to be treated as a REIT in connection with the filing of our federal income tax return for the taxable year that includes the distribution of our common shares by Vornado, and we intend to maintain this status in future periods.

Our Portfolio Summary

              The following tables provide information about our portfolio as of September 30, 2016.

All Assets

	Number of Assets	Rentable Square Feet	Number of Units(1)	Estimated Potential Development Density(2)
Wholly Owned
Operating	48	14,629,472	3,583	—
Under Construction	4	820,598	291	—
Near-Term Development(3)	6	1,550,421	833	—
Future Development(4)	24	—	—	15,552,000

Total Wholly Owned	82	17,000,491	4,707	15,552,000

Joint Ventures (at 100 Percent Share)
Operating	24	6,767,443	2,849	—
Under Construction	—	—	—	—
Near-Term Development(3)	3	597,042	438	—
Future Development(4)	23	—	—	7,909,500

Total Joint Ventures	50	7,364,485	3,287	7,909,500

Total Portfolio	132	24,364,976	7,994	23,461,500

Total Portfolio (at JBG SMITH Share)	132	19,705,865	6,032	18,579,490

(1)
For assets under construction and near-term development assets, represents estimated number of units based on current design plans.

(2)
Includes estimated potential office, multifamily, and retail development density.

(3)
Refers to assets that have subtantially completed the entitlement process and on which we intend to commence construction within the 18 months following September 30, 2016, subject to market conditions.

(4)
Refers to assets that are development opportunities on which we do not intend to commence construction within 18 months of September 30, 2016.

 Operating Assets

	Number of Assets	Rentable Square Feet	Number of Units	Percent Leased(1)	Annualized Rent(2) ($000s)	Annualized Rent Per Square Foot/ Monthly Rent Per Unit(3)
Office	52	14,825,466	—	87.7%	$548,720	$44.15
Multifamily	12	4,322,667	4,867	96.5%	$108,760	$1,950
Multifamily—Recently Delivered(4)	4	1,464,236	1,565	71.5%	33,104	2,452

Multifamily—Total	16	5,786,903	6,432	90.2%	$141,864	$2,039

Other(5)	4	784,546	—	93.6%	$14,677	$30.59

Total/Weighted Average	72	21,396,915	6,432	88.6%	$705,261

Total (at JBG SMITH Share)	72	16,869,271	4,495	87.5%	$568,132

Note: Table shown at 100 percent share except where noted as JBG SMITH share.

(1)
Based on leases signed as of September 30, 2016, and is calculated as (i) for office assets and other assets, total rentable square feet less rentable square feet available for lease divided by total rentable square feet, (ii) for multifamily assets, total units less units available for lease divided by total units, expressed as a percentage, and (iii) for multifamily assets with retail rentable square feet, the weighted average based on rentable square feet of the multifamily lease percentage and the retail lease percentage as described in (i) and (ii).

(2)
Represents (i) for office and other assets, or the retail component of a mixed-use asset, in-place monthly base rent before free rent, plus tenant reimbursements as of September 30, 2016, multiplied by 12, with triple net leases converted to a gross basis by adding estimated tenant reimbursements to monthly base rent, and (ii) for multifamily assets, or the multifamily component of a mixed-use asset, in-place monthly base rent before free rent as of September 30, 2016, multiplied by 12. Annualized rent excludes rent from signed but not yet commenced leases.

(3)
For office assets, represents annualized office rent divided by occupied office square feet. For multifamily assets, represents monthly multifamily rent divided by occupied multifamily units. For other assets, represents annualized rent divided by occupied square feet. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed for space within the asset, but that have not yet commenced.

(4)
Refers to four multifamily assets that have been delivered within the 12 months ended September 30, 2016.

(5)
Segment includes three standalone retail assets and the Crystal City Marriott, a standalone hotel totaling 266,000 square feet and 345 rooms. The Crystal City Marriott is excluded from percent leased, annualized rent, and annualized rent per square foot metrics.

Assets Under Construction

	Number of Assets	Estimated Rentable Square Feet	Estimated Number of Units	Percent Pre-Leased
Under Construction
Office	3	594,052	N/A	64.7%
Multifamily	1	226,546	291	N/A

Total/Weighted Average	4	820,598	291	64.7%

Note: JBG SMITH owns 100 percent of all assets under construction.

 Near-Term and Future Development Assets

	Number of Assets	Estimated Rentable Square Feet	Estimated Number of Units	Estimated Potential Development Density(1)
Near-Term and Future Development Assets
Near-Term Development Assets(2)	9	2,147,463	1,271	—
Future Development Assets(3)	47	—	—	23,461,500

Total	56	2,147,463	1,271	23,461,500

Total (at JBG SMITH Share)	56	2,015,996	1,246	18,579,490

Note: Table shown at 100 percent share except where noted as JBG SMITH share.

(1)
Includes estimated potential office, multifamily and retail development density.

(2)
Refers to assets that have substantially completed the entitlement process and on which we intend to commence construction within the 18 months following September 30, 2016, subject to market conditions.

(3)
Refers to assets that are development opportunities on which we do not intend to commence construction within 18 months of September 30, 2016.

Industry Overview and Market Opportunity

              Washington, DC is one of the world's premier gateway markets, an international hub of economic activity, and the capital of the United States. The Washington, DC metropolitan area is home to an affluent and well-educated population, featuring the highest median household income and educational attainment of any Major Metropolitan Area (as defined below) in the United States. Regional growth in both traditional and "new" economies has contributed to positive net migration into the Washington, DC metropolitan area since 2009. The region's strong growth attributes are supported by its younger residents, with a higher percentage of the population between the ages of 20 and 29 than any other Major Metropolitan Area in the nation. In addition, the Washington, DC metropolitan area is served by the second-largest rapid transit system in the United States, and the region is routinely ranked as one of the most walkable metropolitan areas in the nation.

              Over the past 25 years, the Washington, DC metropolitan area real estate market has outperformed other Major Metropolitan Areas and gateway markets. During this period, the region's market cycle has generally trended independently of other markets, exhibiting meaningful stability compared to other Major Metropolitan Areas. Recently, relative to other Major Metropolitan Areas, the region was uniquely impacted by the headwinds imposed by sequestration and federal budget challenges. After a more recent return to stability and historical job growth levels, the Washington, DC metropolitan area is now outpacing economic and employment growth nationally and, as a result, JLL believes the real estate markets over the next 24 to 36 months are positioned for significant occupancy and rent growth, with the Washington, DC metropolitan area real estate market at a much earlier point in its recovery compared to other Major Metropolitan Areas.

              The Washington, DC metropolitan area is forecast to surpass national and major peer markets in terms of both economic and office real estate growth over the next 36 months. Peer markets are defined in this section of the information statement as the "Major Metropolitan Areas" within the United States, which are the metro areas of Atlanta, Boston, Chicago, Dallas, Houston, Los Angeles, Miami, New York, Philadelphia, Phoenix, San Francisco and Seattle. While certain of these markets, such as Houston, have already peaked, and other peer markets, such as Seattle and San Francisco, move closer to record highs, the Washington, DC metropolitan area office recovery is, we believe, in its early stages. Based on this renewed private sector demand, political alignment which historically drives above-average growth and a supply-constrained environment, the Washington, DC metropolitan area is expected to have several years of economic and real estate advancement ahead. With the regional economy and office market coming off the bottom, the region's real estate industry is uniquely positioned to experience a stronger recovery over the next 24 to 36 months compared to peer markets.

              We own assets in what we believe are the most attractive submarkets within the Washington, DC metropolitan area. Our portfolio is strategically concentrated, with over 98% of our operating assets, based on rentable square feet as of September 30, 2016, being Metro-served. As of September 30, 2016, all of our assets under construction and our near-term development assets were Metro-served. According to JLL, over the past five years as of September 30, 2016, nearly 80% of office leasing activity in the Washington, DC metropolitan area (transactions larger than 20,000 square feet) has been within 0.75 miles of an existing or planned Metro station, although only 65% of the overall market is Metro-served, demonstrating that Metro accessibility remains a critical factor in site selection and is a key driver of employee recruitment and retention. Resulting rent premiums in Metro-served submarkets average in excess of 60% for both office and multifamily property types.

Our Competitive Strengths

              We believe that our extensive real estate operating and investment platform and our high-quality, urban-infill, Metro-served portfolio provide us with certain competitive advantages outlined below. We believe these competitive advantages will allow us to deliver significant income growth through in-place embedded contractual revenue growth, lease-up of our operating assets, delivery and lease-up of our assets under construction and near-term and future development and acquisition opportunities.

              Market-Leading, Largest Publicly Traded Real Estate Company Focused on the Washington, DC Metropolitan Area. JBG SMITH represents the combination of Vornado / Charles E. Smith and The JBG Companies, two of the largest, most noteworthy, best-in-class Washington, DC focused real estate franchises, each with an over 50-year history of operations in the Washington, DC metropolitan area. We have assembled the largest portfolio, by rentable square feet, of high-quality commercial real estate assets in the Washington, DC metropolitan area of any publicly traded real estate company. Our portfolio is comprised primarily of office and multifamily assets, many of which are amenitized with a complementary retail component. We operate a platform that is both vertically integrated across functions, including investment, development, construction management, finance, asset management, property management and leasing, and horizontally integrated across real estate asset classes, focusing primarily on office, multifamily and retail. Our integrated structure, as well as the size and scope of our platform, enables us to identify value-creation opportunities and realize significant operating efficiencies. Our organization is comprised of over 1,100 employees, including over 400 corporate employees in investment, development, construction management, finance, asset management, property management, leasing and other supporting functions. Through our complementary in-house disciplines, we seek to enhance asset values through proactive asset and property management.

              High-Quality Assets in Most Attractive Submarkets.    Our portfolio of high-quality operating assets is primarily located within what we believe are the most attractive Metro-served, urban-infill submarkets of the Washington, DC metropolitan area, one of the highest barrier-to-entry markets in the United States. Our general strategy is to invest in assets that we anticipate, by virtue of location, physical quality, amenities or other specific features, will possess a sustainable ability to outperform the market, maintain high occupancy levels through all market cycles, attract high-quality tenants and appeal to a broad range of buyers if offered for sale.

  •
  High-Quality Assets.  Our portfolio is comprised of high-quality office and multifamily assets, many of which have been recently constructed or renovated and are amenitized with ancillary retail. Our operating portfolio was approximately 89% leased across all of our asset classes as of September 30, 2016. We believe this provides built-in growth potential as we lease up to a stabilized occupancy level. Moreover, we believe that we have a strong, creditworthy tenant base, with agencies and departments of the U.S. federal government representing approximately 24.2% of our share of annualized rent from our office and retail leases as of September 30, 2016. No other tenant accounted for more than 3.2% of our share of annualized rent from our office and retail leases as of September 30, 2016. The majority of our non-GSA office and retail leases contain contractual rent escalators. In addition, we benefit from high-quality long-term leases, with a weighted average lease term (including leases signed but not yet commenced) of 6.1 years as of September 30, 2016.

  •
  Most Attractive Submarkets.  We have invested in what we believe are the most attractive submarkets within the Washington, DC metropolitan area. These submarkets are in high barrier locations, are Metro-served, have a high degree of walkability and feature strong clusters of nearby amenities. Based on our share of rentable square feet as of September 30, 2016, over 98% of our assets are Metro-served. This concentration of assets positions us well to capitalize on improving real estate market fundamentals, with nearly 80% of Washington, DC metropolitan area office leasing activity for the five year period ended September 30, 2016 within 0.75 miles of an existing or planned Metro station, according to JLL, while only 65% of the overall market is Metro-served. Moreover, the submarkets in which we operate (excluding Crystal City/Pentagon City) have historically outperformed other Washington, DC metropolitan area submarkets (see the charts below). While Crystal City/Pentagon City's metrics were not as compelling over the same time period (largely due to BRAC (Base Realignment and Closure) and sequestration), we believe that this submarket is positioned for recovery because it shares many of the characteristics of other outperforming JBG SMITH submarkets such as an urban street grid, proximity to major demand drivers, and access to all forms of transportation. We believe that once we have been able to apply our Placemaking strategy, Crystal City/Pentagon City will perform in line with our other submarkets.

In both office and multifamily market metrics, JBG SMITH's submarkets (excluding Crystal City/Pentagon City) have outperformed non-JBG SMITH submarkets.

In the office sector, as of September 30, 2016, JBG SMITH's submarkets (excluding Crystal City/Pentagon City):

•
posted current asking rents above the market average, with Crystal City/Pentagon City also posting a premium to market;

•
had seen rent growth over the preceding 10 years far in excess of non-JBG SMITH submarkets, while Crystal City/Pentagon City also modestly outperformed; and

•
showed significantly lower historical vacancy rates over the preceding 10 years than the broader market.

Office asking rents relative to market average	10-year office asking rent growth comparison

Source: JLL Research	Source: JLL Research

10-year office average vacancy comparison

Source: JLL Research

              In the multifamily sector, as of September 30, 2016, JBG SMITH's submarkets (excluding Crystal City/Pentagon City):

  •
  posted asking rents that commanded a significant premium to the market average compared to a discount in non-JBG SMITH submarkets;

  •
  had seen rent growth over the preceding 10 years on par with Crystal/Pentagon City and above the non-JBG SMITH submarkets, even with inventory growth far above that seen in non-JBG SMITH submarkets or in Crystal City/Pentagon City;

  •
  absorbed new units over the preceding 10 years at a far greater rate than the non-JBG SMITH submarkets. Despite a slower pace of absorption over the 10 year time period, the Crystal City/Pentagon City market has seen a recent uptick in absorption through September 30, 2016 posting more units absorbed as a percentage of inventory than JBG SMITH or non-JBG SMITH submarkets; and

  •
  saw outsized inventory growth that helped to drive strong absorption performance (see page 205).

Multifamily asking rents relative to market average	10-year multifamily asking rent growth comparison

Source: JLL Research	Source: JLL Research

10-year multifamily net absorption comparison

Source: JLL Research

              Concentrated Submarket Ownership.    Our assets are located primarily within attractive submarkets in the District of Columbia and in the most desirable, infill, Metro-served submarkets outside of Washington, DC. These include the Rosslyn-Ballston Corridor, Crystal City, Pentagon City and Reston in Virginia. In Maryland, the majority of our assets are concentrated in Bethesda, Silver Spring and the Rockville Pike Corridor. Through concentrating our investments in these key submarkets, we believe we achieve improved asset performance across all of our assets within a submarket as we apply our development, redevelopment and Placemaking skills that help enhance the overall attractiveness of the market to tenants and investors. In addition, this concentrated ownership allows us to create value in our operating and development portfolio by recognizing synergies in operating expenses in our portfolio, managing submarket supply through our near-term and future development pipelines, and fostering strong relationships with local jurisdictions that are key to navigating the entitlement process. Finally, our concentrated ownership provides us with greater access to new acquisition and development opportunities and the ability to unlock value not available to competitors lacking the same submarket scale.

              Strong Management Team with Extensive Market Expertise and Interests Aligned with Shareholders.    We will be self-managed and led by JBG's executive management team, and will combine the best talent from each of Vornado / Charles E. Smith and JBG, providing us with one of the most seasoned and experienced management teams in the Washington, DC market. Our multi-generational leadership team has over 50 years of single-market focus in the Washington, DC metropolitan area. Our team has an intimate knowledge of the Washington, DC area real estate market and deep local relationships.

              Executive management of JBG SMITH will include W. Matthew Kelly (Chief Executive Officer), Robert Stewart (Executive Vice Chairman), David Paul (President and Chief Operating Officer), James Iker (Chief Investment Officer), Brian Coulter (Co-Chief Development Officer), and Kai Reynolds (Co-Chief Development Officer), who are all current managing partners or partners of JBG and have an average tenure of 18 years. These executives manage the JBG business today and have a longstanding track record in the Washington, DC market, in which JBG is considered the leading local sharpshooter. The senior management team of JBG SMITH will also benefit from the experience and expertise of Patrick J. Tyrrell (Chief Administrative Officer) who is currently Vornado's Chief Operating Officer of its Washington, DC division. Our commercial leasing team will be led by David Ritchey (Executive Vice President) and will be supported by Jim Creedon, a 25-year veteran with Vornado / Charles E. Smith, and a team of 14 professionals from both JBG and Vornado / Charles E. Smith. Our board of trustees will consist of a majority of independent trustees. Steven Roth, Vornado's Chairman and CEO, will be Chairman of the board of trustees of JBG SMITH and Mitchell Schear, Vornado's President of the Washington, DC division, will also serve as a trustee of JBG SMITH. Michael Glosserman, W. Matthew Kelly and Robert Stewart, all current managing partners of JBG, will also serve as trustees of JBG SMITH.

              JBG SMITH's leadership will be meaningfully aligned with the interests of shareholders, with the focus on maximizing the value of JBG SMITH common shares. Our management team (excluding Michael Glosserman, who will be a member of our board of trustees) is expected to own approximately 5% of the economic interests in JBG SMITH, which represents the majority of their collective net worth, and our management team and board of trustees are expected to beneficially own or represent approximately 13% of the economic interests in JBG SMITH. The common limited partnership units that the JBG management team will receive in connection with the contribution of the JBG third-party asset management and real estate services business will be subject to certain vesting and transfer restrictions, with 50% vesting upon the closing of the combination and the other 50% vesting in equal monthly installments beginning on the first day of the 31st month after the combination and ending on the first day of the 60th month after the combination as long as the individual remains employed by JBG SMITH. Our management team will also be restricted from redeeming 50% of these units for

JBG SMITH common shares for three years, and from redeeming the other 50% of these units for JBG SMITH common shares for five years, following the closing of the combination, further aligning their interests with those of our shareholders, except that up to 10% of an individual's total units may be sold, pledged or redeemed for JBG SMITH common shares during this period (subject to the transfer and redemption restrictions imposed on the units generally by the limited partnership agreement of JBG SMITH LP, which we refer to as the Partnership Agreement). See "The Separation and the Combination—The Combination—The MTA—Consideration" for more information about the vesting and transfer restrictions applicable to this portion of our management team's equity interests. See "The Separation and the Combination—The Combination—Combination Transactions" for information about the interests that certain principals of the JBG Parties who will become our executive officers will retain in certain JBG Funds following the combination.

              Superior Capital Allocation Skills.    We have a proven track record of managing our risk, cost of capital and capital sources by utilizing various capital allocation strategies across investment opportunities and market cycles. We believe that we have the ability and expertise to use not only our own balance sheet but also to deploy capital from strategic third-party investors through joint ventures. While we intend to use our own balance sheet as our primary source of capital, we may continue to partner with such third parties in order to selectively develop mixed-use projects or access other opportunities. We have longstanding relationships and a long track record of success with many third-party capital partners. We intend to selectively partner with such third parties in order to recognize value and recycle capital from stabilized assets into higher growth opportunities. In addition to multiple sources of equity capital, we have a variety of relationships with providers of debt capital that we intend to continue to utilize. We also use various capital allocation strategies to manage risks associated with our development activities. For example, we often use capital to option, rather than purchase, raw land positions until the property has received appropriate entitlements, allowing us to pre-lease these development projects prior to or soon after closing on the land. See "Business and Properties—Case Studies" beginning on page 150.

              The JBG management team is a proven steward of investor capital and has a long track record of creating value for investors through numerous economic cycles. In 1999, JBG created its first discretionary investment fund. As of September 30, 2016, JBG has raised over $3.6 billion of discretionary fund investment capital for nine real estate investment funds, and has invested in over 235 assets on behalf of these JBG Funds. The JBG Funds' investments during the period from 1999 to September 30, 2016 are projected to generate a realized and unrealized aggregate gross leveraged IRR and equity multiple of 23.3% and 2.2x, respectively, while typically employing leverage of approximately 60% of gross asset value. (These gross leveraged IRRs and equity multiples are not necessarily indicative of the future performance of JBG SMITH, any asset in our portfolio or an investment in our common shares. These metrics are based in part on investments that the JBG Funds sold prior to the combination and thus are not part of our portfolio, and do not reflect the gross leveraged IRRs and equity multiples achieved by Vornado's Washington, DC business during the same time period. There is no assurance that our management will be able to replicate the performance achieved by the JBG Funds with respect to these investments, particularly given our use of lower leverage and a longer-term holding period.)

              Proven Platform for Value Creation with Investment, Development and Leasing Expertise.    The JBG management team, which will lead JBG SMITH following the combination, has an extensive track record of investing in, developing and repositioning assets since the first JBG Fund made its first investment in 2000, spanning multiple market cycles, shifting dynamics and a variety of asset classes:

  •
  Invested in more than 235 assets representing approximately $13.0 billion in gross asset value, including over 19.0 million square feet of office, 14,250 multifamily units, over 4.0 million square feet of retail, 5,700 hotel rooms, 3,000 for-sale multifamily units and townhomes and 25.0 million square feet of estimated potential future development density.

  •
  Sold more than 100 assets for over $7.0 billion in gross asset value, including over 10.0 million square feet of office, 6,000 multifamily units, 2.0 million square feet of retail, 1,900 hotel rooms, 2,000 for sale multifamily units and townhomes, and 1.5 million square feet of estimated potential future development density.

  •
  Completed more than 75 development projects with an associated cost of over $5.0 billion, consisting of over 9.5 million square feet of office, 6,300 multifamily units, 1.0 million square feet of retail, 2,100 hotel rooms and 2,000 for sale multifamily units and townhomes.

  •
  Redeveloped or repositioned more than 40 assets including over 4.0 million square feet of office, 1,600 multifamily units, 232,000 square feet of retail and 3,900 hotel rooms.

              The JBG SMITH management team has a long history of opportunistic acquisitions and development as market cycles dictate. JBG SMITH has in-house mixed-use expertise and the retail leasing team to support it. Our dedicated mixed-use operating and development teams have a deep bench of product experts, and our in-house multidisciplinary expertise provides a competitive advantage in executing large-scale, mixed-use projects. In addition, our experience owning, operating and managing a range of asset classes gives us a unique capability to identify redevelopment and adaptive reuse opportunities where we can create value.

              In addition, JBG SMITH combines the leasing teams of the JBG management platform and Vornado / Charles E. Smith, which, collectively, over the three years ended September 30, 2016, averaged an annual leasing volume of approximately 3.0 million square feet of office space, 10,400 multifamily leases and approximately 823,000 square feet of retail space across our owned and third-party managed portfolios.

              Our senior management and our 16-person commercial leasing team has deep and longstanding relationships with key office tenants and broker representatives, which allows us to effectively lease-up vacant space, secure renewals of existing leases and identify tenants to pre-lease our development pipeline. We focus on establishing strong relationships with our tenants in order to understand their long-term business needs, which we believe enhances our ability to retain and expand quality tenants, facilitates our leasing efforts and maximizes cash flow from our assets. For example, our long-standing relationship with Corporate Executive Board as their previous landlord helped us to secure them as an anchor tenant for our 537,000 square foot office tower now under construction in Rosslyn. Our research team tracks each major tenant lease expiration in the market in order to anticipate upcoming and future leasing opportunities. We have secured major leases with multiple GSA tenants over the past decade as a result of our deep understanding of the GSA lease process and our expertise in meeting the unique requirements of government tenants.

              Our senior management and our multifamily leasing and unit-pricing teams have strong visibility into pricing and leasing-pace dynamics in the markets in which we operate. This allows us to price, on a unit by unit basis, each of our multifamily assets in order to maximize revenue, lease up pace, and renewal conversion rate. Our visibility into market dynamics allows us to incorporate into our multifamily developments the key amenities and unit design features most sought after by tenants.

              In addition, our retail leasing team has strong and deep retailer relationships with key anchor tenants that enhance our Placemaking activities, including Whole Foods Market, Starbucks, Harris Teeter, Trader Joe's, and multiple other local, regional and national tenants such as Warby Parker, Kit and Ace and Bonobos. The significant size and attractive locations presented by our retail and development portfolio allow us to maintain and cultivate active relationships with major retailers by offering access to multiple locations that fit their needs, including the highly attractive but difficult to access emerging growth markets.

              Significant Development Pipeline to Drive Growth.    We believe that we control one of the largest development pipelines of any REIT generally and in the Washington, DC metropolitan area specifically and the largest pipeline of Metro-served sites based on potential development density. We believe our near-term and future development pipelines position us for significant future growth. We own nine near-term development assets with an aggregate of over 2.1 million square feet (2.0 million square feet at our share). In addition, we own or control 47 future development assets with an estimated potential development density of approximately 23.5 million square feet (18.6 million square feet at our share). Similar to our operating assets and assets under construction, our near-term development and future development assets are located in what we believe are the most attractive submarkets and will have a meaningful multifamily focus, which we believe will result over time in our portfolio becoming more balanced between office and multifamily. We believe our large and well-located future development pipeline provides us an advantage over other market participants who do not already own development sites within these desirable submarkets and allows JBG SMITH to be well positioned for future growth.

              Ability to Create Value through Placemaking.    One of our approaches to maximizing the value of our assets includes utilizing a series of complementary disciplines through a process that we call "Placemaking." Placemaking involves strategically mixing high-quality multifamily and commercial buildings with anchor, specialty and neighborhood retail in a high-density, thoughtfully planned and designed public space. This approach is facilitated by our extensive proprietary research platform and deep understanding of submarket dynamics.

              Through this process, we are able to drive synergies across varied uses and create unique, amenity-rich, walkable neighborhoods that are desirable and create significant tenant and investor demand. As part of this process, we build high-quality, distinctive and unique assets that allow the user experience to extend beyond street level into the building itself. As a result, we believe this approach leads to stronger office, multifamily and retail demand, leading to higher rents, stronger leasing velocity and, ultimately, greater asset values. We believe that our approach has helped mitigate the impact of new competitive supply on our projects and has allowed us to scale our success across neighborhoods.

              We plan to use this Placemaking process, among other initiatives, in Crystal City in order to create value over time. Given Crystal City's attractive attributes of its urban-infill location with close proximity to downtown Washington, DC, its access to Metro and other key transportation infrastructure and strong surrounding demographics, we see an opportunity to position Crystal City as a vibrant, amenity-rich destination that can offer a range of uses that will drive office, multifamily and retail demand over time. Moreover, given the critical mass we control in Crystal City, we believe the benefits of our Placemaking can have a significant impact on the submarket and the value of our assets.

              We have successfully developed a number of differentiated projects that achieved top-of-market rental rates and sales prices, while also attracting a diverse group of sought-after retailers as tenants. We believe our Placemaking efforts can benefit entire neighborhoods, creating value across a broad base of assets and accelerating the transformation of submarkets into desirable environments for tenants and residents. See "Business and Properties—Case Studies" beginning on page 150.

              Extensive Market Knowledge and Longstanding Relationships Drive Significant, Unique Deal Flow.    With over 50 years of experience in the Washington, DC metropolitan area, our team possesses a deep and detailed understanding of the market and the growth dynamics of the region. Since 2000, JBG has developed or acquired over 19.0 million square feet of office, 14,250 multifamily units, over 4.0 million square feet of retail, 5,700 hotel rooms, 3,000 for-sale multifamily units and townhomes and 25.0 million square feet of estimated potential future development density in the region, representing approximately $13.0 billion in gross asset value, illustrating the expertise that we believe serves as a competitive advantage. The legacy of Vornado / Charles E. Smith is also significant based on its scale, financial strength and development track record, having developed over time almost the entire contributed portfolio of Vornado / Charles E. Smith assets. Our in-depth market knowledge and extensive network of longstanding relationships with a broad range of real estate owners, developers, brokers, lenders, general contractors, municipalities, local community organizations and other market participants has consistently provided us with access to an ongoing pipeline of attractive investment opportunities in our core submarkets that may not be available to our competitors. We believe that our reputation for performance and execution also provides us with a competitive advantage over other market participants. See "Business and Properties—Case Studies" beginning on page 150.

              Disciplined, Research-Based Approach.    We augment our deep and seasoned understanding of the Washington, DC market with a dedicated in-house research function focused on ensuring that our investment decisions are based on current and forecasted market fundamentals and trends in an effort to identify opportunities and mitigate risks. We regularly track changes in the market supply pipeline, construction costs, net absorption, vacancy rates, and rental rate growth in addition to demographic trends, job and population growth patterns, and other leading indicators to determine shifting trends in demand. We synthesize that data to identify value creating development, redevelopment and acquisition opportunities in existing and new high-growth submarkets. For example, the design, amenity packages, target unit mix, and other features of our multifamily development projects are influenced by a detailed research process. This includes surveys of existing and proposed competitive projects, tenant focus groups, and analysis of trends in tenant preference, both locally and in other urban markets nationally and internationally, to identify unmet or underserved segments of demand and maximize rent generating potential. Retail and office developments benefit from similar tailored analyses. Before commencing any new development, we evaluate the supply and demand landscape and other market fundamentals to determine whether proceeding or pausing is the right course of action.

              Well-Capitalized Balance Sheet to Support Growth.    We will have a well-capitalized balance sheet and access to a broad range of funding sources which we believe will allow us to execute our business plan. As of September 30, 2016, on a pro forma basis, JBG SMITH had approximately $2.0 billion aggregate principal amount of consolidated debt outstanding ($2.0 billion at our share) and our unconsolidated joint ventures had approximately $1.2 billion aggregate principal amount of debt outstanding ($400 million at our share), resulting in a total of approximately $2.4 billion aggregate principal amount of debt outstanding at our share. We will have a well-staggered debt maturity schedule over the next five years, particularly considering our existing as-of-right extension options. We will have significant liquidity upon the completion of the separation and combination with over $             million of cash and a $            revolving credit facility under which we expect to have significant borrowing capacity.

              Successful Third-Party Asset Management and Real Estate Services Business.    Since 1999, JBG has served as the general partner and managing member of nine real estate investment funds for institutional investors and high net worth individuals with over $3.6 billion of discretionary fund investment capital and has invested in more than 235 assets on behalf of the JBG Funds. The JBG third-party asset management and real estate services platform provides fee-based real estate services to the JBG Funds and other JBG-affiliated entities as well as joint venture partners and third-party clients. Although a significant portion of the assets and interests in assets owned by certain of the JBG Funds were contributed in the combination, the JBG Funds retained certain assets that are not consistent with our long-term business strategy, which can generally be categorized as (i) condominium and townhome assets, (ii) hotels, (iii) assets likely to be sold in the near term, whether because they are under contract for sale, being marketed for sale or likely to be marketed for sale in the near term, (iv) assets located in markets that will not be core markets for JBG SMITH going forward or that are non-Metro-served, (v) noncontrolling joint venture interests and (vi) single-tenant leased General Services Administration assets that are encumbered with long-term, hyper-amortizing bond financing that is not consistent with the financing strategy of JBG SMITH. With respect to these funds and for most assets that we hold through joint ventures, we will continue to provide the same asset management, property management, construction management, leasing and other services that we provided prior to the combination. Following the closing of the combination, we do not intend to raise any future investment funds, and current funds will be managed and liquidated over time. We expect to continue to earn fees from these funds as they are wound down, as well as from any joint venture arrangements currently in place and any new joint venture arrangements entered into in the future. The JBG management team will continue to own direct equity co-investment and promote interests in the JBG Funds that are not being contributed to JBG SMITH. As the JBG Funds are wound down over time, these economic interests will decrease and be eliminated.

              In addition, Vornado contributed its third-party asset management and real estate services business which we believe is complementary to JBG's. JBG SMITH would have earned approximately $71.1 million and $96.8 million in combined pro forma revenue from such fees ($59.6 million and $83.7 million at our share) for the nine months ended September 30, 2016 and the year ended December 31, 2015, respectively.

              We expect that the fees we continue to earn in connection with providing such services will enhance our overall returns, provide additional scale and efficiency in our operating, development and acquisition businesses and generate capital which we can use to absorb overhead and other administrative costs of the platform. This scale provides competitive advantages, including market knowledge, buying power and operating efficiencies across all product types. Over the next 12 months, we anticipate allocating approximately $         million of our total overhead to the third-party asset management and real estate services business. We also believe that our existing relationships arising out of our third-party asset management and real estate services business will continue to provide potential capital and new investment opportunities. See "—Our Third-Party Asset Management and Real Estate Services Business."

Business and Growth Strategies

              Our primary business objectives are to maximize cash flow and generate strong risk-adjusted returns for our shareholders. We intend to pursue these objectives through the following business and growth strategies:

              Focus on High-Quality Mixed-Use Assets in Metro-Served Submarkets in the Washington, DC Metropolitan Area.    We intend to continue our longstanding strategy of owning and operating assets within urban-infill, Metro-served submarkets in the Washington, DC metropolitan area with high barriers to entry and key urban amenities, including being within walking distance of the Metro. These submarkets, which include the District of Columbia; Crystal City and Pentagon City, the Rosslyn-Ballston Corridor, Reston and Alexandria in Virginia; and Bethesda, Silver Spring and Rockville in Maryland, generally feature compelling economic and demographic attributes, as well as a premier transportation infrastructure that caters to the preferences of our office, multifamily and retail tenants. We believe these positive attributes will allow our assets located in these submarkets to outperform the Washington, DC metropolitan area as a whole.

              Realize Contractual Embedded Growth.    We believe there are substantial near-term growth opportunities embedded in our existing operating portfolio, many of which are contractual in nature, including the burn-off of free rent, contractual rent escalators in our non-GSA office and retail leases based on increases in CPI or a fixed percentage, and signed but not yet commenced leases. For the three months ended September 30, 2016, we granted free rent totaling over $20.4 million ($14.1 million at our share). As of September 30, 2016, we had 40 signed but not yet commenced leases totaling over $37.8 million ($33.7 million at our share) of annualized rent, 34 of which are estimated to commence by September 30, 2017 totaling over $12.4 million of annualized rent ($9.6 million at our share of annualized rent).

              Drive Incremental Growth Through Lease-up of Our Assets.    We believe that we are well-positioned to achieve significant additional internal growth through lease-up of our current vacant space and our recently developed assets, given our leasing capabilities and the current strong tenant demand for high-quality space in our submarkets. For example, as of September 30, 2016 we had 12 operating office assets, totaling over 3.3 million square feet, which were on average 72.2% leased resulting in over 917,000 square feet available for lease. We also had four multifamily assets that were delivered during the preceding 12 months, totaling 1,565 units, which were on average 71.5% leased, resulting in 446 multifamily units available for lease.

              We have accomplished significant leasing across our owned and third-party managed portfolios for the three years ended September 30, 2016, averaging an annual leasing volume of approximately 3.0 million square feet of office space, 10,400 multifamily leases and approximately 823,000 square feet of retail space. Based on current market demand in our submarkets and the efforts of our dedicated in-house leasing teams, we expect to significantly increase our occupancy and revenue across our portfolio generally, and in our lease-up assets in particular. See "Business and Properties—Case Studies" beginning on page 150.

              Deliver Our Assets Under Construction.    As of September 30, 2016, we owned 100% of four high-quality assets under construction with an estimated remaining cost to complete of $277 million, all of which has been fully financed. Our assets under construction consist of over 594,000 square feet of office space and 291 multifamily units, all of which are Metro-served. All of these projects are scheduled to be completed in the next 24 months. We believe these projects provide significant potential for value creation. As of September 30, 2016, over 384,000 square feet, or 64.7%, of our office assets under construction were pre-leased. See "Business and Properties—Case Studies" beginning on page 150.

              Develop Our Significant Near-Term and Future Development Pipelines.    We have significant pipelines of concentrated opportunities for value creation through ground-up development, with the goal of producing favorable risk-adjusted returns on our capital. We expect to be active in developing these opportunities while maintaining prudent leverage levels in order to create value for JBG SMITH.

  •
  Robust Near-Term Development Pipeline.  In addition to the contribution anticipated from our assets under construction, as of September 30, 2016, we had a pipeline of nine high-quality near-term development assets that we expect to provide substantial growth for our portfolio. The near-term development pipeline has a meaningful multifamily focus, with five of the nine assets in the pipeline being multifamily assets. Our near-term development pipeline is comprised of over 1.1 million square feet of office space and 1,271 multifamily units (over 1.0 million square feet and 1,246 units at our share), all of which is Metro-served. The majority of these projects have substantially completed the entitlement process and are in a position to commence construction. In general, given current market expectations, we estimate that we will commence construction on near-term multifamily assets within the 18 months following September 30, 2016, while commencement of construction on near-term office assets will more likely depend on either pre-leasing or attractive submarket supply and demand dynamics. We believe these projects provide significant potential for value creation.

  •
  Future Development Pipeline.  We also have a future development pipeline consisting of 47 assets. We estimate our future development pipeline can support approximately 23.5 million square feet of estimated potential development density (18.6 million square feet at our share), with over 98% of this potential development density being Metro-served based on our share of estimated potential development density, which will continue to support incremental development activity well into the future. We are actively advancing our design plans and, where not already obtained, vesting entitlements on our future development pipeline, which we believe affords us substantial optionality and value creation potential. Our future development assets are concentrated in what we believe are the most attractive submarkets and will have a meaningful multifamily focus, which we believe will result over time in our portfolio becoming more balanced between office and multifamily.

              Redevelop and Reposition Our Assets.    We intend to seek to increase occupancy and rents, improve tenant quality and enhance cash flow and value by completing the redevelopment and repositioning of a number of our assets, including the use of our Placemaking process. This approach is facilitated by our extensive proprietary research platform and deep understanding of submarket dynamics. The JBG SMITH management team believes there will be significant opportunities to apply our Placemaking process across the portfolio.

              In particular, we plan to use this Placemaking process, among other initiatives, in Crystal City in order to create value over time. Crystal City's attractive attributes of its urban-infill location with close proximity to downtown Washington, DC, its access to Metro and other key transportation infrastructure and strong surrounding demographics serve as an incredible foundation upon which to build the mix of uses and amenities that today's tenants demand. We believe that the application of our Placemaking approach will allow us to increase Crystal City's attractiveness to potential tenants and create significant value for our shareholders. In addition to Crystal City, we also believe our Placemaking process will benefit other submarkets, including the District of Columbia, Rosslyn and Bethesda.

              We evaluate our portfolio on an ongoing basis to identify value-creating redevelopment and renovation opportunities, including the addition of amenities, unit renovations and building and landscaping enhancements.

              See "Business and Properties—Case Studies" beginning on page 150.

              Pursue Attractive Acquisition Opportunities.    Since 2000, JBG has invested in more than 235 assets representing approximately $13.0 billion in gross asset value, including over 19.0 million square feet of office, 14,250 multifamily units, over 4.0 million square feet of retail, 5,700 hotel rooms, 3,000 for-sale multifamily units and townhomes and 25.0 million square feet of estimated potential future development density. Due to JBG's high volume of market activity, we are well known in the brokerage community and have deep relationships with the most active brokers and sellers in the Washington, DC market. In addition, we have developed a reputation for fair dealing, performance and creative deal-making, which makes us a preferred counterparty among market participants. We believe that our longstanding market relationships, reputation and expertise will continue to provide us with access to a pipeline of deals that are often compelling, off-market opportunities. We will continue to pursue acquisition opportunities with a disciplined approach and will place an emphasis on well-located, public transit-oriented assets in improving neighborhoods that have strong prospects for growth and where we believe that we can increase value through increasing occupancy and rental rates, re-marketing tenant space, enhancing public spaces, employing Placemaking strategies and improving building management. See "Business and Properties—Case Studies" beginning on page 150.

The Separation

    Background

              Since 2013, the management and board of trustees of Vornado have been considering the merits of alternative strategies involving Vornado's Washington, DC metropolitan area business, including a potential tax-free spin-off into an independent publicly traded company. Ultimately, management and the board of trustees decided that the Washington, DC business and Vornado's New York City-focused office and high street retail business would perform better and be better positioned to grow, and would receive a better combined valuation in the marketplace, if they were separated, which would allow for the delivery of enhanced value to Vornado shareholders.

              In August, 2013, Vornado management began discussions with the management of the JBG Parties regarding a potential combination of Vornado's Washington, DC metropolitan area business with The JBG Companies and certain Washington, DC assets owned by the JBG Parties. Over the course of the following year and a half, Vornado and the JBG Parties conducted due diligence on each other (including with respect to their respective real estate portfolios) and negotiated a non-binding term sheet with respect to the potential combination.

              In April 2014, while discussions with the JBG Parties continued, Vornado announced that, consistent with Vornado's plan to become a highly focused, office and high street retail REIT, its board of trustees had approved a plan to spin off Vornado's shopping center business into Urban Edge Properties, a new publicly traded REIT. Over the course of 2014, Vornado management worked with its financial and legal advisors to effectuate the separation of Urban Edge Properties from Vornado's other businesses.

              In January of 2015, the negotiations between Vornado and the JBG Parties concluded without the execution of the term sheet or any definitive agreement with respect to the potential combination. On January 15, 2015, Vornado completed the spin-off of Urban Edge Properties from Vornado's other businesses.

              In late 2015, Vornado's management and board of trustees again began to review strategic alternatives with respect to Vornado's Washington, DC business, including the possibility of a tax-free spin-off. In June 2016, Vornado's management, in consultation with its financial advisors, determined that a tax-free spin-off of the Washington, DC business was in the best interests of Vornado and would be the best way to deliver value to shareholders, and directed Vornado's legal and financial advisors to begin preparations for implementing the transaction.

              On August 22, 2016, Steven Roth and Michael Franco of Vornado resumed discussions with W. Matthew Kelly and Michael Glosserman of JBG regarding the possible combination of Vornado's Washington, DC business with that of JBG. Discussions continued over the course of the following week, and the parties exchanged drafts of a non-binding term sheet with respect to the potential combination shortly thereafter.

              During the month of September 2016, Vornado and JBG performed in-depth valuation analyses of each other's businesses, continued to negotiate the terms of the potential separation and combination, and exchanged several drafts of the non-binding term sheet. Members of the respective management of Vornado and JBG, and their respective legal and financial advisors, participated in frequent calls and meetings regarding the principal terms of the transaction. On September 30, 2016, Vornado and JBG agreed with respect to such principal terms and directed their respective legal and financial advisors to draft the agreements necessary to memorialize the agreed terms and to conduct due diligence review of the assets to be included in the separation and combination.

              On October 6, 2016, the Vornado board of trustees met to discuss the potential transaction. At the meeting, the board of trustees indicated its support for management continuing negotiations, subject to the board of trustees' final approval of the definitive agreements prior to their execution. Over the course of October, 2016, Vornado and JBG exchanged and negotiated drafts of the transaction agreements setting forth the terms of the separation and the combination, and continued to perform due diligence on the assets to be included in the transaction. Vornado and JBG continued to negotiate with respect to the relative equity values of the assets to be contributed by each of them and the consideration to be received in exchange therefor.

              On October 31, 2016, the Vornado board of trustees met and approved the proposed transaction and the MTA. On October 31, 2016, Vornado announced that Vornado and VRLP had entered into the MTA with the JBG Parties, JBG SMITH and JBG SMITH LP, pursuant to which Vornado intends to separate the Vornado Included Assets from Vornado's other businesses and combine them with the JBG Included Assets. JBG SMITH will include Vornado's entire Washington, DC segment.

    Structure and Formation of JBG SMITH

              The separation will be effectuated by means of a pro rata distribution by Vornado to its common shareholders of all outstanding JBG SMITH common shares. JBG SMITH was formed for the purpose of receiving, via contribution from Vornado, all of the assets and liabilities of Vornado's Washington, DC segment, and combining Vornado's Washington, DC segment (which operates as Vornado / Charles E. Smith) and the management business and certain Washington, DC assets of JBG. Immediately prior to such distribution by Vornado, VRLP will distribute all outstanding JBG SMITH LP common limited partnership units on a pro rata basis to holders of VRLP's common limited partnership units, consisting of Vornado and the other common limited partners of VRLP. Following such distribution by VRLP and prior to such distribution by Vornado, Vornado will contribute to JBG SMITH all of the common limited partnership units of JBG SMITH LP it receives in the distribution by VRLP in exchange for JBG SMITH common shares. On            , the board of trustees of Vornado declared the distribution of all JBG SMITH common shares on the basis of one JBG SMITH common share for every two Vornado common shares held of record as of the close of business on the record date. On the same date, VRLP declared the distribution of all of the outstanding JBG SMITH LP common limited partnership units to Vornado and the other holders of common limited partnership units of VRLP on the basis of one JBG SMITH LP common limited partnership unit for every two common limited partnership units of VRLP held of record as of the close of business on the record date. Following the distribution by VRLP, the contribution by Vornado to JBG SMITH of JBG SMITH LP common limited partnership units and the distribution by Vornado, Vornado and JBG SMITH will be two independent, publicly held companies.

              Prior to or concurrently with the separation of the Washington, DC segment from Vornado's other businesses and the distribution by Vornado of JBG SMITH common shares, Vornado will engage in certain restructuring transactions that are designed to consolidate the ownership of the Vornado Included Assets into JBG SMITH, facilitate the separation and distribution by Vornado and provide us with our initial capital.

              In connection with the separation and distribution of JBG SMITH common shares by Vornado, the following transactions have occurred or are expected to occur concurrently with or prior to completion of the separation and distribution by Vornado:

  •
  JBG SMITH was formed as a Maryland real estate investment trust on October 27, 2016.

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  Our operating partnership, which we refer to as JBG SMITH LP, was formed as a Delaware limited partnership on October 28, 2016.

  •
  Pursuant to the terms of the MTA and the Separation and Distribution Agreement (the "Separation Agreement"), VRLP will cause the Vornado Included Assets, and the Vornado Included Entities that own the Vornado Included Assets, to be contributed or otherwise transferred to JBG SMITH LP in exchange for 100% of its outstanding common limited partnership units.

  •
  In connection with the contribution or other transfer of assets described above, it is expected that JBG SMITH or certain entities that will be our subsidiaries after the separation will assume a certain amount of existing secured property-level indebtedness related to certain of the Vornado Included Properties.

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  To provide additional liquidity following the separation, we are have arranged a revolving credit facility under which, upon completion of the separation and distribution, we expect to have significant borrowing capacity.

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  Certain of VRLP's Washington, DC segment employees will become employees of JBG SMITH.

  •
  Pursuant to the MTA and the Separation Agreement, VRLP will distribute 100% of the outstanding JBG SMITH LP common limited partnership units to Vornado and the other common limited partners of VRLP pro rata with respect to their ownership of common limited partnership units of VRLP as of the record date. Vornado and each of the other common limited partners of VRLP will be entitled to receive one JBG SMITH LP common limited partnership unit for every two common limited partnership units of VRLP held as of the close of business on the record date.

  •
  Pursuant to the MTA and the Separation Agreement, Vornado will contribute all of its JBG SMITH LP common limited partnership units to JBG SMITH in exchange for additional JBG SMITH common shares.

  •
  Pursuant to the MTA and the Separation Agreement, Vornado will distribute all of our outstanding common shares to Vornado common shareholders as of the record date on a pro rata basis. Each Vornado common shareholder will be entitled to receive one JBG SMITH common share for every two Vornado common shares held by such shareholder as of the record date.

  •
  In addition to the MTA and the Separation Agreement, JBG SMITH will enter into a Transition Services Agreement, a Tax Matters Agreement, an Employee Matters Agreement, the Cleaning Services Agreements, and a Management Agreement (as defined below) with Vornado.

              In general, we intend to own our assets and conduct substantially all of our business through our operating partnership and its subsidiaries. The following diagram depicts our expected organizational structure upon the completion of the separation and distribution by Vornado and prior to the combination.

    Our Post-Separation Relationship with Vornado

              JBG SMITH will enter into the Separation Agreement with Vornado. In addition, JBG SMITH will enter into various other agreements to effect the separation and provide a framework for our relationship with Vornado after the separation, such as the Transition Services Agreement, a tax matters agreement (the "Tax Matters Agreement"), an employee matters agreement (the "Employee Matters Agreement"), certain cleaning services agreements with a subsidiary of Vornado with respect to the JBG Included Properties and Vornado Included Properties (the "Cleaning Services Agreements"), and a management agreement (the "Management Agreement"). These agreements will provide for the allocation between JBG SMITH and Vornado of Vornado's assets, liabilities and obligations (including its assets, employment and benefits liabilities, and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from Vornado and will govern certain relationships between JBG SMITH and Vornado after the separation.

              JBG SMITH and JBG SMITH LP will be responsible for all bona fide third-party expenses in connection with the separation and distributions by each of the Vornado Parties, the JBG Parties, JBG SMITH and JBG SMITH LP, whether before or after the distribution date, other than certain consent expenses, financial advisor expenses, and certain costs, up to a specified cap, incurred in connection with the prosecution or settlement of any claim under certain tenants' rights statutes in Washington, DC and Montgomery County, Maryland.

              JBG SMITH and Vornado will enter into a Transition Services Agreement prior to the distribution pursuant to which Vornado and its subsidiaries will provide various corporate support services to JBG SMITH. The services to be provided to JBG SMITH will include initially information technology, financial reporting and SEC compliance, and possibly other matters. The costs of the services to be provided to JBG SMITH are estimated to be approximately $             million annually and are expected to diminish over time as JBG SMITH fills vacant positions and builds its own infrastructure. We believe that the terms are comparable to those that would have been negotiated on an arm's-length basis. In addition, pursuant to the terms of the MTA, following the consummation of the separation and the combination, from time to time, JBG SMITH may provide property management, asset management, leasing brokerage and other similar services with respect to any Vornado Included Asset that is excluded from the separation and the combination (including any such Vornado Included Asset that is designated as a Kickout Interest pursuant to the MTA). However, JBG SMITH will not provide any services that, as of the date of the combination, are provided to such property by a third party that is not an affiliate of Vornado. Such services will be provided pursuant to the Management Agreement, which will be entered into upon the terms specified in the MTA and upon such other reasonable and customary terms as we and Vornado may agree in good faith. The aggregate annual amount of fees we expect to receive pursuant to the Management Agreement is $            .

              For additional information regarding the Separation Agreement and other transaction agreements, please refer to the sections entitled "Risk Factors—Risks Related to the Separation and the Combination" and "Certain Relationships and Related Person Transactions."

The Combination

              At 12:01 a.m. on the business day following the separation, the JBG Parties will contribute to JBG SMITH the JBG Included Assets, which are a portfolio of assets in the Washington, DC metropolitan area consisting of (i) 30 operating assets comprised of 18 office assets totaling approximately 3.6 million square feet (2.3 million square feet at JBG's share), 10 multifamily assets with 3,103 units (1,276 units at JBG's share) and two other assets totaling approximately 510,000 square feet (75,000 square feet at JBG's share); (ii) four wholly owned office and multifamily assets under construction totaling approximately 821,000 square feet; (iii) seven near-term development office and multifamily assets totaling approximately 1.4 million estimated square feet (1.2 million square feet at JBG's share) and (iv) 30 future development assets totaling approximately 12.5 million square feet (9.1 million square feet at JBG's share) of estimated potential development density and certain other assets related thereto, in exchange for newly issued JBG SMITH common shares or newly issued common limited partnership units of JBG SMITH LP (or, in certain circumstances, cash). In addition, JBG will contribute its management business to JBG SMITH through the merger of JBG/Operating Partners, L.P. (which we refer to as JBG Operating Partners) with and into a subsidiary of JBG SMITH LP and the contribution of all of the assets of JBG Properties to JBG SMITH LP in exchange for newly issued common limited partnership units of JBG SMITH LP, as well as the contribution of certain managing member interests in certain entities (the "JBG Included Entities") owning the JBG Included Properties held by certain affiliates (the "JBG Managing Member Entities") of the JBG Management Entities, to a subsidiary of JBG SMITH LP.

              Immediately following the combination, in total and taking into account the indirect interests in JBG SMITH's assets that are held by the limited partners of JBG SMITH LP, the economic interests in JBG SMITH are expected to be owned approximately 74% by Vornado common shareholders and holders of VRLP common limited partnership units as of the record date, 20% by JBG investors as of the date of the combination, and 6% by current JBG management, which percentages are subject to change pursuant to certain closing adjustments set forth in the MTA. At such time, JBG SMITH's common shares are expected to be owned approximately            % by Vornado common shareholders as of the record date and approximately            % by certain JBG investors. In addition, holders of VRLP common limited partnership units as of the record date are expected to own approximately            % of the common limited partnership units of JBG SMITH LP, JBG investors as of the date of the

combination are expected to own approximately            % of the common limited partnership units of JBG SMITH LP, and JBG SMITH is expected to own the remaining            %.

    Combination Steps and Key Terms and Conditions of the MTA

    Combination Steps

              In connection with the combination, the following transactions have occurred or are expected to occur concurrently with or prior to completion of the combination:

  •
  The separation and distribution will be completed, as described above.

  •
  Prior to the combination, each JBG Contributing Fund will engage in a restructuring through a series of steps pursuant to which, among other things, the JBG Included Assets of such JBG Contributing Funds will be transferred to a newly formed entity (each, a "Transferred LLC" and, collectively, the "Transferred LLCs") to be owned directly or indirectly by the members of such JBG Contributing Fund.

  •
  In the combination, the JBG Included Assets owned by the Transferred LLCs will be contributed to JBG SMITH LP or its subsidiaries through a series of contribution and merger transactions (the "JBG Asset Contributions").

  •
  In the combination, JBG Operating Partners will merge with and into a wholly owned subsidiary of JBG SMITH LP, with the partners of JBG Operating Partners receiving newly issued common limited partnership units of JBG SMITH LP (the "JBG OP Merger").

  •
  In the combination, JBG Properties will transfer all of its assets to JBG SMITH LP, in exchange for newly issued common limited partnership units of JBG SMITH LP (the "JBG Properties Contribution").

  •
  In the combination, each JBG Managing Member Entity will transfer and contribute certain non-economic managing member interests it has in any JBG Included Entity to a newly formed wholly owned subsidiary of JBG SMITH LP (the "JBG Managing Member Interest Contribution").

  •
  In the combination, in consideration of JBG's contribution of the JBG Included Assets to JBG SMITH, the applicable JBG entity or certain direct and indirect owners of such JBG entity (which we refer to as the JBG designees) will receive from JBG SMITH and JBG SMITH LP, in a private placement satisfying the requirements of Regulation D of the Securities Act, a number of JBG SMITH common shares and/or common limited partnership units (or, in certain circumstances, cash).

  •
  JBG's employees, with limited exceptions, will become employees of JBG SMITH.

  •
  In connection with the contribution or other transfer of assets described above, it is expected that JBG SMITH or certain entities that will be our subsidiaries after the combination will assume a certain amount of existing secured property-level indebtedness related to the JBG Included Properties (in addition to the secured property-level indebtedness related to the Vornado Included Properties assumed in connection with the separation). As of September 30, 2016, on a pro forma basis, JBG SMITH had approximately $2.0 billion aggregate principal amount of consolidated debt outstanding ($2.0 billion at our share) and our unconsolidated joint ventures had approximately $1.2 billion aggregate principal amount of debt outstanding ($400 million at our share), resulting in a total of approximately $2.4 billion aggregate principal amount of debt outstanding at our share.

              Following the combination, certain JBG Funds will continue to own assets that will not be contributed to JBG SMITH LP pursuant to the MTA (the "JBG Excluded Assets") and the principals of the JBG Parties, including the principals who will become executive officers of JBG SMITH at the completion of the combination, will retain interests in these JBG Funds, which entitle them to "promote" payments with respect to the JBG Excluded Assets and certain joint venture interests if certain return thresholds are achieved. Following the combination, the expected economic interests in JBG SMITH held by such principals who are also executive officers of JBG SMITH will be significantly greater than their expected economic interests in the JBG Funds. The JBG Excluded Assets are largely not in direct competition with JBG SMITH since they are not consistent with JBG SMITH's long-term business strategy, either because they are asset types that JBG SMITH does not intend to focus on going forward or because they are located in markets that will not be core markets for JBG SMITH going forward or that are not Metro-served. Furthermore, the JBG Excluded Assets are expected to be sold over time as their respective business plans are completed, eliminating any actual or potential conflicts of interest. The JBG Excluded Assets can generally be categorized as (i) condominium and townhome assets, (ii) hotels, (iii) assets likely to be sold in the near term, whether because they are under contract for sale, being marketed for sale or likely to be marketed for sale in the near term, (iv) assets located in markets that will not be core markets for JBG SMITH going forward or that are non-Metro-served, (v) noncontrolling joint venture interests and (vi) single-tenant leased General Services Administration assets that are encumbered with long-term, hyper-amortizing bond financing that is not consistent with the financing strategy of JBG SMITH.

    The MTA

              The MTA provides for the transactions that will comprise the separation and the combination and sets out the rights and obligations of Vornado, VRLP, JBG SMITH, JBG SMITH LP and the JBG Parties in connection therewith. A summary of the principal terms of the MTA is set forth below. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the MTA, which will be filed as Exhibit 2.1 to the registration statement on Form 10 of which this information statement forms a part and is incorporated herein by reference. See "The Separation and the Combination—The Combination—The MTA" for more information.

    The Separation and the Combination

              The MTA provides for the separation to take place as described above under "—The Separation," and for the combination to take place through a series of contributions and mergers between the JBG Parties and JBG SMITH or its subsidiaries, as described above.

    Consideration

              In consideration of JBG's contribution of the JBG Included Assets to JBG SMITH, the applicable JBG entity or certain direct and indirect owners of such JBG entity (which we refer to as the JBG designees) will receive from JBG SMITH and JBG SMITH LP, in a private placement satisfying the requirements of Regulation D of the Securities Act, a number of JBG SMITH common shares and/or common limited partnership units (or, in certain circumstances, cash) to be determined based upon the relative equity values of the Vornado Included Assets and the JBG Included Assets. The JBG Parties will be entitled, in the aggregate, to receive a total number of JBG SMITH common shares and/or JBG SMITH LP common limited partnership units (which we refer to as equity consideration) equal to the product of (x) a fraction, the numerator of which is the aggregate of the equity values of the JBG Parties' JBG Included Assets (as determined in accordance with the MTA) and of the total amount of cash contributed by the JBG Parties to JBG SMITH upon the consummation of the combination, and the denominator of which is the aggregate of the equity values of the Vornado Included Assets (as determined in accordance with the MTA) and of the total amount of cash contributed by Vornado to JBG SMITH upon the separation, multiplied by (y) the sum of (i) the number of JBG SMITH LP common limited partnership units received by holders of VRLP common limited partnership units (other than Vornado) in the distribution by VRLP plus (ii) the number of JBG SMITH common shares received by shareholders of Vornado in the distribution by Vornado. With respect to the JBG Asset Contributions, the applicable JBG entity (or its JBG designees) will be entitled to receive JBG SMITH common shares and/or JBG SMITH LP common limited partnership units in accordance with the elections of such JBG designees. With respect to the JBG OP Merger and the JBG Properties Contribution, the applicable JBG entity (or its JBG designees) will be entitled to receive only JBG SMITH LP common limited partnership units. With respect to the JBG Managing Member Interest Contribution, the applicable JBG Managing Member Entity will receive no consideration.

              To the extent that Vornado and VRLP reasonably determine with respect to any JBG entity or JBG designee that the issuance of JBG SMITH common shares or JBG SMITH LP common limited partnership units to such JBG entity or JBG designee cannot be effected in a private placement satisfying the requirements of Regulation D of the Securities Act, or if the JBG Parties do not timely furnish to the Vornado Parties a satisfactory investor questionnaire from any JBG entity or JBG designee, JBG SMITH and JBG SMITH LP shall pay the consideration owed to such JBG entity or JBG designee in the form of cash (which we refer to as cash consideration) rather than equity consideration. Any such cash consideration shall be equal to the product of (x) the number of JBG SMITH common shares and/or JBG SMITH LP common limited partnership units that would otherwise have been payable to such JBG entity or JBG designee multiplied by (y) the average of the high and the low trading prices of JBG SMITH common shares on the New York Stock Exchange, which we refer to as the NYSE, on the date of the completion of the combination. If the total amount of cash consideration exceeds $5 million, then unless Vornado and VRLP agree that the excess may be drawn from JBG SMITH's credit facility, then the revaluation time (as defined below under "—Kickout Interests") shall be extended until 11:59 p.m. on the last day of the calendar month in which Vornado and JBG first determine that the total cash consideration will be equal to or less than $5 million, provided that the revaluation time may not be extended as a result of an excess of cash consideration beyond April 30, 2017. Because the closing of the combination will take place on the fifteenth day of the calendar month immediately following the month in which the revaluation time occurs, any postponement of the revaluation time due to an excess of cash consideration will result in a postponement of the closing.

              The common limited partnership units of JBG SMITH LP issued in connection with the JBG OP Merger and the JBG Properties Contribution to individuals employed by JBG Properties and who will continue as employees of JBG SMITH will be subject to certain vesting and/or transfer restrictions. 50% of such units will be fully vested and not subject to forfeiture at the consummation of the combination, with the remaining 50% vesting in equal monthly installments over a 30-month period beginning on the first day of the 31st month after the combination and ending on the first day of the 60th month after the combination as long as the individual remains employed by JBG SMITH (subject to accelerated vesting upon the occurrence of certain specified events as described in "The Separation and the Combination—The Combination—The MTA—Consideration"). The units that are fully vested at the time of issuance will not be transferable or redeemable, including for JBG SMITH common shares or otherwise, for three years following the combination (subject to early termination of the transfer restrictions upon the occurrence of certain specified events as described in "The Separation and the Combination—The Combination—The MTA—Consideration"), except that up to 10% of an individual's total units may be sold, pledged or redeemed for JBG SMITH common shares during this period (subject to the transfer and redemption restrictions imposed on the units generally by the Partnership Agreement). The units that vest after issuance will be subject to the foregoing restrictions on transfer and redemption for five years following the combination (subject to early termination of the transfer restrictions upon the occurrence of certain specified events as described in "The Separation and the Combination—The Combination—The MTA—Consideration"). The units issued to JBG employees who are retiring in connection with, or are expected to retire within a year after, the combination will not be subject to transfer or redemption restrictions other than those applicable to such units generally, but may be subject to vesting and forfeiture, as set forth in the applicable Unit Issuance Agreement pursuant to which such units are issued.

    Kickout Interests

              The contribution of certain assets to JBG SMITH LP in connection with the separation and the combination will require the consent of certain third parties, including joint venture partners, lenders and ground lessors of the Vornado Parties and the JBG Parties or their respective subsidiaries. The MTA requires the Vornado Parties and the JBG Parties to seek to obtain such consents, and with respect to any required debt consent, to seek to prepay or refinance the applicable loan if such consent is not received within 120 days following the date of the MTA. If (i) a consent (or, with respect to debt consents, a prepayment or refinancing in a manner that does not restrict the separation and the combination and meets certain other terms set forth in the MTA) is not obtained with respect to certain specified assets prior to the date that is 20 days before the anticipated completion of the combination, or (ii) certain entities owned by the Vornado Parties and/or by the JBG Parties have not completed certain specified actions prior to the date that is 20 days before the anticipated completion of the combination, such assets will not be contributed or transferred as part of the separation and the combination (we refer to each such asset or entity that is excluded for the above-referenced reasons or pursuant to another provision of the MTA as a "Kickout Interest"). In addition, at any time on or before the revaluation time (as defined below), the Vornado Parties have the right to elect to designate one JBG Included Property as being excluded from the Included Assets, and such asset will not be transferred at the time of the separation and the combination. The "revaluation time" will be 11:59 p.m. Eastern time on the last day of the calendar month in which all of the conditions to consummation of the separation and the combination have been satisfied or waived (unless such conditions are satisfied or waived in the last five days of a calendar month, in which case the revaluation time will be 11:59 p.m. Eastern time on the last day of the following calendar month).

              Until the later of 60 days following the completion of the combination and December 29, 2017 (which we refer to as the outside date), with respect to certain Kickout Interests, the MTA obligates the Vornado Parties and the JBG Parties to cooperate in good faith and use commercially reasonable efforts to obtain the necessary consents required to transfer such Kickout Interests after the completion of the combination. For any such Kickout Interest for which such consent is obtained within such period, such Kickout Interest will be contributed to JBG SMITH LP by the applicable Vornado Party or JBG Party in exchange for JBG SMITH LP common limited partnership units or JBG SMITH common shares, as applicable.

    JBG SMITH Board of Trustees and Officers

              Immediately after the separation and distribution by Vornado, (i) the number of trustees of JBG SMITH shall increase to 12, and the board of trustees shall be comprised of six individuals designated by the JBG Parties (such persons, and any replacement designees selected, the "JBG Board Designees") and six individuals designated by the Vornado Parties (such persons, and any replacement designees selected, the "Vornado Board Designees") and (ii) the board of trustees of JBG SMITH shall (a) appoint Steven Roth as Chairman of the board of trustees of JBG SMITH and Robert Stewart as Executive Vice Chairman of the board of trustees of JBG SMITH and (b) appoint an equal number of JBG Board Designees and Vornado Board Designees to the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (with the JBG Board Designees and the Vornado Board Designees to serve on such committees being selected at the direction of the JBG Parties and Vornado, respectively). In addition to Mr. Roth as Chairman, Mitchell Schear, the current President of Vornado / Charles E. Smith, will serve as a trustee and be a Vornado Board Designee. In addition to Mr. Stewart as Vice Chairman, W. Matthew Kelly and Michael Glosserman,

who are currently Managing Partners of JBG, and Alan S. Forman, the Director of Investments at the Yale University Investments Office, will serve as trustees and be JBG Board Designees.

              For a period of two years following the consummation of the separation and the combination, if any Vornado Board Designee or JBG Board Designee is unable or unwilling to serve or is otherwise no longer serving as a member of the board of trustees of JBG SMITH, then the remaining Vornado Board Designees or JBG Board Designees, respectively, may designate a replacement individual reasonably satisfactory to the Nominating and Corporate Governance Committee of the board of trustees of JBG SMITH (which we refer to as a replacement designee) and the board of trustees of JBG SMITH shall promptly appoint such replacement designee to fill the vacancy created thereby. In addition, in connection with the first annual meeting following the consummation of the separation and the combination, the board of trustees of JBG SMITH, subject to the reasonable exercise of its duties, will take all such actions as may be necessary to nominate the Vornado Board Designees and the JBG Board Designees (including their respective replacement designees, if any) for election by JBG SMITH's shareholders and will use no less rigorous efforts to cause the election of such Vornado Board Designees and JBG Board Designees than the manner in which JBG SMITH supports other nominees for the board of trustees of JBG SMITH.

              JBG SMITH will be led by the current executive management team of the JBG Management Entities. W. Matthew Kelly will be named Chief Executive Officer, David Paul will be named President and Chief Operating Officer, James Iker will be named Chief Investment Officer and Brian Coulter and Kai Reynolds will be named Co-Chief Development Officers. In addition, from Vornado's Washington, DC segment, Patrick J. Tyrrell will be Chief Administrative Officer. We intend to identify a Chief Financial Officer for JBG SMITH from outside of the company.

    Conditions to Consummation of the Separation and the Combination

              Consummation of the separation and the combination is subject to certain mutual conditions of the parties, including: (i) that the JBG SMITH common shares to be distributed shall have been accepted for listing on the NYSE, subject to official notice of distribution; (ii) that no law shall have been enacted or promulgated by any governmental entity of competent jurisdiction which prohibits or makes illegal the consummation of the separation, the distributions by Vornado and VRLP or the combination; (iii) that any required waiting periods under any provision of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any other federal or state antitrust law shall have expired, been waived or been terminated; (iv) the consummation of the separation and the distribution by Vornado in all material respects in accordance with the Separation Agreement; (v) that the SEC shall have declared effective the registration statement on Form 10 of which this information statement forms a part, and such registration statement shall not be subject to any stop order or proceeding seeking a stop order; and (vi) that no more than 40% of the JBG Included Properties and no more than 20% of the Vornado Included Properties (each percentage based on the initial asset values agreed to by the parties in the MTA) shall be designated as "Kickout Interests" (and therefore prevented from being transferred to JBG SMITH) pursuant to the terms of the MTA. In addition, the combination will not take place before the outside date unless the parties otherwise agree or, assuming the satisfaction or waiver of all other conditions to the consummation of the separation and the combination (other than those that by their terms are to be satisfied at the consummation of the separation and the combination, but subject to the satisfaction or waiver of such conditions), one of the parties exercises its right to cause the consummation of the separation and the combination to take place as follows (with each of the following percentages based on the initial asset values agreed to by the parties in the MTA): (i) the Vornado Parties may set the revaluation time to allow the date of the combination to be on or after March 15, 2017 once (a) no more than 10% of the Vornado Included Properties shall be Kickout Interests and (b) no more than 20% of the JBG Included Properties shall be Kickout Interests; (ii) the Vornado Parties may set the revaluation time to allow the date of the combination to be after

May 1, 2017 once (a) no more than 15% of the Vornado Included Properties shall be Kickout Interests and (b) no more than 30% of the JBG Included Properties shall be Kickout Interests; (iii) the JBG Parties may set the revaluation time to allow the date of the combination to be after July 1, 2017 once (a) no more than 10% of the Vornado Included Properties shall be Kickout Interests, (b) no more than 20% of the JBG Included Properties shall be Kickout Interests and (c) no more than 20% of a specified subset of JBG Included Properties shall be Kickout Interests; and (iv) the JBG Parties may set the revaluation time to allow the date of the combination to be on or after March 15, 2017 once no Vornado Included Properties or Vornado Included Properties are deemed Kickout Interests.

              In addition, the Vornado Parties' obligation to consummate the separation and the combination is subject to certain other conditions, including, among others, (i) the accuracy of the JBG Parties' representations and warranties and the JBG Parties' compliance with their covenants and agreements contained in the MTA, subject to customary materiality and material adverse effect qualifiers; (ii) the receipt by Vornado and JBG SMITH of an opinion of Hogan Lovells US LLP, REIT counsel to JBG, with respect to each REIT that is being contributed to JBG SMITH by JBG in the combination, on which Sullivan & Cromwell LLP, REIT counsel to Vornado, and, following the combination, JBG SMITH and its REIT counsel, shall be entitled to rely, to the effect that each such REIT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"); (iii) the receipt by Vornado and JBG SMITH of an opinion of Sullivan & Cromwell LLP to the effect that JBG SMITH will be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code; (iv) the receipt by Vornado of an opinion of Sullivan & Cromwell LLP, satisfactory to the Vornado board of trustees, to the effect that the distribution by Vornado, together with certain related transactions, will qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code; (v) that certain key individuals shall have remained employed by the JBG Parties through the date of the consummation of the combination, and shall not have repudiated their employment agreements entered into with JBG SMITH prior to the consummation of the combination; and (vi) that the JBG Parties have obtained all of the licenses, approvals, permits and registrations necessary to operate the management business of the JBG Parties following the consummation of the combination, subject to certain exceptions.

              The JBG Parties' obligation to consummate the separation and the combination is also subject to certain other conditions, including, among others, (i) the accuracy of the Vornado Parties' representations and warranties and the Vornado Parties' compliance with their covenants and agreements contained in the MTA, subject to customary materiality and material adverse effect qualifiers; (ii) the receipt by JBG and JBG SMITH of a written opinion of Sullivan & Cromwell LLP, REIT counsel to Vornado, with respect to Vornado and to each REIT that is being contributed by VRLP to JBG SMITH LP, on which Hogan Lovells US LLP, REIT counsel to JBG, and, following the combination, JBG SMITH and its REIT counsel, shall be entitled to rely, to the effect that Vornado and each such REIT have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code; (iii) the receipt by JBG and JBG SMITH of a written opinion of Hogan Lovells US LLP, REIT counsel to JBG, to the effect that JBG SMITH will be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its proposed method of operation will enable it to continue to meet such requirements; and (iv) that each current member of JBG SMITH's board of trustees who is not a JBG Board Designee or a Vornado Board Designee shall have delivered an irrevocable written resignation from the board of trustees of JBG SMITH or shall have otherwise ceased to be a member of the board of trustees of JBG SMITH.

    Termination

              The MTA may be terminated by either Vornado or the JBG Parties (i) if the consummation of the combination has not occurred on or before the outside date; (ii) if the separation and the combination are permanently enjoined or otherwise prohibited by action of a governmental entity; or (iii) in the event of certain uncured breaches by the other party that would result in a closing condition being incapable of being satisfied by the outside date.

    Post-Combination Structure of JBG SMITH

              The following diagram depicts our expected organizational structure upon the completion of the separation and the combination.

Reasons for the Separation and the Combination

              Vornado's board of trustees believes that separating the Vornado Included Assets from the remainder of Vornado's businesses and assets and combining the Vornado Included Assets with the

JBG Included Assets is in the best interests of Vornado for a number of reasons, including the following:

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  Provides potential for a higher aggregate market value for shareholders.  The separation will enable investors and the financial community to evaluate the performance of JBG SMITH's and Vornado's remaining portfolios separately, which Vornado believes could result in a higher aggregate market value than Vornado's pre-spin value. Vornado believes the separation and combination will enable each business to cultivate a distinct identity and to appeal to different investors. As a separate company, JBG SMITH will be focused on Washington, DC, making it an attractive investment opportunity for REIT investors looking for exposure to this market. The ability to provide investors with two focused investment vehicles with distinct strategies may enhance both companies' attractiveness to investors, and may increase each company's ability to raise capital, including the ability to use its respective common shares as acquisition currency.

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  Creates two separate, focused companies executing distinct business strategies.  As two separate companies with dedicated management teams, Vornado and JBG SMITH will be highly focused on their respective markets and will have an enhanced ability to maximize value for their respective shareholders. Upon the separation, Vornado expects to be the premier pure-play, publicly traded New York City ("NYC") focused real estate company, with 88% of EBITDA as adjusted generated from NYC assets during the third quarter of 2016. Vornado will have a leading competitive position within key office submarkets, including Penn Plaza, Midtown, the Plaza District, Midtown South and Chelsea/Meatpacking and key high street retail destinations, including upper Fifth Avenue, Times Square, Madison Avenue, SoHo, Union Square and the 34th Street—Penn Plaza District. Further, Vornado will be the only REIT with a significant concentration of Manhattan high street retail assets, which Vornado believes to be amongst the scarcest and most valuable real estate in the world. Vornado believes that the combination of JBG SMITH with the JBG Included Assets will create a world-class, market-leading Washington, DC real estate company. With a premier portfolio of Washington, DC assets and a dedicated and highly accomplished Washington, DC focused management team, JBG SMITH will be positioned to maximize value through the execution of its embedded growth opportunities, from the capturing of positive Washington, DC market trends and the development of accretive growth projects as market conditions warrant. The JBG Included Assets were carefully selected from the JBG Funds' portfolios in order to diversify, complement, and enhance the strategic concentration of Vornado / Charles E. Smith's existing portfolio in the most desirable submarkets with a focus on growth. Assets that did not fit these objectives and were not appropriate for a public REIT were deliberately excluded. As a result, JBG SMITH's portfolio will be unmatched in scale, with 72 operating assets aggregating approximately 21.4 million square feet (16.9 million square feet at our share), comprised of 52 office assets aggregating over 14.8 million square feet (12.6 million square feet at our share), 16 multifamily assets aggregating 6,432 units (4,495 units at our share) and four other assets aggregating approximately 785,000 square feet (350,000 square feet at our share); (ii) four wholly owned office and multifamily assets under construction totaling approximately 821,000 square feet; (iii) nine near-term development office and multifamily assets totaling over 2.1 million estimated square feet (2.0 million square feet at our share) and (iv) 47 future development assets totaling approximately 23.5 million square feet (18.6 million square feet at our share) of estimated potential development density. JBG SMITH will have a significant presence in what JBG SMITH believes are the best submarkets in the Washington, DC metropolitan area, including Downtown DC, Crystal City, Pentagon City, Rosslyn, Reston and Bethesda. Over 98% of the portfolio is Metro-served, and JBG SMITH expects to be in an excellent position to drive shareholder returns over time.

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  Sharpens focus of Vornado as the premier pure-play NYC real estate company.  The separation represents a significant milestone in the continuation of Vornado's long-term simplification strategy, which has resulted in Vornado exiting multiple business lines and non-core assets, and allowed Vornado to redeploy capital and upgrade the quality of its core NYC portfolio. In recent years, the softening of the Washington, DC market overshadowed the NYC portfolio's performance. After the separation, investors will be able to more fully appreciate the industry-leading metrics of the remaining Vornado business, which will be a peerless, highly focused NYC-centric real estate company with premier office assets and the only high street retail portfolio of unique quality and scale in which the public can invest. Vornado's premier NYC platform is a market-leader with substantial embedded growth potential.

  Vornado has the largest NYC portfolio of any REIT by gross asset value, with a unique opportunity to create substantial value through the redevelopment of its Penn Plaza holdings.

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  Creates market-leading Washington, DC company with dedicated, best-in-class management team.  As a result of the combination, JBG SMITH will be led by a dedicated management team composed of the current executive management team of the JBG Management Entities. W. Matthew Kelly will be named Chief Executive Officer, David Paul will be named President and Chief Operating Officer, James Iker will be named Chief Investment Officer and Brian Coulter and Kai Reynolds will be named Co-Chief Development Officers. In addition, from Vornado's Washington, DC segment, Patrick J. Tyrrell will be Chief Administrative Officer. JBG SMITH's commercial leasing team will be led by David Ritchey (Executive Vice President) and will be supported by Jim Creedon, a 25-year veteran with Vornado / Charles E. Smith, and a team of 14 professionals from both JBG and Vornado / Charles E. Smith. The management team has a collective track record of active management of a large-scale real estate portfolio and success throughout market cycles in the Washington, DC metropolitan area.

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  Aligns incentives of JBG SMITH management and Vornado management with their respective shareholders.  JBG SMITH, like Vornado, believes equity compensation is most effective as a motivational tool if it relates to the economic performance of the business that is the employee's particular area of responsibility and is not affected by unrelated businesses. As such, JBG SMITH's and Vornado's executive compensation and incentive arrangements will be designed to motivate their respective management teams to successfully execute their respective business strategies. After the separation, equity compensation awarded to JBG SMITH's employees will be unaffected by the performance of Vornado and instead will only be affected by the economic performance of JBG SMITH's assets, which are located in the Washington, DC metropolitan area, and equity compensation awarded to Vornado's employees will be unaffected by the performance of JBG SMITH and instead will be affected only by the economic performance of its assets, thereby making such compensation more effective in motivating, attracting and retaining key employees.

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  Allows the Vornado Included Assets, particularly in Crystal City, to benefit from JBG SMITH management's value creating Placemaking process.  The JBG management team has extensive experience with Placemaking. Vornado believes this approach will allow JBG SMITH to unlock the value of the Vornado Included Assets over time by improving the submarkets in which they are located, increasing their attractiveness to potential tenants. In particular, JBG SMITH expects to use Placemaking on the critical mass of assets it controls in Crystal City, allowing it to leverage Crystal City's proximity to downtown Washington, DC and Metro and other key transportation infrastructure, urban-infill location and strong surrounding demographics to position Crystal City as a vibrant, amenity-rich destination that can offer a range of uses. This will drive office, multifamily and retail demand over time, significantly increasing the value of JBG SMITH's assets. JBG SMITH also expects to apply the

    Placemaking approach to the Vornado Included Assets in Pentagon City and Rosslyn, with similar benefits.

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  Enhances transparency and better highlights the attributes of each company.  With the separation of Vornado's Washington, DC assets into a separate, independent, publicly traded company, followed immediately by the combination, investors will have the opportunity to invest in two separate platforms with dedicated and focused management teams. The separation will improve transparency and better highlight the attributes of both companies, thereby permitting investors to evaluate each company based upon its own unique investment characteristics and assess their investment decisions accordingly. Further, this will allow for more effective independent management and internal capital allocation decisions as standalone, relevant performance measures will be available for both entities without competition for internal resources. The separation will also, by its nature, reduce the size of both JBG SMITH and Vornado, thereby underscoring the relative importance of each company's respective business initiatives and increasing their relative contribution to each company's underlying performance.

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  Separates two businesses with limited synergies.  The office and multifamily businesses in Washington, DC are significantly different from Vornado's New York City office and high street retail businesses in terms of tenant bases, geography, asset management and leasing requirements. Vornado believes there are limited synergies arising from these businesses.

Vornado's board of trustees also considered a number of potentially negative factors in evaluating the separation and the combination. Vornado's board of trustees concluded that the potential benefits of the separation outweighed these factors. For more information, please refer to the sections entitled "The Separation and the Combination—Reasons for the Separation and the Combination" and "Risk Factors" included elsewhere in this information statement.

Corporate Information

              JBG SMITH was formed as a Maryland real estate investment trust on October 27, 2016 for the purpose of receiving, via contribution from Vornado, all of the assets and liabilities of Vornado's Washington, DC segment. JBG SMITH is currently owned by Vornado. Prior to the contribution of the Vornado Included Assets to JBG SMITH LP and the contribution by Vornado of its common limited partnership units of JBG SMITH LP to JBG SMITH, which will occur prior to the distribution by Vornado of JBG SMITH common shares, JBG SMITH will have no operations. The address of JBG SMITH's principal executive office will be 4445 Willard Avenue, Suite 400, Chevy Chase, Maryland 20815. The telephone number for JBG SMITH's principal executive office will be (240) 333-3600.

              JBG SMITH will also maintain a website at                . JBG SMITH's website and the information contained therein or connected thereto will not be deemed to be incorporated herein, and you should not rely on any such information in making any investment decision.

Reason for Furnishing this Information Statement

              This information statement is being furnished solely to provide information to Vornado common shareholders who will receive JBG SMITH common shares in the distribution by Vornado. It is not and is not to be construed as an inducement or encouragement to buy or sell any of JBG SMITH's securities. The information contained in this information statement is believed by JBG SMITH to be accurate as of the date set forth on its cover. Changes may occur after that date and neither Vornado nor JBG SMITH will update the information except in the normal course of their respective disclosure obligations and practices.

Risks Associated with JBG SMITH's Business and the Separation

              An investment in our common shares is subject to a number of risks, including risks relating to the separation. The following list of risk factors is not exhaustive. Please read the information in the section captioned "Risk Factors" for a more thorough description of these and other risks.

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  Our portfolio of assets is geographically concentrated in the Washington, DC metropolitan area, which makes us more susceptible to regional and local adverse economic and other conditions than if we owned a more geographically diverse portfolio.

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  Our assets and our property development market are dependent on a metropolitan economy that is heavily reliant on actual and anticipated federal government spending, and any actual or anticipated curtailment of such spending could have a material adverse effect on our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

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  We derive a significant portion of our revenues from U.S. federal government tenants.

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  Capital markets and economic conditions can materially affect our liquidity, financial condition and results of operations, as well as the value of our debt and equity securities.

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  Our real estate development activities are subject to risks particular to development, such as unanticipated expenses, delays and other contingencies, any of which could adversely affect our financial condition, results of operations, cash flow and the per share trading price of our common shares.

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  We may be unable to renew leases, lease vacant space or re-let space as leases expire (particularly at our Crystal City assets, which have a number of scheduled lease expirations in the near-term), which could adversely affect our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

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  We derive a significant portion of our revenues from five of our assets.

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  We derive most of our revenues from office assets and are subject to risks that affect the businesses of our office tenants, which are generally financial, legal and other professional firms as well as the U.S. federal government and defense contractors.

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  Certain of our retail assets depend on anchor or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

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  Real estate is a competitive business.

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  We depend on leasing space to tenants on economically favorable terms and collecting rent from tenants who may not be able to pay.

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  We may be required to make rent or other concessions and/or significant capital expenditures to improve our assets in order to retain and attract tenants, which could adversely affect our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

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  Our success depends on our senior management team whose continued service is not guaranteed, and the loss of one or more of these persons could adversely affect our ability to manage our business and to implement our growth strategies, or could create a negative perception in the capital markets.

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  The realized and unrealized "gross leveraged IRRs" and "equity multiples" achieved by the JBG Funds are not necessarily indicative of the future performance of our company, any asset in our portfolio or an investment in our common shares.

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  The actual density of our future development pipeline and/or any particular future development parcel may not be consistent with the estimated potential development density.

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  We may not be able to realize potential incremental annualized rent from our office, multifamily or other lease-up opportunities set forth in this information statement.

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  Partnership or joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on partners' or co-venturers' financial condition and disputes between us and our partners or co-venturers.

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  Terrorist attacks, such as those of September 11, 2001, may adversely affect the value of our assets and our ability to generate revenue.

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  We have no history operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

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  We are dependent on Vornado to provide certain services to us pursuant to the Transition Services Agreement, and it may be difficult to replace the services provided under such agreement.

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  If the distribution by Vornado, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, Vornado and Vornado shareholders could be subject to significant tax liabilities.

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  JBG SMITH could be required to indemnify Vornado for certain material tax obligations that could arise as addressed in the Tax Matters Agreement.

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  Unless Vornado and JBG SMITH are both REITs immediately after the distribution and at all times during the two years thereafter, the distribution could be taxable to Vornado and its shareholders or JBG SMITH could be required to recognize gain for tax purposes.

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  Potential indemnification liabilities to Vornado pursuant to the Separation Agreement could materially adversely affect our operations.

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  Vornado and the JBG Parties may not be able to transfer their respective interests in certain assets that are subject to certain debt arrangements, are partially owned through a joint venture or similar structure, or are leased from a third party due to the need to obtain the consent of third parties, or they may not be able to complete certain actions with respect to certain assets as required by the MTA, which in either case may result in such assets being excluded from the separation and the combination.

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  After the separation and the combination, certain of our trustees and executive officers may have actual or potential conflicts of interest because of their previous or continuing equity interest in, or positions at, Vornado or the JBG Parties, as applicable, including members of our senior management, who will continue to have an ownership interest in the JBG Funds and will continue to own carried interests in each fund and in certain of our joint ventures that will entitle them to receive additional compensation if the fund or joint venture achieves certain return thresholds.

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  We may not achieve some or all of the expected benefits of the separation and the combination, and the separation and the combination may adversely affect our business.

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  In connection with our separation from Vornado, Vornado will indemnify us for certain pre-distribution liabilities and liabilities related to Vornado assets. However, there can be no assurance that these indemnities will be sufficient to protect us against the full amount of such liabilities, or that Vornado's ability to satisfy its indemnification obligation will not be impaired in the future.

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  Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and share price.

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  Substantial sales of our common shares may occur in connection with the distribution, which could cause our share price to decline.

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  We expect to have a substantial amount of indebtedness, which may limit our financial and operating activities and expose us to the risk of default under our debt obligations.

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  We may incur significant costs to comply with environmental laws and environmental contamination may impair our ability to lease and/or sell real estate.

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  Our declaration of trust and bylaws, the partnership agreement of our operating partnership and Maryland law contain provisions that may delay, defer or prevent a change of control transaction that might involve a premium price for our common shares or that our shareholders otherwise believe to be in their best interest.

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  The limited partnership agreement of our operating partnership requires the approval of the limited partners with respect to certain extraordinary transactions involving JBG SMITH, which may reduce the likelihood of such transactions being consummated, even if they are in the best interests of, and have been approved by, our shareholders.

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  Until the 2020 annual meeting of shareholders, JBG SMITH will have a classified board of trustees and that may reduce the likelihood of certain takeover transactions.

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  Substantially all of our assets will be owned by subsidiaries. We depend on dividends and distributions from these subsidiaries. The creditors of these subsidiaries are entitled to amounts payable to them by the subsidiaries before the subsidiaries may pay any dividends or other distributions to us.

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  No market currently exists for the JBG SMITH common shares and we cannot be certain that an active trading market for our common shares will develop or be sustained after the separation. Following the separation, our share price may fluctuate significantly.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND THE COMBINATION

What is JBG SMITH and why is Vornado separating the Vornado Included Assets, distributing JBG SMITH's shares and combining it with the JBG Included Assets?	JBG SMITH, which is currently a wholly owned subsidiary of Vornado, was formed for the purpose of receiving, via contribution from Vornado, all of the assets and liabilities of Vornado's Washington, DC segment, and combining Vornado's Washington, DC segment (which operates as Vornado / Charles E. Smith) and the management business and certain Washington, DC assets of JBG. The separation of JBG SMITH from Vornado and the distribution of JBG SMITH common shares by Vornado will enable each of JBG SMITH and Vornado to have a dedicated management team able to focus on its own operations and respond more effectively to the different needs of its businesses. JBG SMITH and Vornado expect that the separation and the combination will result in enhanced long-term performance of each business for the reasons discussed in the sections entitled "The Separation and the Combination—Background" and "The Separation and the Combination—Reasons for the Separation and the Combination."
What is JBG?

The JBG Companies is a group of affiliated entities that invest in, own, develop and manage real estate assets in the Washington, DC metropolitan area. JBG, the leading local sharpshooter, is a mixed-use specialist that invests almost exclusively in urban-infill, transit-oriented real estate in Washington, DC. Pursuant to the terms of the MTA, Vornado and JBG have agreed to combine nearly all of Vornado's Washington, DC assets (which will be contributed to JBG SMITH prior to the separation and distribution) and certain other assets with the management business and certain assets of The JBG Companies.

What is a REIT?

Following the separation, JBG SMITH intends to elect and qualify to be taxed as a REIT under Sections 856 through 859 of the Code, from and after JBG SMITH's taxable year that includes the distribution of our common shares by Vornado. As a REIT, JBG SMITH generally will not be subject to U.S. federal income tax on its REIT taxable income that it distributes to its shareholders. A company's qualification as a REIT depends on its ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of its gross income, the composition and values of its assets, its distribution levels and the diversity of ownership of its shares. JBG SMITH believes that, immediately after the separation, it will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that its intended manner of operation enables it to meet the requirements for qualification and taxation as a REIT. JBG SMITH anticipates that distributions it makes to its shareholders generally will be taxable to its shareholders as ordinary income, although a portion of the distributions may be designated by JBG SMITH as qualified dividend income or capital gain or may constitute a return of capital. For a more complete discussion of the U.S. federal income taxation of REITs and the tax treatment of distributions to shareholders of JBG SMITH, please refer to "Material U.S. Federal Income Tax Consequences."

Why am I receiving this document?

You are receiving this document because you are a Vornado common shareholder. If you are a Vornado common shareholder as of the close of business on         , you are entitled to receive one JBG SMITH common share for every two Vornado common shares that you held at the close of business on such date. This document will help you understand how the separation and the combination will affect your investment in Vornado and your investment in JBG SMITH after the separation.

How will the separation of JBG SMITH from Vornado work?

To accomplish the separation, Vornado will distribute all of the outstanding JBG SMITH common shares to Vornado common shareholders on a pro rata basis, with each Vornado common shareholder entitled to receive one JBG SMITH common share for every two Vornado common shares held by such shareholder as of the record date.

What is the record date for the distribution?	The record date for the distribution by Vornado will be the close of business on .
How will the combination of JBG SMITH with the JBG Included Assets work?

At 12:01 a.m. on the business day following the distribution, JBG will contribute the JBG Included Assets to JBG SMITH in a series of contribution and merger transactions, as described more fully in this information statement under "The Separation and the Combination—The Combination."

When will the distribution and the combination occur?

It is expected that Vornado will distribute all of the outstanding JBG SMITH common shares on        to holders of record of Vornado common shares on the record date. At 12:01 a.m. on the following business day, JBG SMITH will combine with the JBG Included Assets in a series of contribution and merger transactions, as described more fully in this information statement under "The Separation and the Combination—The Combination."

What do shareholders need to do to participate in the distribution?

Vornado common shareholders as of the record date will not be required to take any action to receive JBG SMITH common shares in the distribution by Vornado, but you are urged to read this entire information statement carefully. No shareholder approval of the distribution by Vornado is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing Vornado common shares or take any other action to receive your JBG SMITH common shares. Please do not send in your Vornado share certificates. The distribution will not affect the number of outstanding Vornado common shares or any rights of Vornado common shareholders, although it will affect the market value of each outstanding Vornado common share.

How will JBG SMITH common shares be issued?

You will receive JBG SMITH common shares through the same channels that you currently use to hold or trade Vornado common shares, whether through a brokerage account, 401(k) plan or other channel. Receipt of JBG SMITH common shares will be documented for you in the same manner that you typically receive shareholder updates, such as monthly broker statements and 401(k) statements.

If you own Vornado common shares as of the close of business on the record date, including shares owned in certificated form, Vornado, with the assistance of            , the settlement and distribution agent, will electronically distribute JBG SMITH common shares to you or to your brokerage firm on your behalf in book-entry form.            will mail you a book-entry account statement that reflects your JBG SMITH common shares, or your bank or brokerage firm will credit your account for the shares. Following the distribution, shareholders whose shares are held in book-entry form may request that their JBG SMITH common shares held in book-entry form be transferred to a brokerage or other account at any time, without charge.

How many JBG SMITH common shares will I receive in the distribution?

Vornado will distribute to you one JBG SMITH common share for every two Vornado common shares held by you as of the record date. Based on approximately            Vornado common shares outstanding as of            , a total of approximately JBG SMITH common shares will be distributed. For additional information on the distribution, please refer to "The Separation and the Combination."

Will JBG SMITH incur or assume indebtedness in connection with the separation and the combination?

Yes. JBG SMITH will assume existing property-level indebtedness with respect to the Included Assets. Also, pursuant to the MTA, Vornado and JBG have cooperated to arrange a revolving credit facility for JBG SMITH on or immediately prior to the combination. The amount of such credit facility is expected to be approximately $            .

What are the conditions to the separation and the combination?	The separation and the combination is subject to a number of conditions:
Conditions to each party's obligation to consummate the separation and the combination, including, among others:
• The JBG SMITH common shares to be distributed shall have been accepted for listing on the NYSE, subject to official notice of distribution;

•

No law shall have been enacted or promulgated by any governmental entity of competent jurisdiction which prohibits or makes illegal the consummation of the separation, the distributions by Vornado and VRLP or the combination;

•

Any required waiting periods under any provision of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any other federal or state antitrust law shall have expired, been waived or been terminated;

•

The SEC shall have declared effective the registration statement on Form 10 of which this information statement forms a part, and such registration statement shall not be subject to any stop order or proceeding seeking a stop order; and

•

No more than 40% of the JBG Included Properties and no more than 20% of the Vornado Included Properties (each percentage based on the initial asset values agreed to by the parties in the MTA) shall be designated as "Kickout Interests" (and therefore prevented from being transferred to JBG SMITH) pursuant to the terms of the MTA (see "The Separation and the Combination—The Combination—The MTA—Kickout Interests" beginning on page 246 for more information on Kickout Interests).

Conditions to the obligation of the Vornado Parties to consummate the separation and the combination, including, among others:

•

The receipt by Vornado and JBG SMITH of an opinion of Hogan Lovells US LLP, REIT counsel to JBG, with respect to each REIT that is being contributed to JBG SMITH by JBG in the combination, on which Sullivan & Cromwell LLP, REIT counsel to Vornado, and, following the combination, JBG SMITH and its REIT counsel, shall be entitled to rely, to the effect that each such REIT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code;

•

The receipt by Vornado and JBG SMITH of an opinion of Sullivan & Cromwell LLP to the effect that JBG SMITH will be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that its proposed method of operation will enable it to continue to meet such requirements;

•

The receipt by Vornado of an opinion of Sullivan & Cromwell LLP, satisfactory to the Vornado board of trustees, to the effect that the distribution by Vornado, together with certain related transactions, will qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code; and

•

Certain key individuals shall have remained employed by the JBG Parties through the date of the consummation of the combination, and shall not have repudiated their employment agreements entered into with JBG SMITH prior to the consummation of the combination.

Conditions to the obligation of the JBG Parties to consummate the separation and the combination, including, among others:

•

The receipt by JBG and JBG SMITH of a written opinion of Sullivan & Cromwell LLP, REIT counsel to Vornado, with respect to Vornado and to each REIT that is being contributed by VRLP to JBG SMITH LP, on which Hogan Lovells US LLP, REIT counsel to JBG, and, following the combination, JBG SMITH and its REIT counsel, shall be entitled to rely, to the effect that Vornado and each such REIT have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code; and

•

The receipt by JBG and JBG SMITH of a written opinion of Hogan Lovells US LLP, REIT counsel to JBG, to the effect that JBG SMITH will be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its proposed method of operation will enable it to continue to meet such requirements.

Vornado and JBG SMITH cannot assure you that any or all of these conditions will be met. In addition, Vornado and JBG may, under certain circumstances, decide not to go forward with the separation and the combination. For a complete discussion of all of the conditions to the separation and the combination, please refer to "The Separation and the Combination—Conditions to the Separation and the Combination."

What is the expected date of completion of the separation and the combination?

The completion and timing of the separation and the combination are dependent upon a number of conditions. It is expected that Vornado will distribute its JBG SMITH common shares on            to the holders of record of Vornado common shares at the close of business on the record date. It is expected that, at 12:01 a.m. on the business day after the separation, JBG SMITH will combine with the JBG Included Assets in a series of contribution and merger transactions, as described more fully in this information statement under "The Separation and the Combination—The Combination". However, no assurance can be provided as to the timing of the separation and the combination or that all conditions to the separation and the combination will be met.

Can Vornado decide to cancel the separation, the distribution of JBG SMITH common shares by Vornado, and the combination with the JBG Included Assets, even if all the conditions have been met?

No. The separation, the distribution by Vornado and the combination are subject to the satisfaction or waiver of certain conditions. Please refer to "The Separation and the Combination—The Combination—The MTA—Conditions to the Separation and the Combination." Once all of the conditions have been satisfied, Vornado does not have the right to terminate the separation, the distribution and the combination without the prior written consent of the JBG Parties.

What if I want to sell my Vornado common shares or my JBG SMITH common shares?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor.
What is "regular-way" and "ex-distribution" trading of Vornado common shares?

Beginning on or shortly before the record date and continuing up to and through the distribution date, it is expected that there will be two markets in Vornado common shares: a "regular-way" market and an "ex-distribution" market. Vornado common shares that trade in the "regular-way" market will trade with an entitlement to JBG SMITH common shares distributed pursuant to the distribution by Vornado. Shares that trade in the "ex-distribution" market will trade without an entitlement to JBG SMITH common shares distributed pursuant to the distribution by Vornado.

If you decide to sell any Vornado common shares before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Vornado common shares with or without your entitlement to JBG SMITH common shares pursuant to the distribution by Vornado.

Where will I be able to trade JBG SMITH common shares?

JBG SMITH intends to apply to list its common shares on the NYSE under the symbol "JBGS". JBG SMITH anticipates that trading in its common shares will begin on a "when-issued" basis on or shortly before the record date and will continue up to and through the distribution date and that "regular-way" trading in JBG SMITH common shares will begin on the first trading day following the completion of the separation. If trading begins on a "when-issued" basis, you may purchase or sell JBG SMITH common shares up to and through the distribution date, but your transaction will not settle until after the distribution date. JBG SMITH cannot predict the trading prices for its common shares before, on or after the distribution date.

What will happen to the listing of Vornado shares?	Vornado's common shares will continue to trade on the NYSE after the distribution under the symbol "VNO."
Will the number of Vornado common shares that I own change as a result of the distribution?	No. The number of Vornado common shares that you own will not change as a result of the distribution.

Will the distribution affect the market price of my Vornado shares?

Yes. As a result of the distribution, Vornado expects the trading price of Vornado common shares immediately following the distribution to be lower than the "regular-way" trading price of such shares immediately prior to the distribution because the trading price will no longer reflect the value of Vornado's portion of the portfolio held by JBG SMITH, which will have been spun off in the separation. Instead, the value of Vornado's portion of JBG SMITH's portfolio will be reflected in the trading price of the JBG SMITH common shares to be received by Vornado common shareholders in the distribution. Furthermore, until the market has fully analyzed the value of Vornado without the JBG SMITH portfolio, the trading price of Vornado common shares may fluctuate. Vornado believes that, over time following the separation, assuming the same market conditions and the realization of the expected benefits of the separation, the Vornado common shares and the JBG SMITH common shares should have a higher aggregate market value as compared to what the market value of Vornado common shares would be if the separation did not occur. There can be no assurance, however, that such a higher aggregate market value will be achieved. It is possible that, after the separation, the combined equity value of Vornado and JBG SMITH will be less than Vornado's equity value before the separation.

How will the number of JBG SMITH common shares and JBG SMITH LP common limited partnership units to be issued to JBG investors in the combination be determined?

In consideration of the contribution by the JBG Parties of their management business and the other JBG Included Assets, the applicable JBG Party or certain direct and indirect owners of such JBG Party (which we refer to as the JBG designees) will receive from JBG SMITH and JBG SMITH LP, as applicable, in a private placement satisfying the requirements of Regulation D of the Securities Act, a number of JBG SMITH common shares and/or JBG SMITH LP common limited partnership units to be determined in accordance with a formula set forth in the MTA, as described in more detail under "The Separation and the Combination—The Combination—The MTA—Consideration" beginning on page 244.

How will the value of the Vornado Included Properties and the JBG Included Properties be determined for purposes of the MTA?

The parties to the MTA agreed on the equity value of each of the Vornado Included Assets and the JBG Included Assets when the MTA was executed, but the equity values are subject to certain upward or downward adjustments as set forth in the MTA. These adjustments include, among other things, (i) increasing such equity value by amounts actually paid prior to the revaluation time by Vornado or the JBG Parties, as applicable, on account of certain leasing costs, capital expenditures, certain debt amortizations and paydowns, certain acquisition and development costs and any positive net working capital balance with respect to such property and (ii) decreasing such equity value by the amount of certain leasing costs not yet paid as of the revaluation time pursuant to leases included as part of the initial asset value in the MTA with respect to such property, new indebtedness, certain debt prepayment fees and any negative net working capital balance. The "revaluation time" will be 11:59 p.m. Eastern time on the last day of the calendar month in which all of the conditions to consummation of the separation and the combination have been satisfied or waived (unless such conditions are satisfied or waived in the last five days of a calendar month, in which case the revaluation time will be 11:59 p.m. Eastern time on the last day of the following calendar month).

What are the material U.S. federal income tax consequences of the separation, the distribution and the combination?

It is a condition to the completion of the separation, the distribution and the combination that Vornado obtain an opinion of Sullivan & Cromwell LLP, satisfactory to the Vornado board of trustees, to the effect that the distribution by Vornado, together with certain related transactions, will qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code. Assuming that the distribution, together with certain related transactions, so qualifies, you will not recognize any gain or loss, and no amount will be included in your income, upon your receipt of JBG SMITH common shares pursuant to the distribution, except with respect to any cash received in lieu of fractional JBG SMITH common shares.

You should consult your tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as foreign tax laws, which may result in the distribution being taxable to you. For more information regarding the tax opinion and certain U.S. federal income tax consequences of the separation, please refer to the discussion under "The Separation and the Combination—Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders of Vornado Common Shares."

Will Vornado or JBG SMITH be required to make any tax indemnification payments to the original Charles E. Smith sellers to Vornado of the Vornado Included Assets if JBG SMITH elects to sell one or more of the Vornado Included Assets after the separation?

No. Although a sale by Vornado of the Vornado Included Assets prior to 2021 would likely have required an indemnification payment to the original Charles E. Smith sellers, as a result of the separation a sale by JBG SMITH of any of those assets after the spinoff will not result in any indemnification payments by JBG SMITH or Vornado.

What will JBG SMITH's relationship be with Vornado following the separation?

Following the separation, JBG SMITH and Vornado will be separate publicly traded companies, each with its own board of trustees and management team. In order to effect the separation and provide a framework for JBG SMITH's relationship with Vornado after the separation, JBG SMITH will enter into the Separation Agreement and various other agreements with Vornado, such as a Transition Services Agreement, a Tax Matters Agreement, an Employee Matters Agreement, certain Cleaning Services Agreements with a subsidiary of Vornado with respect to the JBG Included Properties and Vornado Included Properties, and a Management Agreement. These agreements will provide for the allocation between JBG SMITH and Vornado of Vornado's assets, liabilities and obligations (including its assets, employees and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from Vornado and will govern certain relationships between JBG SMITH and Vornado after the separation.

For additional information regarding the Separation Agreement and other transaction agreements, please refer to the sections entitled "Risk Factors—Risks Related to the Separation and the Combination" and "Certain Relationships and Related Person Transactions."

Who will serve as trustees of JBG SMITH following the completion of the separation and the combination?

JBG SMITH will have 12 trustees following the completion of the separation and the combination. Steven Roth, Vornado's Chairman and Chief Executive Officer, will be Chairman of the board of trustees of JBG SMITH. Mitchell Schear, President of Vornado / Charles E. Smith, will also serve as a trustee. Robert Stewart, a managing partner of JBG, will be Executive Vice Chairman of the board of trustees of JBG SMITH. W. Matthew Kelly, a JBG managing partner who will be Chief Executive Officer of JBG SMITH, will also serve as a trustee, along with Michael Glosserman, who is a managing partner of JBG. The remaining seven trustees, including Alan S. Forman, the Director of Investments at the Yale University Investments Office, will be independent.

How will JBG SMITH's initial trustees be chosen?

Each of Vornado and JBG will designate six trustees, for a total of 12 members of the board of trustees of JBG SMITH. For a period of two years following the combination, if any trustee originally designated by Vornado or the JBG Parties (which we refer to as a "Vornado Board Designee" or "JBG Board Designee," respectively) is unable or is unwilling to serve or is otherwise no longer serving on the board of trustees, then the remaining Vornado Board Designees or JBG Board Designees, respectively, will select a replacement designee reasonably satisfactory to JBG SMITH's Corporate Governance and Nominating Committee, who shall be appointed to fill the vacancy.

In addition, in connection with the first annual meeting of JBG SMITH shareholders following the combination, the board of trustees, subject to the reasonable exercise of its duties, will take all such actions as may be necessary to nominate the Vornado Board Designees and the JBG Board Designees (including their respective replacement designees, if any) for election by JBG SMITH's shareholders and use no less rigorous efforts to cause the election of the such Vornado Board Designees and JBG Board Designees (including their respective replacement designees, if any) than the manner in which it supports other nominees for the board of trustees.

Who will manage JBG SMITH after the separation and the combination?

Steven Roth, Vornado's Chairman and Chief Executive Officer, will be JBG SMITH's Chairman of the board of trustees. W. Matthew Kelly, a managing partner of JBG, will be Chief Executive Officer of JBG SMITH and a member of the board of trustees. Robert Stewart, a managing partner of JBG, will be Executive Vice Chairman of the board of trustees. Alan S. Forman, the Director of Investments at the Yale University Investments Office, will also be a trustee. Other members of JBG management will manage JBG SMITH after the separation and the combination, including David Paul as President and Chief Operating Officer, James Iker as Chief Investment Officer, and Brian Coulter and Kai Reynolds as Co-Chief Development Officers. From Vornado's Washington, DC segment, Patrick J. Tyrrell will be Chief Administrative Officer. For more information regarding JBG SMITH's management please refer to "Management."

Who will own JBG SMITH following the combination?

Immediately following the combination, in total and taking into account the indirect interests in JBG SMITH's assets that are held by the limited partners of JBG SMITH LP, the economic interests in JBG SMITH are expected to be owned approximately 74% by Vornado common shareholders and holders of VRLP common limited partnership units as of the record date, 20% by JBG investors as of the date of the combination, and 6% by current JBG management, which percentages are subject to change pursuant to certain closing adjustments set forth in the MTA. Our management team (excluding Michael Glosserman, who will be a member of our board of trustees) is expected to own approximately 5% of the economic interests in JBG SMITH, which represents the majority of their collective net worth, and our management team and board of trustees are expected to beneficially own or represent approximately 13% of the economic interests in JBG SMITH.

Are there risks associated with owning JBG SMITH common shares?

Yes. Ownership of JBG SMITH common shares is subject to both general and specific risks relating to JBG SMITH's business, the industry in which it operates, its ongoing contractual relationships with Vornado and its status as a separate, publicly traded company. Ownership of JBG SMITH common shares is also subject to risks relating to the separation. These risks are described in the "Risk Factors" section of this information statement beginning on page 60. You are encouraged to read that section carefully.

Does JBG SMITH plan to pay dividends?

We are a newly formed company that has not commenced operations, and as a result, we have not paid any dividends as of the date of this information statement. We expect to distribute 100% of our REIT taxable income to our shareholders out of assets legally available therefor. We expect that the cash required to fund our dividends will be covered by cash generated from operations and, to the extent they are not so covered, from our cash on hand. Our dividends must be authorized by our board of trustees, in its sole discretion.

To qualify as a REIT, we must distribute to our shareholders an amount at least equal to:
(i)

90% of our REIT taxable income, determined before the deduction for dividends paid and excluding any net capital gain (which does not necessarily equal net income as calculated in accordance with GAAP); plus

(ii) 90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code; less
(iii) Any excess non-cash income (as determined under the Code). Please refer to "Material U.S. Federal Income Tax Consequences."

Although JBG SMITH currently expects that it will pay a regular cash dividend, the declaration and payment of any dividends in the future by JBG SMITH will be subject to the sole discretion of our board of trustees and will depend upon many factors. Please refer to "Dividend Policy."

Who will be the distribution agent, transfer agent and registrar for the JBG SMITH common shares?	The distribution agent, transfer agent and registrar for the JBG SMITH common shares will be . For questions relating to the transfer or mechanics of the share distribution, you should contact:
Where can I find more information about Vornado and JBG SMITH?	Before the distribution by Vornado, if you have any questions, you should contact:
Vornado Realty Trust 210 Route 4 East Paramus, New Jersey 07652 Attention: Investor Relations (201) 587-1000 vno.com/investor-relations/stock-info
After the distribution by Vornado, JBG SMITH shareholders who have any questions relating to JBG SMITH should contact JBG SMITH at:
JBG SMITH Properties 4445 Willard Avenue, Suite 400 Chevy Chase, Maryland 20815 Attention: Investor Relations
JBG SMITH will maintain a website at .

SUMMARY HISTORICAL COMBINED FINANCIAL DATA

              The following tables set forth the summary historical combined financial and other data of JBG SMITH as it will exist following the separation but prior to the combination, when we will own the Vornado Included Assets but will not yet have acquired the JBG Included Assets, which was carved out from the financial information of Vornado as described below. We were formed for the purpose of receiving, via contribution from Vornado, all of the assets and liabilities of Vornado's Washington, DC segment, and combining Vornado's Washington, DC segment (which operates as Vornado / Charles E. Smith) and the management business and certain Washington, DC assets of JBG. Prior to the effective date of the registration statement on Form 10 of which this information statement forms a part, and the completion of the distributions by each of Vornado and VRLP, we did not conduct any business and did not have any material assets or liabilities. The selected historical financial data set forth below as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 has been derived from our audited combined financial statements, which are included elsewhere in this information statement. The selected historical combined financial data as of December 31, 2013 has been derived from our unaudited combined financial statements, which are not included in this information statement. The income statement data for each of the nine months ended September 30, 2016 and 2015 and the balance sheet data as of September 30, 2016 have been derived from our unaudited interim combined financial statements included elsewhere in this information statement. Our unaudited interim combined financial statements as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015 were prepared on the same basis as our audited combined financial statements as of December 31, 2015 and 2014 and for each of the years ended December 31, 2015, 2014 and 2013 and, in the opinion of management, include all adjustments, consisting only of normal, recurring adjustments, necessary to present fairly our financial position and results of operations for these periods. The interim results of operations are not necessarily indicative of operations for a full fiscal year.

              The accompanying combined financial statements include the accounts of office, multifamily and other commercial assets aggregating approximately 15.2 million square feet, with 3,906 multifamily units, and a future development pipeline with estimated development potential of over 11.0 million square feet located in the Washington, DC metropolitan area, all of which are under common control of Vornado. The assets and liabilities in these combined financial statements have been carved out of Vornado's books and records at their historical carrying amounts. All significant intercompany transactions have been eliminated.

              The historical financial results for the carved out assets reflect charges for certain corporate costs which we believe are reasonable. These charges were based on either actual costs incurred or a proportion of costs estimated to be applicable to the Vornado Included Assets based on an analysis of key metrics, including total revenues. Such costs do not necessarily reflect what the actual costs would have been if JBG SMITH were operating as a separate standalone public company. These charges are discussed further in Note 5—Related Party Transactions in our audited combined financial statements included elsewhere in this information statement.

              The accompanying combined financial statements have been prepared on a carve-out basis in accordance with GAAP. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and revenues and expenses during the reporting periods. Actual results could differ from these estimates.

              Subsequent to the transfer of assets to JBG SMITH and the distribution of JBG SMITH's common shares to Vornado's shareholders, JBG SMITH expects to operate in a manner intended to enable it to qualify as a REIT under Sections 856-860 of the Code. Under those sections, a REIT which distributes at least 90% of its REIT taxable income as a dividend to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. Since Vornado operates as a REIT and distributes 100% of taxable income to its shareholders, no provision for Federal income taxes has been made in the accompanying combined financial statements. The carved out assets are also subject to certain other taxes, including state and local taxes which are included in general and administrative expenses in the combined statements of income.

              Presentation of earnings per share information is not applicable in these carved out combined financial statements, since these assets and liabilities are owned by Vornado.

              For purposes of our historical combined financial statements, the Vornado Included Assets aggregate assets into two reportable segments—office and multifamily—because all of the assets in each segment have similar economic characteristics and we will provide similar products and services to similar types of office and multifamily tenants.

	As of September 30,	As of December 31,
	(Unaudited)	(Audited)	(Audited)	(Unaudited)
(Amounts in thousands)	2016	2015	2014	2013
Balance Sheet Data:
Total assets	$3,703,329	$3,625,314	$3,411,198	$3,283,750
Real estate, at cost	4,122,227	4,038,206	3,809,213	3,700,763
Accumulated depreciation and amortization	911,288	908,233	797,806	732,707
Mortgages payable, net of deferred financing costs	1,180,185	1,302,956	1,277,889	1,180,480
Payable to Vornado	241,188	82,912	—	—
Noncontrolling interest in consolidated subsidiaries	508	515	568	536
Total equity	2,191,459	2,108,927	2,042,369	2,023,867

	(Unaudited) Nine Months Ended September 30,		(Audited) Year Ended December 31,
(Amounts in thousands)	2016	2015	2015	2014	2013
Income Statement Data:
Total revenues	$356,479	$351,423	$470,607	$472,923	$476,311
Operating income	87,548	75,970	102,597	138,619	149,674
Net income attributable to the Vornado Included Assets	46,576	33,643	46,290	77,911	88,661
Cash Flow Statement Data:
Provided by operating activities	101,641	124,040	178,910	188,090	177,972
Used in investing activities	(203,886)	(159,481)	(237,953)	(236,923)	(99,018)
Provided by / (used in) financing activities	62,562	51,772	121,991	32,649	(75,428)

    Funds From Operations ("FFO")

              We calculate FFO in accordance with the definition used by NAREIT. NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains from sales of depreciated real estate assets, real estate impairment losses, depreciation and amortization expense from real estate assets and other specified non-cash items, including the pro rata share of such adjustments of unconsolidated subsidiaries. Adjusted FFO means FFO as adjusted to exclude non-comparable income and expenses in each period. We believe FFO and Adjusted FFO are meaningful non-GAAP financial measures useful in comparing our levered operating performance both internally from period to period and among our peers because these non-GAAP measures exclude net gains on sales of depreciable real estate, real estate impairment losses, and depreciation and amortization expense which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions. FFO and adjusted FFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income as a performance measure or cash flow as a liquidity measure. FFO and adjusted FFO may not be comparable to similarly titled measures employed by others.

              The following tables reconcile net income attributable to the Vornado Included Assets to FFO and adjusted FFO for the nine months ended September 30, 2016 and 2015 and for the years ended December 31, 2015, 2014 and 2013.

	(Unaudited) Nine Months Ended September 30,
(Amounts in thousands)	2016	2015
Net income attributable to the Vornado Included Assets	$46,576	$33,643
Depreciation and amortization of real property	106,983	119,524

FFO	153,559	153,167

Non-comparable items:
Professional fees associated with the spin-off of the Vornado Included Assets	1,528	—
Reversal of deferred income tax liabilities	—	(745)
Prepayment penalty on refinancing of RiverHouse	—	640

Subtotal adjustments	1,528	(105)

Adjusted FFO	$155,087	$153,062

	(Unaudited) Year Ended December 31,
(Amounts in thousands)	2015	2014	2013
Net income attributable to the Vornado Included Assets	$46,290	$77,911	$88,661
Depreciation and amortization of real property	157,172	124,054	122,512

FFO	203,462	201,965	211,173

Non-comparable items:
Reversal of deferred income tax liabilities	(745)	—	(14,112)
Prepayment penalty on refinancing of RiverHouse	640	—	—
Non-cash impairment loss on an investment	405	—	—
Our share of a net gain on sale of land	—	(1,800)	—

Subtotal adjustments	300	(1,800)	(14,112)

Adjusted FFO	$203,762	$200,165	$197,061

 SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

              The following table presents summary unaudited pro forma combined financial information about JBG SMITH's combined balance sheet and statements of income, and gives effect to both the separation and the combination. The information under "Balance Sheet Data" below combines the historical balance sheet of JBG SMITH with the historical combined balance sheets of the Vornado Included Assets and the JBG Included Assets as of September 30, 2016 and gives effect to the separation and the combination as if they had been consummated on September 30, 2016. The information under "Income Statement Data" below combines the income statement of JBG SMITH with each of the Vornado Included Assets and the JBG Included Assets for the nine months ended September 30, 2016 and the year ended December 31, 2015 and gives effect to the separation and the combination as if they had been consummated on January 1, 2015. This unaudited pro forma combined financial information was prepared using the acquisition method of accounting with Vornado Included Assets considered the acquiror of the JBG Included Assets.

              The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or financial results that would have actually been reported had the separation and the combination occurred on January 1, 2015 or September 30, 2016, as applicable, nor is it indicative of our future financial position or financial results.

              The unaudited pro forma combined financial statements include the results of the carve-out of the Vornado Included Assets from the financial information of Vornado. The historical financial results of the Vornado Included Assets reflect charges for certain corporate expenses which include, but are not limited to, costs related to human resources, security, payroll and benefits, legal, corporate communications, information services and restructuring and reorganization. Costs of the services that were allocated or charged to the Vornado Included Assets were based on either actual costs incurred or a proportion of costs estimated to be applicable to the Vornado Included Assets based on a number of factors, most significantly, the Vornado Included Assets' percentage of Vornado's revenue. We believe these charges are reasonable; however, these results may not reflect what our expenses would have been had the Vornado Included Assets been operating as a separate standalone public company.

              The unaudited pro forma combined financial information should be read in conjunction with the pro forma combined financial statements and the combined financial statements and related notes thereto contained elsewhere in this information statement.

(Amounts in thousands)	As of September 30, 2016
(Unaudited)
Balance Sheet Data:
Total assets	$
Real estate, at cost	5,830,944
Accumulated depreciation and amortization	(911,288)
Mortgages payable, net of deferred financing costs	1,874,093
Payable to Vornado(1)	116,232
Noncontrolling interest in JBG SMITH LP	636,062
Noncontrolling interest in consolidated subsidiaries	18,559
Total equity

(1)
The mortgage for the Bowen Building ($115,630,000 principal balance and $602,000 accrued interest) will be assigned to JBG SMITH and the note will be repaid with new financing proceeds from JBG SMITH.

(amounts in thousands)	Nine Months Ended September 30, 2016	Year Ended December 31, 2015
	(Unaudited)	(Unaudited)
Income Statement Data:
Total revenues	$493,500	$644,187
Operating income	55,976	58,918
Net income (loss)
Net income (loss) attributable to shareholders

RISK FACTORS

              You should carefully consider the following risks and other information in this information statement in evaluating our company and our common shares. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow. Some statements in this information statement, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled "Cautionary Statement Concerning Forward-Looking Statements" for additional information regarding these forward-looking statements.

Risks Related to Our Business and Operations

Our portfolio of assets is geographically concentrated in the Washington, DC metropolitan area, which makes us more susceptible to regional and local adverse economic and other conditions than if we owned a more geographically diverse portfolio.

              All of our assets are located in the Washington, DC metropolitan area. As a result, we are particularly susceptible to adverse economic or other conditions in this market (such as periods of economic slowdown or recession, business layoffs or downsizing, industry slowdowns, relocations of businesses, increases in real estate and other taxes, and the cost of complying with governmental regulations or increased regulation), as well as to natural disasters (including earthquakes, storms and hurricanes), potentially adverse effects of "global warming" and other disruptions that occur in this market (such as terrorist activity or threats of terrorist activity and other events), any of which may have a greater impact on the value of our assets or on our operating results than if we owned a more geographically diverse portfolio. This market experienced an economic downturn in recent years. A similar or worse economic downturn in the future could materially and adversely affect our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

              We cannot assure you that this market will grow or that underlying real estate fundamentals will be favorable to owners, operators and developers of office, multifamily or retail assets or future development assets. Our operations may also be affected if competing assets are built in this market. Moreover, submarkets within our core market may be dependent upon a limited number of industries. Any adverse economic or other conditions in the Washington, DC metropolitan area, or any decrease in demand for office, multifamily or retail assets could adversely impact our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

Our assets and our property development market are dependent on a metropolitan economy that is heavily reliant on actual and anticipated federal government spending, and any actual or anticipated curtailment of such spending could have a material adverse effect on our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

              The real estate and property development market in the Washington, DC metropolitan area is heavily dependent upon actual and anticipated government spending, and the professional services and other industries that support the federal government. Any actual or anticipated curtailment of government spending, whether due to an actual or potential change of presidential administration or control of Congress, anticipation of federal government sequestrations, furloughs or shutdowns, a slowdown of the U.S. and/or global economy or other factors, could have an adverse impact on real estate values and property development in the Washington, DC metropolitan area, on demand and willingness to enter into long-term contracts for office space by the federal government and companies dependent upon the federal government, as well as on occupancy rates and annualized rents of multifamily and retail assets by occupants or patrons whose employment is by or related to the federal government. For example, sequestration, which mainly impacted government contractors and federal government agencies, resulted in a large decrease in federal government spending, and the implementation of BRAC, which shifted Department of Defense real estate from leased space to owned bases, contributed to 5.2 million square feet of occupancy losses in the Washington, DC metropolitan area from 2012 through 2014, mainly in Northern Virginia. Similar curtailments in federal spending or changes in federal leasing policy could occur in the future, which could have a material adverse effect on our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

We derive a significant portion of our revenues from U.S. federal government tenants.

              As of September 30, 2016, approximately 24.2% of our share of annualized rent from our office and retail leases in our operating portfolio were generated by rentals to U.S. federal government tenants. The occurrence of events that have a negative impact on the demand for federal government office space, such as a decrease in federal government payrolls or a change in policy that prevents governmental tenants from renting our office space, would have a much larger adverse effect on our revenues than a corresponding occurrence affecting other categories of tenants. If the revenues generated by U.S. federal government tenants were to decline substantially, our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders could be negatively impacted in a material fashion.

We may face additional risks and costs associated with directly managing assets occupied by government tenants.

              We currently own 26 assets in which some or all of the tenants are federal government agencies. As such, lease agreements with these federal government agencies contain certain provisions required by federal law, which require, among other things, that the contractor (which is the lessor or the owner of the property), agree to comply with certain rules and regulations, including, but not limited to, rules and regulations related to anti-kickback procedures, examination of records, audits and records, equal opportunity provisions, prohibition against segregated facilities, certain executive orders, subcontractor cost or pricing data, and certain provisions intending to assist small businesses. Through one of our wholly owned subsidiaries, we directly manage assets with federal government agency tenants and, therefore, we are subject to additional risks associated with compliance with all such federal rules and regulations. In addition, there are certain additional requirements relating to the potential application of certain equal opportunity provisions and the related requirement to prepare written affirmative action plans applicable to government contractors and subcontractors. Some of the factors used to determine whether such requirements apply to a company that is affiliated with the actual government contractor (the legal entity that is the lessor under a lease with a federal government agency) include whether such company and the government contractor are under common ownership, have common management, and are under common control. As a result of the separation, the distribution and the combination, we will own the entity that is the government contractor and the property manager, increasing the risk that requirements of the Employment Standards Administration's Office of Federal Contract Compliance Programs and requirements to prepare affirmative action plans pursuant to the applicable executive order may be determined to be applicable to us.

Capital markets and economic conditions can materially affect our liquidity, financial condition and results of operations, as well as the value of our debt and equity securities.

              There are many factors that can affect the value of our equity securities and any debt securities we may issue in the future, including the state of the capital markets and the economy. Demand for office space may decline nationwide as it did in 2008 and 2009, due to an economic downturn, bankruptcies, downsizing, layoffs and cost cutting. Government action or inaction may adversely affect the state of the capital markets. The cost and availability of credit may be adversely affected by illiquid credit markets and wider credit spreads, which may adversely affect our liquidity and financial condition, including our results of operations, and the liquidity and financial condition of our tenants. Our inability or the inability of our tenants to timely refinance maturing liabilities and access the capital markets to meet liquidity needs may materially affect our financial condition and results of operations and the value of our equity securities and any debt securities we may issue in the future.

We may acquire, develop or redevelop real estate and acquire related companies and this may create risks.

              We may acquire, develop or redevelop assets or acquire real estate related companies when we believe doing so is consistent with our business strategy. We may not succeed in (i) developing, redeveloping or acquiring real estate and real estate related companies; (ii) completing these activities on time or within budget; and (iii) leasing or selling developed, redeveloped or acquired assets at amounts sufficient to cover our costs. Competition in these activities could also significantly increase our costs. Difficulties in integrating acquisitions may prove costly or time-consuming and could divert management's attention. Acquisitions or developments in new markets or types of assets where we do not have the same level of market knowledge may result in weaker than anticipated performance. We may also abandon acquisition, development or redevelopment opportunities that we have begun pursuing and consequently fail to recover expenses already incurred. Furthermore, we may be exposed to the liabilities of assets or companies acquired, some of which we may not be aware of at the time of acquisition.

Partnership or joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on partners' or co-venturers' financial condition and disputes between us and our partners or co-venturers.

              Approximately 32% of our assets measured by total square feet are held through joint ventures and we expect to co-invest in the future with other third parties through partnerships, joint ventures or other entities, acquiring noncontrolling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. Consequently, with respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity, and may, under certain circumstances, be exposed to risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions, and we may be forced to make contributions to maintain the value of the property. Partners or co-venturers may have economic or other business interests or goals that are inconsistent with our business interests or goals and may be in a position to take action or withhold consent contrary to our policies or objectives. In some instances, partners or co-venturers may have competing interests in our markets that could create conflict of interest issues. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. We and our respective partners or co-venturers may each have the right to trigger a buy-sell right or forced sale arrangement, which could cause us to sell our interest, or acquire our partners' or co-venturers' interest, or to sell the underlying asset, at a time when we otherwise would not have initiated such a transaction, without our consent or on unfavorable terms. In addition, a sale or transfer by us to a third party of our interests in the partnership or joint venture may be subject to consent rights or rights of first refusal in favor of our partners or co-venturers, which would in each case restrict our ability to dispose of our interest in the partnership or joint venture. Where we are a limited partner or non-managing member in any partnership or limited liability company, if such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or trustees from focusing their time and effort on our business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting assets owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers. Our joint ventures may be subject to debt and the refinancing of such debt may require equity capital calls. We will review the qualifications and previous experience of any partners and co-venturers, although we may not obtain financial information from, or undertake independent investigations with respect to, prospective partners or co-venturers. To the extent our partners and co-venturers do not meet their obligations to us or our partnerships or joint ventures or they take action inconsistent with the interests of the partnership or joint venture, we may be adversely affected.

We may be unable to renew leases, lease vacant space or re-let space as leases expire (particularly at our Crystal City assets, which have a number of scheduled lease expirations in the near-term), which could adversely affect our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

              As of September 30, 2016, leases representing 15.8% of our share of the office and retail square footage in our operating portfolio will expire by the end of 2017 and 12.0% of our share of the square footage of the assets in our office and other portfolios was unoccupied and not generating rent. We cannot assure you that expiring leases, particularly those at our Crystal City assets, which have a number of scheduled lease expirations in the near-term will be renewed or that our assets will be re-let at rental rates equal to or above current average rental rates or that substantial free rent, tenant improvements, early termination rights or below-market renewal options will not be offered to attract new tenants or retain existing tenants. In addition, our ability to lease our multifamily assets at favorable rates, or at all, may be adversely affected by any increase in supply and/or deterioration in the multifamily market, is dependent upon the overall level of spending in the economy, which is adversely affected by, among other things, job losses and unemployment levels, recession, personal debt levels, housing market conditions, stock market volatility and uncertainty about the future. If the rental rates for our assets decrease, our existing tenants do not renew their leases or we do not re-let a significant portion of our available space and space for which leases will expire, our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders could be adversely affected.

We depend on major tenants in our office portfolio, and the bankruptcy, insolvency or inability to pay rent of any of these tenants could have an adverse effect on our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

              As of September 30, 2016, the 20 largest office and retail tenants in our operating portfolio represented approximately 50.1% of our share of total annualized office and retail rent. In many cases, through tenant improvement allowances and other concessions, we have made substantial upfront investments in leases with our major tenants that we may not be able to recover.

              The inability of a major tenant to pay rent, or the bankruptcy or insolvency of a major tenant, may adversely affect the income produced by our office portfolio. If a tenant becomes bankrupt or insolvent, federal law may prohibit us from evicting such tenant based solely upon such bankruptcy or insolvency. In addition, a bankrupt or insolvent tenant may be authorized to reject and terminate its lease with us. If a lease is rejected by a tenant in bankruptcy, we may have only a general unsecured claim for damages that is limited in amount and may only be paid to the extent that funds are available and in the same percentage as is paid to all other holders of unsecured claims. Moreover, any claim against such tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent owed under the lease.

              If any of our major tenants were to experience a downturn in its business, or a weakening of its financial condition resulting in its failure to make timely rental payments or causing it to default under its lease, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment. Any such event could have an adverse effect on our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

We derive a significant portion of our revenues from five of our assets.

              As of September 30, 2016, five of our assets in the aggregate generated in excess of 20% of our share of annualized rent. The occurrence of events that have a negative impact on one or more of these assets, such as a natural disaster that damages one or more of the assets, would have a much larger adverse effect on our revenues than a corresponding occurrence affecting a less significant property. If the revenues generated by one or more of these assets were to decline substantially, our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders could be adversely affected.

We derive most of our revenues from office assets and are subject to risks that affect the businesses of our office tenants, which are generally financial, legal and other professional firms as well as the U.S. federal government and defense contractors.

              As of September 30, 2016, our 52 operating office assets generated approximately 82% of our share of annualized rent. As a result, the occurrence of events that have a negative impact on the market for office space, such as increased unemployment in the Washington, DC metropolitan area, would have a much larger adverse effect on our revenues than a corresponding occurrence affecting our other segments. Our office tenants are generally financial, legal and other professional firms, as well as the U.S. federal government and defense contractors. This means that we are subject to factors that affect the financial, legal and professional services industries or the federal government generally, including the state of the economy, stock market volatility, and the level of unemployment. These factors could adversely affect the financial condition of our office tenants and the willingness of firms to lease space in our office buildings, which in turn may materially and adversely affect our results of operations, financial condition and ability to service current debt and to make distributions to our shareholders.

Certain of our retail assets depend on anchor or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

              Certain of our retail assets are anchored by large, nationally recognized tenants. At any time, such tenants may experience a downturn in their business that may significantly weaken their financial condition. As a result, such tenants may fail to comply with their contractual obligations to us, seek concessions in order to continue operations or declare bankruptcy, any of which could result in the termination of such tenants' leases. In addition, certain of our tenants may cease operations while continuing to pay rent. Moreover, mergers or consolidations among large retail establishments could result in the closure of existing stores or duplicate or geographically overlapping store locations, which could include stores at our retail assets.

              Loss of, or a store closure by, an anchor or major tenant could decrease customer traffic, thereby decreasing sales for our other tenants at the applicable retail property. If sales of our other tenants decrease, they may be unable to pay their minimum rents or expense recovery charges. Such circumstances may significantly reduce our occupancy level or the rent we receive from our retail assets, and we may not have the right to re-lease vacated space or we may be unable to re-lease vacated space at attractive rents or at all. Moreover, in the event of default by a major tenant or anchor store, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties.

              The occurrence of any of the situations described above, particularly if it involves an anchor or major tenant with leases in multiple locations, could seriously harm our performance and could adversely affect the value of the applicable retail property.

We are subject to risks that affect the retail environment generally, such as weakness in the economy, consumer spending, adverse financial condition of large retail companies and competition from discount and online retailers, any of which could adversely affect market rents for retail space and the willingness or ability of retailers to lease space in our retail assets.

              A portion of our assets are in the retail real estate market. This means that we are subject to factors that affect the retail environment generally, as well as the market for retail space. The retail environment and the market for retail space have previously been, and could again be, adversely affected by weakness in national, regional and local economies, consumer spending and consumer confidence, adverse financial condition of some large retailing companies, ongoing consolidation in the retail sector, excess amount of retail space in a number of markets and increasing competition from online retailers and other online businesses, discount retailers and outlet malls. Increases in online consumer spending may significantly affect our retail tenants' ability to generate sales in their stores. If we fail to reinvest in and redevelop our assets so as to maintain their attractiveness to retailers and shoppers, our revenue and profitability may suffer. If retailers or shoppers perceive that shopping at other venues, online or by phone is more convenient, cost-effective or otherwise more attractive, our revenues and profitability may also suffer.

              Any of the foregoing factors could adversely affect the financial condition of our retail tenants and the willingness of retailers to lease space in our retail assets, which in turn, could negatively impact market rents for retail space and, therefore, materially and adversely affect our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

We face risks associated with our tenants being designated "Prohibited Persons" by the Office of Foreign Assets Control.

              Pursuant to Executive Order 13224 and other laws, the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC") maintains a list of persons designated as terrorists or who are otherwise blocked or banned ("Prohibited Persons") from conducting business or engaging in transactions in the United States and thereby restricts our doing business with such persons. In addition, our leases, loans and other agreements may require us to comply with OFAC and related requirements, and any failure to do so may result in a breach of such agreements. If a tenant or other party with whom we conduct business is placed on the OFAC list or is otherwise a party with whom we are prohibited from doing business, we may be required to terminate the lease or other agreement. Any such termination could result in a loss of revenue or otherwise negatively affect our financial results and cash flows.

Real estate is a competitive business.

              We compete with a large number of property owners and developers, some of which may be willing to accept lower returns on their investments than we are. Principal factors of competition include rents charged, attractiveness of location, the quality of the property and breadth and quality of services provided. Our success depends upon, among other factors, trends of the global, national, regional and local economies, the financial condition and operating results of current and prospective tenants and customers, availability and cost of capital, construction and renovation costs, taxes, governmental regulations, legislation and population and employment trends.

We depend on leasing space to tenants on economically favorable terms and collecting rent from tenants who may not be able to pay.

              Our financial results depend significantly on leasing space in our assets to tenants on economically favorable terms. In addition, because a majority of our income is derived from renting real property, our income, funds available to pay indebtedness and funds available for distribution to shareholders will decrease if certain of our tenants cannot pay their rent or if we are not able to maintain occupancy levels on favorable terms. If a tenant does not pay its rent, we might not be able to enforce our rights as landlord without delays and might incur substantial legal and other costs. During periods of economic adversity, there may be an increase in the number of tenants that cannot pay their rent and an increase in vacancy rates.

We may be required to make rent or other concessions and/or significant capital expenditures to improve our assets in order to retain and attract tenants, which could adversely affect our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

              We may be required to make rent or other concessions to tenants, accommodate requests for renovations, build-to-suit remodeling and other improvements or provide additional services to our tenants. As a result, we may have to make significant capital or other expenditures in order to retain tenants whose leases expire and to attract new tenants in sufficient numbers. If the necessary capital is unavailable, we may be unable to make such expenditures. This could result in non-renewals by tenants upon expiration of their leases and our vacant space remaining untenanted, which could adversely affect our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

Affordable housing and tenant protection regulations may limit our ability to increase rents and pass through new or increased operating expenses to our tenants.

              Certain states and municipalities have adopted laws and regulations imposing restrictions on the timing or amount of rent increases and other tenant protections. Approximately 4% of the units in our operating multifamily portfolio are designated as affordable housing. In addition, Washington, DC and Montgomery County, Maryland have laws that require, in certain circumstances, an owner of a multifamily rental property to allow tenant organizations the option to purchase the building at a market price if the owner attempts to sell the property. We presently expect to continue operating and acquiring assets in areas that either are subject to these types of laws or regulations or where such laws or regulations may be enacted in the future. Such laws and regulations limit our ability to charge market rents, increase rents, evict tenants or recover increases in our operating expenses and could make it more difficult for us to dispose of assets in certain circumstances.

Increased competition and increased affordability of residential homes could limit our ability to retain residents, lease apartment homes and increase or maintain rents at our multifamily assets.

              Our multifamily assets compete with numerous housing alternatives in attracting residents, including other multifamily assets and single-family rental homes, as well as owner-occupied single and multifamily homes. Competitive housing in a particular area and an increase in the affordability of owner-occupied single and multifamily homes due to, among other things, affordable housing prices, oversupply, low mortgage interest rates, and tax incentives and government programs that promote home ownership, could adversely affect our ability to retain residents, lease apartment homes and increase or maintain rents at our multifamily assets.

Our success depends on our senior management team whose continued service is not guaranteed, and the loss of one or more of these persons could adversely affect our ability to manage our business and to implement our growth strategies, or could create a negative perception in the capital markets.

              Our success and our ability to implement and manage anticipated future growth depend, in large part, upon the efforts of our senior management team, who have extensive market knowledge and relationships, and exercise substantial influence over our operational, financing, acquisition and disposition activity. Members of our senior management team have national or regional industry reputations that attract business and investment opportunities and assist us in negotiations with lenders, existing and potential tenants and other industry participants. The loss of services of one or more members of our senior management team, or our inability to attract and retain similarly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners, existing and prospective tenants and industry participants, which could adversely affect our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

The realized and unrealized "gross leveraged IRRs" and "equity multiples" achieved by the JBG Funds are not necessarily indicative of the future performance of our company, any asset in our portfolio or an investment in our common shares.

              We have presented in this information statement realized and unrealized gross leveraged IRRs and equity multiples achieved by the JBG Funds as of September 30, 2016. While we believe these financial metrics may be useful to investors in evaluating the managerial capabilities of the JBG team that will comprise the executive management of JBG SMITH, they are not necessarily indicative of the future performance of our company, any asset in our portfolio or an investment in our common shares. In that regard, they do not include the performance of any of the Vornado Included Assets. In particular, in considering the historical gross leveraged IRRs and equity multiples presented in this information statement, you should consider that:

  •
  these metrics are substantially based on investments that the JBG Funds have sold and will not be included in our portfolio upon completion of the combination;

  •
  our leverage and hedging strategies are expected to differ substantially from those employed by the JBG Funds;

  •
  the JBG Funds made the initial investment in the realized and unrealized investments and operated and, in the case of the realized investments, sold them under market conditions that may differ substantially from current or future market conditions;

  •
  as a REIT, we expect to hold our assets for a longer time period than the JBG Funds have historically held their assets, which means we would expect, all else being equal, to achieve lower IRRs than the JBG Funds;

  •
  these metrics are computed on a cash basis and have not been computed in accordance with GAAP;

  •
  these metrics may not be comparable to similar metrics provided by other companies that calculate them differently;

  •
  equity multiples do not reflect the length of time the JBG Funds were invested in the realized investments or have been invested in the unrealized investments; and

  •
  the JBG Funds were not subject to the income, asset and other limitations imposed by the REIT provisions of the Code under which we will be required to operate.

              In addition, the realized and unrealized gross leveraged IRRs and equity multiples presented in this information statement do not reflect the impact of carried interests or asset management fees, as applicable, paid to JBG or cash-based general and administrative expenses that we will incur in the future in connection with the operation of JBG SMITH. Our general and administrative expenses will include salaries, wages and equity-based compensation for our employees and other expenses primarily related to our operations (e.g., legal, insurance, accounting and other expenses related to corporate governance, periodic SEC reporting and other compliance matters) and will impact the performance of our company and may impact the per share trading price of our common shares. We can provide no assurance that we will be able to replicate the performance achieved by the JBG Funds represented by these financial metrics.

The actual density of our future development pipeline and/or any particular future development parcel may not be consistent with the estimated potential development density set forth in this information statement.

              As of September 30, 2016, we estimate that our 47-asset future development pipeline provided approximately 23.5 million square feet (18.6 million at our share) of estimated potential development density. We caution you not to place undue reliance on the potential development density estimates for our future development pipeline and/or any particular future development parcel because they are based solely our estimates, using data currently available to us, and our business plans as of September 30, 2016. The actual density of our future development pipeline and/or any particular future development parcel may differ substantially from our estimates based on numerous factors, including our inability to obtain necessary zoning, land use and other required entitlements, as well as building, occupancy and other required governmental permits and authorizations, and changes in the entitlement, permitting and authorization processes that restrict or delay our ability to develop, redevelop or use our future development pipeline at anticipated density levels. Moreover, we may strategically choose not to develop, redevelop or use our future development pipeline to its maximum potential development density or may be unable to do so as a result of factors beyond our control, including our ability to obtain financing on terms and conditions that we find acceptable, or at all, to fund our development activities. We can provide no assurance that the actual density of our future development pipeline and/or any particular future development parcel will be consistent with the estimated potential development density set forth in this information statement.

We may not be able to realize potential incremental annualized rent from our office, multifamily or other lease-up opportunities set forth in this information statement.

              Based on current market demand in our submarkets and the efforts of our dedicated in-house leasing teams, we believe we can increase our occupancy and revenue at certain office, multifamily and retail assets. However, we cannot assure you that we will be able to realize potential incremental annualized rent from our office, multifamily or other lease-up opportunities. Our ability to increase our occupancy and revenue at certain office, multifamily and other assets may be adversely affected by an increase in supply and/or deterioration in the office, multifamily or other markets. In addition, if our competitors offer space at rental rates below current asking rates or below our in-place rates, we may experience difficulties attracting new tenants or retaining existing tenants and may be pressured to reduce our rental rates below those we currently charge or to offer more substantial free rent, tenant improvements, early termination rights or below-market renewal options in order to attract or retain tenants. We caution you not to place undue reliance on our belief that we can increase our occupancy and revenue at certain office, multifamily and retail assets.

We own assets in the same geographic regions as Vornado and the JBG Funds and may compete for tenants with Vornado and such JBG Funds.

              Although Vornado and the JBG Funds have collectively contributed the majority of their assets located in the Washington, DC metropolitan area to our company as part of the transaction and may contribute or sell additional assets to us in the future, we have not and will not acquire all of the assets of Vornado or the JBG Funds in the Washington, DC metropolitan area. We will therefore own assets in the same geographic regions as Vornado and the JBG Funds, and, as a result, we may compete for tenants with Vornado and such JBG Funds. Competition may affect our ability to attract and retain tenants and may reduce the rental rates we are able to charge, which could adversely affect our results of operations and cash flow.

Some of our potential losses may not be covered by insurance.

              Vornado maintains general liability insurance with limits of $300,000,000 per occurrence and all-risk property and rental value insurance coverage with limits of $2.0 billion per occurrence, with sub-limits for certain perils such as floods. Vornado maintains coverage for terrorism acts with limits of $4.0 billion per occurrence and in the aggregate, and $2.0 billion per occurrence and in the aggregate for terrorism involving nuclear, biological, chemical and radiological ("NBCR") terrorism events, as defined by the Terrorism Risk Insurance Program Reauthorization Act, which expires in December 2020. JBG SMITH intends to obtain appropriate insurance coverage on its own and coverages may differ from those noted above. Also, the resulting insurance premiums may differ materially from amounts included in the accompanying combined financial statements. JBG SMITH will be responsible for deductibles and losses in excess of insurance coverage, which could be material.

              JBG SMITH will continue to monitor the state of the insurance market and the scope and costs of coverage for acts of terrorism. However, we cannot anticipate what coverage will be available on commercially reasonable terms in the future.

              JBG SMITH's mortgage loans are generally non-recourse and contain customary covenants requiring adequate insurance coverage. Although we believe that we currently have adequate insurance coverage for purposes of these agreements, we may not be able to obtain an equivalent amount of coverage at reasonable costs in the future. If lenders insist on greater coverage than JBG SMITH is able to obtain, it could adversely affect the ability to finance or refinance the properties.

Compliance or failure to comply with the Americans with Disabilities Act or other safety regulations and requirements could result in substantial costs.

              The Americans with Disabilities Act ("ADA") generally requires that public buildings, including our assets, meet certain federal requirements related to access and use by disabled persons. Noncompliance could result in the imposition of fines by the federal government or the award of damages to private litigants and/or legal fees to their counsel. If, under the ADA, we are required to make substantial alterations and capital expenditures in one or more of our assets, including the removal of access barriers, it could adversely affect our financial condition and results of operations, as well as the amount of cash available for distribution to shareholders.

              Our assets are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these requirements, we could incur fines or private damage awards. We do not know whether existing requirements will change or whether compliance with future requirements will require significant unanticipated expenditures that will affect our cash flow and results of operations.

Terrorist attacks, such as those of September 11, 2001, may adversely affect the value of our assets and our ability to generate revenue.

              Our assets are located in the Washington, DC metropolitan area, which has been and may be in the future the target of actual or threatened terrorism activity. As a result, some tenants in this market may choose to relocate their businesses to other markets or to lower-profile office buildings within this market that may be perceived to be less likely targets of future terrorist activity. This could result in an overall decrease in the demand for office space in this market generally or in our assets in particular, which could increase vacancies in our assets or necessitate that we lease our assets on less favorable terms or both. In addition, future terrorist attacks in the Washington, DC metropolitan area could directly or indirectly damage our assets, both physically and financially, or cause losses that materially exceed our insurance coverage. As a result of the foregoing, the value of our assets and our ability to generate revenues could decline materially.

Our business and operations would suffer in the event of system failures.

              Despite system redundancy, the implementation of security measures and the existence of a disaster recovery plan for our internal information technology systems, our systems are vulnerable to damages from any number of sources, including computer viruses, unauthorized access, energy blackouts, natural disasters, terrorism, war and telecommunication failures. Any system failure or accident that causes interruptions in our operations could result in a material disruption to our business. We may also incur additional costs to remedy damages caused by such disruptions.

The occurrence of cyber incidents, or a deficiency in our cybersecurity, could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships, all of which could negatively impact our financial results.

              A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity, or availability of our information resources. More specifically, a cyber incident is an intentional attack or an unintentional event that can include unauthorized persons gaining access to systems to disrupt operations, corrupt data, or steal confidential information. As our reliance on technology has increased, so have the risks posed to our systems, both internal and those we have outsourced. Our primary risks that could directly result from the occurrence of a cyber incident are theft of assets, operational interruption, damage to our relationship with our tenants, and private data exposure. We have implemented processes, procedures and controls to help mitigate these risks, but these measures, as well as our increased awareness of a risk of a cyber incident, do not guarantee that our financial results will not be negatively impacted by such an incident.

We have no operating history as a REIT and may not be able to successfully operate as a REIT.

              We have no operating history as a REIT. We cannot assure you that the past experience of our senior management team will be sufficient to successfully operate our company as a REIT. Upon completion of the transaction, we will be required to develop and implement control systems and procedures in order to maintain our qualification as a REIT, and this transition could place a significant strain on our management systems, infrastructure and other resources. Failure to maintain our qualification as a REIT would have an adverse effect on our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

Risks Related to the Separation and the Combination

We have no history operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

              The historical information about us in this information statement refers to our business as operated by Vornado and the JBG Parties separately from each other. Our historical and pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of Vornado or Vornado and the JBG Parties, respectively. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future. Factors which could cause our results to differ from those reflected in such historical and pro forma financial information and which may adversely impact our ability to receive similar results in the future may include, but are not limited to, the following:

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  Prior to the separation, our business has been operated by Vornado or the JBG Parties, as applicable, as part of its or their broader organization, rather than as an independent company. Vornado and the JBG Parties performed various management functions for us, such as accounting, information technology and finance. Following the separation and the combination, Vornado will provide some of these functions to us, as described in "Certain Relationships and Related Person Transactions," and we will provide some of these functions on our own behalf through the management business we are acquiring from the JBG Parties. Our historical and pro forma financial results reflect allocations of expenses from Vornado or the JBG Parties, as applicable, for such functions and may be less than the expenses we would have incurred had we operated as a separate, publicly traded company. We may need to make certain investments to replicate or outsource from other providers certain facilities, systems, infrastructure and personnel previously provided by Vornado. Developing our ability to operate as a separate, publicly traded company will be costly and may prove difficult. We may not be able to operate our business efficiently or at comparable costs, and our profitability may decline;

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  Currently, our business is integrated with the other businesses of Vornado or the JBG Parties, as applicable, and we are able to use Vornado's and JBG's size and purchasing power in procuring various goods and services and shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. For example, we have historically been able to take advantage of Vornado's and JBG's purchasing power in technology and services, including information technology, marketing, insurance, treasury services, property support and the procurement of goods. Although JBG SMITH will enter into certain transition and other separation-related agreements with Vornado, these arrangements may not fully capture the benefits we have enjoyed as a result of being integrated with Vornado or the JBG Parties and may result in us paying higher charges than in the past for these services. In addition, services provided to us under the Transition Services Agreement will generally only be provided for approximately            months, and this may not be sufficient to meet our needs. As a separate, independent company, we may be unable to obtain goods and services at the prices and terms obtained prior to the separation and the combination, which could decrease our overall profitability. As a separate, independent company, we may also not be as successful in negotiating favorable tax treatments and credits with governmental entities. Likewise, it may be more difficult for us to attract and retain desired tenants. This could have an adverse effect on our business, results of operations and financial condition following the completion of the separation;

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  Generally, our working capital requirements and capital for our general business purposes, including acquisitions, research and development, and capital expenditures, have historically been satisfied as part of the company-wide cash management policies of Vornado or the cash management policies of the JBG Parties, as applicable. Following the separation and the combination, we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may not be on terms as favorable to those obtained by Vornado or the JBG Parties, and the cost of capital for our business may be higher than Vornado's or JBG's cost of capital prior to the separation; and

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  As a separate public company, we will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and will be required to prepare our financial statements according to the rules and regulations required by the SEC. Upon completion of the transaction, we will be required to develop and implement control systems and procedures in order to satisfy our periodic and current reporting requirements under applicable SEC regulations and comply with NYSE listing standards, and this transition could place a significant strain on our management systems, infrastructure and other resources. We cannot assure you that the past experience of our senior management team will be sufficient to successfully operate as a publicly traded company.

              Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as an independent company. For additional information about the past financial performance of our business and the basis of presentation of the historical combined financial statements and the unaudited pro forma combined financial statements of our business, please refer to "Unaudited Pro Forma Combined Financial Statements," "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and accompanying notes included elsewhere in this information statement.

We are dependent on Vornado to provide certain services to us pursuant to the Transition Services Agreement, and it may be difficult to replace the services provided under such agreement.

              Historically, we have relied on Vornado to provide certain financial, administrative and other support functions to operate our business and we will continue to rely on Vornado for certain of these services on a transitional basis pursuant to the Transition Services Agreement that we expect to enter into with Vornado. See "Certain Relationships and Related Person Transactions—Transition Services Agreement." In addition, it may be difficult for us to replace the services provided by Vornado under the Transition Services Agreement, and the terms of any agreements to replace such services may be less favorable to us. Any failure by Vornado in the performance of such services, or any failure on our part to successfully transition these services away from Vornado by the expiration of the Transition Services Agreement, could materially harm our business and financial performance.

If the distribution by Vornado, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, Vornado and Vornado shareholders could be subject to significant tax liabilities.

              It is a condition to the completion of the separation, the distribution and the combination that Vornado obtain an opinion of Sullivan & Cromwell LLP, satisfactory to the Vornado board of trustees, to the effect that the distribution by Vornado, together with certain related transactions, will qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code. The opinion of Sullivan & Cromwell LLP will be based on, among other things, certain facts and assumptions, as well as certain representations, statements and undertakings of Vornado and JBG SMITH (including those relating to the past and future conduct of

Vornado and JBG SMITH). If any of these representations, statements or undertakings are, or become, inaccurate or incomplete, or if Vornado or JBG SMITH breaches any of its respective covenants in the MTA or any of the other agreements entered into in connection with the separation, the distribution and the combination, the opinion of Sullivan & Cromwell LLP may be invalid and the conclusions reached therein could be jeopardized. Vornado does not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the distribution by Vornado. No assurance can be given that the IRS will not challenge the conclusions reflected herein or in the opinion of Sullivan & Cromwell LLP or that a court would not sustain such a challenge.

              Nonetheless, the IRS could determine that the distribution, together with certain related transactions, should be treated as a taxable transaction if it determines that any of the representations, assumptions or undertakings upon which the opinion of Sullivan & Cromwell LLP was based are false or have been violated, or if it disagrees with the conclusions in the opinion of Sullivan & Cromwell LLP. The opinion of Sullivan & Cromwell LLP is not binding on the IRS and there can be no assurance that the IRS will not take a contrary position.

              If the distribution, together with certain related transactions, fails to qualify for tax-free treatment, in general, Vornado would recognize taxable gain as if it had sold the JBG SMITH common shares in a taxable sale for their fair market value and Vornado shareholders who receive JBG SMITH common shares in the distribution could be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares. For more information, please refer to "The Separation and the Combination—Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders of Vornado Common Shares."

JBG SMITH could be required to indemnify Vornado for certain material tax obligations that could arise as addressed in the Tax Matters Agreement.

              The Tax Matters Agreement that JBG SMITH will enter into with Vornado will provide special rules that allocate tax liabilities in the event the distribution by Vornado, together with certain related transactions, is not tax-free. Under the Tax Matters Agreement, JBG SMITH may be required to indemnify Vornado against any taxes and related amounts and costs resulting from (i) an acquisition of all or a portion of the equity securities or assets of JBG SMITH, whether by merger or otherwise, (ii) other actions or failures to act by JBG SMITH, or (iii) any of JBG SMITH's representations or undertakings being incorrect or violated. In addition, under the Tax Matters Agreement, JBG SMITH is liable for any taxes attributable to JBG SMITH and its subsidiaries, unless such taxes are imposed on JBG SMITH or any of the REITs contributed by Vornado (i) with respect to a period before the distribution as a result of any action taken by Vornado after the distribution, or (ii) with respect to any period as a result of Vornado's failure to qualify as a REIT for the taxable year of Vornado that includes the distribution. For a more detailed discussion, please refer to "Certain Relationships and Related Person Transactions—Tax Matters Agreement."

Unless Vornado and JBG SMITH are both REITs immediately after the distribution and at all times during the two years thereafter, the distribution could be taxable to Vornado and its shareholders or JBG SMITH could be required to recognize certain corporate-level gains for tax purposes.

              Section 355(h) of the Code provides that tax-free treatment will not be available unless, as relevant here, Vornado and JBG SMITH are both REITs immediately after the distribution.

              In addition, the Treasury Department and the IRS recently released temporary Treasury regulations pursuant to which, subject to certain exceptions, a REIT must recognize corporate-level gain if it acquires property from a non-REIT "C" corporation in certain so-called "conversion" transactions and engages in a Section 355 transaction within ten years of such conversion. For this purpose, a conversion transaction refers to the qualification of a non-REIT "C" corporation as a REIT or the transfer of property owned by a non-REIT "C" corporation to a REIT. JBG SMITH or its subsidiaries will have acquired property pursuant to conversion transactions within ten years of the distribution. One of the exceptions applies to a distribution described in Section 355 of the Code in which the distributing corporation and the controlled corporation are both REITs immediately after such distribution and at all times during the two years thereafter.

              Each of Vornado and JBG SMITH believes that it qualifies as a REIT and intends to operate in a manner so that each will so qualify immediately after the distribution and at all times during the two years after the distribution. If either Vornado or JBG SMITH were to fail to qualify as a REIT immediately after the distribution of JBG SMITH from Vornado, Section 355(h) of the Code would cause the distribution and separation to be treated as a taxable transaction to Vornado and its shareholders. In addition, if either Vornado or JBG SMITH were to fail to qualify as a REIT at any time during the two years after the distribution, then, for JBG SMITH's taxable year that includes the distribution, the IRS may assert that JBG SMITH would have to recognize corporate-level gain on assets acquired in conversion transactions.

We may not be able to engage in potentially desirable strategic or capital-raising transactions following the separation. In addition, if we were able to engage in such transactions, we could be liable for adverse tax consequences resulting therefrom.

              To preserve the tax-free treatment of the separation, for the two-year period following the separation, JBG SMITH will be prohibited, except in specific circumstances, from: (i) entering into any transaction pursuant to which all or a portion of JBG SMITH's shares would be acquired, whether by merger or otherwise, (ii) issuing equity securities beyond certain thresholds and except in certain circumscribed manners, (iii) repurchasing JBG SMITH common shares, (iv) ceasing to actively conduct certain of its businesses, or (v) taking or failing to take any other action that prevents the distribution and certain related transactions from being tax-free.

              These restrictions may limit JBG SMITH's ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of JBG SMITH's business. For more information, please refer to "The Separation and the Combination—Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders of Vornado Common Shares" and "Certain Relationships and Related Person Transactions—Tax Matters Agreement."

Potential indemnification liabilities to Vornado pursuant to the Separation Agreement could materially adversely affect our operations.

              The Separation Agreement with Vornado provides for, among other things, the principal transactions required to effect the separation, certain conditions to the separation and distribution and provisions governing our relationship with Vornado with respect to and following the separation and distribution. Among other things, the Separation Agreement provides for indemnification obligations designed to make us financially responsible for substantially all liabilities that may exist relating to our business activities, whether incurred prior to or after the separation and distribution, as well as those obligations of Vornado that we will assume pursuant to the Separation Agreement. If we are required to indemnify Vornado under the circumstances set forth in this agreement, we may be subject to substantial liabilities. For a description of this agreement, please refer to "Certain Relationships and Related Person Transactions—The Separation Agreement."

Vornado and the JBG Parties may not be able to transfer their respective interests in certain assets that are subject to certain debt arrangements, are partially owned through a joint venture or similar structure, or are leased from a third party due to the need to obtain the consent of third parties, or they may not be able to complete certain actions with respect to certain assets as required by the MTA, which in either case may result in such assets being excluded from the separation and the combination.

              Certain covenants and other restrictions contained in agreements governing indebtedness secured by certain of our assets and the co-owned or leased nature of some of our assets may require Vornado or JBG, as applicable, to obtain lender, co-venturer, or landlord consent in order to transfer such assets to us prior to completion of the separation or the combination, as applicable. There is no assurance that Vornado or JBG will be able to obtain these consents on terms that they determine to be reasonable, or at all. In addition, each of Vornado and the JBG Parties is obligated by the MTA to complete certain actions with respect to certain assets (for example, entering into definitive agreements to acquire such property or to bifurcate a master ground lease including such property so that such property is part of its own separate ground lease) before such assets can be transferred to us in the separation or the combination, as applicable. Failure to obtain the consents described above, or to complete the actions described above with respect to the assets specified in the MTA, could result in these assets being deemed to be "Kickout Interests" under the MTA, which would require Vornado or JBG to retain such assets and could have a material adverse effect on our business, results of operations and financial condition. Please refer to "The Separation and the Combination—The Combination—The MTA—Kickout Interests" for more information.

Tenant protection regulations may impede the ability of Vornado and the JBG Parties to transfer certain assets to us in the separation and the combination, which may result in a decrease in the size of our portfolio.

              Washington, DC and Montgomery County, Maryland have laws that require, in certain circumstances, an owner of a multifamily rental property to allow tenant organizations the option to purchase the multifamily rental property at a market price if the owner attempts to sell the property. The separation and the combination may constitute a sale of certain Vornado Included Properties and JBG Included Properties that are subject to these provisions and thus may require the applicable property owner to offer the opportunity to purchase such assets to the respective tenants. If the tenants elect to purchase any of the assets subject to these regulations, such assets will not be contributed to us in the separation and the combination, and instead the proceeds of such sale will be contributed to us.

There may be undisclosed liabilities of the Vornado Included Assets or the JBG Included Assets that might expose us to potentially large, unanticipated costs.

              Prior to entering into the MTA, each of Vornado and JBG performed diligence with respect to the business and assets of the other. However, these diligence reviews have necessarily been limited in nature and scope, and may not have adequately uncovered all of the contingent or undisclosed liabilities that we are assuming in connection with the separation and the combination, many of which may not be covered by insurance. Further, the MTA does not provide for indemnification for these types of liabilities by either party following the closing of the combination, and therefore we may not have any recourse with respect to such unexpected liabilities. Any such liabilities could cause us to experience losses, which may be significant, which could materially adversely affect our business, results of operations and financial condition.

After the separation and the combination, certain of our trustees and executive officers may have actual or potential conflicts of interest because of their previous or continuing equity interest in, or positions at, Vornado or the JBG Parties, as applicable, including members of our senior management, who will continue to have an ownership interest in the JBG Funds and will continue to own carried interests in each fund and in certain of our joint ventures that will entitle them to receive additional compensation if the fund or joint venture achieves certain return thresholds.

              Some of our trustees and executive officers will be persons who are or have been employees of Vornado or the JBG Parties. Because of their current or former positions with Vornado or the JBG Parties, certain of our expected trustees and executive officers will own Vornado common shares or other equity awards or equity interests in certain JBG Funds and related entities. Following the separation and the combination, even though our board of trustees will consist of a majority of trustees who are independent, some of our executive officers and some of our trustees will continue to have a financial interest in Vornado common shares or in the JBG Parties or JBG Funds. In addition, one of our trustees will continue serving on the board of trustees of Vornado. Continued ownership of Vornado common shares or interests in the JBG Parties or JBG Funds, or service as a trustee or managing partner, as applicable, at both companies, could create, or appear to create, potential conflicts of interest.

              Certain of the JBG Funds will continue to own assets that are not being contributed to us in the transaction, which JBG Funds are owned in part by members of our senior management. In addition, although the asset management and property management fees associated with the JBG Excluded Assets will be assigned to us upon completion of the transaction, in connection with obtaining the necessary approvals from the constituent members of the JBG Funds, it was determined that the general partner and managing member interests in the JBG Funds that are held by current JBG executives (and who will become members of our management team) would not be transferred to us and will remain under the control of these individuals. As a result, our management's time and efforts may be diverted from the management of our assets to management of the JBG Funds, which could adversely affect the execution of our business plan and our results of operations and cash flow.

              In addition, members of our senior management will continue to have an ownership interest in the JBG Funds and will continue to own carried interests in each fund and in certain of our joint ventures that will entitle them to receive additional compensation if the fund or joint venture achieves certain return thresholds. As a result, members of our senior management could be incentivized to spend time and effort maximizing the cash flow from the assets being retained by the JBG Funds and certain joint ventures, particularly through sales of assets, which may accelerate payments of the carried interest but would reduce the asset management and other fees that would otherwise be payable to us with respect to the JBG Excluded Assets. These actions could adversely impact our results of operations and cash flow.

Vornado will not be required to present investments to us that satisfy our investment guidelines before pursuing such opportunities on Vornado's behalf.

              Our agreements with Vornado will not require Vornado to present to us investment opportunities that satisfy our investment guidelines before Vornado pursues such opportunities. While Vornado does not intend to continue to operate within the Washington, DC metropolitan area after the separation, should it choose to do so Vornado will be free to direct investment opportunities away from JBG SMITH, and we may be unable to compete with Vornado in pursuing such opportunities.

We may not achieve some or all of the expected benefits of the separation and the combination, and the separation and the combination may adversely affect our business.

              After consummation of the combination, JBG SMITH will be a new public company with significantly more revenues, assets and employees than management of the company was responsible for prior to the combination. The integration process will require JBG SMITH management to devote a significant amount of time and attention to the process of integrating the operations of the Vornado Included Assets and the JBG Included Assets. There is a significant degree of difficulty and management involvement inherent in that process, and the actions required to separate our business from that of Vornado and to implement the combination could disrupt our operations. In addition, JBG SMITH will incur certain transaction costs in connection with the separation and the combination, including our obligation pursuant to the MTA to pay all bona fide third-party expenses (with certain limited exceptions) incurred by Vornado and JBG in connection therewith. Some of the transaction costs that we incur may be greater than anticipated, which could adversely affect our available liquidity and ability to execute our business plan. Furthermore, following the separation and the combination, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of Vornado, and our business will be less diversified than Vornado's business prior to the separation. As a result, we may not be able to achieve the full strategic and financial benefits expected to result from the separation and the combination, or such benefits may be delayed due to a variety of circumstances (not all of which may be under our control), which could have a materially adverse effect on our business, financial condition and results of operations.

No vote of Vornado shareholders is required in connection with the separation and distribution.

              No vote of Vornado shareholders is required in connection with the separation and distribution. Accordingly, if this transaction occurs and you do not want to receive our common shares in the distribution, your only recourse will be to divest yourself of your Vornado common shares prior to the record date for the distribution.

The separation, the distribution and the combination, and related transactions, are subject to the satisfaction or waiver by Vornado's board of trustees or by the JBG Parties, in their respective sole discretion, of a number of conditions. We cannot assure you that any or all of these conditions will be met or that the separation, the distribution and the combination will be completed in a timely manner or at all.

              The consummation of the separation, the distribution and the combination is subject to the satisfaction or waiver by Vornado's board of trustees or by the JBG Parties, in their respective sole discretion, of a number of conditions, and we cannot assure you that any or all of these conditions will be met. This means that Vornado or the JBG Parties may be able to elect to cancel or delay the planned separation, the distribution of our common shares and the combination if certain closing conditions have not been met. For example, if the separation, the distribution and the combination have not been consummated on or prior to December 29, 2017, then either Vornado or the JBG Parties may elect to terminate the MTA, which means the separation, the distribution and the combination will not take place. If Vornado's board of trustees or the JBG Parties makes a decision to cancel the separation and the combination, shareholders of Vornado will not receive any distribution of our common shares, Vornado will be under no obligation whatsoever to its shareholders to distribute such common shares, and our business will not be combined with the JBG Included Assets.

In connection with our separation from Vornado, Vornado will indemnify us for certain pre-distribution liabilities and liabilities related to Vornado assets. However, there can be no assurance that these indemnities will be sufficient to protect us against the full amount of such liabilities, or that Vornado's ability to satisfy its indemnification obligation will not be impaired in the future.

              Pursuant to the Separation Agreement, Vornado will agree to indemnify us for certain liabilities. However, third parties could seek to hold us responsible for any of the liabilities that Vornado agrees to retain, and there can be no assurance that Vornado will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Vornado any amounts for which we are held liable, such indemnification may be insufficient to fully offset the financial impact of such liabilities and/or we may be temporarily required to bear these losses while seeking recovery from Vornado.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and share price.

              As a public company, we will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and will be required to prepare our financial statements according to the rules and regulations required by the SEC. In addition, the Exchange Act requires that we file annual, quarterly and current reports. Our failure to prepare and disclose this information in a timely manner or to otherwise comply with applicable law could subject us to penalties under federal securities laws, expose us to lawsuits and restrict our ability to access financing.

              In addition, the Sarbanes-Oxley Act requires that we, among other things, establish and maintain effective internal controls and procedures for financial reporting and disclosure purposes. Internal control over financial reporting is complex and may be revised over time to adapt to changes in our business, or changes in applicable accounting rules. We cannot assure you that our internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which we had previously believed that internal controls were effective. If we are not able to maintain or document effective internal control over financial reporting, our independent registered public accounting firm will not be able to certify as to the effectiveness of our internal control over financial reporting.

              Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis, or may cause our company to restate previously issued financial information, and thereby subject us to adverse regulatory consequences, including sanctions or investigations by the SEC, or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in our company and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if we or our independent registered public accounting firm report a material weakness in our internal control over financial reporting. This could materially adversely affect our company by, for example, leading to a decline in our share price and impairing our ability to raise additional capital.

Substantial sales of our common shares may occur in connection with the distribution, which could cause our share price to decline.

              The shares that Vornado intends to distribute to its shareholders generally may be sold immediately in the public market. Upon completion of the distribution, based on the number of outstanding Vornado common shares as of            , we expect that we will have an aggregate of approximately            common shares issued and outstanding. These shares will be freely tradable without restriction or further registration under the Securities Act, unless the shares are owned by one of our "affiliates," as that term is defined in Rule 405 under the Securities Act. In addition, JBG investors will be permitted to sell the common shares they receive in the combination after a registration statement for such resales has been declared effective or pursuant to an exemption from the registration requirements.

              Although we have no actual knowledge of any plan or intention on the part of any 5% or greater shareholder to sell our common shares following the distribution, it is possible that some shareholders, including possibly some of our large shareholders, will sell our common shares that they receive in the distribution or the combination. For example, Vornado shareholders may sell our common shares because our business profile or market capitalization as an independent company does not fit their investment objectives or because our common shares are not included in certain indices after the distribution. A portion of Vornado's shares is held by index funds tied to the Standard & Poor's 500 Index or other indices, and if we are not included in these indices at the time of the distribution, these index funds may be required to sell our common shares. Additionally, JBG investors who receive common shares in the combination will have liquidity for their investments (unlike with respect to their equity interests in the JBG Contributing Funds) and may decide to sell their shares to realize such liquidity. The sales of significant amounts of our common shares, or the perception in the market that this will occur, may result in the lowering of the market price of our common shares.

Risks Related to Our Indebtedness and Financing

We expect to have a substantial amount of indebtedness, which may limit our financial and operating activities and expose us to the risk of default under our debt obligations.

              Upon completion of the transaction, we anticipate that we will have $             billion aggregate principal amount of consolidated debt outstanding and our unconsolidated joint ventures will have $             billion aggregate principal amount of debt outstanding (approximately $             billion at our share), resulting in a total of $             billion aggregate principal amount of debt outstanding at our share. A subset of our outstanding debt will be guaranteed by our operating partnership, and we may incur significant additional debt to finance future acquisition and development activities.

              Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our assets or to pay the dividends currently contemplated or necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

  •
  our cash flow may be insufficient to meet our required principal and interest payments;

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  we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs;

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  we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

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  we may be forced to dispose of one or more of our assets, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

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  we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

  •
  our default under any loan with cross-default provisions could result in a default on other indebtedness.

              If any one of these events were to occur, our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders could be adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

Our debt agreements include restrictive covenants, requirements to maintain financial ratios and default provisions, which could limit our flexibility and our ability to make distributions and require us to repay the indebtedness prior to its maturity.

              The mortgages on our assets contain customary negative covenants that, among other things, limit our ability, without the prior consent of the lender, to further mortgage the property and to reduce or change insurance coverage. As of September 30, 2016, on a pro forma basis, JBG SMITH had approximately $2.0 billion aggregate principal amount of consolidated debt outstanding ($2.0 billion at our share) and our unconsolidated joint ventures had approximately $1.2 billion aggregate principal amount of debt outstanding ($400 million at our share), resulting in a total of approximately $2.4 billion aggregate principal amount of debt outstanding at our share. We will have a well-staggered debt maturity schedule over the next five years, particularly considering our existing as-of-right extension options. We will have significant liquidity upon the completion of the separation and combination with over $             million of cash and a $            revolving credit facility under which we expect to have significant borrowing capacity. Additionally, our debt agreements contain customary covenants that, among other things, restrict our ability to incur additional indebtedness and, in certain instances, restrict our ability to engage in material asset sales, mergers, consolidations and acquisitions, and restrict our ability to make capital expenditures. These debt agreements, in some cases, also subject us to guarantor and liquidity covenants, and our future revolving credit facility will, and other future debt may, require us to maintain various financial ratios. Some of our debt agreements contain certain cash flow sweep requirements and mandatory escrows, and our property mortgages generally require certain mandatory prepayments upon disposition of underlying collateral. Our ability to borrow is subject to compliance with these and other covenants, and failure to comply with our covenants could cause a default under the applicable debt instrument, and we may then be required to repay such debt with capital from other sources or give possession of a secured property to the lender. Under those circumstances, other sources of capital may not be available to us, or may be available only on unattractive terms.

We may not be able to obtain capital to make investments.

              We depend primarily on external financing to fund the growth of our business. This is because one of the requirements of the Code for a REIT is that it distributes at least 90% of its taxable income, excluding net capital gains, to its shareholders. There is a separate requirement to distribute net capital gains or pay a corporate level tax in lieu thereof. Our access to debt or equity financing depends on the willingness of third parties to lend or make equity investments and on conditions in the capital markets generally. Although we believe that we will be able to finance any investments we may wish to make in the foreseeable future, there can be no assurance that new financing will be available or available on acceptable terms. For information about our available sources of funds, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and the notes to the consolidated financial statements in this information statement.

We may not be permitted to dispose of certain assets or pay down the debt associated with those assets when we might otherwise desire to do so without incurring additional costs. In addition, when we dispose of or sell assets, we may not be able to reinvest the sales proceeds and earn similar returns.

              As part of an acquisition of a property, or a portfolio of assets, we may agree not to dispose of the acquired assets or reduce the mortgage indebtedness for a long-term period, unless we pay certain of the resulting tax costs of the seller. Such an agreement could result in us holding on to assets that we would otherwise sell and not pay down or refinance the mortgage indebtedness encumbering such assets. In addition, when we dispose of or sell assets, we may not be able to reinvest the sales proceeds and earn returns similar to those generated by the assets that were sold.

Our decision to dispose of real estate assets would change the holding period assumption in our valuation analyses, which could result in material impairment losses and adversely affect our financial results.

              We evaluate real estate assets for impairment based on the projected cash flow of the asset over our anticipated holding period. If we change our intended holding period, due to our intention to sell or otherwise dispose of an asset, then under accounting principles generally accepted in the United States, we must reevaluate whether that asset is impaired. Depending on the carrying value of the property at the time we change our intention and the amount that we estimate we would receive on disposal, we may record an impairment loss that would adversely affect our financial results. This loss could be material to our results of operations in the period that it is recognized.

Risks Related to the Real Estate Industry

Real estate investments' value and income fluctuate due to various factors.

              The value of real estate fluctuates depending on conditions in the general economy and the real estate business. These conditions may also adversely impact our revenues and cash flows.

              The factors that affect the value of our real estate include, among other things:

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  global, national, regional and local economic conditions;

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  competition from other available space;

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  local conditions such as an oversupply of space or a reduction in demand for real estate in the area;

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  how well we manage our assets;

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  the development and/or redevelopment of our assets;

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  changes in market rental rates;

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  the timing and costs associated with property improvements and rentals;

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  whether we are able to pass all or portions of any increases in operating costs through to tenants;

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  changes in real estate taxes and other expenses;

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  whether tenants and users consider a property attractive;

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  the financial condition of our tenants, including the extent of tenant bankruptcies or defaults;

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  availability of financing on acceptable terms or at all;

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  inflation or deflation;

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  fluctuations in interest rates;

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  our ability to obtain adequate insurance;

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  changes in zoning laws and taxation;

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  government regulation;

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  consequences of any armed conflict involving, or terrorist attack against, the United States or individual acts of violence in public spaces;

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  potential liability under environmental or other laws or regulations;

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  natural disasters;

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  general competitive factors; and

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  climate changes.

              The rents or sales proceeds we receive and the occupancy levels at our assets may decline as a result of adverse changes in any of these factors. If rental revenues, sales proceeds and/or occupancy levels decline, we generally would expect to have less cash available to pay indebtedness and for distribution to shareholders. In addition, some of our major expenses, including mortgage payments, real estate taxes and maintenance costs generally do not decline when the related rents decline.

It may be difficult to buy and sell real estate quickly, which may limit our flexibility.

              Real estate investments are relatively difficult to buy and sell quickly. Consequently, we may have limited ability to vary our portfolio promptly in response to changes in economic or other conditions. Moreover, our ability to buy, sell, or finance real estate assets may be adversely affected during periods of uncertainty or unfavorable conditions in the credit markets as we, or potential buyers of our assets, may experience difficulty in obtaining financing.

We may incur significant costs to comply with environmental laws and environmental contamination may impair our ability to lease and/or sell real estate.

              Our operations and assets are subject to various federal, state and local laws and regulations concerning the protection of the environment including air and water quality, hazardous or toxic substances and health and safety. Under some environmental laws, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances released at a property. The owner or operator may also be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by those parties because of the contamination. These laws often impose liability without regard to whether the owner or operator knew of the release of the substances or caused such release. The presence of contamination or the failure to remediate contamination may impair our ability to sell or lease real estate or to borrow using the real estate as collateral. Other laws and regulations govern indoor and outdoor air quality including those that can require the abatement or removal of asbestos-containing materials in the event of damage, demolition, renovation or remodeling, and also govern emissions of and exposure to asbestos fibers in the air. The maintenance and removal of lead paint and certain electrical equipment containing polychlorinated biphenyls (PCBs) are also regulated by federal and state laws. We are also subject to risks associated with human exposure to chemical or biological contaminants such as molds, pollens, viruses and bacteria which, above certain levels, can be alleged to be connected to allergic or other health effects and symptoms in susceptible individuals. Our predecessor companies may be subject to similar liabilities for activities of those companies in the past. We could incur fines for environmental noncompliance and be held liable for the costs of remedial action with respect to the foregoing regulated substances or related claims arising out of environmental contamination or human exposure at or from our assets.

              Most of our assets have been subjected to varying degrees of environmental assessment at various times. To date, these environmental assessments have not revealed any environmental condition material to our business. However, identification of new compliance concerns or undiscovered areas of contamination, changes in the extent or known scope of contamination, human exposure to contamination or changes in cleanup or compliance requirements could result in significant costs to us.

              In addition, we may become subject to costs or taxes, or increases therein, associated with natural resource or energy usage (such as a "carbon tax"). These costs or taxes could increase our operating costs and decrease the cash available to pay our obligations or distribute to equity holders.

If we default on or fail to renew at expiration the ground leases for land on which some of our assets are located or other long-term leases, our results of operations could be adversely affected.

              We will own leasehold interests in certain land on which some of the assets to be acquired in the transaction are located. If we default under the terms of any of these ground leases, we may be liable for damages and could lose our leasehold interest in the property or our option to purchase the underlying fee interest in such assets. In addition, unless we purchase the underlying fee interests in the land on which a particular property is located, we will lose our right to operate the property or we will continue to operate it at much lower profitability, which would significantly adversely affect our results of operations. In addition, if we are perceived to have breached the terms of a ground lease, the fee owner may initiate proceedings to terminate the lease. The remaining weighted average term of our ground leases, including unilateral as-of-right extension rights available to us, is approximately 73.2 years. Our share of annualized rent from assets subject to ground leases as of September 30, 2016 was approximately $42.9 million, or 7.5%.

Risks Related to Our Organization and Structure

Tax consequences to holders of JBG SMITH LP limited partnership units upon a sale of certain of our assets may cause the interests of our senior management to differ from your own.

              Some holders of JBG SMITH LP limited partnership units, including members of our senior management, may suffer different and more adverse tax consequences than holders of our common shares upon the sale of certain of the assets owned by our operating partnership, and therefore these holders may have different objectives regarding the appropriate pricing, timing and other material terms of any sale or refinancing of certain assets, or whether to sell such assets at all.

Our declaration of trust and bylaws, the partnership agreement of our operating partnership and Maryland law contain provisions that may delay, defer or prevent a change of control transaction that might involve a premium price for our common shares or that our shareholders otherwise believe to be in their best interest.

    Our declaration of trust contains certain ownership limits with respect to our shares.

              Generally, to maintain our qualification as a REIT, no more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. The Code defines "individuals" for purposes of the requirement described in the preceding sentence to include some types of entities. Our declaration of trust, as it will be amended and restated in connection with the transaction, authorizes our board of trustees to take such actions as it determines are necessary or advisable to preserve our qualification as a REIT. Our declaration of trust will prohibit, among other things, the actual, beneficial or constructive ownership by any person of more than 7.5% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series. For these purposes, our declaration of trust will include a "group" as that term is used for purposes of Section 13(d)(3) of the Exchange Act in the definition of "person." Our board of trustees may exempt a person, prospectively or retroactively, from these ownership limits if certain conditions are satisfied.

              This ownership limit and the other restrictions on ownership and transfer of our shares contained in our declaration of trust may:

  •
  discourage a tender offer or other transactions or a change in management or of control that might involve a premium price for our common shares or that our shareholders might otherwise believe to be in their best interest; or

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  result in the transfer of shares acquired in excess of the restrictions to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of the benefits of owning the additional shares.

    Certain provisions of Maryland law could inhibit changes in control, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that might involve a premium price for our common shares or that our shareholders might otherwise believe to be in their best interest.

              Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of common shares with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

  •
  "business combination" provisions that, subject to limitations, prohibit certain business combinations between us and an "interested shareholder" (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof or an affiliate or associate of ours who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then-outstanding voting shares at any time within the two-year period immediately prior to the date in question) for five years after the most recent date on which the shareholder becomes an interested shareholder, and thereafter impose fair price and/or supermajority shareholder voting requirements on these combinations; and

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  "control share" provisions that provide that a shareholder's "control shares" of our company (defined as shares that, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise one of three increasing ranges of voting power in electing trustees) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership or control of issued and outstanding "control shares") have no voting rights with respect to their control shares, except to the extent approved by our shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

              As permitted by the MGCL, we have elected in our bylaws to opt out of the control share provisions of the MGCL. However, we cannot assure you that our board of trustees will not opt to be subject to such provisions of the MGCL in the future, including opting to be subject to such provisions retroactively.

              Certain provisions of Subtitle 8 of Title 3 of the MGCL permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement certain corporate governance provisions, some of which (for example, approval by at least two-thirds of all shareholders to remove a trustee) are not currently applicable to us. These provisions may have the effect of limiting or precluding a third party from making an unsolicited acquisition proposal for us or of delaying, deferring or preventing a change in control of us under circumstances that otherwise could provide the holders of common shares with the opportunity to realize a premium over the then current market price.

The limited partnership agreement of our operating partnership requires the approval of the limited partners with respect to certain extraordinary transactions involving JBG SMITH, which may reduce the likelihood of such transactions being consummated, even if they are in the best interests of, and have been approved by, our shareholders.

              The limited partnership agreement of JBG SMITH LP, our operating partnership, as it will be amended and restated in connection with the combination, will provide that JBG SMITH may not engage in a merger, consolidation or other combination with or into another person, a sale of all or substantially all of our assets, or a reclassification, recapitalization or a change in outstanding shares (except for changes in par value, or from par value to no par value, or as a result of a subdivision or combination of our common shares), which we refer to collectively as an extraordinary transaction, unless certain criteria are met. In particular, with respect to any extraordinary transaction, if partners will receive consideration for their limited partnership units and if we seek the approval of JBG SMITH shareholders for the transaction (or if we would have been required to obtain shareholder approval of any such extraordinary transaction but for the fact that a tender offer shall have been accepted with respect to a sufficient number of our common shares to permit consummation of such extraordinary transaction without shareholder approval), then the limited partnership agreement prohibits us from engaging in the extraordinary transaction unless we also obtain "partnership approval." In order to obtain "partnership approval," we must obtain the consent of our limited partners (including us and any limited partners majority owned, directly or indirectly, by us) representing a percentage interest in JBG SMITH LP that is equal to or greater than the percentage of our outstanding common shares required (or that would have been required in the absence of a tender offer) to approve the extraordinary transaction, provided that we and any limited partners majority owned, directly or indirectly, by us will be deemed to have provided consent for our partnership units solely in proportion to the percentage of our common shares approving the extraordinary transaction (or, if there is no shareholder vote with respect to such extraordinary transaction because a tender offer shall have been accepted with respect to a sufficient number of our common shares to permit consummation of the extraordinary transaction without shareholder approval, the percentage of our common shares with respect to which such tender offer shall have been accepted). This requirement is described in more detail under "Partnership Agreement."

              The limited partners of JBG SMITH LP may have interests in an extraordinary transaction that differ from those of JBG SMITH common shareholders, and there can be no assurance that, if we are required to seek "partnership approval" for such a transaction, we will be able to obtain it. As a result, if a sufficient number of limited partners oppose such an extraordinary transaction, the limited partnership agreement may prohibit JBG SMITH from consummating it, even if it is in the best interests of, and has been approved by, our shareholders.

Until the 2020 annual meeting of shareholders, JBG SMITH will have a classified board of trustees and that may reduce the likelihood of certain takeover transactions.

              Our declaration of trust, which will be amended and restated prior to the separation, will initially divide our board of trustees into three classes. The initial terms of the first, second and third classes will expire at the first, second and third annual meetings of shareholders, respectively, held following the separation and the combination. Initially, shareholders will elect only one class of trustees each year. Shareholders will elect successors to trustees of the first class for a two-year term and successors to trustees of the second class for a one-year term, in each case upon the expiration of the terms of the initial trustees of each class. Commencing with the 2020 annual meeting of shareholders, each trustee shall be elected annually for a term of one year and shall hold office until the next succeeding annual meeting and until a successor is duly elected and qualifies. There is no cumulative voting in the election of trustees. Until the 2020 annual meeting of the shareholders, JBG SMITH's board will be classified, which may reduce the possibility of a tender offer or an attempt to change control of JBG SMITH, even though a tender offer or change in control might be in the best interest of JBG SMITH's shareholders.

We may issue additional shares in a manner that could adversely affect the likelihood of certain takeover transactions.

              JBG SMITH's declaration of trust, which will be amended and restated prior to the separation, will authorize the board of trustees, without shareholder approval, to:

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  cause JBG SMITH to issue additional authorized but unissued common or preferred shares;

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  classify or reclassify, in one or more classes or series, any unissued common or preferred shares;

  •
  set the preferences, rights and other terms of any classified or reclassified shares that JBG SMITH issues; and

  •
  amend JBG SMITH's declaration of trust to increase the number of shares of beneficial interest that JBG SMITH may issue.

              The board of trustees could establish a class or series of common or preferred shares whose terms could delay, deter or prevent a change in control of JBG SMITH or other transaction that might involve a premium price or otherwise be in the best interest of our shareholders, although the board of trustees does not now intend to establish a class or series of common or preferred shares of this kind. JBG SMITH's declaration of trust and bylaws will contain other provisions that may delay, deter or prevent a change in control of JBG SMITH or other transaction that might involve a premium price or otherwise be in the best interest of our shareholders.

Substantially all of our assets will be owned by subsidiaries. We depend on dividends and distributions from these subsidiaries. The creditors of these subsidiaries are entitled to amounts payable to them by the subsidiaries before the subsidiaries may pay any dividends or other distributions to us.

              Substantially all of our assets are held through JBG SMITH LP, our operating partnership, which holds substantially all of its assets through wholly owned subsidiaries. JBG SMITH LP's cash flow is dependent on cash distributions to it by its subsidiaries, and in turn, substantially all of our cash flow is dependent on cash distributions to us by JBG SMITH LP. The creditors of each of our subsidiaries are entitled to payment of that subsidiary's obligations to them when due and payable before distributions may be made by that subsidiary to its equity holders. Thus, JBG SMITH LP's ability to make distributions to holders of its units depends on its subsidiaries' ability first to satisfy their obligations to their creditors, and then to make distributions to JBG SMITH LP. Likewise, our ability to pay dividends to our shareholders depends on JBG SMITH LP's ability first to satisfy its obligations, if any, to its creditors and make distributions payable to holders of preferred units (if any), and then to make distributions to us.

              In addition, our participation in any distribution of the assets of any of our subsidiaries upon the liquidation, reorganization or insolvency of the subsidiary, is only after the claims of the creditors, including trade creditors, and preferred security holders, if any, of the applicable direct or indirect subsidiaries are satisfied.

Risks Related to Our Status as a REIT

JBG SMITH may fail to qualify or remain qualified as a REIT and may be required to pay income taxes at corporate rates.

              Although we believe that we will be organized and will continue to operate so as to qualify as a REIT for federal income tax purposes, we may fail to remain so qualified. Qualifications are governed by highly technical and complex provisions of the Code for which there are only limited judicial or administrative interpretations and depend on various facts and circumstances that are not entirely within our control. In addition, legislation, new regulations, administrative interpretations or court decisions may significantly change the relevant tax laws and/or the federal income tax consequences of qualifying as a REIT. If, with respect to any taxable year, we fail to maintain our qualification as a REIT and do not qualify under statutory relief provisions, we could not deduct distributions to shareholders in computing our taxable income and would have to pay federal income tax on our taxable income at regular corporate rates. The federal income tax payable would include any applicable alternative minimum tax. If we had to pay federal income tax, the amount of money available to distribute to shareholders and pay our indebtedness would be reduced for the year or years involved, and we would not be required to make distributions to shareholders in that taxable year and in future years until we were able to qualify as a REIT. In addition, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost, unless we were entitled to relief under the relevant statutory provisions.

REIT distribution requirements could adversely affect our liquidity and our ability to execute our business plan.

              In order for us to qualify to be taxed as a REIT, and assuming that certain other requirements are also satisfied, we generally must distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, to our shareholders each year, so that U.S. federal corporate income tax does not apply to earnings that we distribute. To the extent that we satisfy this distribution requirement and qualify for taxation as a REIT, but distribute less than 100% of our REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gains, we will be subject to U.S. federal corporate income tax on our undistributed net taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our shareholders in a calendar year is less than a minimum amount specified under U.S. federal income tax laws. We intend to distribute 100% of our REIT taxable income to our shareholders out of assets legally available therefor.

              From time to time, we may generate taxable income greater than our cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves, or required debt or amortization payments. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices, distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt, or make taxable distributions of our shares or debt securities to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Further, amounts distributed will not be available to fund investment activities. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our shares. Any restrictions on our ability to incur additional indebtedness or make certain distributions could preclude us from meeting the 90% distribution requirement. Decreases in funds from operations due to unfinanced expenditures for acquisitions of assets or increases in the number of shares outstanding without commensurate increases in funds from operations would each adversely affect our ability to maintain distributions to our shareholders. Consequently, there can be no assurance that we will be able to make distributions at the anticipated distribution rate or any other rate. Please refer to "Dividend Policy."

We face possible adverse changes in tax laws, which may result in an increase in our tax liability and adverse consequences to our shareholders.

              Changes in U.S. federal, state and local tax laws or regulations, with or without retroactive application, could have a negative effect on us. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify to be taxed as a REIT and/or the U.S. federal income tax consequences to our investors and to our company of such qualification. In addition, recent election results and the shortfall in tax revenues for states and municipalities in recent years may lead to an increase in the frequency and size of such tax law changes. Even changes that do not impose greater taxes on us could potentially result in adverse consequences to our shareholders. For example, a decrease in corporate tax rates could decrease the attractiveness of the REIT structure relative to companies that are not organized as REITs.

              In any event, the rules of Section 355 of the Code and the Treasury Regulations promulgated thereunder, which apply to determine the taxability of the separation and the combination, have been the subject of change and may continue to be the subject of change, possibly with retroactive application, which could have a negative effect on us and our shareholders. If such changes occur, we may be required to pay additional taxes on our assets or income. These increased tax costs could adversely affect our financial condition and results of operations and the amount of cash available for payment of dividends.

Risks Related to Our Common Shares

No market currently exists for the JBG SMITH common shares and we cannot be certain that an active trading market for our common shares will develop or be sustained after the separation. Following the separation, our share price may fluctuate significantly.

              A public market for our common shares does not currently exist. We anticipate that on or prior to the record date for the distribution, trading of our common shares will begin on a "when-issued" basis and will continue through the distribution date. However, we cannot guarantee that an active trading market will develop or be sustained for our common shares after the separation. Nor can we predict the prices at which our common shares may trade after the separation. Similarly, we cannot predict the effect of the separation on the trading prices of our common shares or whether the combined market value of our common shares and Vornado's common shares will be less than, equal to, or greater than the market value of Vornado's common shares prior to the separation. The market price of our common shares may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

  •
  our financial condition and performance;

  •
  the financial condition of our tenants, including the extent of tenant bankruptcies or defaults;

  •
  actual or anticipated quarterly fluctuations in our operating results and financial condition;

  •
  our dividend policy;

  •
  the reputation of REITs and real estate investments generally and the attractiveness of REIT equity securities in comparison to other equity securities, including securities issued by other real estate companies, and fixed income securities;

  •
  perceptions of the Washington, DC metropolitan area real estate market;

  •
  uncertainty and volatility in the equity and credit markets;

  •
  fluctuations in interest rates;

  •
  changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other REITs;

  •
  failure to meet analysts' revenue or earnings estimates;

  •
  speculation in the press or investment community;

  •
  strategic actions by us or our competitors, such as acquisitions or restructurings;

  •
  the extent of institutional investor interest in us;

  •
  the extent of short-selling of our common shares and the shares of our competitors;

  •
  fluctuations in the stock price and operating results of our competitors;

  •
  general financial and economic market conditions and, in particular, developments related to market conditions for REITs and other real estate related companies;

  •
  domestic and international economic factors unrelated to our performance; and

  •
  all other risk factors addressed elsewhere in this information statement.

              In addition, when the market price of a company's common shares drops significantly, shareholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

We cannot guarantee the timing, amount, or payment of dividends on our common shares.

              Although we expect to pay regular cash dividends following the separation, the timing, declaration, amount and payment of future dividends to shareholders will fall within the discretion of our board of trustees. Our board of trustees' decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, limitations under our financing arrangements, industry practice, legal requirements, regulatory constraints, and other factors that it deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and access the capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividend if we commence paying dividends. For more information, please refer to "Dividend Policy."

Your percentage of ownership in our company may be diluted in the future.

              In the future, your percentage of ownership in us may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise. We also anticipate granting compensatory equity awards to our trustees, officers, employees, advisors and consultants who will provide services to us after the distribution. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our common shares.

              In addition, our declaration of trust will authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred shares having such designation, voting powers, preferences, rights and other terms, including preferences over our common shares respecting dividends and distributions, as our board of trustees generally may determine. The terms of one or more classes or series of preferred shares could dilute the voting power or reduce the value of our common shares. For example, we could grant the holders of preferred shares the right to elect some number of our trustees in all events or on the occurrence of specified events, or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred shares could affect the residual value of our common shares. Please refer to "Description of Shares of Beneficial Interest."

From time to time we may seek to make one or more material acquisitions. The announcement of such a material acquisition may result in a rapid and significant decline in the price of our common shares.

              We are continuously looking at material transactions that we believe will maximize shareholder value. However, an announcement by us of one or more significant acquisitions could result in a quick and significant decline in the price of our common shares.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

              Certain statements contained herein constitute forward-looking statements. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximates," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or other similar expressions in this information statement. In particular, information included under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business and Properties," and "The Separation and the Combination" contains forward-looking statements. We also note the following forward-looking statements: in the case or our development and redevelopment projects, the estimated completion date, estimated project cost and cost to complete; and estimates of future capital expenditures, dividends to common shareholders and operating partnership distributions. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. For a discussion of factors that could materially affect the outcome of our forward-looking statements, see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this information statement.

              You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this information statement or the date of any document incorporated by reference. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this information statement.

 DIVIDEND POLICY

              We are a newly formed company that has not commenced operations and, as a result, we have not paid any dividends as of the date of this information statement. We expect to distribute 100% of our REIT taxable income to our shareholders out of assets legally available therefor. We expect that the cash required to fund our dividends will be covered by cash generated from operations and, to the extent they are not so covered, from our cash on hand. Our dividends must be authorized by our board of trustees, in its sole discretion.

              To qualify as a REIT, we must distribute to our shareholders an amount at least equal to:

(i)
90% of our REIT taxable income, determined before the deduction for dividends paid and excluding any net capital gain (which does not necessarily equal net income as calculated in accordance with GAAP); plus

(ii)
90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code; less

(iii)
Any excess non-cash income (as determined under the Code). Please refer to "Material U.S. Federal Income Tax Consequences."

              We cannot assure you that our distribution policy will remain the same in the future, or that any estimated distributions will be made or sustained. Distributions made by us will be authorized by our board of trustees, in its sole discretion, and declared by us out of legally available funds, and will be dependent upon a number of factors, including restrictions under applicable law, actual and projected financial condition, liquidity, funds from operations and results of operations, the revenue we actually receive from our assets, our operating expenses, our debt service requirements, our capital expenditures, prohibitions and other limitations under our financing arrangements, the annual REIT distribution requirements and such other factors as our board of trustees deems relevant. For more information regarding risk factors that could materially and adversely affect our ability to make distributions, please refer to "Risk Factors."

              Our distributions may be funded from a variety of sources. In particular, we expect that initially our distributions may exceed our net income under GAAP because of non-cash expenses, principally depreciation and amortization expense, included in net income under GAAP. To the extent that our cash available for distribution is less than 100% of our taxable income, we may consider various means to cover any such shortfall, including borrowing, selling certain of our assets or using a portion of the net proceeds we receive from future offerings of equity, equity-related or debt securities or declaring taxable share dividends. In addition, our declaration of trust will allow us to issue shares of preferred equity that could have a preference on distributions and, if we do, the distribution preference on the preferred equity could limit our ability to make distributions to the holders of our common shares.

              For a discussion of the tax treatment of distributions to holders of our common shares, please refer to "Material U.S. Federal Income Tax Consequences."

 CAPITALIZATION

              The following table sets forth JBG SMITH's capitalization as of September 30, 2016 on an unaudited historical basis as it existed prior to the separation and the combination, when it had no material assets or operations, and on a pro forma basis to give effect to the pro forma adjustments included in JBG SMITH's unaudited pro forma financial information. The information below is not necessarily indicative of what JBG SMITH's capitalization would have been had the separation, distribution, combination and related transactions been completed as of September 30, 2016. In addition, it is not indicative of JBG SMITH's future capitalization. This table should be read in conjunction with "Unaudited Pro Forma Combined Financial Statements," "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and JBG SMITH's audited combined financial statements and notes and unaudited combined interim financial statements and notes included elsewhere in this information statement.

	As of September 30, 2016
	Actual	Pro Forma Adjustments		Pro Forma
(Amounts in thousands)
Cash and cash equivalents(1)	$1	$		$

Mortgages payable, net of deferred financing costs	—		1,874,093		1,874,093
Payable to Vornado(2)	—		116,232		116,232

Total debt	—		1,990,325		1,990,325
Shareholder's equity(1)	1
Noncontrolling interests in JBG SMITH LP	—		636,062		636,062
Noncontrolling interest in consolidated subsidiaries	—		18,559		18,559

Total Capitalization	$1	$		$

(1)
Pursuant to the separation, the distributions by each of Vornado and VRLP, and the combination, these adjustments reflect:

(i)
Vornado's and JBG's contribution of cash in connection with the separation and combination, which results in a pro forma cash balance of $         million, after reduction for transaction costs, that is to be used by JBG SMITH for general corporate purposes;

(ii)
the reclassification of Vornado equity to shareholders' equity; and

(iii)
the execution of a $        revolving credit agreement under which not more than $        of outstanding borrowings will be drawn and outstanding as of the date of the separation.

(2)
The mortgage for the Bowen Building ($115,630,000 principal balance and $602,000 accrued interest) will be assigned to JBG SMITH and the note will be repaid with new financing proceeds from JBG SMITH.

 SELECTED HISTORICAL COMBINED FINANCIAL DATA

              The following tables set forth the summary historical combined financial and other data of JBG SMITH as it will exist following the separation but prior to the combination, when we will own the Vornado Included Assets but will not yet have acquired the JBG Included Assets, which was carved out from the financial information of Vornado as described below. We were formed for the purpose of receiving, via contribution from Vornado, all of the assets and liabilities of Vornado's Washington, DC segment, and combining Vornado's Washington, DC segment (which operates as Vornado / Charles E. Smith) and the management business and certain Washington, DC assets of JBG. Prior to the effective date of the registration statement on Form 10 of which this information statement forms a part, and the completion of the distributions by each of Vornado and VRLP, we did not conduct any business and did not have any material assets or liabilities. The selected historical financial data set forth below as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 has been derived from our audited combined financial statements, which are included elsewhere in this information statement. The selected historical combined financial data as of December 31, 2013, 2012 and 2011 and for the years ended December 31, 2012 and 2011 has been derived from our unaudited combined financial statements, which are not included in this information statement. The income statement data for each of the nine months ended September 30, 2016 and 2015 and the balance sheet data as of September 30, 2016 have been derived from our unaudited interim combined financial statements included elsewhere in this information statement. Our unaudited interim combined financial statements as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015 were prepared on the same basis as our audited combined financial statements as of December 31, 2015 and 2014 and for each of the years ended December 31, 2015, 2014 and 2013 and, in the opinion of management, include all adjustments, consisting only of normal, recurring adjustments, necessary to present fairly our financial position and results of operations for these periods. The interim results of operations are not necessarily indicative of operations for a full fiscal year.

              The historical results set forth below do not indicate results expected for any future periods. The selected financial data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and related notes thereto included elsewhere in this information statement.

              The following tables set forth selected financial and operating data for the Vornado Included Assets. This data may not be comparable to, or indicative of, future operating results.

		As of December 31,
	(Unaudited) As of September 30, 2016	(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
		2015	2014	2013	2012	2011
(Amounts in thousands)
Balance Sheet Data:
Total assets	$3,703,329	$3,625,314	$3,411,198	$3,283,750	$3,285,992	$3,334,156
Real estate, at cost	4,122,227	4,038,206	3,809,213	3,700,763	3,641,205	3,652,547
Accumulated depreciation and amortization	911,288	908,233	797,806	732,707	661,597	646,402
Mortgages payable, net of deferred financing costs	1,180,185	1,302,956	1,277,889	1,180,480	1,354,895	1,425,925
Payable to Vornado	241,188	82,912	—	—	—	—
Noncontrolling interest in consolidated subsidiaries	508	515	568	536	448	452
Total equity	2,191,459	2,108,927	2,042,369	2,023,867	1,834,025	1,813,614

			Year Ended December 31,
	(Unaudited) Nine Months Ended September 30, 2016
			(Audited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)
	2016	2015	2015	2014	2013	2012	2011
(Amounts in thousands)
Income Statement Data:
Total revenues	$356,479	$351,423	$470,607	$472,923	$476,311	$479,800	$507,832
Operating income	87,548	75,970	102,597	138,619	149,674	142,904	164,614
Net income attributable to the Vornado Included Assets	46,576	33,643	46,290	77,911	88,661	60,447	80,755
Cash Flow Statement Data:
Provided by operating activities	101,641	124,040	178,910	188,090	177,972	196,340	222,563
Used in investing activities	(203,886)	(159,481)	(237,953)	(236,923)	(99,018)	(79,187)	(134,821)
Provided by / (used in) financing activities	62,562	51,772	121,991	32,649	(75,428)	(115,298)	(22,675)

 UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

              The following unaudited pro forma combined financial statements have been prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma combined financial information by applying pro forma adjustments to the historical combined financial information to reflect the separation of the Vornado Included Assets from Vornado and the acquisition of the JBG Included Assets (including JBG Operating Partners) as described elsewhere in this information statement. The unaudited pro forma combined balance sheet gives effect to the transaction as if it had occurred on September 30, 2016. The unaudited pro forma combined statements of operations give effect to the transaction as if it had occurred on January 1, 2015. All significant pro forma adjustments and underlying assumptions are described in the notes to the unaudited pro forma combined financial statements.

              The unaudited pro forma adjustments include the following:

  •
  The contribution from Vornado to JBG SMITH of the assets and liabilities that comprise the Vornado Included Assets' business and $        of cash;

  •
  The acquisition of the JBG Included Assets (including JBG Operating Partners), including cash of $        ;

  •
  The issuance of approximately 94.5 million of our common shares on the distribution date based upon the number of Vornado common shares outstanding on September 30, 2016, a distribution ratio of one JBG SMITH common share for every two Vornado common shares in the distribution by Vornado and the issuance of approximately             of our common shares expected to be issued to the JBG designees in connection with the combination;

  •
  The issuance of approximately 100.6 million common limited partnership units of JBG SMITH LP on the distribution date based upon the number of VRLP common limited partnership units outstanding on September 30, 2016, a distribution ratio of one common limited partnership unit of JBG SMITH LP for every two common limited partnership units of VRLP and the issuance of approximately            common limited partnership units of JBG SMITH LP expected to be issued to the JBG designees in connection with the combination; and

  •
  The execution of a $        revolving credit agreement.

              The accompanying unaudited pro forma combined financial statements do not give effect to the potential impact of cost savings that may result from the transactions described above or items that will not have a recurring impact. While Vornado will provide JBG SMITH with certain information technology, financial reporting, SEC compliance, and possibly other support services on a transitional basis pursuant to a Transition Services Agreement, a significant portion of these services are expected to be less than one year in duration. Accordingly, the accompanying unaudited pro forma combined financial statements do not give effect to the Transition Services Agreement with Vornado, as the majority of these services are not expected to be recurring in nature and therefore do not have a continuing impact on JBG SMITH's unaudited pro forma combined statements of operations.

              The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or financial results that would have actually been reported had the transaction occurred on January 1, 2015 or September 30, 2016, as applicable, nor are they indicative of our future financial position or financial results. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the unaudited pro forma combined financial statements, including the impact on pro forma amortization of intangible assets and depreciation of property, plant and equipment.

              The unaudited pro forma combined financial statements include the results of the carve-out of the Vornado Included Assets from the financial information of Vornado. The historical financial results of the Vornado Included Assets reflect charges for certain corporate expenses which include, but are not limited to, costs related to human resources, security, payroll and benefits, legal, corporate communications, information services and restructuring and reorganization. Costs of the services that were allocated or charged to the Vornado Included Assets were based on either actual costs incurred or a proportion of costs estimated to be applicable to the Vornado Included Assets based on a number of factors, most significantly, the Vornado Included Assets' percentage of Vornado's revenue. This unaudited pro forma financial information is based on available information and various assumptions that management believes to be reasonable. However, these results may not reflect what our expenses would have been had the Vornado Included Assets been operating as a separate standalone public company.

              We considered the guidance in Financial Accounting Standards Board Accounting Standards Codification ("ASC") 805, Business Combinations, and determined that the Vornado Included Assets should be the accounting acquirer and all of their assets, liabilities and results of operations will be recorded at their historical cost basis. Although the management team of JBG Operating Partners will represent the majority of the management of JBG SMITH, our conclusion is supported by the following considerations: (i) Vornado common shareholders will hold a significant majority of the JBG SMITH common shares and the voting rights attendant thereto; (ii) the fair value of the Vornado Included Assets is significantly greater than that of the JBG Included Assets (including JBG Operating Partners); and (iii) while the board of trustees will include six trustees designated by Vornado and six trustees designated by JBG, the majority voting rights provide Vornado common shareholders, as a result of the issuance to them of what is expected to comprise a significant majority of the common shares of JBG SMITH, with the ability to determine the outcome of elections for the board of trustees occurring beginning in 2018 (with the full board of trustees subject to reelection within three years) and the outcome of the vote on other matters that require shareholder approval. The JBG Included Assets (including JBG Operating Partners) are not entities under common control or subsidiaries of a common parent.

              The unaudited pro forma combined financial statements also include the effect of the acquisition by JBG SMITH of the JBG Included Assets (including JBG Operating Partners), which will be accounted for under the acquisition method of accounting and recognized at the estimated fair value of the assets acquired and liabilities assumed on the date of such acquisition in accordance with ASC 805.

              The unaudited pro forma combined financial statements should be read in conjunction with the combined financial statements and related notes thereto contained elsewhere in this information statement.

JBG SMITH Properties
PRO FORMA COMBINED BALANCE SHEET
SEPTEMBER 30, 2016
(Unaudited)
(Amounts in thousands)

	JBG SMITH Properties (A)	Vornado Included Assets (B)	Acquisition of JBG Included Assets (C)	Other Pro Forma Adjustments (D)		JBG SMITH Properties Pro Forma
ASSETS
Real estate, at cost:
Land	$—	$934,317	$669,142		$—		$1,603,459
Buildings and improvements	—	2,985,441	774,584		—		3,760,025
Construction in progress	—	181,614	256,699		—		438,313
Leasehold improvements and equipment	—	20,855	8,292		—		29,147

Total	—	4,122,227	1,708,717		—		5,830,944
Less accumulated depreciation and amortization		(911,288)	—		—		(911,288)

Real estate, net	—	3,210,939	1,708,717		—		4,919,656
Cash and cash equivalents	1	35,283	14,025
Restricted cash	—	2,246	11,362		—		13,608
Tenant and other receivables, net of allowance for doubtful accounts	—	31,996	15,742		—		47,738
Investments in unconsolidated real estate ventures	—	93,398	213,772		—		307,170
Receivable arising from the straight-lining of rents	—	131,809	—		—		131,809
Identified intangible assets, net of accumulated amortization	—	3,270	171,831		—		175,101
Goodwill	—	—	49,775		—		49,775
Deferred leasing costs, net of accumulated amortization	—	94,567	—		—		94,567
Receivable from Vornado	—	81,403	—
Other assets, including prepaid expenses	—	18,418	3,363

	$1	$3,703,329	$2,188,587	$		$

LIABILITIES AND EQUITY
Mortgages payable, net of deferred financing costs	$—	$1,180,185	$693,908		$—		$1,874,093
Payable to Vornado		241,188	—		124,956		116,232
Accounts payable and accrued expenses	—	35,803	51,288
Identified intangible liabilities, net of accumulated amortization	—	11,925	1,446		—		13,371
Other liabilities	—	42,769	13,255		—		56,024

Total liabilities	—	1,511,870	759,897

Commitments and contingencies
Shareholders' equity	1	2,190,951	928,685
Noncontrolling interests in JBG SMITH LP	—	—	481,954		154,108		636,062
Noncontrolling interests in consolidated subsidiaries	—	508	18,051		—		18,559

Total equity	1	2,191,459	1,428,690

	$1	$3,703,329	$2,188,587	$		$

JBG SMITH Properties
PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016
(Unaudited)
(Amounts in thousands)

			JBG Included Assets
	JBG SMITH Properties (AA)	Vornado Included Assets (BB)	Acquisition of JBG Operating Partners (CC)	Acquisition of JBG Consolidated Assets (DD)	Acquisition of JBG Unconsolidated Real Estate Ventures (EE)	Elimination Pro Forma Adjustments (FF)	Other Pro Forma Adjustments (GG)		JBG SMITH Properties Pro Forma
REVENUE
Property rentals	$—	$299,498	$—	$55,886	$—	$—		$—		$355,384
Tenant expense reimbursements	—	28,428	—	4,793	—	—		—		33,221
Development, management and other service revenue	—	18,573	54,605	—	—	(2,084)		—		71,094
Other income and reimbursement from managed properties	—	9,980	22,992	829	—	—		—		33,801

Total revenue	—	356,479	77,597	61,508	—	(2,084)		—		493,500

EXPENSES
Depreciation and amortization	—	98,291	11,790	30,928	—	—		—		141,009
Property operating and reimbursable expenses from managed properties	—	86,809	22,992	19,573	—	(2,084)		—		127,290
Real estate taxes	—	43,712	—	8,195	—	—		—		51,907
General and administrative	—	38,814	51,934	—	—	—		23,687		114,435
Ground rent	—	1,305	—	1,578	—	—		—		2,883

Total expenses	—	268,931	86,716	60,274	—	(2,084)		23,687		437,524

Operating income (loss)	—	87,548	(9,119)	1,234	—	—		(23,687)		55,976
Loss from unconsolidated real estate ventures	—	(3,970)	—	—	(12,501)	—		—		(16,471)
Interest income, net	—	2,544	—	2	—	—		—		2,546
Loss on derivative instruments	—	—	—	(5,055)	—	—		—		(5,055)
Interest and debt expense	—	(38,662)	—	(15,245)	—	—
Income tax provision	—	(884)	(8,439)	—	—	—		—		(9,323)

Net income (loss)	—	46,576	(17,558)	(19,064)	(12,501)	—
Less net income (loss) attributable to noncontrolling interests in:
Consolidated subsidiaries	—	—	—	1,070	—	—
JBG SMITH LP	—	—	—	—	—	—

Net income (loss) attributable to shareholders	$—	$46,576	$(17,558)	$(17,994)	$(12,501)	$—	$		$

Weighted average shares outstanding—basic and diluted

Earnings per share—basic and diluted									$

JBG SMITH Properties
PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2015
(Unaudited)
(Amounts in thousands)

			JBG Included Assets
	JBG SMITH Properties (AA)	Vornado Included Assets (BB)	Acquisition of JBG Operating Partners (CC)	Acquisition of JBG Consolidated Assets (DD)	Acquisition of JBG Unconsolidated Real Estate Ventures (EE)	Elimination Pro Forma Adjustments (FF)	Other Pro Forma Adjustments (GG)		JBG SMITH Properties Pro Forma
REVENUE
Property rentals	$—	$389,792	$—	$64,253	$—	$—		$—		$454,045
Tenant expense reimbursements	—	41,047	—	4,460	—	—		—		45,507
Development, management and other service revenue	—	21,602	77,699	—	—	(2,493)		—		96,808
Other income and reimbursement from managed properties	—	18,166	27,838	1,823	—	—		—		47,827

Total revenue	—	470,607	105,537	70,536	—	(2,493)		—		644,187

EXPENSES
Depreciation and amortization	—	144,984	15,720	36,427	—	—		—		197,131
Property operating and reimbursable expenses from managed properties	—	116,811	27,838	22,739	—	(2,493)		—		164,895
Real estate taxes	—	58,866	—	9,271	—	—		—		68,137
General and administrative	—	46,037	72,416	—	—	—		33,237		151,690
Ground rent	—	1,312	—	2,104	—	—		—		3,416

Total expenses	—	368,010	115,974	70,541	—	(2,493)		33,237		585,269

Operating income (loss)	—	102,597	(10,437)	(5)	—	—		(33,237)		58,918
Loss from unconsolidated real estate ventures	—	(7,772)	—	—	(7,639)	—		—		(15,411)
Interest income, net	—	2,708	—	3	—	—		—		2,711
Loss on derivative instruments	—	—	—	(1,652)	—	—		—		(1,652)
Interest and debt expense	—	(50,823)		(17,576)	—	—
Income tax provision	—	(420)	(12,084)	—	—	—		—		(12,504)

Net income (loss)	—	46,290	(22,521)	(19,230)	(7,639)	—
Less net income (loss) attributable to noncontrolling interests in:
Consolidated subsidiaries	—	—	—	208	—	—
JBG SMITH LP	—	—	—	—	—	—

Net income (loss) attributable to shareholders	$—	$46,290	$(22,521)	$(19,022)	$(7,639)	$—	$		$

Weighted average shares outstanding—basic and diluted

Earnings per share—basic and diluted									$

Notes to Pro Forma Combined Financial Statements (unaudited)

1.
Adjustments to Unaudited Pro Forma Combined Balance Sheet

The adjustments to the unaudited pro forma combined balance sheet as of September 30, 2016 are as follows (dollar amounts in thousands, except per share and common limited partnership unit amounts):

(A)
Represents JBG SMITH, the Maryland real estate investment trust that was formed on October 27, 2016, which will be the ultimate parent entity upon the completion of the transaction. JBG SMITH has had no corporate activity since its formation other than the issuance of 1,000 common shares of beneficial interest ($0.01 par value per share) for a total of $1 on November 22, 2016. JBG SMITH expects to conduct substantially all of its operations and make substantially all of its investments through JBG SMITH LP, its operating partnership. At such time JBG SMITH, as the sole general partner of JBG SMITH LP, is expected to own      % of the common limited partnership units of JBG SMITH LP and control JBG SMITH LP. Accordingly, under accounting principles generally accepted in the United States of America, or GAAP, JBG SMITH will consolidate the assets, liabilities and results of operations of JBG SMITH LP and its subsidiaries.

(B)
Represents the unaudited historical combined balance sheet of the Vornado Included Assets as of September 30, 2016. For detailed information of the structure of the Vornado Included Assets, refer to the unaudited historical combined financial statements and accompanying notes appearing elsewhere in this information statement. Because the Vornado Included Assets are deemed the accounting acquirer, all of their assets, liabilities and results of operations will be recorded at their historical cost basis.

(C)
Represents the acquisition of the JBG Included Assets which are comprised of (i) 100% of the ownership interests in certain assets and less than 100% of the ownership interests in certain real estate ventures owned by the JBG Parties and (ii) JBG Operating Partners, a real estate services company providing investment, development, asset and property management, leasing, construction management and other services primarily to the assets owned, directly or indirectly, by the contributing JBG Funds. Consideration to the JBG Parties with respect to the acquisitions referred to in clause (i) above will be in the form of common shares, common limited partnership units and, if necessary in order for the JBG Parties to provide consideration in accordance with the MTA to JBG investors who are not accredited investors, cash. Consideration will be paid with respect to the acquisition of JBG Operating Partners describe in clause (ii) above in the form of common limited partnership units of JBG SMITH LP. JBG Operating Partners is owned by 20 unrelated individuals. 19 of these individuals will become employees of JBG SMITH and three of these individuals will become members of the board of trustees.

The acquisition of the JBG Included Assets (including JBG Operating Partners) will be accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Although the MTA prescribes the series of acquisition transactions that will occur and the agreed-upon values for each of the JBG Included Assets (including JBG Operating Partners), the acquisition will be accounted for as a single integrated transaction. The transaction terms were negotiated by and among Vornado and certain owners of JBG Operating Partners on behalf of the investors in the JBG Funds and the other owners of JBG Operating Partners, and the transaction documents were executed concurrently and in contemplation of one another. The fair value of the aggregate purchase consideration will be allocated based on the estimated fair value of the assets acquired and liabilities assumed on the date of acquisition.

A portion of the common limited partnership unit consideration, paid to certain of the owners of JBG Operating Partners, with an estimated fair value of $140,974 is subject to post combination employment with vesting periods of between 31 and 60 months. In accordance with GAAP, consideration that is subject to future employment is not considered a component of the purchase price for the business combination and should be recognized as compensation expense in accordance with ASC Topic 718 Share-based Payments.

The acquisition resulted in goodwill because the purchase price exceeded the estimated fair value of the identifiable net assets acquired in an amount of $49,775.

The following preliminary allocation of the purchase price is based on preliminary estimates and assumptions and is subject to change based on a final determination of the fair value of the purchase consideration and assets acquired and liabilities assumed:

Fair value of purchase consideration
Cash, common shares and common limited partnership units	$1,410,639
Mortgages payable assumed	693,908

Total consideration paid	$2,104,547

Fair value of assets acquired and liabilities assumed
Land	$669,142
Building and improvements	774,584
Construction in progress	256,699
Leasehold improvements and equipment	8,292
Cash	14,025
Restricted cash	11,362
Investments in unconsolidated real estate ventures	213,772
Identified intangible assets	171,831
Identified intangible liabilities	(1,446)
Other assets acquired (liabilities assumed), net	(45,438)
Noncontrolling interests in consolidated subsidiaries	(18,051)

Net assets acquired	2,054,772

Goodwill	49,775

Total consideration paid	$2,104,547

The following table presents a reconciliation of stipulated transaction values in the MTA to the pro forma consideration paid in the table above:

Implied Gross Asset Value per MTA	$2,428,000
Portion of consideration attributable to the acquisition of JBG management company reflected as future compensation expense	(140,974)
Our share of mortgages payable in unconsolidated real estate ventures	(210,060)
Fair value adjustment to common limited partnership units to be issued due to transfer restrictions	(57,170)
Capital costs incurred from the MTA valuation date through September 30, 2016 and other adjustments	84,751

Pro forma—total consideration paid	$2,104,547

Capital required for development and redevelopment projects subsequent to the initial valuation of the assets and liabilities through closing of this transaction will be funded by

  Vornado and JBG, as applicable, and any required adjustment will be reflected in the final purchase price allocation.

The contribution of certain JBG Included Assets to JBG SMITH in connection with the transaction will require the consent of certain third parties, including joint venture partners, lenders and ground lessors of JBG and Vornado. The MTA requires the parties obtain such consents, and with respect to any required debt consent, to seek to prepay or refinance the applicable loan if such consent is not received within 120 days following the date of the MTA. If (i) a consent (or, with respect to debt consents, a prepayment or refinancing in a manner that does not restrict the transaction and meets certain other terms set forth in the MTA) is not obtained with respect to certain specified JBG Included Assets prior to the date that is 20 days before the anticipated completion of the transaction, or (ii) certain JBG Included Assets for which certain specified actions have not been resolved prior to the date that is 20 days before the anticipated completion of the transaction, such assets will be deemed to be Kickout Interests as described under "The Separation and the Combination—The Combination—The MTA—Kickout Interests" and will not be contributed as part of the transaction.

The fair value of the mortgages payable assumed was determined using current market interest rates for comparable debt financings. The carrying value of cash, restricted cash, working capital balances, leasehold improvements and equipment for JBG Operating Partners, and other assets acquired and liabilities assumed approximates fair value.

The allocation to tangible assets (land, building and improvements, construction in progress, and leasehold improvements and equipment) is based upon management's determination of the value of the asset as if it were vacant. This "as-if vacant" value is estimated using an income, or discounted cash flow, approach that relies upon internally determined assumptions that we believe are consistent with current market conditions for similar assets. The most significant assumptions in determining the allocation of the purchase price to tangible assets are the exit capitalization rate, discount rate, estimated market rents and hypothetical expected lease-up periods.

The allocation to identified intangible assets related to the JBG Included Assets other than JBG Operating Partners (above or below market component of in-place leases, including ground leases, the value of in-place leases and options to acquire land or enter into a ground lease) is based on the following:

•
The value allocable to the above or below market component of an acquired in-place lease is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be received pursuant to the lease over its remaining term and (ii) management's estimate of the amounts that would be received using fair market rates over the remaining term of the lease. Amounts allocated to above market leases are recorded as identified intangible assets, and amounts allocated to below market leases are recorded as identified intangible liabilities. These intangibles are amortized to rental income over the remaining terms of the respective leases.

•
Factors considered in determining the value allocable to in-place leases include estimates, during hypothetical lease-up periods, related to space that is actually leased at the time of acquisition. These estimates include (i) lost rent at market rates, (ii) fixed operating costs that will be recovered from tenants and (iii) theoretical leasing commissions required to execute similar leases. These intangible assets are recorded as identified intangible assets and are amortized over the remaining term of the existing lease.

The allocation to intangible assets related to JBG Operating Partners (in-place property management, leasing, asset management, and development and construction management contracts) is based on the estimated fair value of the management contracts. Factors considered in determining the value allocable to these management contracts include revenue and expense projections over the estimated life of each contract, respectively. The projections were then present valued using a market discount rate to calculate fair value. These intangibles are amortized over the estimated life of the contract.

The allocation to the noncontrolling interests in the JBG Included Assets that are less than 100% owned and unconsolidated (JBG Unconsolidated Real Estate Ventures) is based on the estimated fair value of the identified assets acquired of those entities exceeding the fair value of the liabilities assumed.

The following tables present a summary of the JBG Included Assets acquired and JBG SMITH's ownership percentage (wholly owned, less than 100% owned and consolidated, and less than 100% owned and unconsolidated).

The following table represents the JBG Included Assets that are 100% owned.

JBG CONSOLIDATED ASSETS—WHOLLY OWNED	TYPE
RTC—West	Office—Operating
800 North Glebe Road	Office—Operating
Artery Plaza	Office—Operating
1233 20th Street	Office—Operating
Summit II	Office—Operating
Summit I	Office—Operating
1600 K Street	Office—Operating
Wiehle Avenue Office Building	Office—Operating
1831 Wiehle Avenue	Office—Operating
CEB Tower at Central Place	Office—Under Construction
RTC—West Retail	Office—Under Construction
4749 Bethesda Avenue Retail	Office—Under Construction
1900 N Street	Office—Near-term Development
4747 Bethesda Avenue	Office—Near-term Development
Fort Totten Square	Multifamily—Operating
Falkland Chase—South & West	Multifamily—Operating
Falkland Chase—North	Multifamily—Operating
1221 Van Street	Multifamily—Under Construction
Atlantic Plumbing C—North	Multifamily—Near-term Development
Atlantic Plumbing C—South	Multifamily—Near-term Development
North End Retail I	Retail—Operating
Falkland Chase—North Land	Future Development
Wiehle Avenue Development Parcel	Future Development
1831 Wiehle Avenue Land	Future Development
RTC—West Land	Future Development
Summit I & II Land	Future Development
Hoffman Town Center	Future Development
DCDF—801 17th Street, NE	Future Development
7900 Wisconsin	Future Development
Gallaudet	Future Development

The following table reflects the ownership interests in the JBG Included Assets that are less than 100% owned and are consolidated.

JBG CONSOLIDATED ASSETS—PARTIALLY-OWNED	TYPE	PERCENT OWNERSHIP
CIM Group and ROSS
7770 Norfolk	Multifamily—Recently Delivered	79.9%
Akridge
West Half II	Multifamily—Near-term Development	94.2%
West Half III	Multifamily—Near-term Development	94.2%
MRP Realty
Potomac Yard Land Bay G	Future Development	98.0%

              The following table reflects the ownership interests in the JBG Unconsolidated Real Estate Ventures.

JBG UNCONSOLIDATED REAL ESTATE VENTURES	TYPE	PERCENT OWNERSHIP
MFP-JBGU
L'Enfant Plaza Office—East	Office—Operating	49.0%
L'Enfant Plaza Office—North	Office—Operating	49.0%
Rosslyn Gateway—North	Office—Operating	18.0%
NoBe II Office	Office—Operating	18.0%
Rosslyn Gateway—South	Office—Operating	18.0%
11333 Woodglen Drive	Office—Operating	18.0%
Courthouse Metro Office	Office—Operating	18.0%
Woodglen	Office—Operating	18.0%
L'Enfant Plaza Retail	Office—Operating	49.0%
L'Enfant Plaza Office—Southeast	Office-Near-term Development	49.0%
The Alaire	Multifamily—Operating	18.0%
The Terano	Multifamily—Operating	1.8%
Galvan	Multifamily—Recently Delivered	1.8%
Capitol Point—North Option	Future Development	59.0%
Capitol Point—North	Future Development	59.0%
L'Enfant Plaza Office—Center	Future Development	49.0%
Rosslyn Gateway—South Land	Future Development	18.0%
Rosslyn Gateway—North Land	Future Development	18.0%
5615 Fishers Drive	Future Development	18.0%
12511 Parklawn Drive	Future Development	18.0%
Twinbrook	Future Development	18.0%
Bethesda North Marriott Land	Future Development	18.0%
CBREI Venture
Pickett Industrial Park	Office—Operating	10.0%
The Foundry	Office—Operating	9.9%
Fairway Apartments	Multifamily—Operating	10.0%
The Gale Eckington	Multifamily—Operating	5.0%
Atlantic Plumbing	Multifamily—Recently Delivered	64.0%
Stonebridge at Potomac Town Center-Phase I	Retail—Operating	10.0%
Stonebridge at Potomac Town Center-Phase II	Future Development	10.0%
Stonebridge Land	Future Development	10.0%
Fairway Land	Future Development	10.0%
Brandywine
1250 1st Street	Future Development	30.0%
50 Patterson Street	Future Development	30.0%
51 N Street	Future Development	30.0%
MRP Realty
965 Florida Avenue	Future Development	70.0%
Lionstone
Potomac Yard Land Bay F(1)	Future Development	—

(1)
JBG acts as master developer of the site and is entitled to receive promote distributions after satisfaction of its joint venture partner's internal rate of return.

              The following table reflects the fair value of the depreciable tangible and identified intangible assets and liabilities and their related useful lives for the JBG Consolidated Assets and JBG Operating Partners:

	Fair Value	Useful Life
Tangible Assets:
Building and improvements	$725,684	15 - 40 years
Tenant improvement	48,900	Shorter of useful life or weighted average life of the respective leases
Leasehold improvements	3,997	Shorter of useful life or weighted average life of the respective leases
Equipment	4,295	5 years
Identified Intangible Assets:
In-place leases	$56,668	Weighted average life of the respective leases
Above-market real estate leases	3,151	Weighted average life of the respective leases
Below-market ground leases	3,102	Remaining life of the respective leases
Non-compete agreement	241	Remaining life of contract
Management and leasing contracts	84,000	Estimated life of contracts, ranging between 4 - 7 years
Identified Intangible Liabilities:
Below-market real estate leases	$(1,446)	Weighted average life of the respective leases

              In utilizing these useful lives for determining the pro forma adjustments, JBG SMITH considered the length of time the asset had been in existence, the maintenance history, as well as anticipated future maintenance, and any contractual stipulations that might limit the useful life.

(D)
Reflects adjustments to the matters below.

Cash and Cash Equivalents / Receivable from Vornado

Reflects the cash contribution of $            and $            by Vornado and JBG, respectively. Vornado's cash contribution is intended to include $81,403 related to the pay down of its payable to JBG SMITH.

Other Assets, Including Prepaid Expenses / Accounts Payable and Accrued Expenses

We expect to incur costs related to the planned execution of an approximate $            revolving credit agreement on the date of the completion of the transaction. JBG SMITH will assume approximately $            of deferred financing costs in connection with the closing of the $            revolving credit agreement.

Accounts Payable and Accrued Expenses / Shareholders' Equity

Pursuant to the MTA, reflects an adjustment of $            as of September 30, 2016 related to our agreement to reimburse Vornado and JBG for the costs incurred by Vornado and JBG in connection with the transaction. These costs include severance, the preparation and negotiation of the MTA and related agreements, SEC filings, organizational documents and professional fees.

Payable to Vornado / Shareholders' Equity

Reflects the $124,956 contribution of Vornado's note receivable to JBG SMITH at closing of the combination.

Accounts Payable and Accrued Expenses / Shareholders' Equity

Reflects the recognition of $6,958 of compensation expense for severance costs.

Shareholders' Equity / Noncontrolling Interests in JBG SMITH LP

Reflects the recognition of $13,095 of compensation expense related to the issuance of JBG SMITH LP common limited partnership units that vest within 12 months of the completion of the transaction. Also reflects the recognition of $2,275 of compensation expense related to the grant of Initial Formation Awards to two individuals who are over the minimum retirement age, as these awards fully vest immediately upon retirement.

Reflects the reclassification of $138,738 from equity to noncontrolling interests in JBG SMITH LP which represents approximately 6.3% of the Vornado Included Assets not owned by JBG SMITH.

2. Adjustments to Unaudited Pro Forma Combined Statements of Operations

The adjustments to the unaudited pro forma combined statements of operations for the nine months ended September 30, 2016 and the year ended December 31, 2015 are as follows (dollar amounts in thousands):

(AA)
Represents the registrant, which will be the ultimate parent entity upon the completion of the distribution of the Vornado Included Assets from Vornado and the acquisition of the JBG Included Assets.

(BB)
Reflects the unaudited historical combined statements of operations of the Vornado Included Assets for the nine months ended September 30, 2016 and for the year ended December 31, 2015. Because the Vornado Included Assets are deemed the accounting acquirer, all of their assets, liabilities and results of operations will be recorded at their historical cost basis.

(CC)
We have separately presented the pro forma effects of the acquisition of JBG Operating Partners, the JBG Included Assets that are expected to be consolidated and the JBG Included Assets that are not expected to be consolidated to facilitate presentation and understanding of such amounts.

Pro forma depreciation and amortization expense related to the acquisition of JBG Operating Partners for the nine months ended September 30, 2016 and the year ended December 31, 2015 has been calculated and presented based on the estimated fair values of the real estate and intangible assets described in Note C. Estimated useful lives are noted in Note C.

The tax provision related to the acquisition of JBG Operating Partners for the nine months ended September 30, 2016 and for the year ended December 31, 2015 represents the income tax effect of JBG Operating Partners' taxable REIT subsidiaries using an estimated 40% effective income tax rate.

(DD)
The table below presents the historical combined statements of property operations of the operating JBG Consolidated Assets for the nine months ended September 30, 2016 and the year ended December 31, 2015, as adjusted to reflect certain pro forma adjustments:

	For the Nine Months Ended September 30, 2016
	JBG Consolidated Operating Assets(1)	(2)	(3)	(4)	Acquisition of JBG Consolidated Assets
Revenue:
Property rentals	$51,490	$1,513	$—	$2,883	$55,886
Tenant expense reimbursement	4,739	—	—	54	4,793
Other revenue	734	—	—	95	829

Total revenue	$56,963	$1,513	$—	$3,032	$61,508

Expenses:
Property operating	$16,442	$—	$—	$1,286	$17,728
Real estate taxes	7,398	—	—	797	8,195
Management fees	1,741	—	—	104	1,845

Total expenses	$25,581	$—	$—	$2,187	$27,768

	For the Year Ended December 31, 2015
	JBG Consolidated Operating Assets(1)	(2)	(3)	(4)	Acquisition of JBG Consolidated Assets
Revenue:
Property rentals	$55,661	$4,223	$705	$3,664	$64,253
Tenant expense reimbursement	4,349	—	40	71	4,460
Other revenue	1,664	—	—	159	1,823

Total revenue	$61,674	$4,223	$745	$3,894	$70,536

Expenses:
Property operating	$18,181	$—	$291	$2,281	$20,753
Real estate taxes	8,058	—	67	1,146	9,271
Management fees	1,850	—	—	136	1,986

Total expenses	$28,089	$—	$358	$3,563	$32,010

(1)
This information is derived from Note 3 to the combined statements of revenues and expenses from real estate operations of the JBG Real Estate Operating Assets for the nine months ended September 30, 2016 and the year ended December 31, 2015, which were prepared for the purposes of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act.

(2)
Reflects the net impact of straight-line rents and the amortization of above/below market lease intangibles based on the preliminary purchase price allocation described in Note C.

(3)
Reflects operating revenue and expenses for one acquired asset for the period from January 1, 2015 to the date of acquisition (July 1, 2015) by the contributing entity based on the annualization of partial period accounting information provided by the respective seller.

(4)
Reflects operating revenue and expenses related to incidental operations for five under construction, near-term development, and future development assets to be acquired by JBG SMITH but not included in the combined statements of revenue and expenses from real estate operations because they are not eligible to be the subject of S-X 3-14 financial statements as they are not operating assets. Such assets have generated immaterial incidental operating revenue and expenses.

Pro forma depreciation and amortization expense for the nine months ended September 30, 2016 and the year ended December 31, 2015 has been calculated and presented based on the estimated fair values of the real estate and identified intangible assets described in Note C. Estimated useful lives are noted in Note C.

Above- and below-market leases are amortized as an increase or decrease to rental income, respectively, over the lives of the respective leases. Amortization of acquired in-place leases, excluding ground leases, is included as a component of depreciation and amortization. Ground lease amortization is presented as ground rent expense.

Interest expense on assumed debt associated with the JBG Consolidated Assets is calculated using the contractual interest rate for each assumed loan and adjusted for the amortization of the net premium resulting from the recognition of the assumed debt at fair value based on market loan interest rates. The contractual interest rates range from 2.27% to 8.06%. If interest rates increase or decrease 0.125%, the impact to interest expense would be $377 and $502 for the nine months ended September 30, 2016 and the year ended December 31, 2015, respectively.

We expect to incur between $               to $               in fees associated with the assumption of debt on the JBG Included Assets. The associated amortization of deferred financing costs has not been included as a pro forma adjustment to interest and debt expense as these amounts are not currently factually supportable.

(EE)
Reflects JBG SMITH's share of the income (loss) from its interests in the JBG Unconsolidated Real Estate Ventures accounted for under the equity method, including adjustment for the basis difference between the fair value of the interest in the JBG Unconsolidated Real Estate Ventures and the proportionate interest in the depreciable assets held by each venture. This basis difference is amortized over the estimated life of the underlying assets and recognized as a component of equity in earnings from unconsolidated real estate ventures.

(FF)
Development, Management and Other Service Revenues / Property Operating and Reimbursable Expenses from Managed Properties

The table below presents the detail of development, management and other service revenues and reflects the elimination of intercompany property management fees and intercompany fees for legal, marketing and other services, respectively, provided by JBG Operating Partners to the operating JBG Consolidated Assets that will be acquired in connection with the transaction:

	For the Nine Months Ended September 30, 2016
	Vornado Included Assets	JBG Operating Partners	Eliminations	Pro Forma JBG SMITH
Asset management fees	$—	$17,833	$—	$17,833
Property management fees	6,694	16,316	(1,869)	21,141
Leasing fees	4,093	4,731	—	8,824
Development fees	303	9,969	—	10,272
Construction management fees	618	4,340	—	4,958
Other service revenues	6,865	1,416	(215)	8,066

Total development, management and other service revenues	$18,573	$54,605	$(2,084)	$71,094

	For the Year Ended December 31, 2015
	Vornado Included Assets	JBG Operating Partners	Eliminations	Pro Forma JBG SMITH
Asset management fees	$—	$20,911	$—	$20,911
Property management fees	9,094	21,221	(2,060)	28,255
Leasing fees	2,123	5,571	—	7,694
Development fees	373	19,748	—	20,121
Construction management fees	1,551	6,058	—	7,609
Other service revenues	8,461	4,190	(433)	12,218

Total development, management and other service revenues	$21,602	$77,699	$(2,493)	$96,808

(GG)
Other Pro Forma Adjustments

General and Administrative Expenses

	Nine Months Ended September 30, 2016		Year Ended December 31, 2015
Pro forma adjustments(1):
Non-cash compensation expense(2)		$29,396		$39,194
Capitalized wages(3)		(4,181)		(5,957)
Transaction costs(4)		(1,528)		—

Total pro forma adjustments		$23,687		$33,237

General and administrative expense before pro forma adjustments		$90,748		$118,453
Adjustments as above		23,687		33,237

Total pro forma general and administrative expense		114,435		151,690
Estimated allocation to third-party asset management and real estate services(5)

General and administrative expense—corporate	$		$

(1)
Pro forma general and administrative expenses are not necessarily indicative of what our actual general and administrative expenses will be as a standalone public company. Pro forma amounts include an allocation of Vornado's corporate general and administrative expenses of $16,699 and $19,967 for the nine months ended September 30, 2016 and the year ended December 31, 2015, respectively, which may not necessarily equal the additional general and administrative expenses of JBG SMITH as a result of being a standalone public company. In addition, annual general and administrative expenses will be elevated during the first five years as a separate public company as our expenses will include non-cash compensation expense resulting from (i) the acquisition of JBG Operating Partners (representing the amortization of one-half of the fair value of common limited partnership units to be issued to the partners of JBG Operating Partners at the closing of the transaction which are subject to vesting over five years) and (ii) the amortization of the fair value of Initial Formation Awards. Separate from the above, we currently estimate that synergies will result in annual general and administrative expense savings of approximately $        to $        , of which approximately $        to $        will reduce corporate general and administrative expenses and approximately $        to $        will reduce the general and administrative expenses of our third-party asset management and real estate services business. There can be no assurance that the cost savings from synergies will be achieved in full or at all.

(2)
Reflects adjustments related to (i) non-cash compensation expense related to the amortization of the fair value of the portion of common limited partnership units transferred to the partners of JBG Operating Partners in connection with their contribution of the JBG management company, which vest, subject to continued employment, over five years and

  (ii) non-cash compensation expense related to the amortization of the fair value of the Initial Formation Awards which vest, subject to continued employment, over five years.

	Nine Months Ended September 30, 2016	Year Ended December 31, 2015
Estimated amortization of the fair value of common limited partnership units transferred to the partners of JBG Operating Partners in connection with their contribution of the JBG management company that are subject to continued employment with JBG SMITH of at least three years (fair value of $127,879)(a)	$26,275	$35,033
Estimated amortization of the fair value of Initial Formation Awards (fair value of $16,925)(b)	3,121	4,161

Total non-cash compensation expense	$29,396	$39,194

(a)
Excludes the amortization of the fair value of common limited partnership units transferred to the partners of JBG Operating Partners in connection with their contribution of the JBG management company that are only subject to continued employment of 12 months. The fair value of these common limited partnership units is $13,095 and the amortization of the fair value of these common limited partnership units is recognized as an adjustment to Shareholder's equity as described in Note D.

(b)
Excludes the amortization of the fair value of Initial Formation Awards granted to two individuals who are over the minimum retirement age, as these awards fully vest immediately upon retirement. The fair value of these Initial Formation Awards is $2,275 and amortization of the fair value of these Initial Formation Awards is recognized as an adjustment to Shareholders' equity as described in Note D.
(3)
JBG Operating Partners has provided development, construction and other services to the JBG Consolidated Assets. JBG Operating Partners recorded revenue for these services and incurred payroll and related costs reported as general and administrative expense. On a pro forma basis, these costs would be capitalized at the property level, and no revenue or general and administrative cost would be recorded. Accordingly, $4,181 and $5,957 for the nine months ended September 30, 2016 and for the year ended December 31, 2015, respectively, are reflected as capitalized wages.

(4)
Transaction costs incurred of $1,528 for the nine months ended September 30, 2016 have been removed as a pro forma adjustment.

(5)
Our third-party asset management and real estate services business provides a wide range of real estate services to the JBG Funds, other JBG-affiliated entities, joint ventures and third parties with which we have longstanding relationships, and earns fees for providing such services. A significant portion of our employees' time and corresponding overhead cost is attributable to our third-party asset management and real estate services business. Upon completion of the transaction, we will allocate general and administrative expenses in proportion to our employee's time during the applicable period spent managing assets that will be consolidated in our financial statements (the proportional amount of general and administrative expense that will be allocated to our corporate function) versus assets that will not be consolidated in our financial statements (the proportional amount of general and administrative expense that will be allocated to our third-party asset management and real estate services business). For the nine months ended September 30, 2016 and the year ended December 31, 2015, approximately $        and $        , respectively, of general and administrative expenses is allocated to our third-party asset management and real estate services business.

Interest and Debt Expense

Represents amortization of anticipated debt issuance costs related to the $        revolving credit facility.

Net Income (Loss) Attributable to Noncontrolling Interests in Consolidated Subsidiaries

Reflects the allocation of net income (loss) to the noncontrolling interests in consolidated subsidiaries.

Net Income (Loss) Attributable to Noncontrolling Interests in JBG SMITH LP

Reflects the allocation of net income (loss) to the noncontrolling interests in JBG SMITH LP.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

              The following is a discussion of the historical results of operations and liquidity and capital resources of JBG SMITH as it will exist following the separation but prior to the combination, when we will own the Vornado Included Assets but will not yet have acquired the JBG Included Assets, and unless otherwise specified does not include a discussion of the historical results of operations and liquidity of the JBG Included Assets or pro forma information upon completion of the transaction. You should read the following discussion in conjunction with the audited combined financial statements and the corresponding notes, the unaudited interim combined financial statements and the corresponding notes, and the unaudited pro forma combined financial statements and the corresponding notes included elsewhere in this information statement. This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risk, uncertainties, and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please refer to "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements" for a discussion of the uncertainties, risks and assumptions associated with these statements.

Separation from Vornado

              On October 31, 2016, Vornado announced that Vornado and VRLP had entered into the MTA with JBG Properties, JBG Operating Partners, the JBG Contributing Funds, JBG SMITH and JBG SMITH LP, pursuant to which Vornado intends to separate the Vornado Included Assets from Vornado and combine them with the management business and certain select assets of the JBG Parties in the Washington, DC metropolitan area.

              The separation will be effectuated by means of a pro rata distribution by Vornado to its common shareholders of all outstanding JBG SMITH common shares. JBG SMITH was formed for the purpose of receiving, via contribution from Vornado, all of the assets and liabilities of Vornado's Washington, DC segment, and combining Vornado's Washington, DC segment (which operates as Vornado / Charles E. Smith) and the management business and certain Washington, DC assets of JBG. Prior to such distribution by Vornado, as part of the transactions to effect the separation of JBG SMITH and the Vornado Included Assets from Vornado, VRLP will distribute all outstanding JBG SMITH LP common limited partnership units on a pro rata basis to holders of VRLP's common limited partnership units, consisting of Vornado and the other common limited partners of VRLP. Following such distribution by VRLP and prior to such distribution by Vornado, Vornado will contribute to JBG SMITH all of the common limited partnership units of JBG SMITH LP it receives in the distribution by VRLP in exchange for JBG SMITH common shares. On            , the board of trustees of Vornado declared the distribution of all JBG SMITH common shares on the basis of one JBG SMITH common share for every two Vornado common shares held of record as of the close of business on the record date. On the same date, VRLP declared the distribution of all of the outstanding JBG SMITH LP common limited partnership units to Vornado and the other holders of common limited partnership units of VRLP on the basis of one JBG SMITH LP common limited partnership unit for every two common limited partnership units of VRLP held of record as of the close of business on the record date. Following the distribution by VRLP, the contribution by Vornado to JBG SMITH of JBG SMITH LP common limited partnership units and the distribution by Vornado, Vornado and JBG SMITH will be two independent, publicly held companies.

Overview

              JBG SMITH is a newly formed Maryland REIT created for the purpose of receiving, via contribution from Vornado, all of the assets and liabilities of Vornado's Washington, DC segment. JBG

SMITH is currently a wholly owned subsidiary of Vornado. JBG SMITH intends to elect and qualify to be taxed as a REIT for U.S. Federal income tax purposes.

              To date, JBG SMITH has not conducted any business as a separate company and has no material assets and liabilities. The operations of the assets to be transferred to JBG SMITH are presented as if the transfer had been consummated prior to all historical periods presented in the accompanying combined financial statements at the carrying amounts of such assets and liabilities reflected in Vornado's books and records.

              JBG SMITH will enter into agreements with Vornado under which Vornado will provide various services to it, including information technology, financial reporting and SEC compliance, and possibly other matters. The charges for these services will be estimated based on an hourly or per transaction fee arrangement including reimbursement for out-of-pocket expenses. We believe that the terms are comparable to those that would have been negotiated on an arm's-length basis.

              The accompanying combined financial statements have been prepared on a carve-out basis in accordance with GAAP. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and revenues and expenses during the reporting periods. Actual results could differ from these estimates. The historical financial results for the carved out assets reflect charges for certain corporate costs which we believe are reasonable. These charges were based on either actual costs incurred or a proportion of costs estimated to be applicable to the Vornado Included Assets based on an analysis of key metrics, including total revenues. Such costs do not necessarily reflect what the actual costs would have been if the Vornado Included Assets had been operating as a separate standalone public company. These charges are discussed further in Note 5—Related Party Transactions of the accompanying combined financial statements.

              Subsequent to the transfer of assets to JBG SMITH and the distribution of JBG SMITH's common shares to Vornado's shareholders, JBG SMITH expects to operate in a manner intended to enable it to qualify as a REIT under Sections 856-860 of the Code. Under those sections, a REIT which distributes at least 90% of its REIT taxable income as a dividend to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. Since Vornado operates as a REIT and distributes 100% of taxable income to its shareholders, no provision for Federal income taxes has been made in the accompanying combined financial statements. The Vornado Included Assets are also subject to certain other taxes, including state and local taxes which are included in "income tax (provision) benefit" in the combined statements of income.

              Presentation of earnings per share information is not applicable in these carved out combined financial statements, since these assets and liabilities are wholly owned by Vornado.

              The Vornado Included Assets aggregate assets into two reportable segments—office and multifamily—because all of the assets in each segment have similar economic characteristics and we will provide similar products and services to similar types of office and multifamily tenants.

              We compete with a large number of property owners and developers. Our success depends upon, among other factors, trends affecting national and local economies, the financial condition and operating results of current and prospective tenants, the availability and cost of capital, interest rates, construction and renovation costs, taxes, governmental regulations and legislation, population trends, zoning laws, and our ability to lease, sublease or sell our assets at profitable levels. Our success is also subject to our ability to refinance existing debt on acceptable terms as it comes due. See "Risk Factors" for a description of these and other risks that may impact the success of our business.

Critical Accounting Policies and Estimates

              Real Estate—Real estate is carried at cost, net of accumulated depreciation and amortization. Maintenance and repairs are expensed as incurred. Depreciation requires an estimate by management of the useful life of each property and improvement as well as an allocation of the costs associated with a property to its various components. As real estate is undergoing redevelopment activities, all property operating expenses directly associated with and attributable to the redevelopment, including interest expense, are capitalized to the extent that we believe such costs are recoverable through the value of the property. The capitalization period begins when redevelopment activities are underway and ends when the project is substantially complete. General and administrative costs are expensed as incurred. Depreciation is recognized on a straight-line basis over estimated useful lives, which range from three to 40 years. Tenant allowances are amortized on a straight-line basis over the lives of the related leases, which approximate the useful lives of the tenant improvements.

              Our assets and related intangible assets are individually reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Estimates of future cash flows are based on our current plans, intended holding periods and available market information at the time the analyses are prepared. An impairment loss is recognized only if the carrying amount of the asset is not recoverable and is measured based on the excess of the property's carrying amount over its estimated fair value. If our estimates of future cash flows, anticipated holding periods, or fair values change, based on market conditions or otherwise, our evaluation of impairment charges may be different and such differences could be material to our combined financial statements. Estimates of future cash flows are subjective and are based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold assets over longer periods decrease the likelihood of recording impairment losses.

              Cash and Cash Equivalents—Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less and are carried at cost, which approximates fair value, due to their short-term maturities.

              Allowance for Doubtful Accounts—We periodically evaluate the collectability of amounts due from tenants, including the receivable arising from the straight-lining of rents, and maintain an allowance for doubtful accounts for the estimated losses resulting from the inability of tenants to make required payments under the lease agreements. We exercise judgment in establishing these allowances and consider payment history and current credit status in developing these estimates.

              Deferred Costs—Deferred costs include deferred financing and leasing costs. Deferred financing costs are amortized over the terms of the related debt agreements as a component of interest expense. Deferred leasing costs are amortized on a straight-line basis over the lives of the related leases.

              Revenue Recognition—Property rentals are recognized over the non-cancelable term of the related leases on a straight-line basis, which includes the effects of rent steps and free rent under the leases. We commence rental revenue recognition when the tenant takes possession of the leased space and the leased space is substantially ready for its intended use. In addition, in circumstances where we provide a tenant improvement allowance for improvements that are owned by the tenant, we recognize the allowance as a reduction of rental revenue on a straight-line basis over the term of the lease. Tenant expense reimbursements provide for the recovery of all or a portion of the operating expenses and real estate taxes of the respective assets. Tenant expense reimbursements are accrued in the same periods as the related expenses are incurred.

              Income Taxes—We operate in a manner intended to enable us to continue to qualify as a REIT under Sections 856-860 of the Code. Under those sections, a REIT which distributes at least 90% of its

REIT taxable income as a dividend to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. We intend to distribute to our shareholders 100% of our taxable income and therefore, no provision for Federal income taxes is expected to be required.

Results of Operations—Nine Months Ended September 30, 2016 Compared to the Nine Months Ended September 30, 2015

Property Rentals

              Property rentals were $299,498,000 in the nine months ended September 30, 2016, compared to $291,740,000 in the prior year's first nine months, an increase of $7,758,000. This increase is primarily due to (i) the Bartlett multifamily project being phased into service during the second quarter of 2016, (ii) 2221 South Clark Street being phased into service beginning in the third quarter of 2015 and (iii) higher average office occupancy.

Tenant Expense Reimbursements

              Tenant expense reimbursements were $28,428,000 in the nine months ended September 30, 2016, compared to $30,724,000 in the prior year's first nine months, a decrease of $2,296,000. This decrease is primarily due to a decrease in real estate taxes at certain of our office assets and a decrease in tenant services.

Development, Management and Other Service Revenues

              Development, management and other service revenues were $18,573,000 in the nine months ended September 30, 2016, compared to $16,158,000 in the prior year's first nine months, an increase of $2,415,000. This increase was primarily due to an increase in leasing fees as a result of higher leasing activity in the current year's nine months.

Other Income

              Other income was $9,980,000 in the nine months ended September 30, 2016, compared to $12,801,000 in the prior year's first nine months, a decrease of $2,821,000. This decrease is primarily due to a recovery of prior period billings from a former tenant in 2015 and a decrease in lease termination payments from tenants.

Depreciation and Amortization

              Depreciation and amortization was $98,291,000 in the nine months ended September 30, 2016, compared to $110,277,000 in the prior year's first nine months, a decrease of $11,986,000. This decrease is primarily due to 1150 17th Street and 1726 M Street, which were taken out of service during the second quarter of 2016 to prepare for development of a new Class A office building.

Property Operating Expenses

              Property operating expenses were $86,809,000 in the nine months ended September 30, 2016, compared to $86,437,000 in the prior year's first nine months, an increase of $372,000.

Real Estate Taxes

              Real estate taxes were $43,712,000 in the nine months ended September 30, 2016, compared to $44,256,000 in the prior year's first nine months, a decrease of $544,000. This decrease is primarily due to lower tax assessments on certain of our office assets.

General and Administrative Expenses

              General and administrative expenses were $38,814,000 in the nine months ended September 30, 2016, compared to $33,603,000 in the prior year's first nine months, an increase of $5,211,000. This increase is primarily due to $1,528,000 of professional fees associated with the spin-off of the Vornado Included Assets and higher payroll and benefits.

Ground Rent Expense

              Ground rent expense was $1,305,000 in the nine months ended September 30, 2016, compared to $880,000 in the prior year's first nine months, an increase of $425,000. This increase is primarily due to a recognition in the nine months ended September 30, 2016 of prior period rent for Courthouse Plaza I and II based on the cash flow of these assets.

Loss from Partially Owned Entities

              Loss from partially owned entities was $3,970,000 in the nine months ended September 30, 2016, compared to $6,120,000 in the prior year's first nine months, a decrease of $2,150,000. This decrease is primarily due to our share of interest savings from the refinancing of the Warner Building in May 2016 at a lower interest rate and lower outstanding principal balance.

Interest and Other Investment Income, net

              Interest and other investment income, net was $2,544,000 in the nine months ended September 30, 2016, compared to $2,316,000 in the prior year's first nine months, an increase of $228,000. This increase is primarily due to interest accrued on a higher average outstanding receivable balance from Vornado.

Interest and Debt Expense

              Interest and debt expense was $38,662,000 in the nine months ended September 30, 2016, compared to $38,341,000 in the prior year's first nine months, an increase of $321,000. This increase is primarily due to (i) $3,005,000 of interest on higher average outstanding balances of our payable to Vornado, partially offset by (ii) lower interest rates resulting from the refinancing of RiverHouse apartments in April 2015 and the Bowen Building in June 2016. The new RiverHouse apartments' $307,710,000 loan is a 10-year loan with interest at LIBOR plus 1.28% (1.81% as of September 30, 2016), replacing the debt maturing of $259,500,000 which bore interest at 4.51%. The Bowen loan, which bore interest at 6.14%, was repaid using proceeds of a $115,630,000 draw on Vornado's revolving credit facility which bears interest at LIBOR plus 1.05% (1.57% as of September 30, 2016).

Income Tax Provision

              Income tax provision was $884,000 in the nine months ended September 30, 2016, compared to $182,000 in the prior year's first nine months, an increase of $702,000. This increase is primarily due to a $645,800 benefit in 2015 from the write-off of deferred tax liabilities.

Results of Operations—Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

Property Rentals

              Property rentals were $389,792,000 in the year ended December 31, 2015, compared to $390,576,000 in the prior year, a decrease of $784,000. This decrease is primarily due to lower average occupancy of our multifamily portfolio during 2015.

Tenant Expense Reimbursements

              Tenant expense reimbursements were $41,047,000 in the year ended December 31, 2015, compared to $41,243,000 in the prior year, a decrease of $196,000. This decrease is primarily due to a decrease in reimbursable real estate taxes and operating expenses due to tenant turnover and lease expirations, partially offset by an increase in tenant services.

Development, Management and Other Service Revenues

              Development, management and other service revenues were $21,602,000 in the year ended December 31, 2015, compared to $22,261,000 in the prior year, a decrease of $659,000. This decrease is primarily due to lower construction management fees during 2015.

Other Income

              Other income was $18,166,000 in the year ended December 31, 2015, compared to $18,843,000 in the prior year, a decrease of $677,000. This decrease is primarily due to lower lease termination income partially offset by a recovery of prior period billings from a former tenant.

Depreciation and Amortization

              Depreciation and amortization was $144,984,000 in the year ended December 31, 2015, compared to $112,046,000 in the prior year, an increase of $32,938,000. This increase is primarily due to accelerating depreciation on 1150 17th Street and 1726 M Street which were taken out of service to prepare for development of a new Class A office building.

Property Operating Expenses

              Property operating expenses were $116,811,000 in the year ended December 31, 2015, compared to $114,921,000 in the prior year, an increase of $1,890,000. This increase is primarily due to higher payroll, cleaning, insurance premiums and tenant services.

Real Estate Taxes

              Real estate taxes were $58,866,000 in the year ended December 31, 2015, compared to $56,129,000 in the prior year, an increase of $2,737,000. This increase is primarily due to higher assessments and tax rates.

General and Administrative Expenses

              General and administrative expenses were $46,037,000 in the year ended December 31, 2015, compared to $47,669,000 in the prior year, a decrease of $1,632,000. This decrease is primarily due to higher capitalized payroll and benefits in 2015.

Ground Rent Expense

              Ground rent expense was $1,312,000 in the year ended December 31, 2015, compared to $3,539,000 in the prior year, a decrease of $2,227,000. This decrease is primarily due to lower ground rent for Courthouse Plaza I and II which is based on the amount of net cash flow available from the property.

Loss from Partially Owned Entities

              Loss from partially owned entities was $7,772,000 in the year ended December 31, 2015, compared to $4,667,000 in the prior year, an increase of $3,105,000. This increase is primarily due to our $1,800,000 share of Waterfront's gain on sale of a land parcel in the prior year and our share of a recovery in the prior year from a former tenant at the Warner Building as a result of its bankruptcy settlement.

Interest and Other Investment Income, net

              Interest and other investment income was $2,708,000 in the year ended December 31, 2015, compared to income of $1,338,000 in the prior year, an increase in income of $1,370,000. This increase is primarily due to interest accrued on the note receivable from Vornado which we made in the third quarter of 2014, bearing interest at one year LIBOR plus 2.9% (3.72% as of December 31, 2015), partially offset by a $405,000 non-cash impairment loss on a marketable security.

Interest and Debt Expense

              Interest and debt expense was $50,823,000 in the year ended December 31, 2015, compared to $57,137,000 in the prior year, a decrease of $6,314,000. This decrease is primarily due to (i) lower interest rates from the refinancing of RiverHouse apartments and Universal Buildings, (ii) repayment of Crystal Square 2 and 3 mortgages, and (iii) an increase in capitalized interest related to construction of The Bartlett multifamily complex.

Income Tax Provision

              Income tax provision was $420,000 in the year ended December 31, 2015, compared to $242,000 in the prior year, an increase of $178,000. This increase is primarily due to higher taxes on our hotel asset.

Results of Operations—Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013

Property Rentals

              Property rentals were $390,576,000 in the year ended December 31, 2014, compared to $396,520,000 in the prior year, a decrease of $5,944,000. This decrease is primarily due to lower average occupancy which is primarily the result of the Department of Defense vacating space at our office properties to relocate under BRAC. All move-outs related to the most recent (2005-2011) round of BRAC are complete.

Tenant Expense Reimbursements

              Tenant expense reimbursements were $41,243,000 in the year ended December 31, 2014, compared to $41,150,000 in the prior year, an increase of $93,000.

Development, Management and Other Service Revenues

              Development, management and other service revenues were $22,261,000 in the year ended December 31, 2014, compared to $24,761,000 in the prior year, a decrease of $2,500,000. This decrease was primarily due to lower leasing volume in 2014.

Other Income

              Other income was $18,843,000 in the year ended December 31, 2014, compared to $13,880,000 in the prior year, an increase of $4,963,000. This increase is primarily due to an increase in lease termination payments and collections on prior period utilities billings.

Depreciation and Amortization

              Depreciation and amortization was $112,046,000 in the year ended December 31, 2014, compared to $108,571,000 in the prior year, an increase of $3,475,000. This increase is primarily due to an increase in building and tenant improvements and related depreciation, partially offset by a decrease in amortization of deferred costs.

Property Operating Expenses

              Property operating expenses were $114,921,000 in the year ended December 31, 2014, compared to $112,439,000 in the prior year, an increase of $2,482,000. This increase is primarily due to higher utilities costs, repairs and maintenance, partially offset by lower tenant services expense.

Real Estate Taxes

              Real estate taxes were $56,129,000 in the year ended December 31, 2014, compared to $55,358,000 in the prior year, an increase of $771,000. This increase is primarily due to higher assessments and tax rates.

General and Administrative Expenses

              General and administrative expenses were $47,669,000 in the year ended December 31, 2014, compared to $48,237,000 in the prior year, a decrease of $568,000.

Ground Rent Expense

              Ground rent expense was $3,539,000 in the year ended December 31, 2014, compared to $2,032,000 in the prior year, an increase of $1,507,000. This increase is primarily due to higher ground rent for Courthouse Plaza I and II which is based on the amount of net cash flow available from the property.

Loss from Partially Owned Entities

              Loss from partially owned entities was $4,667,000 in the year ended December 31, 2014, compared to $7,808,000 in the prior year, a decrease of $3,141,000. This decrease is primarily due to (i) our $1,800,000 share of Waterfront's gain on sale of a land parcel, and (ii) a recovery from a former tenant as a result of its bankruptcy settlement and an increase in operating income at the Warner Building.

Interest and Other Investment Income, net

              Interest and other investment income, net was $1,338,000 in the year ended December 31, 2014, compared to $129,000 in the prior year, an increase of $1,209,000. This increase is primarily due to interest accrued on the note receivable from Vornado which we made in the third quarter of 2014, which bears interest at one year LIBOR plus 2.9% (3.48% as of December 31, 2014).

Interest and Debt Expense

              Interest and debt expense was $57,137,000 in the year ended December 31, 2014, compared to $65,814,000 in the prior year, a decrease of $8,677,000. This decrease is primarily due to the repayments of the mortgages on 1550-1750 Crystal Drive, lower interest rates on the refinancing of Universal Buildings, and an increase in capitalized interest related to construction of The Bartlett multifamily complex.

Income Tax (Provision) Benefit

              Income tax provision was $242,000 in the year ended December 31, 2014, compared to a benefit of $12,480,000 in the prior year. The benefit in the prior year is the result of a $12,238,000 reversal of previously accrued deferred tax liabilities due to a change in the effective tax rate resulting from an amendment of the Washington, DC unincorporated business tax statute, partially offset by higher income tax expense in the prior year.

Non-GAAP Financial Measures

    Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")

              Below is a summary of net income and a reconciliation of net income to EBITDA(1) by segment for the nine months ended September 30, 2016 and 2015.

	For the Nine Months Ended September 30, 2016
(Amounts in thousands)	Total	Office	Multifamily	Other
Total revenues	$356,479	$274,960	$49,126	$32,393
Total expenses	268,931	184,020	31,059	53,852

Operating income (loss)	87,548	90,940	18,067	(21,459)
(Loss) income from partially owned entities	(3,970)	(4,488)	770	(252)
Interest and other investment income, net	2,544	2,477	1	66
Interest and debt (expense) benefit	(38,662)	(31,339)	(7,496)	173

Income (loss) before income taxes	47,460	57,590	11,342	(21,472)
Income tax provision	(884)	(103)	—	(781)

Net income (loss)	46,576	57,487	11,342	(22,253)
Interest and debt expense (benefit)(2)	45,739	38,416	7,496	(173)
Depreciation and amortization(2)	108,100	92,172	13,844	2,084
Income tax expense(2)	906	125	—	781

EBITDA(1)	$201,321	$188,200	$32,682	$(19,561) (3)

	For the Nine Months Ended September 30, 2015
(Amounts in thousands)	Total	Office	Multifamily	Other
Total revenues	$351,423	$278,774	$43,537	$29,112
Total expenses	275,453	201,032	25,282	49,139

Operating income (loss)	75,970	77,742	18,255	(20,027)
(Loss) income from partially owned entities	(6,120)	(6,981)	861	—
Interest and other investment income, net	2,316	2,299	—	17
Interest and debt (expense) benefit	(38,341)	(30,775)	(8,370)	804

Income (loss) before income taxes	33,825	42,285	10,746	(19,206)
Income tax (provision) benefit	(182)	476	—	(658)

Net income (loss)	33,643	42,761	10,746	(19,864)
Interest and debt expense (benefit)(2)	47,060	39,494	8,370	(804)
Depreciation and amortization(2)	120,441	107,932	10,339	2,170
Income tax expense (benefit)(2)	120	(538)	—	658

EBITDA(1)	$201,264	$189,649	$29,455	$(17,840) (3)

See notes on the second following page.

              Below is a summary of net income and a reconciliation of net income to EBITDA(1) by segment for the years ended December 31, 2015, 2014 and 2013.

	For the Year Ended December 31, 2015
(Amounts in thousands)	Total	Office	Multifamily	Other
Total revenues	$470,607	$372,797	$57,810	$40,000
Total expenses	368,010	266,861	33,838	67,311

Operating income (loss)	102,597	105,936	23,972	(27,311)
(Loss) income from partially owned entities	(7,772)	(8,701)	1,080	(151)
Interest and other investment income (loss), net	2,708	3,051	—	(343)
Interest and debt (expense) benefit	(50,823)	(41,735)	(9,876)	788

Income (loss) before income taxes	46,710	58,551	15,176	(27,017)
Income tax (provision) benefit	(420)	526	—	(946)

Net income (loss)	46,290	59,077	15,176	(27,963)
Interest and debt expense (benefit)(2)	62,518	53,430	9,876	(788)
Depreciation and amortization(2)	158,418	141,763	13,823	2,832
Income tax expense (benefit)(2)	368	(578)	—	946

EBITDA(1)	$267,594	$253,692	$38,875	$(24,973) (3)

	For the Year Ended December 31, 2014
(Amounts in thousands)	Total	Office	Multifamily	Other
Total revenues	$472,923	$373,680	$59,406	$39,837
Total expenses	334,304	233,582	32,248	68,474

Operating income (loss)	138,619	140,098	27,158	(28,637)
(Loss) income from partially owned entities	(4,667)	(7,355)	888	1,800
Interest and other investment income, net	1,338	1,309	1	28
Interest and debt (expense) benefit	(57,137)	(40,229)	(20,809)	3,901

Income (loss) before income taxes	78,153	93,823	7,238	(22,908)
Income tax provision	(242)	(14)	—	(228)

Net income (loss)	77,911	93,809	7,238	(23,136)
Interest and debt expense (benefit)(2)	68,541	51,633	20,809	(3,901)
Depreciation and amortization(2)	125,145	108,743	13,535	2,867
Income tax expense(2)	288	60	—	228

EBITDA(1)	$271,885	$254,245	$41,582	$(23,942) (3)

See notes on following page.

	For the Year Ended December 31, 2013
(Amounts in thousands)	Total	Office	Multifamily	Other
Total revenues	$476,311	$375,862	$60,475	$39,974
Total expenses	326,637	229,333	30,923	66,381

Operating income (loss)	149,674	146,529	29,552	(26,407)
(Loss) income from partially owned entities	(7,808)	(8,129)	321	—
Interest and other investment income, net	129	121	1	7
Interest and debt (expense) benefit	(65,814)	(46,310)	(20,415)	911

Income (loss) before income taxes	76,181	92,211	9,459	(25,489)
Income tax benefit (provision)	12,480	13,566	—	(1,086)

Net income (loss)	88,661	105,777	9,459	(26,575)
Interest and debt expense (benefit)(2)	76,971	57,468	20,415	(912)
Depreciation and amortization(2)	123,553	107,340	13,477	2,736
Income tax (benefit) expense(2)	(14,155)	(15,241)	—	1,086

EBITDA(1)	$275,030	$255,344	$43,351	$(23,665) (3)

(1)
We consider EBITDA a non-GAAP financial measure for making decisions and assessing the unlevered performance of our segments as it relates to the total return on assets as opposed to the levered return on equity. As assets are bought and sold based on a multiple of EBITDA, we utilize this measure to make investment decisions as well as to compare the performance of our assets to that of our peers. EBITDA should not be considered a substitute for net income. EBITDA may not be comparable to similarly titled measures employed by other companies.

(2)
Interest and debt expense (benefit), depreciation and amortization and income tax expense (benefit) in the reconciliation of net income (loss) to EBITDA includes our share of these items from partially owned entities.

(3)
The elements of "Other" EBITDA are summarized below.

	For the Nine Months Ended September 30,		For the year Ended December 31,
(Amounts in thousands)	2016	2015	2015	2014	2013
General and administrative expenses	$(38,796)	$(33,584)	$(45,936)	$(47,530)	$(47,862)
Management Company	14,412	12,271	16,314	16,778	19,321
Other investments	4,823	3,473	4,649	6,810	4,876

Total Other EBITDA	$(19,561)	$(17,840)	$(24,973)	$(23,942)	$(23,665)

    Funds From Operations ("FFO")

              We calculate FFO in accordance with the definition used by NAREIT. NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains from sales of depreciated real estate assets, real estate impairment losses, depreciation and amortization expense from real estate assets and other specified non-cash items, including the pro rata share of such adjustments of unconsolidated subsidiaries. Adjusted FFO means FFO as adjusted to exclude non-comparable income and expenses in each period. We believe FFO and adjusted FFO are meaningful non-GAAP financial measures useful in comparing our levered operating performance both internally from period to period and among our peers because these non-GAAP measures exclude net gains on sales of depreciable real estate, real estate impairment losses, and depreciation and amortization expense which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions. FFO and adjusted FFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income as a performance measure or cash flow as a liquidity measure. FFO and adjusted FFO may not be comparable to similarly titled measures employed by others.

              The following table reconciles net income attributable to the Vornado Included Assets to FFO and adjusted FFO for the nine months ended September 30, 2016 and 2015 and for the years ended December 31, 2015, 2014 and 2013.

	Unaudited Nine Months Ended September 30,
(Amounts in thousands)	2016	2015
Net income attributable to the Vornado Included Assets	$46,576	$33,643
Depreciation and amortization of real property	106,983	119,524

FFO	153,559	153,167

Non-comparable items:
Professional fees associated with the spin-off of the Vornado Included Assets	1,528	—
Reversal of deferred income tax liabilities	—	(745)
Prepayment penalty on refinancing of RiverHouse	—	640

Subtotal adjustments	1,528	(105)

Adjusted FFO	$155,087	$153,062

	Unaudited Year Ended December 31,
(Amounts in thousands)	2015	2014	2013
Net income attributable to the Vornado Included Assets	$46,290	$77,911	$88,661
Depreciation and amortization of real property	157,172	124,054	122,512

FFO	203,462	201,965	211,173

Non-comparable items:
Reversal of deferred income tax liabilities	(745)	—	(14,112)
Prepayment penalty on refinancing of RiverHouse	640	—	—
Non-cash impairment loss on an investment	405	—	—
Our share of a net gain on sale of land	—	(1,800)	—

Subtotal adjustments	300	(1,800)	(14,112)

Adjusted FFO	$203,762	$200,165	$197,061

Liquidity and Capital Resources

              Property rental income is our primary source of cash flow and is dependent on a number of factors including the occupancy level and rental rates, as well as the tenants' ability to pay rent. Our assets provide us with a relatively consistent stream of cash flow that enables us to pay operating expenses, debt service and recurring capital expenditures. Other sources of liquidity to fund cash requirements include proceeds from financings and asset sales. We anticipate that cash flows from continuing operations over the next 12 months, together with existing cash balances, will be adequate to fund our business operations, debt amortization and recurring capital expenditures.

Financing Activities and Contractual Obligations

              Below is a summary of our outstanding debt and maturities as of September 30, 2016 and December 31, 2015.

			Balance at
(Amounts in thousands)	Maturity	Interest Rate at September 30, 2016	September 30, 2016	December 31, 2015
First mortgages secured by:
RiverHouse Apartments	04/25	1.81%	$307,710	$307,710
Universal Buildings	08/21	2.42%	185,000	185,000
2101 L Street	08/24	3.97%	144,135	146,222
2121 Crystal Drive	03/23	5.51%	142,227	143,983
West End 25	06/21	4.88%	101,196	101,671
1215 Clark Street, 200 12th Street & 251 18th Street	01/25	7.94%	91,893	94,429
2011 Crystal Drive	08/17	7.30%	75,328	76,265
220 20th Street	02/18	4.61%	68,789	69,869
1730 M Street and 1150 17th Street	02/17(1)	1.77%	43,581	43,581
2200/2300 Clarendon Boulevard (Courthouse Plaza)	05/20	2.11%	23,250	23,250
Bowen Building(2)	—	—	—	115,022

Total			1,183,109	1,307,002
Deferred financing costs, net and other			(2,924)	(4,046)

Total, net			$1,180,185	$1,302,956

Payable to Vornado(2)		2.58%	$241,188	$82,912

(1)
The maturity date was extended for three months in November 2016.

(2)
The mortgage loan, which was scheduled to mature in June 2016, was repaid with proceeds of a $115,630,000 draw on Vornado's revolving credit facility and is secured by an interest on this property, and, accordingly, has been reflected as a component of "Payable to Vornado" on the combined balance sheet as of September 30, 2016. The mortgage will be assigned to JBG SMITH and the note will be repaid with new financing proceeds from JBG SMITH.

              Below is a summary of our contractual obligations and commitments as of December 31, 2015.

(Amounts in thousands)	Total	Less than One Year	One to Three Years	Three to Five Years	Thereafter
Contractual cash obligations (principal and interest):
Notes and mortgages payable	$1,609,032	$223,851	$277,722	$108,407	$999,052
Operating leases	578,584	1,656	3,438	3,625	569,865
Purchase obligations, primarily construction commitments	124,086	124,086	—	—	—

Total contractual cash obligations	$2,311,702	$349,593	$281,160	$112,032	$1,568,917

Commitments:
Capital commitments to partially owned entities	$3,621	$3,621	$—	$—	$—

Commitments and Contingencies

    Insurance

              Vornado maintains general liability insurance with limits of $300,000,000 per occurrence and all-risk property and rental value insurance coverage with limits of $2.0 billion per occurrence, with sub-limits for certain perils such as floods and earthquakes on each of Vornado's properties. Vornado also maintains coverage for terrorist acts with limits of $4.0 billion per occurrence and in the aggregate, and $2.0 billion per occurrence and in the aggregate for nuclear, biological, chemical and radiological ("NBCR") terrorism events, as defined by the Terrorism Risk Insurance Program Reauthorization Act, which expires in December 2020. Insurance premiums are charged directly to each of the properties. JBG SMITH intends to obtain appropriate insurance coverage on its own and coverages may differ from those noted above. Also, the resulting insurance premiums may differ materially from amounts included in the accompanying combined financial statements.

              JBG SMITH will continue to monitor the state of the insurance market and the scope and costs of coverage for acts of terrorism. We cannot anticipate what coverage will be available on commercially reasonable terms in the future. We are responsible for deductibles and losses in excess of the insurance coverage, which could be material.

              JBG SMITH's mortgage loans are generally non-recourse and contain customary covenants requiring adequate insurance coverage. Although we believe that we currently have adequate insurance coverage, we may not be able to obtain an equivalent amount of coverage at reasonable costs in the future. If lenders insist on greater coverage than we are able to obtain, it could adversely affect our ability to finance or refinance our properties.

    Other

              There are various legal actions against us in the ordinary course of business. In our opinion, the outcome of such matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

              As of December 31, 2015, we expect to fund additional capital to certain of our partially owned entities aggregating approximately $3,600,000.

Cash Flows

    Cash Flows for the Nine Months Ended September 30, 2016

              Cash and cash equivalents were $35,283,000 at September 30, 2016, compared to $74,966,000 at December 31, 2015, a decrease of $39,683,000. This decrease resulted from $203,886,000 of net cash used in investing activities, partially offset by, $101,641,000 of net cash provided by operating activities and $62,562,000 of net cash provided by financing activities. Our combined outstanding debt was $1,421,373,000 at September 30, 2016, a $35,505,000 increase from the balance at December 31, 2015.

              Net cash provided by operating activities of $101,641,000 was comprised of (i) net income of $46,576,000, (ii) $99,243,000 of non-cash adjustments, which include depreciation and amortization, loss from partially owned entities, and the effect of straight-lining of rental income, and (iii) distributions of income from partially owned entities of $1,279,000, partially offset by (iv) the net change in operating assets and liabilities of $45,457,000.

              Net cash used in investing activities of $203,886,000 was comprised of (i) $185,439,000 of development costs and construction in progress and real estate additions and (ii) $21,900,000 of investments in partially owned entities, partially offset by (iii) $3,234,000 of changes in restricted cash and (iv) $219,000 of capital distributions from partially owned entities.

              Net cash provided by financing activities of $62,562,000 was comprised of (i) $39,000,000 from proceeds from borrowings from Vornado, (ii) $32,477,000 of contributions/(distributions), net, partially offset by (iii) $8,871,000 for the repayments of borrowings, (iv) $37,000 of debt issuance costs, and (v) $7,000 of distributions to non-controlling interests.

    Cash Flows for the Nine Months Ended September 30, 2015

              Cash and cash equivalents were $28,349,000 at September 30, 2015, compared to $12,018,000 at December 31, 2014, an increase of $16,331,000. This increase resulted from $124,040,000 of net cash provided by operating activities and $51,772,000 of net cash provided by financing activities, partially offset by $159,481,000 of net cash used in investing activities.

              Net cash provided by operating activities of $124,040,000 was comprised of (i) net income of $33,643,000, (ii) $112,897,000 of non-cash adjustments, which include depreciation and amortization, loss from partially owned entities and the effect of straight-lining of rental income, and (iii) distributions of income from partially owned entities of $1,600,000, partially offset by (iv) the net change in operating assets and liabilities of $24,100,000.

              Net cash used in investing activities of $159,481,000 was comprised of (i) $156,848,000 of development costs and construction in progress and real estate additions, (ii) $4,591,000 of investments in partially owned entities, and (iii) $42,000 of changes in restricted cash, partially offset by (iv) $2,000,000 of proceeds from repayment of Vornado receivable.

              Net cash provided by financing activities of $51,772,000 was comprised of (i) $341,460,000 of proceeds from borrowings, and (ii) $32,600,000 proceeds from borrowings from Vornado, partially offset by (iii) $301,931,000 for the repayments of borrowings, (iv) $13,600,000 repayment of borrowings from Vornado, (v) $4,367,000 of contributions/(distributions), net, (vi) $2,347,000 of debt issuance costs, and (vii) $43,000 of distributions to noncontrolling interests.

    Cash Flows for the Year Ended December 31, 2015

              Cash and cash equivalents were $74,966,000 at December 31, 2015, compared to $12,018,000 at December 31, 2014, an increase of $62,948,000. This increase resulted from $178,910,000 of net cash provided by operating activities and $121,991,000 of net cash provided by financing activities, partially offset by $237,953,000 of net cash used in investing activities. Our combined outstanding debt was $1,385,868,000 at December 31, 2015, a $107,979,000 increase from the balance at December 31, 2014.

              Net cash provided by operating activities of $178,910,000 was comprised of (i) net income of $46,290,000, (ii) $149,989,000 of non-cash adjustments, which include depreciation and amortization, loss from partially owned entities, and the effect of straight-lining of rental income, and (iii) distributions of income from partially owned entities of $2,028,000, partially offset by (iv) the net change in operating assets and liabilities of $19,397,000.

              Net cash used in investing activities of $237,953,000 was comprised of (i) $234,285,000 of development costs and construction in progress and real estate additions and other, (ii) $9,332,000 of investments in partially owned entities and (iii) $1,336,000 of changes in restricted cash, partially offset by (iv) $7,000,000 of proceeds from repayment of Vornado receivable.

              Net cash provided by financing activities of $121,991,000 was comprised of (i) $341,460,000 of proceeds from borrowings, (ii) $96,512,000 of proceeds from borrowings from Vornado, (iii) $15,815,000 of contributions/(distributions), net, partially offset by (iv) $315,824,000 for the repayments of borrowings, (v) $13,600,000 of repayment of borrowings from Vornado, (vi) $2,359,000 of debt issuance costs, and (vii) $13,000 of distributions to noncontrolling interests.

    Cash Flows for the Year Ended December 31, 2014

              Cash and cash equivalents were $12,018,000 at December 31, 2014, compared to $28,202,000 at December 31, 2013, a decrease of $16,184,000. This decrease resulted from $236,923,000 of net cash used in investing activities, partially offset by, $188,090,000 of net cash provided by operating activities and $32,649,000 of net cash provided by financing activities.

              Net cash provided by operating activities of $188,090,000 was comprised of (i) net income of $77,911,000, (ii) $123,774,000 of non-cash adjustments, which include depreciation and amortization, loss from partially owned entities and the effect of straight-lining of rental income, and (iii) distributions of income from partially owned entities of $3,307,000, partially offset by (iv) the net change in operating assets and liabilities of $16,902,000.

              Net cash used in investing activities of $236,923,000 was comprised of (i) $126,323,000 of development costs and construction in progress and real estate additions and other, (ii) $86,000,000 of investment in Vornado receivable, (iii) $15,228,000 of acquisitions of land, (iv) $9,360,000 of investments in partially owned entities, and (v) $2,500,000 of investments in loans receivable and other, partially offset by (vi) $2,413,000 of changes in restricted cash and (vii) $75,000 of capital distributions from partially owned entities.

              Net cash provided by financing activities of $32,649,000 was comprised of (i) $185,000,000 of proceeds from borrowings, partially offset by (ii) $85,289,000 for the repayments of borrowings, (iii) $64,022,000 of contributions/(distributions), net, (iv) $3,032,000 of debt issuance costs, and (v) $8,000 of distributions to noncontrolling interests.

    Cash Flows for the Year Ended December 31, 2013

              Cash and cash equivalents were $28,202,000 at December 31, 2013, compared to $24,676,000 at December 31, 2012, an increase of $3,526,000. This increase resulted from $177,972,000 of net cash provided by operating activities, partially offset by $99,018,000 of net cash used in investing activities and $75,428,000 of net cash used in financing activities.

              Net cash provided by operating activities of $177,972,000 was comprised of (i) net income of $88,661,000, (ii) $105,816,000 of non-cash adjustments, which include depreciation and amortization, loss from partially owned entities and the effect of straight-lining of rental income, and (iii) distribution of income from partially owned entities of $2,449,000, partially offset by (iv) the net change in operating assets and liabilities of $18,954,000.

              Net cash used in investing activities of $99,018,000 was comprised of (i) $81,520,000 of development costs and construction in progress and real estate additions and other, (ii) $16,828,000 of investment in partially owned entities, and (iii) $670,000 of changes in restricted cash.

              Net cash used in financing activities of $75,428,000 was comprised (i) $172,099,000 for the repayments of borrowings and (ii) $65,000 of debt issuance costs, partially offset by (iii) $96,648,000 of contributions/(distributions), net and (iv) $88,000 of contributions from noncontrolling interests.

Related Party Transactions

              The accompanying combined financial statements present the operations of the office, multifamily and other assets as carved out from the financial statements of Vornado. Certain centralized corporate costs borne by Vornado for management and other services including, but not limited to, accounting, reporting, legal, tax, information technology and human resources have been allocated to the assets in the combined financial statements using reasonable allocation methodologies.

Allocated amounts are included as a component of general and administrative expenses on the combined statements of income. A summary of amounts allocated is provided below.

	Nine Months Ended September 30,		Year Ended December 31,
(Amounts in thousands)	2016	2015	2015	2014	2013
Payroll and fringe benefits	$10,950	$10,558	$13,791	$14,246	$14,797
Professional fees	3,360	2,523	3,852	3,942	4,379
Other	2,389	2,029	2,324	2,151	1,663

	$16,699	$15,110	$19,967	$20,339	$20,839

              The allocated amounts in the table above do not necessarily reflect what actual costs would have been if the Vornado Included Assets were a separate standalone public company and actual costs may be materially different.

              In August 2014, we completed a $185,000,000 financing of the Universal buildings, a 690,000 square foot office complex located in Washington, DC. In connection with this financing, pursuant to a note agreement dated August 12, 2014, we used a portion of the financing proceeds and made a $86,000,000 loan to Vornado at LIBOR plus 2.9% (4.43% and 3.72% at September 30, 2016 and December 31, 2015, respectively) due August 2019. During 2015, Vornado repaid $7,000,000 of the loan receivable. As of September 30, 2016, December 31, 2015, and December 31, 2014, the balance of the receivable from Vornado was $81,403,000, $79,000,000, and $86,000,000, respectively and is recorded as "Receivable from Vornado" on our combined balance sheets. Vornado intends to repay the outstanding balance of $81,403,000 at the time of the distribution.

              A summary of the interest income earned on the Vornado loan receivable is provided below.

	Nine Months Ended September 30,		Year Ended December 31,
(Amounts in thousands)	2016	2015	2015	2014	2013
Interest income	$2,403	$2,262	$2,976	$1,172	$—

              In connection with the development of the Bartlett, in February 2015, we entered into a note agreement with Vornado whereby we can borrow up to $50,000,000 at LIBOR plus 2.9% (4.11% and 3.52% at September 30, 2016 and December 31, 2015, respectively). On October 1, 2015, the note agreement was amended and the maximum borrowing under the note agreement was increased to $100,000,000. In April 2016, we entered into an additional note agreement with Vornado whereby we can borrow up to $60,000,000 at LIBOR plus 2.9% (4.11% at September 30, 2016). The maximum total borrowing capacity under these note agreements is $160,000,000 and matures in February 2020. As of September 30, 2016 and December 31, 2015, the amounts outstanding under these note agreements were $124,956,000 and $82,912,000, respectively, and are recorded in "Payable to Vornado" on our combined balance sheets. Vornado intends to contribute to JBG SMITH these note agreements at the time of the distribution. During the nine months ended September 30, 2016 and 2015, we incurred interest expense of $3,044,000 and $39,000, respectively. During the year ended December 31, 2015, we incurred interest expense of $846,000.

              In June 2016, the $115,022,000 mortgage loan (including $608,000 of accrued interest) secured by the Bowen Building, a 231,000 square foot office building located in Washington, DC, was repaid with proceeds of a $115,630,000 draw on Vornado's revolving credit facility. Given that the $115,630,000 draw on Vornado's credit facility is secured by an interest in the property, such amount is recorded in "Payable to Vornado" on the combined balance sheet as of September 30, 2016. The mortgage will be assigned to JBG SMITH and the note will be repaid with new financing proceeds from JBG SMITH. During the nine months ended September 30, 2016, we incurred interest expense of $602,000.

              We have agreements with Building Maintenance Services ("BMS"), a wholly owned subsidiary of Vornado, to supervise cleaning, engineering and security services at our properties. A summary of the fees paid to BMS is provided below.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
(Amounts in thousands)	2016	2015	2015	2014	2013
BMS fees	$9,414	$9,292	$12,441	$12,049	$11,968

Quantitative and Qualitative Disclosures About Market Risk

              We have exposure to fluctuations in interest rates, which are sensitive to many factors that are beyond our control. Our exposure to a change in interest rates is summarized in the table below.

	2015			2014
(Amounts in thousands)	December 31, Balance	Weighted Average Interest Rate	Effect of 1% Change in Base Rates	December 31, Balance	Weighted Average Interest Rate
Consolidated debt:
Variable Rate	$559,541	1.74%	$5,595	$327,713	1.77%
Fixed Rate	747,461	5.52%	—	953,653	5.50%

	$1,307,002		$5,595	$1,281,366

Pro rata share of debt of non-consolidated entities (non-recourse):
Variable Rate	$53,533	1.97%	$535	$51,931	1.85%
Fixed Rate	160,970	6.26%	—	160,985	6.26%

	$214,503		$535	$212,916

              The fair value of our consolidated debt is calculated by discounting the future contractual cash flows of these instruments using current risk-adjusted rates available to borrowers with similar credit ratings, which are provided by a third-party specialist. As of December 31, 2015 and 2014, the estimated fair value of our combined debt was $1,339,859,000 and $1,347,319,000, respectively. These estimates of fair value, which are made at the end of the reporting period, may be different from the amounts that may ultimately be realized upon the disposition of our financial instruments.

BUSINESS AND PROPERTIES

Overview

              JBG SMITH represents the combination of Vornado's Washington, DC segment (which operates as Vornado / Charles E. Smith) and the management business and certain Washington, DC metropolitan area assets of The JBG Companies. Vornado / Charles E. Smith and The JBG Companies are two of the largest, most noteworthy, best-in-class Washington, DC focused real estate franchises, each with an over 50-year history of operations in the Washington, DC metropolitan area.

              We believe that the combination of Vornado / Charles E. Smith and The JBG Companies results in the following key strengths and competitive advantages that will contribute to our future success:

  •
  We are the market-leading and largest publicly traded real estate company focused on the Washington, DC metropolitan area;

  •
  Our assets consist of high-quality office, multifamily and retail properties concentrated in what we believe are the most attractive Metro-served, urban-infill submarkets;

  •
  We have a demonstrated track record of combining these uses in vibrant, amenity-rich mixed-use projects that create and sustain value and competitive advantage over time;

  •
  We believe that we are positioned for substantial revenue growth driven by near-term opportunities embedded in our existing operating portfolio and our unrivaled near-term and future development pipelines, which could allow us to roughly double the size of our portfolio based on square footage and further enhance the quality of the portfolio;

  •
  Our best-in-class Washington, DC area management platform has proven investment, operating and development skills and leverages our experience in the use of our Placemaking strategy to unlock value in large scale projects and neighborhood repositionings;

  •
  We expect to access compelling acquisition opportunities with strong prospects for growth through our proven acquisition platform that combines the longstanding market relationships, reputation and expertise of both the Vornado and JBG Washington, DC platforms;

  •
  Our disciplined, research-based approach ensures our investment decisions are based on current and forecasted market fundamentals and trends, which allows us to identify value creating development, redevelopment and acquisition opportunities in existing and new high-growth submarkets;

  •
  We have a proven track record of superior capital allocation across investment opportunities and market cycles;

  •
  We will have a well-capitalized balance sheet and access to a broad range of funding sources which will allow us to fund our significant growth opportunities while maintaining prudent leverage levels; and

  •
  We believe the Washington, DC metropolitan area economy and office market have bottomed and that the region's real estate market is uniquely positioned to experience a stronger recovery over the next 24 to 36 months compared to other gateway markets.

    Our Strategy

              Our mission is to own and operate a high-quality portfolio of Metro-served, urban-infill office, multifamily and retail assets concentrated in downtown Washington, DC, our nation's capital, and other leading urban infill submarkets with proximity to downtown Washington, DC, and to grow this portfolio through value-added development and acquisitions. We have significant expertise in the Washington, DC metropolitan area across multiple product types and consider office, multifamily and retail to be our core asset classes. We are known for our creative deal-making and capital allocation skills and for our deep pool of development and value creation expertise across product types. As the leading local sharpshooter, our DC market experience is best-in-class and we have been trendsetters in our market by mixing uses in projects that deliver the amenities and features that tenants demand.

              One of our approaches to value creation involves utilizing a series of complementary disciplines through a process that we call "Placemaking." Placemaking involves strategically mixing high-quality multifamily and commercial buildings with anchor, specialty and neighborhood retail in a high density, thoughtfully planned and designed public space. Through this process, we are able to drive synergies, and thus value, across those varied uses and create unique, amenity-rich, walkable neighborhoods that are desirable and create significant tenant and investor demand. We believe that our Placemaking approach will drive occupancy and rent growth across our entire portfolio, particularly with respect to our concentrated and extensive land and building holdings in Crystal City. Crystal City's attractive attributes of its urban-infill location with close proximity to downtown Washington, DC, its access to Metro and other key transportation infrastructure and strong surrounding demographics serve as an incredible foundation upon which to build the mix of uses and amenities that today's tenants demand. We believe that the application of our Placemaking approach will allow us to increase Crystal City's attractiveness to potential tenants and create significant value for our shareholders. Our investment in Crystal City will focus on creating a vibrant, 24-hour environment with an active retail heart through the delivery of additional anchor and small store retail and the introduction of a greater mix of uses, including new multifamily and the select conversion of office buildings to multifamily. These elements, combined with thoughtfully planned and curated streetscapes and public spaces, are all critical to the creation of a dynamic place that will help drive occupancy and rent growth throughout the submarket over time. Importantly, the broader benefits of this repositioning are achievable without the need to invest capital in the repositioning of each asset in the submarket. Many similar opportunities exist elsewhere in our portfolio on a smaller scale, and we expect these to drive significant value over time as well.

              Our high-quality portfolio with significant embedded growth potential, well-capitalized balance sheet, scale and highly experienced and talented local management team combine to make JBG SMITH an attractive public company investment vehicle focused on the Washington, DC metropolitan area. In addition, we expect our assets under construction and unrivaled near-term and future development pipelines, which have a meaningful multifamily focus, will provide significant additional potential growth and value creation opportunities that meet market demand over time.

    Our Portfolio

              We own and operate a portfolio of high-quality office and multifamily assets, many of which are amenitized with ancillary retail. Our portfolio reflects our longstanding strategy of concentrating in downtown Washington, DC and other leading urban-infill submarkets with proximity to downtown Washington, DC that have high barriers to entry and key urban amenities, including being within walking distance of the Metro. Over 98% of our operating assets are Metro-served, based on our share of rentable square feet as of September 30, 2016. Our concentrated holdings and leading market share in our targeted primary submarkets allow us to realize meaningful economies of scale and to enhance our neighborhoods through Placemaking, thereby benefiting our overall holdings within these targeted submarkets. Our fully-integrated platform has demonstrated capability in managing every aspect of real estate ownership, including investment, development, construction management, finance, asset management, property management and leasing. We expect that JBG SMITH will achieve significant growth from the realization of embedded contractual rent growth, the lease-up of our operating assets, the delivery and lease-up of our assets under construction and the development of our unrivaled near-term and future development pipelines aggregating approximately 25.6 million square feet (20.6 million square feet at our share). While our operating portfolio is currently approximately 69% office and 27% multifamily based on total square footage, a significant portion of our near-term and future development pipelines is focused on multifamily assets; delivering these assets to the market will result over time in our portfolio becoming more balanced between office and multifamily.

              As of September 30, 2016, our operating portfolio consisted of 72 operating assets aggregating approximately 21.4 million square feet (16.9 million square feet at our share), comprised of 52 office assets aggregating over 14.8 million square feet (12.6 million square feet at our share), 16 multifamily assets aggregating 6,432 units (4,495 units at our share) and four other assets aggregating approximately 785,000 square feet (350,000 square feet at our share).

              Our assets are located primarily within attractive submarkets in the District of Columbia and in the most desirable, infill, Metro-served submarkets outside of Washington, DC. These include the Rosslyn-Ballston Corridor, Crystal City, Pentagon City and Reston in Virginia. In Maryland, the majority of our assets are concentrated in Bethesda, Silver Spring and the Rockville Pike Corridor. Our current and target submarkets generally share the following key attributes that make them highly desirable and create significant tenant and investor demand:

  •
  They are densely populated, urban-infill submarkets;

  •
  They are well-established or emerging growth submarkets;

  •
  They are Metro-served;

  •
  They exhibit high barriers to new development due to limited available land and/or entitlement constraints; and

  •
  They have a high degree of walkability and feature strong clusters of retail and other amenities.

    Our Operating Portfolio

              Our operating office portfolio is highly concentrated in five primary, Metro-served, urban-infill submarkets: (i) District of Columbia, (ii) Crystal City and Pentagon City, (iii) the Rosslyn-Ballston Corridor, (iv) Reston and (v) Bethesda. In addition to our ownership of over 4.2 million square feet (2.8 million square feet at our share) across 14 assets in the District of Columbia, we have a leading market position in Crystal City and Pentagon City, with ownership of approximately 6.7 million square feet in 21 wholly owned assets in an irreplaceable location along the Potomac River adjacent to Washington, DC and the Ronald Reagan National Airport. We also have ownership of over 1.6 million square feet (1.2 million square feet at our share) in six assets in the Rosslyn-Ballston Corridor, over 1.3 million square feet in six wholly owned assets in Reston, approximately 487,000 square feet of office space in two wholly owned assets in Bethesda, approximately 203,000 square feet (37,000 square feet at our share) in two assets in the Rockville Pike Corridor and approximately 246,000 square feet (25,000 square feet at our share) in one asset in Alexandria (Eisenhower Avenue). Our high-quality, diversified office tenant base spans both the public and private sectors, reflecting the continued evolution and diversification of the Washington, DC economy. Our tenants include many agencies and departments of the U.S. federal government, which collectively comprise our largest tenant, with 87 leases generating approximately 24.2% of our share of annualized rent from our office and retail leases as of September 30, 2016. No other tenant represents more than 3.2% of our share of annualized rent from our office and retail leases. In addition, other major office tenants include Arlington County; non-profit organizations such as Family Health International and the Public Broadcasting Service ("PBS"); leading private-sector companies such as Lockheed Martin Corporation, General Electric, Booz Allen Hamilton, Accenture LLP, Abbott Laboratories, Raytheon Company, and Noblis Inc.; financial institutions such as Citigroup and Wells Fargo; and well-respected law firms and other professional services companies such as Baker Botts LLP, Sidley Austin LLP, Cooley LLP and Deloitte LLP.

              Our operating multifamily portfolio consists of 16 multifamily assets comprising 6,432 units (4,495 units at our share) and is located in some of the most vibrant neighborhoods of the District of Columbia; Crystal City and Pentagon City, the Rosslyn-Ballston Corridor and Reston in Virginia; and Bethesda, Silver Spring and the Rockville Pike Corridor in Maryland. Similar to our office buildings, our multifamily assets are located in the most desirable locations with 99% within walking distance of the Metro, restaurants, entertainment and other key urban amenities. We believe our multifamily portfolio includes some of the highest quality multifamily assets in the Washington, DC metropolitan area. These assets include (i) The Bartlett, a recently developed 699-unit luxury property in Pentagon City with a Whole Foods Market as its ground floor retail; (ii) Atlantic Plumbing, a recently developed 310-unit class-A property in the heart of the vibrant U Street/Shaw neighborhood in Washington, DC; (iii) WestEnd25, a 283-unit luxury property situated in the coveted West End of Washington, DC; and (iv) 7770 Norfolk, a recently developed 200-unit luxury property in the heart of downtown Bethesda, Maryland.

              Approximately 1.4 million square feet of our operating retail is embedded within our office and multifamily assets—a key component of our Placemaking strategy. Our office and multifamily rental rates generally reflect a premium relative to rates in their broader submarkets that we believe is attributable to the presence of thoughtfully curated retail amenities, and we strive to incorporate, where possible, high-quality, value-creating retail space into our office and multifamily assets. Our high-quality, diversified retail tenant base includes anchor, specialty and neighborhood retail shops that create thoughtfully planned and designed public space. Our retail tenants include Whole Foods, Trader Joe's, Starbucks, Dean & DeLuca as well as boutique tenants including Warby Parker, Kit and Ace, Landmark Theatre and Bonobos.

              In addition, we own interests in three standalone retail assets and one standalone hotel, the 345-room Crystal City Marriott.

    Our Assets Under Construction and Near-Term and Future Development Pipelines

              In addition to our operating portfolio, as of September 30, 2016, we owned:

  •
  four assets under construction totaling over 594,000 square feet of office and 291 multifamily units with an estimated remaining cost to complete as of September 30, 2016 of approximately $277 million, all of which has been fully financed;

  •
  a near-term development pipeline consisting of nine assets totaling over 1.1 million square feet (1.0 million square feet at our share) of highly-efficient office and 1,271 units (1,246 units at our share) of multifamily, located primarily in the District of Columbia and adjacent close-in submarkets; and

  •
  a future development pipeline comprised of 47 future development assets with an estimated potential development density of approximately 23.5 million square feet (18.6 million square feet at our share).

              With respect to the nine assets in our near-term development pipeline, the entitlement process has been substantially completed and these projects, which will capitalize on the demand for high-quality multifamily assets and highly-efficient, high-quality office assets, are in position for construction to commence. In general, given current market expectations, we estimate that we will commence construction on near-term multifamily assets within the 18 months following September 30, 2016, while commencement of construction on near-term office assets will more likely depend on either pre-leasing or attractive submarket supply and demand dynamics. Our near-term and future development pipelines have the potential to roughly double the size of our portfolio by square footage and to further enhance the quality of our portfolio. To take advantage of this opportunity, we plan to be an active developer, particularly of multifamily assets, and intend to manage the delivery of our development growth pipeline to meet market demand while prudently managing our long-term leverage levels and balance sheet.

    Our Third-Party Asset Management and Real Estate Services Business

              In addition to our portfolio, we have a third-party asset management and real estate services business that represents the combination of Vornado / Charles E. Smith's and JBG's management platforms that provides fee-based real estate services to nine JBG Funds, other JBG-affiliated entities, joint ventures and third parties with whom we have long-standing relationships.

    Our Management Team and Platform

              We will be self-managed and led by JBG's executive management team, and will combine the best talent from each of Vornado / Charles E. Smith and JBG, providing us with one of the most seasoned and experienced management teams in the Washington, DC market. Executive management of JBG SMITH will include W. Matthew Kelly (Chief Executive Officer), Robert Stewart (Executive Vice Chairman), David Paul (President and Chief Operating Officer), James Iker (Chief Investment Officer), Brian Coulter (Co-Chief Development Officer) and Kevin ("Kai") Reynolds (Co-Chief Development Officer), who are all current managing partners or partners and have an average tenure of 18 years at JBG. These executives manage the JBG business today and have a longstanding track record in the Washington, DC market, in which JBG is considered the leading local sharpshooter. The senior management team of JBG SMITH will also benefit from the experience and expertise of Patrick J. Tyrrell (Chief Administrative Officer) who is currently Vornado's Chief Operating Officer of its Washington, DC division. Our commercial leasing team will be led by David Ritchey (Executive Vice President) and will be supported by Jim Creedon, a 25-year veteran with Vornado / Charles E. Smith, and a team of 14 professionals from both JBG and Vornado / Charles E. Smith. Our board of trustees will consist of a majority of independent trustees. In addition to the appointment of seven independent trustees (including Alan S. Forman, the Director of Investments at the Yale University Investments Office), Steven Roth, Vornado's Chairman and CEO, will be Chairman of the board of trustees of JBG SMITH and Mitchell Schear, Vornado's President of the Washington, DC division, will also serve as a trustee of JBG SMITH. Michael Glosserman, W. Matthew Kelly and Robert Stewart, all current managing partners of JBG, will also serve as trustees of JBG SMITH.

              The JBG management team is a proven steward of investor capital and has a long track record of creating value for investors through numerous economic cycles. JBG has an over 50-year history in the Washington, DC metropolitan area market. In 1999, JBG created its first discretionary investment fund. As of September 30, 2016, JBG has raised over $3.6 billion of discretionary fund investment capital for nine real estate investment funds, and has invested in over 235 assets on behalf of these JBG Funds. The JBG Funds' investments during the period from 1999 to September 30, 2016 are projected to generate a realized and unrealized aggregate gross leveraged IRR and equity multiple of 23.3% and 2.2x, respectively, while typically employing leverage of approximately 60% of gross asset value. (These gross leveraged IRRs and equity multiples are not necessarily indicative of the future performance of JBG SMITH, any asset in our portfolio or an investment in our common shares. These metrics are based in part on investments that the JBG Funds sold prior to the combination and thus are not part of our portfolio, and do not reflect the gross leveraged IRRs and equity multiples achieved by Vornado's Washington, DC business during the same time period. There is no assurance that our management will be able to replicate the performance achieved by the JBG Funds with respect to these investments, particularly given our use of lower leverage and a longer-term holding period.) Following the closing of the combination, we do not intend to raise any future investment funds, and current funds will be managed and liquidated over time. We expect to continue to earn fees from these funds as they are wound down, as well as from any joint venture arrangements currently in place and any new joint venture arrangements entered into in the future. The JBG management team will continue to own direct equity co-investment and promote interests in the JBG Funds that are not being contributed to JBG SMITH. As the JBG Funds are wound down over time, these economic interests will decrease and be eliminated.

              Our broad transactional skill sets, multi-asset class experience, deep organizational and financial expertise, and a long and successful track record built over 50 years, allow us to uniquely source and execute on a broad array of opportunities. Our management platform is vertically integrated across functions, including investment, development, construction management, finance, asset management, property management and leasing, which allows us to efficiently execute on our business strategy. Our platform is also horizontally integrated across real estate asset classes, focusing primarily on office, multifamily and retail, which affords us the flexibility to respond to changing market conditions by adjusting our business plans to deliver the type of asset that will meet current market demand. As a result, we are able to execute large-scale mixed-use projects without the need to partner with other operators or developers. In addition, we have developed an intimate knowledge of the Washington, DC metropolitan area and a detailed understanding of the key submarkets on a block-by-block basis. We believe that our in-depth market knowledge and extensive network of longstanding relationships with real estate owners, developers, tenants, brokers, lenders, general contractors, municipalities, local community organizations and other market participants provide us with a sustainable competitive advantage.

              We use a disciplined, research-based approach to identify value creating development, redevelopment and acquisition opportunities in existing and new high-growth submarkets.

    Our Balance Sheet

              We will have a well-capitalized balance sheet and access to a broad range of funding sources which we believe will allow us to execute our business plan. As of September 30, 2016, on a pro forma basis, JBG SMITH had approximately $2.0 billion aggregate principal amount of consolidated debt outstanding ($2.0 billion at our share) and our unconsolidated joint ventures had approximately $1.2 billion aggregate principal amount of debt outstanding ($400 million at our share), resulting in a total of approximately $2.4 billion aggregate principal amount of debt outstanding at our share. We will have a well-staggered debt maturity schedule over the next five years, particularly considering our existing as-of-right extension options. We will have significant liquidity upon the completion of the separation and combination with over $             million of cash and a $            revolving credit facility under which we expect to have significant borrowing capacity.

    REIT Status

              We plan to elect to be treated as a REIT in connection with the filing of our federal income tax return for the taxable year that includes the distribution of our common shares by Vornado, and we intend to maintain this status in future periods.

Our Portfolio Summary

              The following tables provide information about our portfolio as of September 30, 2016.

 All Assets

	Number of Assets	Rentable Square Feet	Number of Units(1)	Estimated Potential Development Density(2)
Wholly Owned
Operating	48	14,629,472	3,583	—
Under Construction	4	820,598	291	—
Near-Term Development(3)	6	1,550,421	833	—
Future Development(4)	24	—	—	15,552,000

Total Wholly Owned	82	17,000,491	4,707	15,552,000

Joint Ventures (at 100 Percent Share)
Operating	24	6,767,443	2,849	—
Under Construction	—	—	—	—
Near-Term Development(3)	3	597,042	438	—
Future Development(4)	23	—	—	7,909,500

Total Joint Ventures	50	7,364,485	3,287	7,909,500

Total Portfolio	132	24,364,976	7,994	23,461,500

Total Portfolio (at JBG SMITH Share)	132	19,705,865	6,032	18,579,490

(1)
For assets under construction and near-term development assets, represents estimated number of units based on current design plans.

(2)
Includes estimated potential office, multifamily and retail development density.

(3)
Refers to assets that have subtantially completed the entitlement process and on which we intend to commence construction within the 18 months following September 30, 2016, subject to market conditions.

(4)
Refers to assets that are development opportunities on which we do not intend to commence construction within 18 months of September 30, 2016.

Operating Assets

	Number of Assets	Rentable Square Feet	Number of Units	Percent Leased(1)	Annualized Rent(2) ($000s)	Annualized Rent Per Square Foot/ Monthly Rent Per Unit(3)
Office	52	14,825,466	—	87.7%	$548,720	$44.15
Multifamily	12	4,322,667	4,867	96.5%	$108,760	$1,950
Multifamily—Recently Delivered(4)	4	1,464,236	1,565	71.5%	33,104	2,452

Multifamily—Total	16	5,786,903	6,432	90.2%	$141,864	$2,039

Other(5)	4	784,546	—	93.6%	$14,677	$30.59

Total/Weighted Average	72	21,396,915	6,432	88.6%	$705,261

Total (at JBG SMITH Share)	72	16,869,271	4,495	87.5%	$568,132

Note: Table shown at 100 percent share except where noted as JBG SMITH share.

(1)
Based on leases signed as of September 30, 2016, and is calculated as (i) for office assets and other assets, total rentable square feet less rentable square feet available for lease divided by total rentable square feet, (ii) for multifamily assets, total units less units available for lease divided by total units, expressed as a percentage, and (iii) for multifamily assets with retail rentable square feet, the weighted average based on rentable square feet of the multifamily lease percentage and the retail lease percentage as described in (i) and (ii).

(2)
Represents (i) for office and other assets, or the retail component of a mixed-use asset, in-place monthly base rent before free rent, plus tenant reimbursements as of September 30, 2016, multiplied by 12, with triple net leases converted to a gross basis by adding estimated tenant reimbursements to monthly base rent, and (ii) for multifamily assets, or the multifamily component of a mixed-use asset, in-place monthly base rent before free rent as of September 30, 2016, multiplied by 12. Annualized rent excludes rent from signed but not yet commenced leases.

(3)
For office assets, represents annualized office rent divided by occupied office square feet. For multifamily assets, represents monthly multifamily rent divided by occupied multifamily units. For other assets, represents annualized rent divided by occupied square feet. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed for space within the asset, but that have not yet commenced.

(4)
Refers to four multifamily assets that have been delivered within the 12 months ended September 30, 2016.

(5)
Segment includes three standalone retail assets and the Crystal City Marriott, a standalone hotel totaling 266,000 square feet and 345 rooms. The Crystal City Marriott is excluded from percent leased, annualized rent, and annualized rent per square foot metrics.

Assets Under Construction

	Number of Assets	Estimated Rentable Square Feet	Estimated Number of Units	Percent Pre-Leased
Under Construction
Office	3	594,052	N/A	64.7%
Multifamily	1	226,546	291	N/A

Total/Weighted Average	4	820,598	291	64.7%

Note: JBG SMITH owns 100 percent of all assets under construction.

Near-Term and Future Development Assets

	Number of Assets	Estimated Rentable Square Feet	Estimated Number of Units	Estimated Potential Development Density(1)
Near-Term and Future Development Assets
Near-Term Development Assets(2)	9	2,147,463	1,271	—
Future Development Assets(3)	47	—	—	23,461,500

Total	56	2,147,463	1,271	23,461,500

Total (at JBG SMITH Share)	56	2,015,996	1,246	18,579,490

Note: Table shown at 100 percent share except where noted as JBG SMITH share.

(1)
Includes estimated potential office, multifamily and retail development density.

(2)
Refers to assets that have substantially completed the entitlement process and on which we intend to commence construction within the 18 months following September 30, 2016, subject to market conditions.

(3)
Refers to assets that are development opportunities on which we do not intend to commence construction within 18 months of September 30, 2016.

Our Competitive Strengths

              We believe that our extensive real estate operating and investment platform and our high-quality, urban-infill, Metro-served portfolio provide us with certain competitive advantages outlined below. We believe these competitive advantages will allow us to deliver significant income growth through in-place embedded contractual revenue growth, lease-up of our operating assets, delivery and lease-up of our assets under construction and near-term and future development and acquisition opportunities.

              Market-Leading, Largest Publicly Traded Real Estate Company Focused on the Washington, DC Metropolitan Area.    JBG SMITH represents the combination of Vornado / Charles E. Smith and The JBG Companies, two of the largest, most noteworthy, best-in-class Washington, DC focused real estate franchises, each with an over 50-year history of operations in the Washington, DC metropolitan area. We have assembled the largest portfolio, by rentable square feet, of high-quality commercial real estate assets in the Washington, DC metropolitan area of any publicly traded real estate company. Our portfolio is comprised primarily of office and multifamily assets, many of which are amenitized with a complementary retail component. We operate a platform that is both vertically integrated across functions, including investment, development, construction management, finance, asset management, property management and leasing, and horizontally integrated across real estate asset classes, focusing primarily on office, multifamily and retail. Our integrated structure, as well as the size and scope of our platform, enables us to identify value-creation opportunities and realize significant operating efficiencies. Our organization is comprised of over 1,100 employees, including over 400 corporate employees in investment, development, construction management, finance, asset management, property management, leasing and other supporting functions. Through our complementary in-house disciplines, we seek to enhance asset values through proactive asset and property management.

              High-Quality Assets in Most Attractive Submarkets.    Our portfolio of high-quality operating assets is primarily located within what we believe are the most attractive Metro-served, urban-infill submarkets of the Washington, DC metropolitan area, one of the highest barrier-to-entry markets in the United States. Our general strategy is to invest in assets that we anticipate, by virtue of location, physical quality, amenities or other specific features, will possess a sustainable ability to outperform the market, maintain high occupancy levels through all market cycles, attract high-quality tenants and appeal to a broad range of buyers if offered for sale.

  •
  High-Quality Assets.  Our portfolio is comprised of high-quality office and multifamily assets, many of which have been recently constructed or renovated and are amenitized with ancillary retail. Our operating portfolio was approximately 89% leased across all of our asset classes as of September 30, 2016. We believe this provides built-in growth potential as we lease up to a stabilized occupancy level. Moreover, we believe that we have a strong, creditworthy tenant base, with agencies and departments of the U.S. federal government representing approximately 24.2% of our share of annualized rent from our office and retail leases as of September 30, 2016. No other tenant accounted for more than 3.2% of our share of annualized rent from our office and retail leases as of September 30, 2016. The majority of our non-GSA office and retail leases contain contractual rent escalators. In addition, we benefit from high-quality long-term leases, with a weighted average lease term (including leases signed but not yet commenced) of 6.1 years as of September 30, 2016.

  •
  Most Attractive Submarkets.  We have invested in what we believe are the most attractive submarkets within the Washington, DC metropolitan area. These submarkets are in high barrier locations, are Metro-served, have a high degree of walkability and feature strong clusters of nearby amenities. Based on our share of rentable square feet as of September 30, 2016, over 98% of our assets are Metro-served. This concentration of assets positions us well to capitalize on improving real estate market fundamentals, with nearly 80% of Washington, DC metropolitan area office leasing activity for the five year period ended September 30, 2016 within 0.75 miles of an existing or planned Metro station, according to JLL. Moreover, the submarkets in which we operate (excluding Crystal City/Pentagon City) have historically outperformed other Washington, DC metropolitan area submarkets (see the charts below). While Crystal City/Pentagon City's metrics were not as compelling over the same time period (largely due to BRAC and sequestration), we believe that this submarket is positioned for recovery because it shares many of the characteristics of other outperforming JBG SMITH submarkets such as an urban street grid, proximity to major demand drivers and access to all forms of transportation. We believe that once we have been able to apply our Placemaking strategy, Crystal City/Pentagon City will perform in line with our other submarkets.

    In both office and multifamily market metrics, JBG SMITH's submarkets (excluding Crystal City/Pentagon City) have outperformed non-JBG SMITH submarkets.

    In the office sector, as of September 30, 2016, JBG SMITH's submarkets (excluding Crystal City/Pentagon City):

    •
    posted current asking rents above the market average, with Crystal City/Pentagon City also posting a premium to market;

    •
    had seen rent growth over the preceding 10 years far in excess of non-JBG SMITH submarkets, while Crystal City/Pentagon City also modestly outperformed; and

    •
    showed a significantly lower historical vacancy rate over the preceding 10 years than the broader market.

Office asking rents relative to market average	10-year office asking rent growth comparison

Source: JLL Research	Source: JLL Research

10-year office average vacancy comparison

Source: JLL Research

    In the multifamily sector, as of September 30, 2016, JBG SMITH's submarkets (excluding Crystal City/Pentagon City):

    •
    posted asking rents that commanded a significant premium to the market average compared to a discount in non-JBG SMITH submarkets;

    •
    had seen rent growth over the preceding 10 years on par with Crystal/Pentagon City and above the non-JBG SMITH submarkets, even with inventory growth far above that seen in non-JBG SMITH submarkets or in Crystal City/Pentagon City;

    •
    absorbed new units over the preceding 10 years at a far greater rate than the non-JBG SMITH submarkets. Despite a slower pace of absorption over the 10 year time period, the Crystal City/Pentagon City market has seen a recent uptick in absorption through September 30, 2016 posting more units absorbed as a percentage of inventory than JBG SMITH or non-JBG SMITH submarkets; and

    •
    saw outsized inventory growth that helped to drive strong absorption performance (see page 205).

Multifamily asking rents relative to market average	10-year multifamily asking rent growth comparison

Source: JLL Research	Source: JLL Research

10-year multifamily net absorption comparison

Source: JLL Research

              Concentrated Submarket Ownership.    Our assets are located primarily within attractive submarkets in the District of Columbia and in the most desirable, infill, Metro-served submarkets outside of Washington, DC. These include the Rosslyn-Ballston Corridor, Crystal City, Pentagon City and Reston in Virginia. In Maryland, the majority of our assets are concentrated in Bethesda, Silver Spring and the Rockville Pike Corridor. Through concentrating our investments in these key submarkets, we believe we achieve improved asset performance across all of our assets within a submarket as we apply our development, redevelopment and Placemaking skills that help enhance the overall attractiveness of the market to tenants and investors. In addition, this concentrated ownership allows us to create value in our operating and development portfolio by recognizing synergies in operating expenses in our portfolio, managing submarket supply through our near-term and future development pipelines, and fostering strong relationships with local jurisdictions that are key to navigating the entitlement process. Finally, our concentrated ownership provides us with greater access to new acquisition and development opportunities and the ability to unlock value not available to competitors lacking the same submarket scale.

              Strong Management Team with Extensive Market Expertise and Interests Aligned with Shareholders.    We will be self-managed and led by JBG's executive management team, and will combine the best talent from each of Vornado / Charles E. Smith and JBG, providing us with one of the most seasoned and experienced management teams in the Washington, DC market. Our multi-generational leadership team has over 50 years of single-market focus in the Washington, DC metropolitan area. Our team has an intimate knowledge of the Washington, DC area real estate market and deep local relationships.

              Executive management of JBG SMITH will include W. Matthew Kelly (Chief Executive Officer), Robert Stewart (Executive Vice Chairman), David Paul (President and Chief Operating Officer), James Iker (Chief Investment Officer), Brian Coulter (Co-Chief Development Officer), and Kai Reynolds (Co-Chief Development Officer), who are all current managing partners or partners of JBG and have an average tenure of 18 years. These executives manage the JBG business today and have a longstanding track record in the Washington, DC market, in which JBG is considered the leading local sharpshooter. The senior management team of JBG SMITH will also benefit from the experience and expertise of Patrick J. Tyrrell (Chief Administrative Officer) who is currently Vornado's Chief Operating Officer of its Washington, DC division. Our commercial leasing team will be led by David Ritchey (Executive Vice President) and will be supported by Jim Creedon, a 25-year veteran with Vornado / Charles E. Smith, and a team of 14 professionals from both JBG and Vornado / Charles E. Smith. Our board of trustees will consist of a majority of independent trustees. Steven Roth, Vornado's Chairman and CEO, will be Chairman of the board of trustees of JBG SMITH and Mitchell Schear, Vornado's President of the Washington, DC division, will also serve as a trustee of JBG SMITH. Michael Glosserman, W. Matthew Kelly and Robert Stewart, all current managing partners of JBG, will also serve as trustees of JBG SMITH.

              JBG SMITH's leadership will be meaningfully aligned with the interests of shareholders, with the focus on maximizing the value of JBG SMITH common shares. Our management team (excluding Michael Glosserman, who will be a member of our board of trustees) is expected to own approximately 5% of the economic interests in JBG SMITH, which represents the majority of their collective net worth, and our management team and board of trustees are expected to beneficially own or represent approximately 13% of the economic interests in JBG SMITH. The common limited partnership units that the JBG management team will receive in connection with the contribution of the JBG third-party asset management and real estate services business will be subject to certain vesting and transfer restrictions, with 50% vesting upon the closing of the combination and the other 50% vesting in equal monthly installments beginning on the first day of the 31st month after the combination and ending on the first day of the 60th month after the combination as long as the individual remains employed by JBG SMITH. Our management team will also be restricted from redeeming 50% of these units for JBG SMITH common shares for three years, and from redeeming the other 50% of these units for

JBG SMITH common shares for five years, following the closing of the combination, further aligning their interests with those of our shareholders, except that up to 10% of an individual's total units may be sold, pledged or redeemed for JBG SMITH common shares during this period (subject to the transfer and redemption restrictions imposed on the units generally by the limited partnership agreement of JBG SMITH LP, which we refer to as the Partnership Agreement). See "The Separation and the Combination—The Combination—The MTA—Consideration" for more information about the vesting and transfer restrictions applicable to this portion of our management team's equity interests. See "The Separation and the Combination—The Combination—Combination Transactions" for information about the interests that certain principals of the JBG Parties who will become our executive officers will retain in certain JBG Funds following the combination.

              Superior Capital Allocation Skills.    We have a proven track record of managing our risk, cost of capital and capital sources by utilizing various capital allocation strategies across investment opportunities and market cycles. We believe that we have the ability and expertise to use not only our own balance sheet but also to deploy capital from strategic third-party investors through joint ventures. While we intend to use our own balance sheet as our primary source of capital, we may continue to partner with such third parties in order to selectively develop mixed-use projects or access other opportunities. We have longstanding relationships and a long track record of success with many third-party capital partners. We intend to selectively partner with such third parties in order to recognize value and recycle capital from stabilized assets into higher growth opportunities. In addition to multiple sources of equity capital, we have a variety of relationships with providers of debt capital that we intend to continue to utilize. We also use various capital allocation strategies to manage risks associated with our development activities. For example, we often use capital to option, rather than purchase, raw land positions until the property has received appropriate entitlements, allowing us to pre-lease these development projects prior to or soon after closing on the land. See "—Case Studies" beginning on page 150.

              The JBG management team is a proven steward of investor capital and has a long track record of creating value for investors through numerous economic cycles. In 1999, JBG created its first discretionary investment fund. As of September 30, 2016, JBG has raised over $3.6 billion of discretionary fund investment capital for nine real estate investment funds, and has invested in over 235 assets on behalf of these JBG Funds. The JBG Funds' investments during the period from 1999 to September 30, 2016 are projected to generate a realized and unrealized aggregate gross leveraged IRR and equity multiple of 23.3% and 2.2x, respectively, while typically employing leverage of approximately 60% of gross asset value. (These gross leveraged IRRs and equity multiples are not necessarily indicative of the future performance of JBG SMITH, any asset in our portfolio or an investment in our common shares. These metrics are based in part on investments that the JBG Funds sold prior to the combination and thus are not part of our portfolio, and do not reflect the gross leveraged IRRs and equity multiples achieved by Vornado's Washington, DC business during the same time period. There is no assurance that our management will be able to replicate the performance achieved by the JBG Funds with respect to these investments, particularly given our use of lower leverage and a longer-term holding period.)

              Proven Platform for Value Creation with Investment, Development and Leasing Expertise.    The JBG management team, which will lead JBG SMITH following the combination, has an extensive track record of investing in, developing and repositioning assets since the first JBG Fund made its first investment in 2000, spanning multiple market cycles, shifting dynamics and a variety of asset classes:

  •
  Invested in more than 235 assets representing approximately $13.0 billion in gross asset value, including over 19.0 million square feet of office, 14,250 multifamily units, over 4.0 million square feet of retail, 5,700 hotel rooms, 3,000 for-sale multifamily units and townhomes and 25.0 million square feet of estimated potential future development density.

  •
  Sold more than 100 assets for over $7.0 billion in gross asset value, including over 10.0 million square feet of office, 6,000 multifamily units, 2.0 million square feet of retail, 1,900 hotel rooms, 2,000 for sale multifamily units and townhomes, and 1.5 million square feet of estimated potential future development density.

  •
  Completed more than 75 development projects with an associated cost of over $5.0 billion, consisting of over 9.5 million square feet of office, 6,300 multifamily units, 1.0 million square feet of retail, 2,100 hotel rooms and 2,000 for sale multifamily units and townhomes.

  •
  Redeveloped or repositioned more than 40 assets including over 4.0 million square feet of office, 1,600 multifamily units, 232,000 square feet of retail and 3,900 hotel rooms.

              The JBG SMITH management team has a long history of opportunistic acquisitions and development as market cycles dictate. JBG SMITH has in-house mixed-use expertise and the retail leasing team to support it. Our dedicated mixed-use operating and development teams have a deep bench of product experts, and our in-house multidisciplinary expertise provides a competitive advantage in executing large-scale, mixed-use projects. In addition, our experience owning, operating and managing a range of asset classes gives us a unique capability to identify redevelopment and adaptive reuse opportunities where we can create value.

              In addition, JBG SMITH combines the leasing teams of the JBG management platform and Vornado / Charles E. Smith, which, collectively, over the three years ended September 30, 2016, averaged an annual leasing volume of approximately 3.0 million square feet of office space, 10,400 multifamily leases and approximately 823,000 square feet of retail space across our owned and third-party managed portfolios.

              Our senior management and our 16-person commercial leasing team has deep and longstanding relationships with key office tenants and broker representatives, which allows us to effectively lease-up vacant space, secure renewals of existing leases and identify tenants to pre-lease our development pipeline. We focus on establishing strong relationships with our tenants in order to understand their long-term business needs, which we believe enhances our ability to retain and expand quality tenants, facilitates our leasing efforts and maximizes cash flow from our assets. For example, our long-standing relationship with Corporate Executive Board as their previous landlord helped us to secure them as an anchor tenant for our 537,000 square foot office tower now under construction in Rosslyn. Our research team tracks each major tenant lease expiration in the market in order to anticipate upcoming and future leasing opportunities. We have secured major leases with multiple GSA tenants over the past decade as a result of our deep understanding of the GSA lease process and our expertise in meeting the unique requirements of government tenants.

              Our senior management and our multifamily leasing and unit-pricing teams have strong visibility into pricing and leasing-pace dynamics in the markets in which we operate. This allows us to price, on a unit by unit basis, each of our multifamily assets in order to maximize revenue, lease up pace, and renewal conversion rate. Our visibility into market dynamics allows us to incorporate into our multifamily developments the key amenities and unit design features most sought after by tenants.

              In addition, our retail leasing team has strong and deep retailer relationships with key anchor tenants that enhance our Placemaking activities, including Whole Foods Market, Starbucks, Harris Teeter, Trader Joe's, and multiple other local, regional and national tenants such as Warby Parker, Kit and Ace and Bonobos. The significant size and attractive locations presented by our retail and development portfolio allow us to maintain and cultivate active relationships with major retailers by offering access to multiple locations that fit their needs, including the highly attractive but difficult to access emerging growth markets.

              Significant Development Pipeline to Drive Growth.    We believe that we control one of the largest development pipelines of any REIT generally and in the Washington, DC metropolitan area specifically and the largest pipeline of Metro-served sites based on potential development density. We believe our near-term and future development pipelines position us for significant future growth. We own nine near-term development assets with an aggregate of over 2.1 million square feet (2.0 million square feet at our share). In addition, we own or control 47 future development assets with an estimated potential development density of approximately 23.5 million square feet (18.6 million square feet at our share). Similar to our operating assets and assets under construction, our near-term development and future development assets are located in what we believe are the most attractive submarkets and will have a meaningful multifamily focus, which we believe will result over time in our portfolio becoming more balanced between office and multifamily. We believe our large and well-located future development pipeline provides us an advantage over other market participants who do not already own development sites within these desirable submarkets and allows JBG SMITH to be well positioned for future growth.

              Ability to Create Value through Placemaking.    One of our approaches to maximizing the value of our assets includes utilizing a series of complementary disciplines through a process that we call "Placemaking." Placemaking involves strategically mixing high-quality multifamily and commercial buildings with anchor, specialty and neighborhood retail in a high-density, thoughtfully planned and designed public space. This approach is facilitated by our extensive proprietary research platform and deep understanding of submarket dynamics.

              Through this process, we are able to drive synergies across varied uses and create unique, amenity-rich, walkable neighborhoods that are desirable and create significant tenant and investor demand. As part of this process, we build high-quality, distinctive and unique assets that allow the user experience to extend beyond street level into the building itself. As a result, we believe this approach leads to stronger office, multifamily and retail demand, leading to higher rents, stronger leasing velocity and, ultimately, greater asset values. We believe that our approach has helped mitigate the impact of new competitive supply on our projects and has allowed us to scale our success across neighborhoods.

              We plan to use this Placemaking process, among other initiatives, in Crystal City in order to create value over time. Given Crystal City's attractive attributes of its urban-infill location with close proximity to downtown Washington, DC, its access to Metro and other key transportation infrastructure and strong surrounding demographics, we see an opportunity to position Crystal City as a vibrant, amenity-rich destination that can offer a range of uses that will drive office, multifamily and retail demand over time. Moreover, given the critical mass we control in Crystal City, we believe the benefits of our Placemaking can have a significant impact on the submarket and the value of our assets.

              We have successfully developed a number of differentiated projects that achieved top-of-market rental rates and sales prices, while also attracting a diverse group of sought-after retailers as tenants. We believe our Placemaking efforts can benefit entire neighborhoods, creating value across a broad base of assets and accelerating the transformation of submarkets into desirable environments for tenants and residents. See "—Case Studies" beginning on page 150.

              Extensive Market Knowledge and Longstanding Relationships Drive Significant, Unique Deal Flow.    With over 50 years of experience in the Washington, DC metropolitan area, our team possesses a deep and detailed understanding of the market and the growth dynamics of the region. Since 2000, JBG has developed or acquired over 19.0 million square feet of office, 14,250 multifamily units, over 4.0 million square feet of retail, 5,700 hotel rooms, 3,000 for-sale multifamily units and townhomes and 25.0 million square feet of estimated potential future development density in the region, representing approximately $13.0 billion in gross asset value, illustrating the expertise that we believe serves as a competitive advantage. The legacy of Vornado / Charles E. Smith is also significant based on its scale, financial strength and development track record, having developed over time almost the entire contributed portfolio of Vornado / Charles E. Smith assets. Our in-depth market knowledge and extensive network of longstanding relationships with a broad range of real estate owners, developers, brokers, lenders, general contractors, municipalities, local community organizations and other market participants has consistently provided us with access to an ongoing pipeline of attractive investment opportunities in our core submarkets that may not be available to our competitors. We believe that our reputation for performance and execution also provides us with a competitive advantage over other market participants. See "—Case Studies" beginning on page 150.

              Disciplined, Research-Based Approach.    We augment our deep and seasoned understanding of the Washington, DC market with a dedicated in-house research function focused on ensuring that our investment decisions are based on current and forecasted market fundamentals and trends in an effort to identify opportunities and mitigate risks. We regularly track changes in the market supply pipeline, construction costs, net absorption, vacancy rates, and rental rate growth in addition to demographic trends, job and population growth patterns, and other leading indicators to determine shifting trends in demand. We synthesize that data to identify value creating development, redevelopment and acquisition opportunities in existing and new high-growth submarkets. For example, the design, amenity packages, target unit mix, and other features of our multifamily development projects are influenced by a detailed research process. This includes surveys of existing and proposed competitive projects, tenant focus groups, and analysis of trends in tenant preference, both locally and in other urban markets nationally and internationally, to identify unmet or underserved segments of demand and maximize rent generating potential. Retail and office developments benefit from similar tailored analyses. Before commencing any new development, we evaluate the supply and demand landscape and other market fundamentals to determine whether proceeding or pausing is the right course of action.

              Well-Capitalized Balance Sheet to Support Growth.    We will have a well-capitalized balance sheet and access to a broad range of funding sources which we believe will allow us to execute our business plan. As of September 30, 2016, on a pro forma basis, JBG SMITH had approximately $2.0 billion aggregate principal amount of consolidated debt outstanding ($2.0 billion at our share) and our unconsolidated joint ventures had approximately $1.2 billion aggregate principal amount of debt outstanding ($400 million at our share), resulting in a total of approximately $2.4 billion aggregate principal amount of debt outstanding at our share. We will have a well-staggered debt maturity schedule over the next five years, particularly considering our existing as-of-right extension options. We will have significant liquidity upon the completion of the separation and combination with over $             million of cash and a $            revolving credit facility under which we expect to have significant borrowing capacity.

              Successful Third-Party Asset Management and Real Estate Services Business.    Since 1999, JBG has served as the general partner and managing member of nine real estate investment funds for institutional investors and high net worth individuals with over $3.6 billion of discretionary fund investment capital and has invested in more than 235 assets on behalf of the JBG Funds. The JBG third-party asset management and real estate services platform provides fee-based real estate services to the JBG Funds and other JBG-affiliated entities as well as joint venture partners and third-party clients. Although a significant portion of the assets and interests in assets owned by certain of the JBG Funds were contributed in the combination, the JBG Funds retained certain assets that are not consistent with our long-term business strategy, which can generally be categorized as (i) condominium and townhome assets, (ii) hotels, (iii) assets likely to be sold in the near term, whether because they are under contract for sale, being marketed for sale or likely to be marketed for sale in the near term, (iv) assets located in markets that will not be core markets for JBG SMITH going forward or that are non-Metro-served, (v) noncontrolling joint venture interests and (vi) single-tenant leased General Services Administration assets that are encumbered with long-term, hyper-amortizing bond financing that is not consistent with the financing strategy of JBG SMITH. With respect to these funds and for most assets that we hold through joint ventures, we will continue to provide the same asset management, property management, construction management, leasing and other services that we provided prior to the combination. Following the closing of the combination, we do not intend to raise any future investment funds, and current funds will be managed and liquidated over time. We expect to continue to earn fees from these funds as they are wound down, as well as from any joint venture arrangements currently in place and any new joint venture arrangements entered into in the future.

The JBG management team will continue to own direct equity co-investment and promote interests in the JBG Funds that are not being contributed to JBG SMITH. As the JBG Funds are wound down over time, these economic interests will decrease and be eliminated.

              In addition, Vornado contributed its third-party asset management and real estate services business which we believe is complementary to JBG's. JBG SMITH would have earned approximately $71.1 million and $96.8 million in combined pro forma revenue from such fees ($59.6 million and $83.7 million at our share) for the nine months ended September 30, 2016 and the year ended December 31, 2015, respectively.

              We expect that the fees we continue to earn in connection with providing such services will enhance our overall returns, provide additional scale and efficiency in our operating, development and acquisition businesses and generate capital which we can use to absorb overhead and other administrative costs of the platform. This scale provides competitive advantages, including market knowledge, buying power and operating efficiencies across all product types. Over the next 12 months, we anticipate allocating approximately $             million of our total overhead to the third-party asset management and real estate services business. We also believe that our existing relationships arising out of our third-party asset management and real estate services business will continue to provide potential capital and new investment opportunities. See "—Our Third-Party Asset Management and Real Estate Services Business."

Business and Growth Strategies

              Our primary business objectives are to maximize cash flow and generate strong risk-adjusted returns for our shareholders. We intend to pursue these objectives through the following business and growth strategies:

              Focus on High-Quality Mixed-Use Assets in Metro-Served Submarkets in the Washington, DC Metropolitan Area.    We intend to continue our longstanding strategy of owning and operating assets within urban-infill, Metro-served submarkets in the Washington, DC metropolitan area with high barriers to entry and key urban amenities, including being within walking distance of the Metro. These submarkets, which include the District of Columbia; Crystal City and Pentagon City, the Rosslyn-Ballston Corridor, Reston and Alexandria in Virginia; and Bethesda, Silver Spring and Rockville in Maryland, generally feature compelling economic and demographic attributes, as well as a premier transportation infrastructure that caters to the preferences of our office, multifamily and retail tenants. We believe these positive attributes will allow our assets located in these submarkets to outperform the Washington, DC metropolitan area as a whole.

              Realize Contractual Embedded Growth.    We believe there are substantial near-term growth opportunities embedded in our existing operating portfolio, many of which are contractual in nature, including the burn-off of free rent, contractual rent escalators in our non-GSA office and retail leases based on increases in CPI or a fixed percentage, and signed but not yet commenced leases. For the three months ended September 30, 2016, we granted free rent totaling over $20.4 million ($14.1 million at our share). As of September 30, 2016, we had 40 signed but not yet commenced leases totaling over $37.8 million ($33.7 million at our share) of annualized rent, 34 of which are estimated to commence by September 30, 2017 totaling over $12.4 million of annualized rent ($9.6 million at our share of annualized rent).

              Drive Incremental Growth Through Lease-up of Our Assets.    We believe that we are well-positioned to achieve significant additional internal growth through lease-up of our current vacant space and our recently developed assets, given our leasing capabilities and the current strong tenant demand for high-quality space in our submarkets. For example, as of September 30, 2016 we had 12 operating office assets, totaling over 3.3 million square feet, which were on average 72.2% leased resulting in over 917,000 square feet available for lease. We also had four multifamily assets that were delivered during the preceding 12 months, totaling 1,565 units, which were on average 71.5% leased, resulting in 446 multifamily units available for lease.

              We have accomplished significant leasing across our owned and third-party managed portfolios for the three years ended September 30, 2016, averaging an annual leasing volume of approximately 3.0 million square feet of office space, 10,400 multifamily leases and approximately 823,000 square feet of retail space. Based on current market demand in our submarkets and the efforts of our dedicated in-house leasing teams, we expect to significantly increase our occupancy and revenue across our portfolio generally, and in our lease-up assets in particular. See "—Case Studies" beginning on page 150.

              Deliver Our Assets Under Construction.    As of September 30, 2016, we owned 100% of four high-quality assets under construction with an estimated remaining cost to complete of $277 million, all of which has been fully financed. Our assets under construction consist of over 594,000 square feet of office space and 291 multifamily units, all of which are Metro-served. All of these projects are scheduled to be completed in the next 24 months. We believe these projects provide significant potential for value creation. As of September 30, 2016, over 384,000 square feet, or 64.7%, of our office assets under construction were pre-leased. See "—Case Studies" beginning on page 150.

Office Assets Under Construction

						Weighted Average Pre-lease Rent Per Square Foot(2)
							Schedule		Estimated Remaining Cost to Complete(3) ($000s)
				Estimated Rentable Square Feet
Office Asset	Location	Submarket	Percent Ownership		Percent Pre-leased(1)		Construction Start Date	Estimated Completion Date
CEB Tower at Central Place(4)	Arlington, VA	Rosslyn	100.0%	536,710	65.4%	$62.62	Q4 2014	Q2 2018	$183,285
RTC—West Retail	Reston, VA	Reston	100.0%	40,025	49.1%	64.51	Q4 2015	Q2 2017	21,623
4749 Bethesda Avenue Retail(5)	Bethesda, MD	Bethesda CBD	100.0%	17,317	78.7%	81.69	Q4 2015	Q4 2016	6,540

Total/Weighted Average				594,052	64.7%	$63.39			$211,448

Note: Table shown at 100 percent share.

(1)
Based on leases signed as of September 30, 2016.

(2)
Based on leases signed as of September 30, 2016 and is calculated as contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to contractual monthly base rent. See "Contractual Free Rent" for detail on free rent.

(3)
Based on management's estimates as of September 30, 2016 of all remaining acquisition costs, hard costs, soft costs, tenant improvements and leasing costs to develop and stabilize the asset.

(4)
CEB Tower at Central Place is subject to a ground lease with an expiration date of June 2, 2102; we have an option to purchase the ground lease at a fixed price.

(5)
Initial delivery of 14,000 square feet of space is 100 percent leased. Unleased portion of 4749 Bethesda Avenue Retail will be delivered as part of the 4747 Bethesda Avenue near-term office development asset.

Multifamily Assets Under Construction

						Schedule		Estimated Remaining Cost to Complete(1) ($000s)
				Estimated Rentable Square Feet
Multifamily Asset	Location	Submarket	Percent Ownership		Estimated Number of Units	Construction Start Date	Estimated Completion Date
1221 Van Street	Washington, DC	Southeast	100.0%	226,546	291	Q4 2015	Q2 2018	$65,306

Note: Table shown at 100 percent share.

(1)
Based on management's estimates as of September 30, 2016 of all remaining acquisition costs, hard costs, soft costs, tenant improvements and leasing costs to develop and stabilize the asset.

              Develop Our Significant Near-Term and Future Development Pipelines.    We have significant pipelines of concentrated opportunities for value creation through ground-up development, with the goal of producing favorable risk-adjusted returns on our capital. We expect to be active in developing these opportunities while maintaining prudent leverage levels in order to create value for JBG SMITH.

  •
  Robust Near-Term Development Pipeline.  In addition to the contribution anticipated from our assets under construction, as of September 30, 2016, we had a pipeline of nine high-quality near-term development assets that we expect to provide substantial growth for our portfolio. The near-term development pipeline has a meaningful multifamily focus, with five of the nine assets in the pipeline being multifamily assets. Our near-term development pipeline is comprised of over 1.1 million square feet of office space and 1,271 multifamily units (over 1.0 million square feet and 1,246 units at our share), all of which is Metro-served. The majority of these projects have substantially completed the entitlement process and are in a position to commence construction. In general, given current market expectations, we estimate that we will commence construction on near-term multifamily assets within the 18 months following September 30, 2016, while commencement of construction on near-term office assets will more likely depend on either pre-leasing or attractive submarket supply and demand dynamics. We believe these projects provide significant potential for value creation.

Near-Term Development Assets

Near-Term Development Asset	Location	Submarket	Percent Ownership	Estimated Rentable Square Feet	Estimated Number of Units
Office
1700 M Street	Washington, DC	CBD	100.0%	336,000	—
4747 Bethesda Avenue	Bethesda, MD	Bethesda CBD	100.0%	287,457	—
1900 N Street(1)	Washington, DC	CBD	100.0%	271,433	—
L'Enfant Plaza Office—Southeast	Washington, DC	Southwest	49.0%	214,642	—

Total				1,109,532	—

Multifamily
Mets 6	Arlington, VA	Pentagon City	100.0%	430,000	577
West Half III	Washington, DC	Ballpark/Southeast	94.2%	209,898	250
West Half II	Washington, DC	Ballpark/Southeast	94.2%	172,502	188
Atlantic Plumbing C—North	Washington, DC	U Street/Shaw	100.0%	145,605	161
Atlantic Plumbing C—South	Washington, DC	U Street/Shaw	100.0%	79,926	95

Total				1,037,931	1,271

Total				2,147,463	1,271

Note: Table shown at 100 percent share.

(1)
A portion of 1900 N Street is subject to a ground lease with an expiration date of May 31, 2106.
  •
  Future Development Pipeline.  We also have a future development pipeline consisting of 47 assets. We estimate our future development pipeline can support approximately 23.5 million square feet of estimated potential development density (18.6 million based on our share of estimated potential development density), with over 98% of this potential development density being Metro-served based on our share of estimated potential development density, which will continue to support incremental development activity well into the future. We are actively advancing our design plans and, where not already obtained, vesting entitlements on our future development pipeline, which we believe affords us substantial optionality and value creation potential. Our future development assets are concentrated in what we believe are the most attractive submarkets and will have a meaningful multifamily focus, which we believe will result over time in our portfolio becoming more balanced between office and multifamily.

  Our future development pipeline of 47 assets includes nine parcels attached to our existing operating assets that would require a redevelopment of approximately 1.1 million office and/or retail square feet (approximately 751,000 square feet at our share) and 436 multifamily units (241 units at our share) in order to access over 6.3 million square feet of total estimated potential development density (3.9 million square feet at our share). The estimated potential development densities and uses in the table below reflect our current business plans as of September 30, 2016 and are subject to change based on market conditions.

Future Development Assets

		At JBG SMITH Share
		Estimated Potential Development Density (SF)				Estimated Commercial Rentable Square Feet/ Multifamily Units to be Replaced(1)
	Number of Assets
Submarket		Total	Office	Multifamily	Retail
Reston, VA	6	4,057,650	1,383,000	2,462,150	212,500	152,719 SF / 15 units
Pentagon City, VA	4	3,804,500	1,508,000	2,204,500	92,000	—
Crystal City, VA	9	3,284,000	445,000	2,569,500	269,500	483,552 SF
NoMa, DC	6	1,909,570	704,820	1,036,700	168,050	—
Downtown Silver Spring, MD	1	1,276,000	—	1,156,000	120,000	182 units
Southwest, DC	3	843,958	188,708	654,000	1,250	—
Potomac Yard, VA	2	806,540	490,000	268,030	48,510	—
Rosslyn, VA	3	800,842	605,708	176,332	18,802	89,213 SF / 44 units
Alexandria, VA	1	625,000	625,000	—	—	—
Bethesda CBD, MD	1	436,500	—	416,500	20,000	—
U Street/Shaw, DC	1	277,900	—	245,700	32,200	—
H Street/NoMa, DC	1	242,500	—	230,500	12,000	—
Rockville Pike Corridor, MD	5	126,360	20,340	88,560	17,460	25,119 SF
Clarendon/Courthouse, VA	2	62,820	—	58,410	4,410	—
Prince William County, VA	2	25,350	—	19,200	6,150	—

Total	47	18,579,490	5,970,576	11,586,082	1,022,832	750,603 SF / 241 units

Total by Region
Virginia	29	13,466,702	5,056,708	7,758,122	651,872	725,484 SF / 59 units
Washington, DC	11	3,273,928	893,528	2,166,900	213,500	—
Maryland	7	1,838,860	20,340	1,661,060	157,460	25,119 SF / 182 units

(1)
Represents office and/or retail rentable square feet and multifamily units that would have to be redeveloped in order to access some of the estimated potential development density.

              Redevelop and Reposition Our Assets.    We intend to seek to increase occupancy and rents, improve tenant quality and enhance cash flow and value by completing the redevelopment and repositioning of a number of our assets, including the use of our Placemaking process. This approach is facilitated by our extensive proprietary research platform and deep understanding of submarket dynamics. The JBG SMITH management team believes there will be significant opportunities to apply our Placemaking process across the portfolio.

              In particular, we plan to use this Placemaking process, among other initiatives, in Crystal City in order to create value over time. Crystal City's attractive attributes of its urban-infill location with close proximity to downtown Washington, DC, its access to Metro and other key transportation infrastructure and strong surrounding demographics serve as an incredible foundation upon which to build the mix of uses and amenities that today's tenants demand. We believe that the application of our Placemaking approach will allow us to increase Crystal City's attractiveness to potential tenants and create significant value for our shareholders. In addition to Crystal City, we also believe our Placemaking process will benefit other submarkets, including the District of Columbia, Rosslyn and Bethesda.

              We evaluate our portfolio on an ongoing basis to identify value-creating redevelopment and renovation opportunities, including the addition of amenities, unit renovations and building and landscaping enhancements.

              See "—Case Studies" beginning on page 150.

              Pursue Attractive Acquisition Opportunities.    Since 2000, JBG has invested in more than 235 assets representing approximately $13.0 billion in gross asset value, including over 19.0 million square feet of office, 14,250 multifamily units, over 4.0 million square feet of retail, 5,700 hotel rooms, 3,000 for-sale multifamily units and townhomes and 25.0 million square feet of estimated potential future development density. Due to JBG's high volume of market activity, we are well known in the brokerage community and have deep relationships with the most active brokers and sellers in the Washington, DC market. In addition, we have developed a reputation for fair dealing, performance and creative deal-making, which makes us a preferred counterparty among market participants. We believe that our longstanding market relationships, reputation and expertise will continue to provide us with access to a pipeline of deals that are often compelling, off-market opportunities. We will continue to pursue acquisition opportunities with a disciplined approach and will place an emphasis on well-located, public transit-oriented assets in improving neighborhoods that have strong prospects for growth and where we believe that we can increase value through increasing occupancy and rental rates, re-marketing tenant space, enhancing public spaces, employing Placemaking strategies and improving building management. See "—Case Studies" beginning on page 150.

Case Studies

              We believe the following case studies are examples of our strengths and strategies and support why we believe that we can create value for our investors. The gross leveraged IRRs and equity multiples referred to herein are not necessarily indicative of the future performance of JBG SMITH, any asset in our portfolio or an investment in our common shares. In addition, some of these case studies refer to realized investments that the JBG Funds sold prior to the combination and thus are not part of our portfolio. There is no assurance that our management will be able to replicate the performance achieved by the JBG Funds in these case studies.

77 H Street, NW, Washington, DC

Multifamily and retail asset demonstrating extensive market knowledge, longstanding relationships and high-quality mixed-use portfolio

              In September 2010, JBG entered into a joint venture to pursue a multi-phased development of 3.7 acres of vacant land consisting of two adjacent parcels located at 801 New Jersey Avenue, NW and 77 H Street, NW in the Capitol Hill submarket of Washington, DC. Our joint venture partner had controlled the assets through a ground lease with the Washington, DC government since 1990, but the parcels remained undeveloped. Under the terms of the ground lease, failure to commence construction of the first phase of development by August 2013 would have constituted default. JBG was able to leverage its existing relationships with "big box" retailers to advance lease discussions quickly and start construction by February 2012 on what would eventually become the first ever urban-format Walmart-anchored mixed-use development to be located in a central business district in North America.

              JBG completed the first phase of the development, the 77 H Street, NW parcel, in December 2013. This building consists of 303 multifamily units and nearly 100,000 square feet of retail, including the approximately 85,000 square feet Walmart. The property is located three quarters of a mile from the U.S. Capitol Building, four blocks from Union Station (red line) and within walking distance to the Gallery Place (red, green and yellow lines) and Judiciary Square (red line) Metro stations. Walmart serves as the anchor tenant, which JBG believed was helpful in attracting other tenants, such as Starbucks and Capital One, to the remaining retail space. Upon completion of construction in December 2013, JBG sold this property for $127 million, generating a gross leveraged IRR and equity multiple of 78.8% and 3.6x, respectively, for one of the JBG Funds.

Sky House, Washington, DC

Multifamily asset demonstrating redevelopment expertise and extensive market knowledge and longstanding relationships

              Sky House is a two-tower, 530-unit luxury apartment community located next to the Waterfront Metro station (green line) in Southwest Washington, DC. The property is conveniently located one block from a 27-acre mixed-use redevelopment known as The Wharf that is expected to comprise over 3 million square feet of multifamily, retail, office and hotel space upon completion. It also benefits from its proximity to nearby Nationals Stadium, the home of the Washington Nationals baseball team. The U.S. Capitol, a major federal employment center, is a half mile to the north, and the property is in close proximity to the Capitol Riverfront neighborhood in Southeast, which houses approximately eight million square feet of office space, including the Washington Navy Yard and the U.S. Department of Transportation.

              JBG's investment in Sky House was the result of an off-market opportunity brought to it by a joint-venture partner, which planned to renovate and reposition the two 1970s era, I.M. Pei-designed office buildings into luxury multifamily units. We believe that JBG's market knowledge and prior experience in the Capitol Riverfront neighborhood made it an attractive investment partner. Further, we believe that JBG was able to leverage our extensive research and previous experience in building smaller, non-traditional units to execute this complicated redevelopment of a post-tension concrete office building into multifamily apartment units with non-traditional dimensions.

              The first of the two towers completed in 2014 was leased at rental rates and leasing velocity exceeding JBG's initial expectations, at an average pace of 33 units per month and an average rent of $2,197 per unit per month or $3.24 per square foot per month for the market rate units (or $1,987 per unit per month or $2.96 per square foot per month, including affordable units, which represent 20.0% of the units). JBG believes that the strong leasing momentum was attributable to the project's desirable location, vast array of building amenities and distinctive unit features, including high ceiling heights and unobstructed views of the Potomac River and the U.S. Capitol Building.

              JBG sold the first tower following stabilization in June 2015 and the second tower at delivery in January 2015 for a total of $171 million to an institutional investor, generating a gross leveraged IRR and equity multiple of 21.5% and 1.9x, respectively, for one of the JBG Funds.

The Bartlett, Pentagon City, Arlington, VA

Multifamily asset demonstrating development and Placemaking expertise

              The Bartlett is the largest new apartment project in the Washington, DC metropolitan area, featuring 699 units atop a new urban Whole Foods Market at street level. Comprised of approximately 619,000 square feet, the LEED Silver, trophy multifamily asset is located at 520 12th Street South in the heart of Pentagon City in Arlington, Virginia—surrounded by shops, restaurants, shopping and Metro access.

              Soaring 23 stories, The Bartlett is an iconic skyline maker in Pentagon City and features best-in-class unit finishes and amenities including: a state-of-the-art fitness center, contemporary lobby with direct access to Whole Foods Market and Commonwealth Joe coffee shop, a landscaped courtyard with a fire pit and two separate dog parks, TV-lined social lounge area, pet grooming station, a co-working style business center, and two expansive roof tops: one on the 16th floor adjacent to the Loft, featuring a multi-purpose grilling and dining deck, and the other on the 23rd floor featuring a pool and dramatic views of the Arlington and Washington D.C. skylines. The property features a diverse mix of studios and one, two, and three bedroom residences offering modern kitchens with granite and stainless steel, light-filled living spaces, and spa-quality baths. The Bartlett was carefully designed to blend the authenticity of Pentagon City with the very best amenities and residence finishes, meeting the demand of Arlington's most discerning renters-by-choice.

              The Bartlett is located on a 2.4 acre site in Pentagon City's Metropolitan Park development, a 16-acre multifamily community just east of the Pentagon Centre shopping mall. The Bartlett comprises the first two of our five phases of Metropolitan Park, where we can build a total of 2,102 units, inclusive of The Bartlett. By joining two adjacent land parcels, Vornado created both space for Whole Foods Market and the scale to deliver "a city within a city"—with over 40,000 square feet of amenities. The Bartlett paves the way for the remaining adjacent 1,403 units in three future phases.

              Construction commenced in January 2014 and was completed in November 2016.

              The Bartlett began pre-leasing in March 2016 and opened for occupancy in June 2016. The convenient urban location, extensive amenities, and compelling design has driven a market-leading lease-up pace with 428 units leased as of September 30, 2016.

              In August 2016, The Bartlett was selected by Delta Associates' 20th Annual Industry Awards for Excellence in the category of Best Lease-Up Pace for a Northern Virginia Apartment Community as well as Best Interior Design. In November 2016, The Bartlett was honored by NAIOP with Awards of Excellence for Best Mixed Use Property and Best Project Marketing.

2101 L Street, Washington, DC

Office building renovation demonstrating redevelopment expertise and extensive market knowledge.

              2101 L Street is a 10-story, approximately 380,000 square feet Class A corner office building in Washington DC's CBD redeveloped by Vornado / Charles E. Smith in late 2007. This highly successful full building renovation included a new exterior curtainwall façade with floor-to-ceiling glass, a contemporary lobby with first-class finishes, all-new cutting-edge building systems and first class amenities including a rooftop terrace, private terrace, and state-of-the-art fitness center.

              The renovated building features abundant natural light and landmark views of the city, and is located near extensive local amenities in the CBD including acclaimed restaurants and upscale hotels. It offers a large three-level underground parking garage totaling 93,404 gross square feet (GSF), accommodating up to 305 cars.

              Vornado / Charles E. Smith originally purchased the existing 370,000-square foot Class B building in 2003 for $82 million ($218/square foot), seeing an opportunity to redevelop it after the full building tenant, Dickstein Shapiro, vacated in July 2006. Renovation work began immediately following Dickstein's departure.

              The Vornado / Charles E. Smith team determined the highest and best use of the building was to complete a first-class, full building renovation while retaining the existing structure, slabs and garage—essentially preserving the good "bones" of the building. This provided at least $100 to $125 per square foot in savings over ground-up development, allowing Vornado / Charles E. Smith to market a superior quality product in an exceptional location at $8 to $10 less in gross rent than comparable assets.

              Early evidence of the success of this strategy included pre-leasing 33% of the building to international law firm Greenberg Traurig (115,000 square feet) and leading retailers Citibank and Bruegger's Café. The property opened for occupancy in December 2007 and was about 80% leased in the first eight months. As of September 30, 2016, the asset was 98.7% leased to a diverse and prominent tenant base, including Greenberg Traurig, US Green Building Council headquarters (54,000 square feet), RTKL (64,000 square feet), Cushman & Wakefield (59,000 square feet) and Bright Horizon's Child Care Center (14,000 square feet).

51 Louisiana Avenue, Washington, DC

Office asset demonstrating development expertise and extensive market knowledge and longstanding relationships

              In 2004, JBG acquired 51 Louisiana Avenue, an approximately 206,000 square feet office building located in the Capitol Hill submarket of Washington, DC. The property is immediately adjacent to the grounds of the U.S. Capitol Building, one block from Constitution Avenue and features unobstructed views of the U.S. Capitol Building. Built in the 1930s and renovated in 1999, 51 Louisiana has a limestone façade, a two-story marble lobby and 15-foot ceiling heights on every floor. JBG saw an opportunity to take advantage of unused density on the site by developing a second building that could be substantially pre-leased during construction to the existing law firm tenant. In order to extract that density, the property required regulatory approval from the Board of Zoning Adjustment, the Historical Preservation Review Board, the Architect of the Capitol, and the U.S. Commission of Fine Arts, an independent federal agency prior to commencement of construction. The 15-foot high ceilings in the existing structure and the need for the nine foot floors of the new structure to meet with those in the existing structure presented a challenge in creating expansion space for the existing law firm tenant, which wanted to create a "campus," rather than two separate buildings. JBG navigated these entitlement and design challenges to obtain the necessary regulatory approvals and ultimately pre-leased a significant amount of the space to the existing law firm tenant that was seeking additional space prior to commencing construction on the new 255,000 square feet office building.

              The new 10-story building, 300 New Jersey Avenue, was completed in 2009 and was the first office building in Washington, DC designed by Lord Richard Rogers, a Pritzker Prize-winning architect experienced in working with new additions on historic structures. The project included a 10-story glass atrium with glass bridges creating connectivity between the two buildings, which totaled 461,000 square feet. JBG sold this investment in April 2008 for $375.0 million, or $813 per square foot, a record high at the time, generating a gross leveraged IRR and equity multiple of 32.8% and 2.7x, respectively, for one of the JBG Funds.

Waterview, Arlington, VA

Office asset demonstrating construction expertise, efficient capital allocation and Placemaking

              In 2007, JBG developed Waterview, a 1.3 million square foot, mixed-use project located in Arlington, Virginia, a close-in suburb of Washington, DC in the Rosslyn submarket. Designed by award winning architects Pei Cobb Freed & Partners, Waterview consists of two towers, includes a 24-story, approximately 625,000 square feet office building in the first tower and a second tower housing a 154-room full-service hotel on the first 12 floors and 133 luxury for-sale condominium units on the top 12 floors.

              The mixed-use project required an extensive regulatory approval process and land assemblage effort that entailed the purchase of three future development parcels and demolition of several buildings over the course of several years. Prior to commencement of development, JBG recapitalized the investment and mitigated its exposure by entering into a joint venture with two partners in which JBG retained additional upside through a promoted interest. Also, prior to commencement of development, JBG entered into a 20-year lease with a publicly traded consulting firm tenant for 100% of the office building portion of the project. In addition, JBG entered into a contract with Kimpton Hotel & Restaurants to manage the hotel, thereby incorporating a luxury brand into the project, which JBG believed would encourage interest in the condominium portion of the project. JBG sold the office building in June 2007 for $412 million, or $650 per square foot, a record per square foot price for an office building at the time for the Northern Virginia market. Settlement of the condominiums commenced in February 2007 and was substantially completed by December 2010 with an average sales price of $792 per square foot, with some units achieving prices in excess of $1,000 per square foot, on par with top condo developments in the region. Additionally, JBG sold the hotel portion of the project in February 2012 for $47.2 million, or $307,000 per room. On the overall mixed-use project, JBG generated a gross leveraged IRR and equity multiple of 18.3% and 3.4x, respectively, for one of the JBG Funds and JBG generated a gross leveraged IRR and equity multiple of 53.8% and 3.9x, respectively, for another of the JBG Funds.

              Waterview was one of numerous investments JBG has made in the Rosslyn submarket, where JBG has developed over three million square feet and where our Placemaking approach has contributed to the revitalization of the area since the late 1990s. JBG identified Rosslyn as an attractive market for Placemaking in part due to its accessible location near two major commuter arteries (I-66 and US-50) and proximity to Ronald Reagan National Airport (four miles), the Rosslyn Metro station and the Potomac River, with many mid/high-rise buildings providing unobstructed views of the Potomac River, Georgetown and the Washington, DC skyline. In addition to Waterview, JBG developed 1801 N. Lynn Street, an over 350,000 square feet office tower that was 100% leased to GSA prior to completion and Sedona Slate, a two-building multifamily property comprised of 474 rental units and approximately 10,000 square feet of retail.

CEB Tower at Central Place, Arlington, VA

Office asset demonstrating construction opportunity, efficient capital allocation, continued Placemaking and extensive market knowledge and longstanding relationships

              CEB Tower at Central Place is an approximately 537,000 square feet office building currently under construction in the core submarket of Rosslyn, Arlington County, Virginia. CEB Tower at Central Place is expected to be one of the tallest buildings in the Washington, DC metropolitan area and will feature an observation deck open to the public that will offer unobstructed views of the National Mall and downtown Washington, DC. Prior to commencing construction, JBG executed a 15-year pre-lease with the publicly traded, global consulting firm, CEB, Inc. ("CEB"), for approximately 350,000 square feet. The building is planned to serve as CEB's global corporate headquarters and home office for more than 2,000 Washington, DC metropolitan area employees. JBG believes that it was able to secure the CEB lease despite a competitive process because of our reputation for developing high-quality office buildings, including CEB's previous headquarters building. CEB will occupy the building's top two office floors and the bottom 13 office floors, leaving floors 21–28, each of which offers views of the Washington, DC skyline, available for lease to other tenants. CEB Tower at Central Place features nine-foot plus ceiling heights, a floor-to-ceiling glass curtain wall and highly efficient floor plates that are designed to maximize daylight and allow for tenant layouts that are more efficient than conventionally designed buildings. In addition, because it was designed with LEED Gold building systems, CEB Tower at Central Place offers tenants significant savings on energy usage and operating expenses relative to buildings that lack such systems.

              CEB Tower at Central Place is located directly adjacent to the Rosslyn Metro station entrance and is part of our Placemaking strategy in the Rosslyn submarket and, specifically, within JBG's Central Place assemblage, which is also contemplated to include Central Place Residential, a 377 unit luxury apartment tower currently under construction. Central Place Residential is one of the JBG Excluded Assets. When complete, Central Place will deliver a variety of amenities to Rosslyn, including over 12,000 square feet of new retail space in CEB Tower at Central Place, approximately 30,000 square feet of new retail space in Central Place Residential, a new public plaza and three high speed elevators to provide direct access to the Rosslyn Metro station below. We believe that these amenities will result in a meaningful benefit to Rosslyn and drive further value to our assets in that submarket. Additionally, with a joint venture partner, JBG SMITH controls three future development assets in the submarket, Rosslyn Plaza and Rosslyn Gateway (North and South), totaling approximately 2.3 million square feet of estimated potential development density, which will include office, hotel, retail and multifamily uses.

              In 2001, JBG began acquiring control of future development parcels in the city block that covers the land area for CEB Tower at Central Place and has spent more than a decade assembling and designing both CEB Tower at Central Place and Central Place Residences and navigating the regulatory approval processes. During this period, JBG maintained control of the site and carried it through the real estate market cycle through strategic recapitalizations. In 2014, JBG acquired the majority interest for CEB Tower at Central Place at an attractive basis through a structured deal that permitted it to defer closing on the acquisition until after it had executed the CEB lease, secured its construction loan and executed a guaranteed maximum price construction contract. This deal structure provided JBG with significant downside protection and allowed it to eliminate key deal risks before closing.

              Substantial completion of CEB Tower at Central Place currently is scheduled for early 2018, after which we expect CEB to build out its tenant space for occupancy and rent commencement to begin in the second quarter of 2018.

RTC–West, Reston, Virginia

Office and retail asset demonstrating redevelopment expertise, Placemaking and lease-up opportunity

              In November 2012, JBG acquired RTC–West, an approximately 495,000 square feet, three building asset located in Reston, Virginia, immediately adjacent to Reston Town Center and a planned Metro station (silver line). JBG's investment rationale was that renovations, repositioning, the introduction of retail amenities and proactive asset management and leasing could result in this asset having comparable performance metrics to those of adjacent buildings in the Reston Town Center, which had approximately 95% occupancy, compared to 76% for RTC–West and base rents that were nearly $15 per square foot higher. Immediately upon acquisition, JBG launched an effort to rebrand the property from Reston Executive Center to RTC–West, reinforcing to the market the property's proximity to Reston Town Center and providing a brand platform for the future addition of multifamily and retail space. Simultaneously, JBG commenced a lobby renovation program, which included an investment of $6.4 million to renovate the main lobby of each of the three buildings with new wall finishes, flooring, column coverings, ceilings and light fixtures. Additionally, JBG upgraded the elevator cab interiors and added a new approximately 3,000 square foot fitness center with upgraded locker rooms to one building. Between acquisition in November 2012 and March 2015, JBG executed 24 new leases, contributing to a 9.2% increase in leased space, and achieved 23% rent growth to approximately $38.00 per square foot.

              Consistent with its Placemaking approach, JBG secured a special exception permitting the addition of approximately 20,500 square feet of retail and conversion of approximately 19,500 square feet of first floor office into retail space, which we refer to as RTC–West Retail, an under-construction retail asset. Concurrent with the construction of the retail space, JBG will add public spaces, including parks, enhanced sidewalks and outdoor dining. The project commenced construction in the fourth quarter of 2015 and was 49.1% pre-leased as of September 30, 2016. JBG has carefully cultivated the mixture of retail space with a specific focus on dining to further encourage leasing activity and rent growth for the office buildings and to enhance the environment for the future development on site.

              Finally, JBG has been engaged in the recently-completed Reston Master Plan Special Study, a planning study prepared by Fairfax County, Virginia to help guide future development in Reston and adjoining areas located along the Dulles Airport Access and Toll Road, including the Reston Town Center, as well as the areas along the Dulles Toll Road adjacent to one existing and two planned Metro stations. RTC–West has been recommended for a 3.0-4.0 FAR by Fairfax County's comprehensive plan for the area's development, which, if granted, would permit up to 2.4 million square feet of estimated potential development density. JBG submitted a zoning application in June of 2016, requesting regulatory approval for three new office buildings and three new multifamily buildings totaling approximately 1.4 million square feet of new development. The application is currently being reviewed by Fairfax County staff.

WestEnd25, Washington, DC

Multifamily asset demonstrating redevelopment expertise and extensive market knowledge and longstanding relationships.

              WestEnd25 is a 10-story, 283-unit, luxury apartment building developed by Vornado / Charles E. Smith in the heart of DC's West End neighborhood.

              In 2007, the site was acquired in this high barrier-to-entry market through an asset exchange/purchase with the Bureau of National Affairs ("BNA"), now Bloomberg BDA. Vornado / Charles E. Smith successfully gained control of the three-office West End complex by arranging to relocate BNA to a fully renovated building in Crystal City, 1801 South Bell Street, ultimately deeding the renovated 1801 South Bell Street office asset (and additional funds) to BNA in exchange for the three building complex owned and occupied by BNA in DC. Vornado / Charles E. Smith continued to operate one of the three buildings (1227 25th Street NW) as office, and it was eventually sold in 2011 for $47.0 million.

              In 2008, the other two buildings, 1129 and 1231 25th Street NW, were redeveloped into WestEnd25. Vornado / Charles E. Smith successfully completed a planned unit development entitlement process to add four floors to the building and increase the size to approximately 280,000 square feet of multifamily, atop of the existing 250 space parking garage. The transaction required complex staging and execution expertise to renovate 1801 South Bell Street—previously vacated by the EPA—to BNA's requirements, facilitate their move to Crystal City, and execute on the conversion of 1229-1231 25th Street NW to a luxury multifamily building. The garage and concrete structure of the existing six-story building were retained, and the balance of the building and skin were demolished. The two towers were connected and four additional floors were added to the building to increase density and create a significant number of units and rooftop amenity space with breathtaking views of Rock Creek Park, Georgetown, and the National Cathedral. The rooftop amenities added significant value to all units in the building.

              WestEnd25 was the first multifamily rental development to achieve LEED Gold in the Greater Washington region. From the beginning, the vision for WestEnd25 was focused on setting a new bar for imaginative, sustainable multifamily development—and took the notion of "recycling" to a whole new level. The building was created by reusing and "repurposing" two adjacent six-story office buildings to create a new 10-story, 283-unit, luxury rental multifamily building. By "recycling" the skeletal superstructures of the building, 19,000 tons of waste never went to the landfill. And, nearly all of the waste (94%) that was incurred (from removal of existing façades, carpeting, etc.) was recycled. Approximately 30% of the construction materials used at the site contained recycled content and were sourced from regional or local suppliers.

              The property opened for occupancy in August of 2009 and was stabilized at 95% occupancy in April of 2011. There were 235 units absorbed over the first 12 months of lease-up at a healthy pace of 20 units per month.

Atlantic Plumbing, Washington, DC

Multifamily and Retail assets demonstrating development and Placemaking expertise.

              In 2010, JBG acquired a senior mezzanine note secured by the ownership interests in the entity that owned the Atlantic Plumbing future development parcels, three non-contiguous sites located near the intersection of 8th and V Streets, NW at the east end of the U Street Corridor in the Shaw submarket of Washington, DC. At the time of acquisition, the sites were approved for over 600,000 square feet of multifamily and retail development. However, the equity owner had defaulted on the note, and JBG was able to acquire the $8.4 million loan for $50,000, a 99.5% discount to face value. Since the note was subordinate to a senior mortgage, JBG negotiated a loan restructuring with the senior lender while working to foreclose the ownership of the entity that owned the assets. During an extended negotiation with the special servicer of the loan, the multifamily market began to improve and the equity owner decided it could accept our restructured senior loan and repay the defaulted mezzanine loan at the face value plus default costs and accrued interest. Working creatively to retain control of the opportunity, JBG decided to work with the equity owner, Walton Street, to negotiate a joint venture to develop the property, with JBG receiving equity credit for the full face value of the loan plus accrued interest payments.

              Located in the up and coming Shaw submarket of DC, just two blocks from the U Street/Cardozo Metro Station (green line) and one block from Howard University and the 9:30 Club, the assets were initially improved with vacant industrial buildings with a plan to be developed into multifamily uses above ground floor retail. While other potential development sites in the submarket are subject to substantial near-term development risks and time delay through rezoning and approval processes, we were able to move right into the design phase upon closing of the joint venture. The scale of our approved density on these sites, in conjunction with two additional sites we controlled one block away on Florida Avenue, afforded us the opportunity to plan a unique project for the submarket, differentiating each building through distinctive architectural design, unparalleled amenity spaces, and coordinated Placemaking retail, where we could bring retailers that had limited or no exposure to the DC market.

              JBG hired Morris Adjmi out of New York to design the Atlantic Plumbing buildings, bringing distinct design to the projects that have since become iconic in the District. The Atlantic Plumbing project is comprised of three individual parcels which we refer to as Parcel A (rental/retail), Parcel B (condo/retail), and Parcel C (multifamily/retail). Atlantic Plumbing parcel A was developed as a 310 unit apartment building with over 19,000 square feet of retail anchored by a Landmark Theater, as well as several smaller studio spaces and opened for leasing at the end of 2015. Atlantic Plumbing parcel B was developed as a 62-unit condominium with approximately 5,000 square feet of restaurant space and opened for sale in 2015. As of September 30, 2016 the building was nearly sold out at an average price of just under $800 per square foot.

              Phase 3, Atlantic Plumbing C, is planned to be an approximately 226,000 square feet development split between two buildings, a north and south tower, separated by a walking street lined with approximately 19,500 square feet of retail and multifamily on top.

U Street / Shaw, Washington, DC

Multifamily and retail assets demonstrating Placemaking and extensive market knowledge.

              JBG helped transform a neighborhood through concentrated Placemaking efforts in four adjacent projects: Atlantic Plumbing, Florida Avenue, North End Retail I, and 965 Florida Avenue.

              The Atlantic Plumbing project is comprised of three individual parcels which we refer to as Parcel A (rental/retail), Parcel B (condo/retail), and Parcel C (multifamily/retail). The entire project is built on top of and takes its name from a defunct plumbing supply warehouse complex adjacent to the world-renowned "9:30 Club" music venue in Shaw. Altogether, the projects will boast over 600 units of multifamily at full build-out along with more than 43,000 square feet of retail spread across three parcels. Directly to the south of Atlantic Plumbing, JBG also developed two parcels along Florida Avenue which are home to the Shay and the Hatton multifamily towers with 245 rental units and over 27,000 square feet of retail, which we refer to as North End Retail I. To the north of the Atlantic Plumbing and Florida Avenue sites, JBG is a joint-venture partner with MRP Realty on 965 Florida Avenue—a mixed-use development site with the potential for approximately 46,000 square feet of retail below a 428-unit multifamily building that is currently in design.

              These sites taken as a whole represent the next step in JBG's Placemaking process. The core of JBG's thesis was that multifamily demand was moving eastward from 14th Street in search of lower rents along with superior retail and neighborhood amenities. Not only were our Shaw sites in the path of this growth, but they were also Metro-served, adjacent to a university, and only three Metro stops from the major employment node of the East End. JBG addressed the challenge of an "edge" location by first activating the site prior to development. The team brought an open-air artisanal market led by the team behind the prominent "Brooklyn Flea" in Brooklyn's Williamsburg neighborhood to the site of the Atlantic Plumbing buildings. This created a daytime draw alongside the 9:30 Club's nighttime presence and helped to legitimize the neighborhood prior to construction.

              Through market research, the team sought to differentiate the multifamily and retail product through both design and a move away from the primarily food-focused retail that had taken hold along 14th Street and U Street. The team sought to celebrate the warehouse nature of the area and designed assets that would accent the neighborhood's authenticity designed with smaller, more efficient units for younger buyers and renters. These units offered relatively low absolute rent checks in exchange for high design and an amenitized location all while generating high per square foot rents for JBG. On the ground floor, Landmark Theatres was signed as an entertainment anchor complementary to the 9:30 Club, and was accompanied by in-line retail focused on a high-quality street food theme. JBG's leasing team also worked with a JV partner on 965 Florida Avenue to sign a lease with Whole Foods to be the grocery anchor for this new neighborhood.

              With entertainment and dining largely covered by Atlantic Plumbing and grocery by 965 Florida, the merchandizing for North End Retail I was shifted to focus on the underrepresented soft-goods category. We decided to position this project differently from locations like Georgetown or the East End, which were more traditional "high streets," and focus instead on independent fashion. Creating a fashion-focused environment would demand subsidies, but the potential for above-market restaurant rents and differentiation for adjacent multifamily in the face of a large pipeline all outweighed subsidy concerns and suggested the potential for long-term growth and outsized starting rents on apartments. We secured tenants such as Warby Parker, Chrome, Aesop, Kit and Ace, and Read Wall. The 27,380 square feet of retail space opened at more than 90% leased, was 100% leased as of September 30, 2016 and has been the recipient of very strong demand among retailers—most of whom are opening their first DC stores in this project.

              The effort carried out by JBG's Placemaking team has helped to differentiate all these assets, even in a crowded marketplace. Parcel B of Atlantic Plumbing has broken neighborhood records, generating an average sale price of just under $800 per square foot on units sold to date. This would not have been possible in this location without the careful amenitization and curation of the retail and the creation of unique public space that was carried out by JBG's Placemaking team. The Parcel A multifamily, which is wrapping up its first year of leasing, has shown rents in excess of $4.00 per square foot—well above market—and the Florida Avenue multifamily towers, now sold, started lease-up well above prevailing market rents in Shaw.

Our Assets

              The tables below provide information about each of our office, multifamily, other and future development portfolios as of September 30, 2016. In addition, many of our future development parcels are adjacent to or an integrated component of operating office, multifamily or other assets in our portfolio. Furthermore, a significant number of our assets included in the tables below will be held through joint ventures with third parties. The tables below indicate our percentage ownership as well as our preliminary conclusion as to whether we expect to consolidate or not consolidate the asset in our future financial statements. For more information about our joint ventures see "—Our Joint Venture Arrangements."

Office Assets

Office Asset	Subject to Ground Lease— Expiration Date	City	Submarket	Percent Ownership	Year Built / Renovated	Total Rentable Square Feet	Office Rentable Square Feet	Retail Rentable Square Feet	Percent Leased	Annualized Rent(1) ($000s)	Office Annualized Rent Per Square Foot(2)
Universal Buildings		Washington, DC	Uptown	100.0%	1959 / 1990	686,278	595,203	91,075	97.7%	$30,464	$45.80
Courthouse Plaza 1 and 2	1/19/2062	Arlington, VA	Clarendon/Courthouse	100.0%	1989 / 2013	638,663	581,470	57,193	93.3%	26,217	45.63
1550 Crystal Drive		Arlington, VA	Crystal City	100.0%	1980 / 2001	512,959	463,737	49,222	79.8%	16,841	41.49
2345 Crystal Drive		Arlington, VA	Crystal City	100.0%	1988 / N/A	507,345	503,139	4,206	92.8%	21,051	44.86
2121 Crystal Drive		Arlington, VA	Crystal City	100.0%	1985 / 2006	505,912	505,507	405	99.9%	24,199	47.87
RTC—West(3)		Reston, VA	Reston	100.0%	1988 / 2014	495,348	478,584	16,764	81.4%	13,387	33.79
2231 Crystal Drive		Arlington, VA	Crystal City	100.0%	1987 / 2009	464,703	413,743	50,960	85.7%	16,855	43.44
2011 Crystal Drive		Arlington, VA	Crystal City	100.0%	1984 / 2006	444,751	437,989	6,762	84.0%	15,981	42.72
Commerce Executive		Reston, VA	Reston	100.0%	1987 / 2015	407,219	390,959	16,260	89.7%	12,165	33.75
2451 Crystal Drive		Arlington, VA	Crystal City	100.0%	1990 / N/A	402,313	390,623	11,690	92.1%	15,070	41.19
1235 S. Clark Street		Arlington, VA	Crystal City	100.0%	1981 / 2007	383,307	334,961	48,346	82.4%	11,693	40.38
2101 L Street		Washington, DC	CBD	100.0%	1975 / 2007	380,182	345,624	34,558	98.7%	24,791	66.91
241 18th Street S.		Arlington, VA	Crystal City	100.0%	1977 / 2013	360,171	331,714	28,457	72.4%	10,394	40.93
251 18th Street S.		Arlington, VA	Crystal City	100.0%	1975 / 2013	346,476	299,895	46,581	99.2%	13,663	38.58
1215 S. Clark Street		Arlington, VA	Crystal City	100.0%	1983 / 2002	340,985	338,372	2,613	99.1%	10,822	32.07
201 12th Street S.		Arlington, VA	Crystal City	100.0%	1987 / N/A	335,173	334,085	1,088	91.5%	10,972	35.90
800 North Glebe Road		Arlington, VA	Ballston	100.0%	2012 / N/A	306,456	280,106	26,350	99.1%	12,374	51.92
1225 S. Clark Street		Arlington, VA	Crystal City	100.0%	1982 / 2013	284,231	271,381	12,850	45.9%	4,690	37.91
2200 Crystal Drive		Arlington, VA	Crystal City	100.0%	1968 / 2006	279,897	277,406	2,491	71.0%	6,190	30.85
1901 South Bell Street		Arlington, VA	Crystal City	100.0%	1968 / 2008	276,954	275,030	1,924	100.0%	10,162	40.59
Artery Plaza		Bethesda, MD	Bethesda CBD	100.0%	1986 / 2015	272,602	255,339	17,263	91.3%	11,105	47.00
1770 Crystal Drive		Arlington, VA	Crystal City	100.0%	1980 / N/A	262,772	241,759	21,013	99.4%	9,417	35.64
2100 Crystal Drive		Arlington, VA	Crystal City	100.0%	1968 / 2006	249,281	249,281	—	100.0%	9,338	37.46
Bowen Building		Washington, DC	East End	100.0%	1922 / 2004	231,390	231,390	—	84.6%	13,611	69.86
1800 South Bell Street		Arlington, VA	Crystal City	100.0%	1969 / 2007	220,780	196,301	24,479	87.5%	6,927	40.13
*One Democracy Plaza	11/17/2084	Bethesda, MD	Bethesda-Rock Spring	100.0%	1987 / 2013	213,988	211,850	2,138	97.1%	6,671	32.14
1730 M Street	4/30/2061	Washington, DC	CBD	100.0%	1964 / 1998	205,304	197,286	8,018	92.3%	8,812	46.57
200 12th Street S.		Arlington, VA	Crystal City	100.0%	1985 / 2013	202,724	202,724	—	90.5%	7,403	42.75
2001 Jefferson Davis Highway		Arlington, VA	Crystal City	100.0%	1967 / N/A	162,384	162,384	—	56.1%	3,014	33.42
1233 20th Street		Washington, DC	CBD	100.0%	1984 / 2003	154,289	154,289	—	87.0%	5,424	45.28
Summit II		Reston, VA	Reston	100.0%	1986 / 2012	145,595	144,123	1,472	95.5%	4,308	31.64
Summit I		Reston, VA	Reston	100.0%	1987 / 2012	144,652	144,652	—	100.0%	4,404	30.45
Executive Tower		Washington, DC	East End	100.0%	2001 / 2016	128,866	124,629	4,237	93.0%	10,197	85.61
1600 K Street		Washington, DC	CBD	100.0%	1950 / 2000	84,142	70,264	13,878	94.7%	3,960	47.60
Crystal City Shops at 2100(4)		Arlington, VA	Crystal City	100.0%	1968 / 2006	79,755	1,510	78,245	97.3%	1,809	23.46
Wiehle Avenue Office Building		Reston, VA	Reston	100.0%	1984 / N/A	77,528	77,528	—	69.5%	1,295	24.07
1831 Wiehle Avenue		Reston, VA	Reston	100.0%	1983 / N/A	75,191	75,191	—	98.2%	2,079	28.14
Crystal Drive Retail(4)		Arlington, VA	Crystal City	100.0%	2003 / N/A	56,965	—	56,965	100.0%	2,823	49.56
L'Enfant Plaza Office—East	11/23/2064	Washington, DC	Southwest	49.0%**	1972 / 2012	438,900	438,900	—	85.7%	15,801	45.99
L'Enfant Plaza Office—North		Washington, DC	Southwest	49.0%**	1969 / 2014	306,190	286,716	19,474	76.9%	8,275	45.73
L'Enfant Plaza Retail(4)		Washington, DC	Southwest	49.0%**	1968 / 2014	149,978	33,006	116,972	76.5%	4,662	65.30
The Warner		Washington, DC	East End	55.0%**	1924 / 2012	621,356	564,224	57,133	91.0%	37,637	70.75
Investment Building		Washington, DC	East End	5.0%**	1924 / 2001	399,600	381,460	18,140	91.2%	24,592	68.18
Rosslyn Plaza North		Arlington, VA	Rosslyn	50.4%**	1980 / 2013	278,177	278,177	—	54.8%	7,600	49.94
Pickett Industrial Park		Alexandria, VA	Eisenhower Avenue	10.0%**	1973 / N/A	246,145	246,145	—	100.0%	3,754	15.25
Rosslyn Gateway—North		Arlington, VA	Rosslyn	18.0%**	1996 / 2014	144,831	131,289	13,542	94.0%	5,167	41.87
Rosslyn Gateway—South		Arlington, VA	Rosslyn	18.0%**	1961 / N/A	105,723	98,139	7,584	92.5%	2,772	28.42

Office Asset	Subject to Ground Lease— Expiration Date	City	Submarket	Percent Ownership		Year Built / Renovated	Total Rentable Square Feet	Office Rentable Square Feet	Retail Rentable Square Feet	Percent Leased	Annualized Rent(1) ($000s)	Office Annualized Rent Per Square Foot(2)
The Foundry		Washington, DC	Georgetown	9.9	%**	1973 / 2017	234,948	224,766	10,182	86.1%	7,705	44.96
1101 17th Street		Washington, DC	CBD	55.0	%**	1964 / 1999	215,511	205,753	9,758	98.8%	5,667	48.11
Rosslyn Plaza E		Arlington, VA	Rosslyn	43.7	%**	1966 / N/A	153,376	150,890	2,486	54.8%	1,138	33.60
NoBe II Office		Rockville, MD	Rockville Pike Corridor	18.0	%**	1965 / 2005	139,550	121,779	17,771	28.9%	1,119	22.38
11333 Woodglen Drive		Rockville, MD	Rockville Pike Corridor	18.0	%**	2004 / N/A	63,650	55,077	8,573	98.4%	2,253	33.32

Total/Weighted Average							14,825,466	13,806,349	1,019,118	87.7%	$548,720	$44.15

Under Construction
CEB Tower at Central Place	6/2/2102	Arlington, VA	Rosslyn	100.0%			536,710	524,325	12,385	65.4%
RTC—West Retail		Reston, VA	Reston	100.0%			40,025	—	40,025	49.1%
4749 Bethesda Avenue Retail(5)		Bethesda, MD	Bethesda CBD	100.0%			17,317	—	17,317	78.7%

Total/Weighted Average							594,052	524,325	69,727	64.7%

Total/Weighted Average							15,419,518	14,330,674	1,088,845	86.8%

Near-Term Development
1700 M Street		Washington, DC	CBD	100.0%			336,000	336,000	—
4747 Bethesda Avenue		Bethesda, MD	Bethesda CBD	100.0%			287,457	280,378	7,079
1900 N Street	5/31/2106	Washington, DC	CBD	100.0%			271,433	258,931	12,502
L'Enfant Plaza Office—Southeast		Washington, DC	Southwest	49.0	%**		214,642	214,642	—

Total							1,109,532	1,089,951	19,581

*
Not Metro Served

**
Unconsolidated

Note: Table shown at 100 percent share.

(1)
In-place monthly base rent before free rent, plus tenant reimbursements as of September 30, 2016, multiplied by 12. Includes retail and storage rent. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. See "Contractual Free Rent" for detail on free rent. Excludes signed but not yet commenced leases.

(2)
Represents annualized office rent divided by occupied office square feet. Occupied office square footage may differ from leased office square footage because leased office square footage includes leases that have been signed for space within the asset, but that have not yet commenced.

(3)
RTC—West was a wholly owned operating office asset as of September 30, 2016; however, we are redeveloping approximately 19,500 vacant square feet of the existing asset to construct RTC—West Retail under construction asset.

(4)
For this asset, annualized rent per square foot represents annualized office and retail rent divided by occupied office and retail square feet.

(5)
Initial delivery of 14,000 square feet of space is 100 percent leased. Unleased portion of 4749 Bethesda Avenue Retail will be delivered as part of the 4747 Bethesda Avenue near-term office development asset.

Multifamily Assets

Multifamily Asset	Subject to Ground Lease— Expiration Date	City	Submarket	Percent Ownership	Year Built / Renovated	Number of Units	Total Square Feet	Multifamily Square Feet	Retail Square Feet	Percent Leased	Annualized Rent ($000s)	Average Monthly Rent Per Unit(2)(3)	Average Monthly Rent Per Square Foot(3)(4)
Riverhouse Apartments		Arlington, VA	Pentagon City	100.0%	1960 / 2013	1,670	1,322,116	1,319,454	2,662	97.9%	$33,495	$1,722	$2.18
Falkland Chase—South & West		Silver Spring, MD	Downtown Silver Spring	100.0%	1938 / 2011	268	222,949	222,949	—	95.1%	5,125	1,695	2.04
Falkland Chase—North		Silver Spring, MD	Downtown Silver Spring	100.0%	1938 / 1986	182	119,443	119,443	—	94.5%	2,997	1,460	2.23
Fort Totten Square(5)		Washington, DC	Brookland/Fort Totten	99.4%	2015 / N/A	345	384,956	254,292	130,664	95.5%	8,346	1,841	2.50
WestEnd25		Washington, DC	West End	100.0%	2009 / N/A	283	273,264	273,264	—	98.9%	11,624	3,472	3.60
220 20th Street		Arlington, VA	Crystal City	100.0%	2009 / N/A	265	271,790	269,913	1,877	97.3%	7,802	2,535	2.49
2221 South Clark Street		Arlington, VA	Crystal City	100.0%	1964 / 2016	216	171,080	164,743	6,337	100.0%	3,182	N/A	N/A
The Gale Eckington		Washington, DC	H Street/NoMa	5.0%**	2013 / 2017	603	466,716	465,516	1,200	93.7%	13,748	2,074	2.69
*Fairway Apartments		Reston, VA	Reston	10.0%**	1969 / 2005	346	371,204	371,204	—	96.0%	6,222	1,581	1.47
The Alaire	9/30/2107	Rockville, MD	Rockville Pike Corridor	18.0%**	2010 / N/A	279	266,497	251,691	14,806	97.6%	5,978	1,702	1.89
The Terano	8/31/2112	Rockville, MD	Rockville Pike Corridor	1.8%**	2015 / N/A	214	199,768	183,496	16,272	88.8%	4,318	1,787	2.08
Rosslyn Plaza		Arlington, VA	Rosslyn	43.7%**	1966 / 2015	196	252,884	252,884	—	97.5%	5,923	2,612	2.02

Total/Weighted Average						4,867	4,322,667	4,148,849	173,818	96.5%	$108,760	$1,950	$2.29

Recently Delivered(6)
The Bartlett		Arlington, VA	Pentagon City	100.0%	2016 / N/A	699	619,372	577,295	42,077	63.9%	$12,075	$2,951	$3.14
7770 Norfolk		Bethesda, MD	Bethesda CBD	79.9%	2016 / N/A	200	208,674	203,032	5,642	61.1%	3,313	2,655	2.62
Galvan		Rockville, MD	Rockville Pike Corridor	1.8%**	2015 / N/A	356	390,663	295,033	95,630	79.6%	8,407	1,837	2.22
Atlantic Plumbing		Washington, DC	U Street/Shaw	64.0%**	2015 / N/A	310	245,527	221,788	23,739	86.9%	9,309	2,788	3.90

Total/Weighted Average						1,565	1,464,236	1,297,198	167,088	71.5%	$33,104	$2,452	$2.96

Total/Weighted Average						6,432	5,786,903	5,445,997	340,906	90.2%	$141,864	$2,039	$2.41

Under Construction
1221 Van Street		Washington, DC	Southeast	100.0%		291	226,546	202,988	23,558

Total/Weighted Average						291	226,546	202,988	23,558

Total/Weighted Average						6,723	6,013,449	5,648,985	364,464

Near-Term Development
Mets 6		Arlington, VA	Pentagon City	100.0%		577	430,000	420,000	10,000
West Half III		Washington, DC	Ballpark/Southeast	94.2%		250	209,898	209,898	—
West Half II		Washington, DC	Ballpark/Southeast	94.2%		188	172,502	115,857	56,645
Atlantic Plumbing C—North		Washington, DC	U Street/Shaw	100.0%		161	145,605	134,180	11,425
Atlantic Plumbing C—South		Washington, DC	U Street/Shaw	100.0%		95	79,926	71,877	8,049

Total						1,271	1,037,931	951,812	86,119

*
Not Metro Served

**
Unconsolidated

Note: Table shown at 100 percent share.

(1)
Based on (i) for multifamily assets, or the multifamily component of mixed-use assets, the monthly base rent before free rent as of September 30, 2016, multiplied by 12; (ii) for retail components of multifamily assets, the monthly base rent before free rent, plus tenant reimbursements as of September 30, 2016, multiplied by 12. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. See "Contractual Free Rent" for detail on free rent. Excludes signed but not yet commenced leases.

(2)
Represents multifamily rent divided by occupied multifamily units. Occupied units may differ from leased units because units includes leases that have been signed for units within the asset, but that have not yet commenced.

(3)
Excludes 2221 South Clark Street (WeLive).

(4)
Represents multifamily rent divided by occupied multifamily square feet. Occupied multifamily square footage may differ from leased multifamily square footage because leased multifamily square footage includes leases that have been signed for units within the asset, but that have not yet commenced.

(5)
We are currently in negotiations with our joint venture partner to recapitalize the asset and increase our ownership to 100 percent.

(6)
Refers to assets that delivered within the 12 months ended September 30, 2016.

 Other Assets

Other Asset	City	Submarket	Percent Ownership	Year Built / Renovated	Total Rentable Square Feet(1)		Percent Leased	Annualized Rent(2) ($000s)	Annualized Rent Per Square Foot(3)
Retail
North End Retail I	Washington, DC	U Street/Shaw	100.0%	2015 / N/A	27,380		100.0%	$992	$39.99
*Vienna Retail	Vienna, VA	Vienna	100.0%	1981 / N/A	8,547		100.0%	183	21.43
*Stonebridge at Potomac Town Center—Phase I	Woodbridge, VA	Prince William County	10.0%**	2012 / N/A	482,619		93.1%	13,502	30.25

Total/Weighted Average					518,546		93.6%	$14,677	$30.59

Hotel
Crystal City Marriott Hotel	Arlington, VA	Crystal City	100.0%		266,000 (345 Rooms	)

Total					784,546

*
Not Metro Served

**
Unconsolidated

Note: Table shown at 100 percent share.

(1)
Figure does not include approximately 1.0 million square feet of retail within our operating and under-construction office portfolio and 360,000 square feet of retail within our operating and under-construction multifamily portfolio.

(2)
Represents monthly base rent before free rent, plus tenant reimbursements as of September 30, 2016, multiplied by 12. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. See "Contractual Free Rent" for detail on free rent. Excludes signed but not yet commenced leases.

(3)
Represents annualized rent divided by occupied square feet. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed for space within the asset, but that have not yet commenced.

Future Development Assets

              Our future development pipeline is comprised of development opportunities on which we do not expect to commence construction within 18 months of September 30, 2016 where we (i) own land or control land through a ground lease (15.5 million square feet of estimated total potential development density at our share) or (ii) are under a long-term conditional contract to purchase, or enter into a leasehold interest with respect to, land (3.1 million square feet of estimated total potential development density at our share). The pipeline includes nine parcels attached to our existing operating assets that would require a redevelopment of approximately 1.1 million office and/or retail square feet (approximately 751,000 square feet at our share) and 436 multifamily units (241 units at our share) in order to access over 6.3 million square feet of total estimated potential development density (3.9 million square feet at our share). The estimated potential development densities and uses in the table below reflect our current business plans as of September 30, 2016 and are subject to change based on market conditions.

Future Development Assets

		At JBG SMITH Share
		Estimated Potential Development Density (SF)				Estimated Commercial Rentable Square Feet/ Multifamily Units to be Replaced(1)
	Number of Assets
Submarket		Total	Office	Multifamily	Retail
Reston, VA	6	4,057,650	1,383,000	2,462,150	212,500	152,719 SF / 15 units
Pentagon City, VA	4	3,804,500	1,508,000	2,204,500	92,000	—
Crystal City, VA	9	3,284,000	445,000	2,569,500	269,500	483,552 SF
NoMa, DC	6	1,909,570	704,820	1,036,700	168,050	—
Downtown Silver Spring, MD	1	1,276,000	—	1,156,000	120,000	182 units
Southwest, DC	3	843,958	188,708	654,000	1,250	—
Potomac Yard, VA	2	806,540	490,000	268,030	48,510	—
Rosslyn, VA	3	800,842	605,708	176,332	18,802	89,213 SF / 44 units
Alexandria, VA	1	625,000	625,000	—	—	—
Bethesda CBD, MD	1	436,500	—	416,500	20,000	—
U Street/Shaw, DC	1	277,900	—	245,700	32,200	—
H Street/NoMa, DC	1	242,500	—	230,500	12,000	—
Rockville Pike Corridor, MD	5	126,360	20,340	88,560	17,460	25,119 SF
Clarendon/Courthouse, VA	2	62,820	—	58,410	4,410	—
Prince William County, VA	2	25,350	—	19,200	6,150	—

Total	47	18,579,490	5,970,576	11,586,082	1,022,832	750,603 SF / 241 units

Total by Region
Virginia	29	13,466,702	5,056,708	7,758,122	651,872	725,484 SF / 59 units
Washington, DC	11	3,273,928	893,528	2,166,900	213,500	—
Maryland	7	1,838,860	20,340	1,661,060	157,460	25,119 SF / 182 units

(1)
Represents office and/or retail rentable square feet and multifamily units that would have to be redeveloped in order to access some of the estimated potential development density.

    Our Office Assets

              We have a premier operating portfolio of office assets comprised of 52 assets and over 14.8 million square feet (12.6 million square feet at our share), representing approximately 69% of our total operating portfolio square footage as of September 30, 2016. These assets were 87.7% leased as of September 30, 2016. Over 98% of our operating office assets are Metro-served based on our share of rentable square feet as of September 30, 2016.

              Additionally, our office portfolio has three assets under construction and four near-term development assets representing over 1.7 million square feet. Our three office assets under construction were 64.7% pre-leased as of September 30, 2016.

    Our Multifamily Assets

              We have a high-quality portfolio of multifamily assets consisting of 16 multifamily assets, approximately 5.8 million square feet (3.9 million square feet at our share) and 6,432 units (4,495 units at our share) as of September 30, 2016. Our multifamily assets comprise approximately 27% of our total operating portfolio rentable square feet. Additionally, our multifamily portfolio has one asset under construction and five assets in the near-term development pipeline, representing approximately 1.3 million square feet (1.2 million square feet at our share).

              JBG's development team has designed and constructed over 6,000 units since 2000. Our strategy involves integrating retail amenities into our multifamily assets to help bolster leasing interest, velocity and rental rates. Our design and leasing teams focus considerable creative and analytic resources to identify highly valued tenant amenities and use this information to design and develop innovative and valuable multifamily assets. Our units often achieve a premium to market, and our multifamily assets (excluding recently delivered assets) were on average 96.5% leased as of September 30, 2016.

              Our multifamily lease terms generally range from three to 24 months for new leases, with the majority of new leases having terms of 12 months. Prior to the expiration of their lease, residents are provided lease renewal options ranging from three to 15 months, with rental rates dependent on our assessment of prevailing market conditions. Residents can opt to vacate at the expiration of their current lease, continue their lease on a month-to-month basis or select a renewal option.

    Our Other Assets

              Our operating other portfolio is comprised of four assets and approximately 785,000 square feet (350,000 at our share) representing approximately 3.7% of our total operating portfolio square footage as of September 30, 2016. These assets, excluding Crystal City Marriott, were 93.6% leased as of September 30, 2016.

              The majority of our retail portfolio is embedded within our office and multifamily assets and is a key component of our Placemaking strategy. We have relationships with major grocers in the Washington, DC metropolitan area, having executed leases with Whole Foods Market, Harris Teeter, Giant, Safeway, and Trader Joe's, among others. In addition to major grocers, our retail tenants include Walmart, CVS and multiple other national and local retailers. We believe our office and multifamily rental rates reflect a significant premium attributable to the presence of thoughtfully curated retail amenities, and we strive to incorporate, where possible, high-quality, value-creating retail space into our office and multifamily assets. As of September 30, 2016, we had approximately 1.4 million square feet of retail space integrated into our operating office and multifamily assets.

              The Crystal City Marriott, a 345-room full-service hotel located in the heart of Crystal City, is also part of our operating portfolio. In general, Marriott pays an affiliate of Vornado / Charles E. Smith as lease payments one-half (50%) of all hotel revenues less operating expense, real estate taxes, management fees, and reserves. The lease agreement with Marriott expires on July 31, 2025.

    Tenant Diversity

              As of September 30, 2016, we had 87 leases with various agencies and departments of the U.S. federal government that accounted for approximately 24.2% of our share of the annualized rent from our office and retail leases, while no other tenant accounted for more than 3.2% of our share of the annualized rent from our office and retail leases. The following table sets forth information regarding the 20 largest office and retail tenants in our operating portfolio based on annualized office and retail rent as of September 30, 2016:

Tenant Diversity

			At JBG SMITH Share
Tenant		Number of Leases	Rentable Square Feet	Percent of Total Rentable Square Feet	Annualized Rent(1) ($000s)	Percent of Total Annualized Rent
1	U.S. Government (GSA)	87	2,989,985	26.6%	$115,280	24.2%
2	Family Health International	9	320,791	2.9%	15,121	3.2%
3	Lockheed Martin Corporation	8	312,754	2.8%	14,798	3.1%
4	Arlington County	8	240,066	2.1%	11,076	2.3%
5	Paul Hastings LLP	5	125,863	1.1%	9,547	2.0%
6	Greenberg Traurig LLP	1	115,315	1.0%	8,384	1.8%
7	Baker Botts	2	162,772	1.4%	6,913	1.5%
8	Accenture LLP	1	102,818	0.9%	5,495	1.2%
9	Public Broadcasting Service	5	140,885	1.3%	5,451	1.1%
10	WeWork	3	122,271	1.1%	5,313	1.1%
11	Cooley LLP	5	71,615	0.6%	5,244	1.1%
12	Noblis Inc	2	160,152	1.4%	4,774	1.0%
13	Evolent Health LLC	1	90,905	0.8%	4,610	1.0%
14	DRS Tech Inc dba Finmeccanica	3	92,834	0.8%	4,309	0.9%
15	RTKL Associates Inc	2	64,003	0.6%	4,221	0.9%
16	Conservation Intl. Foundation	1	86,996	0.8%	3,784	0.8%
17	U.S. Green Building Council	1	54,675	0.5%	3,676	0.8%
18	National Consumer Cooperative	4	81,045	0.7%	3,600	0.8%
19	The Int'l Justice Mission	1	74,833	0.7%	3,563	0.7%
20	Bloomberg	5	39,158	0.3%	3,505	0.7%
	Other	1,194	5,782,352	51.6%	237,352	49.8%

	Total In-Place Leases	1,348	11,232,088	100.0%	$476,016	100.0%

(1)
Represents in-place monthly base rent before free rent, plus tenant reimbursements as of September 30, 2016 multiplied by 12. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. See "Contractual Free Rent" for detail on free rent. Excludes signed but not yet commenced leases.

    Industry Diversification of Our Office and Other Portfolio

              As of September 30, 2016, Government accounted for approximately 27.2% of our share of the annualized rent of our office and retail leases. The next most represented industries within our portfolio as of September 30, 2016 were Government Contractors, Business Services and Member Organizations, representing 18.9%, 14.2% and 9.4%, respectively, of our share of the annualized rent from office and retail leases. The following table sets forth information regarding the ten largest industries in our operating portfolio based on annualized office and retail rent as of September 30, 2016:

Industry Diversification of Our Office and Other Portfolio

			At JBG SMITH Share
Industry		Number of Leases	Rentable Square Feet	Percent of Total Rentable Square Feet	Annualized Rent(1) ($000s)	Percent of Total Annualized Rent
1	Government	108	3,299,367	29.4%	$129,563	27.2%
2	Government Contractors	161	2,041,986	18.2%	89,867	18.9%
3	Business Services	222	1,613,730	14.4%	67,359	14.2%
4	Member Organizations	106	978,372	8.7%	44,786	9.4%
5	Legal Services	78	615,831	5.5%	40,139	8.4%
6	Real Estate	51	454,070	4.0%	19,596	4.1%
7	Health Services	72	443,607	3.9%	18,039	3.8%
8	Communications	32	302,749	2.7%	12,996	2.7%
9	Food and Beverage	111	187,891	1.7%	9,682	2.0%
10	Educational Services	26	173,023	1.5%	7,187	1.5%
	Other	381	1,121,462	10.0%	36,803	7.8%

	Total In-Place Leases	1,348	11,232,088	100.0%	$476,016	100.0%

(1)
Represents in-place monthly base rent before free rent, plus tenant reimbursements as of September 30, 2016 multiplied by 12. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. See "Contractual Free Rent" for detail on free rent. Excludes signed but not yet commenced leases.

    Lease Expiration Schedule

              The following table sets forth a summary schedule of the lease expirations for office and retail leases in place as of September 30, 2016 at the assets in our operating portfolio. The information set forth in the table assumes that tenants exercise no renewal options:

Lease Expiration Schedule

		At JBG SMITH Share
Year of Lease Expiration	Number of Leases	Rentable Square Feet	Percent of Total Rentable Square Feet	Annualized Rent(1) ($000s)	Percent of Total Annualized Rent	Annualized Rent Per Square Foot
Month to Month	103	176,478	1.6%	$5,369	1.1%	$30.42
2016 (October 1, 2016 to December 31, 2016)	50	423,406	3.8%	17,497	3.7%	41.32
2017	162	1,175,172	10.5%	46,412	9.8%	39.49
2018	175	1,159,750	10.3%	52,156	11.0%	44.97
2019	145	1,293,741	11.5%	57,674	12.1%	44.58
2020	160	1,306,025	11.6%	60,911	12.8%	46.64
2021	117	1,041,489	9.3%	45,940	9.7%	44.11
2022	87	1,163,920	10.4%	52,386	11.0%	45.01
2023	56	388,638	3.5%	14,926	3.1%	38.41
2024	68	568,672	5.1%	25,351	5.3%	44.58
Thereafter	225	2,534,797	22.4%	97,394	20.4%	38.41

Total In-Place Leases	1,348	11,232,088	100.0%	$476,016	100.0%	$42.38

(1)
Represents in-place monthly base rent before free rent, plus tenant reimbursements as of September 30, 2016 multiplied by 12. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. See "Contractual Free Rent" for detail on free rent. Excludes signed but not yet commenced leases.

    Signed But Not Yet Commenced Leases

              The following table sets forth information relating to signed but not yet commenced office and retail leases in our portfolio as of September 30, 2016. As of such date, there were approximately $21.1 million ($10.4 million at our share) of outstanding leasing costs related to signed but not yet commenced office and retail leases in our portfolio.

	Estimated Rent(1) ($000s) At JBG SMITH Share
	Quarter Ending:
							Total Annualized Estimated Rent Thereafter(2)
	December 31, 2016	March 31, 2017	June 30 2017	September 30, 2017	December 31, 2017	March 31, 2018
Office
Operating	$386	$958	$1,018	$1,823	$1,823	$1,823	$7,294
Under Construction	—	—	—	141	569	6,078	24,364

Total Office	$386	$958	$1,018	$1,964	$2,392	$7,901	$31,658

Multifamily
Operating	$—	$32	$112	$112	$112	$112	$448
Other
Operating	$32	$102	$36	$36	$36	$36	$144
Future Development	$—	$—	$—	$—	$—	$—	$1,406

Total	$418	$1,092	$1,166	$2,112	$2,540	$8,049	$33,656

  Note: Table only includes leases for space that was vacant as of September 30, 2016.

(1)
Represents contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease is estimated to commence, multiplied by the applicable number of months for each quarter based on the lease's estimated commencement date. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. See "Contractual Free Rent" for detail on free rent.

(2)
Represents contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease is expected to commence, multiplied by twelve. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. See "—Our Assets—Contractual Free Rent" for detail on free rent.

    Contractual Free Rent

              The following table set forth information relating to contractual free rent in our operating portfolio as of September 30, 2016 at our share:

	Contractual Free Rent(1) ($000s) At JBG SMITH Share
	Quarter Ending:
	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018
Office	$12,411	$11,020	$7,433	$4,544	$1,617	$1,323
Other	16	16	—	—	—	—

Total	$12,427	$11,036	$7,433	$4,544	$1,617	$1,323

  Note: As of September 30, 2016, there was no contractual free rent associated with leases in our assets under construction and near-term development and future development assets.

(1)
Represents contractual free rent for in place and signed but not yet commenced leases as of September 30, 2016.

Asset Revenue and Operating Expenses

              The tables below present certain financial and operating information for each of the assets that are part of our operating portfolio—which excludes assets under construction and near-term development and future development assets—based on historical results of operations for the three months ended September 30, 2016. Certain assets included in our operating portfolio were acquired, commenced lease-up or were placed into service upon completion of development activity in 2015 and 2014. We have included the three-month fiscal period ended September 30, 2016 because it reflects the most recent revenue and expense amounts for the operating portfolio. This information is derived in part from the combined statement of revenues and expenses from real estate operations of the JBG Real Estate Operating Assets for the nine months ended September 30, 2016 beginning on page F-63, which was prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act, and the combined statements of income for the Vornado Included Assets for the nine months ended September 30, 2016 beginning on page F-31. JBG SMITH is not aware of any material factors relating to the JBG Real Estate Operating Assets, other than those discussed in the notes to the JBG Real Estate Operating Assets' combined statements of revenues and expenses from real estate operations and the Vornado Included Assets combined statements of income, that would cause the reported financial information not to be necessarily indicative of future operating results.

              We also present the Non-GAAP measures Adjusted Historical Asset-Level NOI. Please see the following paragraph for an explanation of why our management believes the presentation of this metric provides useful information to investors. This asset-level information is not necessarily indicative of our future asset-level results and/or our results of operations. We believe, however, that this presentation of asset-level data will be useful to investors in understanding the historical performance of our assets on an asset-level basis.

              In the following tables, we present a reconciliation of Adjusted Historical Asset-Level NOI to operating revenues in excess of expenses from the combined statement of revenues and expenses for the JBG Operating Real Estate Assets included herein starting on page F-45. Adjusted Historical Asset-Level NOI is a metric management uses to measure the operating performance of our assets and consists of property-related revenue (which includes base rent, tenant expense recoveries and other operating revenue) less operating expenses, before non-cash straight-line rents and related party management fees. We also present our share of Adjusted Historical Asset-Level NOI, which represents our share of the Adjusted Historical Asset-Level NOI generated by our consolidated and unconsolidated operating assets based on our percentage ownership of such assets. Management uses Adjusted Historical Asset-Level NOI as a supplemental performance measure for our assets and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, Adjusted Historical Asset-Level NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because Adjusted Historical Asset-Level NOI excludes depreciation and amortization and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of Adjusted Historical Asset-Level NOI as a measure of the operating performance of our assets is limited. Moreover, other real estate companies may calculate Adjusted Historical Asset-Level NOI differently from how we do. Accordingly, our Adjusted Historical Asset-Level NOI may not be comparable to other real estate companies' Adjusted Historical Asset-Level NOI. Adjusted Historical Asset-Level NOI should be considered only as a supplement to net operating income (loss) (computed in accordance with GAAP) as a measure of the operating performance of our assets.

    Summary Asset-Level NOI Table

              Three Months Ended September 30, 2016

              (Dollars at JBG SMITH Share, except where otherwise indicated)

	Total	Office	Multifamily	Other
Number of operating assets	72	52	16	4
Property rentals	$120,069	$97,714	$20,819	$1,536
Tenant expense reimbursement	11,731	10,335	1,315	81
Other revenue	1,388	710	676	2

Total Revenue	133,188	108,759	22,810	1,619

Total Expenses	(52,734)	(43,267)	(9,265)	(202)

Property Operating Income	80,454	65,492	13,545	1,417

Adjustments to arrive at adjusted historical asset-level NOI
Straight-line rent adjustment	(6,171)	(4,921)	(855)	(395)
Related party adjustment(1)	3,283	3,099	170	14
Noncontrolling interests share	93	—	93	—
Unconsolidated JV's reflected on a pro rata basis	7,456	5,843	1,382	231
Straight-line rent adjustment for unconsolidated JV's	(1,239)	(1,200)	(19)	(20)
Related party adjustment for unconsolidated JV's(1)	404	290	100	14

Total adjustments to arrive at adjusted historical asset-level NOI	3,826	3,111	871	(156)

Adjusted Historical Asset-Level NOI	$84,280	$68,603	$14,416	$1,261

Annualized Adjusted Historical Asset-Level NOI(2)	$337,120	$274,412	$57,664	$5,044

Additional Information
Free rent (at 100 percent share)	$20,439	$17,785	$2,479	$175
JBG SMITH share of free rent(3)	14,106	12,547	1,512	47
Annualized JBG SMITH share of free rent(2)(3)	56,424	50,188	6,048	188
Percent occupied(4)	87.5%	87.1%	88.1%	98.2%
Annualized base rent of signed leases, not commenced (at 100 percent share)(5)	$10,726	$9,735	$715	$276
JBG SMITH share of annualized base rent of signed leases, not commenced(3)(5)	7,886	7,294	448	144

(1)
To eliminate management fees included in Property Operating Income.

(2)
Represents asset-level financial metrics multiplied by four.

(3)
Represents JBG SMITH's pro rata share of asset level financial metrics based on JBG SMITH's ownership percentage as of September 30, 2016.

(4)
Occupancy percentages are weighted by our share of square feet.

(5)
Represents monthly base rent before free rent and straight line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by twelve. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. See "—Our Assets—Contractual Free Rent" for detail on free rent.

    Summary Office Asset-Level NOI Table

              Three Months Ended September 30, 2016

              (Dollars at JBG SMITH Share, except where otherwise indicated)

	Total Office	DC	VA	MD
Number of operating assets	52	14	34	4
Property rentals	$97,714	$20,427	$72,758	$4,529
Tenant expense reimbursement	10,335	4,579	5,540	216
Other revenue	710	43	649	18

Total Revenue	108,759	25,049	78,947	4,763

Total Expenses	(43,267)	(10,440)	(30,840)	(1,987)

Property Operating Income	65,492	14,609	48,107	2,776

Adjustments to arrive at adjusted historical asset-level NOI
Straight-line rent adjustment	(4,921)	(1,422)	(3,668)	169
Related party adjustment(1)	3,099	710	2,247	142
Noncontrolling interests share	—	—	—	—
Unconsolidated JV's reflected on a pro rata basis	5,843	4,967	800	76
Straight-line rent adjustment for unconsolidated JV's	(1,200)	(1,011)	(186)	(3)
Related party adjustment for unconsolidated JV's(1)	290	227	59	4

Total adjustments to arrive at adjusted historical asset-level NOI	3,111	3,471	(748)	388

Adjusted Historical Asset-Level NOI	$68,603	$18,080	$47,359	$3,164

Annualized Adjusted Historical Asset-Level NOI(2)	$274,412	$72,320	$189,436	$12,656

Additional Information
Free rent (at 100 percent share)	$17,785	$8,528	$9,199	$58
JBG SMITH share of free rent(3)	12,547	3,599	8,915	33
Annualized JBG SMITH share of free rent(2)(3)	50,188	14,396	35,660	132
Percent occupied(4)	87.1%	90.2%	86.0%	89.2%
Annualized base rent of signed leases, not commenced (at 100 percent share)(5)	$9,735	$4,042	$5,284	$409
JBG SMITH share of annualized base rent of signed leases, not commenced(3)(5)	7,294	1,904	4,981	409

(1)
To eliminate management fees included in Property Operating Income.

(2)
Represents asset-level financial metrics multiplied by four.

(3)
Represents JBG SMITH's pro rata share of asset level financial metrics based on JBG SMITH's ownership percentage as of September 30, 2016.

(4)
Weighted by our share of square feet.

(5)
Represents monthly base rent before free rent and straight line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by twelve. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. See "—Our Assets—Contractual Free Rent" for detail on free rent.

    Summary Multifamily Asset-Level NOI Table

              Three Months Ended September 30, 2016

              (Dollars at JBG SMITH Share, except where otherwise indicated)

	Total Multifamily	DC	VA	MD
Number of operating assets	16	4	6	6
Property rentals	$20,819	$4,623	$13,650	$2,546
Tenant expense reimbursement	1,315	445	818	52
Other revenue	676	159	467	50

Total Revenue	22,810	5,227	14,935	2,648

Total Expenses	(9,265)	(1,893)	(5,489)	(1,883)

Property Operating Income	13,545	3,334	9,446	765

Adjustments to arrive at adjusted historical asset-level NOI
Straight-line rent adjustment	(855)	(2)	(853)	—
Related party adjustment(1)	170	70	—	100
Noncontrolling interests share	93	(8)	—	101
Unconsolidated JV's reflected on a pro rata basis	1,382	712	486	184
Straight-line rent adjustment for unconsolidated JV's	(19)	(19)	—	—
Related party adjustment for unconsolidated JV's(1)	100	57	29	14

Total adjustments to arrive at adjusted historical asset-level NOI	871	810	(338)	399

Adjusted Historical Asset-Level NOI	$14,416	$4,144	$9,108	$1,164

Annualized Adjusted Historical Asset-Level NOI(2)	$57,664	$16,576	$36,432	$4,656

Additional Information
Free rent (at 100 percent share)	$2,479	$952	$930	$597
JBG SMITH share of free rent(3)	1,512	456	929	127
Annualized JBG SMITH share of free rent(2)(3)	6,048	1,824	3,716	508
Percent occupied(4)	88.1%	90.0%	88.9%	81.5%
Annualized base rent of signed leases, not commenced (at 100 percent share)(5)	$715	$125	$—	$590
JBG SMITH share of annualized base rent of signed leases, not commenced(3)(5)	448	124	—	324

(1)
To eliminate management fees included in Property Operating Income.

(2)
Represents asset-level financial metrics multiplied by four.

(3)
Represents JBG SMITH's pro rata share of asset level financial metrics based on JBG SMITH's ownership percentage as of September 30, 2016.

(4)
Weighted by our share of square feet.

(5)
Represents monthly base rent before free rent and straight line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by twelve for retail leases that have been signed but not yet commenced related to retail space at a multifamily asset. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. See "—Our Assets—Contractual Free Rent" for detail on free rent.

    Summary Other Asset-Level NOI Table

              Three Months Ended September 30, 2016

              (Dollars at JBG SMITH Share, except where otherwise indicated)

Other
Number of operating assets	4
Property rentals	$1,536
Tenant expense reimbursement	81
Other revenue	2

Total Revenue	1,619

Total Expenses	(202)

Property Operating Income	1,417

Adjustments to arrive at adjusted historical asset-level NOI
Straight-line rent adjustment	(395)
Related party adjustment(1)	14
Noncontrolling interests share	—
Unconsolidated JV's reflected on a pro rata basis	231
Straight-line rent adjustment for unconsolidated JV's	(20)
Related party adjustment for unconsolidated JV's(1)	14

Total adjustments to arrive at adjusted historical asset-level NOI	(156)

Adjusted Historical Asset-Level NOI	$1,261

Annualized Adjusted Historical Asset-Level NOI(2)	$5,044

Additional Information
Free rent (at 100 percent share)	$175
JBG SMITH share of free rent(3)	47
Annualized JBG SMITH share of free rent(2)(3)	188
Percent occupied(4)	98.2%
Annualized base rent of signed leases, not commenced (at 100 percent share)(5)	$276
JBG SMITH share of annualized base rent of signed leases, not commenced(3)(5)	144

(1)
To eliminate management fees included in Property Operating Income.

(2)
Represents asset-level financial metrics multiplied by four.

(3)
Represents JBG SMITH's pro rata share of asset level financial metrics based on JBG SMITH's ownership percentage as of September 30, 2016.

(4)
Weighted by our share of square feet.

(5)
Represents monthly base rent before free rent and straight line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by twelve. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. See "—Our Assets—Contractual Free Rent" for detail on free rent.

    Reconciliation of Net Operating Income

              The following table reconciles (i) Net Income attributable to the Vornado Included Assets to Property Operating Income and (ii) Property Operating Income for the Vornado Included Assets and JBG Included Assets to Adjusted Historical Asset-Level Net Operating Income:

	Three months ended September 30, 2016
	Vornado Included Assets	JBG Included Assets	Total JBG SMITH
Net Income attributable to the Vornado Included Assets	$22,168
Adjustments
Depreciation and amortization	31,085
Management and leasing fees	(12,124)
Loss from partially owned entities	633
Interest income	(49)
General and administrative	12,854
Interest and debt expense	11,868
Provision for income taxes	302
Other non-operating loss from incidental operations	2,896

Property Operating Income	$69,633	$10,821 (1)	$80,454
Straight-line rent adjustment	(4,834)	(1,337)	(6,171)
Related party adjustment(2)	2,692	591	3,283
Noncontrolling interests share	—	93	93
Partially owned entities' share of property operating income(3)	4,384	3,072	7,456
Straight-line rent adjustment for partially owned entities	(1,177)	(62)	(1,239)
Related party adjustment partially owned entities(2)	176	228	404

Adjusted Historical Asset-Level Net Operating Income	$70,874	$13,406	$84,280

(1)
Represents revenues of $20.3 million less operating expenses of $9.5 million for three months ended September 30, 2016.

(2)
To eliminate management fees included in Property Operating Income.

(3)
Partially owned entities' share of property operating income includes adjustment for partially owned entities' share of depreciation, interest expense and provision for income taxes.

Our Third-Party Asset Management and Real Estate Services Business

              Our third-party asset management and real estate services business provides fee-based services to a variety of real estate owners, including the real estate investment funds for which JBG has served as general partner or managing member, joint ventures in which those investment funds have an interest, and in certain cases, third parties. We expect that the fees we continue to earn in connection with providing such services will enhance our overall returns, provide additional scale and efficiency in our operating, development and acquisition businesses and generate capital which we can use to absorb overhead and other administrative costs of the platform. This scale provides competitive advantages, including market knowledge, buying power and operating efficiencies across all product types. Over the next 12 months, we anticipate allocating approximately $             million of our total overhead to the third-party asset management and real estate services business. We also believe that our existing relationships arising out of our third-party asset management and real estate services business will continue to provide potential capital and new investment opportunities.

    Revenues

              Our third-party asset management and real estate services business provides a wide range of real estate services, including investment, development, asset and property management, leasing, construction management and other services. This business derives its revenue primarily from fees earned for providing such services. The substantial majority of these fees will be generated by providing services with respect to assets in which we have less than a 100% ownership interest and JBG Excluded Assets. We expect from time to time to provide real estate services to assets in which we do not have an ownership interest, particularly in situations where we might sell an asset to an institutional investor and continue to provide property management and leasing services for the new owner.

              The primary revenue streams for our third-party asset management and real estate services business include the following:

  •
  Asset management.  We provide asset management services to each of the investment funds and substantially all of the joint ventures in which we have an interest. These services include all aspects of asset management, including analyses regarding appropriate capital allocation and decisions with respect to all aspects of operation of an asset, such as identifying renovation/repositioning opportunities and strategic opportunities for pursuing sale or financing transactions.

  •
  Development and construction management.  We provide development and construction management services for new development and redevelopment projects, as well as construction management for tenant improvement construction. We are experienced in all facets of development projects, including obtaining appropriate regulatory and zoning approvals, entering into contracts with general contractors and managing the construction process.

  •
  Property management.  We provide property management services to the owners of residential communities, office buildings and retail assets. Our property management function provides "on the ground" intense management of an asset, as we seek to provide quality services for our tenants while identifying opportunities for increasing revenue and optimizing expenses for the building owner.

  •
  Leasing.  We provide leasing services to the owners of office buildings and retail assets. We leverage our extensive existing relationships with major corporations and retailers to identify attractive leasing opportunities for the building owner.

  •
  Other Services.  We also provide other ancillary services to property owners, such as legal, marketing and administrative support, for which we receive fees or reimbursements of our expenses.

              Including the revenue generated by the retail portion of our management services business (which was not acquired until January 2016), our third-party asset management and real estate services business generated approximately $71.1 million and $96.8 million in combined pro forma revenue from such fees ($59.6 million and $83.7 million at our share) for the nine months ended September 30, 2016 and the year ended December 31, 2015, respectively, from the JBG Funds, other JBG-affiliated entities, joint ventures and third parties with whom we have long-standing relationships. The table below summarizes such fees from joint venture partners and other third parties for the nine months ended September 30, 2016 and the year ended December 31, 2015. We expect to earn fees in the future from the JBG Funds, other JBG-affiliated entities and our joint venture arrangements currently in place, as well as any future joint ventures that we establish. Certain members of our senior management will continue to have an ownership interest in the JBG Funds and will continue to own carried interests in each fund and certain joint ventures that will entitle them to receive additional compensation if the fund or joint venture achieves certain return thresholds. See "Risk Factors—Risks Related to the

Separation and the Combination—After the separation and the combination, certain of our trustees and executive officers may have actual or potential conflicts of interest because of their previous or continuing equity interest in, or positions at, Vornado or the JBG Parties, as applicable, including members of our senior management, who will continue to have an ownership interest in the JBG Funds and will continue to own carried interests in each fund and in certain of our joint ventures that will entitle them to receive additional compensation if the fund or joint venture achieves certain return thresholds" for additional information.

Development, Management, and Other Service Revenues Table

	Nine Months Ended September 30, 2016				Year Ended December 31, 2015
	Vornado Included Assets	JBG Operating Partners	Elimination	Pro Forma JBG SMITH	Vornado Included Assets	JBG Operating Partners	Elimination	Pro Forma JBG SMITH
Asset management fees	$—	$17,833	$—	$17,833	$—	$20,911	$—	$20,911
Property management fees	6,694	16,316	(1,869)	21,141	9,094	21,221	(2,060)	28,255
Leasing fees	4,093	4,731	—	8,824	2,123	5,571	—	7,694
Development fees	303	9,969	—	10,272	373	19,748	—	20,121
Construction management fees	618	4,340	—	4,958	1,551	6,058	—	7,609
Other service revenues	6,865	1,416	(215)	8,066	8,461	4,190	(433)	12,218

Total development, management and other service revenues	$18,573	$54,605	$(2,084)	$71,094	$21,602	$77,699	$(2,493)	$96,808

Expense Reimbursements(1)				(6,865)				(8,461)
Joint Venture Adjustment(2)				(4,602)				(4,609)

Pro rata share of total development, management and other service revenues				$59,627				$83,738

(1)
Represents portion of other service revenues related to reimbursement of expenses from third-party managed properties.

(2)
Joint venture adjustments are comprised of (i) add-back of fees attributable to partners in our consolidated joint ventures and (ii) deductions of our share of fees generated by our unconsolidated real estate ventures.

Tangible Assets and Liabilities

              The following table shows tangible assets and liabilities for the Vornado Included Assets, the JBG Included Assets, and JBG SMITH, pro forma at share, as of September 30, 2016.

As of September 30, 2016
Pro Forma at Share
	Vornado Included Assets	JBG Included Assets	Total JBG SMITH
Tangible assets:
Cash and cash equivalents	$	$	$
Restricted cash
Tenant and other receivables, net of allowance for doubtful accounts
Other assets, including prepaid expenses

Total tangible assets

Tangible liabilities:
Accounts payable and accrued expenses	$	$	$
Other liabilities

Total tangible liabilities

Pro forma pro rata net tangible assets (liabilities)

Reconciliation of pro forma at share net tangible assets (liabilities) to net tangible assets (liabilities):
Pro forma at share net tangible (liabilities) assets	$	$	$
Joint venture adjustments(1)

Net tangible assets (liabilities)

(1)
Joint venture adjustments are comprised of (a) add-back of noncontrolling interests attributable to partners in our consolidated joint ventures and (b) deductions of our share of the tangible assets and liabilities of the unconsolidated real estate ventures.

Outstanding Indebtedness Table

              The following table summarizes our outstanding indebtedness as of September 30, 2016 (dollar amounts in thousands).

Asset	JBG SMITH Ownership Percentage	Principal Balance ($000s)	Stated Interest Rate	Interest Rate Hedge	Current Annual Interest Rate(1)	Initial Maturity Date	Extended Maturity Date(2)
Consolidated
1730 M Street & 1150 17th Street(3)	100.0%	$43,581	L + 1.25%	—	1.77%	11/29/16	11/29/16
4747 Bethesda Avenue	100.0%	12,500	L + 2.75%	—	3.27%	4/29/17	4/29/17
220 20th Street	100.0%	68,789	4.61%	Fixed	4.61%	2/1/18	2/1/18
RTC—West	100.0%	96,630	L + 2.35%	—	2.87%	3/15/17	3/15/18
800 North Glebe Road	100.0%	96,587	L + 2.25%	—	2.77%	6/17/17	6/17/18
North End Retail I	100.0%	7,850	L + 2.25%	—	2.77%	7/31/17	7/31/18
1900 N Street(4)	100.0%	28,140	L + 2.50%	Swap	4.07%	5/8/19	5/8/19
2011 Crystal Drive	100.0%	75,328	7.30%	Fixed	7.30%	8/1/17	8/1/19
1233 20th Street	100.0%	43,836	4.38%	Fixed	4.38%	11/1/19	11/1/19

Asset	JBG SMITH Ownership Percentage	Principal Balance ($000s)	Stated Interest Rate	Interest Rate Hedge	Current Annual Interest Rate(1)	Initial Maturity Date	Extended Maturity Date(2)
Artery Plaza—Senior	100.0%	83,130	L + 1.75%	Cap	2.27%	12/23/18	12/23/19
Artery Plaza—Mezz	100.0%	15,000	L + 7.54%	Cap	8.06%	12/23/18	12/23/19
1900 N Street(5)	100.0%	1,494	4.00%	Fixed	4.00%	1/23/18	1/23/20
Courthouse Plaza One	100.0%	13,791	L + 1.60%	—	2.11%	5/10/17	5/10/20
Courthouse Plaza Two	100.0%	9,459	L + 1.60%	—	2.11%	5/10/17	5/10/20
Summit I & II	100.0%	59,000	L + 1.90%	Cap	2.42%	8/4/20	8/4/20
WestEnd 25	100.0%	101,196	4.88%	Fixed	4.88%	6/1/21	6/1/21
7770 Norfolk	79.9%	55,708	L + 2.40%	Swap	4.85%	7/16/17	7/16/21
Universal Buildings	100.0%	185,000	L + 1.90%	—	2.42%	8/12/19	8/12/21
CEB Tower at Central Place	100.0%	54,099	L + 2.45%	Swap	3.66%	11/7/18	11/7/21
Fort Totten Square	99.4%	72,630	L + 2.15%	Swap	4.23%	4/11/17	4/11/22
2121 Crystal Drive	100.0%	142,227	5.51%	Fixed	5.51%	3/1/23	3/1/23
Falkland Chase—North	100.0%	23,089	L + 2.32%	Cap	2.84%	6/1/23	6/1/23
Falkland Chase—South & West	100.0%	43,138	3.78%	Fixed	3.78%	6/1/23	6/1/23
1221 Van Street	100.0%	2,150	L + 2.65%	—	3.17%	8/31/20	8/31/23
2101 L Street	100.0%	144,135	3.97%	Fixed	3.97%	8/15/24	8/15/24
1215 S. Clark Street, 200 12th Street S., and 251 18th Street S.	100.0%	91,893	7.94%	Fixed	7.94%	1/1/25	1/1/25
Riverhouse Apartments	100.0%	307,710	L + 1.28%	—	1.81%	4/1/25	4/1/25
Payable to Vornado(6)	100.0%	116,232	L + 1.05%	—	1.57%	1/4/20	1/4/20

	99.4%	$1,994,322

Total Premium / Discount		(3,997)

Total Consolidated Indebtedness		$1,990,325

Total Consolidated Indebtedness at JBG SMITH Share		$1,978,693

Unconsolidated
Rosslyn Gateway—North, Rosslyn Gateway—South(7)	18.0%	$44,250	L + 2.50%	—	3.02%	11/8/16	11/8/17
1101 17th Street	55.0%	31,000	L + 1.25%	—	1.77%	1/19/17	1/19/18
Rosslyn Plaza North	50.4%	38,770	L + 2.50%	—	3.02%	3/25/17	3/25/18
Galvan	1.8%	80,334	L + 2.70%	Cap	3.22%	12/12/17	12/12/18
Capitol Point—North	59.0%	10,996	L + 3.50%	Swap	4.12%	3/30/17	3/30/19
The Terano	1.8%	38,026	L + 2.10%	Cap	2.62%	11/8/17	11/8/19
11333 Woodglen Drive	18.0%	13,734	L + 1.90%	Swap	2.63%	1/1/20	1/1/20
The Alaire	18.0%	37,974	L + 2.10%	Cap	2.62%	3/13/18	3/13/20
Atlantic Plumbing	64.0%	88,069	L + 2.25%	Swap	3.67%	9/9/17	9/9/20
L'Enfant Plaza Office—North, L'Enfant Plaza Office—East, L'Enfant Plaza Retail—East, L'Enfant Plaza Retail—West(8)	49.0%	209,408	L + 3.65%	Cap	4.17%	10/1/18	10/1/20
The Foundry	9.9%	44,224	L + 1.85%	Cap	2.37%	12/12/19	12/12/21

Asset	JBG SMITH Ownership Percentage	Principal Balance ($000s)	Stated Interest Rate	Interest Rate Hedge	Current Annual Interest Rate(1)	Initial Maturity Date	Extended Maturity Date(2)
Stonebridge at Potomac Town Center	10.0%	94,113	L + 1.70%	Swap	3.25%	12/10/20	12/10/22
The Warner	55.0%	273,000	3.65%	Fixed	3.65%	6/1/23	6/1/23
Fairway Apartments	10.0%	38,838	L + 1.60%	Swap	3.70%	7/1/22	7/1/25
The Gale Eckington	5.0%	110,165	L + 1.60%	Swap	3.56%	7/31/22	7/31/25
Pickett Industrial Park	10.0%	23,600	L + 1.45%	Swap	3.56%	9/4/25	9/4/25

	33.8%	$1,176,501

Total Premium / Discount		(2,684)

Total Unconsolidated Indebtedness		$1,173,817

Total Unconsolidated Indebtedness at JBG SMITH Share		$396,429

At Share:
Total Principal Balance Outstanding		$2,379,811

Total Premium / Discount		(4,689)

Total Indebtedness		$2,375,122

(1)
LIBOR is assumed to be 0.52 percent for loans which are denoted as floating with cap or floating (no hedge).

(2)
Represents the maturity date based on execution of all extension options. Many of these extensions are subject to lender covenant tests.

(3)
The maturity date was extended for three months in November 2016.

(4)
This loan is collateralized by a portion of the 1900 N Street assemblage referred to as 1920 N Street. The remaining portion of the property is encumbered by a separate loan.

(5)
This loan is collateralized by a portion of the 1900 N Street assemblage referred to as 1253 20th Street. The remaining portion of the property is encumbered by a separate loan.

(6)
The mortgage loan is secured by Bowen Building ($115,630,000 principal balance and $602,000 accrued interest). The mortgage will be assigned to JBG SMITH and the note will be repaid with new financing proceeds from JBG SMITH.

(7)
In November 2016 we refinanced Rosslyn Gateway—North and South, paying off this loan and replacing it with a $46,000,000 loan that matures in November 2019 and has a floating interest rate of L + 2.00%.

(8)
The base rate for the loan is 3 month LIBOR, which was 0.84 percent as of September 30, 2016.

Our Joint Venture Arrangements

              We own a significant number of our assets through joint ventures with third parties. The tables below identify our joint venture partners, or their affiliated sponsor, and the assets that we held through such joint ventures as of September 30, 2016 separated by those assets we expect to consolidate in the combined company's financial statements after the combination and those we do not expect to consolidate.

 Consolidated Joint Ventures

	Asset Type	City	Submarket	Our Percent Ownership	Total Rentable Square Feet(1)
Consolidated(2)
MRP Realty
Potomac Yard Land Bay G	Future Development	Alexandria, VA	Potomac Yard	98.0%	823,000
1111 Property Associates
Fort Totten Square	Multifamily	Washington, DC	Brookland/Fort Totten	99.4%	384,956
Akridge
West Half III	Multifamily	Washington, DC	Ballpark/Southeast	94.2%	209,898
West Half II	Multifamily	Washington, DC	Ballpark/Southeast	94.2%	172,502

Total Akridge					382,400

CIM Group and Ross
7770 Norfolk	Multifamily	Bethesda, MD	Bethesda CBD	79.9%	208,674

Total Consolidated					1,799,030

Note: Table shown at 100 percent share.

(1)
For assets under construction and near-term development and future developments assets, represents management's estimate based on current design plans as of September 30, 2016.

(2)
On a pro forma basis we expect to consolidate these joint ventures in our formation transactions in accordance with US GAAP.

Unconsolidated Joint Ventures

	Asset Type	City	Submarket	Our Percent Ownership	Total Rentable Square Feet(1)
Unconsolidated(2)
MFP-JBGU
L'Enfant Plaza Office—East	Office	Washington, D.C.	Southwest	49.0%	438,900
L'Enfant Plaza Office—North	Office	Washington, D.C.	Southwest	49.0%	306,190
L'Enfant Plaza Office—Southeast	Office	Washington, D.C.	Southwest	49.0%	214,642
L'Enfant Plaza Retail	Office	Washington, D.C.	Southwest	49.0%	149,978
Rosslyn Gateway—North	Office	Arlington, VA	Rosslyn	18.0%	144,831
Rosslyn Gateway—South	Office	Arlington, VA	Rosslyn	18.0%	105,723
NoBe II Office	Office	Rockville, MD	Rockville Pike Corridor	18.0%	139,550
11333 Woodglen Drive	Office	Rockville, MD	Rockville Pike Corridor	18.0%	63,650
Galvan	Multifamily	Rockville, MD	Rockville Pike Corridor	1.8%	390,663
The Alaire	Multifamily	Rockville, MD	Rockville Pike Corridor	18.0%	266,497
The Terano	Multifamily	Rockville, MD	Rockville Pike Corridor	1.8%	199,768
NoBe II Land	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	589,000
Rosslyn Gateway—North Land	Future Development	Arlington, VA	Rosslyn	18.0%	311,000
Rosslyn Gateway—South Land	Future Development	Arlington, VA	Rosslyn	18.0%	498,500
Capitol Point—North	Future Development	Washington, D.C.	NoMa	59.0%	409,000
Capitol Point—North Option	Future Development	Washington, D.C.	NoMa	59.0%	439,000
L'Enfant Plaza Office—Center	Future Development	Washington, D.C.	Southwest	49.0%	350,000
Courthouse Metro Land	Future Development	Arlington, VA	Clarendon/Courthouse	18.0%	286,500
Courthouse Metro Land—Option	Future Development	Arlington, VA	Clarendon/Courthouse	18.0%	62,500
5615 Fishers Drive	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	106,500
12511 Parklawn Drive	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	6,500
Woodglen	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	—
Twinbrook	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	—

Total MFP-JBGU					5,478,892

CBREI Venture
Pickett Industrial Park	Office	Alexandria, VA	Eisenhower Avenue	10.0%	246,145
The Foundry	Office	Washington, DC	Georgetown	9.9%	234,948
The Gale Eckington	Multifamily	Washington, DC	H Street/NoMa	5.0%	466,716
Fairway Apartments	Multifamily	Reston, VA	Reston	10.0%	371,204
Atlantic Plumbing	Multifamily	Washington, DC	U Street/Shaw	64.0%	245,527
Stonebridge at Potomac Town Center—Phase I	Retail	Woodbridge, VA	Prince William County	10.0%	482,619
Stonebridge at Potomac Town Center—Phase II	Future Development	Woodbridge, VA	Prince William County	10.0%	47,000
Stonebridge Land	Future Development	Woodbridge, VA	Prince William County	10.0%	206,500
Fairway Land	Future Development	Reston, VA	Reston	10.0%	521,500

Total CBREI Venture					2,822,159

Gould
Rosslyn Plaza North	Office	Arlington, VA	Rosslyn	50.4%	278,177
Rosslyn Plaza E	Office	Arlington, VA	Rosslyn	43.7%	153,376
Rosslyn Plaza	Multifamily	Arlington, VA	Rosslyn	43.7%	252,884
Rosslyn Land	Future Development	Arlington, VA	Rosslyn	43.7%	1,499,500

Total Gould					2,183,937

Canadian Pension Plan Investment Board
The Warner	Office	Washington, DC	East End	55.0%	621,356
1101 17th Street	Office	Washington, DC	CBD	55.0%	215,511

Total Canadian Pension Plan Investment Board					836,867

Forest City
Waterfront Station	Future Development	Washington, DC	Southwest	2.5%	739,000
Brandywine
1250 1st Street	Future Development	Washington, DC	NoMa	30.0%	265,000
50 Patterson Street	Future Development	Washington, DC	NoMa	30.0%	175,500
51 N Street	Future Development	Washington, DC	NoMa	30.0%	177,000

Total Brandywine					617,500

	Asset Type	City	Submarket	Our Percent Ownership	Total Rentable Square Feet(1)
MRP Realty
965 Florida Avenue	Future Development	Washington, DC	U Street/Shaw	70.0%	397,000
JP Morgan
Investment Building	Office	Washington, DC	East End	5.0%	399,600
Lionstone
Potomac Yard Land Bay F	Future Development	Alexandria, VA	Potomac Yard	0.0%	—

Total Unconsolidated					13,474,955

Note: Table shown at 100 percent share.

(1)
For assets under construction and near-term development and future developments assets, represents management's estimate based on current design plans as of September 30, 2016.

(2)
We do not anticipate consolidating these joint ventures in our financial statements following the formation transactions.

MRP Realty

              Through a joint venture with MRP Realty, we own a 98% interest in the Potomac Yard Land Bay G future development asset. Our equity interest is subject to a promoted interest for the benefit of MRP Realty if certain return thresholds are met. We are the managing member of this venture and, in such capacity, we exercise day-to-day management control over the venture's asset, subject to certain customary major decision rights in favor of MRP Realty, which include approval over sales and financing of the underlying asset.

              In the event that MRP Realty does not approve a proposed major decision, we have the ability to override their major decision vote, in which event MRP Realty may trigger a buy-sell right with respect to interests in the venture. Forced sale rights are also expected to be included in venture agreements which may be entered into in connection with the vertical developments to be constructed on these assets.

              Additionally, we own a 70% interest in the 965 Florida Avenue future development asset through a separate joint venture with MRP Realty. MRP Realty acts as the managing member of the venture and is entitled to a promoted interest if certain return thresholds are met with respect to the asset. As the managing member of this venture, MRP Realty exercises day-to-day management control over the asset, subject to customary major decision rights in our favor, which include approval over sales and financing of the property. A buy-sell right is available with respect to major decision deadlocks. Forced sale rights are also expected to be included in venture agreements which may be entered into in connection with the vertical developments to be constructed on this asset.

1111 Property Associates

              Through joint ventures with entities affiliated with 1111 Property Associates, we own a 99.4% interest in the Fort Totten Square multifamily asset. We act as managing member of the venture and are entitled to receive our pro rata share of the available cash for distribution from the venture, subject to a promoted interest that may be paid to 1111 Property Associates if certain return thresholds are met. As the managing member of the venture, we control all decisions with respect to the asset, including sale and financing decisions.

Akridge

              Through joint ventures with Akridge, we own 94.2% interests in two multifamily near-term development assets. As the managing member of each of these ventures, we control all decisions with respect to each asset, including sale and financing decisions.

CIM Group and ROSS

              Through a joint venture with CIM Group and ROSS Development & Investment, we own a 79.9% interest in the 7770 Norfolk multifamily asset. We act as the managing member with respect to the venture and are entitled to a promoted interest if certain return thresholds are met and, upon the satisfaction of certain additional return thresholds, we are required to pay a promoted interest to our partners. As the managing member of the venture, we exercise day-to-day management control over the asset, subject to certain limited consent rights in favor of CIM Group. After the expiration of a lockout period, CIM Group may exercise certain buy-sell rights with respect to the venture, and we may exercise such buy-sell rights in the event CIM Group fails to give consent for an action proposed by us that requires their consent. ROSS has tag-along rights with respect to any buy-sell right action taken by CIM Group or us, pursuant to which ROSS may elect to participate in the buy-sell right with respect to its interest in the venture or retain its membership interest in the venture.

MFP-JBGU

              Through a joint venture with MFP-JBGU, which we refer to as JBG Urban, we own an 18.0% interest in eight office, three multifamily and 12 future development assets. We act as managing member of this venture and are entitled to a promoted interest if certain return thresholds are met, in addition to our equity ownership interest. As the managing member of this venture, we exercise day-to-day management control over the assets owned by the venture, subject to certain customary major decision rights in favor of MFP-JBGU, which include approval over sales and financings of the assets. The joint venture parties have certain rights to initiate the sale of the venture's assets.

              In addition to the assets wholly owned by JBG Urban joint venture, JBG Urban owns a 10% interest in certain assets, with the result that we own an effective 1.8% interest in those assets. With respect to certain assets, JBG Urban's joint venture partner is one of our investment funds, resulting in ownership by us, both directly and indirectly through JBG Urban, of significantly more than 18% in these assets, as reflected in the table above.

CBREI Venture

              Through a joint venture with CB Richard Ellis Investors, or CBREI, we own a 5.0% interest in The Gale Eckington multifamily asset, a 10.0% interest in the Fairway multifamily asset and corresponding future development asset, a 9.9% interest in The Foundry office asset, a 10.0% interest in the Pickett Industrial Park office asset, a 10.0% interest in the Stonebridge at Potomac Town Center—Phase I retail asset and two corresponding future development assets, and a 64.0% interest in the Atlantic Plumbing multifamily asset. Our 9.9% interest in The Foundry office asset reflects an assignment of a small portion of the venture's interest in this asset to an unrelated third-party partner. We act as managing member of the venture and are entitled to a promoted interest if certain return thresholds are met, in addition to our equity ownership interest. As the managing member of each of these ventures, we exercise day-to-day management control over each asset, subject to certain customary major decision rights in favor of CBREI, which include approval over sales and financings of the assets. In the event of a deadlock with respect to any major decision, either partner may exercise certain buy-sell rights with respect to the interests in the applicable venture. Additionally, after the expiration of lock-out periods relating to each of the venture's assets, either partner may initiate a sale with respect to such asset.

Gould Properties

              Through joint ventures with Gould Properties Limited Partnership, we own interests in two office assets, the Rosslyn Plaza multifamily assets, and one corresponding future development asset ranging from 43.7% to 50.4%. We act as managing member, as well as the tax matters member, and exercise day-to-day management control over the assets, subject to certain customary major decision rights, which include approval over asset sales.

Canada Pension Plan Investment Board

              Through two joint ventures with Canada Pension Plan Investment Board, we own a 55.0% interest in two office assets. We act as managing member, as well as the tax matters member, and exercise day-to-day management control over the assets, subject to certain customary major decision rights.

Forest City

              Through a joint venture managed by Forest City we own a 2.5% interest in the Waterfront Station future development asset. We are not the managing member nor do we act as the tax matters partner with respect to the venture and are entitled to a promoted interest if certain return thresholds are met. We do not have control over the day-to-day management of the asset.

Brandywine

              Through joint ventures with the Brandywine Realty Trust, or Brandywine, we own 30.0% interests in three future development assets. We act as the managing member of each of these ventures and are entitled to a promoted interest if certain return thresholds are met with respect to each asset. As the managing member of each of these ventures, we exercise day-to-day management control over each asset, subject to certain customary major decision rights in favor of Brandywine, which include approval over financings of the assets. In the event of a deadlock with respect to any major decision, either partner may exercise certain buy-sell rights with respect to interests in the applicable venture, other than during the construction phase for the applicable asset. Upon the earlier to occur of the satisfaction of certain development milestones or May 2020, we and Brandywine have a right to initiate a sale of each venture's assets.

JPMorgan

              Through a joint venture with JPMorgan, we own a 5.0% interest in the Investment Building office asset. We act as the managing general partner, as well as the tax matters partner, with respect to the venture and are entitled to a promoted interest if certain return thresholds are met. As managing general partner of the venture, we exercise day-to-day management control over the asset, subject to certain customary major decision rights, which include approval over asset sales and entering into leases over 5,000 square feet.

Lionstone

              Through a joint venture with Lionstone, we act as the master developer for the Potomac Yards Land Bay F future development asset. We do not currently own equity in the joint venture, but in connection with our role as the master developer, we and certain members of our management team are entitled to a promoted interest if certain return thresholds are met with respect to the asset. The venture is managed by individuals elected by Lionstone. Upon termination of the pre-development management agreement or the related agreements for certain causes or the occurrence of certain buyout events, Lionstone is entitled to exercise an option to purchase our interests in the venture.

JBG Excluded Assets

              Certain JBG Funds continue to own assets that will not be contributed to JBG SMITH as part of the combination. The JBG Excluded Assets are not becoming part of our portfolio because they are not consistent with our long-term business strategy. The JBG Excluded Assets can generally be categorized as follows:

  •
  Condominiums and Townhomes.  The JBG Funds own a number of condominium and townhome assets that we are not acquiring because they are not part of our long-term strategy.

  •
  Hotels.  The JBG Funds own a number of hotels that we are not acquiring because we do not intend for hotels to be one of our primary asset classes going forward.

  •
  Assets Likely to be Sold in the Near-Term.  The JBG Funds own certain assets that we are not acquiring because they are under contract for sale, being marketed for sale or likely to be marketed for sale in the near term.

  •
  Assets Located in Non-Core Markets or Non-Metro-Served.  The JBG Funds own several assets that we are not acquiring because they are located in markets that are not core markets for us going forward.

  •
  Noncontrolling Joint Venture Interests.  The JBG Funds own minority, noncontrolling interests in certain joint ventures which own assets that we are not acquiring because the joint venture partner has consent rights over the transfer of the JBG Fund's interests and such consent is not likely to be granted.

  •
  Single-Tenant Leased GSA Assets.  The JBG Funds own certain single-tenant leased GSA assets that we are not acquiring because they are encumbered with long-term, hyper-amortizing bond financing that results in minimal current cash flow generation and is not consistent with our financing strategy.

Financing

              Our strategy is to generally use non-recourse asset-level financing to maintain balance sheet flexibility. We intend to strategically recycle capital from mature, lower-growth assets and redeploy it into higher-growth, value-added opportunities and to selectively joint venture new developments.

              Upon completion of the separation, we expect to assume all of the existing secured, property-level indebtedness related to the JBG SMITH portfolio. As of September 30, 2016, on a pro forma basis, JBG SMITH had approximately $2.0 billion aggregate principal amount of consolidated debt outstanding ($2.0 billion at our share) and our unconsolidated joint ventures had approximately $1.2 billion aggregate principal amount of debt outstanding ($400 million at our share), resulting in a total of approximately $2.4 billion aggregate principal amount of debt outstanding at our share. We will have a well-staggered debt maturity schedule over the next five years, particularly considering our existing as-of-right extension options. We will have significant liquidity upon the completion of the separation and combination with over $             million of cash and a $            revolving credit facility under which we expect to have significant borrowing capacity.

              We look at several metrics to assess overall leverage levels, including debt to total asset value and total debt to net operating income ratios. We expect that we may, from time to time, re-evaluate our strategy with respect to leverage in light of the current economic conditions; relative costs of debt and equity capital; market values of our assets; acquisition, development, and expansion opportunities; and other factors, including meeting the taxable income distribution requirement for REITs under the Code in the event we have taxable income without receipt of cash sufficient to enable us to meet such distribution requirements. Our preference is to obtain fixed rate, long-term debt for our assets.

Competition

              The leasing of real estate is highly competitive in the markets in which we operate. We compete with numerous acquirers, developers, owners and operators of commercial real estate, many of which own or may seek to acquire or develop assets similar to ours in the same markets in which our assets are located. The principal means of competition are rent charged, location, services provided and the nature and condition of the facility to be leased. In addition, we face competition from other real estate companies including other REITs, private real estate funds, domestic and foreign financial institutions, life insurance companies, pension trusts, partnerships, individual investors and others that may have greater financial resources or access to capital than we do or that are willing to acquire assets in transactions which are more highly leveraged or are less attractive from a financial viewpoint than we are willing to pursue. If our competitors offer space at rental rates below current market rates, below the rental rates we currently charge our tenants, in better locations within our markets or in higher quality facilities, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants' leases expire.

Seasonality

              Our revenues and expenses are, to some extent, subject to seasonality during the year, which impacts quarterly net earnings, cash flows and funds from operations, and therefore impacts comparisons of the current quarter to the previous quarter. We have historically experienced higher utility costs in the first and third quarters of the year.

Employees

              Following the separation and the combination, we expect to have over 1,100 employees.

Insurance

              Vornado maintains general liability insurance with limits of $300,000,000 per occurrence and all-risk property and rental value insurance coverage with limits of $2.0 billion per occurrence, with sub-limits for certain perils such as floods and earthquakes on each of Vornado's properties. Vornado also maintains coverage for terrorist acts with limits of $4.0 billion per occurrence and in the aggregate, and $2.0 billion per occurrence and in the aggregate for nuclear, biological, chemical and radiological ("NBCR") terrorism events, as defined by the Terrorism Risk Insurance Program Reauthorization Act, which expires in December 2020. Insurance premiums are charged directly to each of the Washington, DC properties. JBG SMITH intends to obtain appropriate insurance coverage on its own and coverages may differ from those noted above. Also, the resulting insurance premiums may differ materially from amounts included in the accompanying combined financial statements. JBG SMITH will be responsible for deductibles and losses in excess of insurance coverage, which could be material.

              JBG SMITH's mortgage loans are generally non-recourse and contain customary covenants requiring adequate insurance coverage. Although we believe that we currently have adequate insurance coverage for purposes of these agreements, we may not be able to obtain an equivalent amount of coverage at reasonable costs in the future. If lenders insist on greater coverage than JBG SMITH is able to obtain, it could adversely affect the ability to finance or refinance the properties.

Legal Proceedings

              We are from time to time involved in legal actions arising in the ordinary course of business. In our opinion, after consultation with legal counsel, the outcome of such matters is not expected to have a material adverse effect on our financial position, results of operations or cash flows.

Environmental Matters

              Under various federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on such real estate. These laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of remediation or removal of such substances may be substantial and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. In connection with our ownership and operation of our assets, we may be potentially liable for such costs. The operations of current and former tenants at our assets have involved, or may have involved, the use of hazardous materials or generated hazardous wastes. The release of such hazardous materials and wastes could result in our incurring liabilities to remediate any resulting contamination if the responsible party is unable or unwilling to do so. In addition, our assets are exposed to the risk of contamination originating from other sources. While a property owner generally is not responsible for remediating contamination that has migrated onsite from an offsite source, the contaminant's presence can have adverse effects on operations and re-development of our assets.

              Most of our assets have been subject, at some point, to environmental assessments that are intended to evaluate the environmental condition of the subject and surrounding assets. These environmental assessments generally have included a historical review, a public records review, a visual inspection of the site and surrounding assets, screening for the presence of asbestos-containing materials, polychlorinated biphenyls and underground storage tanks and the preparation and issuance of a written report. Soil and/or groundwater testing is conducted at our assets, when necessary, to further investigate any issues raised by the initial assessment that could reasonably be expected to pose a material concern to the property or result in us incurring material environmental liabilities. They may not, however, have included extensive sampling or subsurface investigations. In each case where the environmental assessments have identified conditions requiring remedial actions required by law, we have initiated the appropriate actions.

              None of the environmental assessments conducted by us at the assets have revealed any environmental liability that we believe would have a material adverse effect on our overall business, financial condition or results of operations. Nevertheless, it is possible that these assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which we are unaware.

Other Policies

              The following is a discussion of our Investment Policies, Financing Policies, Conflicts of Interest Policies and certain other policies. One or more of these policies may be amended or rescinded from time to time without a shareholder vote.

    Investment Policies

              We are in the business of owning and operating office, multifamily, retail and future development assets in high barrier-to-entry submarkets in the Washington, DC metropolitan area. We may seek to make acquisitions in similar high barrier-to-entry markets.

              Subject to REIT limitations, we may invest in the securities of other issuers in connection with acquisitions of indirect interests in real estate. Such an investment would normally be in the form of general or limited partnership or membership interests in special purpose partnerships and limited liability companies that own one or more assets.

              We do not base our acquisitions and investments on specific allocations by type of property. As part of Vornado, we have historically held our assets for long-term investment. It is possible, however, that assets in our portfolio may be sold when circumstances warrant. Further, we have not adopted a policy that limits the amount or percentage of assets which could be invested in a specific property or property type. While we may seek the vote of our shareholders in connection with any particular material transaction to the extent required by applicable law, generally our activities are reviewed and may be modified from time to time by our board of trustees without the vote of our shareholders.

              Vornado and its affiliates have no input or effect upon our investment decisions, whether through the Transition Services Agreement or otherwise, although trustees or employees of Vornado will serve as trustees or employees of JBG SMITH.

    Financing Policies

              We expect to access the public and private debt and equity capital markets to raise the funds necessary to finance operations, acquisitions, development and redevelopment opportunities, and to refinance maturing debt. We expect that we will have to comply with customary covenants contained in any financing agreements that could, among other things, limit our ratio of debt to total assets or market value. We have not determined any specific leverage targets.

              If our board of trustees determines to seek additional capital, we may raise such capital by offering equity or debt securities, creating joint ventures with existing ownership interests in assets, entering into joint venture arrangements for new acquisition and development projects, retaining cash flows or a combination of these methods. If the board of trustees determines to raise equity capital, it may, without shareholder approval, issue additional common shares or other shares of beneficial interest. The board of trustees may issue shares in any manner and on such terms and for such consideration as it deems appropriate. Such securities may be senior to the outstanding classes of common shares. Such securities also may include additional classes of preferred shares, which may or may not be convertible into common shares. Existing shareholders have no preemptive right to purchase shares in any subsequent offering of our securities. Any such offering could dilute a shareholder's investment in us.

              We expect most future borrowings would be made through JBG SMITH LP or its subsidiaries. We might, however, incur borrowings at JBG SMITH that would be reloaned to JBG SMITH LP. Borrowings may be in the form of bank borrowings, publicly and privately placed debt instruments, or purchase money obligations to the sellers of assets. Any such indebtedness may be secured or unsecured. Any such indebtedness may also have full or limited recourse to the borrower or be cross-collateralized with other debt, or may be fully or partially guaranteed by JBG SMITH LP. Although we may borrow to fund the payment of dividends, we currently have no expectation that we will regularly do so.

              We may also finance acquisitions through the issuance of common shares or preferred shares, the issuance of additional units of partnership interest in JBG SMITH LP, the issuance of preferred units of JBG SMITH LP, the issuance of other securities including mortgage debt or sale or exchange of ownership interests in assets.

              JBG SMITH LP may also issue units to transferors of assets or other partnership interests which may permit the transferor to defer gain recognition for tax purposes.

              We do not have a policy limiting the number or amount of mortgages that may be placed on any particular property. Mortgage financing instruments, however, usually limit additional indebtedness on such assets. Additionally, other contracts may limit our ability to borrow and contain limits on the amount of secured indebtedness we may incur.

              Typically, we will invest in or form special purpose entities to assist us in obtaining secured permanent financing at attractive terms. Permanent financing may be structured as a mortgage loan on a single property, or on a group of assets, and will generally require us to provide a mortgage lien on the property or assets in favor of an institutional third party, as a joint venture with a third party, or as a securitized financing. For securitized financings, we may create special purpose entities to own the assets. These special purpose entities, which are common in the real estate industry, are intended to be structured so that they would not be consolidated in a bankruptcy proceeding involving a parent company. We will decide upon the structure of the financing based upon the best terms then available to us and whether the proposed financing is consistent with our other business objectives. For accounting purposes, we will include the outstanding securitized debt of special purpose entities owning consolidated assets as part of our consolidated indebtedness.

    Conflicts of Interest Policies

              Following the distribution of our common shares by Vornado, we expect to have policies designed to reduce or eliminate potential conflicts of interest. We expect to adopt governance guidelines governing our affairs and those of our board of trustees (the "Governance Guidelines"), as well as written charters for each of the standing committees of our board of trustees.

              In addition, we expect to have a Code of Business Conduct and Ethics, which will apply to all of our officers, trustees, and employees. Any transaction between us and any officer, trustee, or 5% shareholder must be approved pursuant to the related party transaction policy we expect to adopt.

              At least a majority of the members of our board of trustees and every member of our nominating and governance committee, audit committee and compensation committee must qualify as independent under the listing standards for companies.

    Certain Other Policies

              We intend to make investments which are consistent with our qualification as a REIT, unless the board of trustees determines that it is no longer in our best interests to so qualify as a REIT.

              We may issue senior securities, purchase and sell investments, offer securities in exchange for property and repurchase or reacquire shares or other securities in the future. To the extent we engage in these activities, we will comply with applicable law. We do not currently intend to repurchase or otherwise reacquire our common shares. We do not intend to underwrite the securities of other issuers.

              We will make reports to our security holders in accordance with the NYSE rules and containing such information, including financial statements certified by independent public accountants, as required by the NYSE.

              We do not currently have policies in place with respect to making loans to other persons (other than our conflict of interest policies described above).

INDUSTRY OVERVIEW AND MARKET OPPORTUNITY

Washington, DC Metropolitan Area Market Opportunity

              Unless otherwise indicated, all information in this Industry Overview and Market Opportunity section is derived from the market study prepared for us by JLL, a nationally recognized real estate consulting firm, and such information is included in this information statement in reliance on JLL's authority as an expert in such matters. JLL generally states that the information it provides has been obtained from sources believed to be reliable, but the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and JLL's experience in the industry, and there is no assurance that any of the projections or forecasts will be achieved. We believe that the surveys and market research JLL has performed are reliable, but we have not independently verified this information.

              Washington, DC is one of the world's premier gateway markets, an international hub of economic activity, and the capital of the United States government. The Washington, DC metropolitan area is home to an affluent and well-educated population, featuring the highest median household income and educational attainment of any Major Metropolitan Area (as defined below) in the United States. Moreover, the region features several top-tier universities, 15 Fortune 500 company headquarters and hundreds of think tank and non-profit organizations. This diversified community of businesses and institutions, along with an established governmental presence, provides a stable and growing economic foundation for the region. These factors provide the underpinnings of demand within the local real estate market.

              The Washington, DC metropolitan area encompasses the District of Columbia, as well as Suburban Maryland and Northern Virginia. JBG SMITH's portfolio of assets is concentrated in strategic submarkets within the Washington, DC metropolitan area that share several key attributes, including densely-populated, urban-infill, Metro-served locations with high barriers to new development due to limited available land and/or entitlement constraints. The following sections present a summary of JBG SMITH's current submarkets, along with detail on their respective economic drivers, demographics, and office and multifamily real estate markets.

              The map below illustrates the constituent counties of the Washington, DC Metropolitan Statistical Area, or MSA, as well as the counties covered by JLL's definition of "The Market," which includes Washington, DC; Northern Virginia, encompassing Arlington County, Fairfax County, Loudoun County, Prince William County and the cities of Alexandria, Falls Church, Fairfax, Manassas and Manassas Park and Suburban Maryland, comprised of Montgomery, Frederick and Prince George's Counties. Note that real estate data quoted in this section is only for those areas within JLL's definition of the Market. Economic data refers to the Washington, DC Metropolitan Statistical Area (MSA).

              The Washington, DC metropolitan area is one of the most stable and resilient economies and real estate markets in the United States. The Washington, DC metropolitan area market cycle has historically exhibited a recession-resilient tendency compared to other metro regions. During periods of economic downturn, the federal government has provided a buffer to economic shock, as well as stability and growth in the market.

              Since 1990, the Washington, DC metropolitan area has experienced positive job growth in 23 of 26 years, with average annual job growth of 1.4%. In comparison, during the same time period, the New York metro area experienced job growth in 20 of 26 years, with average annual job growth of 0.6%, and the San Francisco metro area has experienced job growth in 19 of 26 years, with average annual job growth of 0.9%.

              The Washington, DC metropolitan area office market has experienced positive net absorption in 22 of the past 26 years. Over those 26 years, the office market has posted a net absorption as a percent of inventory ratio of 2.5%, substantially higher than the U.S. ratio of 1.1% over the same time period. Rents have also consistently followed this upward trajectory. Since 1990, there have been just six years where rents have remained flat or declined, with the average annual growth of 2.8%.

              From a multifamily perspective, demand levels have consistently increased across the Washington, DC metropolitan area multifamily market. Since 2011, net absorption to inventory ratios averaged 2.1%, compared to the 1.4% experienced across the United States. While rents increased at slightly lower rates than the overall United States due to greater supply additions, asking rents across the region have increased each year over the past decade, averaging annual growth of 2.9% since the beginning of 2003 as of the end of the third quarter of 2016.

              Population growth across the region has grown 91% faster than the broader United States and migration to urban areas has positioned the multifamily market extremely well over the past seven years, with many submarkets, such as NoMa, Southeast, the Rockville Pike Corridor and Potomac Yard, emerging over that timeframe.

Recent Washington, DC Metropolitan Area Performance Has Bottomed and is Now Recovering

              While the Washington, DC metropolitan area was historically one of the most consistent economies and office real estate markets in the United States prior to 2007, several factors disrupted that performance over the past eight years. From 2007 through 2010, a large speculative development cycle in the regional office market delivered 25.3 million square feet of space to the market. With a significant amount of speculative space delivering, vacancy rates shifted from a low of 8.1% in 2006 to 12.7% in 2010. At the same time vacant supply was added to the market, the Washington, DC metropolitan area went into a mild recession, primarily impacting private entities such as law firms, which gave back 4.6 million square feet of space in rightsizing efforts from 2008 through 2015. Stimulus spending during the recession was largely responsible for initially isolating the government and its contractors from the most acute impacts of the recession.

              The Washington, DC metropolitan area was largely insulated from the national recession in late 2009 and early 2010 with nearly 7.2 million square feet of occupancy growth in 2010 fueled by substantial increases in government budgets, and employment as a result of stimulus funding. In fact, in 2010 the Washington, DC metropolitan area accounted for 70% of national office net absorption. However, that growth was limited as federal deficits soared above one trillion dollars annually and long-term debt levels reached new heights. As a result of those soaring spending levels, the federal government shifted from investing to saving and sequestration followed. Sequestration, which mainly impacted government contractors and federal government agencies, combined with BRAC implementation, which shifted Department of Defense real estate from leased space to owned bases, contributed to 5.2 million square feet of occupancy losses from 2012 through 2014, mainly in Northern Virginia. All move-outs related to the most recent (2005-2011) round of BRAC are complete.

              All of these examples point to an unusual aberration in the Washington, DC metropolitan area's otherwise strong historical performance. As of the third quarter of 2016, it is expected that both the local economy and real estate markets, particularly the office sector, which had been lagging, have reached bottom and are displaying signs of growth. The Washington, DC metropolitan area has seen positive job growth for the past seven consecutive years, and September 2016 employment gains (+85,200 jobs year-over-year) marked the strongest rate of expansion since January 2001. That job growth has translated into net absorption and modest rent growth (1.7% year-over-year across the Washington, DC metropolitan area).

              In recent years, divided government and sequestration have left the Washington, DC metropolitan area economy and real estate market in a slow-growth environment, placing the Washington, DC metropolitan area in a lagging position behind other Major Metropolitan Areas. However, over the past 18 months, consistent signs of a strong and diversified recovery have emerged across the Washington, DC metropolitan area. Recent federal deficits registered a quarter of the peak levels six years ago, federal employment has climbed by 8,800 jobs over the past 29 months and procurement spending levels have reached bottom with significant increases materializing in high-growth areas such as cybersecurity. All of this has fueled the highest regional job growth equating to 2.7% annual growth since 2001, surpassing the long-term Washington, DC metropolitan area average and the current United States average.

              Economic demand has driven real estate demand. Regional office absorption levels surpassed 500,000 square feet in year-to-date 2016 (as of Q3 2016) for the first time since 2010 and rents within all Metro-served area submarkets have surpassed the prior peak levels of 2007. Additionally, annual supply completions for the Washington, DC metropolitan area are expected to average 3.1 million square feet from 2017 to 2019, compared to 9.0 million square feet from 2006 to 2009. The Washington, DC metropolitan area is forecast to surpass national and major peer markets in terms of both economic and office real estate growth over the next 36 months. Peer markets are defined in this section of the information statement as the "Major Metropolitan Areas" within the United States, which are the metro areas of Atlanta, Boston, Chicago, Dallas, Houston, Los Angeles, Miami, New York, Philadelphia, Phoenix, San Francisco and Seattle. While certain of these markets, such as Houston, have already peaked, and other peer markets, such as Seattle and San Francisco, move closer to record highs, the Washington, DC metropolitan area office recovery is, we believe, in its early stages.

              Based on this renewed private sector demand, political alignment which historically drives above-average growth and a supply-constrained environment, the Washington, DC metropolitan area is expected to have several years of economic and real estate advancement ahead. With the regional economy and office market now at bottom, the region's real estate industry is uniquely positioned to experience a stronger recovery over the next 24 to 36 months compared to comparable gateway markets.

Washington, DC Metropolitan Area Overview

Economic Trends

              The Washington, DC metropolitan area is the sixth largest economy in the United States, with an annual gross metropolitan product of more than $491 billion and a population of more than six million local residents. The region has exhibited growth over the past 15 years, with economic output and total employment growing over 40% and 20%, respectively, since 2000. This exceeds the growth of both the broader United States and most other peer markets nationwide during the same time period. As of September 2016, the Washington, DC metropolitan area, unemployment rate was 3.9%, which is 40 basis points lower than the prior year and 100 basis points below the U.S. average.

Washington, DC Metropolitan Area Employment Growth As of September 2016 12-month % change	Washington, DC Metropolitan Area Gross Metropolitan Product Growth As of September 2016 12-month % change

Source: JLL, U.S. Bureau of Labor Statistics	Source: JLL, U.S. Bureau of Economic Analysis

Gross Metropolitan Product Growth Across Major Metropolitan Areas
2000 – 2015

Source: JLL

              The regional economy has traditionally been driven by the core industries of government, federal contracting, professional services, defense and engineering. The federal government has historically acted as a stabilizing presence within the region, providing resiliency through economic cycles, as federal spending has generally been countercyclical and grown on average at more than twice the rate of annual U.S. gross domestic product, or GDP, since the 1960s as shown in the chart below.

Annual Federal Outlays vs. Annual GDP
As of September 2016
% change

Source: JLL

              It is expected that the recent economic contraction and stagnancy period resulting from divided government and budget sequestration is behind the region, and recovery and growth are pushing forward and diversifying from its traditional government base to more of a commercial base dominated by professional and business services and high growth segments such as cybersecurity, intelligence, life sciences and technology.

              While the region has historically benefited from government spending, the Washington, DC metropolitan area economy is diversifying away from reliance on government expenditures and expanding toward a broader base of private sector, non-governmental services. Federal government output from 2000 to 2011 rose by 27.8 percent, resulting in the federal government comprising 13.3 percent of gross metropolitan product growth. Since 2011, however, federal government output has declined by 1.4 percent—largely a result of political gridlock and sequestration—which contrasts with a 3.7 percent increase in gross metropolitan product in all other sectors, with notable increases in professional services, information (particularly cyber-technology), finance, healthcare and education. This decoupling is emblematic of the region's diversification and reduced reliance on the federal government to drive business, economic and population growth. New emerging sectors have helped propel recent job creation, and now account for the largest share of jobs created in the Washington, DC metropolitan area. Since 2000, economic gains have been led by non-governmental sectors, including professional and business services (6.0% annual growth), healthcare and social assistance (4.0% annual growth) and financial services (3.9% annual growth). According to the U.S. Bureau of Labor Statistics, the fastest growing industries in the Washington, DC MSA over the past 12 months have been education and health services, professional and business services, and leisure and hospitality.

The fastest growing industries in the commercial office market have been cybersecurity, life sciences and technology.

Washington, DC Metropolitan Area Economic Growth by Industry From 2000 to Present as of September 2016	Washington, DC Metropolitan Area Current Economic Breakdown by Industry As of September 2016

Source: JLL	Source: JLL

Demographic Attributes

              The Washington, DC metropolitan area is one of the most affluent, well-educated and fastest growing regions in the nation. The region features the highest median household income and educational attainment of any Major Metropolitan Area market in the United States, and from 2010 through 2015, has exhibited the fourth highest population growth among Major Metropolitan Areas, behind only Houston, Dallas and Phoenix, increasing by 8.2% during this time. Since 2000, the Washington, DC metropolitan area population has grown by 27.1% compared to other Major Metropolitan Area growth of 16.3% and overall U.S. growth of 13.7%.

Population Growth

Source: JLL, Census Bureau

Median Household Income Across Major Metropolitan Areas	Educational Attainment Across Major Metropolitan Areas

Source: JLL	Source: JLL

              Regional growth in both traditional and "new" economies has contributed to positive net migration into the Washington, DC metropolitan area since 2009. The region's strong growth attributes are supported by its younger residents, with the percentage of the population between the ages of 20 and 29 higher than any other Major Metropolitan Area in the nation. The Washington, DC metropolitan area's appeal to young residents is expected to continue to drive population increases over the next five years, fueling additional demand and development for the mainly Metro-served, destination-type locations that this young demographic prefers. One of the elements also driving that in-migration is the relative affordability of the Washington, DC Metro region:

Twenty of the Nation's Most Expensive Rental Markets
Average annual effective rent as a percentage
of median household income (%)

Source: JLL Research, Reis, Moody's Analytics, U.S. Census Bureau

Transportation and Amenities

              The Washington, DC metropolitan area is served by the second-largest rapid transit system in the United States, and the region is routinely ranked as one of the most walkable metro areas in the nation. Reliable and efficient public transportation services are provided throughout the Washington, DC metropolitan area by the Washington Metropolitan Area Transit Authority (WMATA), which operates the second-busiest rail transit system and sixth-busiest bus network in the United States, commonly known as the Metro. Currently, Metro service is provided to more than 700,000 customers daily across 91 stations, and bus service is provided to 11,500 daily stops on 325 routes throughout the region.

              The region's extensive public transportation system has fostered economic and population growth, with nearly all population growth over the past five years centered near Metro stations. For example, in Washington, DC, the highest levels of growth have centered around Metro stations. Similarly, in Suburban Maryland, recent population growth has primarily been located around Metro stations and in Northern Virginia, growth has been fastest near current and planned Metro stations.

              This shifting population dynamic has generated competitive real estate market conditions in submarkets near current or planned Metro stations. These Metro-served areas typically feature heightened leasing activity, lower vacancy rates, and higher rental rates than non-Metro-served submarkets. For example, office locations in the Washington, DC metropolitan area submarkets that have direct access to a Metro station exhibit an average current vacancy rate of 14.0%, compared to an average current vacancy rate of 19.6% for non-Metro-served submarkets. For the five-year period ended September 30, 2016, nearly 80% of office leasing activity in the Washington, DC metropolitan area (transactions larger than 20,000 square feet) has been within 0.75 miles of an existing or planned Metro station. Metro accessibility remains a critical factor in site selection and is a key driver of employee recruitment and retention. Resulting rent premiums in Metro-served submarkets average in excess of 60% for both office and multifamily property types.

              Over the past 15 years, the Washington, DC metropolitan area has exhibited substantial growth in locations with greater density, transit access, walkability, a high level of retail amenities and diversification of real estate uses. The region's focus on mixed-use development and the widely-utilized public transportation system make the area an attractive destination for residents and office tenants seeking accessible places to live and work. Anchored by an urban core and suburban Metro-served core that have both seen population increases, steady densification, and development, the Washington, DC metropolitan area is expected to continue to be among the nation's premier real estate markets.

Washington, DC Metropolitan Area—Office Outlook

  •
  As of the third quarter of 2016, we believe the Washington, DC metropolitan area office market have bottomed with vacancy reaching peaks and rents hitting lows over the past 12 months and is uniquely positioned to experience a stronger recovery over the next 24 to 36 months compared to other Major Metropolitan Area markets.

  •
  Approximately 3.1 million square feet of space will deliver annually over the next three years, compared to an average of 3.2 million square feet annually from 2010 through 2014 and 7.8 million square feet annually from 2006 through 2010.

  •
  Washington, DC metropolitan area office vacancy is forecast to decline from a rate of 17.0% at the end of the third quarter of 2016 to below 16% by the end of 2018 and to below 15% by the end of 2019, fueled by more than 10 million square feet of occupancy gains over the next 36 months.

  •
  With the exception of non-Metro accessible markets, rents are expected to increase 12% over the next 36 months with 75% of submarkets experiencing rent growth as early as the first quarter of 2017.

Washington, DC Metropolitan Area—Multifamily Outlook

  •
  As of the third quarter of 2016, the Washington, DC metropolitan area multifamily market remains a high demand growth market, although the market will have to work through pockets of new supply over the next 24 months before stabilizing in the latter part of 2017 and into 2018.

  •
  Approximately 3,496 units are under construction across the Washington, DC metropolitan area with an expected delivery in 2016, followed by another 10,709 units delivering in 2017, followed by 11,734 units projected in 2018. In total, the market will see approximately 26,000 units delivered over the next three years through 2018. The condo market, however, is still far below historical delivery levels, helping to offset the large number of new rental deliveries.

  •
  While demand is expected to remain strong due to increased vibrancy in the economy and continued population growth, supply is projected to continue to outpace demand and Washington, DC metropolitan area multifamily vacancy is projected to stay at the current level of 4.9% through the end of 2016 and 5.2% at the end of 2017, rising slightly to 5.7% in 2018 before the supply pipeline diminishes. Note that multifamily projects currently in the design and entitlement phase will not deliver until after 2018.

  •
  Net effective rents are expected to flatten across the Washington, DC metropolitan area as concessions increase due to increased supply, but asking rates are expected to hold and increase over the next 36 months in the 2.5% range in aggregate as a result of new construction delivering to the market at 5.0% to 10.0% premiums.

  •
  Rent growth is projected to average 2.5% over the next 36 months in Washington, DC

  •
  Rent growth is projected to average 3.9% over the next 36 months in Northern Virginia

  •
  Rent growth is projected to average 1.9% over the next 36 months in Suburban Maryland

JBG SMITH Submarkets Versus Other Washington, DC Metropolitan Area Submarkets

              The tables below compare the submarkets JBG SMITH operates in against other Washington, DC metropolitan area submarkets.

Office Submarket Comparison—All Classes (as of September 2016)

              In the office sector, as of September 30, 2016, JBG SMITH's submarkets (excluding Crystal City/Pentagon):

  •
  posted current asking rents above the market average, with Crystal City/Pentagon City also posting a premium to market;

  •
  had seen rent growth over the preceding 10 years far in excess of non-JBG SMITH submarkets, while Crystal City/Pentagon City also outperformed; and

  •
  showed significantly lower historical and current vacancy rates than the broader market.

Washington, DC Office Markets	Rentable Square Feet	Absorption(2)	10-Year Inventory Growth(3)	10-Year Net Absorption(4)
JBG SMITH Submarkets excluding Crystal/Pentagon City(1)	160,910,174	(0.1)%	11.3%	3.1%
Non-JBG SMITH Submarkets	155,035,761	0.1%	10.7%	(0.3)%
Crystal City/Pentagon City	11,548,604	(1.0)%	(6.4)%	(9.5)%
Total/Wtd. Avg.	327,494,539	0.0%	10.3%	1.0%

	Vacancy Rate(5)	10-Year Historical Vacancy Average(6)	Rental Rates Relative to Market Average(7)	10-Year Asking Rent Growth(8)
JBG SMITH Submarkets excluding Crystal/Pentagon City(1)	13.4%	11.5%	27.1%	24.7%
Non-JBG SMITH Submarkets	19.0%	16.3%	(20.2)%	8.2%
Crystal City/Pentagon City	19.3%	16.0%	2.8%	8.9%

Wtd. Avg.	16.3%	13.8%	N/A	15.8%

(1)
JBG SMITH submarkets are defined as: Rosslyn-Ballston Corridor, Reston, Bethesda-CBD/Chevy Chase, Bethesda-Rock Spring, Rockville Pike, CBD, East End, Georgetown, NoMa/Market District, Southwest and Alexandria (Eisenhower Avenue). Inventory includes leased office assets over 30,000 square feet, excluding medical office buildings and owner-occupied assets. Includes Class A, B and C assets. (Crystal/Pentagon City moved to standalone segment for the purpose of this analysis).

(2)
Represents net change in occupied space from December 31, 2015 through September 30, 2016 as a percentage of overall inventory.

(3)
Represents growth in inventory over the noted period through Q3 2016.

(4)
Represents net change in occupied space over the noted period through Q3 2016 as a percentage of overall inventory.

(5)
Represents percentage of inventory that is total vacant as of Q3 2016 as a share of overall inventory.

(6)
Long-term average vacancy rate change over the noted period through Q3 2016.

(7)
Represents weighted direct average rental rate, based on direct available square footage and per square foot, full service, quoted asking rental rates, on an annual basis through Q3 2016 for JBG SMITH and non-JBG SMITH submarkets compared to those for the overall blended market on a percent premium or discount basis.

(8)
Growth of average asking rental rates, based on direct available square footage and per square foot, full service, quoted asking rent rates, on an annual basis over the noted period through Q3 2016.

Multifamily Submarket Comparison (as of September 30, 2016)

              In the multifamily sector, as of September 30, 2016, JBG SMITH's submarkets (excluding Crystal City/Pentagon):

  •
  posted asking rents that commanded a significant premium to the market average compared to a discount in non-JBG SMITH submarkets;

  •
  had seen rent growth over the preceding 10 years on par with Crystal/Pentagon City and above the non-JBG SMITH submarkets, even with inventory growth far above that seen in non-JBG SMITH submarkets or in Crystal City/Pentagon City;

  •
  absorbed new units over the preceding 10 years at a far greater rate than the non-JBG SMITH submarkets. Despite a slower pace of absorption over the 10 year time period, the Crystal City/Pentagon City market has seen a recent uptick in absorption through September 30, 2016 posting more units absorbed as a percentage of inventory than JBG SMITH or non-JBG SMITH submarkets; and

  •
  saw outsized inventory growth that helped to drive strong absorption performance.

Washington, DC Multifamily Markets	Units	Absorption(2)	10-Year Inventory Growth(3)	10-Year Net Absorption(4)
JBG SMITH Submarkets excluding Crystal City/Pentagon City(1)	48,905	3.9%	82.2%	76.1%
Non-JBG SMITH Submarkets	170,827	3.7%	51.8%	48.4%
Crystal City/Pentagon City	11,801	4.3%	34.1%	29.1%

Total/Wtd. Avg.	231,533	3.8%	56.3%	52.3%

	Vacancy Rate(5)	10-Year Vacancy Rate Average(6)	Rental Rates Relative to Market Average(7)	10-Year PSF Asking Rent Growth(8)
JBG SMITH Submarkets excluding Crystal City/Pentagon City(1)	6.9%	6.6%	20.4%	37.1%
Non-JBG SMITH Submarkets	6.6%	6.6%	(11.1)%	32.7%
Crystal City/Pentagon City	7.8%	5.0%	4.9%	36.2%

Wtd. Avg.	6.9%	6.5%	N/A	34.9%

(1)
JBG SMITH submarkets are defined as: Bethesda, Fort Totten, Logan/U Street/Shaw, NoMa/Eckington/H Street, RB Corridor, Rockville Pike Corridor, Capitol Riverfront/Southeast, West End, Silver Spring and Reston. Inventory includes market rate apartment buildings (not including affordable) over 50 units. (Crystal/Pentagon City moved to standalone segment for the purpose of this analysis).

(2)
Represents net change in occupied units from December 31, 2015 through September 30, 2016 as a percentage of overall inventory.

(3)
Represents growth in inventory over the noted period through Q3 2016.

(4)
Represents net change in occupied units over the noted period through Q3 2016.

(5)
Represents percentage of inventory that is vacant as of Q3 2016 as a share of overall inventory.

(6)
Long-term average vacancy rate change over the noted period through Q3 2016.

(7)
Represents weighted average rental rate, based on available units and per square foot quoted asking rental rates, on a monthly basis for JBG SMITH and non-JBG SMITH submarkets compared to those for the overall blended market on a percent premium or discount basis.

(8)
Growth of average asking rental rates over the noted period through Q3 2016.

 MANAGEMENT

Executive Officers Following the Separation and the Combination

              JBG SMITH will be led by W. Matthew Kelly, a managing partner of JBG, as Chief Executive Officer and as a member of the board of trustees. Robert Stewart will serve as Executive Vice Chairman of the board of trustees. David Paul, a managing partner of JBG, will serve as President and Chief Operating Officer. James Iker, a managing partner of JBG, will serve as Chief Investment Officer. Brian Coulter and Kai Reynolds, a managing partner and a partner, respectively, of JBG, will serve as Co-Chief Development Officers. Patrick J. Tyrrell, Chief Operating Officer of Vornado / Charles E. Smith, will serve as Chief Administrative Officer. We are in the process of identifying the other individuals who will serve as our executive officers following the separation and the combination. Upon completion of the separation and the combination, none of JBG SMITH's executive officers will be affiliated with Vornado.

              W. Matthew Kelly.    Mr. Kelly, age 44, will serve as our Chief Executive Officer and a member of the board of trustees. Mr. Kelly has worked at JBG since 2004, and has served as Managing Partner and a member of JBG's Executive Committee and Investment Committee since 2008. He has been responsible for the day-to-day oversight of JBG's investment strategy and the investment and acquisition activity of the JBG Funds. Prior to joining JBG in 2004, he was co-founder of ODAC Inc., a media software company, which he helped start in 2000, and worked in private equity and investment banking as an analyst with Thomas H. Lee Partners in Boston from 1998 to 2000 and Goldman Sachs, & Co (NYSE: GS) in New York as Analyst from 1996 to 1998. Mr. Kelly received his Bachelor of Arts with honors from Dartmouth College and a Master of Business Administration from Harvard Business School.

              Mr. Kelly has been selected to serve on our board of trustees based on his experience as a successful business leader and entrepreneur, as well as the breadth and depth of his experience in all facets of commercial and residential real estate investment, development, and operations.

              Robert Stewart.    Mr. Stewart, age 54, will serve as the Executive Vice Chairman of our board of trustees. Mr. Stewart has been with The JBG Companies since 1988, serving as Managing Partner and Chair of the Investment Committee, and has focused during his tenure with JBG on the acquisition, financing and disposition of JBG investments, conceiving development plans for JBG assets and the asset management and fundraising processes. Mr. Stewart has served as a member of JBG's Executive Committee since its formation. Mr. Stewart received his Bachelor of Arts from Princeton University, and a Master of Business Administration from The Wharton School of the University of Pennsylvania.

              Mr. Stewart has been selected to serve on our board of trustees based on his experience as a successful business leader, as well as his extensive experience in all facets of commercial and residential real estate investment, development, and operations.

              David Paul.    Mr. Paul, age 54, will serve as President and Chief Operating Officer. Mr. Paul has over 25 years of experience in the commercial real estate industry and has worked at JBG since 2007, and has served as a Managing Partner and member of JBG's Executive Committee since 2015, Management Committee since 2012 and Investment Committee since 2008. He began his career with the consulting firm Bain & Company in 1985, before moving into commercial and retail real estate development and investment with several firms, including Trammell Crow Company, Starwood Urban Investments, and Archon Group, a subsidiary of Goldman, Sachs & Co (NYSE: GS), and has been involved in both domestic and international real estate investment. He received his Bachelor of Arts from Vanderbilt University and Master of Business Administration from The Tuck School of Business at Dartmouth.

              James Iker.    Mr. Iker, age 43, will serve as Chief Investment Officer. Mr. Iker has worked at JBG since 2002, and has served as a Managing Partner and a member of JBG's Executive Committee and Investment Committee since 2008. He has more than 20 years of experience in the real estate industry and has been responsible for various aspects of investment strategy, acquisitions, dispositions, and financing activity for the JBG Funds. Prior to joining JBG in 2002, he co-founded and managed Costa Mesa Realty Group, a real estate investment firm in Orange County, California, from 1994 until 2000. Mr. Iker received his Bachelor of Science from the University of Phoenix and a Master of Business Administration, with honors, from The Wharton School of the University of Pennsylvania.

              Brian Coulter.    Mr. Coulter, age 57, will serve as our Co-Chief Development Officer. Mr. Coulter joined JBG in 1986. He is a Managing Partner and has served as a member of JBG's Executive Committee and Investment Committee since their formation. Mr. Coulter has over 30 years of real estate industry experience. During his tenure he has focused primarily on managing pre-development and development activities, as well as areas of value creation through more effective asset management. With the sale of a significant portion of JBG's commercial portfolio and two operating companies to a public real estate company in 1998, Mr. Coulter served as a Managing Director of the mid-Atlantic region of the acquiring company. He is also a founding member and board member of the Downtown DC and Rosslyn business improvement districts. He returned to JBG in 1999. He is a past Board Member and President of Rosslyn Renaissance. He received his Bachelor of Arts, Summa Cum Laude, Phi Beta Kappa from Rutgers College and a Master of Business Administration from Harvard Business School.
              Kai Reynolds.    Mr. Reynolds, age 46, will serve as our Co-Chief Development Officer. Mr. Reynolds joined JBG in 2003 and is a JBG partner, serves on the Management Committee and is responsible for overseeing the development group. Mr. Reynolds has over 20 years of real estate experience. Prior to joining JBG, he worked in development for Gables Residential and prior to that worked in corporate finance for JP Morgan in New York. Mr. Reynolds received his Bachelor of Arts from the University of Western Ontario and a Master of Business Administration from the University of North Carolina's Kenan-Flagler Business School.

              Patrick J. Tyrrell.    Mr. Tyrrell, age 56, will serve as our Chief Administrative Officer. Mr. Tyrrell has served as the Chief Operating Officer of Vornado / Charles E. Smith since 2003, with responsibility for overseeing the division's day-to-day operations. Mr. Tyrrell joined Vornado in April 2003 from the Kaempfer Company, where he also served as Chief Operating Officer. Mr. Tyrrell has more than 20 years of experience in commercial real estate, including asset and property management, leasing and sales. Prior to joining the Kaempfer Company, Mr. Tyrrell was Director of Operations for the Mid-Atlantic Region for Insignia/ESG, where he was responsible for overseeing all operational aspects of Insignia's three offices in the Mid-Atlantic Region. Mr. Tyrrell previously served as Operations Manager for Insignia's Property Services Group. During a prior tenure with Kaempfer, Mr. Tyrrell served as a Senior Asset Manager, where he was responsible for the management and leasing of Kaempfer's portfolio of Class A, downtown office space in Washington, DC. He is currently a member of BOMA's National Advisory Council (NAC) and of the Industry Advisory Board for the Virginia Tech Program in Real Estate. Mr. Tyrrell graduated from Boston College with a Bachelor of Science degree in Economics and Political Science and received his Master's degree in International Affairs from George Washington University.

Board of Trustees Following the Combination

              Under Maryland law, the business and affairs of JBG SMITH will be managed under the direction of its board of trustees. JBG SMITH's declaration of trust and bylaws, as amended and restated prior to the separation, will provide that the number of trustees may be fixed by the board of trustees from time to time but may not be fewer than the number required by the Maryland REIT law, which is currently one, nor more than 15. We currently expect that, upon the consummation of the combination, our board of trustees will consist of 12 members, a majority of whom we expect to satisfy the independence standards established by the Sarbanes-Oxley Act and the applicable rules of the SEC and the NYSE. Upon completion of the combination, only two trustees of JBG SMITH, Steven Roth and Mitchell Schear, will be affiliated with Vornado, and only three trustees, W. Matthew Kelly, Robert Stewart and Michael Glosserman, will be affiliated with JBG.

              The following table sets forth information with respect to those persons who are expected to serve on JBG SMITH's board of trustees following the completion of the combination. JBG SMITH will name additional nominees prior to the separation and the combination.

Name	Age	Title
Steven Roth	75	Chairman of the Board of Trustees
W. Matthew Kelly	44	Trustee and CEO
Alan S. Forman	51	Trustee
Michael Glosserman	71	Trustee
Mitchell Schear	58	Trustee
Robert Stewart	54	Executive Vice Chairman of the Board of Trustees

              Set forth below is biographical information about the expected trustees identified above that are not also executive officers of ours, as well as a description of the specific skills and qualifications such candidates are expected to provide to JBG SMITH's board of trustees.

              Steven Roth.    Mr. Roth has been the Chairman of the Board of Trustees of Vornado since May 1989. From May 1989 until May 2009, Mr. Roth served as Vornado's Chief Executive Officer, and has been serving as Chief Executive Officer again from April 15, 2013 until the present. He is the co-founder and Managing General Partner of Interstate Properties. He is also the Chairman of the Board and Chief Executive Officer of Alexander's, Inc., and has served as a trustee of Urban Edge Properties since the completion of its spin-off from Vornado in January 2015. Mr. Roth was a director of J. C. Penney Company, Inc. (a retailer) from 2011 until September 2013. Mr. Roth is a graduate of DeWitt Clinton High School in the Bronx. He received his AB degree from Dartmouth College and an MBA degree with Highest Distinction from Dartmouth's Amos Tuck School of Business Administration.

              Mr. Roth has been selected to serve on our board of trustees based on his 48 years of experience in all facets of commercial and residential real estate investment, development and operations.

              Alan S. Forman.    Mr. Forman is the Director of Investments at the Yale University Investments Office, the team charged with managing the University's $25 billion endowment fund. Mr. Forman also serves on the Board of Directors of Stemline Therapeutics, where he is the chair of the nominating and corporate governance committee and a member of the Audit and Compensation Committees. Mr. Forman served on the Board of Trustees of Acadia Realty Trust (NYSE: AKR), where he served as Chairman of the Compensation Committee and was a member of the Nominating and Corporate Governance Committee. Mr. Forman also served on the Board of Directors of Kimpton Group Holdings, which was ultimately sold to Intercontinental Hotels Group. He served on the Compensation and Nominating and Governance Committees at Kimpton Group Holdings. Mr. Forman received a Bachelor of Arts from Dartmouth College and a Master of Business Administration from the Stern School of Business at New York University.

              Mr. Forman has been selected to serve on our board of trustees based on his experience overseeing real estate investments for Yale University's endowment and, in that capacity, his longstanding investment relationship with the JBG Funds.

              Michael Glosserman.    Mr. Glosserman has worked at JBG since 1979, and he has served as a Managing Partner and Chair of JBG's Executive Committee since 2008. He began his career as a staff attorney with the U.S. Department of Justice, before moving into commercial real estate investment and development in various senior positions with the Rouse Company between 1972 and 1979. He joined JBG in 1979. He currently serves on the board of directors of the CoStar Group (NASDAQ: CSGP), a provider of information, analytics and marketing services to the commercial real estate industry in the United States and United Kingdom. He received his Bachelor of Science in Economics from the Wharton School at the University of Pennsylvania and his Juris Doctor from the University of Texas Law School.

              Mr. Glosserman has been selected to serve on our board of trustees based on his 37 years of experience in all facets of commercial and residential real estate investment, development, and operations.

              Mitchell Schear.    Mr. Schear has served as President of Vornado / Charles E. Smith since 2003. Prior to joining Vornado in 2003, Mr. Schear spent 15 years at the Kaempfer Company, where, as President, he oversaw all of the company's development, leasing and management activities. Mr. Schear has served on a number of boards on behalf of the real estate industry and the community, including The Washington Convention and Sports Authority; Executive Committee of the Federal City Council; the Downtown DC Business Improvement District; the Economic Club of Washington DC; the Corporate Board of Arena Stage; and is currently Board Chair of Higher Achievement. He also serves on the Governor's Advisory Council on Revenue Estimates for the Commonwealth of Virginia. Mr. Schear has a B.A. from Hobart College, and earned his MBA at George Washington University.

              Mr. Schear has been selected to serve on our board of trustees based on his 35 years of experience in commercial and residential real estate investment, development and operations, in particular his 14 years of experience and knowledge with respect to the Vornado Included Assets.

    Election of Trustees

              At the time of the combination, JBG SMITH expects that the board of trustees will be increased to consist of the trustees set forth above, who will be divided as equally as possible into three separate classes. The initial terms of the first, second and third classes will expire at the first, second and third annual meetings of shareholders, respectively, held following the separation and the combination. Initially, shareholders will elect only one class of trustees each year. Shareholders will elect successors to trustees of the first class for a two-year term and successors to trustees of the second class for a one-year term, in each case upon the expiration of the terms of the initial trustees of each class. Commencing with the 2020 annual meeting of shareholders, each trustee shall be elected annually for a term of one year and shall hold office until the next succeeding annual meeting and until a successor is duly elected and qualifies.

              Under our bylaws, as amended and restated prior to the separation, a plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present will be sufficient to elect a trustee. Notwithstanding such vote requirement, our Governance Guidelines will provide that any nominee in an uncontested election who does not receive a greater number of "for" votes than "withhold" votes shall be elected as a trustee but shall promptly tender his or her offer of resignation to the board of trustees following certification of the vote. The Corporate Governance and Nominating Committee shall consider the offer to resign and shall recommend to the board of trustees the action to be taken in response to the offer, and the board of trustees shall determine whether or not to accept such resignation. The board of trustees shall promptly disclose its decision and the reasons therefor in a Current Report on Form 8-K furnished to the SEC. At such time as our board of trustees ceases to be classified, our board of trustees will amend our bylaws to provide that a majority of all the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be required to elect a trustee, unless the election is contested, in which case a plurality shall be sufficient.

    Trustee Compensation

              Following the completion of the separation and the combination, trustees who are not officers of JBG SMITH will receive an annual retainer. Non-management members of the board of trustees will be compensated as follows: (1) each such member will receive an annual cash retainer equal to $        ; (2) each such member will receive an annual grant of restricted shares or restricted units with a value equal to $        that will vest equally over            years (not to be sold while such member is a trustee, except in certain circumstances); (3) the Chairman of the Audit Committee will receive an annual cash retainer of $        ; (4) the Chairman of the Compensation Committee will receive an annual cash retainer of $        ; and (5) the Chairman of the Corporate Governance and Nominating Committee will receive an annual cash retainer of $        .

    Trustee Independence

              A majority of JBG SMITH's board of trustees will at all times be comprised of trustees who are "independent" as defined by the rules of the NYSE and the Governance Guidelines that will be adopted by the board of trustees. Our board of trustees is expected to establish categorical standards to assist it in making its determination of trustee independence. For relationships that are either not covered by or do not satisfy the categorical standards, the determination of whether the relationship is material and therefore whether the trustee qualified as independent or not, may be made by the Corporate Governance and Nominating Committee or the board of trustees. JBG SMITH shall explain in the annual meeting proxy statement immediately following any such determination the basis for any determination that a relationship was immaterial despite the fact that it did not meet the categorical standards adopted by the board of trustees.

Committees of the Board of Trustees

              Effective upon the completion of the combination, JBG SMITH's board of trustees will have the following three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Our bylaws and the MTA will require that, for the two years following the combination, the membership of each of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee shall consist of an equal number of Vornado Board Designees and JBG Board Designees (or their respective replacement designees).

              Audit Committee.                ,             , and            are expected to be the members of the board of trustees' Audit Committee. Each of the members of the Audit Committee will be independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Securities Exchange Act of 1934, the rules and regulations of the SEC, and in accordance with the company's Governance Guidelines. The Audit Committee's purposes are to (i) assist the board of trustees in its oversight of (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the independent registered public accounting firm's qualifications and independence, and (d) the performance of the independent registered public accounting firm and the company's internal audit function; and (ii) prepare an Audit Committee report as required by the SEC for inclusion in our annual proxy statement. The primary function of the Audit Committee is oversight. The company's management is responsible for the preparation, presentation and integrity of its financial statements and for the effectiveness of internal control over financial reporting. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for planning and carrying out a proper audit of the company's annual financial statements, reviewing its quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q and annually auditing the effectiveness of internal control over financial reporting and other procedures. The Audit Committee shall consist of no fewer than three members, and at least one member of the Audit Committee must qualify as a "financial expert" as defined by the SEC. In addition, this committee will meet as often as it determines, but not less frequently than quarterly.

              Compensation Committee.                ,            , and            are expected to be the members of the board of trustees' Compensation Committee. Each of the members of the Compensation Committee will be independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Securities Exchange Act of 1934, the rules and regulations of the SEC, and in accordance with the company's Governance Guidelines. The Compensation Committee is responsible for establishing the terms of the compensation of the executive officers and the granting and administration of awards under any company share plans. Compensation decisions for our executive officers are made by the Compensation Committee. Decisions regarding compensation of other employees are made by our chief executive officer and are subject to review and approval of the Compensation Committee. Compensation decisions for our trustees are made by the Compensation Committee and/or the board of trustees.

              The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of the company's Secretary and/or other members of management. Compensation Committee meetings are attended from time to time by members of management at the invitation of the Compensation Committee. The Compensation Committee's Chairman reports the committee's determination of executive compensation to the board of trustees. The Compensation Committee has authority under its charter to elect, retain and approve fees for, and to terminate the engagement of, compensation consultants, special counsel or other experts or consultants as it deems appropriate to assist in the fulfillment of its responsibilities. The Compensation Committee reviews the total fees paid by us to outside consultants to ensure that such consultants maintain their objectivity and independence when rendering advice to the committee. The Compensation Committee may receive advice from compensation consultants, special counsel or other experts or consultants only after consideration of relevant factors related to their fees, services and potential conflicts of interests, as outlined in the Compensation Committee's Charter.

              The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. In particular, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the committee who are (i) "Non-Employee Directors" for the purposes of SEC Rule 16b-3; and (ii) "outside directors" for the purposes of Section 162(m) of the Code. Currently, all members of the Compensation Committee are expected to meet these criteria. The Compensation Committee shall consist of no fewer than two members. In addition, this committee will meet at least once annually, or more frequently as circumstances may dictate.

              Corporate Governance and Nominating Committee.                ,            , and            are expected to be the members of the board of trustees' Corporate Governance and Nominating Committee. Each of the members of the Corporate Governance and Nominating Committee will be independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Securities Exchange Act of 1934, the rules and regulations of the SEC, and in accordance with the company's Governance Guidelines.

              The Corporate Governance and Nominating Committee's responsibilities include the selection of potential candidates for the board of trustees and the development and review of our Governance Guidelines. It also reviews trustee compensation and benefits, and oversees annual self-evaluations of the board of trustees and its committees. The committee also makes recommendations to the board of trustees concerning the structure and membership of the other committees of the board of trustees, as well as management succession plans. The committee selects and evaluates candidates for the board of trustees in accordance with the criteria set out in the company's Governance Guidelines and as are set forth below. The committee is then responsible for recommending to the board of trustees a slate of candidates for trustee positions for the board of trustees' approval.

              The Corporate Governance and Nominating Committee will consist of at least one member. In addition, this committee will meet at least once annually, or more frequently as circumstances may dictate.

Compensation Committee Interlocks and Insider Participation

              During the company's fiscal year ended December 31, 2016, JBG SMITH was not an independent company, and did not have a Compensation Committee or any other committee serving a similar function.

Corporate Governance

    Shareholder Recommendations for Trustee Nominees

              JBG SMITH's bylaws will contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the board of trustees. JBG SMITH expects that the board of trustees will adopt a policy concerning the evaluation of shareholder recommendations of board candidates by the Corporate Governance and Nominating Committee. See "Certain Provisions of Maryland Law and of Our Declaration of Trust And Bylaws—Advance Notice of Trustee Nominations and New Business" for more information about shareholder nominations.

    Governance Guidelines

              The board of trustees is expected to adopt Governance Guidelines in connection with the separation to assist the board of trustees in guiding JBG SMITH's governance practices. These practices will be regularly re-evaluated by the Corporate Governance and Nominating Committee in light of changing circumstances in order to continue serving JBG SMITH's best interests and the best interests of its shareholders.

    Communicating with the Board of Trustees

              JBG SMITH's Governance Guidelines will include procedures by which shareholders and other interested parties may communicate with JBG SMITH's independent trustees by calling a phone number. A recording of each phone call will be sent to one member of the Audit Committee, as well as to a member of management who may respond to any such call if the caller provides a return number.

    Trustee Qualification Standards

              JBG SMITH's Governance Guidelines will provide that the Corporate Governance and Nominating Committee is responsible for recommending to the board of trustees a slate of trustees or one or more nominees to fill vacancies occurring between annual meetings of shareholders.

              The process that this committee will use to identify a nominee to serve as a member of the board of trustees will depend on the qualities being sought, but the board of trustees should, based on the recommendation of the Corporate Governance and Nominating Committee, select nominees considering the following criteria: (i) personal qualities and characteristics, accomplishments and reputation in the business community; (ii) current knowledge and contacts in the communities in which JBG SMITH does business and in JBG SMITH's industry or other industries relevant to JBG SMITH's business; (iii) ability and willingness to commit adequate time to board and committee matters; (iv) the fit of the individual's skills and personality with those of other trustees and potential trustees in building a board that is effective, collegial and responsive to the needs of the company; and (v) diversity of viewpoints, experience and other demographics.

              The Corporate Governance and Nominating Committee will consider the criteria described above in the context of an assessment of the perceived needs of the board of trustees as a whole and seek to achieve diversity of occupational and personal backgrounds on the board of trustees. The board will be responsible for selecting candidates for election as trustees based on the recommendation of the Corporate Governance and Nominating Committee.

    Policies on Business Ethics

              In connection with the combination, JBG SMITH will adopt a Code of Business Conduct and Ethics (the "code of conduct") that requires all its business activities to be conducted in compliance with laws, regulations, and ethical principles and values. All trustees, officers and employees of JBG SMITH will be required to read, understand and abide by the requirements of the code of conduct.

              The code of conduct will be accessible on JBG SMITH's website on the investor relations page. Any amendment to, or waiver from, a provision of the code of conduct may be granted only by JBG SMITH's general counsel. Waivers involving any of the company's executive officers or trustees may be made only by the Corporate Governance and Nominating Committee of JBG SMITH's board of trustees or by the board of trustees itself, and all waivers granted to executive officers and trustees will be disclosed promptly as required by the rules and regulations of the SEC and the NYSE. JBG SMITH's general counsel, who will be responsible for overseeing, administering, and monitoring the code of conduct, will report to the chief executive officer with respect to all matters relating to the code of conduct.

    Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls, and Auditing Matters

              In accordance with the Sarbanes-Oxley Act of 2002, JBG SMITH expects that its Audit Committee will adopt procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

    Policy on Trustee Attendance at Annual Meetings of Shareholders

              Members of the board of trustees will not be required to attend the annual meeting of shareholders. Instead, the choice of whether or not to attend will be left to each individual trustee.

COMPENSATION DISCUSSION AND ANALYSIS

              This section presents information concerning compensation arrangements for the persons whom JBG SMITH expects will be its named executive officers as of the separation. As noted above, JBG SMITH is currently part of Vornado and not an independent company, and the Compensation Committee has not yet been formed. Once the Compensation Committee is formed, compensation decisions for JBG SMITH's named executive officers following the separation will be made by the Compensation Committee, which will review the impact of the separation on all aspects of compensation and make appropriate adjustments, if any. JBG SMITH has not yet established its executive compensation philosophy, which will be included in subsequent amendments to this information statement.

Named Executive Officers

              The individuals listed below are expected to serve as named executive officers of JBG SMITH following completion of the separation, with the titles shown below, based on the employment agreements they entered into with JBG SMITH in connection with the execution of the MTA. JBG SMITH is in the process of identifying additional individuals who may serve as named executive officers following the separation. For example, we intend to identify a Chief Financial Officer for JBG SMITH from outside of the company. If any additional individuals who are expected to serve as named executive officers are appointed prior to the separation, JBG SMITH will include information concerning him or her in an amendment to this information statement. The individuals listed below, along with the other individuals who may serve as named executive officers, are collectively referred to as "the NEOs."

  •
  W. Matthew Kelly—Chief Executive Officer

  •
  Robert Stewart—Executive Vice Chairman

  •
  David P. Paul—President and Chief Operating Officer

  •
  James L. Iker—Chief Investment Officer

              Additional information about our expected named executive officers following the separation is set forth in "Management—Executive Officers Following the Separation and the Combination."

Effects of the Separation on Outstanding Vornado Equity-Based Compensation Awards

              We are in the process of determining how outstanding equity awards granted to Vornado employees under Vornado's equity compensation plans will be treated following the separation. Information regarding the effect of the separation on these outstanding Vornado equity-based compensation awards will be included in subsequent amendments to this information statement.

JBG SMITH Compensation Programs Following the Separation

              In connection with the separation, JBG SMITH will adopt benefit and compensation plans and policies, which are currently being determined and have not been finalized, except as noted below. Information regarding JBG SMITH's compensation programs that have not been finalized will be included in subsequent amendments to this information statement if and as they are finalized prior to the separation.

              The following summarizes the principal components of our compensation plans and agreements that have been determined, and that we expect will apply to the NEOs. We also expect that, like Vornado, we will have an executive compensation program that includes three major elements—base salary, annual bonus incentives and long-term equity incentives, which may include stock options, restricted stock or partnership unit awards and performance-based equity awards.

    Employment Agreements

              JBG SMITH has entered into employment agreements with each of the NEOs, and the material terms of their employment agreements are described below. The following summary does not contain all of the terms of such agreement.

              Term.    On October 31, 2016, JBG SMITH entered into employment agreements with each of W. Matthew Kelly, Robert Stewart, David P. Paul and James L. Iker. Each employment agreement is effective contingent on, and effective as of, the closing of the combination. For each NEO, the initial term of such NEO's employment expires on the third anniversary of the closing of the combination, subject to automatic one-year renewals, unless 180 days' prior written notice of non-renewal is provided by either party or the NEO is earlier terminated or resigns.

              Base Salary, Target Bonus and Benefits.    The employment agreements provide for annual base salaries and target cash bonuses for each of the NEOs, as set forth in the table below. Each NEO's employment agreement provides that such NEO's base salary is subject to review at least annually for possible increase, but not decrease. In addition, each NEO will be entitled to participate in such benefit plans and programs of JBG SMITH as are made available to JBG SMITH's senior level executives or to its employees generally.

              2017 Equity Grants.    As soon as reasonably practicable after the closing of the combination, each NEO will receive an equity grant under the 2017 Plan, in the form of long-term incentive partnership units ("LTIP Units") and outperformance plan units ("OPP Units"), in a number of awards equal to the values in the table below divided by the average of the high and low trading prices of a JBG SMITH common share on the NYSE over the ten trading days immediately preceding the grant date. Each grant will be comprised of 50% LTIP Units (the "2017 LTIP Units"), and 50% OPP Units (the "2017 OPP Units"). The 2017 LTIP Units will vest in equal annual installments on the first through fourth anniversaries of the closing of the combination, subject to continued employment with JBG SMITH through each vesting date. The 2017 OPP Units (if earned pursuant to the terms and conditions of the award agreement) will vest 50% on each of the third and fourth anniversaries of the closing of the combination, subject to continued employment with JBG SMITH. The 2017 LTIP Units and 2017 OPP Units may, in each case, vest earlier upon certain employment terminations as described below. For further information on LTIP Units and OPP Units, see "Partnership Agreement—Compensatory Partnership Units".

              Initial Formation Awards.    On or as soon as reasonably practicable after the closing of the combination, each NEO will receive an award of Formation Units (as defined below in "—Initial Equity Grants") (each, an "Initial Formation Award"), in the form of profits interests that provide for a share of appreciation above the fair market value on the grant date, in a number of awards equal to the values in the table below divided by the average high and low trading prices of a JBG SMITH common share on the NYSE on the grant date. The Initial Formation Awards will vest 25% on each of the third and fourth anniversaries, and 50% on the fifth anniversary, of the closing of the combination, subject to continued employment with JBG SMITH through each vesting date. For further information on the Formation Units, see "—Initial Equity Grants" and "Partnership Agreement—Other Partnership Units—Formation Units".

	Base Salary	Target Bonus(1)	2017 Equity Grant	Formation Unit Grant
W. Matthew Kelly Chief Executive Officer	$750,000	100%	$3,500,000	$7,400,000
Robert Stewart Executive Vice Chairman	$500,000	N/A	$2,000,000	$5,500,000
David P. Paul President and Chief Operating Officer	$625,000	100%	$2,000,000	$6,250,000
James L. Iker Chief Investment Officer	$500,000	100%	$1,250,000	$6,000,000

(1)
Amounts represent a percentage of annual base salary.

              Severance.    The employment agreements provide for certain benefits in the event of termination without "cause" or resignation for "good reason" (each, a "covered termination"), including enhanced benefits upon a covered termination that occurs following the execution of a definitive agreement the consummation of which would result in, or within two years following, a change in control of JBG SMITH (a "change in control termination"). Any NEO who experiences a covered termination will be entitled to (i) cash payments equal to one times the sum of the NEO's base salary and target bonus (or, on a change in control termination, three times for Mr. Kelly and two times for the other NEOs), (ii) a pro rata bonus, (iii) health care continuation for 18 months (or, on a change in control termination, two years), (iv) certain equity vesting benefits as described below, and (v) any unpaid annual bonus for the year preceding the year of termination if the relevant measurement period for such bonus concluded prior to the termination date. On a covered termination that is not a change in control termination, any outstanding unvested portion of the NEO's Initial Formation Award and any LTIP Units or other equity awards without performance conditions will vest, and for any OPP Units and other performance-based awards, a pro rata portion of the awards scheduled to vest on the next vesting date will vest. On a change in control termination, all outstanding unvested equity-based awards (including the NEO's Initial Formation Award) will vest. In addition, on either a covered termination or a change in control termination, vested stock options held by the terminated NEO and any vested and unconverted portion of the NEO's profits interests will respectively remain exercisable or convertible for 60 days following termination (or, if earlier, for the remainder of the term of the option or the profits interest award).

              For purposes of the employment agreements:

              "Cause" generally means the NEO's (i) conviction of, or plea of guilty or nolo contendere to, a felony; (ii) willful and continued failure to use reasonable best efforts to substantially perform his or her duties (other than such failure resulting from the NEO's incapacity due to physical or mental illness) that such NEO fails to remedy to the reasonable satisfaction of JBG SMITH within 30 days after JBG SMITH's written notice of such failure; or (iii) willful misconduct that is materially economically injurious to JBG SMITH.

              "Good reason" generally means: (i) a reduction in base salary or target annual bonus, (ii) a material diminution in position, authority, duties or responsibilities or the assignment of duties materially and adversely inconsistent with such NEO's position as provided under such NEO's employment agreement; (iii) a relocation of employment to a location outside of the Washington, DC metropolitan area; or (iv) JBG SMITH's material breach of any provision of his or her employment agreement or any equity agreement with such NEO, which will be deemed to include (x) the NEO's not holding the title prescribed under the employment agreement, (y) failure of a successor to JBG SMITH to assume the employment agreement and (z) such NEO no longer reporting directly to JBG SMITH's chief executive officer (or, in the case of Mr. Kelly, the board of trustees of JBG SMITH).

              Net-Better Cutback.    If any payments to an NEO would constitute "parachute payments" within the meaning of Section 280G of the Code, and would cause such NEO to become subject to the excise tax imposed under section 4999 of the Code, then such payments will be reduced to the amount that would not cause such NEO to be subject to the excise tax if such a reduction would put such NEO in a better after-tax position than if such NEO were to pay the excise tax.

              Restrictive Covenants.    Each NEO is subject to a perpetual non-disclosure covenant, a non-competition covenant through the later of the third anniversary of the closing of the combination and the first anniversary of the date such NEO's employment terminates for any reason, and a non-solicitation of employees and consultants covenant through the later of the third anniversary of the closing of the combination and the second anniversary of the date such NEO's employment terminates for any reason.

    JBG SMITH 2017 Omnibus Share Plan

              Prior to the separation, the 2017 Omnibus Share Plan (the "2017 Plan") will be adopted with terms substantially as set forth below.

              Purpose.    The purpose of the 2017 Plan is to promote the financial interests of JBG SMITH by encouraging employees and certain non-employee trustees, directors, advisors and consultants to acquire an ownership position in JBG SMITH, enhancing its ability to attract and retain employees, non-employee trustees and consultants of outstanding ability and providing such persons with a way to acquire or increase their proprietary interest in JBG SMITH's success.

              Shares Available for Grant.    Awards with respect to a maximum of            JBG SMITH common shares may be granted under the 2017 Plan, subject to adjustment as described below. If an award expires or is forfeited, terminated, cancelled, settled in cash or paid in cash in lieu of JBG SMITH common shares, then the JBG SMITH common shares underlying such award will again become available for grant. Exercise of a stock option or a stock appreciation right reduces the JBG SMITH common shares available for grant by the gross number of shares for which the award is exercised, even if the award is exercised by means of a net-settlement exercise procedure. Awards that are settled in cash and awards issued or assumed in connection with any merger, consolidation, acquisition of property or stock, reorganization or similar transaction will not count against the number of JBG SMITH common shares that may be granted under the 2017 Plan. No more than            JBG SMITH common shares (subject to adjustment as described below) may be issued upon the exercise of incentive stock options, and the maximum aggregate number of JBG SMITH common shares for which any performance-based award may be granted to an Employee in any period of 12 consecutive months is            .

              Adjustment of and Changes in Shares.    In the event of any change in the number of outstanding JBG SMITH common shares by reason of any share dividend or split, reverse split, recapitalization, merger, consolidation, spinoff, combination or exchange of JBG SMITH common shares or other corporate change, or any distributions to shareholders other than regular cash dividends, the Compensation Committee will make such substitution or adjustment, if any, as it deems equitable to (i) the number of share equivalents for which awards may be granted under the 2017 Plan, (ii) the number or kind of JBG SMITH common shares or other securities issued or reserved for issuance pursuant to outstanding awards, (iii) the individual participant limitations and (iv) the number of JBG SMITH common shares that can be issued through incentive stock options, with certain limitations.

              Administration.    The Compensation Committee will administer and interpret the 2017 Plan. The Compensation Committee is authorized to select participants to receive awards and determine the type of awards to be made, the number of equity-based securities subject to any award and the other terms and conditions of such awards. JBG SMITH's board of trustees, in its sole discretion, also may grant awards or administer the 2017 Plan.

              Eligibility.    Awards may be granted to employees of JBG SMITH and non-employee trustees and consultants that provide bona fide services to JBG SMITH, as determined by the JBG SMITH Compensation Committee. As such criteria are subjective in nature, JBG SMITH cannot accurately estimate the number of persons who may be included in the class of employees or consultants eligible to receive awards from time to time. Currently, all of our non-employee trustees are eligible to receive awards under the 2017 Plan from time to time.

              Transfer Restrictions.    Awards are not assignable or transferable except by will or the laws of descent and distribution, and no right or interest of any holder may be subject to any lien, obligation or liability of the holder. The Compensation Committee may determine, at the time of grant or thereafter, that an award (other than an award of incentive stock options) is transferable by a holder to such holder's immediate family members (or trusts, partnerships or limited liability companies established for such immediate family members).

              Term; Amendment and Termination.    The 2017 Plan will be effective upon the separation and has a term of ten years from the separation date. The Compensation Committee may amend or terminate the 2017 Plan at any time, except that shareholder approval is required for amendments that (i) increase the maximum aggregate number of JBG SMITH common shares issuable under the 2017 Plan, (ii) materially modify the eligibility requirements, (iii) result in a material increase in the benefits accrued to participants, (iv) reduce the exercise price of outstanding stock options or stock appreciation rights or cancel outstanding stock options or stock appreciation rights in exchange for cash, other awards or stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights, or (v) require shareholder approval to comply with any applicable laws, regulations or rules. If there is a change in applicable tax law such that OPP Units become taxable to the holder of such OPP Units as ordinary income, JBG SMITH LP may cause the OPP Units to be restructured and/or substituted for other awards to permit a tax deduction to JBG SMITH LP or JBG SMITH while preserving substantially similar pre-tax economics to the holder of such OPP Units.

              Types of Awards.    Eligible participants may be granted awards of stock options, stock appreciation rights, performance shares, restricted shares, other stock-based awards and operating partnership units. These awards include equity awards intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code.

              Stock Options.    Stock options entitle the holder to purchase JBG SMITH common shares at a per share price determined by the Compensation Committee, which in no event may be less than the fair market value of the JBG SMITH common shares on the date of grant. Options may be either incentive stock options (within the meaning of Section 422 of the Code) or non-qualified stock options. Stock options are exercisable for such period as is determined by the Compensation Committee, but in no event may options be exercisable after 10 years from the date of grant. The 2017 Plan does not provide for the grant of "reload stock options" (meaning, if a grantee were to pay the applicable exercise price in JBG SMITH common shares already owned, the grantee would automatically be granted a new option in the amount of the surrendered JBG SMITH common shares).

              Stock Appreciation Rights.    Stock appreciation rights entitle the holder to receive from JBG SMITH an amount equal to the amount by which the fair market value of a JBG SMITH common share on the date of exercise exceeds the grant price. The Compensation Committee will establish the grant price, which may not be less than the fair market value of the JBG SMITH common shares on the date of grant, and is authorized to determine whether a stock appreciation right will be settled in cash, JBG SMITH common shares or a combination thereof.

              Performance Shares and Restricted Shares.    Performance share awards consist of a grant of actual JBG SMITH common shares or "share units" (which may be settled in cash, JBG SMITH common shares or a combination thereof as determined by the Compensation Committee) having a value equal to an identical number of JBG SMITH common shares in amounts determined by the JBG SMITH Compensation Committee at the time of grant. Performance share awards consisting of actual JBG SMITH common shares may provide the holder with dividends and voting rights prior to vesting. Performance share awards entitle the holder to receive the value of such award based upon performance conditions and over a performance period as determined by the Compensation Committee at the time of grant.

              Restricted share awards consist of a grant of actual JBG SMITH common shares or share units having a value equal to an identical number of JBG SMITH common shares. Restricted share awards consisting of actual JBG SMITH common shares provide the holder with dividends and voting rights prior to vesting. The employment or other conditions and the length of the period for vesting of restricted share awards are established by the Compensation Committee at the time of grant.

              Other Stock-Based Awards.    Other types of equity-based or equity-related awards, including the grant or offer for sale of unrestricted JBG SMITH common shares and performance stock and performance units settled in JBG SMITH common shares or cash, may be granted under such terms and conditions as may be determined by the Compensation Committee.

              OP Units.    Operating partnership unit awards consist of a grant of limited partnership units ("OP Units") of JBG SMITH LP (or any successor entity), the entity through which JBG SMITH will conduct substantially all its business, and can be granted either as free-standing awards or in tandem with other awards under the 2017 Plan and are valued by reference to the value of a JBG SMITH common share. The employment conditions, the length of the period for vesting and other applicable conditions and restrictions of OP Unit awards, including computation of financial metrics and/or achievement of pre-established performance goals, are established by the JBG SMITH Compensation Committee. Such OP Unit awards may provide the holder with dividend-equivalent rights prior to vesting. OP Units also include Formation Units (see "—Initial Equity Grants" and "Partnership Agreement—Other Partnership Units—Formation Units").

              Performance Goals.    The performance goals will be based on one or more of the following business criteria (either separately or in combination) with regard to JBG SMITH (or a subsidiary, division, other operational unit or administrative department of JBG SMITH): (i) pre-tax income, (ii) after-tax income, (iii) net income (meaning net income as reflected in JBG SMITH's financial reports for the applicable period, on an aggregate, diluted and/or per share basis), (iv) operating income, (v) cash flow, (vi) earnings per share, (vii) return on equity, (viii) return on invested capital or assets, (ix) cash and/or funds available for distribution, (x) appreciation in the fair market value of JBG SMITH common shares, (xi) return on investment, (xii) total return to shareholders, (xiii) net earnings growth, (xiv) stock appreciation (meaning an increase in the price or value of the JBG SMITH common shares after the date of grant of an award and during the applicable period), (xv) related return ratios, (xvi) increase in revenues, (xvii) net earnings, (xviii) changes (or the absence of changes) in the per share or aggregate market price of the JBG SMITH common shares, (xix) number of securities sold, (xx) earnings before any one or more of the following items: interest, taxes, depreciation or amortization for the applicable period, as reflected in JBG SMITH's financial reports for the applicable period, (xxi) total revenue growth (meaning the increase in total revenues after the date of grant of an award and during the applicable period, as reflected in JBG SMITH's financial reports for the applicable period), (xxii) total shareholder return, (xxiii) funds from operations, as determined and reported by JBG SMITH in its financial reports and (xxiv) increase in net asset value per JBG SMITH common share.

              The performance criteria may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other REITs or the historic performance of JBG SMITH. To the extent permitted under Section 162(m) of the Code, the Compensation Committee may (i) designate additional business criteria on which the performance criteria may be based or provide for objectively determinable adjustments, modifications or amendments or (ii) provide for objectively determinable adjustments, modifications or amendments, in accordance with generally accepted accounting principles or practices, to the performance criteria for one or more of the items of gain, loss, profit or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, related to the disposal of a segment of a business, related to a change in accounting principles, related to discontinued operations that do not qualify as a segment of a business and attributable to the business operations of any acquired entity, as applicable.

              Under the transition rules under Section 162(m) of the Code for subsidiaries that become publicly held corporations (including by spinoff), the compensation we pay to a "covered employee" within the meaning of Section 162(m) will not be subject to the deduction limitations under Section 162(m) prior to the first regularly scheduled meeting of our shareholders that occurs more than 12 months after the separation. After such transition period ends, depending upon how JBG SMITH structures its compensation and its management functions, compensation JBG SMITH pays to its named executive officers may not be subject to limitation under Section 162(m) of the Code to the extent such compensation is attributable to services rendered to the operating partnership. In the past, the Internal Revenue Service has issued a series of private letter rulings that indicate that compensation paid by an operating partnership to named executive officers of a REIT that serves as its general partner is not subject to limitation under Section 162(m) of the Code to the extent such compensation is attributable to services rendered to the operating partnership.

              Vesting.    The Compensation Committee will determine the time or times at which awards become vested, unrestricted or may be exercised, subject to the following limitations. Subject to accelerated vesting in the event of an actual change in control or a grantee's involuntary termination, retirement, disability or death, (i) full value awards (i.e., awards with a value equivalent to a full JBG SMITH common share or OPP Unit) with time-based vesting will be subject to a minimum three-year vesting period (with no more than one-third of the JBG SMITH common shares subject thereto vesting earlier than a date 60 days prior to the first anniversary of the date on which such award is granted and on each of the next two anniversaries of such initial vesting date) and (ii) full value awards with performance-based will have a performance period that ends no earlier than 60 days prior to the first anniversary of the commencement of the period over which performance is evaluated. Notwithstanding the foregoing, a maximum of 5% of the maximum aggregate number of JBG SMITH common shares available under the 2017 Plan in respect of full value awards can be subject to full value awards without regard to the minimum vesting limits in the preceding sentence, and any full value awards granted in connection with the separation will not be subject to the minimum vesting limits in the preceding sentence or be counted against the aforementioned 5% exception to the minimum vesting limits.

              Change in Control.    Upon a change in control of JBG SMITH, a participant's award will be treated as set forth in the applicable award agreement, or, in the case of OP Units, will also be governed by the limited partnership agreement. However, the Compensation Committee may take one or more of the following actions, to the extent it determines Section 409A of the Code permits such action: (i) settle awards for cash or securities (with any out-of-the-money stock options or stock appreciation rights canceled for no consideration), (ii) provide for the assumption of or the issuance of substitute awards that substantially preserve the terms of the affected awards, (iii) modify awards to add events, conditions or circumstances (including termination of employment within a specified period after a Change in Control) upon which the vesting of such awards or lapse of restrictions thereon will accelerate, (iv) deem any performance conditions satisfied at target, maximum or actual performance through closing or provide for the performance conditions to continue, or (v) provide that stock options or stock appreciation rights will become fully exercisable for a period of at least 20 days prior to the change in control, and that any stock options or stock appreciation rights not exercised within this period will terminate upon change in control.

              Clawback.    Awards granted under the 2017 Plan will be subject to the requirement that the awards be repaid to JBG SMITH after they have been distributed to the participant (i) to the extent set forth in the 2017 Plan or an award agreement or (ii) to the extent the participant is, or in the future becomes, subject to any JBG SMITH clawback or recapture policy, including any such policy that is adopted to comply with the requirements of any applicable laws, or any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws.

    Material United States Income Tax Consequences

              Below is a brief summary of the principal U.S. federal income tax consequences of the 2017 Plan under current law. This summary is not intended to be exhaustive and does not describe, among other things, state, local or foreign income, withholding and payroll tax matters, and other tax consequences. The specific tax consequences to a participant will depend on that participant's individual circumstances.

              Incentive Stock Options.    Upon the grant or exercise of an incentive stock option, no income will be recognized by the optionee for federal income tax purposes, and JBG SMITH will not be entitled to any deduction. If the JBG SMITH common shares acquired upon exercise are not disposed of within the one-year period beginning on the date of the transfer of the JBG SMITH common shares to the optionee, nor within the two-year period beginning on the date of the grant of the option, any gain or loss realized by the optionee upon the disposition of such JBG SMITH common shares will be taxed as long-term capital gain or loss. In such event, no deduction will be allowed to JBG SMITH. If such JBG SMITH common shares are disposed of within the one-year or two-year periods referred to above, the excess of the fair market value of the JBG SMITH common shares on the date of exercise (or, if less, the fair market value on the date of disposition) over the exercise price will be taxable as ordinary income to the optionee at the time of disposition, and JBG SMITH will be entitled to a corresponding deduction. The amount by which the fair market value of the JBG SMITH common shares at the time of exercise of an incentive stock option exceeds the option price will constitute an item of tax preference that could subject the optionee to the alternative minimum tax. Whether the optionee will be subject to such tax depends on the facts and circumstances applicable to the individual.

              Non-Qualified Stock Options.    Upon the grant of a non-qualified stock option, no income will be realized by the optionee, and JBG SMITH will not be entitled to any deduction. Upon the exercise of such an option, the amount by which the fair market value of the JBG SMITH common shares at the time of exercise exceeds the exercise price will be taxed as ordinary income to the optionee, and JBG SMITH will be entitled to a corresponding deduction. All option grants to non-employee trustees and consultants are treated as non-qualified options for federal income tax purposes.

              Stock Appreciation Rights.    Upon the grant of a stock appreciation right, no taxable income will be realized by the holder, and JBG SMITH will not be entitled to any tax deduction. Upon the exercise of a stock appreciation right, the amount by which the fair market value of the JBG SMITH common shares at the time of exercise exceeds the grant price will be taxed as ordinary income to the holder, and JBG SMITH will be entitled to a corresponding deduction.

              Performance Shares and Restricted Shares.    A participant will not be subject to tax upon the grant of a restricted share unit, or upon the grant of actual restricted JBG SMITH common shares, unless such participant makes the election referred to below. Upon the vesting date (the date of lapse of the applicable forfeiture conditions or transfer restrictions, in the case of share awards and, in the case of share unit awards, the date of vesting and distribution of the shares and/or cash underlying the share units), the participant will recognize ordinary income equal to the fair market value of the shares and/or cash received (less any amount such participant may have paid for the shares), and JBG SMITH generally will be entitled to a deduction equal to the amount of income recognized by such participant. In the case of an award of actual restricted JBG SMITH common shares, if any dividends are paid on such common shares prior to the vesting date, they will be includible in a participant's income during the restricted period as additional compensation (and not as dividend income).

              A participant may elect to recognize immediately, as ordinary income, the fair market value of actual restricted JBG common shares (less any amount paid for the shares) at date of grant, without regard to applicable forfeiture conditions and transfer restrictions. This election is referred to as a Section 83(b) election. If a participant makes this election, the holding period will begin the day after the date of grant, dividends paid on the shares will be subject to the normal rules regarding distributions on stock and no additional income will be recognized by such participant upon the vesting date. However, if a participant forfeits the restricted shares before the vesting date, no deduction or capital loss will be available to that participant (even though the participant previously recognized income with respect to such forfeited shares). In the event that the shares are forfeited by such participant, JBG SMITH generally will include in its income the amount of its original deduction.

              OP Units.    OP Unit awards will be structured to qualify as "profits interests" for federal income tax purposes, meaning that, under current law, no income will be recognized by the recipient upon grant or vesting, and JBG SMITH will not be entitled to any deduction. As profits interests, OP Units would not initially have full parity with common limited partnership units with respect to liquidating distributions, but upon the occurrence of specified events could over time achieve such parity and thereby accrete to an economic value equivalent to JBG SMITH common shares on a one-for-one basis. However, there are circumstances under which such parity would not be reached, in which case the value of an OP Unit award would be reduced. If OP Units are not disposed of within the one-year period beginning on the date of grant of the OP Unit award, any gain (assuming the applicable tax elections are made by the grantee) realized by the recipient upon disposition will be taxed as long-term capital gain. OP Units also include Formation Units (see "—Initial Equity Grants" and "Partnership Agreement—Other Partnership Units—Formation Units").

              Disposition of Shares.    Unless stated otherwise above, upon the subsequent disposition of JBG SMITH common shares acquired under any of the preceding awards, the participant will recognize capital gain or loss based upon the difference between the amount realized on such disposition and the participant's basis in the JBG SMITH common shares, and such amount will be long-term capital gain or loss if such JBG SMITH common shares were held for more than 12 months.

              Additional Medicare Tax.    Participants are subject to a 3.8% tax on the lesser of (i) the participant's "net investment income" for the relevant taxable year and (ii) the excess of the participant's modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000, depending on the participant's circumstances). A participant's net investment income generally includes dividend income and net gains from the disposition of JBG SMITH common shares. Participants are urged to consult their tax advisors regarding the applicability of this Medicare tax to their income and gains in respect of their investment in JBG SMITH common shares.

              Section 409A.    If an award is subject to Section 409A of the Code, but does not comply with the requirements of Section 409A of the Code, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Participants are urged to consult with their tax advisors regarding the applicability of Section 409A of the Code to their awards.

    Initial Equity Grants

              Pursuant to the 2017 Plan and the partnership agreement, certain employees of JBG SMITH will be eligible to receive initial equity-based awards, which may include awards based on interests in JBG SMITH LP. Additionally, in order to attract and retain talented executives and to link compensation to shareholder returns, initial "appreciation-only" equity grants will be made in connection with the consummation of the combination to certain JBG Properties and Vornado employees for a number of awards equal to approximately $100 million divided by the average high and low trading prices of a JBG SMITH common share on the NYSE on the grant date, who in each case are intended to become trustees, employees or members of the management team of JBG SMITH in connection with the combination. Such awards, which we refer to as the "Formation Units," include the Initial Formation Awards to be issued to the NEOs, as described above. The Formation Units will be special limited partnership interests in JBG SMITH LP, structured in a manner intended to qualify as "profits interests" for federal income tax purposes. The value of a Formation Unit will be tied to the appreciation of a common share of JBG SMITH commencing from the date of grant. The Formation Units will be issued under the terms of the partnership agreement and the 2017 Plan. The Formation Units will generally vest 25% on each of the third and fourth anniversaries of the date of grant, and 50% on the fifth anniversary of the date of grant, subject to continued employment (with accelerated vesting upon the grantee's "retirement," death or "disability," or the termination of the grantee's employment with JBG SMITH or its affiliate without "cause" or by the grantee for "good reason," each as defined in the applicable award agreement). For further information on the Formation Units, see "Partnership Agreement—Other Partnership Units—Formation Units".

              In connection with entry into the MTA, in addition to the grants of Formation Units described above, the compensation committee of the Vornado board of trustees approved a letter agreement dated October 31, 2016 (the "Letter Agreement") pursuant to which Steven Roth, Vornado's Chairman and Chief Executive Officer, will be entitled to receive, in connection with his service on the board of trustees of JBG SMITH, and contingent on the closing of the combination, a grant of a number of Formation Unit awards equal to $6,500,000 divided by the average high and low trading prices of a JBG SMITH common share on the NYSE on the first trading day following the closing of the combination. The award of Formation Units to be granted to Mr. Roth will have the same general terms as the Formation Units to be granted to employees of JBG SMITH described above. The above description is qualified in its entirety by reference to the terms of the Letter Agreement between JBG SMITH and Mr. Roth and the form of Non-Employee Trustee Formation Unit Agreement attached thereto, which are filed as an exhibit to the registration statement on Form 10 of which this information statement is a part.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions

              On an annual basis, each trustee and executive officer will be required to complete a trustee and officer questionnaire which requires disclosure of any transactions with us in which the trustee or officer, or any member of his or her immediate family, has an interest. Pursuant to the Audit Committee charter, the Audit Committee must review and approve or ratify all related person transactions in accordance with the policies of the company in effect from time to time. The Audit Committee's charter will be available on the corporate governance section of JBG SMITH's website:            . This website will be operational as of            .

Registration Rights Agreements

              In connection with the MTA, we are obligated to enter into a registration rights agreement with the JBG Parties and JBG designees receiving JBG SMITH common shares in the combination (the "Shares Registration Rights Agreement") and a separate registration rights agreement with the JBG Parties and JBG designees receiving JBG SMITH LP common limited partnership units in the combination (the "Units Registration Rights Agreement" and together with the Shares Registration Rights Agreement, the "Registration Rights Agreements").

              Under the Shares Registration Rights Agreement, subject to certain exceptions, we will be required to use commercially reasonable efforts to file a registration statement to register for resale the JBG SMITH common shares issued to the JBG Parties and the JBG designees in the combination no later than 60 days following the consummation of the combination. We will be required to pay all expenses related to our registration obligations under such Shares Registration Rights Agreement, except for any brokerage and sales commission fees and disbursements of each holder's counsel, accountants and other holder's advisors, and any transfer taxes relating to the sale or disposition of the JBG SMITH common shares by such holder.

              Under the Units Registration Rights Agreement, subject to certain exceptions, we will agree to file one or more registration statements within 13 months following the consummation of the combination that cover either the issuance or the resale of JBG SMITH common shares issued in exchange for JBG SMITH LP common limited partnership units issued in the combination. We also will be required to use commercially reasonable efforts to cause the registration statement(s) to become effective as promptly as practicable after filing and (i) for registration statement(s) relating to the issuance of JBG SMITH common shares, remain effective until all JBG SMITH LP common limited partnership units issued in the combination have been redeemed or exchanged or the JBG SMITH common shares eligible for registration no longer exist as a class of securities, or (ii) for registration statement(s) relating to the resale of JBG SMITH common shares, remain effective until all JBG SMITH common shares have been sold or are eligible to be resold without registration under Rule 144 promulgated under the Securities Act. If we determine to register the resale of the JBG SMITH common shares, each holder of JBG SMITH LP common limited partnership units issued in the combination desiring to be covered by the registration statement will be required to provide us with all information regarding the holder and the holder's plan of distribution that is required to be included in the registration statement. We will pay all of the expenses relating to the registration of JBG SMITH common shares.

              The registration of either the issuance or the resale of the JBG SMITH common shares to be received upon redemption of JBG SMITH LP common limited partnership units generally will enable holders of JBG SMITH LP common limited partnership units to immediately resell under U.S. federal securities laws any JBG SMITH common shares received upon the redemption of JBG SMITH LP common limited partnership units that were issued in the combination.

              The Registration Rights Agreements will permit us to suspend the use of any registration statement if we have material information that has not yet been included in the registration statement, we are engaging in an underwritten offering of our own shares or in certain other circumstances. We will not be permitted to suspend the use of any registration statement pursuant to these provisions for more than 180 days in any 12-month period.

              The Registration Rights Agreements also will provide for customary indemnification obligations of both the company and the holders in connection with any registration statement. In general, we will indemnify each person receiving the registration rights for any liability arising out of any actual or alleged material misstatements or omissions contained in a registration statement or related prospectus, except for misstatements or omissions relating to the information provided by that person. Each person receiving the registration rights will provide us with corresponding indemnification relating to the information provided by the holder. The rights under any agreement with respect to JBG SMITH common shares issuable upon exchange of JBG SMITH LP common limited partnership units generally will be transferable in connection with any permitted transfer of the JBG SMITH LP common limited partnership units.

Agreements with Vornado

              Following the separation, JBG SMITH and Vornado will operate separately, each as an independent public company. JBG SMITH and Vornado will enter into the Separation Agreement and certain other agreements prior to the separation that will effectuate the separation, provide a framework for JBG SMITH's relationship with Vornado after the separation and provide for the allocation between JBG SMITH and Vornado of Vornado's assets, liabilities and obligations (including its assets, employees and tax-related assets and liabilities) attributable to periods prior to, at and after JBG SMITH's separation from Vornado, such as a Transition Services Agreement, a Tax Matters Agreement, and an Employee Matters Agreement. The forms of the agreements listed above are filed as exhibits to the registration statement on Form 10 of which this information statement is a part. In addition, JBG SMITH will enter into certain Cleaning Services Agreements with a subsidiary of Vornado with respect to the JBG Included Properties and Vornado Included Properties, and a Management Agreement.

              The summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. When used in this section, "distribution date" refers to the date on which Vornado distributes its JBG SMITH common shares to the holders of Vornado common shares and VRLP distributes JBG SMITH common shares to the holders of its common limited partnership units.

The Separation Agreement

              The following discussion summarizes the material provisions of the Separation Agreement that will be entered into between JBG SMITH and Vornado. The Separation Agreement sets forth, among other things, JBG SMITH's agreements with Vornado regarding the principal transactions necessary to separate JBG SMITH from Vornado. It also sets forth other agreements that govern certain aspects of JBG SMITH's relationship with Vornado after 11:59 p.m. on the distribution date, which we refer to as the effective time.

    Transfer of Assets and Assumption of Liabilities

              The Separation Agreement identifies the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of JBG SMITH and Vornado as part of the separation of Vornado into two companies, and it provides for when and how these transfers, assumptions and assignments will occur. In particular, the Separation Agreement provides, among other things, that subject to the terms and conditions contained therein:

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  Certain assets related to the Vornado Included Properties, as operated by Vornado as of the effective time, referred to as the "JBG SMITH Assets," will be transferred to JBG SMITH or one of JBG SMITH's subsidiaries, including:

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  real property;

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  contracts (or portions thereof) that relate to the JBG SMITH business as of the effective time;

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  equity interests of certain Vornado subsidiaries that hold assets and liabilities related to the JBG SMITH business as of the effective time;

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  information or the right to information related to the JBG SMITH Assets, the JBG SMITH Liabilities (as defined below), or the JBG SMITH business as of the effective time;

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  assets expressly allocated to JBG SMITH or one of JBG SMITH's subsidiaries pursuant to the terms of the Separation Agreement or certain other agreements entered into in connection with the separation;

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  other assets that are included in the JBG SMITH pro forma balance sheet which appear in the section entitled "Unaudited Pro Forma Combined Financial Statements," and any assets acquired subsequent to the date of such pro forma balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such pro forma balance sheet if prepared on a consistent basis; and

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  all other assets owned or held by Vornado or JBG SMITH or any of their respective subsidiaries immediately prior to the effective time that exclusively relate to or are exclusively used in the JBG SMITH business.

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  Certain liabilities related to the JBG SMITH business as of the effective time or the JBG SMITH Assets, referred to as the "JBG SMITH Liabilities," will be transferred to JBG SMITH or one of JBG SMITH's subsidiaries, including:

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  liabilities arising out of actions, inactions, events, omissions, conditions, facts, or circumstances occurring or existing prior to the effective time to the extent related to, arising out of or resulting from the JBG SMITH business or the JBG SMITH Assets;

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  liabilities for claims made by third parties, or trustees, officers, employees, agents of Vornado or JBG SMITH or their subsidiaries or affiliates against either Vornado or JBG SMITH or any of their respective subsidiaries to the extent relating to, arising out of, or resulting from the JBG SMITH business, the JBG SMITH Assets or JBG SMITH Liabilities;

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  all liabilities to the extent relating to, arising out of or resulting from (i) the activities or operations of the JBG SMITH business or the ownership or use of the JBG SMITH Assets after the separation by JBG SMITH or any of its subsidiaries or (ii) the activities or operations of any other business conducted by JBG SMITH or any of its subsidiaries at any time after the separation;

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  liabilities and obligations expressly allocated to JBG SMITH or one of JBG SMITH's subsidiaries pursuant to the terms of the Separation Agreement or certain other agreements entered into in connection with the separation;

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    liabilities relating to, arising out of or resulting from certain contracts, intellectual property, software, technology and permits transferred to JBG SMITH as a result of the separation; and

    •
    other liabilities that are included in the JBG SMITH pro forma balance sheet which appear in the section entitled "Unaudited Pro Forma Combined Financial Statements," and all liabilities arising or assumed after the date of such pro forma balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on such pro forma balance sheet if prepared on a consistent basis.

  •
  All of the assets and liabilities (including whether accrued, contingent, or otherwise) other than the JBG SMITH Assets and JBG SMITH Liabilities (such assets and liabilities, other than the JBG SMITH Assets and the JBG SMITH Liabilities, referred to as the "Vornado Assets" and "Vornado Liabilities," respectively) will be retained by or transferred to Vornado or one of its subsidiaries.

              Except as expressly set forth in the Separation Agreement, the MTA or any ancillary agreement (as defined in the Separation Agreement, including but not limited to the Transition Services Agreement, Tax Matters Agreement, and the Employee Matters Agreement), neither JBG SMITH nor Vornado will make any representation or warranty as to the assets, business or liabilities transferred or assumed as contemplated by the Separation Agreement, the MTA or any ancillary agreement, as to any consents, approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets, as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either JBG SMITH or Vornado, or as to the legal sufficiency of any assignment, document or instrument delivered under the Separation Agreement to convey title to any asset or thing of value to be transferred in connection with the separation. All assets will be transferred on an "as is," "where is" basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, and that any necessary consents, approvals or notifications are not obtained or made or that any requirements of laws, agreements, security interests, or judgments are not complied with.

              Information in this information statement with respect to the assets and liabilities of the parties following the effective time but before the combination is presented based on the allocation of such assets and liabilities pursuant to the Separation Agreement, unless the context otherwise requires. The Separation Agreement provides that, in the event that the novation or assignment of certain liabilities to Vornado or JBG SMITH, as applicable, does not occur prior to the effective time, then until such liabilities are able to be novated or assigned, Vornado or JBG SMITH, as applicable, will pay, perform, and discharge such obligations and liabilities from which the other party has not been released as a result of such inability to effectuate such novation or assignment, from and after the effective time.

    The Distribution

              The Separation Agreement also governs the rights and obligations of the parties regarding the distribution following the effective time. On the distribution date, Vornado will distribute to its shareholders that hold Vornado common shares as of the close of business on the record date such number of shares of JBG SMITH as is necessary to effect the Vornado distribution, on a pro rata basis. Immediately prior to such distribution by Vornado, VRLP will distribute to the holders of its common limited partnership units as of the close of business on the record date all of the issued and outstanding common limited partnership units of JBG SMITH LP on a pro rata basis. Following such distribution by VRLP and prior to such distribution by Vornado, Vornado will contribute to JBG SMITH all of the common limited partnership units of JBG SMITH LP it receives in the distribution by VRLP in exchange for JBG SMITH common shares.

    Conditions to the Distribution

              The Separation Agreement provides that the distribution is subject to the satisfaction (or waiver by Vornado) of certain conditions; provided, however, that any such waiver by Vornado shall be subject to the written consent of JBG Properties, unless the MTA shall have been terminated in accordance with its terms. These conditions are described under "The Separation and the Combination—The Combination—The MTA—Conditions to Consummation of the Separation and the Combination."

              Subject to the terms of the MTA, Vornado has the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the distributions by each of Vornado and VRLP and, to the extent it determines to so proceed, to determine the record date and the distribution date for the distribution by each of Vornado and VRLP.

    Claims

              In general, each party to the Separation Agreement will assume liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities, and will indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.

    Releases

              The Separation Agreement provides that JBG SMITH and its affiliates will release and discharge Vornado and its affiliates from all liabilities assumed by JBG SMITH as part of the separation, from all JBG SMITH Liabilities, from all liabilities arising from or in connection with all acts and events occurring or existing, on or before the effective time relating to JBG SMITH's business, the JBG SMITH Assets and the JBG SMITH Liabilities, and from all liabilities arising from or in connection with the implementation of the separation and the combination, except as expressly set forth in the Separation Agreement. Vornado and its affiliates will release and discharge JBG SMITH and its affiliates from all liabilities retained by Vornado and its affiliates as part of the separation, from all liabilities existing or arising in connection with the implementation of the separation and the combination, and from all acts and events occurring or existing, on or before the effective time relating to Vornado's business, the Vornado Assets and the Vornado Liabilities, except as expressly set forth in the Separation Agreement.

              These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include, but are not limited to, the Separation Agreement, the MTA, Transition Services Agreement, Tax Matters Agreement, Employee Matters Agreement, and certain other agreements executed in connection with the separation.

    Indemnification

              Pursuant to the Separation Agreement, JBG SMITH LP will indemnify, defend and hold harmless Vornado, each of its affiliates and each of their respective trustees, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

  •
  The JBG SMITH Liabilities;

  •
  The failure of JBG SMITH or any of its subsidiaries to pay, perform or otherwise promptly discharge any of the JBG SMITH Liabilities, in accordance with their respective terms, whether prior to, at or after the effective time;

  •
  Any breach by JBG SMITH or any of its subsidiaries of the Separation Agreement or any of the ancillary agreements; and

  •
  Except to the extent it relates to a Vornado Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of JBG SMITH or any of its subsidiaries by Vornado or any of its subsidiaries (other than JBG SMITH and its subsidiaries) that is required to be novated pursuant to the Separation Agreement and that survives following the effective time (other than as a result of a breach thereof by any member of Vornado or any of its subsidiaries (other than JBG SMITH and its subsidiaries).

              VRLP will indemnify, defend and hold harmless JBG SMITH, each of its affiliates and each of its respective trustees, officers and employees from and against all liabilities relating to, arising out of or resulting from:

  •
  The Vornado Liabilities;

  •
  The failure of Vornado or any of its subsidiaries, other than JBG SMITH, to pay, perform or otherwise promptly discharge any of the Vornado Liabilities, in accordance with their respective terms whether prior to, at or after the effective time;

  •
  Any breach by Vornado or any of its subsidiaries, other than JBG SMITH, of the Separation Agreement or any of the ancillary agreements; and

  •
  Except to the extent it relates to a JBG SMITH Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of Vornado or any of its subsidiaries (other than JBG SMITH and its subsidiaries) by JBG SMITH or any of its subsidiaries that is required to be novated pursuant to the Separation Agreement and that survives following the effective time (other than as a result of a breach thereof by JBG SMITH or any of its subsidiaries after the separation).

              The Separation Agreement also establishes procedures with respect to claims subject to indemnification and related matters.

    Legal Matters

              Subject to certain specified exceptions, each party to the Separation Agreement will assume the liability for, and control of, all pending and threatened legal matters related to its own business, as well as assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such assumed legal matters.

    Insurance

              The Separation Agreement provides for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution date and sets forth procedures for the administration of insured claims. In addition, the Separation Agreement allocates between the parties the right to proceeds and the obligation to incur certain deductibles under certain insurance policies.

    Further Assurances

              In addition to the actions specifically provided for in the Separation Agreement, both JBG SMITH and Vornado agree in the Separation Agreement to use commercially reasonable efforts, prior to, on and after the effective time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the Separation Agreement and the ancillary agreements.

    Dispute Resolution

              The Separation Agreement contains provisions that govern the resolution of disputes, controversies or claims that may arise between JBG SMITH and Vornado related to the Separation Agreement or any ancillary agreement. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by escalation of the matter to executives of JBG SMITH and Vornado who hold, at a minimum, the title of vice president. If such efforts are not successful, either JBG SMITH or Vornado may submit the dispute, controversy or claim to mediation and subsequently arbitration, subject to the provisions of the Separation Agreement.

    Expenses

              JBG SMITH and its subsidiaries will be responsible for reasonable out-of-pocket third-party fees, costs and expenses incurred on or prior to the effective time in connection with the preparation, execution, delivery and implementation of the Separation Agreement and any ancillary agreement, the separation, and the registration statement on Form 10 filed by JBG SMITH of which this information statement forms a part. All fees, costs and expenses incurred after the effective time shall be borne by the party incurring such fees, costs or expenses.

    Other Matters

              Other matters governed by the Separation Agreement include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

    Termination

              The Separation Agreement provides that it shall terminate simultaneously with the valid termination of the MTA prior to the closing of the combination. Except for a termination described in the immediately preceding sentence, prior to the closing of the combination, JBG SMITH shall not agree to terminate the Separation Agreement without the prior written consent of JBG Properties, which consent shall not be unreasonably withheld, conditioned or delayed. After the closing of the combination, the Separation Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of Vornado, VRLP, JBG SMITH and JBG SMITH LP.

    Amendments

              No provision of the Separation Agreement may be amended or modified except by a written instrument signed by the party against whom the amendment is sought to be enforced. In addition, unless the MTA has been terminated in accordance with its terms, such amendment shall be subject to the written consent of JBG Operating Partners.

Transition Services Agreement

              JBG SMITH and Vornado will enter into a Transition Services Agreement prior to the distribution pursuant to which Vornado and its subsidiaries will provide various corporate support services to JBG SMITH on an interim, transitional basis. The services to be provided to JBG SMITH will include initially information technology, financial reporting and SEC compliance, and possibly other matters. The costs of the services to be provided to JBG SMITH are estimated to be approximately $                 million annually and are expected to diminish over time as JBG SMITH fills vacant positions and builds its own infrastructure. We believe that the terms are comparable to those that would have been negotiated on an arm's-length basis.

              The Transition Services Agreement will terminate on the expiration of the term of the last service provided under it, which will generally be up to                years following the distribution date.

Either party may terminate the agreement upon a change in control of the other party and JBG SMITH, as the recipient for a particular service, generally can terminate that service prior to the scheduled expiration date.

              JBG SMITH anticipates that it will generally be in a position to complete the transition away from the services provided under the Transition Services Agreement on or before             years following the distribution date.

Tax Matters Agreement

              In connection with the Separation Agreement, Vornado and JBG SMITH will enter into a Tax Matters Agreement prior to the distribution by Vornado which will generally govern Vornado's and JBG SMITH's respective rights, responsibilities and obligations after the distribution by Vornado with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution by Vornado and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, tax returns, tax elections, tax contests and certain other tax matters.

              In general, under the Tax Matters Agreement, JBG SMITH is liable for any taxes (other than taxes related to the distribution, which will be allocated in the manner described in the next paragraph) attributable to JBG SMITH and its subsidiaries, unless such taxes are imposed on JBG SMITH or any of the REITs contributed by Vornado (i) with respect to a period before the distribution as a result of any action taken by Vornado after the distribution, or (ii) with respect to any period as a result of Vornado's failure to qualify as a REIT for the taxable year of Vornado that includes the distribution.

              In addition, the Tax Matters Agreement will impose certain restrictions on JBG SMITH and its subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that will be designed to preserve the tax-free status of the distribution by Vornado and certain related transactions. The Tax Matters Agreement will provide special rules that allocate tax liabilities in the event the distribution by Vornado, together with certain related transactions, is not tax-free. In general, under the Tax Matters Agreement, each party is expected to be responsible for any taxes imposed on Vornado or JBG SMITH that arise from the failure of the distribution by Vornado, together with certain related transactions, to qualify as a tax-free transaction for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code (including as a result of Section 355(e) of the Code), to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party's respective shares, assets or business, or a breach of the relevant representations or covenants made by that party in the Tax Matters Agreement.

Employee Matters Agreement

              In connection with the Separation Agreement, Vornado and JBG SMITH will enter into an Employee Matters Agreement to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters.

              The Employee Matters Agreement will govern Vornado's and JBG SMITH's compensation and employee benefit obligations relating to employees of Vornado who will be employed by JBG SMITH following the closing of the combination, and it generally will allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs for such employees between Vornado and JBG SMITH. The Employee Matters Agreement will provide that JBG SMITH will establish compensation and benefit plans and programs for the JBG SMITH employees, at the times set forth therein. In addition, the Employee Matters Agreement will provide that, unless otherwise specified, Vornado will remain responsible for liabilities associated with former Vornado employees, employment-related liabilities associated with employees of Vornado who will be employed by JBG SMITH following the separation that arise on or prior to the separation date, and any liabilities associated with Vornado's benefit plans, regardless of when incurred. JBG SMITH will be responsible for employment-related liabilities associated with employees who will be employed by JBG SMITH following the separation that arise after the separation date.

              The Employee Matters Agreement also will set forth the general principles relating to employee matters, including with respect to the assignment of employees, employment agreements, workers' compensation, recognition of employee service credit under the JBG SMITH benefit plans and the duplication of benefits.

Cleaning Services Agreements

              Pursuant to the MTA, at the completion of the separation and the combination, certain subsidiaries of JBG SMITH and a subsidiary of Vornado will enter into agreements pursuant to which a subsidiary of Vornado will provide cleaning services to the JBG Included Properties and the Vornado Included Properties. The aggregate annual amount of fees we expect to pay pursuant to these agreements is $            .

Management Agreement

              Pursuant to the terms of the MTA, following the consummation of the separation and the combination, from time to time, JBG SMITH may provide property management, asset management, leasing brokerage and other similar services with respect to any Vornado Included Asset that is excluded from the separation and the combination (including any such Vornado Included Asset that is designated as a Kickout Interest pursuant to the MTA). However, JBG SMITH will not provide any services that, as of the date of the combination, are provided to such property by a third party that is not an affiliate of Vornado. Such services shall be provided pursuant to the Management Agreement, which shall be entered into upon the terms specified in the MTA and upon such other reasonable and customary terms as JBG SMITH and Vornado may agree in good faith. The aggregate annual amount of fees we expect to receive pursuant to the Management Agreement is $            .

Management Subcontracts

              Pursuant to the terms of the MTA, following consummation of the combination, we expect to provide services for the benefit of the JBG Funds that own interests in the JBG Excluded Assets, which JBG Funds are owned in part by members of our senior management. Such services shall be provided pursuant to management subcontracts, which shall be entered into in the form specified in the MTA. The aggregate annual amount of fees we expect to receive pursuant to these subcontracts is $            .

Employment Agreements

              We have entered into employment agreements with our named executive officers that will take effect upon completion of the transaction. For a description of the terms of these employment agreements, see "Compensation Discussion and Analysis—JBG SMITH Compensation Programs Following the Separation—Employment Agreements."

Partnership Agreement

              Pursuant to the MTA, we will enter into an operating partnership agreement with the limited partners that own JBG SMITH LP limited partnership units. See "Partnership Agreement." Upon completion of the transaction, based upon the distribution by VRLP of one JBG SMITH LP common limited partnership unit for every two VRLP common limited partnership units, and the number of JBG SMITH LP common limited partnership units expected to be issued to JBG investors in connection with the combination, we will own, directly and indirectly, approximately                % of the partnership interests in our operating partnership, the common limited partners of VRLP as of the

record date will own approximately                % and JBG investors as of the date of the combination will own approximately                %. The partnership agreement will provide that, subject to periodic limits and minimum thresholds, a limited partner may exercise a redemption right to redeem his or her common limited partnership units for cash or, at our election, our common shares, at any time beginning one year following the later of (1)                 (the completion of the separation and the combination) and (2) the date of the issuance of the common limited partnership units held by the limited partner, subject to certain limitations in terms of timing and the total number of common limited partnership units that can be redeemed in any single year. We may reduce or waive the holding period. In addition, the partnership agreement generally restricts our ability to transfer our partnership interests or withdraw from the partnership, including through mergers and certain other extraordinary transactions, unless certain requirements are met. With respect to limited partners other than us, the partnership agreement prohibits the sale, assignment, transfer, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition of all or any portion of the limited partnership units without our consent, which we may give or withhold in our sole discretion, except for (i) transfers to affiliates of the transferor limited partner, which are permissible without our consent, (ii) transfers by an incapacitated limited partner, in which case such incapacitated limited partner may transfer all or any portion of its partnership units, and (iii) certain other permitted transfers. "See Partnership Agreement—Transferability of Interests" for more information regarding these restrictions. Our investors who hold JBG SMITH LP common limited partnership units will receive registration rights with respect to the common shares that may be issued to them upon the exchange of their common limited partnership units. See "Certain Relationships and Related Person Transactions—Registration Rights Agreements" for more information regarding these registration rights.

Incentive Awards

              In connection with the transaction, a cash and equity-based incentive award plan for our trustees, officers, employees and consultants will be adopted. We expect that an aggregate of                common shares will be available for issuance under awards granted pursuant to our equity incentive plan. Upon completion of the separation, we intend to grant equity-based awards, subject to certain vesting requirements, to certain of our key employees. See "Compensation Discussion and Analysis—JBG SMITH Compensation Programs Following the Separation—JBG SMITH 2017 Omnibus Share Plan" for more information.

Indemnification Agreements

              Effective upon the completion of the transaction, our declaration of trust and bylaws will provide for certain indemnification rights for our trustees and officers, and we will enter into an indemnification agreement with each of our executive officers and trustees providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities, as officers or trustees to the maximum extent permitted by Maryland law. See "Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Limitations of Liability and Indemnification of Trustees and Officers."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

              Before the separation, all of the outstanding JBG SMITH common shares will be owned beneficially and of record by Vornado. Following the distribution by Vornado, JBG SMITH expects to have outstanding an aggregate of approximately            common shares based upon (i)  approximately            common shares of Vornado outstanding on            and a distribution ratio of one JBG SMITH common share for every two Vornado common shares, and (ii) the number of JBG SMITH common shares expected to be issued to JBG investors in connection with the combination.

Security Ownership of Certain Beneficial Owners

              The following table reports the number of JBG SMITH common shares and JBG SMITH LP common limited partnership units beneficially owned, immediately following the completion of the separation and the combination, calculated as if the record date for the distributions was            , based upon the distribution by Vornado of one JBG SMITH common share for every two Vornado common shares, the distribution by VRLP of one JBG SMITH LP common limited partnership unit for every two VRLP common limited partnership units, and the number of JBG SMITH common shares and JBG SMITH LP common limited partnership units expected to be issued to JBG investors in connection with the combination, by the holders listed below (directly or indirectly), all of whom would beneficially own more than 5% of JBG SMITH's outstanding common shares or JBG SMITH LP's outstanding common limited partnership interests (excluding JBG SMITH itself). Unless otherwise indicated in the footnotes, shares and partnership units are owned directly and the indicated person has sole voting and investment power.

	Number of Common Shares and Partnership Units(1)	Percent of All Common Shares(1)	Percent of All Common Shares and Partnership Units(1)
The Vanguard Group, Inc.(2) 100 Vanguard Boulevard Malvern, PA 19355
Vanguard Specialized Funds— Vanguard REIT Index Fund(3) 100 Vanguard Boulevard Malvern, PA 19355
BlackRock Inc.(4) 40 East 52nd Street New York, NY 10022
State Street Corporation(5) One Lincoln Street Boston, MA 02111

(1)
Based on the number of Vornado common shares entitled to receive shares of JBG SMITH in the distribution by Vornado, the number of VRLP common limited partnership units entitled to receive common limited partnership units of JBG SMITH LP in the distribution by VRLP, and the number of JBG SMITH shares and JBG SMITH LP common limited partnership units expected to be issued to JBG investors in connection with the combination as of            .

(2)
Based on holdings of Vornado common shares and VRLP common limited partnership units as reported on an amendment to Schedule 13G filed on            .

(3)
Based on holdings of Vornado common shares and VRLP common limited partnership units as reported on an amendment to Schedule 13G filed on            .

(4)
Based on holdings of Vornado common shares and VRLP common limited partnership units as reported on an amendment to Schedule 13G filed on            .

(5)
Based on holdings of Vornado common shares and VRLP common limited partnership units as reported on an amendment to Schedule 13G filed on            .

Security Ownership of Trustees and Executive Officers

              The following table sets forth information, immediately following the completion of the separation and the combination, calculated as of             , based upon the distribution of one JBG SMITH common share for every two Vornado common shares, the distribution of one JBG SMITH LP common limited partnership unit for every two VRLP common limited partnership units, and the number of JBG SMITH common shares and JBG SMITH LP common limited partnership units expected to be issued to JBG investors in connection with the combination, regarding (1) each expected trustee and officer of JBG SMITH and (2) all of JBG SMITH's expected trustees and officers as a group. Unless otherwise indicated in the footnotes to the table, shares and partnership units are owned directly and the indicated person has sole voting and investment power.

	Number of Common Shares and Partnership Units(1)	Percent of All Common Shares(1)	Percent of All Common Shares and Partnership Units(1)
Steven Roth
W. Matthew Kelly
Alan S. Forman
Michael Glosserman
James Iker
David Paul
Mitchell Schear
Robert Stewart
All trustees and executive officers as a group ( people)

*
Less than 1%.

(1)
Based on the number of Vornado common shares entitled to receive shares of JBG SMITH in the distribution by Vornado, and the number of JBG SMITH shares and JBG SMITH LP common limited partnership units expected to be issued to JBG investors in connection with the combination, as of            .

 THE SEPARATION AND THE COMBINATION

Background

              Since 2013, the management and board of trustees of Vornado have been considering the merits of alternative strategies involving Vornado's Washington, DC metropolitan area business, including a potential tax-free spin-off into an independent publicly traded company. Ultimately, management and the board of trustees decided that the Washington, DC business and Vornado's New York City-focused office and high street retail business would perform better and be better positioned to grow, and would receive a better combined valuation in the marketplace, if they were separated, which would allow for the delivery of enhanced value to Vornado shareholders.

              In August, 2013, Vornado management began discussions with the management of the JBG Parties regarding a potential combination of Vornado's Washington, DC metropolitan area business with The JBG Companies and certain Washington, DC assets owned by the JBG Parties. Over the course of the following year and a half, Vornado and the JBG Parties conducted due diligence on each other (including with respect to their respective real estate portfolios) and negotiated a non-binding term sheet with respect to the potential combination.

              In April 2014, while discussions with the JBG Parties continued, Vornado announced that, consistent with Vornado's plan to become a highly focused, office and high street retail REIT, its board of trustees had approved a plan to spin off Vornado's shopping center business into Urban Edge Properties, a new publicly traded REIT. Over the course of 2014, Vornado management worked with its financial and legal advisors to effectuate the separation of Urban Edge Properties from Vornado's other businesses.

              In January of 2015, the negotiations between Vornado and the JBG Parties concluded without the execution of the term sheet or any definitive agreement with respect to the potential combination. On January 15, 2015, Vornado completed the spin-off of Urban Edge Properties from Vornado's other businesses.

              In late 2015, Vornado's management and board of trustees again began to review strategic alternatives with respect to Vornado's Washington, DC business, including the possibility of a tax-free spin-off. In June 2016, Vornado's management, in consultation with its financial advisors, determined that a tax-free spin-off of the Washington, DC business was in the best interests of Vornado and would be the best way to deliver value to shareholders, and directed Vornado's legal and financial advisors to begin preparations for implementing the transaction.

              On August 22, 2016, Steven Roth and Michael Franco of Vornado resumed discussions with W. Matthew Kelly and Michael Glosserman of JBG regarding the possible combination of Vornado's Washington, DC business with that of JBG. Discussions continued over the course of the following week, and the parties exchanged drafts of a non-binding term sheet with respect to the potential combination shortly thereafter.

              During the month of September 2016, Vornado and JBG performed in-depth valuation analyses of each other's businesses, continued to negotiate the terms of the potential separation and combination, and exchanged several drafts of the non-binding term sheet. Members of the respective management of Vornado and JBG, and their respective legal and financial advisors, participated in frequent calls and meetings regarding the principal terms of the transaction. On September 30, 2016, Vornado and JBG agreed with respect to such principal terms and directed their respective legal and financial advisors to draft the agreements necessary to memorialize the agreed terms and to conduct due diligence review of the assets to be included in the separation and combination.

              On October 6, 2016, the Vornado board of trustees met to discuss the potential transaction. At the meeting, the board of trustees indicated its support for management continuing negotiations, subject to the board of trustees' final approval of the definitive agreements prior to their execution. Over the course of October, 2016, Vornado and JBG exchanged and negotiated drafts of the transaction agreements setting forth the terms of the separation and the combination, and continued to perform due diligence on the assets to be included in the transaction. Vornado and JBG continued to negotiate with respect to the relative equity values of the assets to be contributed by each of them and the consideration to be received in exchange therefor.

              On October 31, 2016, the Vornado board of trustees met and approved the proposed transaction and the MTA. On October 31, 2016, Vornado announced that Vornado and VRLP had entered into the MTA with the JBG Parties, JBG SMITH and JBG SMITH LP, pursuant to which Vornado intends to separate the Vornado Included Assets from Vornado's other businesses and combine them with the JBG Included Assets. JBG SMITH will include Vornado's entire Washington, DC segment.

    The Separation and Distribution

              The separation will be effectuated by means of a pro rata distribution by Vornado to its common shareholders of all outstanding JBG SMITH common shares. JBG SMITH was formed for the purpose of receiving, via contribution from Vornado, all of the assets and liabilities of Vornado's Washington, DC segment, and combining Vornado's Washington, DC segment (which operates as Vornado / Charles E. Smith) and the management business and certain Washington, DC assets of JBG. Immediately prior to such distribution by Vornado, VRLP will distribute all outstanding JBG SMITH LP common limited partnership units on a pro rata basis to holders of VRLP's common limited partnership units, consisting of Vornado and the other common limited partners of VRLP. Following such distribution by VRLP and prior to such distribution by Vornado, Vornado will contribute to JBG SMITH all of the common limited partnership units of JBG SMITH LP it receives in the distribution by VRLP in exchange for JBG SMITH common shares. On            , the board of trustees of Vornado declared the distribution of all JBG SMITH common shares on the basis of one JBG SMITH common share for every two Vornado common shares held of record as of the close of business on the record date. On the same date, VRLP declared the distribution of all of the outstanding JBG SMITH LP common limited partnership units to Vornado and the other holders of common limited partnership units of VRLP on the basis of one JBG SMITH LP common limited partnership unit for every two common limited partnership units of VRLP held of record as of the close of business on the record date. Following the distribution by VRLP, the contribution by Vornado to JBG SMITH of JBG SMITH LP common limited partnership units and the distribution by Vornado, Vornado and JBG SMITH will be two independent, publicly held companies.

              On            , the distribution date, each Vornado common shareholder will receive from Vornado one JBG SMITH common share for every two Vornado common shares held at the close of business on the record date. Immediately prior to such distribution by Vornado, each holder of common limited partnership units of VRLP will receive one JBG SMITH LP common limited partnership unit for every two common limited partnership units held at the close of business on the record date. You will not be required to make any payment, surrender or exchange your Vornado common shares or VRLP common limited partnership units or take any other action to receive your JBG SMITH common shares or JBG SMITH LP common limited partnership units in the distribution. Following such distribution by VRLP and prior to such distribution by Vornado, Vornado will contribute to JBG SMITH all of the common limited partnership units of JBG SMITH LP it receives in the distribution by VRLP in exchange for JBG SMITH common shares.

    The Combination

              At 12:01 a.m. on the business day following the separation, the JBG Parties will contribute to JBG SMITH the JBG Included Assets, which consist of a portfolio of assets in the Washington, DC metropolitan area consisting of (i) 30 operating assets comprised of 18 office assets totaling approximately 3.6 million square feet (2.3 million square feet at JBG's share), 10 multifamily assets with 3,103 units (1,276 units at JBG's share) and two other assets totaling approximately 510,000 square feet (75,000 square feet at JBG's share); (ii) four wholly owned office and multifamily assets under construction totaling approximately 821,000 square feet; (iii) seven near-term development office and multifamily assets totaling approximately 1.4 million estimated square feet (1.2 million square feet at JBG's share) and (iv) 30 future development assets totaling approximately 12.5 million square feet (9.1 million square feet at JBG's share) of estimated potential development density, in exchange for newly issued JBG SMITH common shares or newly issued common limited partnership units of JBG SMITH LP. In addition, JBG will contribute its management business to JBG SMITH through the merger of JBG Operating Partners with and into a subsidiary of JBG SMITH LP and the contribution of all of the assets of JBG Properties to JBG SMITH LP in exchange for newly issued common limited partnership units of JBG SMITH LP, as well as the contribution of certain managing member interests in the JBG Included Entities owning the JBG Included Properties held by the JBG Managing Member Entities.

              The distribution and the combination as described in this information statement are subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, please refer to this section under "—Conditions to the Distribution and the Combination."

Reasons for the Separation and the Combination

              Vornado's board of trustees believes that separating the Vornado Included Assets from the remainder of Vornado's businesses and assets and combining the Vornado Included Assets with the JBG Included Assets is in the best interests of Vornado for a number of reasons, including the following:

  •
  Provides potential for a higher aggregate market value for shareholders.  The separation will enable investors and the financial community to evaluate the performance of JBG SMITH's and Vornado's remaining portfolios separately, which Vornado believes could result in a higher aggregate market value than Vornado's pre-spin value. Vornado believes the separation and combination will enable each business to cultivate a distinct identity and to appeal to different investors. As a separate company, JBG SMITH will be focused on Washington, DC, making it an attractive investment opportunity for REIT investors looking for exposure to this market. The ability to provide investors with two focused investment vehicles with distinct strategies may enhance both companies' attractiveness to investors, and may increase each company's ability to raise capital, including the ability to use its respective common shares as acquisition currency.

  •
  Creates two separate, focused companies executing distinct business strategies.  As two separate companies with dedicated management teams, Vornado and JBG SMITH will be highly focused on their respective markets and will have an enhanced ability to maximize value for their respective shareholders. Upon the separation, Vornado expects to be the premier pure-play, publicly traded New York City ("NYC") focused real estate company, with 88% of EBITDA as adjusted generated from NYC assets during the third quarter of 2016. Vornado will have a leading competitive position within key office submarkets, including Penn Plaza, Midtown, the Plaza District, Midtown South and Chelsea/Meatpacking and key high street retail destinations, including upper Fifth Avenue, Times Square, Madison Avenue, SoHo, Union Square and the 34th Street—Penn Plaza District. Further, Vornado will be the only REIT with a significant concentration of Manhattan high street retail assets, which Vornado believes to be amongst the scarcest and most valuable real estate in the world. Vornado believes that the combination of JBG SMITH with the JBG Included Assets will create a world-class, market-leading Washington, DC real estate company. With a premier portfolio of

    Washington, DC assets and a dedicated and highly accomplished Washington, DC focused management team, JBG SMITH will be positioned to maximize value through the execution of its embedded growth opportunities, from the capturing of positive Washington, DC market trends and the development of accretive growth projects as market conditions warrant. The JBG Included Assets were carefully selected from the JBG Funds' portfolios in order to diversify, complement, and enhance the strategic concentration of Vornado / Charles E. Smith's existing portfolio in the most desirable submarkets with a focus on growth. Assets that did not fit these objectives and were not appropriate for a public REIT were deliberately excluded. As a result, JBG SMITH's portfolio will be unmatched in scale, with 72 operating assets aggregating approximately 21.4 million square feet (16.9 million square feet at our share), comprised of 52 office assets aggregating over 14.8 million square feet (12.6 million square feet at our share), 16 multifamily assets aggregating 6,432 units (4,495 units at our share) and four other assets aggregating approximately 785,000 square feet (350,000 square feet at our share); (ii) four wholly owned office and multifamily assets under construction totaling approximately 821,000 square feet; (iii) nine near-term development office and multifamily assets totaling over 2.1 million estimated square feet (2.0 million square feet at our share) and (iv) 47 future development assets totaling approximately 23.5 million square feet (18.6 million square feet at our share) of estimated potential development density. JBG SMITH will have a significant presence in what JBG SMITH believes are the best submarkets in the Washington, DC metropolitan area, including Downtown DC, Crystal City, Pentagon City, Rosslyn, Reston and Bethesda. Over 98% of the portfolio is Metro-served, and JBG SMITH expects to be in an excellent position to drive shareholder returns over time.

  •
  Sharpens focus of Vornado as the premier pure-play NYC real estate company.  The separation represents a significant milestone in the continuation of Vornado's long-term simplification strategy, which has resulted in Vornado exiting multiple business lines and non-core assets, and allowed Vornado to redeploy capital and upgrade the quality of its core NYC portfolio. In recent years, the softening of the Washington, DC market overshadowed the NYC portfolio's performance. After the separation, investors will be able to more fully appreciate the industry-leading metrics of the remaining Vornado business, which will be a peerless, highly focused NYC-centric real estate company with premier office assets and the only high street retail portfolio of unique quality and scale in which the public can invest. Vornado's premier NYC platform is a market-leader with substantial embedded growth potential.

Vornado has the largest NYC portfolio of any REIT by gross asset value, with a unique opportunity to create substantial value through the redevelopment of its Penn Plaza holdings.

•
Creates market-leading Washington, DC company with dedicated, best-in-class management team.  As a result of the combination, JBG SMITH will be led by a dedicated management team composed of the current executive management team of the JBG Management Entities. W. Matthew Kelly will be named Chief Executive Officer, David Paul will be named President and Chief Operating Officer, James Iker will be named Chief Investment Officer and Brian Coulter and Kai Reynolds will be named Co-Chief Development Officers. In addition, from Vornado's Washington, DC segment, Patrick J. Tyrrell will be Chief Administrative Officer. JBG SMITH's commercial leasing team will be led by David Ritchey (Executive Vice President) and will be supported by Jim Creedon, a 25-year veteran with Vornado / Charles E. Smith, and a team of 14 professionals from both JBG and Vornado / Charles E. Smith. The management team has a collective track record of active management of a large-scale real estate portfolio and success throughout market cycles in the Washington, DC metropolitan area.

  •
  Aligns incentives of JBG SMITH management and Vornado management with their respective shareholders. JBG SMITH, like Vornado, believes equity compensation is most effective as a motivational tool if it relates to the economic performance of the business that is the employee's particular area of responsibility and is not affected by unrelated businesses. As such, JBG SMITH's and Vornado's executive compensation and incentive arrangements will be designed to motivate their respective management teams to successfully execute their respective business strategies. After the separation, equity compensation awarded to JBG SMITH's employees will be unaffected by the performance of Vornado and instead will only be affected by the economic performance of JBG SMITH's assets, which are located in the Washington, DC metropolitan area, and equity compensation awarded to Vornado's employees will be unaffected by the performance of JBG SMITH and instead will be affected only by the economic performance of its assets, thereby making such compensation more effective in motivating, attracting and retaining key employees.

  •
  Allows the Vornado Included Assets, particularly in Crystal City, to benefit from JBG SMITH management's value creating Placemaking process. The JBG management team has extensive experience with Placemaking. Vornado believes this approach will allow JBG SMITH to unlock the value of the Vornado Included Assets over time by improving the submarkets in which they are located, increasing their attractiveness to potential tenants. In particular, JBG SMITH expects to use Placemaking on the critical mass of assets it controls in Crystal City, allowing it to leverage Crystal City's proximity to downtown Washington, DC and Metro and other key transportation infrastructure, urban-infill location and strong surrounding demographics to position Crystal City as a vibrant, amenity-rich destination that can offer a range of uses. This will drive office, multifamily and retail demand over time, significantly increasing the value of JBG SMITH's assets. JBG SMITH also expects to apply the Placemaking approach to the Vornado Included Assets in Pentagon City and Rosslyn, with similar benefits.

  •
  Enhances transparency and better highlights the attributes of each company.  With the separation of Vornado's Washington, DC assets into a separate, independent, publicly traded company, followed immediately by the combination, investors will have the opportunity to invest in two separate platforms with dedicated and focused management teams. The separation will improve transparency and better highlight the attributes of both companies, thereby permitting investors to evaluate each company based upon its own unique investment characteristics and assess their investment decisions accordingly. Further, this will allow for more effective independent management and internal capital allocation decisions as standalone, relevant performance measures will be available for both entities without competition for internal resources. The separation will also, by its nature, reduce the size of both JBG SMITH and Vornado, thereby underscoring the relative importance of each company's respective business initiatives and increasing their relative contribution to each company's underlying performance.

  •
  Separates two businesses with limited synergies.  The office and multifamily businesses in Washington, DC are significantly different from Vornado's New York City office and high street retail businesses in terms of tenant bases, geography, asset management and leasing requirements. Vornado believes there are limited synergies arising from these businesses.

              Vornado's board of trustees also considered a number of potentially negative factors in evaluating the separation and the combination, including the following:

  •
  Increased significance of certain costs and liabilities.  Certain costs and liabilities that were less significant to Vornado as a whole will be more significant for JBG SMITH and Vornado as standalone company companies and each of Vornado and JBG SMITH will separately bear certain costs, such as, for example, the costs associated with being public companies.

  •
  One-time costs of the separation and the combination.  JBG SMITH will incur costs in connection with the transition to being a standalone company public company that may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring key senior management personnel new to JBG SMITH, costs related to integrating the former Vornado and JBG employees who will becomes JBG SMITH employees, costs related to establishing a new brand identity in the marketplace and costs to separate information systems.

  •
  Inability to realize anticipated benefits of the separation and the combination.  JBG SMITH may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (i) following the separation, JBG SMITH may be more susceptible to market fluctuations and other adverse events than if it were still a part of Vornado; and (ii) following the separation, Vornado's business will be less diversified than Vornado's business prior to the separation.

  •
  Initial pressure of JBG SMITH trading prices.  JBG SMITH shares may come under initial selling pressure if certain Vornado shareholders determine to sell shares in JBG SMITH. In addition, the market may take time to distinguish JBG SMITH from other public office REITs.

  •
  Disruptions to the business as a result of the separation and the combination.  The energy and focus required to complete the separation and the combination could require substantial time and attention from the management teams of Vornado and JBG SMITH, thereby distracting them from the management and operations of their respective businesses.

              Vornado's board of trustees concluded that the potential benefits of the separation and the combination outweighed these factors. For more information, please refer to the section entitled "Risk Factors" included elsewhere in this information statement.

Restructuring Prior to the Distribution

              Prior to or concurrently with the separation of the Washington, DC segment from Vornado's other businesses and the distribution by Vornado of JBG SMITH common shares, Vornado will engage in certain restructuring transactions that are designed to consolidate the ownership of the Vornado Included Assets into JBG SMITH, facilitate the separation and distribution by Vornado and provide us with our initial capital.

              In connection with the separation and distribution of JBG SMITH common shares by Vornado, the following transactions have occurred or are expected to occur concurrently with or prior to completion of the separation and distribution by Vornado:

  •
  JBG SMITH was formed as a Maryland real estate investment trust on October 27, 2016.

  •
  Our operating partnership, which we refer to as JBG SMITH LP, was formed as a Delaware limited partnership on October 28, 2016.

  •
  Pursuant to the terms of the MTA and the Separation Agreement, VRLP will cause the Vornado Included Assets, and the Vornado Included Entities that own the Vornado Included Assets, to be contributed or otherwise transferred to JBG SMITH LP in exchange for 100% of its outstanding common limited partnership units.

  •
  In connection with the contribution or other transfer of assets described above, it is expected that JBG SMITH or certain entities that will be our subsidiaries after the separation will assume a certain amount of existing secured property-level indebtedness related to certain of the Vornado Included Properties.

  •
  To provide additional liquidity following the separation, we are have arranged a revolving credit facility under which, upon completion of the separation and distribution, we expect to have significant borrowing capacity.

  •
  Certain of VRLP's Washington, DC segment employees will become employees of JBG SMITH.

  •
  Pursuant to the MTA and the Separation Agreement, VRLP will distribute 100% of the outstanding JBG SMITH LP common limited partnership units to Vornado and the other common limited partners of VRLP pro rata with respect to their ownership of common limited partnership units of VRLP as of the record date. Vornado and each of the other common limited partners of VRLP will be entitled to receive one JBG SMITH LP common limited partnership unit for every two common limited partnership units of VRLP held as of the close of business on the record date.

  •
  Pursuant to the MTA and the Separation Agreement, Vornado will contribute all of its JBG SMITH LP common limited partnership units to JBG SMITH in exchange for additional JBG SMITH common shares.

  •
  Pursuant to the MTA and the Separation Agreement, Vornado will distribute all of our outstanding common shares to Vornado common shareholders as of the record date on a pro rata basis. Each Vornado common shareholder will be entitled to receive one JBG SMITH common share for every two Vornado common shares held by such shareholder as of the record date.

  •
  In addition to the MTA and the Separation Agreement, JBG SMITH will enter into a Transition Services Agreement, a Tax Matters Agreement, an Employee Matters Agreement, the Cleaning Services Agreements, and a Management Agreement (as defined below) with Vornado.

              In general, we intend to own our assets and conduct substantially all of our business through our operating partnership and its subsidiaries.

The Combination

    Combination Transactions

              In connection with the combination, the following transactions have occurred or are expected to occur concurrently with or prior to completion of the combination:

  •
  The separation and distribution will be completed, as described above.

  •
  Prior to the combination, each JBG Contributing Fund will engage in a restructuring through a series of steps pursuant to which, among other things, the JBG Included Assets of such JBG Contributing Funds will be transferred to a newly formed Transferred LLC to be owned directly or indirectly by the members of such JBG Contributing Fund (the "Restructuring Transactions").

  •
  In the combination, the JBG Included Assets owned by the Transferred LLCs will be contributed to JBG SMITH LP or its subsidiaries through a series of contribution and merger transactions (the "JBG Asset Contributions").

  •
  In the combination, JBG Operating Partners will merge with and into a wholly owned subsidiary of JBG SMITH LP, with the partners of JBG Operating Partners receiving newly issued common limited partnership units of JBG SMITH LP (the "JBG OP Merger").

  •
  In the combination, JBG Properties will transfer all of its assets to JBG SMITH LP, in exchange for newly issued common limited partnership units of JBG SMITH LP (the "JBG Properties Contribution").

  •
  In the combination, each JBG Managing Member Entity will transfer and contribute certain non-economic managing member interests it has in any JBG Included Entity to a newly formed wholly owned subsidiary of JBG SMITH LP (the "JBG Managing Member Interest Contribution").

  •
  In the combination, in consideration of JBG's contribution of the JBG Included Assets to JBG SMITH, the applicable JBG entity or certain direct and indirect owners of such JBG entity (which we refer to as the JBG designees) will receive from JBG SMITH and JBG SMITH LP, in a private placement satisfying the requirements of Regulation D of the Securities Act, a number of JBG SMITH common shares and/or common limited partnership units (or, in certain circumstances, cash).

  •
  JBG's employees, with limited exceptions, will become employees of JBG SMITH.

  •
  In connection with the contribution or other transfer of assets described above, it is expected that JBG SMITH or certain entities that will be our subsidiaries after the combination will assume a certain amount of existing secured property-level indebtedness related to the JBG Included Properties (in addition to the secured property-level indebtedness related to the Vornado Included Properties assumed in connection with the separation). As of September 30, 2016, on a pro forma basis, JBG SMITH had approximately $2.0 billion aggregate principal amount of consolidated debt outstanding ($2.0 billion at our share) and our unconsolidated joint ventures had approximately $1.2 billion aggregate principal amount of debt outstanding ($400 million at our share), resulting in a total of approximately $2.4 billion aggregate principal amount of debt outstanding at our share.

              Following the combination, certain JBG Funds will continue to own assets that will not be contributed to JBG SMITH LP pursuant to the MTA and the principals of the JBG Parties, including the principals who will become executive officers of JBG SMITH at the completion of the combination, will retain interests in these JBG Funds, which entitle them to "promote" payments with respect to the JBG Excluded Assets and certain joint venture interests if certain return thresholds are achieved. Following the combination, the expected economic interests in JBG SMITH held by such principals who are also executive officers of JBG SMITH will be significantly greater than their expected economic interests in the JBG Funds. The JBG Excluded Assets are largely not in direct competition with JBG SMITH since they are not consistent with JBG SMITH's long-term business strategy, either because they are asset types that JBG SMITH does not intend to focus on going forward or because they are located in markets that will not be core markets for JBG SMITH going forward or that are not Metro-served. Furthermore, the JBG Excluded Assets are expected to be sold over time as their respective business plans are completed, eliminating any actual or potential conflicts of interest. The JBG Excluded Assets can generally be categorized as (i) condominium and townhome assets, (ii) hotels, (iii) assets likely to be sold in the near term, whether because they are under contract for sale, being marketed for sale or likely to be marketed for sale in the near term, (iv) assets located in markets that will not be core markets for JBG SMITH going forward or that are non-Metro-served, (v) noncontrolling joint venture interests and (vi) single-tenant leased General Services Administration assets that are encumbered with long-term, hyper-amortizing bond financing that is not consistent with the financing strategy of JBG SMITH.

    The MTA

              The MTA provides for the transactions that will comprise the separation and the combination and sets out the rights and obligations of Vornado, VRLP, JBG SMITH, JBG SMITH LP and the JBG Parties in connection therewith. A summary of the principal terms of the MTA is set forth below. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the MTA, which will be filed as Exhibit 2.1 to the registration statement on Form 10 of which this information statement forms a part and is incorporated herein by reference.

    The Separation and the Combination

              The MTA provides for the separation to take place as described above under "—Restructuring Prior to JBG SMITH's Distribution," and for the combination to take place through a series of contributions and mergers between the JBG Parties and JBG SMITH or its subsidiaries, as described above under "—The Combination—Combination Transactions".

    Revaluation of the Included Properties

              The equity value of each Included Property (each such value, the "Asset Value") was agreed by the parties when the MTA was executed, but is subject to certain upward or downward adjustments as set forth in the MTA. These adjustments include, among other things, (i) increasing such Asset Value by amounts actually paid prior to the revaluation time (as defined below) by Vornado or JBG, as applicable, on account of certain leasing costs, capital expenditures, certain debt amortizations and paydowns, certain acquisition and development costs and any positive net working capital balance with respect to such Included Property and (ii) decreasing such Asset Value by the amount of certain leasing costs not yet paid as of the revaluation time pursuant to leases included as part of the initial Asset Value in the MTA with respect to such Included Property, new indebtedness, certain debt prepayment fees and any negative net working capital balance. The "revaluation time" will be 11:59 p.m. Eastern time on the last day of the calendar month in which all of the conditions to consummation of the Transactions have been satisfied or waived (unless such conditions are satisfied or waived in the last five days of a calendar month, in which case the revaluation time will be 11:59 p.m. Eastern time on the last day of the following calendar month).

    Consideration

              In consideration of JBG's contribution of the JBG Included Assets to JBG SMITH, the applicable JBG entity or certain direct and indirect owners of such JBG entity (which we refer to as the JBG designees) will receive from JBG SMITH and JBG SMITH LP, in a private placement satisfying the requirements of Regulation D of the Securities Act, a number of JBG SMITH common shares and/or common limited partnership units (or, in certain circumstances, cash) to be determined based upon the relative equity values of the Vornado Included Assets and the JBG Included Assets. The JBG Parties will be entitled, in the aggregate, to receive a total number of JBG SMITH common shares and/or JBG SMITH LP common limited partnership units (which we refer to as equity consideration) equal to the product of (x) a fraction, the numerator of which is the aggregate of the equity values of the JBG Parties' JBG Included Assets (as determined in accordance with the MTA) and of the total amount of cash contributed by the JBG Parties to JBG SMITH upon the consummation of the combination, and the denominator of which is the aggregate of the equity values of the Vornado Included Assets (as determined in accordance with the MTA) and of the total amount of cash contributed by Vornado to JBG SMITH upon the separation, multiplied by (y) the sum of (i) the number of JBG SMITH LP common limited partnership units received by holders of VRLP common limited partnership units (other than Vornado) in the distribution by VRLP plus (ii) the number of JBG SMITH common shares received by shareholders of Vornado in the distribution by Vornado. With respect to the JBG Asset Contributions, the applicable JBG entity (or its JBG designees) will be entitled to receive JBG SMITH common shares and/or JBG SMITH LP common limited partnership units in accordance with the elections of such JBG designees. With respect to the JBG OP Merger and the JBG Properties Contribution, the applicable JBG entity (or its JBG designees) will be entitled to receive only JBG SMITH LP common limited partnership units. With respect to the JBG Managing Member Interest Contribution, the applicable JBG Managing Member Entity will receive no consideration.

              To the extent that Vornado and VRLP reasonably determine with respect to any JBG entity or JBG designee that the issuance of JBG SMITH common shares or JBG SMITH LP common limited partnership units to such JBG entity or JBG designee cannot be effected in a private placement satisfying the requirements of Regulation D of the Securities Act, or if the JBG Parties do not timely furnish to the Vornado Parties a satisfactory investor questionnaire from any JBG entity or JBG designee, JBG SMITH and JBG SMITH LP shall pay the consideration owed to such JBG entity or JBG designee in the form of cash (which we refer to as cash consideration) rather than equity consideration. Any such cash consideration shall be equal to the product of (x) the number of JBG SMITH common shares and/or JBG SMITH LP common limited partnership units that would otherwise have been payable to such JBG entity or JBG designee multiplied by (y) the average of the high and the low trading prices of JBG SMITH common shares on the NYSE on the date of the completion of the combination. If the total amount of cash consideration exceeds $5 million, then unless Vornado and VRLP agree that the excess may be drawn from JBG SMITH's credit facility, then the revaluation time (as defined below under "—Kickout Interests") shall be extended until 11:59 p.m. on the last day of the calendar month in which Vornado and JBG first determine that the total cash consideration will be equal to or less than $5 million, provided that the revaluation time may not be extended as a result of an excess of cash consideration beyond April 30, 2017. Because the closing of the combination will take place on the fifteenth day of the calendar month immediately following the month in which the revaluation time occurs, any postponement of the revaluation time due to an excess of cash consideration will result in a postponement of the closing.

              The common limited partnership units of JBG SMITH LP issued in connection with the JBG OP Merger and the JBG Properties Contribution to individuals employed by JBG Properties and who will continue as employees of JBG SMITH will be subject to certain vesting and/or transfer restrictions. 50% of such units will be fully vested and not subject to forfeiture at the consummation of the combination, with the remaining 50% vesting in equal monthly installments over a 30-month period beginning on the first day of the 31st month after the combination and ending on the first day of the 60th month after the combination as long as the individual remains employed by JBG SMITH (subject to accelerated vesting upon the employee's death or "disability," or the termination of the employee's employment with JBG SMITH or its affiliate without "cause" or by the employee for "good reason," or upon the occurrence of a "change in control" or upon non-renewal by JBG SMITH of the employee's employment agreement, if any, as defined in and in accordance with the applicable Unit Issuance Agreement pursuant to which such units are issued). The units that are fully vested at the time of issuance will not be transferable or redeemable, including for JBG SMITH common shares or otherwise, for three years following the combination (subject to early termination of the transfer restrictions upon the occurrence of certain specified events similar to those that trigger accelerated vesting, as described above), except that up to 10% of an individual's total units may be sold, pledged or redeemed for JBG SMITH common shares during this period (subject to the transfer and redemption restrictions imposed on the units generally by the limited partnership agreement of JBG SMITH LP, which we refer to as the Partnership Agreement). The units that vest after issuance will be subject to the foregoing restrictions on transfer and redemption for five years following the combination (subject to early termination of the transfer restrictions upon the occurrence of certain specified events similar to those that trigger accelerated vesting, as described above). The units issued to JBG employees who are retiring in connection with, or are expected to retire within a year after, the combination will not be subject to transfer or redemption restrictions other than those applicable to such units generally, but may be subject to vesting and forfeiture, as set forth in the applicable Unit Issuance Agreement pursuant to which such units are issued.

    Initial Equity Grants

              Pursuant to the MTA, an equity incentive plan will be adopted effective prior to the separation and distribution, and pursuant to that plan, certain employees of JBG SMITH will be eligible to receive initial equity-based awards, which may include awards based on interests in JBG SMITH LP. Additionally, in order to attract and retain talented executives and to link compensation to shareholder returns, initial "appreciation-only" equity grants will be made in connection with the consummation of the combination to certain JBG Properties and Vornado employees for a number of awards equal to approximately $100 million divided by the average high and low trading prices value of a JBG SMITH common share on the NYSE on the grant date, who in each case are intended to become trustees, employees or members of the management team of JBG SMITH in connection with the combination. Such awards, which we refer to as the "Formation Units," will be special limited partnership interests in JBG SMITH LP, structured in a manner intended to qualify as "profits interests" for federal income tax purposes and the value of which will be tied to the appreciation of a common share of JBG SMITH commencing from the date of grant. The Formation Units will be issued under the terms of the Partnership Agreement and the JBG SMITH equity incentive plan. The Formation Units will generally vest 25% on each of the third and fourth anniversaries of the date of grant, and 50% on the fifth anniversary of the date of grant, subject to continued employment (with accelerated vesting upon the occurrence of certain specified events as described in the applicable award agreement).

    Kickout Interests

              The contribution of certain assets to JBG SMITH LP in connection with the separation and the combination will require the consent of certain third parties, including joint venture partners, lenders and ground lessors of the Vornado Parties and the JBG Parties or their respective subsidiaries. The MTA requires the Vornado Parties and the JBG Parties to seek to obtain such consents, and with respect to any required debt consent, to seek to prepay or refinance the applicable loan if such consent is not received within 120 days following the date of the MTA. If (i) a consent (or, with respect to debt consents, a prepayment or refinancing in a manner that does not restrict the separation and the combination and meets certain other terms set forth in the MTA) is not obtained with respect to certain specified assets prior to the date that is 20 days before the anticipated completion of the combination, or (ii) certain entities owned by the Vornado Parties and/or by the JBG Parties have not completed certain specified actions prior to the date that is 20 days before the anticipated completion of the combination, such assets will not be contributed or transferred as part of the separation and the combination (we refer to each such asset or entity that is excluded for the above-referenced reasons or pursuant to another provision of the MTA as a "Kickout Interest"). In addition, at any time on or before the revaluation time (as defined below), the Vornado Parties have the right to elect to designate one JBG Included Property as being excluded from the Included Assets, and such asset will not be transferred at the time of the separation and the combination. The "revaluation time" will be 11:59 p.m. Eastern time on the last day of the calendar month in which all of the conditions to consummation of the separation and the combination have been satisfied or waived (unless such conditions are satisfied or waived in the last five days of a calendar month, in which case the revaluation time will be 11:59 p.m. Eastern time on the last day of the following calendar month).

              Until the later of 60 days following the completion of the combination and December 29, 2017 (which we refer to as the outside date), with respect to certain Kickout Interests, the MTA obligates the Vornado Parties and the JBG Parties to cooperate in good faith and use commercially reasonable efforts to obtain the necessary consents required to transfer such Kickout Interests after the completion of the combination. For any such Kickout Interest for which such consent is obtained within such period, such Kickout Interest will be contributed to JBG SMITH LP by the applicable Vornado Party or JBG Party in exchange for JBG SMITH LP common limited partnership units or JBG SMITH common shares, as applicable.

    JBG SMITH Board of Trustees and Officers

              Immediately after the separation and distribution by Vornado, (i) the number of trustees of JBG SMITH shall increase to 12, and the board of trustees shall be comprised of the JBG Board Designees and the Vornado Board Designees and (ii) the board of trustees of JBG SMITH shall (a) appoint Steven Roth as Chairman of the board of trustees of JBG SMITH and Robert Stewart as Executive Vice Chairman of the board of trustees of JBG SMITH and (b) appoint an equal number of JBG Board Designees and Vornado Board Designees to the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (with the JBG Board Designees and the Vornado Board Designees to serve on such committees being selected at the direction of the JBG Parties and Vornado, respectively). In addition to Mr. Roth as Chairman, Mitchell Schear, the current President of Vornado / Charles E. Smith, will serve as a trustee and be a Vornado Board Designee. In addition to Mr. Stewart as Vice Chairman, W. Matthew Kelly and Michael Glosserman, who are currently Managing Partners of JBG, and Alan S. Forman, the Director of Investments at the Yale University Investments Office, will serve as trustees and be JBG Board Designees.

              For a period of two years following the consummation of the separation and the combination, if any Vornado Board Designee or JBG Board Designee is unable or unwilling to serve or is otherwise no longer serving as a member of the board of trustees of JBG SMITH, then the remaining Vornado Board Designees or JBG Board Designees, respectively, may designate a replacement individual reasonably satisfactory to the Nominating and Corporate Governance Committee of the board of trustees of JBG SMITH (which we refer to as a replacement designee) and the board of trustees of JBG SMITH shall promptly appoint such replacement designee to fill the vacancy created thereby. In addition, in connection with the first annual meeting following the consummation of the separation and the combination, the board of trustees of JBG SMITH, subject to the reasonable exercise of its duties, will take all such actions as may be necessary to nominate the Vornado Board Designees and the JBG Board Designees (including their respective replacement designees, if any) for election by JBG SMITH's shareholders and will use no less rigorous efforts to cause the election of such Vornado Board Designees and JBG Board Designees than the manner in which JBG SMITH supports other nominees for the board of trustees of JBG SMITH.

              JBG SMITH will be led by the current executive management team of the JBG Management Entities. W. Matthew Kelly will be named Chief Executive Officer, David Paul will be named President and Chief Operating Officer, James Iker will be named Chief Investment Officer and Brian Coulter and Kai Reynolds will be named Co-Chief Development Officers. In addition, from Vornado's Washington, DC segment, Patrick J. Tyrrell will be Chief Administrative Officer. We intend to identify a Chief Financial Officer for JBG SMITH from outside of the company.

    Representations, Warranties and Covenants

              The MTA contains certain representations and warranties made by the Vornado Parties, on the one hand, and certain representations and warranties made by the JBG Parties, on the other hand. The representations and warranties were made by the parties as of the date of the MTA and as of the consummation of the combination. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the MTA and qualified by information the parties provided to each other in disclosure letters delivered in connection with the MTA and, in the case of the Vornado Parties, further qualified by documents or exhibits attached to certain recent filings filed with or furnished to the SEC by the Vornado Parties, subject to certain exceptions.

              Under the MTA, the Vornado Parties and the JBG Parties have each agreed to certain customary covenants for transactions of this nature, including, among others, covenants:

  •
  that the Vornado Parties shall cause JBG SMITH, JBG SMITH LP and each of the Vornado Included Entities to, and the JBG Parties shall, conduct their respective business in all material respects in the ordinary course of business consistent with past practices during the period between the execution of the MTA and the consummation of the combination, subject to certain exceptions;

  •
  not to engage in certain activities during the period between the execution of the MTA and the consummation of the combination without the consent of the other parties, not to be unreasonably withheld, delayed or conditioned, subject to certain exceptions;

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  that the Vornado Parties and the JBG Parties will use commercially reasonable efforts to cooperate to arrange a credit financing for JBG SMITH and JBG SMITH LP on or immediately prior to the consummation of the combination on terms acceptable to them in their reasonable discretion;

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  that the JBG Parties will implement the Restructuring Transactions prior to the consummation of the combination;

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  that Vornado shall cause JBG SMITH to use its commercially reasonable efforts to cause the JBG SMITH common shares to be approved for listing on the NYSE prior to the consummation of the combination, subject only to official notice of issuance;

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  that, as promptly as practicable following the execution of the MTA, Vornado shall cause JBG SMITH to prepare and file the initial registration statement on Form 10 (of which this information statement forms a part) with the SEC, and that Vornado shall, and shall cause JBG SMITH to, use commercially reasonable efforts to have such registration statement on Form 10 declared effective by the SEC as promptly as practicable and keep the registration statement on Form 10 effective for so long as necessary to consummate the separation and the combination; and

  •
  that, following the combination, upon request of the Vornado Parties from time to time, JBG SMITH or its subsidiary shall provide certain property management, asset management, leasing brokerage and other similar services with respect to any real property of the Vornado Parties located in the Washington, DC metropolitan area other than the Vornado Included Assets.

    Exclusivity

              From the date of the MTA until the consummation of the combination or the date, if any, on which the MTA is terminated, each party shall not, and shall cause each of its affiliates not to, and shall direct its representatives not to, directly or indirectly, solicit, initiate, knowingly facilitate or otherwise enter into any discussions, negotiations or agreements which could reasonably be expected to lead to a possible sale or other disposition of its Included Assets with any person other than the Vornado Parties or the JBG Parties, as applicable, subject to certain exceptions.

    Conditions to Consummation of the Separation and the Combination

              Consummation of the separation and the combination is subject to certain mutual conditions of the parties, including: (i) that the JBG SMITH common shares to be distributed shall have been accepted for listing on the NYSE, subject to official notice of distribution; (ii) that no law shall have been enacted or promulgated by any governmental entity of competent jurisdiction which prohibits or makes illegal the consummation of the separation, the distributions by Vornado and VRLP or the combination; (iii) that any required waiting periods under any provision of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any other federal or state antitrust law shall have expired, been waived or been terminated; (iv) the consummation of the separation and the distribution by Vornado in all material respects in accordance with the Separation Agreement; (v) that the SEC shall have declared effective the registration statement on Form 10 of which this information statement forms a part, and such registration statement shall not be subject to any stop order or proceeding seeking a stop order; and (vi) that no more than 40% of the JBG Included Properties and no more than 20% of the Vornado Included Properties (each percentage based on the initial asset values agreed to by the parties in the MTA) shall be designated as "Kickout Interests" (and therefore prevented from being transferred to JBG SMITH) pursuant to the terms of the MTA. In addition, the combination will not take place before the outside date unless the parties otherwise agree or, assuming the satisfaction or waiver of all other conditions to the consummation of the separation and the combination (other than those that by their terms are to be satisfied at the consummation of the separation and the combination, but subject to the satisfaction or waiver of such conditions), one of the parties exercises its right to cause the consummation of the separation and the combination to take place as follows (with each of the following percentages based on the initial asset values agreed to by the parties in the MTA): (i) the Vornado Parties may set the revaluation time to allow the date of the combination to be on or after March 15, 2017 once (a) no more than 10% of the Vornado Included Properties shall be Kickout Interests and (b) no more than 20% of the JBG Included Properties shall be Kickout Interests; (ii) the Vornado Parties may set the revaluation time to allow the date of the combination to be after May 1, 2017 once (a) no more than 15% of the Vornado Included Properties shall be Kickout Interests and (b) no more than 30% of the JBG Included Properties shall be Kickout Interests; (iii) the JBG Parties may set the revaluation time to allow the date of the combination to be after July 1, 2017 once (a) no more than 10% of the Vornado Included Properties shall be Kickout Interests, (b) no more than 20% of the JBG Included Properties shall be Kickout Interests and (c) no more than 20% of a specified subset of JBG Included Properties shall be Kickout Interests; and (iv) the JBG Parties may set the revaluation time to allow the date of the combination to be on or after March 15, 2017 once no Vornado Included Properties or Vornado Included Properties are deemed Kickout Interests.

              In addition, the Vornado Parties' obligation to consummate the separation and the combination is subject to certain other conditions, including, among others, (i) the accuracy of the JBG Parties' representations and warranties and the JBG Parties' compliance with their covenants and agreements contained in the MTA, subject to customary materiality and material adverse effect qualifiers; (ii) the receipt by Vornado and JBG SMITH of an opinion of Hogan Lovells US LLP, REIT counsel to JBG, with respect to each REIT that is being contributed to JBG SMITH by JBG in the combination, on which Sullivan & Cromwell LLP, REIT counsel to Vornado, and, following the combination, JBG SMITH and its REIT counsel, shall be entitled to rely, to the effect that each such REIT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code; (iii) the receipt by Vornado and JBG SMITH of an opinion of Sullivan & Cromwell LLP to the effect that JBG SMITH will be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code; (iv) the receipt by Vornado of an opinion of Sullivan & Cromwell LLP, satisfactory to the Vornado board of trustees, to the effect that the distribution by Vornado, together with certain related transactions, will qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code; (v) that certain key individuals shall have remained employed by the JBG Parties through the date of the consummation of the combination, and shall not have repudiated their employment agreements entered into with JBG SMITH prior to the consummation of the combination; and (vi) that the JBG Parties have obtained all of the licenses, approvals, permits and registrations necessary to operate the management business of the JBG Parties following the consummation of the combination, subject to certain exceptions.

              The JBG Parties' obligation to consummate the separation and the combination is also subject to certain other conditions, including, among others, (i) the accuracy of the Vornado Parties' representations and warranties and the Vornado Parties' compliance with their covenants and agreements contained in the MTA, subject to customary materiality and material adverse effect qualifiers; (ii) the receipt by JBG and JBG SMITH of a written opinion of Sullivan & Cromwell LLP, REIT counsel to Vornado, with respect to Vornado and to each REIT that is being contributed by VRLP to JBG SMITH LP, on which Hogan Lovells US LLP, REIT counsel to JBG, and, following the combination, JBG SMITH and its REIT counsel, shall be entitled to rely, to the effect that Vornado and each such REIT have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code; (iii) the receipt by JBG and JBG SMITH of a written opinion of Hogan Lovells US LLP, REIT counsel to JBG, to the effect that JBG SMITH will be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its proposed method of operation will enable it to continue to meet such requirements; and (iv) that each current member of JBG SMITH's board of trustees who is not a JBG Board Designee or a Vornado Board Designee shall have delivered an irrevocable written resignation from the board of trustees of JBG SMITH or shall have otherwise ceased to be a member of the board of trustees of JBG SMITH.

    Termination

              The MTA may be terminated by either Vornado or the JBG Parties (i) if the consummation of the combination has not occurred on or before the outside date; (ii) if the separation and the combination are permanently enjoined or otherwise prohibited by action of a governmental entity; or (iii) in the event of certain uncured breaches by the other party that would result in a closing condition being incapable of being satisfied by the outside date.

    Contribution and Merger Agreements

              Pursuant to the MTA, JBG SMITH (or a subsidiary thereof) and the JBG Contributing Funds that are contributing the JBG Included Assets to JBG SMITH in the JBG Asset Contributions will enter into separate contribution agreements or merger agreements, substantially in the forms attached to the MTA. These contribution agreements and merger agreements will provide for the specific transactions necessary to contribute the JBG Included Assets to JBG SMITH or its subsidiaries.

              In addition, pursuant to the MTA, (i) JBG Operating Partners will enter into a merger agreement with a wholly owned subsidiary of JBG SMITH LP substantially in the form attached to the MTA, pursuant to which they will effect the JBG OP Merger, (ii) JBG Properties will enter into a contribution agreement with JBG SMITH LP substantially in the form attached to the MTA, pursuant to which they will effect the JBG Properties Contribution, and (iii) each JBG Managing Member Entity will enter into a contribution agreement with a wholly owned subsidiary of JBG SMITH LP substantially in the form attached to the MTA, pursuant to which they will effect the JBG Managing Member Interest Contribution.

    Cleaning Services Agreements

              Pursuant to the MTA, at the completion of the separation and the combination, certain subsidiaries of JBG SMITH and a subsidiary of Vornado will enter into agreements pursuant to which a subsidiary of Vornado will provide cleaning services to the JBG Included Properties and the Vornado Included Properties. The aggregate annual amount of fees we expect to pay pursuant to these agreements is $            .

    Management Agreement

              Pursuant to the terms of the MTA, following the consummation of the separation and the combination, from time to time, JBG SMITH may provide property management, asset management, leasing brokerage and other similar services with respect to any Vornado Included Asset that is excluded from the separation and the combination (including any such Vornado Included Asset that is designated as a Kickout Interest pursuant to the MTA). However, JBG SMITH will not provide any services that, as of the date of the combination, are provided to such property by a third party that is not an affiliate of Vornado. Such services shall be provided pursuant to the Management Agreement, which shall be entered into upon the terms specified in the MTA and upon such other reasonable and customary terms as JBG SMITH and Vornado may agree in good faith. The aggregate annual amount of fees we expect to receive pursuant to the Management Agreement is $            .

    Management Subcontracts

              Pursuant to the terms of the MTA, following consummation of the combination, we expect to provide services for the benefit of the JBG Funds that own interests in the JBG Excluded Assets, which JBG Funds are owned in part by members of our senior management. Such services shall be provided pursuant to management subcontracts, which shall be entered into in the form specified in the MTA. The aggregate annual amount of fees we expect to receive pursuant to these subcontracts is $            .

When and How You Will Receive the Distribution

              With the assistance of            , Vornado expects to distribute JBG SMITH common shares on            , the distribution date, to the holders of Vornado common shares as of the close of business on            , the record date.            , which currently serves as the transfer agent and registrar for Vornado's common shares, will serve as the settlement and distribution agent in connection with the distribution by Vornado and the transfer agent and registrar for JBG SMITH common shares.

              If you own Vornado common shares as of the close of business on the record date, JBG SMITH common shares that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder,            will then mail you a direct registration account statement that reflects your JBG SMITH common shares. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in this distribution. If you sell Vornado common shares in the "regular-way" market (as opposed to the "ex-distribution" market) up to and including the distribution date, you will be selling your right to receive JBG SMITH common shares in the distribution.

              Commencing on or shortly after the distribution date, if you hold physical share certificates that evidence your Vornado common shares and you are the registered holder of the shares evidenced by those certificates, the distribution agent will mail to you an account statement that indicates the number of JBG SMITH common shares that have been registered in book-entry form in your name.

              Most Vornado shareholders hold their common shares through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in "street name" and ownership would be recorded on the bank's or brokerage firm's books. If you hold your Vornado common shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the JBG SMITH common shares that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in "street name," please contact your bank or brokerage firm.

Transferability of Shares You Receive

              JBG SMITH common shares distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be JBG SMITH affiliates. Persons who may be deemed to be JBG SMITH affiliates after the distribution generally include individuals or entities that control, are controlled by, or are under common control with JBG SMITH, which may include certain JBG SMITH executive officers, trustees or principal shareholders. Securities held by JBG SMITH affiliates will be subject to resale restrictions under the Securities Act. JBG SMITH affiliates will be permitted to sell JBG SMITH common shares only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Rule 144 under the Securities Act. JBG SMITH common shares are subject to certain restrictions on transferability designed to protect JBG SMITH's REIT qualification. Please refer to "Description of Shares of Beneficial Interest—Common Shares—Restrictions on Ownership of Common Shares" for additional information regarding these restrictions.

The Number of JBG SMITH Common Shares You Will Receive

              For every two Vornado common shares that you own at the close of business on the record date, you will receive one JBG SMITH common share on the distribution date.

              Please refer to "The Separation and the Combination—Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders of Vornado Common Shares" for a discussion of the material U.S. federal income tax consequences of the distribution.

Results of the Distribution and the Combination

              After its separation from Vornado, JBG SMITH will be an independent, publicly traded company. The actual number of common shares to be distributed will be determined at the close of business on the record date. The JBG SMITH common shares distributed by Vornado to holders of its common shares will reflect any exercise of Vornado options between the date Vornado declares the distribution and the record date for the distribution. The distribution will not affect the number of outstanding Vornado common shares or any rights of Vornado shareholders.

              Immediately following the combination, in total and taking into account the indirect interests in JBG SMITH's assets that are held by the limited partners of JBG SMITH LP, the economic interests in JBG SMITH are expected to be owned approximately 74% by Vornado common shareholders and holders of VRLP common limited partnership units as of the record date, 20% by JBG investors as of the date of the combination, and 6% by current JBG management, which percentages are subject to change pursuant to certain closing adjustments set forth in the MTA. At such time, JBG SMITH's common shares are expected to be owned approximately            % by Vornado common shareholders as of the record date and approximately            % by certain JBG investors. In addition, holders of VRLP common limited partnership units as of the record date are expected to own approximately            % of the common limited partnership units of JBG SMITH LP, JBG investors as of the date of the combination are expected to own approximately            % of the common limited partnership units of JBG SMITH LP, and JBG SMITH is expected to own the remaining            %.

              JBG SMITH will enter into the Separation Agreement and certain other agreements with Vornado before the distributions by each of Vornado and VRLP to effect the separation and provide a framework for JBG SMITH's relationship with Vornado after the separation. These agreements will provide for the allocation between Vornado and JBG SMITH of Vornado's assets, liabilities and obligations (including its assets, employees and tax-related assets and liabilities) attributable to periods prior to our separation from Vornado and will govern the relationship between Vornado and JBG SMITH after the separation. For a more detailed description of these agreements, please refer to "Certain Relationships and Related Person Transactions."

Market for JBG SMITH Common Shares

              There is currently no public trading market for JBG SMITH common shares. JBG SMITH intends to apply to list its common shares on the NYSE under the symbol "JBGS". JBG SMITH has not and will not set the initial price of its common shares. The initial price will be established by the public markets.

              JBG SMITH cannot predict the price at which its common shares will trade after the distribution. In fact, the combined trading prices, after the separation, of the JBG SMITH common shares that each Vornado common shareholder will receive in the distribution and the Vornado common shares held at the record date may not equal the "regular-way" trading price of a Vornado common share immediately prior to the separation. The price at which JBG SMITH common shares trade may fluctuate significantly, particularly until an orderly public market develops. Trading prices for JBG SMITH common shares will be determined in the public markets and may be influenced by many factors. Please refer to "Risk Factors—Risks Related to Our Common Shares."

Trading Between the Record Date and Distribution Date

              Beginning on or shortly before the record date and continuing up to and including the distribution date, Vornado expects that there will be two markets in Vornado common shares: a "regular-way" market and an "ex-distribution" market. Vornado common shares that trade on the "regular-way" market will trade with an entitlement to JBG SMITH common shares distributed pursuant to the separation. Vornado common shares that trade on the "ex-distribution" market will trade without an entitlement to JBG SMITH common shares distributed pursuant to the separation. Therefore, if you sell Vornado common shares in the "regular-way" market up to and including the distribution date, you will be selling your right to receive JBG SMITH common shares in the distribution. If you own Vornado common shares at the close of business on the record date and sell those shares on the "ex-distribution" market up to and including the distribution date, you will receive the JBG SMITH common shares that you are entitled to receive pursuant to your ownership as of the record date of the Vornado common shares.

              Furthermore, beginning on or shortly before the record date and continuing up to and including the distribution date, JBG SMITH expects that there will be a "when-issued" market in its common shares. "When-issued" trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The "when-issued" trading market will be a market for JBG SMITH common shares that will be distributed to holders of Vornado common shares on the distribution date. If you owned Vornado common shares at the close of business on the record date, you would be entitled to JBG SMITH common shares distributed pursuant to the distribution. You may trade this entitlement to JBG SMITH common shares, without the Vornado common shares you own, on the "when-issued" market. On the first trading day following the distribution date, "when-issued" trading with respect to JBG SMITH common shares will end, and "regular-way" trading will begin.

Conditions to the Distribution and the Combination

              JBG SMITH has announced that the distribution will be effective at            Eastern time, on            , which is the distribution date, and that the combination will be effective at 12.01 a.m. on the business day following the distribution date, provided that the following conditions, among others, shall have been satisfied (or waived by Vornado and/or the JBG Parties as set forth in the MTA):

    Conditions to each party's obligation to consummate the separation and the combination, including, among others:

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  The JBG SMITH common shares to be distributed shall have been accepted for listing on the NYSE, subject to official notice of distribution;

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  No law shall have been enacted or promulgated by any governmental entity of competent jurisdiction which prohibits or makes illegal the consummation of the separation, the distributions by Vornado and VRLP or the combination;

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  Any required waiting periods under any provision of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any other federal or state antitrust law shall have expired, been waived or been terminated;

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  The SEC shall have declared effective the registration statement on Form 10 of which this information statement forms a part, and such registration statement shall not be subject to any stop order or proceeding seeking a stop order; and

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  No more than 40% of the JBG Included Properties and no more than 20% of the Vornado Included Properties (each percentage based on the initial asset values agreed to by the parties in the MTA) shall be designated as "Kickout Interests" (and therefore prevented from being transferred to JBG SMITH) pursuant to the terms of the MTA (see "—The Combination—The MTA—Kickout Interests" beginning on page 246 for more information on Kickout Interests).

    Conditions to the obligation of the Vornado Parties to consummate the separation and the combination, including, among others:

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  The receipt by Vornado and JBG SMITH of an opinion of Hogan Lovells US LLP, REIT counsel to JBG, with respect to each REIT that is being contributed to JBG SMITH by JBG in the combination, on which Sullivan & Cromwell LLP, REIT counsel to Vornado, and, following the combination, JBG SMITH and its REIT counsel, shall be entitled to rely, to the effect that each such REIT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code;

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  The receipt by Vornado and JBG SMITH of an opinion of Sullivan & Cromwell LLP to the effect that JBG SMITH will be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code;

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  The receipt by Vornado of an opinion of Sullivan & Cromwell LLP, satisfactory to the Vornado board of trustees, to the effect that the distribution by Vornado, together with certain related transactions, will qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code; and

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  Certain key individuals shall have remained employed by the JBG Parties through the date of the consummation of the combination, and shall not have repudiated their employment agreements entered into with JBG SMITH prior to the consummation of the combination.

    Conditions to the obligation of the JBG Parties to consummate the separation and the combination, including, among others:

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  The receipt by JBG and JBG SMITH of a written opinion of Sullivan & Cromwell LLP, REIT counsel to Vornado, with respect to Vornado and to each REIT that is being contributed by VRLP to JBG SMITH LP, on which Hogan Lovells US LLP, REIT counsel to JBG, and, following the combination, JBG SMITH and its REIT counsel, shall be entitled to rely, to the effect that Vornado and each such REIT have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code; and

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  The receipt by JBG and JBG SMITH of a written opinion of Hogan Lovells US LLP, REIT counsel to JBG, to the effect that JBG SMITH will be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its proposed method of operation will enable it to continue to meet such requirements.

              Subject to compliance with the MTA, Vornado will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date and the distribution date and the distribution ratio for the distributions by each of Vornado and VRLP. Vornado does not intend to notify Vornado common shareholders or VRLP common limited partners of any modifications to the terms of the separation that, in the judgment of its board of trustees, are not material. For example, the Vornado board of trustees might consider material such matters as significant changes to the distribution ratio, the assets to be contributed or the liabilities to be assumed in the separation. To the extent that the Vornado board of trustees determines that any modifications by Vornado materially change the material terms of the distribution, Vornado will notify Vornado common shareholders and VRLP common limited partners in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a Current Report on Form 8-K or circulating a supplement to this information statement.

Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders of Vornado Common Shares

              Subject to the limitations and qualifications described herein, the following is a discussion of material U.S. federal income tax consequences of the distribution of our common shares to "U.S. Holders" (as defined below) of Vornado common shares. This summary is based on the Code, U.S. Treasury regulations promulgated thereunder, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as of the date of this information statement, and is subject to changes in these or other governing authorities, any of which may have a retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position to the contrary to any of the tax consequences described below. This discussion is based upon the assumption that the distribution, together with certain related transactions, will be consummated in accordance with the MTA and all other agreements entered into in connection with the separation, the distribution and the combination and as described in this information statement. This summary is for general information only and is not tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its particular investment or tax circumstances or to holders subject to special rules under the Code (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships that hold our common shares, pass-through entities, traders in securities who elect to apply a mark-to-market method of accounting, shareholders who hold their common shares as part of a "hedge," "straddle," "conversion," "synthetic security," "integrated investment" or "constructive sale transaction," individuals who receive our common shares upon the exercise of employee stock options or otherwise as compensation, holders who are subject to alternative minimum tax or any holders who actually or constructively own more than 5% of Vornado common shares). This discussion does not address the U.S. federal income tax consequences to investors who do not hold their Vornado common shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any state, local or foreign tax consequences.

              For purposes of this discussion a "U.S. Holder" is any beneficial owner of Vornado common shares that is, for U.S. federal income tax purposes:

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  An individual who is a citizen or resident of the United States;

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  A corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

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  An estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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  A trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

              If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds Vornado common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the distribution.

              THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

              It is a condition to the completion of the separation, the distribution and the combination that Vornado obtain an opinion of Sullivan & Cromwell LLP, satisfactory to the Vornado board of trustees, to the effect that the distribution by Vornado, together with certain related transactions, will qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code. The opinion of Sullivan & Cromwell LLP will be based on, among other things, certain facts and assumptions, as well as certain representations, statements and undertakings of Vornado and JBG SMITH (including those relating to the past and future conduct of Vornado and JBG SMITH). If any of these representations, statements or undertakings are, or become, inaccurate or incomplete, or if Vornado or JBG SMITH breach any of their respective covenants in the MTA or any of the other agreements entered into in connection with the separation, the distribution and the combination, the opinion of Sullivan & Cromwell LLP may be invalid and the conclusions reached therein could be jeopardized.

              Notwithstanding the opinion of Sullivan & Cromwell LLP, the IRS could determine that the distribution and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, Vornado, JBG SMITH and Vornado shareholders could be subject to significant U.S. federal income tax liability. Please refer to "—Material U.S. Federal Income Tax Consequences if the Distribution Is Taxable" below. Section 355(h) of the Code provides that tax-free treatment will not be available unless, as relevant here, Vornado and JBG SMITH are both REITs immediately after the distribution. If either Vornado or JBG SMITH were to fail to qualify as a REIT immediately after the distribution and separation of JBG SMITH from Vornado, Section 355(h) of the Code would cause the distribution and separation to be treated as a taxable transaction to Vornado and its shareholders.

    Material U.S. Federal Income Tax Consequences if the Distribution, Together with Certain Related Transactions, Qualifies as a Transaction That Is Generally Tax-Free Under Sections 368(a)(1)(D) and 355 of the Code.

              Assuming that the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code, the U.S. federal income tax consequences of the distribution are as follows: (i) the distribution will generally not result in any taxable income, gain or loss to Vornado; (ii) no gain or loss will generally be recognized by (and no amount will be included in the income of) U.S. Holders of Vornado common shares upon their receipt of JBG SMITH common shares in the distribution, except with respect to any cash received in lieu of fractional JBG SMITH common shares (as described below); (iii) the aggregate tax basis of the Vornado common shares and the JBG SMITH common shares received in the distribution (including any fractional share interest in JBG SMITH common shares for which cash is received) in the hands of each U.S. Holder of Vornado common shares after the distribution will equal the aggregate basis of Vornado common shares held by the U.S. Holder immediately before the distribution, allocated between the Vornado common shares and the JBG SMITH common shares (including any fractional share interest in JBG SMITH common shares for which cash is received) in proportion to the relative fair market value of each on the date of the distribution; and (iv) the holding period of the JBG SMITH common shares received by each U.S. Holder of Vornado common shares in the distribution will generally include the holding period at the time of the distribution for the Vornado common shares with respect to which the distribution is made, provided that Vornado common shares are held as a capital asset on the date of the distribution. Vornado intends to publish on its website IRS Form 8937, which will provide information to its shareholders that receive JBG SMITH common shares in the distribution regarding how to allocate their tax basis in their Vornado shares after the distribution among the Vornado shares and the JBG SMITH common shares. A U.S. Holder who receives cash in lieu of a fractional JBG SMITH common share in the distribution will be treated as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such U.S. Holder's adjusted tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for its Vornado common shares exceeds one year at the time of the distribution. The deductibility of capital losses is subject to limitations.

    Material U.S. Federal Income Tax Consequences if the Distribution Is Taxable.

              As discussed above, Vornado has not and does not intend to seek a ruling from the IRS with respect to the treatment of the distribution and certain related transactions for U.S. federal income tax purposes. Notwithstanding receipt by Vornado of the opinion of Sullivan & Cromwell LLP described above, the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, the consequences described above would not apply and Vornado, JBG SMITH and Vornado shareholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of Vornado or JBG SMITH could cause the distribution and certain related transactions to not qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, JBG SMITH may be required to indemnify Vornado for taxes (and certain related losses) resulting from the distribution not qualifying as tax-free.

              If the distribution were to fail to qualify as a tax-free transaction for U.S. federal income tax purposes, in general, Vornado would recognize taxable gain as if it had sold the JBG SMITH common shares in a taxable sale for its fair market value. Vornado as a REIT may reduce its entity-level taxable income by claiming a dividends-paid deduction equal to its distributions to its shareholders of its taxable income during the taxable year. Due to Vornado's dividends-paid deduction, the taxable income or gain from the transactions would generally be taxable only at the Vornado shareholder level and not at the Vornado entity level. All of the distribution of Vornado's taxable income from Vornado's taxable disposition of JBG SMITH common shares may be in the form of the JBG SMITH common shares being distributed to Vornado shareholders. Vornado shareholders would be taxed upon the receipt of such distribution. A U.S. Holder who receives one JBG SMITH common share in the distribution with respect to two Vornado common shares will (i) be subject to tax upon the receipt of ordinary dividends and capital gain dividends, as designated by Vornado, up to an amount of taxable income equal to the two Vornado common shares' distributive share of Vornado's entity-level taxable gain from the disposition of JBG SMITH common shares, (ii) recover the U.S. Holder's tax basis in the two Vornado common shares until the tax basis in the Vornado common shares reaches zero, and (iii) be subject to tax on any remainder as capital gain at short-term capital gain rates or long-term capital gain rates, based on whether the U.S. Holder's holding period of the two Vornado common shares is one year or less or more than one year, respectively, with the amounts in (i), (ii) and (iii) collectively equal to the fair market value on the date of the distribution of the one JBG SMITH share received by the U.S. Holder. The U.S. Holder will have a tax basis in the JBG SMITH common shares equal to the fair market value of the JBG SMITH common shares on the date of the distribution, and the U.S. Holder will have a new holding period in the JBG SMITH common shares, regardless of the shareholder's holding period of its Vornado common shares.

              In addition, even if the distribution were to otherwise qualify as tax-free under Section 355 of the Code, it may result in taxable gain at the entity level, including under Section 355(e) of the Code if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50% or greater interest (by vote or value) in Vornado or JBG SMITH. For this purpose, any acquisitions of Vornado shares or of JBG SMITH common shares within the period beginning two years before the separation and ending two years after the separation are presumed to be part of such a plan, although Vornado or JBG SMITH may be able to rebut that presumption. If the distribution is taxable in such a manner, Vornado would be subject to tax at the entity level on the taxable gain, with no tax at the Vornado shareholder level or with respect to JBG SMITH or its shareholders, but Vornado may reduce its taxable gain by making an additional distribution of "deficiency dividends" to the Vornado shareholders, which would be subject to tax to Vornado shareholders in the year of the distribution as ordinary dividends and capital gain dividends, as designated by Vornado, and which would result in certain interest payments to the IRS at the Vornado entity level.

              In connection with the distribution, Vornado and JBG SMITH will enter into a Tax Matters Agreement pursuant to which JBG SMITH will agree to be responsible for certain liabilities and obligations following the distribution. In general, under the terms of the Tax Matters Agreement, if the distribution, together with certain related transactions, were to fail to qualify as a tax-free transaction under Sections 368(a)(1)(D) and 355 of the Code (including as a result of Section 355(e) of the Code) and if such failure were the result of actions taken after the distribution by Vornado or JBG SMITH, the party responsible for such failure will be responsible for all taxes imposed on Vornado or JBG SMITH to the extent such taxes result from such actions. For a discussion of the Tax Matters Agreement, please refer to "Certain Relationships and Related Person Transactions—Tax Matters Agreement." JBG SMITH's indemnification obligations to Vornado under the Tax Matters Agreement will not be limited in amount or subject to any cap. If JBG SMITH is required to pay any taxes or indemnify Vornado and its subsidiaries and their respective officers and trustees under the circumstances set forth in the Tax Matters Agreement, JBG SMITH may be subject to substantial liabilities.

    Backup Withholding and Information Reporting.

              Payments of cash to U.S. Holders of Vornado common shares in lieu of fractional JBG SMITH common shares may be subject to information reporting and backup withholding (currently at a rate of 28%), unless such U.S. Holder delivers a properly completed IRS Form W-9, providing such U.S. Holder's correct taxpayer identification number and certain other information, or otherwise establishing a basis for exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder's U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

              U.S. Treasury regulations require certain U.S. Holders who receive JBG SMITH common shares in the distribution to attach to such U.S. Holder's U.S. federal income tax return for the year in which the distribution occurs a detailed statement setting forth certain information relating to the tax-free nature of the distribution.

              THE FOREGOING DISCUSSION IS A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF SHAREHOLDERS. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

 DESCRIPTION OF MATERIAL INDEBTEDNESS

Senior Unsecured Revolving Credit Facility

              JBG SMITH LP, our operating partnership (the "Borrower"), intends to enter into a senior unsecured revolving credit facility with a syndicate of banks as lenders. The revolving credit facility is expected to provide borrowings on a revolving basis of up to $            (the "Revolver"). The Revolver is expected to close concurrently with the closing of the combination.

              Set forth below is a summary of the anticipated terms of the Revolver. As the final terms of the Revolver have not yet been finalized, the final terms may differ from those set forth herein.

              We anticipate that the Revolver will mature approximately                years after the distribution, subject to                extension options of                each, available at the Borrower's election subject to compliance with the terms of the Revolver and payment of a customary extension fee.

              We anticipate that obligations under the Revolver will be senior unsecured obligations of the Borrower and will be guaranteed by certain subsidiaries of the Borrower, but JBG SMITH will not guarantee amounts due under the Revolver. The proceeds of the borrowings under the Revolver will be used for, among other things, general corporate, partnership and working capital needs of the Borrower or its subsidiaries, including acquisition and development costs and repayment of indebtedness for borrowed money.

              We anticipate that the Revolver will have affirmative and negative covenants, as well as financial covenants, that are customary for an unsecured loan of this nature. We also anticipate that borrowings under the Revolver will bear interest at the LIBOR screen rate plus, in each case, an applicable margin. The funding of the Revolver will be subject to closing conditions that are customary for unsecured loans of this nature. We anticipate that the Borrower will be permitted to voluntarily prepay the loans under the Revolver without any penalty, other than breakage fees, at any time.

              We anticipate that the Revolver will contain customary events of default for companies like ours, including, without limitation, payment defaults, performance defaults, bankruptcy defaults, judgment defaults, defaults under certain other indebtedness, changes in control, and the failure of JBG SMITH to remain a publicly listed company and to maintain its status as a REIT for U.S. federal income tax purposes.

Property Level Debt

              As of September 30, 2016, on a pro forma basis, JBG SMITH had approximately $2.0 billion aggregate principal amount of consolidated debt outstanding ($2.0 billion at our share) and our unconsolidated joint ventures had approximately $1.2 billion aggregate principal amount of debt outstanding ($400 million at our share), resulting in a total of approximately $2.4 billion aggregate principal amount of debt outstanding at our share. As of the completion of the separation, certain of these loans will be guaranteed, in whole or in part, by JBG SMITH LP.

              Typically, our property-level debt may restrict our ability to:

  •
  incur additional indebtedness secured by the subject property, including secured or unsecured mezzanine-type indebtedness;

  •
  create or permit liens on the subject property, subject to certain exceptions and contest rights;

  •
  transfer the subject property or the direct or indirect equity interests in the Borrower;

  •
  distribute cash flows from the subject property following an event of default or if the ratio of cash flow from the property to the debt service on the loan falls below a specified level;

  •
  make material alterations to the subject property without consent of the lender, not to be unreasonably withheld; and

  •
  enter into, modify or terminate material leases with respect to the subject property without consent of the lender, not to be unreasonably withheld.

 DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

              JBG SMITH's declaration of trust and bylaws will be amended and restated prior to the separation. The following is a summary of the material terms of JBG SMITH's shares of beneficial interest that will be set forth therein. The summary and descriptions below do not purport to be complete statements of the relevant provisions of the declaration of trust or of the bylaws that will be in effect at the time of the distribution and that will be included as exhibits to JBG SMITH's registration statement on Form 10 of which this information statement forms a part. The summary is qualified in its entirety by reference to these documents, which you should read (along with the applicable provisions of Maryland law) for complete information on JBG SMITH's shares of beneficial interest as of the time of the distribution.

              JBG SMITH's authorized shares of beneficial interest consist of                common shares, par value $0.01 per share, and                preferred shares, par value $0.01 per share. JBG SMITH's declaration of trust authorizes its board of trustees, with the approval of a majority of the entire board and without any action on the part of our shareholders, to amend our declaration of trust to increase or decrease the aggregate number of shares that JBG SMITH is authorized to issue or the number of authorized shares of any class or series. Immediately following the distribution and the combination, JBG SMITH expects that approximately                of its common shares will be issued and outstanding, based on the number of outstanding Vornado common shares as of                , the distribution ratio of one JBG SMITH common share for every two Vornado common shares and the number of JBG SMITH common shares expected to be issued to JBG investors in the combination, and that no JBG SMITH preferred shares will be issued or outstanding.

Common Shares

    Dividend, Voting and Other Rights of Holders of Common Shares

              The holders of common shares will be entitled to receive dividends when, if and as authorized by the board of trustees and declared by JBG SMITH out of assets legally available to pay dividends, if receipt of the dividends is in compliance with the provisions in the declaration of trust restricting the ownership and transfer of our shares and the preferential rights of any other class or series of our shares.

              Subject to the provisions of JBG SMITH's declaration of trust regarding the restrictions on ownership and transfer of JBG SMITH shares and except as may otherwise be specified in the terms of any class or series of JBG SMITH's shares of beneficial interest, the holders of common shares will be entitled to one vote for each share on all matters on which shareholders are entitled to vote, including elections of trustees. There will be no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election. Generally, the holders of common shares will not have any conversion, sinking fund, redemption, appraisal or preemptive rights to subscribe to any securities of JBG SMITH. If JBG SMITH is dissolved, liquidated or wound up, holders of common shares will be entitled to share proportionally in any assets remaining after satisfying (i) the prior rights of creditors, including holders of JBG SMITH's indebtedness, and (ii) the aggregate liquidation preference of any preferred shares then outstanding.

              Subject to the provisions of JBG SMITH's declaration of trust regarding the restrictions on ownership and transfer of JBG SMITH shares, common shares will have equal dividend, distribution, liquidation and other rights and will have no preference or exchange rights. The common shares issued in the distribution will be duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of the holders of JBG SMITH common shares will be subject to, and may be adversely affected by, the rights of the holders of shares of any class or series of preferred shares that JBG SMITH may designate and issue in the future.

              The transfer agent for the common shares is                .

    Restrictions on Ownership of Common Shares

              The Beneficial Ownership Limit.    For JBG SMITH to maintain its qualification as a REIT under the Code, not more than 50% of the value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of a taxable year and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year (except, in each case, with respect to the first taxable year for which an election to be taxed as a REIT is made). The Code defines "individuals" to include some entities for purposes of the preceding sentence. All references to a shareholder's ownership of common shares in this section "—The Beneficial Ownership Limit" assume application of the applicable attribution rules of the Code under which, for example, a shareholder is deemed to own shares owned by his or her spouse.

              The declaration of trust contains several provisions that restrict the ownership and transfer of our shares that are designed to safeguard JBG SMITH against loss of its REIT status. These provisions also seek to deter non-negotiated acquisitions of, and proxy fights for, us by third parties. The declaration of trust contains a limitation that restricts, with some exceptions, shareholders from owning more than 7.5% (in value or number of shares, whichever is more restrictive) of the outstanding shares of any class or series, including our common shares. We refer to this percentage as the "beneficial ownership limit."

              Shareholders should be aware that events other than a purchase or other transfer of common shares can result in ownership, under the applicable attribution rules of the Code, of common shares in excess of the beneficial ownership limit. For instance, if two shareholders, each of whom owns 6% of the outstanding common shares, were to marry, then after their marriage both shareholders would be deemed to own 12% of the outstanding common shares, which is in excess of the beneficial ownership limit. Similarly, if a shareholder who is treated as owning 6% of the outstanding common shares purchased a 50% interest in a corporation which owns 10% of the outstanding common shares, then the shareholder would be deemed to own 11% of the outstanding common shares immediately after such purchase. You should consult your tax advisors concerning the application of the attribution rules of the Code in your particular circumstances.

              Closely Held and General Restriction on Ownership.    In addition, common shares may not be transferred if, as a result of such transfer, more than 50% in value of the outstanding JBG SMITH common shares would be owned by five or fewer individuals or if such transfer would otherwise cause JBG SMITH to fail to qualify as a REIT.

              The Constructive Ownership Limit.    Under the Code, rental income received by a REIT from persons in which the REIT is treated, under the applicable attribution rules of the Code, as owning a 10% or greater interest does not constitute qualifying income for purposes of the income requirements that REITs must satisfy. For these purposes, a REIT is treated as owning any shares owned, under the applicable attribution rules of the Code, by a person that owns 10% or more of the value of the outstanding shares of the REIT. The attribution rules of the Code applicable for these purposes are different from those applicable with respect to the beneficial ownership limit. All references to a shareholder's ownership of common shares in this section "—The Constructive Ownership Limit" assume application of the applicable attribution rules of the Code.

              In order to ensure that rental income of JBG SMITH will not be treated as nonqualifying income under the rule described in the preceding paragraph, and thus to ensure that JBG SMITH will not inadvertently lose its REIT status as a result of the ownership of shares by a tenant, or a person that holds an interest in a tenant, the declaration of trust contains an ownership limit that restricts, with some exceptions, shareholders from constructively owning, directly or indirectly, more than 7.5%

(in value or number of shares, whichever is more restrictive) of the outstanding shares of any class or series. We refer to this 7.5% ownership limit as the "constructive ownership limit."

              Shareholders should be aware that events other than a purchase or other transfer of shares may result in ownership, under the applicable attribution rules of the Code, of shares in excess of the constructive ownership limit. As the attribution rules that apply with respect to the constructive ownership limit differ from those that apply with respect to the beneficial ownership limit, the events other than a purchase or other transfer of shares which may result in share ownership in excess of the constructive ownership limit may differ from those which may result in share ownership in excess of the beneficial ownership limit. You should consult your tax advisors concerning the application of the attribution rules of the Code in your particular circumstances.

              Automatic Transfer to a Trust If the Ownership Limits Are Violated.    The declaration of trust provides that a transfer of shares of any class or series that would otherwise result in ownership, under the applicable attribution rules of the Code, of shares in excess of the beneficial ownership limit or the constructive ownership limit would cause the shares of beneficial interest of JBG SMITH to be beneficially owned by fewer than 100 persons, would result in JBG SMITH being "closely held" (within the meaning of Section 856(h) of the Code) or would otherwise cause JBG SMITH to fail to qualify as a REIT, will be void and the purported transferee will acquire no rights or economic interest in the shares. In addition, our declaration of trust will provide that, if the provisions causing a transfer to be void do not prevent a violation of the restrictions mentioned in the preceding sentence, the shares that would otherwise be owned, under the applicable attribution rules of the Code, in excess of the beneficial ownership limit or the constructive ownership limit, or that would cause JBG SMITH to be "closely held" or otherwise fail to qualify as a REIT, will be automatically transferred to one or more charitable trusts (each, a "charitable trust") for the benefit of one or more charitable beneficiaries, appointed by us, effective as of the close of business on the business day prior to the date of the relevant transfer.

              Shares held in a charitable trust will be issued and outstanding shares. Pursuant to our declaration of trust, the purported transferee will have no rights in the shares held in a charitable trust and will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends or other distributions and will have no right to vote or other rights attributable to the shares held in the charitable trust. Instead, our declaration of trust provides that the trustee of the charitable trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the charitable trust, to be exercised for the exclusive benefit of the charitable beneficiary. Under our declaration of trust, any dividend or other distribution paid prior to the discovery by us that the shares have been transferred to the charitable trust shall be paid by the holder of such dividend or other distribution to the trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Subject to Maryland law, the trustee of the charitable trust has the authority (i) to rescind as void any vote cast by a purported transferee prior to the discovery by JBG SMITH that the shares have been transferred to the charitable trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if JBG SMITH has already taken irreversible trust action, then the trustee will not have the authority to rescind and recast the vote.

              Under our declaration of trust, within 20 days of receiving notice from us that shares have been transferred to the charitable trust, the trustee of the charitable trust shall sell the shares held in the charitable trust to a person or persons, designated by the trustee, whose ownership of the shares will not violate the restrictions on ownership and transfer noted above. Upon such sale, our declaration of trust provides that the interest of the charitable beneficiary in the shares sold terminates and the trustee of the charitable trust is required to distribute the net proceeds of the sale to the purported transferee and to the charitable beneficiary as follows: the purported transferee will receive the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not purchase the shares for the market price (as defined in our declaration of trust) in connection with the event causing the shares to be held in the charitable trust, the market price of the shares on the date of the event causing the shares to be held in the charitable trust and (ii) the price per share received by the trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the charitable trust. The trustee of the charitable trust may reduce the amount payable to the purported transferee by the amount of dividends and distributions which have been paid to the purported transferee and are owed by the purported transferee to the charitable trust, as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be paid immediately to the charitable beneficiary. If, prior to the discovery by us that common shares have been transferred to the charitable trust, such shares are sold by a purported transferee, then (1) such shares shall be deemed to have been sold on behalf of the charitable trust and (2) to the extent that the purported transferee received an amount for such shares that exceeds the amount that such purported transferee would have been entitled to receive if such shares had been sold by the charitable trust, such excess shall be paid to the trustee upon demand.

              Our declaration of trust provides that any shares transferred to the charitable trust are deemed to have been offered for sale to JBG SMITH, or its designee. The price at which JBG SMITH, or its designee, may purchase the shares transferred to the charitable trust will be equal to the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not purchase the shares for the market price in connection with the event causing the shares to be held in the charitable trust, the market price of the shares on the date of the event causing the shares to be held in the charitable trust and (ii) the market price of the shares on the date that JBG SMITH, or its designee, accepts the offer. Upon a sale to JBG SMITH, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the purported transferee and the trustee will distribute any dividends or other distributions held by the trustee with respect to such shares to the beneficiary.

              JBG SMITH may reduce the amount payable to the purported transferee by the amount of dividends and other distributions that have been paid to the purported transferee and are owed by the purported transferee to the charitable trust, as described above. JBG SMITH's right to accept the offer described above exists for as long as the charitable trust has not otherwise sold the shares held in trust.

              In addition, if our board of trustees determines that a transfer or other event has occurred that would violate the restrictions on ownership and transfer of shares described above, the board of trustees may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing JBG SMITH to redeem shares, refusing to give effect to the transfer on JBG SMITH's books or instituting proceedings to enjoin the transfer.

              Other Provisions Concerning the Restrictions on Ownership.    Our board of trustees, in its sole discretion, may prospectively or retroactively exempt persons from the beneficial ownership limit and the constructive ownership limit and increase or decrease the beneficial ownership limit and constructive ownership limit for one or more persons, if in each case the board of trustees obtains such representations, covenants and undertakings as the board of trustees may deem appropriate in order to conclude that such exemption or modification will not cause JBG SMITH to lose its status as a REIT. In addition, the board of trustees may require such opinions of counsel, affidavits, undertakings or agreements or a ruling from the Internal Revenue Service as it may deem necessary or advisable in order to determine or ensure JBG SMITH's status as a REIT, and any such exemption or modification may be subject to such conditions or restrictions as the board of trustees may impose.

              The foregoing restrictions on transfer and ownership will not apply if the board of trustees determines that it is no longer in the best interests of JBG SMITH to attempt to qualify, or to continue to qualify, as a REIT or that compliance with any of the foregoing restrictions is no longer required for REIT qualification.

              All persons who own, directly or by virtue of the applicable attribution rules of the Code, more than 1.0% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of any class or series must give a written notice to JBG SMITH containing the information specified in the declaration of trust by January 31 of each year. In addition, each shareholder will be required to disclose to JBG SMITH upon demand any information that JBG SMITH may request, in good faith, to determine JBG SMITH's status as a REIT or to comply with Treasury regulations promulgated under the REIT provisions of the Code.

              The transfer and ownership restrictions described above may have the effect of precluding acquisition of control of JBG SMITH unless the board of trustees of JBG SMITH determines that maintenance of REIT status is no longer in the best interests of JBG SMITH or that compliance with any of the foregoing restrictions is no longer required for REIT qualification.

Preferred Shares and Share Reclassification

              Under the terms of JBG SMITH's declaration of trust, its board of trustees may classify any unissued preferred shares, and reclassify any unissued common shares or any previously classified but unissued preferred shares into other classes or series of shares, including one or more classes or series of shares that have priority over our common shares with respect to distributions or upon liquidation, and we are authorized to issue the newly classified shares. Prior to the issuance of shares of each class or series, the board of trustees is required by the Maryland REIT Law and JBG SMITH's declaration of trust to set, subject to the provisions of JBG SMITH's declaration of trust regarding the restrictions on ownership and transfer of our shares, the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption for each such class or series. These actions may be taken without shareholder approval, unless shareholder approval is required by applicable law, the terms of any other class or series of our shares or the rules of any stock exchange or automated quotation system on which JBG SMITH's securities may be listed or traded. As of the date hereof, no preferred shares are outstanding and JBG SMITH has no present plans to issue any preferred shares. If JBG SMITH were to issue preferred shares, they would be subject to ownership and transfer restrictions that are similar to the restrictions applicable to common shares (including a prohibition on owning more than 7.5% of the outstanding preferred shares of any class or series).

Power to Increase Authorized Shares and Issue Additional Common and Preferred Shares

              We believe that the power of our board of trustees, without shareholder approval, to amend our declaration of trust to increase or decrease the aggregate number of authorized shares or the number of shares in any class or series that we have authority to issue, to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue such classified or reclassified shares provides JBG SMITH with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions may be taken without shareholder approval, unless shareholder approval is required by applicable law, the terms of any other class or series of our shares or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of trustees does not currently intend to do so, it could authorize us to issue additional classes or series of common shares or preferred shares that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company, even if such transaction or change of control involves a premium price for our shareholders or shareholders believe that such transaction or change of control may be in their best interests.

Listing

              JBG SMITH intends to apply to list its common shares on the NYSE under the symbol "JBGS".

Sale of Unregistered Securities

              Except as noted in the next paragraph, in the past three years, JBG SMITH has not sold any securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services or other securities, and new securities resulting from the modification of outstanding securities.

              In connection with its organization, on November 22, 2016, JBG SMITH issued 1,000 common shares, $0.01 par value per share, to Vornado pursuant to Section 4(a)(2) of the Securities Act. We did not register the issuance of these shares under the Securities Act because such issuance did not constitute a public offering.

REIT Qualification

              Under our declaration of trust, the board of trustees may authorize JBG SMITH to revoke or otherwise terminate its REIT election, without shareholder approval, if it determines that it is no longer in our best interest to continue to qualify as a REIT.

Transfer Agent and Registrar

              After the distribution, the distribution agent, transfer agent and registrar for JBG SMITH's common shares will be                . For questions relating to the transfer or mechanics of the share distribution, you should contact:

CERTAIN PROVISIONS OF MARYLAND LAW AND OF
OUR DECLARATION OF TRUST AND BYLAWS

              JBG SMITH's declaration of trust and bylaws will be amended and restated prior to the separation and the combination. The following description of certain provisions of Maryland law and our amended and restated declaration of trust and bylaws is only a summary and does not purport to be a complete statement of the relevant provisions at the time of the distribution. The summary is qualified in its entirety by reference to these documents, which you should read (along with the applicable provisions of Maryland law) for complete information on such provisions. The declaration of trust and bylaws to be in effect at the time of the distribution will be included as exhibits to JBG SMITH's registration statement on Form 10 of which this information statement forms a part.

The Board of Trustees

              Our declaration of trust and bylaws provide that the number of our trustees may be established, increased or decreased only by a majority of the entire board of trustees but may not be fewer than the number required by the Maryland REIT law, which is currently one, nor, unless our bylaws are amended, more than 15, provided, however, that the tenure of office of a trustee will not be affected by any decrease in the number of trustees. Our declaration of trust also provides that, except as may be provided by our board of trustees in setting the terms of any class or series of shares, any vacancy may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will hold office for the remainder of the full term of the trusteeship in which the vacancy occurred and until a successor is duly elected and qualifies.

              Our declaration of trust will initially divide our board of trustees into three classes. The initial terms of the first, second and third classes will expire at the first, second and third annual meetings of shareholders, respectively, held following the separation and combination. Initially, shareholders will elect only one class of trustees each year. Shareholders will elect successors to trustees of the first class for a two-year term and successors to trustees of the second class for a one-year term, in each case upon the expiration of the terms of the initial trustees of each class. Commencing with the third annual meeting of shareholders following the separation, which will be held in 2020, all trustees will be elected annually for a term of one year and shall hold office until the next succeeding annual meeting and until their successors are duly elected and qualify. There is no cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of our common shares will be able to elect all of our trustees standing for election.

              Under our bylaws, a plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present will be sufficient to elect a trustee. Notwithstanding such vote requirement, our Governance Guidelines provide that any nominee in an uncontested election who does not receive a greater number of "for" votes than "withhold" votes shall be elected as a trustee but shall promptly tender his or her offer of resignation to the board of trustees following certification of the vote. The Corporate Governance and Nominating Committee shall consider the offer to resign and shall recommend to the board of trustees the action to be taken in response to the offer, and the board of trustees shall determine whether or not to accept such resignation. The board of trustees shall promptly disclose its decision and the reasons therefor in a Current Report on Form 8-K furnished to the SEC. At such time as our board of trustees ceases to be classified, our board of trustees will amend our bylaws to provide that a majority of all the votes cast at a meeting of shareholders duly called and at which a quorum is present will be required to elect a trustee, unless the election is contested, in which case a plurality will be sufficient.

              For so long as our board remains classified, this provision could have the effect of making the replacement of incumbent trustees more time-consuming and difficult. Until the third annual meeting following the separation, at least two annual meetings of shareholders will generally be required to effect a change in a majority of the board of trustees. The staggered terms of trustees may delay, defer or prevent a tender offer or an attempt to change control of JBG SMITH, even though the tender offer or change in control might be in the best interest of our shareholders.

              Initially, Vornado and JBG will each appoint six of our 12 trustees (the "Vornado Board Designees" and the "JBG Board Designees," respectively), as described in "Management" above. Pursuant to our bylaws and the MTA, for a period of two years following the combination, if any Vornado Board Designee or JBG Board Designee is unable or unwilling to serve or is otherwise no longer serving as a trustee, then the remaining Vornado Board Designees or JBG Board Designees, respectively, may designate a replacement designee reasonably satisfactory to the Corporate Governance and Nominating Committee and the board of trustees, who shall promptly be appointed by our board of trustees to fill the vacancy. Our bylaws and the MTA also require that, for the two years following the combination, to the extent reasonably practicable, the membership of each of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee shall consist of an equal number of Vornado Board Designees and JBG Board Designees (or their respective replacement designees). In addition, in connection with the first annual meeting of shareholders following the combination (which will be held in 2018), the board of trustees, subject to the reasonable exercise of its duties, will take all such actions as may be necessary to nominate the Vornado Board Designees and the JBG Board Designees (including their respective replacement designees, if any) for election by JBG SMITH's shareholders and use no less rigorous efforts to cause the election of such Vornado Board Designees and the JBG Board Designees than the manner in which JBG SMITH supports other nominees for the board of trustees.

Removal of Trustees

              Our declaration of trust provides that, subject to the rights of holders of one or more classes or series of preferred shares to elect or remove one or more trustees, a trustee may be removed only for cause (defined as conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Trustee caused demonstrable, material harm to the Trust through willful misconduct, bad faith or active and deliberate dishonesty) and only by the affirmative vote of a majority of the shares then outstanding and entitled to vote generally in the election of trustees. This provision, when coupled with the exclusive power of our board of trustees to fill vacancies on our board of trustees, precludes shareholders from removing incumbent trustees, except for cause and upon a majority affirmative vote, and filling the vacancies created by the removal with their own nominees.

Business Combinations

              Under the Maryland Business Combination Act (the "MBCA"), a "business combination" between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder is prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. A business combination includes a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer, issuance or reclassification of equity securities or recapitalization. An interested shareholder is defined as:

  •
  a person who beneficially owns, directly or indirectly, 10% or more of the voting power of the real estate investment trust's outstanding voting shares; or

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  an affiliate or associate of the real estate investment trust who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting shares of the real estate investment trust.

              A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which such person otherwise would have become an interested shareholder. In approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of trustees.

              After the five-year prohibition, any business combination between the Maryland real estate investment trust and an interested shareholder generally must be recommended by the board of trustees of the real estate investment trust and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of outstanding voting shares of the real estate investment trust; and

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  two-thirds of the votes entitled to be cast by holders of voting shares of the real estate investment trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

              These super-majority vote requirements do not apply if, among other conditions, the real estate investment trust's common shareholders receive a minimum price, as defined under the MBCA, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

              The MBCA permits various exemptions from its provisions, including business combinations that are approved or exempted by the board of trustees before the time that the interested shareholder becomes an interested shareholder.

              The MBCA may have the effect of delaying, deferring or preventing a change in control of JBG SMITH or other transaction that might involve a premium price or otherwise be in the best interest of the shareholders. The MBCA may discourage others from trying to acquire control of JBG SMITH and increase the difficulty of consummating any offer.

Control Share Acquisitions

              The Maryland Control Share Acquisition Act (the "MCSAA") provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiring person, by officers or by employees who are trustees of the real estate investment trust are excluded from shares entitled to vote on the matter. "Control shares" are voting shares which, if aggregated with all other shares owned by the acquiring person or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

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  one-third or more but less than a majority; or

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  a majority or more of all voting power.

              Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval or shares acquired directly from the real estate investment trust. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

              A person who has made or proposes to make a control share acquisition may compel the board of trustees of the real estate investment trust to call a special meeting of shareholders to be held within 50 days of the demand to consider the voting rights of the control shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the real estate investment trust may itself present the question at any shareholders meeting.

              If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MCSAA, then the real estate investment trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the real estate investment trust to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiring person or, if a meeting of shareholders is held at which the voting rights of the shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a shareholders meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition.

              The MCSAA does not apply to (a) shares acquired in a merger, consolidation or share exchange if the real estate investment trust is a party to the transaction, or (b) acquisitions approved or exempted by the declaration of trust or bylaws of the real estate investment trust.

              Our bylaws contain a provision exempting from the MCSAA any and all acquisitions by any person of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Approval of Extraordinary Trust Action; Amendment of Declaration of Trust and Bylaws

              Under the Maryland REIT Law, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust or merge with or convert into another entity, unless the action is advised by its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland real estate investment trust may provide in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Except for certain amendments described in our declaration of trust that require only approval by our board of trustees, our declaration of trust provides for approval of any of these matters by the affirmative vote of not less than a majority of all of the votes entitled to be cast on such matters. However, the partnership agreement of our operating partnership provides that certain extraordinary transactions will require, in addition to the consent of our shareholders, "partnership approval" from the limited partners of JBG SMITH LP as described below under "Partnership Agreement."

              Our bylaws provide that the board of trustees will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws. For two years following the combination, certain amendments to our bylaws relating to the composition of our board of trustees require the approval of the majority of the entire board of trustees, including a majority of each of the JBG Board Designees and Vornado Board Designees.

Exclusive Forum

              Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought in our right or on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our trustees or officers or other employees or agents to us or to our shareholders, (c) any action asserting a claim against us or any of our trustees or officers or other employees or agents arising pursuant to any provision of the

Maryland REIT Law or our declaration of trust or bylaws or (d) any action asserting a claim against us or any of our trustees or officers or other employees that is governed by the internal affairs doctrine shall be the Circuit Court for Baltimore City, Maryland (and any shareholder that is a party to any action or proceeding pending in such Court shall cooperate in having the action or proceeding assigned to the Business & Technology Case Management Program), or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division.

Advance Notice of Trustee Nominations and New Business

              Our bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the board of trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of trustees (and for the first annual meeting, in accordance with the MTA) or (iii) by a shareholder who is a shareholder of record both at the time of giving the advance notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the board of trustees at a special meeting may be made only (i) by the board of trustees or (ii) provided that the special meeting has been called in accordance with the bylaws for the purpose of electing trustees, by a shareholder who is a shareholder of record both at the time of giving the advance notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Subtitle 8

              Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of the following five provisions:

  •
  a classified board;

  •
  a two-thirds vote requirement for removing a trustee;

  •
  a requirement that the number of trustees be fixed only by vote of the trustees;

  •
  a requirement that a vacancy on the board of trustees be filled only by the remaining trustees and, if its board is classified, for the remainder of the full term of the class of trustees in which the vacancy occurred; or

  •
  a majority requirement for the calling of a shareholder-requested special meeting of shareholders.

              Our declaration of trust provides that, except as may be provided by our board of trustees in setting the terms of any class or series of shares, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of trustees. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, (1) we have a classified board until the third annual meeting of shareholders following the separation and the combination, (2) we vest in the board of trustees the exclusive power to fix the number of trusteeships, subject to limitations set forth in our declaration of trust and bylaws, and (3) our shareholders are not entitled to call special meetings of shareholders.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

              The business combination provisions and, if the applicable provision in our bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of our declaration of trust on removal of trustees and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control of JBG SMITH that might involve a premium price for holders of our common shares or otherwise be in their best interest.

Shareholder Meetings

              Our bylaws provide that annual meetings of JBG SMITH's shareholders may only be held each year at a date, time and place determined by our board of trustees. Special meetings of shareholders may only be called by the chairman of JBG SMITH's board of trustees, JBG SMITH's chief executive officer, JBG SMITH's president and JBG SMITH's board of trustees. Only matters set forth in the notice of a special meeting of shareholders may be conducted at such a meeting. The first annual meeting of shareholders held after the distribution will take place in 2018.

Shareholder Action by Written Consent

              Under our declaration of trust, any action required to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if (i) a unanimous consent setting forth the action is given in writing or by electronic transmission by all shareholders entitled to vote on the matter or (ii) the action is advised and submitted to the shareholders for approval by JBG SMITH's board of trustees and a consent in writing or by electronic transmission is given by shareholders entitled to cast not less than the minimum number of votes that would be required to take the action at a meeting of JBG SMITH's shareholders.

Limitation of Liability and Indemnification of Trustees and Officers

              Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting or eliminating the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. JBG SMITH's declaration of trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

              JBG SMITH's declaration of trust and bylaws will obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the trustee's or officer's ultimate entitlement to indemnification, to (i) any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, or (ii) any individual who, while serving as our trustee or officer and at the request of JBG SMITH, serves or has served as a director, trustee, officer, partner, member or manager of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. JBG SMITH's declaration of trust and bylaws will also permit it, with the approval of the board of trustees, to indemnify and advance expenses to any person who served a predecessor of JBG SMITH in any of the capacities described above and to any employee or agent of JBG SMITH or a predecessor of JBG SMITH.

              Maryland law requires a Maryland real estate investment trust (unless its declaration of trust provides otherwise, which ours does not) to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a real estate investment trust to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the trustee or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland real estate investment trust may not indemnify for an adverse judgment in a suit by or in the right of the real estate investment trust or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a real estate investment trust to advance reasonable expenses to a trustee or officer upon the real estate investment trust's receipt of (a) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the real estate investment trust and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the real estate investment trust if it shall ultimately be determined that the standard of conduct was not met.

              We expect to enter into indemnification agreements with each of our trustees and executive officers that will provide for indemnification to the maximum extent permitted by Maryland law.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, trustees or controlling persons of JBG SMITH pursuant to the foregoing provisions or otherwise, JBG SMITH has been advised that, in the opinion of the SEC, such indemnification is against public policy and, therefore, unenforceable. JBG SMITH will purchase liability insurance for the purpose of providing a source of funds to pay the indemnification described above.

Business Opportunities

              JBG SMITH's declaration of trust provides that our trustees who are also trustees, officers, employees or agents of Vornado or any of Vornado's affiliates (each such trustee, a "Covered Person") shall have no duty to communicate or present any business opportunity to JBG SMITH, and JBG SMITH renounces any potential interest or expectation in, or right to be offered or to participate in, such business opportunity and waives to the maximum extent permitted from time to time by Maryland law any claim against a Covered Person arising from the fact that he or she does not present, communicate or offer any such business opportunity to JBG SMITH or any of its subsidiaries or pursues such business opportunity or facilitates the pursuit of such business opportunity by others; provided, however, that the foregoing shall not apply in a case in which a Covered Person is presented with a business opportunity in writing expressly in his or her capacity as a trustee of JBG SMITH. Accordingly, to the maximum extent permitted from time to time by Maryland law and except to the extent such business opportunity is presented to a Covered Person in writing expressly in his or her capacity as a trustee of JBG SMITH, (a) no Covered Person is required to present, communicate or offer any business opportunity to JBG SMITH and (b) any Covered Person, on his or her own behalf or on behalf of Vornado, shall have the right to hold and exploit any business opportunity, or to direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to any person or entity other than JBG SMITH.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

              The following discussion summarizes the taxation of JBG SMITH and the material Federal income tax consequences to holders of JBG SMITH common shares for your general information only. It is not tax advice. The tax treatment of these holders will vary depending upon the holder's particular situation, and this discussion addresses only holders that hold these shares as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This section also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the Federal income tax laws apply, including:

  •
  dealers in securities or currencies;

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  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  banks;

  •
  life insurance companies;

  •
  tax-exempt organizations;

  •
  certain insurance companies;

  •
  persons liable for the alternative minimum tax;

  •
  persons that hold shares that are a hedge, that are hedged against interest rate or currency risks or that are part of a straddle or conversion transaction;

  •
  persons that purchase or sell shares as part of a wash sale for tax purposes; and

  •
  U.S. shareholders whose functional currency is not the U.S. dollar.

              This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively.

              If a partnership holds JBG SMITH common shares, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding JBG SMITH common shares should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the JBG SMITH common shares.

              We urge you to consult with your tax advisors regarding the tax consequences to you of acquiring, owning and selling JBG SMITH common shares, including the Federal, state, local and foreign tax consequences of acquiring, owning and selling these securities in your particular circumstances and potential changes in applicable laws.

Taxation of JBG SMITH as a REIT

              JBG SMITH intends to elect to be taxed as a REIT under Sections 856 through 860 of the Code, from and after the taxable year that includes the distribution of our common shares by Vornado. We believe that we will be organized, and we expect to operate, in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Code. We will conduct our business as an umbrella partnership REIT, pursuant to which substantially all of our assets will be held by our operating partnership, JBG SMITH LP. We will be the sole general partner of our operating partnership and, upon completion of the transaction, we will own approximately        % of the common

limited partnership units of our operating partnership. JBG SMITH LP will own, directly or indirectly, majority interests in several subsidiary REITs and minority interests in certain other subsidiary REITs through our interests in certain joint ventures that we will acquire in the combination. Our subsidiary REITs will be subject to the same REIT qualification requirements and other limitations described herein that apply to us (and in certain cases, are subject to more stringent REIT qualification requirements).

              In connection with this distribution by Vornado and the combination, we expect to receive an opinion of Sullivan & Cromwell LLP and an opinion of Hogan & Lovells US LLP to the effect that we are organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT commencing with our taxable year that includes the distribution of our common shares by Vornado. In addition, we and Vornado expect to receive an opinion of Hogan Lovells US LLP with respect to each REIT that is being contributed to JBG SMITH LP by JBG in the combination, and we and JBG expect to receive an opinion of Sullivan & Cromwell LLP with respect to Vornado and each REIT that is being contributed by VRLP to JBG SMITH LP, in each case to the effect that each such REIT has been organized and operates in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation has enabled such REIT to meet, and its proposed method of operation will enable such REIT to continue to meet, the requirements for qualification and taxation as a REIT under the Code.

              It must be emphasized that the opinion of Sullivan & Cromwell LLP and the opinion of Hogan & Lovells US LLP, described in the preceding paragraph, regarding our status as a REIT, will rely, without independent investigation or verification, on various assumptions relating to our organization and operation and on the opinions described in the preceding paragraph as to the qualification and taxation of Vornado, each REIT that is being contributed by VRLP to JBG SMITH LP and each REIT that is being contributed to JBG SMITH LP by JBG, as a REIT, and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets and income, and the present and future conduct of our business operations. While we intend to operate so that we will qualify to be taxed as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sullivan & Cromwell LLP, by Hogan & Lovells US LLP or by us that we will qualify to be taxed as a REIT for any particular year. The opinion of Sullivan & Cromwell LLP and the opinion by Hogan & Lovells US LLP, described in the preceding paragraph, regarding our status as a REIT, will be expressed as of the date issued. Neither Sullivan & Cromwell LLP nor Hogan & Lovells US LLP will have any obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of advisors are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

              Qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual operating results, distribution levels and diversity of share ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be monitored by Sullivan & Cromwell LLP or by Hogan & Lovells US LLP. Our ability to qualify to be taxed as a REIT also requires that we satisfy certain tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

              As noted above, JBG SMITH intends to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, from and after JBG SMITH's taxable year that includes the distribution of our common shares by Vornado. The material qualification requirements are summarized below under

"—Requirements for Qualification." While we intend to operate so that we qualify and continue to qualify to be taxed as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. Please refer to "—Failure to Qualify as a REIT." The discussion in this section "—Taxation of JBG SMITH as a REIT" assumes that JBG SMITH will qualify as a REIT.

              As a REIT, JBG SMITH generally will not have to pay Federal corporate income taxes on its net income that it currently distributes to shareholders. This treatment substantially eliminates the "double taxation" at the corporate and shareholder levels that generally results from investment in a regular corporation. JBG SMITH's dividends, however, generally will not be eligible for (i) the reduced rates of tax applicable to dividends received by noncorporate shareholders, except in limited circumstances, and (ii) the corporate dividends received deduction.

              However, JBG SMITH will have to pay Federal income tax as follows:

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  First, JBG SMITH will have to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

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  Second, under certain circumstances, JBG SMITH may have to pay the alternative minimum tax on its items of tax preference.

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  Third, if we elect to treat property that we acquire in connection with certain leasehold terminations or a foreclosure of a mortgage loan as "foreclosure property," we may thereby avoid (i) the 100% prohibited transactions tax on gain from a resale of that property (if the sale otherwise would constitute a prohibited transaction); and (ii) the inclusion of any income from such property as non-qualifying income for purposes of the REIT gross income tests discussed below. Income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%).

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  Fourth, if JBG SMITH has net income from "prohibited transactions," as defined in the Code, JBG SMITH will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

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  Fifth, if JBG SMITH should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under "—Requirements for Qualification—Income Tests," but has nonetheless maintained its qualification as a REIT because JBG SMITH has satisfied some other requirements, it will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of JBG SMITH's gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of JBG SMITH's gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect JBG SMITH's profitability.

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  Sixth, if JBG SMITH should fail to distribute during each calendar year at least the sum of (1) 85% of its real estate investment trust ordinary income for that year, (2) 95% of its real estate investment trust capital gain net income for that year and (3) any undistributed taxable income from prior periods, JBG SMITH would have to pay a 4% excise tax on the excess of that required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

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  Seventh, if JBG SMITH acquires any asset from a C corporation in certain transactions in which JBG SMITH must adopt the basis of the asset or any other property in the hands of the C corporation as the basis of the asset in the hands of JBG SMITH, and JBG SMITH recognizes gain on the disposition of that asset during the five-year period beginning on the date on which JBG SMITH acquired that asset, then JBG SMITH will have to pay tax on the built-in gain at the highest regular corporate rate. A C corporation means generally a corporation that has to pay full corporate-level tax.

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  Eighth, if JBG SMITH derives "excess inclusion income" from a residual interest in a real estate mortgage investment conduit, or "REMIC," or certain interests in a taxable mortgage pool, or "TMP," JBG SMITH could be subject to corporate level Federal income tax at a 35% rate to the extent that such income is allocable to certain types of tax-exempt shareholders that are not subject to unrelated business income tax, such as government entities.

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  Ninth, if JBG SMITH receives non-arm's-length income from a taxable REIT subsidiary (as defined under "—Requirements for Qualification—Asset Tests"), or as a result of services provided by a taxable REIT subsidiary to tenants of JBG SMITH, JBG SMITH will be subject to a 100% tax on the amount of JBG SMITH's non-arm's-length income.

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  Tenth, if JBG SMITH fails to satisfy a REIT asset test, as described below, due to reasonable cause and JBG SMITH nonetheless maintains its REIT qualification because of specified cure provisions, JBG SMITH will generally be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused JBG SMITH to fail such test.

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  Eleventh, if JBG SMITH fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a violation of the REIT gross income tests or a violation of the asset tests described below) and the violation is due to reasonable cause, JBG SMITH may retain its REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

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  Twelfth, we have a number of TRSs, the net earnings of which will be subject to U.S. federal corporate income tax.

              Notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets, operations and net worth. We also could be subject to tax in other situations and on transactions not presently contemplated.

Requirements for Qualification

              The Code defines a REIT as a corporation, trust or association:

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  which is managed by one or more directors or trustees;

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  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

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  that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

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  that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

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  the beneficial ownership of which is held by 100 or more persons (except with respect to the first taxable year for which an election to be taxed as a REIT is made);

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  during the last half of each taxable year, not more than 50% in value of the outstanding shares of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities (the "not closely held requirement") (except with respect to the first taxable year for which an election to be taxed as a REIT is made); and

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  that meets certain other tests, including tests described below regarding the nature of its income and assets.

              The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. JBG SMITH will satisfy the conditions described in the first through fifth bullet points of the preceding paragraph and expects that it will also satisfy the condition described in the sixth bullet point of the preceding paragraph. In addition, JBG SMITH's declaration of trust will provide for restrictions regarding the ownership and transfer of JBG SMITH's shares of beneficial interest. These restrictions are intended to assist JBG SMITH in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to the JBG SMITH common shares are described in this information statement under the heading "Description of Shares of Beneficial Interest—Common Shares—Restrictions on Ownership of Common Shares."

    Investments in Partnerships

              If a REIT is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, JBG SMITH's proportionate share of the assets, liabilities and items of income of any partnership in which JBG SMITH is a partner will be treated as assets, liabilities and items of income of JBG SMITH for purposes of applying the requirements described in this section. As the sole general partner of our operating partnership, JBG SMITH LP, we have direct control over it and indirect control over the subsidiaries in which our operating partnership or a subsidiary has a controlling interest. We currently intend to operate these entities in a manner consistent with the requirements for our qualification as a REIT. If we are or become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action that could cause us to fail a gross income or asset test, and that we would not become aware of such action in time for us to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief as described below in "—Failure to Qualify as a REIT." In addition, actions taken by partnerships in which JBG SMITH owns an interest can affect the determination of whether JBG SMITH has net income from prohibited transactions. See the fourth bullet on page 277 for a brief description of prohibited transactions.

              The Protecting Americans From Tax Hikes ("PATH") Act may alter who bears the liability in the event any subsidiary partnership is audited and an adjustment is assessed. Congress recently revised the rules applicable to U.S. federal income tax audits of partnerships (such as certain of our subsidiaries) and the collection of any tax resulting from any such audits or other tax proceedings, generally for taxable years beginning after December 31, 2017. Under the new rules, the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The new rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed from the affected partners, subject to a higher rate of interest than otherwise would apply. Many questions remain as to how the new rules will apply, especially with respect to partners that are REITs, and it is not clear at this time what effect this new legislation will have on JBG SMITH. However, these changes could increase the U.S. federal income tax, interest and/or penalties otherwise borne by us in the event of a U.S. federal income tax audit of a subsidiary partnership.

              If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," or QRS, the QRS generally is disregarded for U.S. federal income tax purposes, and its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs. A QRS is any corporation other than a TRS that is wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, also generally are disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

              In the event that a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours), the subsidiary's separate existence no longer would be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated either as a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation unless it is a TRS, a QRS or another REIT. See "—Gross Income Tests" and "—Asset Tests."

    Ownership of Subsidiary REITs

              As discussed above, JBG SMITH LP will own, directly or indirectly, majority interests in several subsidiary REITs and minority interests in certain other subsidiary REITs through our interests in certain joint ventures that we will acquire in the combination. We believe that these subsidiary REITs will be organized and will operate in a manner to permit qualification for taxation as a REIT for U.S. federal income tax purposes. However, if any of these subsidiary REITs were to fail to qualify as a REIT, then (i) the subsidiary REIT would become subject to regular U.S. corporate income tax, as described herein, see "—Failure to Qualify as a REIT" below, and (ii) our equity interest in such subsidiary REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% voting share asset test, and the 10% value asset test generally applicable to our ownership in corporations other than REITs, QRSs and TRSs. See "—Asset Tests" below. If the subsidiary REIT were to fail to qualify as a REIT, it is possible that we would not meet the 10% voting share test and the 10% value test with respect to our indirect interest in such entity, in which event we would fail to qualify as a REIT, unless we could avail ourselves of certain relief provisions.

    Taxable REIT Subsidiaries

              JBG SMITH LP will own a number of taxable REIT subsidiaries. A taxable REIT subsidiary is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a taxable REIT subsidiary. The election can be revoked at any time as long as the REIT and the taxable REIT subsidiary revoke such election jointly. In addition, if a taxable REIT subsidiary holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT (by vote or by value), then that other corporation is also treated as a taxable REIT subsidiary. A corporation can be a taxable REIT subsidiary with respect to more than one REIT.

              A taxable REIT subsidiary is subject to Federal income tax at regular corporate rates (currently a maximum rate of 35%), and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of JBG SMITH's taxable REIT subsidiaries will also be taxable, either (1) to JBG SMITH to the extent the dividend is retained by JBG SMITH, or (2) to JBG SMITH's shareholders to the extent the dividends received from the taxable REIT subsidiary are paid to JBG SMITH's shareholders. JBG SMITH may hold more than 10% of the stock of a taxable REIT subsidiary without jeopardizing its qualification as a REIT notwithstanding the rule described below under "—Asset Tests" that generally precludes ownership of more than 10% of any issuer's securities. However, as noted below, in order for JBG SMITH to qualify as a REIT, the securities of all of the taxable REIT subsidiaries in which it has invested either directly or indirectly may not represent more than 20% of the total value of its assets (25% with respect to JBG SMITH's taxable years ending on or before December 31, 2017). JBG SMITH believes that, with respect to JBG SMITH's taxable years ending on or before December 31, 2017, the aggregate value of all of its interests in taxable REIT subsidiaries will represent less than 25% of the total value of its assets, and JBG SMITH expects that, with respect to JBG SMITH's taxable years ending after December 31, 2017, the aggregate value of all of its interests in taxable REIT subsidiaries will represent less than 20% of the total value of its assets; however, JBG SMITH cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility, a taxable REIT subsidiary may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.

    Income Tests

              In order to maintain its qualification as a REIT, JBG SMITH annually must satisfy two gross income requirements.

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  First, JBG SMITH must derive at least 75% of its gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property, mortgages on real property or investments in REIT equity securities, including "rents from real property," as defined in the Code, or from certain types of temporary investments. Rents from real property generally include expenses of JBG SMITH that are paid or reimbursed by tenants.

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  Second, at least 95% of JBG SMITH's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments as described in the preceding bullet point, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these types of sources.

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  Rents that JBG SMITH receives will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions.

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  First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because it is based on a fixed percentage or percentages of receipts or sales.

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  Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a taxable REIT subsidiary under certain circumstances qualify as rents from real property even if JBG SMITH owns more than a 10% interest in the subsidiary. We refer to a tenant in which JBG SMITH owns a 10% or greater interest as a "related party tenant."

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  Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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  Finally, for rents received to qualify as rents from real property, the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom the REIT derives no revenue or through a taxable REIT subsidiary. However, JBG SMITH may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property.

              JBG SMITH expects that it will not derive material rents from related party tenants. JBG SMITH also expects that it will not derive material rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease.

              JBG SMITH expects to directly perform services for some of its tenants. JBG SMITH does not believe that the provision of these services will cause its gross income attributable to these tenants to fail to be treated as rents from real property. If JBG SMITH were to provide services to a tenant that are other than those that landlords usually or customarily provide when renting space for occupancy only, amounts received or accrued by JBG SMITH for any of these services will not be treated as rents from real property for purposes of the REIT gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the services, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by JBG SMITH during the taxable year with respect to the property. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by JBG SMITH with respect to the property will not qualify as rents from real property, even if JBG SMITH provides the impermissible services to some, but not all, of the tenants of the property.

              The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term interest solely because it is based on a fixed percentage or percentages of receipts or sales.

              From time to time, JBG SMITH may enter into hedging transactions with respect to one or more of its assets or liabilities. JBG SMITH's hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury regulations, any income JBG SMITH derives from a hedging transaction that is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 75% or 95% gross income tests, and therefore will be excluded for purposes of these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. The term "hedging transaction," as used above, generally means any transaction JBG SMITH enters into in the normal course of its business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by JBG SMITH. "Hedging transaction" also includes any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain), including gain from the termination of such a transaction. Gross income also excludes income from clearly identified hedging transactions that are entered into with respect to previously-acquired hedging transactions that a REIT entered into to manage interest rate or currency fluctuation risks when the previously hedged indebtedness is extinguished or property is disposed of. JBG SMITH intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

              Interest income and gain from the sale of a debt instrument issued by a "publicly offered REIT," unless the debt instrument is secured by real property or an interest in real property, is not treated as qualifying income for purposes of the 75% gross income test (even though such instruments are now treated as "real estate assets," as discussed below) but is treated as qualifying income for purposes of the 95% gross income test. A "publicly offered REIT" means a REIT that is required to file annual and periodic reports with the SEC under the Securities Exchange Act of 1934.

              As a general matter, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests, as follows.

              "Real estate foreign exchange gain" will be excluded from gross income for purposes of both the 75% and 95% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain qualified business units of a REIT.

              "Passive foreign exchange gain" will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations that would not fall within the scope of the definition of real estate foreign exchange gain.

              If JBG SMITH fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it satisfies the requirements of other provisions of the Code that allow relief from disqualification as a REIT. These relief provisions will generally be available if:

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  JBG SMITH's failure to meet the income tests was due to reasonable cause and not due to willful neglect; and

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  JBG SMITH files a schedule of each item of income in excess of the limitations described above in accordance with regulations to be prescribed by the IRS.

              JBG SMITH might not be entitled to the benefit of these relief provisions, however, and even if these relief provisions apply, JBG SMITH would have to pay a tax on the excess income. The tax will be a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of JBG SMITH's gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of JBG SMITH's gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect JBG SMITH's profitability.

    Asset Tests

              JBG SMITH, at the close of each quarter of its taxable year, must also satisfy four tests relating to the nature of its assets.

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  First, at least 75% of the value of JBG SMITH's total assets must be represented by real estate assets, including (a) real estate assets held by JBG SMITH's qualified REIT subsidiaries, JBG SMITH's allocable share of real estate assets held by partnerships in which JBG SMITH owns an interest and stock issued by another REIT, (b) for a period of one year from the date of JBG SMITH's receipt of proceeds of an offering of its shares of beneficial interest or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds, (c) cash, cash items and government securities, and (d) certain debt instruments of "publicly offered REITs" (as defined above), interests in mortgages on interests in real property, personal property to the extent that rents attributable to the property are treated as rents from real property under the applicable Code section, and a mortgage secured by real property and personal property, provided that the fair market value of the personal property does not exceed 15% of the total fair market value of all property securing such mortgage.

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  Second, not more than 25% of JBG SMITH's total assets may be represented by securities other than those in the 75% asset class (except that not more than 25% of the REIT's total assets may be represented by "nonqualified" debt instruments issued by publicly offered REITs). For this purpose, a "nonqualified" debt instrument issued by a publicly offered REIT is any real estate asset that would cease to be a real estate asset if the definition of a real estate asset was applied without regard to the reference to debt instruments issued by publicly offered REITs.

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  Third, not more than 20% of JBG SMITH's total assets may constitute securities issued by taxable REIT subsidiaries (25% with respect to JBG SMITH's taxable years ending on or before December 31, 2017) and, of the investments included in the 25% asset class, the value of any one issuer's securities, other than equity securities issued by another REIT or securities issued by a taxable REIT subsidiary, owned by JBG SMITH may not exceed 5% of the value of JBG SMITH's total assets.

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  Fourth, JBG SMITH may not own more than 10% of the vote or value of the outstanding securities of any one issuer, except for issuers that are REITs, qualified REIT subsidiaries or taxable REIT subsidiaries, or certain securities that qualify under a safe harbor provision of the Code (such as so-called "straight-debt" securities).

              Solely for the purposes of the 10% value test described above, the determination of JBG SMITH's interest in the assets of any partnership or limited liability company in which it owns an interest will be based on JBG SMITH's proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

              If the IRS successfully challenges the partnership status of any of the partnerships in which JBG SMITH maintains a more than 10% vote or value interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation, JBG SMITH could lose its REIT status. In addition, in the case of such a successful challenge, JBG SMITH could lose its REIT status if such recharacterization results in JBG SMITH otherwise failing one of the asset tests described above.

              Certain relief provisions may be available to JBG SMITH if it fails to satisfy the asset tests described above after a 30-day cure period. Under these provisions, JBG SMITH will be deemed to have met the 5% and 10% REIT asset tests if the value of its nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of its assets at the end of the applicable quarter and

(b) $10,000,000, and (ii) JBG SMITH disposes of the nonqualifying assets within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued. For violations due to reasonable cause and not willful neglect that are not described in the preceding sentence, JBG SMITH may avoid disqualification as a REIT under any of the asset tests, after the 30-day cure period, by taking steps including (i) the disposition of the nonqualifying assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

    Annual Distribution Requirements.

              JBG SMITH, in order to qualify as a REIT, is required to distribute dividends, other than capital gain dividends, to its shareholders in an amount at least equal to (1) the sum of (a) 90% of JBG SMITH's "real estate investment trust taxable income," computed without regard to the dividends paid deduction and JBG SMITH's net capital gain, and (b) 90% of the net after-tax income, if any, from foreclosure property minus (2) the sum of certain items of non-cash income.

              In addition, if JBG SMITH acquired an asset from a C corporation in a carryover basis transaction and disposes of such asset during the five-year period beginning on the date on which JBG SMITH acquired that asset, JBG SMITH may be required to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

              These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before JBG SMITH timely files its tax return for the year to which they relate and if paid on or before the first regular dividend payment after the declaration. However, for Federal income tax purposes, these distributions that are declared in October, November or December as of a record date in such month and actually paid in January of the following year will be treated as if they were paid on December 31 of the year declared.

              To the extent that JBG SMITH does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its real estate investment trust taxable income, as adjusted, it will have to pay tax on the undistributed amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if JBG SMITH fails to distribute during each calendar year at least the sum of (a) 85% of its ordinary income for that year, (b) 95% of its capital gain net income for that year and (c) any undistributed taxable income from prior periods, JBG SMITH would have to pay a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

              JBG SMITH intends to satisfy the annual distribution requirements.

              From time to time, JBG SMITH may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when JBG SMITH actually receives income and when it actually pays deductible expenses and (b) when JBG SMITH includes the income and deducts the expenses in arriving at its taxable income. If timing differences of this kind occur, in order to meet the 90% distribution requirement, JBG SMITH may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

              Under certain circumstances, JBG SMITH may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in JBG SMITH's deduction for dividends paid for the earlier year. Thus, JBG SMITH may be able to avoid being taxed on amounts distributed as deficiency dividends; however,

JBG SMITH will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

    Penalty Tax

              As a REIT, JBG SMITH is subject to a 100% penalty tax with respect to certain transactions with taxable REIT subsidiaries. The PATH Act imposes an excise tax of 100% on a REIT with respect to the gross income of a taxable REIT subsidiary that is attributable to services provided to, or on behalf of, the REIT (and not to services provided to tenants), less properly allocable deductions, to the extent that the reported amount of such income is adjusted by the IRS by reason of such reported amount being less than the amount that would have been paid to a party in an arm's-length transaction.

Failure to Qualify as a REIT

              If JBG SMITH would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above, its qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and JBG SMITH pays a penalty tax of $50,000 for the violation. The immediately preceding sentence does not apply to violations of the income tests described above or a violation of the asset tests described above, each of which have specific relief provisions that are described above.

              If JBG SMITH fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, JBG SMITH will have to pay tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. JBG SMITH will not be able to deduct distributions to shareholders in any year in which it fails to qualify, nor will JBG SMITH be required to make distributions to shareholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable to the shareholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, JBG SMITH will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. JBG SMITH might not be entitled to the statutory relief described above in all circumstances.

              In addition, if either Vornado or JBG SMITH were to fail to qualify as a REIT at any time during the two years after the distribution, then, for JBG SMITH's taxable year that includes the distribution, JBG SMITH would have to recognize corporate-level gain on assets acquired in so-called "conversion transactions." For more information, please review the risk factor entitled "Unless Vornado and JBG SMITH are both REITs immediately after the distribution and at all times during the two years thereafter, the distribution could be taxable to Vornado and its shareholders or JBG SMITH could be required to recognize certain corporate-level gains for tax purposes."

Excess Inclusion Income

              If JBG SMITH holds a residual interest in a REMIC or certain interests in a TMP from which JBG SMITH derives "excess inclusion income," JBG SMITH may be required to allocate such income among its shareholders in proportion to the dividends received by its shareholders, even though JBG SMITH may not receive such income in cash. To the extent that excess inclusion income is allocable to a particular shareholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the shareholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from Federal income tax, and (3) would result in the application of U.S. Federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders.

TAXATION OF HOLDERS OF JBG SMITH COMMON SHARES

U.S. Shareholders

              As used in this section, the term "U.S. shareholder" means a holder of JBG SMITH common shares who, for U.S. Federal income tax purposes, is:

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  a citizen or resident of the United States;

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  a domestic corporation;

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  an estate whose income is subject to U.S. Federal income taxation regardless of its source; or

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  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons have authority to control all substantial decisions of the trust.

    Taxation of Dividends.

              As long as JBG SMITH qualifies as a REIT, distributions made by JBG SMITH out of its current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to its taxable U.S. shareholders as ordinary income. Noncorporate U.S. shareholders will generally not be entitled to the preferential tax rate applicable to certain types of dividends (giving rise to "qualified dividend income") except with respect to the portion of any distribution (a) that represents income from dividends JBG SMITH received from a corporation in which it owns shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual shareholders), (b) that is equal to the sum of JBG SMITH's real estate investment trust taxable income (taking into account the dividends paid deduction available to JBG SMITH) and certain net built-in gain with respect to property acquired from a C corporation in certain transactions in which JBG SMITH must adopt the basis of the asset in the hands of the C corporation for JBG SMITH's previous taxable year and less any taxes paid by JBG SMITH during its previous taxable year, or (c) that represents earnings and profits that were accumulated by JBG SMITH in a prior non-REIT taxable year, in each case, provided that certain holding period and other requirements are satisfied at both the REIT and individual shareholder level. Noncorporate U.S. shareholders should consult their tax advisors to determine the impact of tax rates on dividends received from JBG SMITH. Distributions made by JBG SMITH will not be eligible for the dividends received deduction in the case of U.S. shareholders that are corporations. Distributions made by JBG SMITH that JBG SMITH properly designates as capital gain dividends will be taxable to U.S. shareholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. shareholder has held its JBG SMITH common shares. Thus, with certain limitations, capital gain dividends received by an individual U.S. shareholder may be eligible for preferential rates of taxation. U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. The maximum amount of dividends that may be designated by JBG SMITH as capital gain dividends and as "qualified dividend income" with respect to any taxable year may not exceed the dividends paid by JBG SMITH with respect to such year, including dividends paid by it in the succeeding taxable year that relate back to the prior taxable year for purposes of determining its dividends paid deduction. In addition, the IRS has been granted authority to prescribe regulations or other guidance requiring the proportionality of the designation for particular types of dividends (for example, capital gain dividends) among REIT shares.

              To the extent that JBG SMITH makes distributions that are not designated as capital gain dividends in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. Thus, these distributions will reduce the adjusted basis which the U.S. shareholder has in its shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder's adjusted basis in its shares will be taxable as capital gains, provided that the shares have been held as a capital asset. For purposes of determining the portion of distributions on separate classes of shares that will be treated as dividends for Federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of preferred shares before being allocated to other distributions.

              Dividends authorized by JBG SMITH in October, November or December of any year and payable to a shareholder of record on a specified date in any of these months will be treated as both paid by JBG SMITH and received by the shareholder on December 31 of that year, provided that JBG SMITH actually pays the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of JBG SMITH.

              JBG SMITH may make distributions to holders of its common shares that are paid in JBG SMITH common shares. These distributions would be intended to be treated as dividends for U.S. Federal income tax purposes and a U.S. shareholder would, therefore, generally have taxable income with respect to such distributions of common shares and may have a tax liability on account of such distribution in excess of the cash (if any) that is received.

              U.S. shareholders holding shares at the close of JBG SMITH's taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of JBG SMITH's taxable year falls, the amount of JBG SMITH's undistributed net capital gain that JBG SMITH designates in a written notice mailed to its shareholders. JBG SMITH may not designate amounts in excess of JBG SMITH's undistributed net capital gain for the taxable year. Each U.S. shareholder required to include the designated amount in determining the shareholder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by JBG SMITH in respect of the undistributed net capital gains. U.S. shareholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. shareholders will increase their basis in their shares by the difference between the amount of the includible gains and the tax deemed paid by the shareholder in respect of these gains.

              Distributions made by JBG SMITH and gain arising from a U.S. shareholder's sale or exchange of shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any passive losses against that income or gain.

    Sale or Exchange of Shares

              When a U.S. shareholder sells or otherwise disposes of shares, the shareholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the holder's adjusted basis in the shares for tax purposes. This gain or loss will be capital gain or loss if the U.S. shareholder has held the shares as a capital asset. The gain or loss will be long-term gain or loss if the U.S. shareholder has held the shares for more than one year. Long-term capital gain of an individual U.S. shareholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. shareholder when the shareholder sells or otherwise disposes of shares of JBG SMITH that the shareholder has held for nine months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the shareholder from JBG SMITH which were required to be treated as long-term capital gains.

    Backup Withholding

              JBG SMITH will report to its U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a shareholder with respect to dividends paid unless the shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. shareholder that does not provide JBG SMITH with its correct taxpayer identification number. A shareholder may credit any amount paid as backup withholding against the shareholder's income tax liability. In addition, JBG SMITH may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to JBG SMITH.

    Taxation of Tax-Exempt Shareholders

              The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder is not one of the types of entity described below and has not held its shares as "debt financed property" within the meaning of the Code, and the shares are not otherwise used in a trade or business, the dividend income from shares will not be unrelated business taxable income to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless the tax-exempt shareholder has held the shares as "debt financed property" within the meaning of the Code or has used the shares in a trade or business.

              Notwithstanding the above paragraph, tax-exempt shareholders will be required to treat as unrelated business taxable income any dividends paid by JBG SMITH that are allocable to JBG SMITH's "excess inclusion" income, if any.

              Income from an investment in JBG SMITH's shares will constitute unrelated business taxable income for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its shares. Prospective investors of the types described in the preceding sentence should consult their tax advisors concerning these "set aside" and reserve requirements.

              Notwithstanding the foregoing, however, a portion of the dividends paid by a "pension-held REIT" will be treated as unrelated business taxable income to any trust which:

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  is described in Section 401(a) of the Code;

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  is tax-exempt under Section 501(a) of the Code; and

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  holds more than 10% (by value) of the equity interests in the REIT.

              Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts." A REIT is a "pension-held REIT" if:

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  it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

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  either (a) at least one qualified trust holds more than 25% by value of the interests in the REIT or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

              The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (a) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (b) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. JBG SMITH does not expect to be classified as a pension-held REIT.

              The rules described above under the heading "U.S. Shareholders" concerning the inclusion of JBG SMITH's designated undistributed net capital gains in the income of its shareholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

    Medicare Tax

              A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States holder's "net investment income" (or "undistributed net investment income" in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual's circumstances). A holder's net investment income generally includes its dividend income and its net gains from the disposition of REIT shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in JBG SMITH's shares.

Non-U.S. Shareholders

              The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts that in either case are not subject to U.S. Federal income tax on a net income basis who own JBG SMITH common shares, which we call "non-U.S. shareholders," are complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. shareholders should consult with their tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in JBG SMITH common shares, including any reporting requirements.

    Ordinary Dividends

              Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by JBG SMITH of U.S. real property interests, as discussed below, and other than distributions designated by JBG SMITH as capital gain dividends, will be treated as ordinary income to the extent that they are made out of current or accumulated earnings and profits of JBG SMITH. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. shareholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in the shares is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. shareholder in the same manner as U.S. shareholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the shareholder is a foreign corporation. JBG SMITH expects to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. shareholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with JBG SMITH or the appropriate withholding agent or (b) the non-U.S. shareholder files an IRS Form W-8 ECI or a successor form with JBG SMITH or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business and in either case other applicable requirements were met.

              Distributions to a non-U.S. shareholder that are designated by JBG SMITH at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by JBG SMITH of a U.S. real property interest generally will not be subject to U.S. Federal income taxation, except as described below.

              If a non-U.S. shareholder receives an allocation of "excess inclusion income" with respect to a REMIC residual interest or an interest in a TMP owned by JBG SMITH, the non-U.S. shareholder will be subject to U.S. Federal income tax withholding at the maximum rate of 30% with respect to such allocation, without reduction pursuant to any otherwise applicable income tax treaty.

    Return of Capital

              Distributions in excess of JBG SMITH's current and accumulated earnings and profits, which are not treated as attributable to the gain from JBG SMITH's disposition of a U.S. real property interest, will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the non-U.S. shareholder's shares. Distributions of this kind will instead reduce the adjusted basis of the shares. To the extent that distributions of this kind exceed the adjusted basis of a non-U.S. shareholder's shares, they will give rise to tax liability if the non-U.S. shareholder otherwise would have to pay tax on any gain from the sale or disposition of its shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of current accumulated earnings and profits of JBG SMITH.

              Also, JBG SMITH could potentially be required to withhold at least 15% of any distribution in excess of JBG SMITH's current and accumulated earnings and profits, even if the non-U.S. shareholder is not liable for U.S. tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder's tax liability with respect to the distribution is less than the amount withheld. Such withholding should generally not be required if a non-U.S. shareholder would not be taxed under the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"), upon a sale or exchange of JBG SMITH common shares. See discussion below under "—Sales of Shares."

    Capital Gain Dividends

              Distributions that are attributable to gain from sales or exchanges by JBG SMITH of U.S. real property interests that are paid with respect to any class of stock which is regularly traded on an established securities market located in the United States and held by a non-U.S. shareholder who does not own more than 10% of such class of stock at any time during the one-year period ending on the date of distribution will be treated as a normal distribution by JBG SMITH, and such distributions will be taxed as described above in "—Ordinary Dividends."

              Distributions that are not described in the preceding paragraph that are attributable to gain from sales or exchanges by JBG SMITH of U.S. real property interests will be taxed to a non-U.S. shareholder under the provisions of FIRPTA. Under this statute, these distributions are taxed to a

non-U.S. shareholder as if the gain were effectively connected with a U.S. business. Thus, non-U.S. shareholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. shareholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of individuals. JBG SMITH is required by applicable Treasury regulations under this statute to withhold 35% of any distribution that JBG SMITH could designate as a capital gain dividend. However, if JBG SMITH designates as a capital gain dividend a distribution made before the day JBG SMITH actually effects the designation, then although the distribution may be taxable to a non-U.S. shareholder, withholding does not apply to the distribution under this statute. Rather, JBG SMITH must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. shareholder may credit the amount withheld against its U.S. tax liability.

    Share Distributions

              JBG SMITH may make distributions to holders of its common shares that are paid in JBG SMITH common shares. These distributions would be intended to be treated as dividends for U.S. Federal income tax purposes and, accordingly, would be treated in a manner consistent with the discussion above under "Ordinary Dividends" and "Capital Gain Dividends." If JBG SMITH is required to withhold an amount in excess of any cash distributed along with the JBG SMITH common shares, JBG SMITH will retain and sell some of the JBG SMITH common shares that would otherwise be distributed in order to satisfy JBG SMITH's withholding obligations.

    Sales of Shares

              Gain recognized by a non-U.S. shareholder upon a sale or exchange of JBG SMITH common shares generally will not be taxed under FIRPTA if JBG SMITH is a "domestically controlled REIT," defined generally as a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period (provided that, if any class of a REIT's stock is regularly traded on an established securities market in the United States, a person holding less than 5% of such class during the testing period is presumed not to be a foreign person, unless the REIT has actual knowledge otherwise). JBG SMITH believes that it will be a domestically controlled REIT, but because its common shares will be publicly traded, there can be no assurance that it in fact will qualify as a domestically-controlled REIT. Assuming that JBG SMITH continues to be a domestically controlled REIT, taxation under FIRPTA generally will not apply to the sale of JBG SMITH common shares. However, gain to which this statute does not apply will be taxable to a non-U.S. shareholder if investment in the shares is treated as effectively connected with the non-U.S. shareholder's U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain. In addition, gain to which FIRPTA does not apply will be taxable to a non-U.S. shareholder if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual's capital gains. A similar rule will apply to capital gain dividends to which this statute does not apply.

              If JBG SMITH does not qualify as a domestically controlled REIT, the tax consequences to a non-U.S. shareholder of a sale of shares will depend upon whether such shares will be regularly traded on an established securities market and the amount of such shares that will be held by the non-U.S. shareholder. Specifically, a non-U.S. shareholder that holds a class of shares that is traded on an established securities market will only be subject to FIRPTA in respect of a sale of such shares if the shareholder owned more than 10% of the shares of such class at any time during a specified period. A non-U.S. shareholder that holds a class of JBG SMITH's shares that is not traded on an established securities market will only be subject to FIRPTA in respect of a sale of such shares if on the date the shares were acquired by the shareholder it had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of JBG SMITH's outstanding shares with the lowest fair market value. If a non-U.S. shareholder holds a class of JBG SMITH's shares that is not regularly traded on an established securities market, and subsequently acquires additional interests of the same class, then all such interests must be aggregated and valued as of the date of the subsequent acquisition for purposes of the 5% test that is described in the preceding sentence. If tax under FIRPTA applies to the gain on the sale of shares, the same treatment would apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. For purposes of determining the amount of shares owned by a shareholder, complex constructive ownership rules apply. You should consult your tax advisors regarding such rules in order to determine your ownership in the relevant period.

    Qualified Shareholders and Qualified Foreign Pension Funds

              Stock of a REIT will not be treated as a U.S. real property interest subject to FIRPTA if the stock is held directly (or indirectly through one or more partnerships) by a "qualified shareholder" or "qualified foreign pension fund." Similarly, any distribution made to a "qualified shareholder" or "qualified foreign pension fund" with respect to REIT stock will not be treated as gain from the sale or exchange of a U.S. real property interest to the extent the stock of the REIT held by such qualified shareholder or qualified foreign pension fund is not treated as a U.S. real property interest.

              A "qualified shareholder" generally means a foreign person which (i) (x) is eligible for certain income tax treaty benefits and the principal class of interests of which is listed and regularly traded on at least one recognized stock exchange or (y) a foreign limited partnership that has an agreement with the United States for the exchange of information with respect to taxes, has a class of limited partnership units which is regularly traded on the NYSE or the Nasdaq Stock Market, and such units' value is greater than 50% of the value of all the partnership's units; (ii) is a "qualified collective investment vehicle;" and (iii) maintains certain records with respect to certain of its owners. A "qualified collective investment vehicle" is a foreign person which (i) is entitled, under a comprehensive income tax treaty, to certain reduced withholding rates with respect to ordinary dividends paid by a REIT even if such person holds more than 10% of the stock of the REIT; (ii) (x) is a publicly traded partnership that is not treated as a corporation, (y) is a withholding foreign partnership for purposes of chapters 3, 4 and 61 of the Code, and (z) if the foreign partnership were a United States corporation, it would be a United States real property holding corporation, at any time during the five-year period ending on the date of disposition of, or distribution with respect to, such partnership's interest in a REIT; or (iii) is designated as a qualified collective investment vehicle by the Secretary of the Treasury and is either fiscally transparent within the meaning of Section 894 of the Code or is required to include dividends in its gross income, but is entitled to a deduction for distribution to a person holding interests (other than interests solely as a creditor) in such foreign person.

              Notwithstanding the foregoing, if a foreign investor in a qualified shareholder directly or indirectly, whether or not by reason of such investor's ownership interest in the qualified shareholder, holds more than 10% of the stock of the REIT, then a portion of the REIT stock held by the qualified shareholder (based on the foreign investor's percentage ownership of the qualified shareholder) will be treated as a U.S. real property interest in the hands of the qualified shareholder and will be subject to FIRPTA.

              A "qualified foreign pension fund" is any trust, corporation, or other organization or arrangement (A) which is created or organized under the law of a country other than the United

States, (B) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (C) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (D) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (E) with respect to which, under the laws of the country in which it is established or operates, (i) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (ii) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

              Pursuant to Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act ("FATCA"), a 30% withholding tax ("FATCA withholding") may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with information reporting requirements. Such payments will include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. Payments of dividends that you receive in respect of common shares could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold JBG SMITH common shares through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of JBG SMITH common shares could also be subject to FATCA withholding unless such disposition occurs before January 1, 2019. An intergovernmental agreement between the United States and an applicable non-U.S. government may modify these rules. You should consult your tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Federal Estate Taxes

              JBG SMITH common shares held by a non-U.S. shareholder at the time of death will be included in the shareholder's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

              If you are a non-U.S. shareholder, we and other payors are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. However, you are otherwise generally exempt from backup withholding and information reporting requirements with respect to:

  •
  dividend payments and

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  the payment of the proceeds from the sale of JBG SMITH common shares effected at a United States office of a broker, as long as the income associated with these payments is otherwise exempt from U.S. Federal income tax, and:

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  the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

  •
  a valid IRS Form W-8BEN or W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

    •
    other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

  •
  you otherwise establish an exemption.

              Payment of the proceeds from the sale of shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States;

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  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

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  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

              In addition, a sale of JBG SMITH common shares will be subject to information reporting if it is effected at a foreign office of a broker that is:

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  a United States person;

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  a controlled foreign corporation for United States tax purposes;

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  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

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  a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are "U.S. persons," as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

  •
  such foreign partnership is engaged in the conduct of a United States trade or business;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

              You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Other Tax Consequences

              State or local taxation may apply to JBG SMITH and its shareholders in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of JBG SMITH and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their tax advisors regarding the effect of state and local tax laws on an investment in JBG SMITH.

 SHARES ELIGIBLE FOR FUTURE SALE

General

              Prior to the separation and the combination, there has been no market for our common shares. Therefore, future sales of substantial amounts of our common shares in the public market could adversely affect prevailing market prices.

              Upon completion of the separation and the combination, we expect to have            common shares issued and outstanding, based on the number of outstanding Vornado common shares as of            and based on the number of common shares expected to be issued to JBG investors in connection with the combination. In addition, we will have reserved for issuance to trustees, executive officers and other JBG SMITH employees who provide services to us an aggregate of            of our common shares that, if and when such shares are issued, may be subject in whole or in part to vesting requirements or the lapsing of restrictions.

              The JBG SMITH common shares distributed to Vornado common shareholders will be freely transferable, except for shares received by persons who may be deemed to be JBG SMITH "affiliates" under the Securities Act and as described below. Persons who may be deemed to be affiliates of JBG SMITH after the separation and the combination generally include individuals or entities that control, are controlled by or are under common control with JBG SMITH and may include trustees and certain officers or principal shareholders of JBG SMITH. JBG SMITH affiliates will be permitted to sell their JBG SMITH common shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Rule 144. JBG SMITH common shares are subject to certain restrictions on transferability designed to protect JBG SMITH's REIT qualification. Please refer to "Description of Shares of Beneficial Interest—Common Shares—Restrictions on Ownership of Common Shares."

Redemption/Exchange Rights

              Pursuant to the limited partnership agreement (as amended and restated prior to the separation) of our operating partnership, JBG SMITH LP, persons that own the common limited partnership units will have the right to redeem their units. When a limited partner exercises this right with respect to common limited partnership units, the partnership must redeem the common limited partnership units for cash or, at our option, our common shares, on a one-for-one basis subject to the terms and conditions of the partnership agreement. These redemption rights generally may be exercised by the limited partners at any time after one year following the issuance of the common limited partnership units. Please refer to "Partnership Agreement—Redemption Rights." Any amendment to the partnership agreement that would affect these redemption rights would require our consent as general partner and the consent of all limited partners adversely affected.

Registration Rights Agreements

              In connection with the MTA, we are obligated to enter into the Registration Rights Agreements. Under the Shares Registration Rights Agreement, subject to certain exceptions, we will be required to use commercially reasonable efforts to file a registration statement to register for resale the JBG SMITH common shares issued to the JBG Parties and the JBG designees in the combination no later than 60 days following the consummation of the combination. Under the Units Registration Rights Agreement, subject to certain exceptions, we will agree to file one or more registration statements within 13 months following the consummation of the combination that cover either the issuance or the resale of JBG SMITH common shares issued in exchange for JBG SMITH LP common limited partnership units issued in the combination, and we will be required to use commercially reasonable efforts to cause such registration statement(s) to become effective as promptly as practicable after filing and to remain effective for the period of time specified in the Units Registration Rights Agreement.

              The registration of either the issuance or the resale of the JBG SMITH common shares to be received upon redemption of JBG SMITH LP common limited partnership units generally will enable holders of JBG SMITH LP common limited partnership units to immediately resell under U.S. federal securities laws any JBG SMITH common shares received upon the redemption of JBG SMITH LP common limited partnership units that were issued in the combination. See "Certain Relationships and Related Person Transactions—Registration Rights Agreement."

Rule 144

              Any "restricted" securities under the meaning of Rule 144 of the Securities Act may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144.

              In general, under Rule 144 as currently in effect, if six months have elapsed since the date of acquisition of restricted shares from us or any of our affiliates, a holder of such restricted shares who is not and has at no time during the preceding three months been our affiliate can sell such shares, provided that we have complied with our public reporting requirements during the 12 months preceding such sale (or for such shorter period that we were required to file such reports). Under certain circumstances, the holding period of common limited partnership units of JBG SMITH LP that are redeemed for JBG SMITH common shares may count toward the Rule 144 holding period for restricted shares.

              Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates also are subject to certain manner of sale provisions, notice requirements and volume limitations.

Grants Under Our Equity Compensation Plan

              Prior to the completion of the separation and the combination, JBG SMITH will adopt an equity compensation plan, which will be described in subsequent amendments to this information statement. See "Compensation Discussion and Analysis—JBG SMITH Compensation Programs Following the Separation."

PARTNERSHIP AGREEMENT

              The summary of the limited partnership agreement of JBG SMITH LP, as it will be amended and restated prior to the separation, is qualified in its entirety by reference to the full text of the applicable agreement, which is incorporated by reference into this information statement.

              JBG SMITH LP, our operating partnership, is a Delaware limited partnership. JBG SMITH will be the sole general partner of this partnership. Upon completion of the separation, the combination and related transactions, we will own, directly or indirectly, approximately        % of the partnership interests in our operating partnership, the common limited partners of VRLP as of the record date will own approximately        % and JBG investors as of the date of the combination will own approximately        %. In the future, we may issue additional interests in JBG SMITH LP to third parties.

Management

              Pursuant to the partnership agreement of JBG SMITH LP, we, as the general partner, generally will have full, exclusive and complete responsibility for and discretion in the management, operation and control of the partnership, including the ability to cause the partnership to enter into certain major transactions, including acquisitions, developments and dispositions of assets, borrowings and refinancings of existing indebtedness, and the merger, consolidation, reorganization or other combination of the operating partnership or its subsidiaries with or into another person. No limited partner may take part in the operation, management or control of the business of our operating partnership by virtue of being a holder of limited partnership units.

              We may not be removed as general partner of the partnership. Upon our bankruptcy or dissolution, the limited partnership shall be dissolved automatically unless, within 90 days after the entry of a final and nonappealable judgment ruling that the general partner is insolvent or a final and nonappealable order for relief against us, a majority in interest of the remaining partners consent in writing to continue the business of the partnership and to the appointment of a substitute general partner.

Fiduciary Responsibilities

              The partnership agreement contains provisions that expressly limit the duties, fiduciary or otherwise, that we, as general partner, owe to the limited partners of the operating partnership. Any decisions or actions taken or not taken in accordance with the terms of the partnership agreement will not constitute a breach of any duty owed to the operating partnership or its limited partners by law or equity, fiduciary or otherwise. Pursuant to the partnership agreement, we will act on behalf of the operating partnership and its equityholders, and on behalf of JBG SMITH's shareholders, and generally will be under no obligation to consider or give priority to the separate interests of the limited partners in the operating partnership (including, without limitation, the tax consequences to such limited partners) in deciding whether to cause the operating partnership to take (or decline to take) any actions.

Outside Activities of JBG SMITH

              Substantially all of our assets will consist of our ownership of limited partnership units of the operating partnership. The partnership agreement will prohibit us from directly or indirectly entering into or conducting any material business other than in connection with the ownership, acquisition and disposition of limited partnership units of the operating partnership and the management of the business of the operating partnership. In addition, we may not, without the consent of the holders of a majority of limited partnership units (other than us and our affiliates), own assets other than limited partnership interests in the operating partnership and certain other permitted assets.

Transferability of Interests

    General Partner

              The partnership agreement will provide that we may not transfer our interest as a general partner except in connection with a transaction permitted under the partnership agreement. We may not withdraw from the partnership or transfer all or any portion of our limited partnership interest (whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise) except (i) in connection with a merger, consolidation or other combination with or into another person following the consummation of which the equityholders of the surviving entity are substantially identical to our shareholders, (ii) with the consent of a majority of our limited partners (excluding us and any limited partners majority owned, directly or indirectly, by us), (iii) to one or more of our controlled affiliates or (iv) in connection with an "extraordinary transaction" as described below. Upon any such transfer, the transferee will become the successor general partner under the partnership agreement.

              We may not engage in a merger, consolidation or other combination with or into another person, a sale of all or substantially all of our assets, or a reclassification, recapitalization or a change in outstanding shares (except for changes in par value, or from par value to no par value, or as a result of a subdivision or combination of our common shares), which we refer to collectively as an "extraordinary transaction," unless (i) we receive "partnership approval" (as defined below) of the extraordinary transaction, in the event that partners will receive consideration for their operating partnership units as described in clause (ii) and we are required to seek approval of our shareholders of the extraordinary transaction, or if we would be required to obtain such shareholder approval but for the fact that a tender offer has been accepted by a sufficient number of shareholders to permit consummation of the extraordinary transaction without such approval, and (ii) each partner receives or has the right to receive in the extraordinary transaction cash, securities or other property for each operating partnership unit owned by such partner in the same form as, and equal to the greatest per-share amount paid to, a shareholder of JBG SMITH (or equal to a proportional amount, if the OP units are no longer redeemable for shares on a one-for-one basis).

              In order to obtain "partnership approval," we must obtain the consent of our limited partners (including us and any limited partners majority owned, directly or indirectly, by us) representing a percentage interest in JBG SMITH LP that is equal to or greater than the percentage of our outstanding common shares required (or, if there is no shareholder vote with respect to such extraordinary transaction because a tender offer shall have been accepted with respect to a sufficient number of our common shares to permit consummation of the extraordinary transaction without shareholder approval, the percentage of our outstanding common shares that would have been required in the absence of a tender offer) to approve the extraordinary transaction. For purposes of calculating whether this percentage interest in JBG SMITH LP has been obtained, we and any limited partners majority owned, directly or indirectly, by us will be deemed to have provided consent for our partnership units solely in proportion to the percentage of our common shares approving the extraordinary transaction (or, in the case of a tender offer, the percentage of our common shares with respect to which such tender offer shall have been accepted). The "partnership approval" requirement will be satisfied, with respect to such extraordinary transaction when the sum of (i) the percentage interest of limited partners consenting to the extraordinary transaction, plus (ii) the product of (a) the percentage of the outstanding partnership units held by us or by limited partners majority owned, directly or indirectly, by us multiplied by (b) the percentage of our outstanding common shares (or of votes cast, as the case may be) that were cast in favor of the extraordinary transaction (or with respect to which such tender offer shall have been accepted) equals or exceeds the percentage required (or that would have been required in the absence of such tender offer) for our common shareholders to approve the extraordinary transaction.

    Limited Partner

              The partnership agreement will prohibit the transfer (including the sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition) of all or any portion of the limited partnership units without our consent, which we may give or withhold in our sole discretion, except for (i) transfers to affiliates of the transferor limited partner, which are permissible without our consent, and (ii) transfers by an incapacitated limited partner, in which case such incapacitated limited partner may transfer all or any portion of its partnership units, and (iii) certain other permitted transfers.

              The partnership agreement will contain other restrictions on transfer if, among other things, that transfer would adversely affect our ability to qualify as a REIT or would subject us to any additional taxes under the Code.

Capital Contributions

              Under the partnership agreement, we will be obligated to contribute the proceeds of any offering of shares as additional capital to our operating partnership. The general partner is authorized to cause the operating partnership to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in both the partnership's and our best interests.

              The partnership agreement will provide that we may make additional capital contributions, including assets, to the partnership in exchange for additional partnership units. If we contribute additional capital to the partnership and receive additional partnership interests for such capital contribution, our percentage interests will be increased on a proportionate basis based on the amount of such additional capital contributions and the value of the partnership at the time of such contributions. Conversely, the percentage interests of the other limited partners will be decreased on a proportionate basis. In addition, if we contribute additional capital to the partnership and receive additional partnership interests for such capital contribution, the capital accounts of the partners will be adjusted upward or downward to reflect any unrealized gain or loss attributable to our assets as if there were an actual sale of such assets at the fair market value thereof. Limited partners have no preemptive right to make additional capital contributions.

              The operating partnership could also issue preferred partnership interests in connection with the acquisitions of property or otherwise. Any such preferred partnership interests have priority over common limited partnership interests with respect to distributions from the partnership, including the partnership interests that our wholly owned subsidiaries may own.

Redemption Rights

              Subject to periodic limits and minimum thresholds described below, a limited partner may generally exercise a redemption right to redeem his or her common limited partnership units at any time beginning one year following the later of (1) the beginning of the first full calendar month following                    , 2017 (the completion of the separation and the combination), and (2) the date of the issuance of the limited partnership units held by the limited partner, subject to certain limitations in terms of timing and the total number of common limited partnership units that can be redeemed in a single year. In addition, we may reduce or waive the holding period.

              Further, if we give the limited partners notice of our intention to make an extraordinary distribution of cash or property to our shareholders or effect a merger, a sale of all or substantially all of our assets, or any other similar extraordinary transaction, each limited partner may exercise its unit redemption right, regardless of the length of time it has held its common limited partnership units.

              A limited partner may exercise its redemption right by giving written notice to the operating partnership. The common limited partnership units specified in the notice generally will be redeemed

(i) if prior to January 1, 2020, on the day that is 61 days after our receipt of such written notice, and (ii) on or after January 1, 2020, the tenth business day after our receipt of such written notice, unless we determine that the operating partnership should continue to seek to qualify for one of the safe harbors under which interests will not be treated as "readily tradable on a secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code, in which event the redemption will be on the day that is 61 days after our receipt of such written notice. In addition, a limited partner may not be permitted to exercise its redemption right, in full or in part, in a particular year prior to January 1, 2020 if the sum of the percentage interests in partnership capital or profits transferred during that taxable year (other than in certain "private transfers" described in the applicable Treasury Regulations) has exceeded or would exceed, as a result of the proposed redemption, 10% of the total interests in partnership capital or profits (disregarding any units held by us and our subsidiaries), unless the exercise relates to the redemption of units representing more than 2% of the total interests in partnership capital or profits in the operating partnership (disregarding any units held by us and our subsidiaries).

              A limited partner may not exercise the unit redemption right for fewer than 1,000 common limited partnership units or, if the limited partner holds fewer than 1,000 common limited partnership units, all of the common limited partnership units held by that limited partner. The redeeming partner will have no right to receive any distributions paid on or after the redemption date with respect to those common limited partnership units redeemed.

              Unless we elect to assume and perform the operating partnership's obligation with respect to the unit redemption right, as described below, a limited partner exercising a unit redemption right will receive cash from the operating partnership in an amount equal to the market value of our common shares for which the common limited partnership units would have been redeemed if we had assumed and satisfied the operating partnership's obligation by paying with our common shares, as described below. The market value of our common shares for this purpose (assuming a market then exists) will be equal to the average of the closing trading price of our common shares on the NYSE for the 10 consecutive trading days before the day on which we received the redemption notice.

              In our sole discretion, we may elect to assume and perform the operating partnership's obligation to acquire the common limited partnership units being redeemed in exchange for either cash in the amount specified above or a number of shares of our common shares equal to the number of common limited partnership units offered for redemption, adjusted as specified in the partnership agreement to take into account prior share dividends or any subdivisions or combinations of our common shares.

              Notwithstanding the foregoing, a limited partner may not exercise the redemption right to the extent that the delivery of common shares on the redemption date would (i) be prohibited, as determined in our sole discretion, under our declaration of trust, (ii) cause the acquisition of common shares by the limited partner to be "integrated" with any other distribution of common shares for purposes of complying with the Securities Act or (iii) would otherwise be prohibited under applicable federal or state securities laws or regulations. We may, in our sole discretion, waive these prohibitions.

              Subject to certain exceptions, holders of LTIP units may not exercise the redemption right for LTIP units unless and until the LTIP units are converted into common limited partnership units, provided that the redemption right may not be exercised with respect to any common limited partnership unit issued upon conversion of an LTIP unit until on or after the date that is two years after the date on which the LTIP unit was issued. In addition, subject to certain exceptions, holders of Formation Units may not exercise the redemption right for Formation Units unless and until the Formation Units are converted into LTIP units that subsequently are converted into common limited partnership units, provided that the redemption right may not be exercised with respect to any common limited partnership unit issued upon such conversions until on or after the date that is two years after the date on which the Formation Unit was issued.

Operations

              The partnership agreement will require the partnership to be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid the imposition of federal income and excise tax liability and to ensure that the partnership will not be classified as a "publicly traded partnership" taxable as a corporation under Section 7704 of the Code.

              In addition to the administrative and operating costs and expenses incurred by the partnership, the partnership will pay all of our administrative costs and expenses. These expenses will be treated as expenses of the partnership and will generally include all expenses relating to our continuity of existence, all expenses relating to offerings and registration of securities, all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations, all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body and all of our other operating or administrative costs incurred in the ordinary course of our business on behalf of the partnership.

Issuance of Additional Partnership Interests

              We, as general partner, will be authorized to cause the partnership to issue additional limited partnership units or other partnership interests to its partners, including us and our affiliates, or other persons without the approval of any limited partners. These limited partnership units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of partnership interests (including limited partnership units held by us), as determined by us in our sole and absolute discretion without the approval of any limited partner, subject to limitations described below.

              No limited partnership unit or interest may be issued to us as general partner or limited partner unless:

  •
  the partnership issues limited partnership units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in JBG SMITH having designations, preferences and other rights so that the economic interests attributable to the newly-issued shares or other equity interests in JBG SMITH are substantially similar to the designations, preferences and other rights, except voting rights, of the limited partnership units or other partnership interests issued to us and we contribute to the partnership the proceeds received by us from the issuance of such shares or other equity securities;

  •
  we make an additional capital contribution to the partnership; or

  •
  the partnership issues the additional limited partnership units or other partnership interests to all partners holding limited partnership units or other partnership interests in the same class or series in proportion to their respective percentage interests in that class or series.

Compensatory Partnership Units

    LTIP Units

              In addition to the common limited partnership units, the partnership may issue compensatory partnership interests in the form of LTIP Units, which, in general, are a special class of limited partnership units of the partnership that are structured in a manner intended to qualify as "profits interests" for federal income tax purposes. LTIP Units may be subject to vesting requirements as determined prior to grant. Generally, LTIP Units will receive the same quarterly (or other period) per-unit profit distributions as the outstanding common limited partnership units beginning as of the date specified in the vesting agreement pursuant to which the LTIP Units are issued (the "Distribution Participation Date"). Net income and net loss will be allocated to each LTIP Unit from the Distribution Participation Date for such LTIP Unit in amounts per LTIP Unit equal to the amounts allocated per common limited partnership unit for the same period, with certain exceptions, including special allocations as provided under the partnership agreement.

              The partnership will maintain a capital account balance for each LTIP Unit as of the date of grant, and a corresponding "Book-Up Target," which will generally correspond to the capital account balance of the general partner on a per-unit basis, and the Book-Up Target will be reduced by certain specified allocations and forfeitures until the LTIP Unit capital account balance has reached parity with the capital account balance of the general partner on a per-unit basis (as provided in the partnership agreement), and the Book-Up Target equals zero. The partnership will maintain at all times a one-to-one correspondence between LTIP Units and common limited partnership units for conversion, distribution and other purposes, except as provided in the partnership agreement, and will make corresponding adjustments to the LTIP Units to maintain such correspondence upon the occurrence of certain specified adjustment events. A holder of LTIP units will have the right to convert all or a portion of vested LTIP Units into common limited partnership units, which are then subsequently convertible into JBG SMITH common shares, as provided in the partnership agreement. Notwithstanding the foregoing, in no event may a holder of LTIP Units convert a vested LTIP Unit the Book-Up Target of which has not been reduced to zero.

              LTIP Units will not be entitled to the redemption right described above, but any common limited partnership units into which LTIP Units are converted are entitled to this redemption right. LTIP Units, generally, vote with the common limited partnership units and do not have any separate voting rights except in connection with actions that would materially and adversely affect the rights of the LTIP Units.

    OPP Units

              Under the 2017 Plan, participants may earn awards in the form of OPP Units based on the achievement of certain financial goals, which may include absolute total shareholder return (which we refer to as TSR) and TSR relative to JBG SMITH's peer group over a specified measurement period, or other performance metrics.

              OPP Units will be valued by reference to the value of a JBG SMITH common share. The employment conditions, the length of the period for vesting and other applicable conditions and restrictions of OPP Unit awards, including computation of financial metrics and/or achievement of pre-established performance goals, will be established prior to grant. Such OPP Unit awards may provide the holder with rights to distributions or dividend equivalents prior to vesting. It is anticipated that the net income and net loss will be allocated to each OPP Unit from the date of issuance until the Distribution Participation Date for such OPP Unit in amounts per OPP Unit equal to 10% of the amounts allocated per common limited partnership unit for the same period.

              Like LTIP Units, OPP Unit awards will be structured in a manner intended to qualify as "profits interests" for federal income tax purposes, meaning that, under current law, no income will be recognized by the recipient upon grant or vesting, and JBG SMITH will not be entitled to any deduction. The holder of the OPP Units will be entitled to receive distributions with respect to such OPP Units to the extent that may be provided for in the partnership agreement, as modified by the award agreement, and will not be entitled to receive distributions prior to the applicable Distribution Participation Date. If OPP Units are not disposed of within the one-year period beginning on the date of grant of the OPP Unit, any gain (assuming the applicable tax elections are made by the grantee) realized by the recipient upon disposition will be taxed as long-term capital gain.

Other Partnership Units

    Formation Units

              Formation Units are a class of partnership interests in the partnership that will be granted to certain individuals in connection with the separation and the combination. Formation Units are intended to qualify as "profits interests" for federal income tax purposes and are designed to have economics comparable to stock options in that, assuming vesting, they allow the recipient to realize value above a threshold level set at the time of award to be equal to 100% of the then-fair market value of a JBG SMITH common share. The value of vested Formation Units is realized through conversion into a number of LTIP Units, and subsequent conversion into common limited partnership units determined on the basis of how much the value of a JBG SMITH common share has increased since the award date. The conversion ratio between Formation Units and common limited partnership units, which starts out at zero, is the quotient of (i) the excess of the value of a JBG SMITH common share on the conversion date above the per share value at the time the Formation Unit was granted over (ii) the value of a JBG SMITH common share as of the date of conversion. This is similar to a "cashless exercise" of stock options, whereby the holder receives a number of shares equal in value to the difference between the full value of the total number of shares for which the option is being exercised and the total exercise price. Like options, Formation Units have a finite term over which their value is allowed to increase and during which they may be converted into LTIP Units (and in turn, common limited partnership units).

              Because the Formation Units are outstanding partnership interests, until conversion to vested LTIP Units, holders of Formation Units will receive special allocations of liquidating gains and liquidating losses as provided under the partnership agreement. Holders of Formation Units will not receive distributions or allocations of net income or net loss prior to vesting and conversion to vested LTIP Units and, as a result, will be required to fund their tax liability relating to any special allocations they receive with respect to their Formation Units from other sources. However, upon conversion of Formation Units to vested LTIP Units, the holder will be entitled to receive a distribution per unit equal to 10% of the per unit distributions received by holders of common limited partnership units during the period from the grant date of the Formation Units through the date of such conversion, or such other fraction as specified in the applicable award agreement. Upon conversion of Formation Units to vested LTIP Units, the holder will receive allocations of net income and net loss such that the ratio of (i) the total amount of net income or net loss with respect to each Formation Unit in such taxable year to (ii) the total amount distributed to that Formation Unit with respect to such period is equal (as nearly as practicable) to the ratio of (i) to (ii) with respect to the general partner's common limited partnership units for such taxable year, with certain exceptions, including any special allocations as provided under the partnership agreement. As a result, assuming that the partnership makes distributions equal to or greater than its taxable income, holders of Formation Units should receive distributions that equal or exceed the amount of any allocations of taxable income they have been allocated.

Preemptive Rights

              Except to the extent expressly granted by the partnership in an agreement other than the partnership agreement, no person or entity, including any partner of the partnership, will have any preemptive, preferential or other similar right with respect to additional capital contributions or loans to the partnership or the issuance or sale of any common limited partnership units or other partnership interests.

Distributions

              The partnership agreement will provide that the partnership will make cash distributions in amounts and at such times as determined by us in our sole discretion, to us and other limited partners in accordance with the respective percentage interests of the partners in the partnership. Unless otherwise specifically provided for in the partnership agreement (including with respect to the ranking of any units as senior in preference or in priority to other units) or in the terms established for a new class or series of partnership interests in accordance with the partnership agreement, no partnership interest will be entitled to a distribution in preference to any other partnership interest. A partner will not in any event receive a distribution of available cash with respect to a limited partnership unit for a quarter or shorter period if the partner is entitled to receive a distribution out of that same available cash with respect to a share of JBG SMITH for which that limited partnership unit has been exchanged or redeemed.

              We will make reasonable efforts, as determined by us in our sole discretion and consistent with our qualification as a REIT, to distribute available cash in an amount sufficient to enable us to pay shareholder dividends that will satisfy the requirements to qualify as a REIT and to avoid any federal income or excise tax liability.

              Upon liquidation of the partnership, after payment of, or adequate provisions for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the other limited partners with positive capital accounts in accordance with the respective positive capital account balances of the partners.

Allocations

              Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally will be allocated to us and the other limited partners in accordance with the respective percentage interests of the partners in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder.

Amendments

              Amendments to the partnership agreement may be proposed only by the general partner. The general partner will have the power, subject to certain exceptions, to amend the partnership agreement without the consent of the limited partners. However, the partnership agreement may not be amended with respect to any partner adversely affected by such amendment without the consent of such limited partner if such amendment would convert a limited partner's interest into a general partner's interest, modify the limited liability of a general partner, or amend certain specified sections of the partnership agreement, including the unit redemption right of the limited partners and the distribution rights of and allocations to the limited partners (except in connection with the creation or issuance of new or additional partnership interests or as otherwise permitted by the partnership agreement). In addition, certain specified sections of the partnership agreement, including restrictions on the issuance of limited partnership units and restrictions on the transfers by us of limited partnership units, may not be amended without the consent of a majority of the holders of limited partnership units (other than us and our affiliates).

Exculpation and Indemnification of the General Partner

              The partnership agreement will provide that none of the general partner, its affiliates nor any of their respective directors, trustees, officers, shareholders, partners, members, employees, representatives or agents (each of which we refer to as a "covered person") will be liable to the partnership or to any of its partners as a result of errors in judgment or of any act or omission, if such covered person's conduct did not constitute bad faith, gross negligence or willful misconduct.

              In addition, the partnership agreement will require our operating partnership to indemnify the general partner and its trustees, officers, shareholders, partners, members, employees, representatives or agents from and against any and all claims that relate to the operations of our operating partnership or the general partner in which any such indemnitee may be involved, or is threatened to be involved, as a party or otherwise, except to the extent such indemnitee acted in bad faith or with gross negligence or willful misconduct.

              No indemnitee may subject any partner of our operating partnership to personal liability with respect to this indemnification obligation as this indemnification obligation will be satisfied solely out of the assets of the partnership.

Term

              The partnership shall continue until it is dissolved, whether upon (i) the general partner's bankruptcy or dissolution or withdrawal (unless the limited partners elect to continue the partnership), (ii) the sale or other disposition of all or substantially all of the assets of the partnership, (iii) an election by us in our capacity as the general partner on or after January 1, 2068 or (iv) entry of a decree of judicial dissolution of the partnership.

 WHERE YOU CAN FIND MORE INFORMATION

              JBG SMITH has filed a registration statement on Form 10 with the SEC with respect to the JBG SMITH common shares being distributed as contemplated by this information statement. This information statement is a part of such registration statement on Form 10 and does not contain all of the information set forth in, and the exhibits and schedules to, such registration statement. For further information with respect to JBG SMITH and its common shares, please refer to the registration statement on Form 10 of which this information statement forms a part, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement on Form 10 of which this information statement forms a part for copies of the actual contract or document. You may review a copy of the registration statement on Form 10, including its exhibits and schedules, at the SEC's public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference into this information statement.

              As a result of the distribution, JBG SMITH will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

              JBG SMITH intends to furnish holders of its common shares with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

              You should rely only on the information contained in this information statement or to which this information statement has referred you. JBG SMITH has not authorized any person to provide you with different information or to make any representation not contained in this information statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Trustees
Vornado Realty Trust and Vornado Realty L.P.
New York, New York

              We have audited the accompanying balance sheet of JBG SMITH Properties (the "Company") as of November 22, 2016 (capitalization). The financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement based on our audit.

              We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

              In our opinion, such financial statement presents fairly, in all material respects, the financial position of JBG SMITH Properties at November 22, 2016 (capitalization), in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
January 23, 2017

JBG SMITH Properties

BALANCE SHEET AS OF NOVEMBER 22, 2016

(Capitalization)

ASSETS
Cash	$1,000

$1,000

SHAREHOLDER'S EQUITY
Common shares of beneficial interest ($0.01 par value, 1,000 shares authorized, 1,000 issued and outstanding)	$1,000

$1,000

JBG SMITH Properties

NOTES TO BALANCE SHEET AS OF NOVEMBER 22, 2016
(Capitalization)

1.           ORGANIZATION

              JBG SMITH Properties ("JBG SMITH") was organized by Vornado Realty Trust (NYSE: VNO) ("Vornado") as a Maryland real estate investment trust on October 27, 2016 (capitalized on November 22, 2016). JBG SMITH was formed for the purpose of receiving, via contribution from Vornado, all of the assets and liabilities of Vornado's Washington, DC segment (excluding Vornado's Skyline assets, 7.5% interest in Fashion Centre Mall and its 20% interest in Fairfax Square) (the "Vornado Included Assets"), and combining Vornado's Washington, DC segment (which operates as Vornado / Charles E. Smith) and the management business and certain Washington, DC assets of the JBG Companies (the "Transaction"). In addition, JBG SMITH will acquire certain assets of the JBG Companies, such that JBG SMITH will ultimately own and operate a portfolio of Washington, DC metropolitan area real estate, comprised of (i) 72 operating assets aggregating approximately 21.4 million square feet (16.9 million square feet at our share), comprised of 52 office assets aggregating over 14.8 million square feet (12.6 million square feet at our share), 16 multifamily assets aggregating 6,432 units (4,495 units at our share) and four other assets aggregating approximately 785,000 square feet (350,000 square feet at our share); (ii) four wholly owned office, multifamily and retail assets under construction totaling approximately 821,000 square feet; (iii) nine near-term development office and multifamily assets totaling over 2.1 million estimated square feet (2.0 million square feet at our share) and (iv) 47 future development assets totaling approximately 23.5 million square feet (18.6 million square feet at our share) of estimated potential development density. JBG SMITH is currently a wholly owned subsidiary of Vornado, and has no material assets or operations to date. All references to "we," "us," "our," and "the Company" refer to the Vornado Included Assets.

2.           BASIS OF PRESENTATION

              JBG SMITH's balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Statements of Income, Changes in Shareholder's Equity and Cash Flows have not been presented because JBG SMITH has had no activity as of November 22, 2016.

    Transaction and organization costs

              Through September 30, 2016, $1,528,000 of costs and expenses have been incurred in connection with the Transaction. These costs and expenses have been paid on our behalf by Vornado. In connection with the organization, JBG SMITH has and will continue to incur legal, accounting and related professional fees. Such costs will be expensed as incurred.

3.           SHAREHOLDER'S EQUITY

              JBG SMITH has been capitalized with the issuance of 1,000 common shares of beneficial interest ($0.01 par value per share) for a total of $1,000.

4.           SUBSEQUENT EVENTS

              Subsequent events have been evaluated through January 23, 2017, the date that this balance sheet was available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Trustees
Vornado Realty Trust and Vornado Realty L.P.
New York, New York

              We have audited the accompanying combined balance sheets of the Vornado Included Assets (the "Company") as described in Note 1 to the combined financial statements as of December 31, 2015 and 2014, and the related combined statements of income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2015. Our audits also included the financial statement schedules listed in the Index to Financial Statements on Page F-1. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

              We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Vornado Included Assets as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic combined financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

              As discussed in Note 2 to the combined financial statements, the combined financial statements of the Vornado Included Assets include allocations of certain operating expenses from Vornado Realty Trust. These costs may not be reflective of the actual costs which would have been incurred had the Vornado Included Assets operated as an independent, standalone entity separate from Vornado Realty Trust.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

January 23, 2017

VORNADO INCLUDED ASSETS

COMBINED BALANCE SHEETS

(Amounts in thousands)

	December 31,
	2015	2014
ASSETS
Real estate, at cost:
Land	$968,498	$919,391
Buildings and improvements	2,750,496	2,686,876
Construction in progress	299,982	185,053
Leasehold improvements and equipment	19,230	17,893

Total	4,038,206	3,809,213
Accumulated depreciation and amortization	(908,233)	(797,806)

Real estate, net	3,129,973	3,011,407
Cash and cash equivalents	74,966	12,018
Restricted cash	5,480	4,144
Tenant and other receivables, net of allowance for doubtful accounts of $4,199 and $2,282	30,437	31,416
Investments in partially owned entities	76,967	77,436
Receivable arising from the straight-lining of rents, net of allowance of $232 and $232	121,271	110,555
Identified intangible assets, net of accumulated amortization of $13,379 and $16,633	3,803	5,572
Deferred leasing costs, net of accumulated amortization of $55,317 and $48,150	96,429	63,833
Receivable from Vornado	79,000	86,000
Other assets, including prepaid expenses	6,988	8,817

	$3,625,314	$3,411,198

LIABILITIES AND EQUITY
Mortgages payable, net of deferred financing costs	$1,302,956	$1,277,889
Payable to Vornado	82,912	—
Accounts payable and accrued expenses	54,092	40,233
Identified intangible liabilities, net of accumulated amortization of $23,702 and $26,970	13,001	15,891
Other liabilities	63,426	34,816

Total liabilities	1,516,387	1,368,829

Commitments and contingencies
Parent equity	2,108,412	2,041,801
Noncontrolling interest in consolidated subsidiaries	515	568

Total equity	2,108,927	2,042,369

	$3,625,314	$3,411,198

See notes to combined financial statements.

VORNADO INCLUDED ASSETS

COMBINED STATEMENTS OF INCOME

(Amounts in thousands)

	Year Ended December 31,
	2015	2014	2013
REVENUE
Property rentals	$389,792	$390,576	$396,520
Tenant expense reimbursements	41,047	41,243	41,150
Development, management and other service revenues	21,602	22,261	24,761
Other income	18,166	18,843	13,880

Total revenue	470,607	472,923	476,311

EXPENSES
Depreciation and amortization	144,984	112,046	108,571
Property operating	116,811	114,921	112,439
Real estate taxes	58,866	56,129	55,358
General and administrative	46,037	47,669	48,237
Ground rent	1,312	3,539	2,032

Total expenses	368,010	334,304	326,637

Operating income	102,597	138,619	149,674
Loss from partially owned entities	(7,772)	(4,667)	(7,808)
Interest and other investment income, net	2,708	1,338	129
Interest and debt expense	(50,823)	(57,137)	(65,814)

Income before income taxes	46,710	78,153	76,181
Income tax (provision) benefit	(420)	(242)	12,480

Net income attributable to the Vornado Included Assets	$46,290	$77,911	$88,661

See notes to combined financial statements.

VORNADO INCLUDED ASSETS

COMBINED STATEMENTS OF CHANGES IN EQUITY

(Amounts in thousands)

	Total Equity	Parent Equity	Noncontrolling Interest in Consolidated Subsidiaries
Balance, December 31, 2012	$1,834,025	$1,833,577	$448
Net income attributable to the Vornado Included Assets	88,661	88,661	—
Deferred compensation shares and options, net	4,445	4,445	—
Contributions/(distributions), net	96,736	96,648	88

Balance, December 31, 2013	2,023,867	2,023,331	536
Net income attributable to the Vornado Included Assets	77,911	77,911	—
Deferred compensation shares and options, net	4,581	4,581	—
Contributions/(distributions), net	(63,990)	(64,022)	32

Balance, December 31, 2014	2,042,369	2,041,801	568
Net income attributable to the Vornado Included Assets	46,290	46,290	—
Deferred compensation shares and options, net	4,506	4,506	—
Contributions/(distributions), net	15,762	15,815	(53)

Balance, December 31, 2015	$2,108,927	$2,108,412	$515

See notes to combined financial statements.

VORNADO INCLUDED ASSETS

COMBINED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended December 31,
	2015	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$46,290	$77,911	$88,661
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of debt issuance costs	146,985	113,205	109,898
Straight-lining of rental income	(10,929)	(1,285)	(912)
Loss from partially owned entities	7,772	4,667	7,808
Amortization of below-market leases, net	(2,797)	(1,817)	(2,064)
Distributions of income from partially owned entities	2,028	3,307	2,449
Other non-cash adjustments	8,958	9,004	(8,914)
Change in operating assets and liabilities:
Tenant and other receivables, net	(428)	(5,830)	2,715
Prepaid assets	1,808	(220)	(1,486)
Other assets	(15,475)	(14,933)	(13,689)
Accounts payable and accrued expenses	(4,004)	1,622	(3,831)
Other liabilities	(1,298)	2,459	(2,663)

Net cash provided by operating activities	178,910	188,090	177,972

CASH FLOWS FROM INVESTING ACTIVITIES
Development costs and construction in progress	(166,621)	(71,343)	(32,905)
Additions to real estate and other	(67,664)	(54,980)	(48,615)
Investments in partially owned entities	(9,332)	(9,360)	(16,828)
Proceeds from repayment of Vornado receivable	7,000	—	—
Restricted cash	(1,336)	2,413	(670)
Investment in Vornado receivable	—	(86,000)	—
Acquisitions of land	—	(15,228)	—
Investments in loans receivable and other	—	(2,500)	—
Distributions of capital from partially owned entities	—	75	—

Net cash used in investing activities	(237,953)	(236,923)	(99,018)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	341,460	185,000	—
Repayments of borrowings	(315,824)	(85,289)	(172,099)
Proceeds from borrowings from Vornado	96,512	—	—
Contributions/(distributions), net	15,815	(64,022)	96,648
Repayment of borrowings from Vornado	(13,600)	—	—
Debt issuance costs	(2,359)	(3,032)	(65)
Contributions from/(distributions to) noncontrolling interests	(13)	(8)	88

Net cash provided by/(used in) financing activities	121,991	32,649	(75,428)

Net increase (decrease) in cash and cash equivalents	62,948	(16,184)	3,526
Cash and cash equivalents at beginning of year	12,018	28,202	24,676

Cash and cash equivalents at end of year	$74,966	$12,018	$28,202

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments for interest, excluding capitalized interest of $6,437, $3,605 and $1,136, respectively	$54,055	$59,847	$71,404

Accrued lease assumption costs for lease incentives	$30,514	$7,145	$—

Accrued capital expenditures included in accounts payable and accrued expenses	$29,400	$11,641	$9,060

Write-off of fully depreciated assets	$(23,155)	$(28,764)	$(25,385)

Cash payments for income taxes	$677	$931	$1,620

See notes to combined financial statements

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION

              JBG SMITH Properties ("JBG SMITH") was organized by Vornado Realty Trust (NYSE: VNO) ("Vornado") as a Maryland real estate investment trust on October 27, 2016 (capitalized on November 22, 2016). JBG SMITH was formed for the purpose of receiving, via contribution from Vornado, all of the assets and liabilities of Vornado's Washington, DC segment (excluding Vornado's Skyline assets, 7.5% interest in Fashion Centre Mall and its 20% interest in Fairfax Square) (the "Vornado Included Assets"), and combining Vornado's Washington, DC segment (which operates as Vornado / Charles E. Smith) and the management business and certain Washington, DC assets of the JBG Companies. In addition, JBG SMITH will acquire certain assets of the JBG Companies, such that JBG SMITH will ultimately own and operate a portfolio of Washington, DC metropolitan area real estate, comprised of (i) 72 operating assets aggregating approximately 21.4 million square feet (16.9 million square feet at our share), comprised of 52 office assets aggregating over 14.8 million square feet (12.6 million square feet at our share), 16 multifamily assets aggregating 6,432 units (4,495 units at our share) and four other assets aggregating approximately 785,000 square feet (350,000 square feet at our share); (ii) four wholly owned office, multifamily and retail assets under construction totaling approximately 821,000 square feet; (iii) nine near-term development office and multifamily assets totaling over 2.1 million estimated square feet (2.0 million square feet at our share) and (iv) 47 future development assets totaling approximately 23.5 million square feet (18.6 million square feet at our share) of estimated potential development density. JBG SMITH is currently a wholly owned subsidiary of Vornado, and has no material assets or operations to date. All references to "we," "us," "our," and "the Company" refer to the Vornado Included Assets.

              Pursuant to a separation agreement, Vornado will distribute 100% of the common shares of JBG SMITH on a pro rata basis to the holders of its common shares as of the record date. To date, JBG SMITH has not conducted any business as a separate company and has no material assets and liabilities. The operations of the Vornado Included Assets are presented as if the transfer had been consummated prior to all historical periods presented in the accompanying combined financial statements at the carrying amounts of such assets and liabilities reflected in Vornado's books and records.

              JBG SMITH will enter into agreements with Vornado under which Vornado will provide various services to it, including information technology, financial reporting and SEC compliance, and possibly other matters. The charges for these services will be estimated based on an hourly or per transaction fee arrangement including reimbursement for out of pocket expenses. We believe that the terms are comparable to those that would have been negotiated on an arm's-length basis.

              JBG SMITH's revenues are derived primarily from leases with office and multifamily tenants, including fixed rents and reimbursements from tenants for certain expenses such as real estate taxes, property operating expenses, and repairs and maintenance.

              Only the U.S. federal government accounted for 10% or more of revenue, as follows:

	Revenues for the Years Ended December 31,
(Amounts in thousands)	2015	2014	2013
Tenant:
U.S. federal government	$102,951	$100,099	$105,186
Percentage of Office segment revenues	27.6%	26.8%	28.0%
Percentage of total revenues	21.9%	21.2%	22.1%

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. BASIS OF PRESENTATION AND COMBINATION

              The accompanying combined financial statements include the Vornado Included Assets, all of which are under common control of Vornado. The assets and liabilities in these combined financial statements have been carved out of Vornado's books and records at their historical carrying amounts. All intercompany transactions have been eliminated.

              The historical financial results for the carved out assets reflect charges for certain corporate costs which we believe are reasonable. These charges were based on either actual costs incurred or a proportion of costs estimated to be applicable to the Vornado Included Assets based on an analysis of key metrics, including total revenues. Such costs do not necessarily reflect what the actual costs would have been if the Vornado Included Assets had been operating as a separate standalone public company. These charges are discussed further in Note 5—Related Party Transactions.

              The accompanying combined financial statements have been prepared on a carve-out basis in accordance with accounting principles generally accepted in the United States ("GAAP"). GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and revenues and expenses during the reporting periods. Actual results could differ from these estimates.

              Subsequent to the transfer of assets to JBG SMITH and the distribution of JBG SMITH's common shares to Vornado's shareholders, JBG SMITH expects to operate in a manner intended to enable it to qualify as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"). Under those sections, a REIT which distributes at least 90% of its REIT taxable income as a dividend to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. Since Vornado operates as a REIT and distributes 100% of taxable income to its shareholders, no provision for Federal income taxes has been made in the accompanying combined financial statements. The Vornado Included Assets are subject to certain other taxes, including state and local taxes which are included in "income tax (provision) benefit" in the combined statements of income.

              Presentation of earnings per share information is not applicable in these carved out combined financial statements, since these assets and liabilities are owned by Vornado.

              The Vornado Included Assets aggregate assets into two reportable segments—office and multifamily—because all of the assets in each segment have similar economic characteristics and we will provide similar products and services to similar types of office and multifamily tenants.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              Real Estate—Real estate is carried at cost, net of accumulated depreciation and amortization. Maintenance and repairs are expensed as incurred. Depreciation requires an estimate by management of the useful life of each property and improvement as well as an allocation of the costs associated with a property to its various components. As real estate is undergoing redevelopment activities, all property operating expenses directly associated with and attributable to the redevelopment, including interest expense, are capitalized to the extent that we believe such costs are recoverable through the value of the property. The capitalization period begins when redevelopment activities are underway and ends when the project is substantially complete. General and administrative costs are expensed as incurred. Depreciation is recognized on a straight-line basis over estimated useful lives, which range from three

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

to 40 years. Tenant allowances are amortized on a straight-line basis over the lives of the related leases, which approximate the useful lives of the tenant improvements.

              Our assets and related intangible assets are individually reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Estimates of future cash flows are based on our current plans, intended holding periods and available market information at the time the analyses are prepared. An impairment loss is recognized only if the carrying amount of the asset is not recoverable and is measured based on the excess of the property's carrying amount over its estimated fair value. If our estimates of future cash flows, anticipated holding periods, or fair values change, based on market conditions or otherwise, our evaluation of impairment charges may be different and such differences could be material to our combined financial statements. Estimates of future cash flows are subjective and are based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold assets over longer periods decrease the likelihood of recording impairment losses.

              Cash and Cash Equivalents—Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less and are carried at cost, which approximates fair value, due to their short-term maturities.

              Allowance for Doubtful Accounts—We periodically evaluate the collectability of amounts due from tenants, including the receivable arising from the straight-lining of rents, and maintain an allowance for doubtful accounts for the estimated losses resulting from the inability of tenants to make required payments under the lease agreements. We exercise judgment in establishing these allowances and consider payment history and current credit status in developing these estimates.

              Deferred Costs—Deferred costs include deferred financing and leasing costs. Deferred financing costs are amortized over the terms of the related debt agreements as a component of interest expense. Deferred leasing costs are amortized on a straight-line basis over the lives of the related leases.

              Revenue Recognition—Property rentals are recognized over the non-cancelable term of the related leases on a straight-line basis, which includes the effects of rent steps and free rent under the leases. We commence rental revenue recognition when the tenant takes possession of the leased space and the leased space is substantially ready for its intended use. In addition, in circumstances where we provide a tenant improvement allowance for improvements that are owned by the tenant, we recognize the allowance as a reduction of rental revenue on a straight-line basis over the term of the lease.

              Tenant expense reimbursements provide for the recovery of all or a portion of the operating expenses and real estate taxes of the respective assets. Tenant expense reimbursements are accrued in the same periods as the related expenses are incurred.

              Income Taxes—We operate in a manner intended to enable us to continue to qualify as a REIT under Sections 856-860 of the Code. Under those sections, a REIT which distributes at least 90% of its REIT taxable income as a dividend to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. We intend to distribute to our shareholders 100% of our taxable income and therefore, no provision for Federal income taxes is required.

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

              We have elected to treat certain consolidated subsidiaries, and may in the future elect to treat newly formed subsidiaries, as taxable REIT subsidiaries pursuant to an amendment to the Code that became effective January 1, 2001. Taxable REIT subsidiaries may participate in non-real estate related activities and/or perform non-customary services for tenants and are subject to Federal and State income tax at regular corporate tax rates. Our taxable REIT subsidiaries had a combined current income tax expense of approximately $960,000, $808,000 and $1,295,000 for the years ended December 31, 2015, 2014 and 2013, respectively, and have immaterial differences between the financial reporting and tax basis of assets and liabilities.

              The following table reconciles net income attributable to the Vornado Included Assets to estimated taxable income for the years ended December 31, 2015, 2014 and 2013.

	For the Year Ended December 31,
(Amounts in thousands)	2015	2014	2013
Net income attributable to the Vornado Included Assets	$46,290	$77,911	$88,661
Book to tax differences:
Tangible Property Regulations(1)	(192,317)	—	—
Depreciation and amortization	79,009	41,884	39,745
Straight-line rent adjustments	(10,929)	(1,285)	(912)
Earnings of partially owned entities	9,737	6,651	8,287
Reversal of deferred tax assets	(505)	(635)	(11,582)
Other, net	(4,729)	12,695	4,215

Estimated taxable income (unaudited)	$(73,444)	$137,221	$128,414

(1)
Represents one-time deductions pursuant to the implementation of the Tangible Property Regulations issued by the Internal Revenue Service.

              The net basis of our assets and liabilities for tax reporting purposes is approximately $1.6 billion lower than the amounts reported in our combined balance sheet at December 31, 2015.

4. RECENTLY ISSUED ACCOUNTING LITERATURE

              In May 2014, the Financial Accounting Standards Board ("FASB") issued an update ("ASU 2014-09") establishing Accounting Standards Codification ("ASC") Topic 606, Revenue from Contracts with Customers ("ASC 606"). ASU 2014-09 establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most of the existing revenue recognition guidance. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures. In August 2015, the FASB issued an update ("ASU 2015-14") to ASC 606, Deferral of the Effective Date, which defers the adoption of ASU 2014-09 to interim and annual reporting periods in fiscal years that begin after December 15, 2017. In March 2016, the FASB issued an update ("ASU 2016-08") to ASC 606, Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard pursuant to ASU 2014-09. In April 2016, the FASB issued an update ("ASU

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

4. RECENTLY ISSUED ACCOUNTING LITERATURE (Continued)

2016-10") to ASC 606, Identifying Performance Obligations and Licensing, which clarifies guidance related to identifying performance obligations and licensing implementation guidance contained in ASU 2014-09. In May 2016, the FASB issued an update ("ASU 2016-12") to ASC 606, Narrow-Scope Improvements and Practical Expedients, which amends certain aspects of the new revenue recognition standard pursuant to ASU 2014-09. We are currently evaluating the impact of the adoption of these ASUs on these combined financial statements.

              In February 2016, the FASB issued ("ASU 2016-02") Leases, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. ASU 2016-02 requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase. Lessees are required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. Lessees will recognize expense based on the effective interest method for finance leases or on a straight-line basis for operating leases. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance. ASU 2016-02 is effective for reporting periods beginning after December 15, 2018, with early adoption permitted. We are currently evaluating the impact of the adoption of ASU 2016-02 on these combined financial statements.

              In August 2016, the FASB issued an update ("ASU 2016-15") Classification of Certain Cash Receipts and Cash Payments to ASC Topic 230, Statement of Cash Flows. ASU 2016-15 clarifies guidance on the classification of certain cash receipts and payments in the statement of cash flows to reduce diversity in practice with respect to (i) debt prepayment or debt extinguishment costs, (ii) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, (iii) contingent consideration payments made after a business combination, (iv) proceeds from the settlement of insurance claims, (v) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, (vi) distributions received from equity method investees, (vii) beneficial interests in securitization transactions, and (viii) separately identifiable cash flows and application of the predominance principle. ASU 2016-15 is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2017, with early adoption permitted. The adoption of this update is not expected to have a significant impact on these combined financial statements.

              In November 2016, the FASB issued ASU No. 2016-18 "Statement of Cash Flows (Topic 230), Restricted Cash" ("ASU 2016-18"). ASU 2016-18 provides guidance on the presentation of restricted cash and restricted cash equivalents in the statement of cash flows. Restricted cash and restricted cash equivalents should now be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period amounts shown on the statements of cash flows. ASU 2016-18 is effective for reporting periods beginning after December 15, 2017, with early adoption permitted. Other than the revised statement of cash flows presentation of restricted cash, the adoption of ASU 2016-16 is not expected to have an impact on these combined financial statements.

5. RELATED PARTY TRANSACTIONS

              As described in Note 1—Organization, the accompanying combined financial statements present the operations of the office, multifamily and other assets as carved out from the financial statements of

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

5. RELATED PARTY TRANSACTIONS (Continued)

Vornado. Certain centralized corporate costs borne by Vornado for management and other services including, but not limited to, accounting, reporting, legal, tax, information technology and human resources have been allocated to the assets in the combined financial statements using reasonable allocation methodologies. Allocated amounts are included as a component of general and administrative expenses on the combined statements of income. A summary of the amounts allocated is provided below.

	Year Ended December 31,
(Amounts in thousands)	2015	2014	2013
Payroll and fringe benefits	$13,791	$14,246	$14,797
Professional fees	3,852	3,942	4,379
Other	2,324	2,151	1,663

	$19,967	$20,339	$20,839

              The allocated amounts in the table above do not necessarily reflect what actual costs would have been if the Vornado Included Assets were a separate standalone public company and actual costs may be materially different.

              In August 2014, we completed a $185,000,000 financing of the Universal buildings, a 690,000 square foot office complex located in Washington, DC. In connection with this financing, pursuant to a note agreement dated August 12, 2014, we used a portion of the financing proceeds and made an $86,000,000 loan to Vornado at LIBOR plus 2.9% (3.72% at December 31, 2015) due August 2019. During 2015, Vornado repaid $7,000,000 of the loan receivable. As of December 31, 2015 and 2014, the balance of the receivable from Vornado was $79,000,000 and $86,000,000, respectively. Vornado intends to repay the outstanding balance of $79,000,000 at the time of the distribution.

              A summary of the interest income earned on the Vornado loan receivable is provided below.

	Year Ended December 31,
(Amounts in thousands)	2015	2014	2013
Interest income	$2,976	$1,172	$—

              In connection with the development of the Bartlett, in February 2015, we entered into a note agreement with Vornado whereby we can borrow up to $50,000,000 at LIBOR plus 2.9% (3.52% at December 31, 2015). On October 1, 2015, the note agreement was amended and the maximum borrowing under the note agreement was increased to $100,000,000. As of December 31, 2015, the amount outstanding under this note agreement was $82,912,000 and is recorded in "Payable to Vornado" on our combined balance sheet. During the year ended December 31, 2015, we incurred interest expense of $846,000. Vornado intends to contribute to JBG SMITH this note agreement at the time of the distribution.

              We have agreements with Building Maintenance Services ("BMS"), a wholly owned subsidiary of Vornado, to supervise cleaning, engineering and security services at our properties. A summary of the fees paid to BMS is provided below.

	Year Ended December 31,
(Amounts in thousands)	2015	2014	2013
BMS fees	$12,441	$12,049	$11,968

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

6. INVESTMENTS IN PARTIALLY OWNED ENTITIES

              Below are schedules summarizing our investments in, and (loss) income from, partially owned entities.

		As of December 31,
	Percentage Ownership at December 31, 2015
(Amounts in thousands)		2015	2014
Investments:
Rosslyn Plaza	43.7% to 50.4%	$49,435	$53,454
Warner Building	55%	20,558	20,007
1101 17th Street	55%	(4,501)	(5,796)
Other investments	Various	11,475	9,771

		$76,967	$77,436

		For the Year Ended December 31,
	Percentage Ownership at December 31, 2015
(Amounts in thousands)		2015	2014	2013
Our Share of Net (Loss) Income:
Warner Building	55%	$(6,416)	$(4,732)	$(8,226)
Rosslyn Plaza	43.7% to 50.4%	(3,337)	(3,390)	(3,364)
1101 17th Street	55%	1,647	1,202	3,248
Other investments	Various	334	2,253	534

		$(7,772)	$(4,667)	$(7,808)

              Below is a summary of the debt of our partially owned entities as of December 31, 2015 and 2014, none of which is recourse to us.

					100% Partially Owned Entities' Debt at December 31,
	Percentage Ownership at December 31, 2015			Interest Rate at December 31, 2015
(Amounts in thousands)		Maturity			2015	2014
Warner Building	55%	06/23	(1)	6.26%	$292,673	$292,591
Rosslyn Plaza	43.7% to 50.4%	03/17	(2)	2.74%	37,210	32,598
1101 17th Street	55%	01/17	(3)	1.49%	30,837	30,756

					$360,720	$355,945

(1)
On May 6, 2016, the joint venture completed a $273,000 refinancing of the Warner Building. The loan matures in June 2023, has a fixed rate of 3.65%, is interest-only for the first two years and amortizes based on a 30-year schedule beginning in year three.

(2)
On March 25, 2016, the Rosslyn Plaza mortgage was extended from March 25, 2016 to March 25, 2017.

(3)
On January 15, 2016, the 1101 17th Street mortgage was extended from January 19, 2016 to January 19, 2017.

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

6. INVESTMENTS IN PARTIALLY OWNED ENTITIES (Continued)

    Summary of Condensed Combined Financial Information

              The following is a summary of condensed combined financial information for all of our partially owned entities, as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013.

	Balance as of December 31,
(Amounts in thousands)	2015	2014
Balance Sheet:
Assets	$888,721	$829,281
Liabilities	398,146	386,875
Noncontrolling interests	344	344
Equity	490,231	442,062

	For the Year Ended December 31,
	2015	2014	2013
Income Statement:
Total revenue	$86,961	$85,096	$84,692
Net income	2,186	6,890	8,738

7. VARIABLE INTEREST ENTITIES

              At December 31, 2015 and 2014, we have several unconsolidated variable interest entities. We do not consolidate these entities because we are not the primary beneficiary and the nature of our involvement in the activities of these entities does not give us power over decisions that significantly affect these entities' economic performance. We account for our investment in these entities under the equity method (see Note 6—Investments in Partially Owned Entities). As of December 31, 2015 and 2014, the net carrying amounts of our investment in these entities were $21,875,000 and $20,008,000, respectively, and our maximum exposure to loss in these entities is limited to our investments.

              We adopted ASU 2015-02 Amendments to the Consolidation Analysis on January 1, 2016, using the modified retrospective method. The adoption of ASU 2015-02 has no material impact on our combined financial statements.

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

8. DEFERRED COSTS

              The following is a summary of deferred costs as of December 31, 2015 and 2014.

	As of December 31,
(Amounts in thousands)	2015	2014
Deferred leasing costs:
Gross amount	$151,746	$111,983
Accumulated amortization	(55,317)	(48,150)

Net	$96,429	$63,833

Deferred financing costs (a contra-component of mortgages payable):
Gross amount	$10,829	$9,641
Accumulated amortization	(4,884)	(4,054)

Net	$5,945	$5,587

9. IDENTIFIED INTANGIBLE ASSETS AND LIABILITIES

              The following summarizes identified intangible assets (primarily acquired above-market leases) and liabilities (primarily acquired below-market leases) as of December 31, 2015 and 2014.

	As of December 31,
(Amounts in thousands)	2015	2014
Identified intangible assets:
Gross amount	$17,182	$22,205
Accumulated amortization	(13,379)	(16,633)

Net	$3,803	$5,572

Identified intangible liabilities:
Gross amount	$36,703	$42,861
Accumulated amortization	(23,702)	(26,970)

Net	$13,001	$15,891

              Amortization of acquired below-market leases, net of acquired above-market leases resulted in an increase to rental income of $2,797,000, $1,817,000, and $2,064,000 for the years ended December 31, 2015, 2014 and 2013, respectively. Estimated annual amortization of acquired below-market leases, net of acquired above-market leases for each of the five succeeding years commencing January 1, 2016 is as follows:

(Amounts in thousands)
2016	$1,237
2017	1,412
2018	1,412
2019	1,413
2020	1,340

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

9. IDENTIFIED INTANGIBLE ASSETS AND LIABILITIES (Continued)

              Amortization of all other identified intangible assets (a component of depreciation and amortization expense) was $1,591,000, $2,125,000 and $3,151,000 for the years ended December 31, 2015, 2014 and 2013, respectively. Estimated annual amortization of all other identified intangible assets including acquired in-place leases, customer relationships, and third-party contracts for each of the five succeeding years commencing January 1, 2016 is as follows:

(Amounts in thousands)
2016	$598
2017	520
2018	520
2019	463
2020	224

              Certain of the assets were acquired subject to ground leases. Amortization of these acquired below-market leases, net of above-market leases resulted in an increase to ground rent expense of $85,000 in each of the years ended December 31, 2015, 2014 and 2013, respectively. Estimated annual amortization of these below-market leases, net of above-market leases for each of the five succeeding years commencing January 1, 2016 is as follows:

(Amounts in thousands)
2016	$85
2017	85
2018	85
2019	85
2020	85

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

10. MORTGAGES PAYABLE

              The following is a summary of mortgages payable as of December 31, 2015 and 2014.

				Balance at December 31,
			Interest Rate at December 31, 2015
(Amounts in thousands)	Maturity			2015	2014
First mortgages secured by:
RiverHouse Apartments	04/25		1.52%	$307,710	$259,546
Universal Buildings	08/21		2.14%	185,000	185,000
2101 L Street	08/24		3.97%	146,222	148,922
2121 Crystal Drive	03/23		5.51%	143,983	146,214
Bowen Building	06/16	(1)	6.14%	115,022	115,022
West End 25	06/21		4.88%	101,671	101,671
1215 Clark Street, 200 12th Street & 251 18th Street	01/25		7.94%	94,429	97,584
2011 Crystal Drive	08/17		7.30%	76,265	77,438
220 20th Street	02/18		4.61%	69,869	71,256
1730 M Street and 1150 17th Street	02/17	(2)	1.48%	43,581	43,581
2200/2300 Clarendon Boulevard (Courthouse Plaza)	05/20		1.89%	23,250	35,132

Total				1,307,002	1,281,366
Deferred financing costs, net and other				(4,046)	(3,477)

Total, net				$1,302,956	$1,277,889

Payable to Vornado			3.52%	$82,912	$—

(1)
In June 2016, the mortgage loan which was scheduled to mature was repaid with proceeds of a $115,630,000 draw on Vornado's revolving credit facility. The mortgage will be assigned to JBG SMITH and the note will be repaid with new financing proceeds from JBG SMITH.

(2)
The maturity date was extended for three months in November 2016.

              The net carrying amount of real estate collateralizing the above indebtedness amounted to $2.3 billion at December 31, 2015. Our mortgage loans contain covenants that limit our ability to incur additional indebtedness on these assets, and in certain circumstances, require lender approval of tenant leases and/or yield maintenance upon repayment prior to maturity.

              As of December 31, 2015, the principal repayments for the next five years and thereafter are as follows:

(Amounts in thousands) Year Ending December 31,	Amount
2016	$170,515
2017	111,022
2018	80,193
2019	14,102
2020	97,834
Thereafter	916,248

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

11. INTEREST AND DEBT EXPENSE

              The following is a summary of interest and debt expense for the years ended December 31, 2015, 2014, and 2013.

	For the Year Ended December 31,
	2015	2014	2013
	(Amounts in thousands)
Interest expense	$55,259	$59,583	$65,623
Amortization of deferred financing costs	2,001	1,159	1,327
Capitalized interest and debt expense	(6,437)	(3,605)	(1,136)

	$50,823	$57,137	$65,814

12. FAIR VALUE MEASUREMENTS

              ASC 820, Fair Value Measurement and Disclosures defines fair value and establishes a framework for measuring fair value. The objective of fair value is to determine the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). ASC 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels: Level 1—quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities; Level 2—observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and Level 3—unobservable inputs that are used when little or no market data is available. The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in our assessment of fair value.

    Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

              There were no financial assets or liabilities measured at fair value on a recurring basis at December 31, 2015 and 2014.

    Financial Assets and Liabilities Not Measured at Fair Value

              Financial assets and liabilities that are not measured at fair value in the combined balance sheets include cash equivalents and mortgages payable. Cash equivalents are carried at cost, which approximates fair value. The fair value of mortgages payable is calculated by discounting the future contractual cash flows of these instruments using current risk-adjusted rates available to borrowers with similar credit ratings, which are provided by a third-party specialist. The fair value of cash equivalents is classified as Level 1 and the fair value of mortgages payable, payable to Vornado, and receivable

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

12. FAIR VALUE MEASUREMENTS (Continued)

from Vornado are classified as Level 2. The table below summarizes the carrying amounts and fair value of these financial instruments as of December 31, 2015 and 2014.

	As of December 31, 2015		As of December 31, 2014
(Amounts in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$74,966	$74,966	$12,018	$12,018

Receivable from Vornado	$79,000	$79,000	$86,000	$86,000

Liabilities:
Mortgages payable	$1,307,002	$1,339,859	$1,281,366	$1,347,319

Payable to Vornado	$82,912	$82,912	$—	$—

13. LEASES

    As Lessor

              We lease space to tenants at our assets. The leases provide for the payment of fixed base rents payable monthly in advance as well as reimbursements of real estate taxes, insurance and maintenance costs. Retail leases may also provide for the payment by the lessee of additional rents based on a percentage of their sales.

              Future base rental revenue under these non-cancelable operating leases is as follows:

(Amounts in thousands) Year Ending December 31,	Amount
2016	$311,649
2017	278,857
2018	264,226
2019	221,524
2020	175,319
Thereafter	781,802

              These future minimum amounts do not include additional rents based on a percentage of tenants' sales. For the years ended December 31, 2015, 2014, and 2013, these rents were $4,182,000, $3,695,000, and $3,868,000, respectively.

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

13. LEASES (Continued)

    As Lessee

              We are a tenant under long-term ground leases for certain of our assets. Ground lease expirations range from 2061 to 2084. Future lease payments under these agreements, excluding extension options, are as follows:

(Amounts in thousands) Year Ending December 31,	Amount
2016	$1,656
2017	1,697
2018	1,741
2019	1,788
2020	1,837
Thereafter	569,865

14. COMMITMENTS AND CONTINGENCIES

    Insurance

              Vornado maintains general liability insurance with limits of $300,000,000 per occurrence and all-risk property and rental value insurance coverage with limits of $2.0 billion per occurrence, with sub-limits for certain perils such as floods and earthquakes on each of Vornado's properties. Vornado also maintains coverage for terrorist acts with limits of $4.0 billion per occurrence and in the aggregate, and $2.0 billion per occurrence and in the aggregate for nuclear, biological, chemical and radiological ("NBCR") terrorism events, as defined by the Terrorism Risk Insurance Program Reauthorization Act, which expires in December 2020. Insurance premiums are charged directly to each of the properties. JBG SMITH intends to obtain appropriate insurance coverage on its own and coverages may differ from those noted above. Also, the resulting insurance premiums may differ materially from amounts included in the accompanying combined financial statements.

              JBG SMITH will continue to monitor the state of the insurance market and the scope and costs of coverage for acts of terrorism. We cannot anticipate what coverage will be available on commercially reasonable terms in the future. We are responsible for deductibles and losses in excess of the insurance coverage, which could be material.

              JBG SMITH's mortgage loans are generally non-recourse and contain customary covenants requiring adequate insurance coverage. Although we believe that we currently have adequate insurance coverage, we may not be able to obtain an equivalent amount of coverage at reasonable costs in the future. If lenders insist on greater coverage than we are able to obtain, it could adversely affect the ability to finance or refinance our properties.

    Other

              There are various legal actions against us in the ordinary course of business. In our opinion, the outcome of such matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

              As of December 31, 2015, we expect to fund additional capital to certain of our partially owned entities aggregating approximately $3,600,000.

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

15. SEGMENT INFORMATION

              Below is a summary of net income and a reconciliation of net income to EBITDA(1) by segment for the years ended December 31, 2015, 2014 and 2013.

	For the Year Ended December 31, 2015
(Amounts in thousands)	Total	Office	Multifamily	Other
Total revenues	$470,607	$372,797	$57,810	$40,000
Total expenses	368,010	266,861	33,838	67,311

Operating income (loss)	102,597	105,936	23,972	(27,311)
(Loss) income from partially owned entities	(7,772)	(8,701)	1,080	(151)
Interest and other investment income (loss), net	2,708	3,051	—	(343)
Interest and debt (expense) benefit	(50,823)	(41,735)	(9,876)	788

Income (loss) before income taxes	46,710	58,551	15,176	(27,017)
Income tax (provision) benefit	(420)	526	—	(946)

Net income (loss)	46,290	59,077	15,176	(27,963)
Interest and debt expense (benefit)(2)	62,518	53,430	9,876	(788)
Depreciation and amortization(2)	158,418	141,763	13,823	2,832
Income tax expense (benefit)(2)	368	(578)	—	946

EBITDA(1)	$267,594	$253,692	$38,875	$(24,973	)(3)

Balance Sheet Data:
Real estate, at cost	$4,038,206	$2,882,417	$892,284	$263,505
Investments in partially owned entities	76,967	58,519	16,002	2,446
Total assets	3,625,314	2,486,824	830,228	308,262

	For the Year Ended December 31, 2014
(Amounts in thousands)	Total	Office	Multifamily	Other
Total revenues	$472,923	$373,680	$59,406	$39,837
Total expenses	334,304	233,582	32,248	68,474

Operating income (loss)	138,619	140,098	27,158	(28,637)
(Loss) income from partially owned entities	(4,667)	(7,355)	888	1,800
Interest and other investment income, net	1,338	1,309	1	28
Interest and debt (expense) benefit	(57,137)	(40,229)	(20,809)	3,901

Income (loss) before income taxes	78,153	93,823	7,238	(22,908)
Income tax provision	(242)	(14)	—	(228)

Net income (loss)	77,911	93,809	7,238	(23,136)
Interest and debt expense (benefit)(2)	68,541	51,633	20,809	(3,901)
Depreciation and amortization(2)	125,145	108,743	13,535	2,867
Income tax expense(2)	288	60	—	228

EBITDA(1)	$271,885	$254,245	$41,582	$(23,942	)(3)

Balance Sheet Data:
Real estate, at cost	$3,809,213	$2,841,744	$622,214	$345,255
Investments in partially owned entities	77,436	61,298	15,008	1,130
Total assets	3,411,198	2,450,426	572,597	388,175

See notes on following page.

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

15. SEGMENT INFORMATION (Continued)

	For the Year Ended December 31, 2013
(Amounts in thousands)	Total	Office	Multifamily	Other
Total revenues	$476,311	$375,862	$60,475	$39,974
Total expenses	326,637	229,333	30,923	66,381

Operating income (loss)	149,674	146,529	29,552	(26,407)
(Loss) income from partially owned entities	(7,808)	(8,129)	321	—
Interest and other investment income, net	129	121	1	7
Interest and debt (expense) benefit	(65,814)	(46,310)	(20,415)	911

Income (loss) before income taxes	76,181	92,211	9,459	(25,489)
Income tax benefit (provision)	12,480	13,566	—	(1,086)

Net income (loss)	88,661	105,777	9,459	(26,575)
Interest and debt expense (benefit)(2)	76,971	57,468	20,415	(912)
Depreciation and amortization(2)	123,553	107,340	13,477	2,736
Income tax (benefit) expense(2)	(14,155)	(15,241)	—	1,086

EBITDA(1)	$275,030	$255,344	$43,351	$(23,665	)(3)

Balance Sheet Data:
Real estate, at cost	$3,700,763	$2,795,979	$614,734	$290,050
Investments in partially owned entities	76,125	61,715	14,205	205
Total assets	3,283,750	2,370,167	584,899	328,684

(1)
We consider EBITDA a non-GAAP financial measure for making decisions and assessing the unlevered performance of our segments as it relates to the total return on assets as opposed to the levered return on equity. As assets are bought and sold based on a multiple of EBITDA, we utilize this measure to make investment decisions as well as to compare the performance of our assets to that of our peers. EBITDA should not be considered a substitute for net income. EBITDA may not be comparable to similarly titled measures employed by other companies.

(2)
Interest and debt expense (benefit), depreciation and amortization and income tax expense (benefit) in the reconciliation of net income (loss) to EBITDA includes our share of these items from partially owned entities.

(3)
The elements of "Other" EBITDA are summarized below.

	For the Year Ended December 31,
(Amounts in thousands)	2015	2014	2013
General and administrative expenses	$(45,936)	$(47,530)	$(47,862)
Management Company	16,314	16,778	19,321
Other investments	4,649	6,810	4,876

Total Other EBITDA	$(24,973)	$(23,942)	$(23,665)

16. SUBSEQUENT EVENTS

              Subsequent events have been evaluated through January 23, 2017, the date that these financial statements were available to be issued.

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
December 31, 2015
(Amounts in thousands)

Column A	Column B	Column C	Column D	Column E
Description	Balance at Beginning of Year	Additions Charged Against Operations	Uncollectible Accounts Written-off	Balance at End of Year
Year Ended December 31, 2015:
Allowance for doubtful accounts	$2,514	$1,407	$510	$4,431

Year Ended December 31, 2014:
Allowance for doubtful accounts	$2,026	$1,721	$(1,233)	$2,514

Year Ended December 31, 2013:
Allowance for doubtful accounts	$1,177	$1,337	$(488)	$2,026

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2015

(Amounts in thousands)

Column A	Column B	Column C		Column D	Column E			Column F	Column G	Column H	Column I
		Initial cost to company			Gross amount at which carried at close of period
Description	Encumbrances(1)	Land	Building and improvements	Costs capitalized subsequent to acquisition	Land	Buildings and improvements	Total(2)	Accumulated depreciation and amortization	Date of construction(3)	Date acquired	Depreciation in latest income statement is computed
1800, 1851 and 1901 South Bell Street	$—	$37,551	$118,806	$(4,269)	$37,551	$114,537	$152,088	$35,454	1968	2002		(4)
2001 Jefferson Davis Highway, 2100/2200 Crystal Drive, 223 23rd Street, 2221 South Clark Street, Crystal City Shops at 2100, 220 20th Street	69,869	57,213	131,206	215,597	57,070	346,946	404,016	81,180	1964 - 1969	2002		(4)
1550 - 1750 Crystal Drive/ 241 - 251 18th Street	38,706	64,817	218,330	79,201	64,652	297,696	362,348	101,272	1974 - 1980	2002		(4)
Crystal City Hotel	—	8,000	47,191	10,888	8,000	58,079	66,079	16,262	1968	2004		(4)
Crystal Drive Retail	—	—	20,465	7,294	—	27,759	27,759	11,493	2004	2004		(4)
S. Clark Street/ 12th Street—5 buildings	55,723	63,420	231,267	78,426	63,291	309,822	373,113	101,024	1981, 1983 - 1987	2002		(4)
2011 - 2451 Crystal Drive	220,248	100,935	409,920	149,217	100,228	559,844	660,072	213,613	1984 - 1989	2002		(4)
2200 / 2300 Clarendon Blvd	23,250	—	105,475	49,165	—	154,640	154,640	56,063	1988 - 1989	2002		(4)
1730 M Street, NW	14,853	10,095	17,541	11,863	10,687	28,812	39,499	11,086	1963	2002		(4)
1150 17th Street, NW	28,728	23,359	24,876	14,388	24,723	37,900	62,623	31,700	1970	2002		(4)
2101 L Street, NW	146,222	32,815	51,642	84,372	39,768	129,061	168,829	35,594	1975	2003		(4)
Democracy Plaza One	—	—	33,628	6,103	—	39,731	39,731	18,189	1987	2002		(4)
Commerce Executive	—	13,401	58,705	25,080	13,140	84,046	97,186	29,088	1985 - 1989	2002		(4)
South Capitol	—	4,009	6,273	(1,920)	—	8,362	8,362	—		2005		(4)
Bowen Building—875 15th Street, NW	115,022	30,077	98,962	2,835	30,176	101,698	131,874	26,980	2004	2005		(4)

 SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2015

(Amounts in thousands)

Column A	Column B	Column C		Column D	Column E			Column F	Column G	Column H	Column I
		Initial cost to company			Gross amount at which carried at close of period
Description	Encumbrances(1)	Land	Building and improvements	Costs capitalized subsequent to acquisition	Land	Buildings and improvements	Total(2)	Accumulated depreciation and amortization	Date of construction(3)	Date acquired	Depreciation in latest income statement is computed
H Street	—	1,763	641	41	1,763	682	2,445	178		2005		(4)
1726 M Street, NW	—	9,450	22,062	3,433	9,455	25,490	34,945	21,502	1964	2006		(4)
Universal Buildings 1825 - 1875 Connecticut Ave NW	185,000	69,393	143,320	12,555	68,612	156,656	225,268	38,670	1956, 1963	2007		(4)
RiverHouse Apartments	307,710	118,421	125,078	73,611	138,854	178,256	317,110	40,965		2007		(4)
H Street—North 10-1D Land Parcel	—	104,473	55	(33,069)	61,970	9,489	71,459	—		2007		(4)
H Street—Warehouses	—	106,946	1,326	186,466	124,585	170,153	294,738	67		2007		(4)
WestEnd25 Apartments	101,671	67,049	5,039	106,814	68,198	110,704	178,902	17,389		2007		(4)
1109 South Capitol St	—	11,541	178	(253)	11,597	(131)	11,466	—		2007		(4)
1399 New York Ave, NW	—	33,481	67,363	7,047	34,178	73,713	107,891	10,138		2011		(4)
Other	—	—	51,767	(25,234)	—	26,533	26,533	(303)

	$1,307,002	$968,209	$1,991,116	$1,059,651	$968,498	$3,050,478	$4,018,976	$897,604

Leasehold Improvements Equipment and Other	—	—	—	19,230	—	19,230	19,230	10,629

Total	$1,307,002	$968,209	$1,991,116	$1,078,881	$968,498	$3,069,708	$4,038,206	$908,233

(1)
Represents the contractual debt obligations.

(2)
The net basis of our assets and liabilities for tax reporting purposes is approximately $1.6 billion lower than the amount reported for financial statement purposes.

(3)
Date of original construction—many assets have had substantial renovation or additional construction—see Column D.

(4)
Depreciation of the buildings and improvements is calculated over lives ranging from the life of the lease to 40 years.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

(Amounts in thousands)

              The following is a reconciliation of real estate and accumulated depreciation:

	Year Ended December 31,
	2015	2014	2013
Real Estate
Balance at beginning of period	$3,809,213	$3,700,763	$3,641,205
Additions during the period
Land	—	15,228	—
Building & improvements	252,113	128,905	101,083

	4,061,326	3,844,896	3,742,288
Less: Assets sold and written-off	(23,120)	(35,683)	(41,525)

Balance at end of period	$4,038,206	$3,809,213	$3,700,763

Accumulated Depreciation
Balance at beginning of period	$797,806	$732,707	$661,597
Additions charged to operating expenses	133,582	100,471	96,470

	931,388	833,178	758,067
Less: Accumulated depreciation on assets sold and written-off	(23,155)	(35,372)	(25,360)

Balance at end of period	$908,233	$797,806	$732,707

VORNADO INCLUDED ASSETS

COMBINED BALANCE SHEETS

(Unaudited)

(Amounts in thousands)

	September 30, 2016	December 31, 2015
ASSETS
Real estate, at cost:
Land	$934,317	$968,498
Buildings and improvements	2,985,441	2,750,496
Construction in progress	181,614	299,982
Leasehold improvements and equipment	20,855	19,230

Total	4,122,227	4,038,206
Accumulated depreciation and amortization	(911,288)	(908,233)

Real estate, net	3,210,939	3,129,973
Cash and cash equivalents	35,283	74,966
Restricted cash	2,246	5,480
Tenant and other receivables, net of allowance for doubtful accounts of $4,173 and $4,199	31,996	30,437
Investments in partially owned entities	93,398	76,967
Receivable arising from the straight-lining of rents, net of allowance of $473 and $232	131,809	121,271
Identified intangible assets, net of accumulated amortization of $13,833 and $13,379	3,270	3,803
Deferred leasing costs, net of accumulated amortization of $58,769 and $55,317	94,567	96,429
Receivable from Vornado	81,403	79,000
Other assets, including prepaid expenses	18,418	6,988

	$3,703,329	$3,625,314

LIABILITIES AND EQUITY
Mortgages payable, net of deferred financing costs	$1,180,185	$1,302,956
Payable to Vornado	241,188	82,912
Accounts payable and accrued expenses	35,803	54,092
Identified intangible liabilities, net of accumulated amortization of $24,777 and $23,702	11,925	13,001
Other liabilities	42,769	63,426

Total liabilities	1,511,870	1,516,387

Commitments and contingencies
Parent equity	2,190,951	2,108,412
Noncontrolling interest in consolidated subsidiaries	508	515

Total equity	2,191,459	2,108,927

	$3,703,329	$3,625,314

See notes to combined financial statements.

VORNADO INCLUDED ASSETS

COMBINED STATEMENTS OF INCOME

(Unaudited)

(Amounts in thousands)

	Nine Months Ended September 30,
	2016	2015
REVENUE
Property rentals	$299,498	$291,740
Tenant expense reimbursements	28,428	30,724
Development, management and other service revenues	18,573	16,158
Other income	9,980	12,801

Total revenue	356,479	351,423

EXPENSES
Depreciation and amortization	98,291	110,277
Property operating	86,809	86,437
Real estate taxes	43,712	44,256
General and administrative	38,814	33,603
Ground rent	1,305	880

Total expenses	268,931	275,453

Operating income	87,548	75,970
Loss from partially owned entities	(3,970)	(6,120)
Interest and other investment income, net	2,544	2,316
Interest and debt expense	(38,662)	(38,341)

Income before income taxes	47,460	33,825
Income tax provision	(884)	(182)

Net income attributable to the Vornado Included Assets	$46,576	$33,643

See notes to combined financial statements.

VORNADO INCLUDED ASSETS

COMBINED STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

(Amounts in thousands)

	Total Equity	Parent Equity	Noncontrolling Interest in Consolidated Subsidiaries
Balance, December 31, 2015	$2,108,927	$2,108,412	$515
Net income attributable to the Vornado Included Assets	46,576	46,576	—
Deferred compensation shares and options, net	3,486	3,486	—
Contributions/(distributions), net	32,470	32,477	(7)

Balance, September 30, 2016	$2,191,459	$2,190,951	$508

Balance, December 31, 2014	$2,042,369	$2,041,801	$568
Net income attributable to the Vornado Included Assets	33,643	33,643	—
Deferred compensation shares and options, net	3,445	3,445	—
Contributions/(distributions), net	(4,410)	(4,367)	(43)

Balance, September 30, 2015	$2,075,047	$2,074,522	$525

See notes to combined financial statements.

VORNADO INCLUDED ASSETS

COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in thousands)

	Nine Months Ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income attributable to the Vornado Included Assets	$46,576	$33,643
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of debt issuance costs	99,612	111,838
Straight-lining of rental income	(10,772)	(8,106)
Loss from partially owned entities	3,970	6,120
Distributions of income from partially owned entities	1,279	1,600
Amortization of below-market leases, net	(1,012)	(1,133)
Other non-cash adjustments	7,445	4,178
Change in operating assets and liabilities:
Tenant and other receivables, net	(2,177)	(84)
Prepaid assets	(11,979)	(9,930)
Other assets	(7,783)	(12,731)
Accounts payable and accrued expenses	(4,091)	22,178
Other liabilities	(19,427)	(23,533)

Net cash provided by operating activities	101,641	124,040

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to real estate	(133,524)	(49,300)
Development costs and construction in progress	(51,915)	(107,548)
Investments in partially owned entities	(21,900)	(4,591)
Restricted cash	3,234	(42)
Distributions of capital from partially owned entities	219	—
Proceeds from repayment of Vornado receivable	—	2,000

Net cash used in investing activities	(203,886)	(159,481)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings from Vornado	39,000	32,600
Contributions/(distributions), net	32,477	(4,367)
Repayments of borrowings	(8,871)	(301,931)
Debt issuance costs	(37)	(2,347)
Distributions to noncontrolling interests	(7)	(43)
Proceeds from borrowings	—	341,460
Repayment of borrowings from Vornado	—	(13,600)

Net cash provided by financing activities	62,562	51,772

Net (decrease) increase in cash and cash equivalents	(39,683)	16,331
Cash and cash equivalents at beginning of period	74,966	12,018

Cash and cash equivalents at end of period	$35,283	$28,349

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Transfer of mortgage payable to Vornado	$115,022	$—

Write-off of fully depreciated assets	$(87,220)	$(11,021)

Cash payments for interest, excluding capitalized interest of $3,690 and $4,598, respectively	$37,540	$37,157

Accrued capital expenditures included in accounts payable and accrued expenses	$15,206	$32,472

Cash payments for income taxes	$1,087	$647

Accrued lease assumption costs for lease incentives	$—	$31,454

See notes to combined financial statements.

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION

              JBG SMITH Properties ("JBG SMITH") was organized by Vornado Realty Trust (NYSE: VNO) ("Vornado") as a Maryland real estate investment trust on October 27, 2016 (capitalized on November 22, 2016). JBG SMITH was formed for the purpose of receiving, via contribution from Vornado, all of the assets and liabilities of Vornado's Washington, DC segment (excluding Vornado's Skyline assets, 7.5% interest in Fashion Centre Mall and its 20% interest in Fairfax Square) (the "Vornado Included Assets"), and combining Vornado's Washington, DC segment (which operates as Vornado / Charles E. Smith) and the management business and certain Washington, DC assets of the JBG Companies. In addition, JBG SMITH will acquire certain assets of the JBG Companies, such that JBG SMITH will ultimately own and operate a portfolio of Washington, DC metropolitan area real estate, comprised of (i) 72 operating assets aggregating approximately 21.4 million square feet (16.9 million square feet at our share), comprised of 52 office assets aggregating over 14.8 million square feet (12.6 million square feet at our share), 16 multifamily assets aggregating 6,432 units (4,495 units at our share) and four other assets aggregating approximately 785,000 square feet (350,000 square feet at our share); (ii) four wholly owned office, multifamily and retail assets under construction totaling approximately 821,000 square feet; (iii) nine near-term development office and multifamily assets totaling over 2.1 million estimated square feet (2.0 million square feet at our share) and (iv) 47 future development assets totaling approximately 23.5 million square feet (18.6 million square feet at our share) of estimated potential development density. JBG SMITH is currently a wholly owned subsidiary of Vornado, and has no material assets or operations to date. All references to "we," "us," "our," and "the Company" refer to the Vornado Included Assets.

              Pursuant to a separation agreement, Vornado will distribute 100% of the common shares of JBG SMITH on a pro rata basis to the holders of its common shares as of the record date. To date, JBG SMITH has not conducted any business as a separate company and has no material assets and liabilities. The operations of the Vornado Included Assets are presented as if the transfer had been consummated prior to all historical periods presented in the accompanying condensed combined financial statements at the carrying amounts of such assets and liabilities reflected in Vornado's books and records.

              JBG SMITH will enter into agreements with Vornado under which Vornado will provide various services to it, including information technology, financial reporting and SEC compliance, and possibly other matters. The charges for these services will be estimated based on an hourly or per transaction fee arrangement including reimbursement for out-of-pocket expenses. We believe that the terms are comparable to those that would have been negotiated on an arm's-length basis.

              JBG SMITH's revenues are derived primarily from leases with office and multifamily tenants, including fixed rents and reimbursements from tenants for certain expenses such as real estate taxes, property operating expenses, and repairs and maintenance.

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION (Continued)

              Only the U.S. federal government accounted for 10% or more of revenue, as follows:

	Revenues for the Nine Months Ended September 30,
(Amounts in thousands)	2016	2015
Tenant:
U.S. federal government	$74,939	$76,616
Percentage of Office segment revenues	27.3%	27.5%
Percentage of total revenues	21.0%	21.8%

2. BASIS OF PRESENTATION AND COMBINATION

              The accompanying condensed combined financial statements include the Vornado Included Assets, all of which are under common control of Vornado. The assets and liabilities in these combined financial statements have been carved out of Vornado's books and records at their historical carrying amounts. All significant intercompany transactions have been eliminated.

              The historical financial results for the carved out assets reflect charges for certain corporate costs which we believe are reasonable. These charges were based on either actual costs incurred or a proportion of costs estimated to be applicable to the Vornado Included Assets based on an analysis of key metrics, including total revenues. Such costs do not necessarily reflect what the actual costs would have been if the Vornado Included Assets were operating as a separate standalone public company. These charges are discussed further in Note 3—Related Party Transactions.

              The accompanying combined financial statements have been prepared on a carve-out basis in accordance with accounting principles generally accepted in the United States ("GAAP"). GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and revenues and expenses during the reporting periods. Actual results could differ from these estimates.

              Subsequent to the transfer of assets to JBG SMITH and the distribution of JBG SMITH's common shares to Vornado's shareholders, JBG SMITH expects to operate in a manner intended to enable it to qualify as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"). Under those sections, a REIT which distributes at least 90% of its REIT taxable income as a dividend to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. Since Vornado operates as a REIT and distributes 100% of taxable income to its shareholders, no provision for Federal income taxes has been made in the accompanying combined financial statements. The Vornado Included Assets are subject to certain other taxes, including state and local taxes which are included in "income tax (provision) benefit" in the combined statements of income.

              Presentation of earnings per share information is not applicable in these carved out combined financial statements, since these assets and liabilities are owned by Vornado.

              The Vornado Included Assets aggregate assets into two reportable segments—office and multifamily—because all of the assets in each segment have similar economic characteristics and we will provide similar products and services to similar types of office and multifamily tenants.

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

3. RELATED PARTY TRANSACTIONS

              As described in Note 1—Organization, the accompanying combined financial statements present the operations of the office and multifamily assets as carved out from the financial statements of Vornado. Certain centralized corporate costs borne by Vornado for management and other services including, but not limited to, accounting, reporting, legal, tax, information technology and human resources have been allocated to the assets in the combined financial statements using reasonable allocation methodologies. The total amounts allocated in the nine months ended September 30, 2016 and 2015 were $16,699,000 and $15,110,000, respectively. These allocated amounts are included as a component of general and administrative expenses on the combined statements of income and do not necessarily reflect what actual costs would have been if the Vornado Included Assets were a separate standalone public company. Actual costs may be materially different. Allocated amounts for the nine months ended September 30, 2016 and 2015 are not necessarily indicative of allocated amounts for the full-year's periods.

              In August 2014, we completed a $185,000,000 financing of the Universal buildings, a 690,000 square foot office complex located in Washington, DC. In connection with this financing, pursuant to a note agreement dated August 12, 2014, we used a portion of the financing proceeds and made a $86,000,000 loan to Vornado at LIBOR plus 2.9% (4.43% at September 30, 2016) due August 2019. During 2015, Vornado repaid $7,000,000 of the loan receivable. As of September 30, 2016 and December 31, 2015, the balance of the receivable from Vornado was $79,000,000. During the nine months ended September 30, 2016 and 2015, we recognized interest income of $2,403,000 and $2,262,000, respectively, on this loan receivable. Vornado intends to repay the outstanding balance of $79,000,000 at the time of the distribution.

              In connection with the development of the Bartlett, in February 2015, we entered into a note agreement with Vornado whereby we can borrow up to $50,000,000 at LIBOR plus 2.9% (4.11% at September 30, 2016). On October 1, 2015, the note agreement was amended and the maximum borrowing under the note agreement was increased to $100,000,000. In April 2016, we entered into an additional note agreement with Vornado whereby we can borrow up to $60,000,000 at LIBOR plus 2.9% (4.11% at September 30, 2016). The maximum total borrowing capacity under these note agreements is $160,000,000 and matures in February 2020. As of September 30, 2016 and December 31, 2015, the amounts outstanding under these note agreements were $124,956,000 and $82,912,000, respectively, and are recorded in "Payable to Vornado" on our combined balance sheets. Vornado intends to contribute to JBG SMITH these note agreements at the time of the distribution. During the nine months ended September 30, 2016 and 2015, we incurred interest expense of $3,044,000 and $39,000, respectively.

              In June 2016, the $115,022,000 mortgage loan (including $608,000 of accrued interest) secured by the Bowen Building, a 231,000 square foot office building located in Washington, DC, was repaid with proceeds of a $115,630,000 draw on Vornado's revolving credit facility. Given that the $115,630,000 draw on Vornado's credit facility is secured by an interest in the property, such amount is recorded in "Payable to Vornado" on the combined balance sheet as of September 30, 2016. The mortgage will be assigned to JBG SMITH and the note will be repaid with new financing proceeds from JBG SMITH. During the nine months ended September 30, 2016, we incurred interest expense of $602,000.

              We have agreements with Building Maintenance Services ("BMS"), a wholly owned subsidiary of Vornado, to supervise cleaning, engineering and security services at our properties. For the nine months ended September 30, 2016 and 2015, we paid BMS $9,414,000 and $9,292,000, respectively.

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

4. INVESTMENTS IN PARTIALLY OWNED ENTITIES

    The Warner Building

              On May 6, 2016, the joint venture, in which we have a 55% ownership interest, completed a $273,000,000 refinancing of The Warner Building, a 621,000 square foot Washington, DC office building. The loan matures in June 2023, has a fixed rate of 3.65%, is interest-only for the first two years and amortizes based on a 30-year schedule beginning in year three. The property was previously encumbered by a 6.26%, $293,000,000 mortgage which matured in May 2016.

              Below are schedules summarizing our investments in, and (loss) income from, partially owned entities.

		Balance as of
	Percentage Ownership at September 30, 2016
(Amounts in thousands)		September 30, 2016	December 31, 2015
Investments:
Rosslyn Plaza	43.7% to 50.4%	$46,189	$49,435
Warner Building	55%	37,098	20,558
1101 17th Street	55%	(3,234)	(4,501)
Other investments	Various	13,345	11,475

		$93,398	$76,967

		Nine Months Ended September 30,
	Ownership at September 30, 2016
(Amounts in thousands)		2016	2015
Our Share of Net (Loss) Income:
Rosslyn Plaza	43.7% to 50.4%	$(2,767)	$(2,293)
Warner Building	55%	(2,577)	(5,401)
1101 17th Street	55%	1,311	1,202
Other investments	Various	63	372

		$(3,970)	$(6,120)

    Summary of Condensed Combined Financial Information

              The following is a summary of condensed combined financial information for all of our partially owned entities for the nine months ended September 30, 2016 and 2015.

	Nine Months Ended September 30,
(Amounts in thousands)	2016	2015
Income Statement:
Total revenue	$65,307	$64,873
Net income	3,379	2,220

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

5. VARIABLE INTEREST ENTITIES

              At September 30, 2016 and December 31, 2015, we had several unconsolidated variable interest entities. We do not consolidate these entities because we are not the primary beneficiary and the nature of our involvement in the activities of these entities does not give us power over decisions that significantly affect these entities' economic performance. We account for our investment in these entities under the equity method (see Note 4—Investments in Partially Owned Entities). As of September 30, 2016 and December 31, 2015 the net carrying amounts of our investment in these entities was $40,098,000 and $21,875,000, respectively, and our maximum exposure to loss in these entities is limited to our investments.

              We adopted ASU 2015-02 Amendments to the Consolidation Analysis on January 1, 2016, using the modified retrospective method. The adoption of ASU 2015-02 has no material impact on our combined financial statements.

6. MORTGAGES PAYABLE

              The following is a summary of mortgages payable as of September 30, 2016 and December 31, 2015.

			Balance at
(Amounts in thousands)	Maturity	Interest Rate at September 30, 2016	September 30, 2016	December 31, 2015
First mortgages secured by:
RiverHouse Apartments	04/25	1.81%	$307,710	$307,710
Universal Buildings	08/21	2.42%	185,000	185,000
2101 L Street	08/24	3.97%	144,135	146,222
2121 Crystal Drive	03/23	5.51%	142,227	143,983
West End 25	06/21	4.88%	101,196	101,671
1215 Clark Street, 200 12th Street & 251 18th Street	01/25	7.94%	91,893	94,429
2011 Crystal Drive	08/17	7.30%	75,328	76,265
220 20th Street	02/18	4.61%	68,789	69,869
1730 M Street and 1150 17th Street	02/17(1)	1.77%	43,581	43,581
2200/2300 Clarendon Boulevard (Courthouse Plaza)	05/20	2.11%	23,250	23,250
Bowen Building(2)	—	—	—	115,022

Total			1,183,109	1,307,002
Deferred financing costs, net and other			(2,924)	(4,046)

Total, net			$1,180,185	$1,302,956

Payable to Vornado(2)		2.58%	$241,188	$82,912

(1)
The maturity date was extended for three months in November 2016.

(2)
The mortgage loan, which was scheduled to mature in June 2016, was repaid with proceeds of a $115,630,000 draw on Vornado's revolving credit facility and is secured by an interest on this property, and, accordingly, has been reflected as a component of "Payable to Vornado" on the combined balance sheet as of September 30, 2016. The mortgage will be assigned to JBG SMITH and the note will be repaid with new financing proceeds from JBG SMITH.

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

7. FAIR VALUE MEASUREMENTS

              ASC 820, Fair Value Measurement and Disclosures defines fair value and establishes a framework for measuring fair value. The objective of fair value is to determine the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). ASC 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels: Level 1—quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities; Level 2—observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and Level 3—unobservable inputs that are used when little or no market data is available. The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in our assessment of fair value.

    Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

              There were no financial assets or liabilities measured at fair value on a recurring basis at September 30, 2016 and December 31, 2015.

    Financial Assets and Liabilities Not Measured at Fair Value

              Financial assets and liabilities that are not measured at fair value on the combined balance sheets include cash equivalents and mortgages payable. Cash equivalents are carried at cost, which approximates fair value. The fair value of mortgages payable is calculated by discounting the future contractual cash flows of these instruments using current risk-adjusted rates available to borrowers with similar credit ratings, which are provided by a third-party specialist. The fair value of cash equivalents is classified as Level 1 and the fair value of mortgages payable, payable to Vornado, and receivable from Vornado are classified as Level 2. The table below summarizes the carrying amounts and fair value of these financial instruments as of September 30, 2016 and December 31, 2015.

	As of September 30, 2016		As of December 31, 2015
(Amounts in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$35,283	$35,283	$74,966	$74,966

Receivable from Vornado	$81,403	$81,403	$79,000	$79,000

Liabilities:
Mortgages payable	$1,183,109	$1,231,911	$1,307,002	$1,339,859

Payable to Vornado	$241,188	$241,188	$82,912	$82,912

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

8. INTEREST AND DEBT EXPENSE

              The following is a summary of interest and debt expense for the nine months ended September 30, 2016 and 2015.

	Nine Months Ended September 30,
(Amounts in thousands)	2016	2015
Interest expense	$41,031	$41,378
Amortization of deferred financing costs	1,321	1,561
Capitalized interest and debt expense	(3,690)	(4,598)

	$38,662	$38,341

9. COMMITMENTS AND CONTINGENCIES

    Insurance

              Vornado maintains general liability insurance with limits of $300,000,000 per occurrence and all-risk property and rental value insurance coverage with limits of $2.0 billion per occurrence, with sub-limits for certain perils such as floods and earthquakes on each of Vornado's properties. Vornado also maintains coverage for terrorist acts with limits of $4.0 billion per occurrence and in the aggregate, and $2.0 billion per occurrence and in the aggregate for nuclear, biological, chemical and radiological ("NBCR") terrorism events, as defined by the Terrorism Risk Insurance Program Reauthorization Act, which expires in December 2020. Insurance premiums are charged directly to each of the properties. JBG SMITH intends to obtain appropriate insurance coverage on its own and coverages may differ from those noted above. Also, the resulting insurance premiums may differ materially from amounts included in the accompanying combined financial statements.

              JBG SMITH will continue to monitor the state of the insurance market and the scope and costs of coverage for acts of terrorism. We cannot anticipate what coverage will be available on commercially reasonable terms in the future. We are responsible for deductibles and losses in excess of the insurance coverage, which could be material.

              JBG SMITH's mortgage loans are generally non-recourse and contain customary covenants requiring adequate insurance coverage. Although we believe that we currently have adequate insurance coverage, we may not be able to obtain an equivalent amount of coverage at reasonable costs in the future. If lenders insist on greater coverage than we are able to obtain, it could adversely affect the ability to finance or refinance our properties.

    Other

              There are various legal actions against us in the ordinary course of business. In our opinion, the outcome of such matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

              As of September 30, 2016, we expected to fund additional capital to certain of our partially owned entities aggregating approximately $6,700,000.

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

10. SEGMENT INFORMATION

              Below is a summary of net income and a reconciliation of net income to EBITDA(1) by segment for the nine months ended September 30, 2016 and 2015.

	For the Nine Months Ended September 30, 2016
(Amounts in thousands)	Total	Office	Multifamily	Other
Total revenues	$356,479	$274,960	$49,126	$32,393
Total expenses	268,931	184,020	31,059	53,852

Operating income (loss)	87,548	90,940	18,067	(21,459)
(Loss) income from partially owned entities	(3,970)	(4,488)	770	(252)
Interest and other investment income, net	2,544	2,477	1	66
Interest and debt (expense) benefit	(38,662)	(31,339)	(7,496)	173

Income (loss) before income taxes	47,460	57,590	11,342	(21,472)
Income tax provision	(884)	(103)	—	(781)

Net income (loss)	46,576	57,487	11,342	(22,253)
Interest and debt expense (benefit)(2)	45,739	38,416	7,496	(173)
Depreciation and amortization(2)	108,100	92,172	13,844	2,084
Income tax expense(2)	906	125	—	781

EBITDA(1)	$201,321	$188,200	$32,682	$(19,561)

	For the Nine Months Ended September 30, 2015
(Amounts in thousands)	Total	Office	Multifamily	Other
Total revenues	$351,423	$278,774	$43,537	$29,112
Total expenses	275,453	201,032	25,282	49,139

Operating income (loss)	75,970	77,742	18,255	(20,027)
(Loss) income from partially owned entities	(6,120)	(6,981)	861	—
Interest and other investment income, net	2,316	2,299	—	17
Interest and debt (expense) benefit	(38,341)	(30,775)	(8,370)	804

Income (loss) before income taxes	33,825	42,285	10,746	(19,206)
Income tax (provision) benefit	(182)	476	—	(658)

Net income (loss)	33,643	42,761	10,746	(19,864)
Interest and debt expense (benefit)(2)	47,060	39,494	8,370	(804)
Depreciation and amortization(2)	120,441	107,932	10,339	2,170
Income tax expense (benefit)(2)	120	(538)	—	658

EBITDA(1)	$201,264	$189,649	$29,455	$(17,840)

(1)
We consider EBITDA a non-GAAP financial measure for making decisions and assessing the unlevered performance of our segments as it relates to the total return on assets as opposed to the levered return on equity. As assets are bought and sold based on a multiple of EBITDA, we utilize this measure to make investment decisions as well as to compare the performance of our assets to that of our peers. EBITDA should not be considered a substitute for net income. EBITDA may not be comparable to similarly titled measures employed by other companies.

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

10. SEGMENT INFORMATION (Continued)

(2)
Interest and debt expense (benefit), depreciation and amortization and income tax expense (benefit) in the reconciliation of net income (loss) to EBITDA includes our share of these items from partially owned entities.

(3)
The elements of "Other" EBITDA are summarized on the following page.

	For the Nine Months Ended September 30,
(Amounts in thousands)	2016	2015
General and administrative expenses	$(38,796)	$(33,584)
Management Company	14,412	12,271
Other investments	4,823	3,473

Total Other EBITDA	$(19,561)	$(17,840)

11. SUBSEQUENT EVENTS

              Subsequent events have been evaluated through January 23, 2017, the date that these financial statements were available to be issued.

INDEPENDENT AUDITORS' REPORT

The Partners of
JBG/Operating Partners, L.P.:

We have audited the accompanying combined statement of revenues and expenses from real estate operations (as defined in Note 1) for the year ended December 31, 2015, and the related notes (the "statement").

Management's Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the statement in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement that is free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on the statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined statement of revenues and expenses from real estate operations referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 1 of the statement for the year ended December 31, 2015, in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

We draw attention to Note 1 to the statement, which describes that the accompanying statement was prepared for the purpose of complying with the Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended (for inclusion in the filing of Form 10 of JBG SMITH Properties) and is not intended to be a complete presentation of revenues and expenses. Our opinion is not modified with respect to this matter.

Other Matter

Our audit was conducted for the purpose of forming an opinion on the combined statement as a whole. The accompanying combining information included in Schedule 1 is presented for purposes of additional analysis and is not a required part of the statement. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the statement. The information has been subjected to the auditing procedures applied in the audit of the statement and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the statement or to the statement itself, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the statement as a whole.

/s/ KPMG LLP

McLean, Virginia
January 23, 2017

JBG REAL ESTATE OPERATING ASSETS

Combined Statement of Revenues and Expenses from Real Estate Operations

(dollar amounts in thousands)

For the Year Ended December 31, 2015
Revenue
Property rentals	$128,791
Tenant expense reimbursement	9,592
Other revenue	3,024

Total Revenue	141,407
Expenses
Property operating	44,372
Real estate taxes	19,959
Management fees	4,492

Total Expenses	68,823

Revenues in Excess of Expenses	$72,584

See accompanying notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS

Notes to the Combined Statement of Revenues and Expenses from
Real Estate Operations

For the Year Ended December 31, 2015

(dollar amounts in thousands)

NOTE 1—BASIS OF PRESENTATION

              JBG Real Estate Operating Assets is not a separate or single legal entity, but rather a combination of real estate operating assets and entities under the common management of JBG/Operating Partners, L.P. (the "Partnership") and its consolidated subsidiaries (the "Management Company"). The Management Company earns fees in connection with investment, development, property management, leasing, construction management, tenant improvement construction and finance provided to commercial office, multifamily (both rental and for-sale), retail, and hotel assets. Substantially all fee revenue earned by the Management Company is from services provided to the real estate assets owned by affiliated real estate investment funds (each a "Fund" and collectively, the "Funds") and real estate ventures (the "Ventures"). The Funds hold direct ownership in each real estate asset ("Property Asset") through a separate limited liability company ("Property LLC"). The Funds own equity interests in the Property LLCs. The Ventures also hold interests in real estate assets (the "Venture Assets"). The Management Company, Funds, Ventures, Property Assets, Property LLCs and Venture Assets are collectively referred to as "JBG".

              On October 31, 2016, the Partnership entered into a Master Transaction Agreement (the "Transaction Agreement") with Vornado Realty Trust, Vornado Realty L.P., JBG Properties, Inc., certain affiliates of JBG Properties, Inc., JBG SMITH Properties ("JBG SMITH") and JBG SMITH Properties LP, a Delaware limited partnership and JBG SMITH's subsidiary operating partnership (the "Operating Partnership"), pursuant to which, among other things, the Management Company, the Funds' interests in certain separate limited liability companies who own real estate assets ("Property LLCs"), and interests in the Ventures, will be contributed through a series of formation transactions to the Operating Partnership, in exchange for the right to receive units of limited partnership interest in the Operating Partnership or common shares of JBG SMITH or, in certain circumstances, cash (the "Transaction"). As of the closing of the Transaction, JBG SMITH will be a publicly traded real estate investment trust. Except where the context requires otherwise, "JBG SMITH" refers to JBG SMITH, the Operating Partnership and their consolidated subsidiaries.

              JBG SMITH is expected to acquire up to 100% of the ownership interests in certain Property LLCs from one or more of the following real estate funds, affiliated with the Management Company: JBG Investment Fund VI, L.L.C. ("Fund VI"); JBG Investment Fund VII, L.L.C. ("Fund VII"); JBG Investment Fund VIII, L.L.C. ("Fund VIII"); and JBG Investment Fund IX, L.L.C. ("Fund IX"). JBG SMITH will also acquire interests in several Ventures from the Funds and other affiliates of the Management Company.

              The Management Company, Funds, Ventures, and Property LLCs are not entities under common control or subsidiaries of a common parent. The Property Assets and Venture Assets presented in the combined statement of revenues and expenses from real estate operations and supplementary information presented in Schedule 1 (the "Statement") have been under common management of the Management Company since the date of acquisition by the applicable Fund. The date of acquisition is indicated on the Statement (for assets acquired prior to January 1, 2015, the acquisition date is indicated as "Prior to 2015"). For Property Assets and Venture Assets acquired during 2015, the operating results for these assets have been included in the Statement from the date of acquisition by the applicable Fund through December 31, 2015.

JBG REAL ESTATE OPERATING ASSETS

Notes to the Combined Statement of Revenues and Expenses from
Real Estate Operations (Continued)

For the Year Ended December 31, 2015

(dollar amounts in thousands)

NOTE 1—BASIS OF PRESENTATION (Continued)

              Although JBG SMITH is expected to acquire less than 100% of the equity interests in certain of the Property LLCs and each Venture, the Statement presents 100% of the revenues and expenses from real estate operations for each Property Asset and Venture Asset. The schedule included in the Supplemental Information identifies the selling entity (Fund) and the name of the Venture, and the percentage ownership in each Property Asset or Venture Asset that will be acquired by JBG SMITH.

              The following tables set forth the percentage ownership interests JBG SMITH is expected to acquire in the Property LLCs and Ventures that hold ownership interests in certain Property Assets and Venture Assets. These expected ownership percentages are unaudited as the subject Transaction has not yet occurred and events, facts, and circumstances may change from the date of this combined statement through the date of the Transaction.

              JBG SMITH is expected to acquire 100% of the ownership interests in the Property LLCs that hold the ownership interests in the following Property Assets:

Property Asset—Office	Property Asset—Retail	Property Asset—Multifamily
1233 20th Street	North End Retail I	Falkland Chase—North
1600 K Street		Falkland Chase—South & West
1831 Wiehle Avenue		Fort Totten Square
800 North Glebe Road
Artery Plaza
RTC—West
Summit I
Summit II
Wiehle Avenue Office Building

JBG REAL ESTATE OPERATING ASSETS

Notes to the Combined Statement of Revenues and Expenses from
Real Estate Operations (Continued)

For the Year Ended December 31, 2015

(dollar amounts in thousands)

NOTE 1—BASIS OF PRESENTATION (Continued)

              JBG SMITH is expected to acquire less than 100% of the ownership interests in the Property LLCs and Ventures that hold the ownership interests in the following Property Assets and Venture Assets.

Property Assets and Venture Assets	Type	Anticipated JBG SMITH Ownership (unaudited)
11333 Woodglen Drive	Office	18.0%
Capitol Point—North	Office	59.0%
Courthouse Metro Office	Office	18.0%
L'Enfant Plaza Office—East	Office	49.0%
L'Enfant Plaza Office—North	Office	49.0%
L'Enfant Plaza Retail	Office	49.0%
NoBe II Office	Office	18.0%
Pickett Industrial Park	Office	10.0%
Rosslyn Gateway—North	Office	18.0%
Rosslyn Gateway—South	Office	18.0%
The Foundry	Office	9.9%
Woodglen	Office	18.0%
Stonebridge at Potomac Town Center—Phase I	Retail	10.0%
Atlantic Plumbing	Multifamily	64.0%
Fairway Apartments	Multifamily	10.0%
Galvan	Multifamily	1.8%
The Alaire	Multifamily	18.0%
The Gale Eckington	Multifamily	5.0%
The Terano	Multifamily	1.8%

              The accompanying combined statement of revenues and expenses from real estate operations has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act. Accordingly, the combined statement of revenues and expenses from real estate operations does not reflect the actual operations for the period presented as revenues and expenses from real estate operations and excludes certain revenue and expenses expected to be incurred in the future operations of the Property Assets or Venture Assets. Such items include depreciation, amortization, interest expense, interest income, ground rent expense, and amortization of above- and below-market leases. Revenue includes contractual base and other rent pursuant to the lease agreements, tenant expense reimbursements, and other revenue derived from the operation of the real estate asset. The expenses presented are the direct expenses associated with operating and maintaining the real estate asset and are recognized as incurred. Further, the accompanying combined statement of revenues and expenses from real estate operations does not include any amounts for non-operating real estate assets including future development parcels and Property Assets or Venture Assets in the near-term development, development, and construction phases.

JBG REAL ESTATE OPERATING ASSETS

Notes to the Combined Statement of Revenues and Expenses from
Real Estate Operations (Continued)

For the Year Ended December 31, 2015

(dollar amounts in thousands)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              Principles of Combination—The combined statement of revenues and expenses from real estate operations includes selected accounts of the Property Assets and Venture Assets as described in Note 1. All significant intercompany accounts and transactions have been eliminated in the combined statement of revenues and expenses from real estate operations.

              Revenue Recognition—Property rental revenue is recognized on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset.

              Tenant expense reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. The reimbursements are recognized and presented gross as the Property Assets and Venture Assets are generally the primary obligor with respect to purchasing goods and services from third-party suppliers, have discretion in selecting the supplier, and bear the associated credit risk.

              Other revenue is revenue derived from lease termination fees and the tenants' use of parking and other property facilities. Lease termination fees are recognized when the related leases are canceled and the landlord has no continuing obligation to provide services to such former tenants. Other revenue is recognized when the related services are utilized by the tenants.

              Use of Estimates—Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and expenses from real estate operations during the reporting period to present the statement of revenues and expenses from real estate operations in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

NOTE 3—SUMMARY TABLE (UNAUDITED)

              The following table separately presents the aggregate operating revenues and expenses for the wholly owned Property Assets, and the less than wholly owned consolidated Property Assets. Presentation of amounts as "100% Owned" or "Less Than 100% Owned Consolidated" are unaudited as the subject Transaction has not yet occurred and events, facts, and circumstances may change from

JBG REAL ESTATE OPERATING ASSETS

Notes to the Combined Statement of Revenues and Expenses from
Real Estate Operations (Continued)

For the Year Ended December 31, 2015

(dollar amounts in thousands)

NOTE 3—SUMMARY TABLE (UNAUDITED) (Continued)

the date of this combined statement through the date of the Transaction which may affect a consolidation assessment performed in accordance with U.S. generally accepted accounting principles.

	100% Owned	Less Than 100% Owned Consolidated	Combined
Revenue
Property rentals	$55,661	$—	$55,661
Tenant expense reimbursement	4,349	—	4,349
Other revenue	1,664	—	1,664

Total Revenue	61,674	—	61,674
Expenses
Property operating	18,181	—	18,181
Real estate taxes	8,058	—	8,058
Management fees	1,850	—	1,850

Total Expenses	28,089	—	28,089

Revenues in Excess of Expenses	$33,585	$—	$33,585

NOTE 4—LEASE COMMITMENTS

              There are various lease agreements in place with tenants to lease space in the Property Assets and Venture Assets. As of December 31, 2015, the minimum future cash rents receivable under non-cancelable operating leases in each of the next five years and thereafter are as follows:

2016	$101,466
2017	93,837
2018	86,385
2019	77,439
2020	68,376
Thereafter	198,708

$626,211

              Leases generally require reimbursement of the tenant's proportional share of common area, real estate taxes, and other operating expenses, which are excluded from the amounts above. Future cash rents receivable on multifamily real estate operating assets are excluded from the table above as the lease terms are generally one year or less.

NOTE 5—TENANT CONCENTRATIONS

              For the year ended December 31, 2015, 15% of total combined revenue was recognized from one government agency tenant.

JBG REAL ESTATE OPERATING ASSETS

Notes to the Combined Statement of Revenues and Expenses from
Real Estate Operations (Continued)

For the Year Ended December 31, 2015

(dollar amounts in thousands)

NOTE 6—RELATED PARTY TRANSACTIONS

              The Management Company provides all property management and related services for the Property Assets and Venture Assets, which are calculated as a percentage of rental revenue or gross receipts. These fees, which have been recorded as management fees in the accompanying Statement, totaled $4,492 for the year ended December 31, 2015.

NOTE 7—SUBSEQUENT EVENTS

              Subsequent events were evaluated through January 23, 2017, the date the combined statement of revenues and expenses from real estate operations was available to be issued.

JBG REAL ESTATE OPERATING ASSETS
Supplemental Information—Schedule 1
Combined Statement of Revenues and Expenses from Real Estate Operations
For the Year Ended December 31, 2015
(dollar amounts in thousands)

	Office
	Capitol Point— North(1)	L'Enfant Plaza Office— East(2)	L'Enfant Plaza Office— North(2)	L'Enfant Plaza Retail(2)	1233 20th Street
Revenue
Property rentals	$1,085	$18,161	$8,818	$4,586	$5,890
Tenant expense reimbursement	11	1,441	186	933	187
Other revenue	28	78	52	31	62

Total Revenue	1,124	19,680	9,056	5,550	6,139
Expenses
Property operating	324	3,991	3,353	3,162	1,467
Real estate taxes	499	2,993	1,903	720	1,222
Management fees	60	592	273	140	153

Total Expenses	883	7,576	5,529	4,022	2,842

Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$241	$12,104	$3,527	$1,528	$3,297

Acquisition Date	Prior to 2015	Prior to 2015	Prior to 2015	Prior to 2015	Prior to 2015
Affiliated Seller	Fund VI/Urban Direct	Fund VI/Urban Direct	Fund VI/Urban Direct	Fund VI/Urban Direct	Fund VIII
Anticipated JBG SMITH Ownership (Unaudited)	59.0%	49.0%	49.0%	49.00%	100.0%
Anticipated Financial Statement Presentation by Combined Entity (Unaudited)	Non-Consolidated	Non-Consolidated	Non-Consolidated	Non-Consolidated	Consolidated
Jurisdiction	DC	DC	DC	DC	DC

(1)  Fund VI currently owns 50.0% and Urban Direct currently owns 9.0%.

(2)  Fund VI currently owns 37.8% and Urban Direct currently owns 11.2%.

Note:  This schedule is presented for the purposes of additional analysis and is not a required part of the Statement. The terms "consolidated" and "non-consolidated" reflect management's preliminary conclusion with respect to presentation of such assets in JBG SMITH's financial statements upon completion of the transaction described in Note 1 and is therefore unaudited.

See accompanying independent auditors' report.

JBG REAL ESTATE OPERATING ASSETS
Supplemental Information—Schedule 1 (Continued)
Combined Statement of Revenues and Expenses from Real Estate Operations
For the Year Ended December 31, 2015
(dollar amounts in thousands)

	Office—Continued
	The Foundry	1600 K Street	Subtotal DC Office
Revenue
Property rentals	$8,798	$3,526	$50,864
Tenant expense reimbursement	227	200	3,185
Other revenue	168	114	533

Total Revenue	9,193	3,840	54,582
Expenses
Property operating	2,790	1,208	16,295
Real estate taxes	1,810	626	9,773
Management fees	230	96	1,544

Total Expenses	4,830	1,930	27,612

Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$4,363	$1,910	$26,970

Acquisition Date	Prior to 2015	Prior to 2015
Affiliated Seller	Fund IX	Fund VII
Anticipated JBG SMITH Ownership (Unaudited)	9.9%	100.0%
Anticipated Financial Statement Presentation by Combined Entity (Unaudited)	Non-Consolidated	Consolidated
Jurisdiction	DC	DC

See accompanying independent auditors' report.

JBG REAL ESTATE OPERATING ASSETS
Supplemental Information—Schedule 1 (Continued)
Combined Statement of Revenues and Expenses from Real Estate Operations
For the Year Ended December 31, 2015
(dollar amounts in thousands)

	Office—Continued
	Courthouse Metro Office	Rosslyn Gateway— North	Rosslyn Gateway— South	Pickett Industrial Park	1831 Wiehle Avenue	Wiehle Avenue Office Building
Revenue
Property rentals	$518	$4,878	$2,829	$1,758	$1,904	$687
Tenant expense reimbursement	63	239	54	439	256	52
Other revenue	64	16	3	4	(1)	3

Total Revenue	645	5,133	2,886	2,201	2,159	742
Expenses
Property operating	337	1,533	969	468	649	372
Real estate taxes	115	365	361	171	161	67
Management fees	60	147	92	67	63	30

Total Expenses	512	2,045	1,422	706	873	469

Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$133	$3,088	$1,464	$1,495	$1,286	$273

Acquisition Date	Prior to 2015	Prior to 2015	Prior to 2015	June 1, 2015	Prior to 2015	July 1, 2015
Affiliated Seller	Urban Direct	Urban Direct	Urban Direct	Fund IX	Fund VIII/Urban Direct	Fund VIII
Anticipated JBG SMITH Ownership (Unaudited)	18.0%	18.0%	18.0%	10.0%	100.0%	100.0%
Anticipated Financial Statement Presentation by Combined Entity (Unaudited)	Non-Consolidated	Non-Consolidated	Non-Consolidated	Non-Consolidated	Consolidated	Consolidated
Jurisdiction	VA	VA	VA	VA	VA	VA

See accompanying independent auditors' report.

JBG REAL ESTATE OPERATING ASSETS
Supplemental Information—Schedule 1 (Continued)
Combined Statement of Revenues and Expenses from Real Estate Operations
For the Year Ended December 31, 2015
(dollar amounts in thousands)

	Office—Continued
	800 North Glebe Road	Summit I	Summit II	RTC—West	Subtotal VA Office
Revenue
Property rentals	$8,857	$—	$3,780	$10,888	$36,099
Tenant expense reimbursement	2,824	—	60	109	4,096
Other revenue	626	—	—	453	1,168

Total Revenue	12,307	—	3,840	11,450	41,363
Expenses
Property operating	2,492	689	1,268	3,781	12,558
Real estate taxes	1,735	214	377	1,368	4,934
Management fees	358	—	98	298	1,213

Total Expenses	4,585	903	1,743	5,447	18,705

Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$7,722	$(903)	$2,097	$6,003	$22,658

Acquisition Date	Prior to 2015	Prior to 2015	Prior to 2015	Prior to 2015
Affiliated Seller	Fund VII/Urban Direct	Fund VIII	Fund VIII	Fund VIII
Anticipated JBG SMITH Ownership (Unaudited)	100.0%	100.0%	100.0%	100.0%
Anticipated Financial Statement Presentation by Combined Entity (Unaudited)	Consolidated	Consolidated	Consolidated	Consolidated
Jurisdiction	VA	VA	VA	VA

See accompanying independent auditors' report.

JBG REAL ESTATE OPERATING ASSETS
Supplemental Information—Schedule 1 (Continued)
Combined Statement of Revenues and Expenses from Real Estate Operations
For the Year Ended December 31, 2015
(dollar amounts in thousands)

	Office—Continued
	11333 Woodglen Drive	NoBe II Office	Woodglen	Artery Plaza	Subtotal MD Office	Total Office
Revenue
Property rentals	$1,839	$1,037	$84	$11,062	$14,022	$100,985
Tenant expense reimbursement	392	87	—	376	855	8,136
Other revenue	142	35	—	118	295	1,996

Total Revenue	2,373	1,159	84	11,556	15,172	111,117
Expenses
Property operating	905	1,047	39	2,576	4,567	33,420
Real estate taxes	217	290	39	905	1,451	16,158
Management fees	57	33	—	316	406	3,163

Total Expenses	1,179	1,370	78	3,797	6,424	52,741

Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$1,194	$(211)	$6	$7,759	$8,748	$58,376

Acquisition Date	Prior to 2015	Prior to 2015	Prior to 2015	Prior to 2015
Affiliated Seller	Urban Direct	Urban Direct	Urban Direct	Fund VI
Anticipated JBG SMITH Ownership (Unaudited)	18.0%	18.0%	18.0%	100.0%
Anticipated Financial Statement Presentation by Combined Entity (Unaudited)	Non-Consolidated	Non-Consolidated	Non-Consolidated	Consolidated
Jurisdiction	MD	MD	MD	MD

See accompanying independent auditors' report.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations

For the Year Ended December 31, 2015

(dollar amounts in thousands)

	Retail
	North End Retail I	Subtotal DC Retail
Revenue
Property rentals	$132	$132
Tenant expense reimbursement	16	16
Other revenue	1	1

Total Revenue	149	149
Expenses
Property operating	43	43
Real estate taxes	8	8
Management fees	12	12

Total Expenses	63	63

Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$86	$86

Acquisition Date	Prior to 2015
Affiliated Seller	Fund VII
Anticipated JBG SMITH Ownership (Unaudited)	100.0%
Anticipated Financial Statement Presentation by Combined Entity (Unaudited)	Consolidated
Jurisdiction	DC

See accompanying independent auditors' report.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations

For the Year Ended December 31, 2015

(dollar amounts in thousands)

	Retail—Continued
	Stonebridge at Potomac Town Center—Phase I	Subtotal VA Retail	Total Retail
Revenue
Property rentals	$553	$553	$685
Tenant expense reimbursement	133	133	149
Other revenue	6	6	7

Total Revenue	692	692	841
Expenses
Property operating	6	6	49
Real estate taxes	91	91	99
Management fees	—	—	12

Total Expenses	97	97	160

Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$595	$595	$681

Acquisition Date	December 10, 2015
Affiliated Seller	Fund IX
Anticipated JBG SMITH Ownership (Unaudited)	10.0%
Anticipated Financial Statement Presentation by Combined Entity (Unaudited)	Non-Consolidated
Jurisdiction	VA

See accompanying independent auditors' report.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations

For the Year Ended December 31, 2015

(dollar amounts in thousands)

	Multifamily
	The Gale Eckington	Atlantic Plumbing	Fort Totten Square	Subtotal DC Multifamily
Revenue
Property rentals	$5,022	$36	$843	$5,901
Tenant expense reimbursement	103	1	76	180
Other revenue	125	14	30	169

Total Revenue	5,250	51	949	6,250
Expenses
Property operating	1,407	666	1,373	3,446
Real estate taxes	32	229	722	983
Management fees	210	48	89	347

Total Expenses	1,649	943	2,184	4,776

Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$3,601	$(892)	$(1,235)	$1,474

Acquisition Date	July 31, 2015	Prior to 2015	Prior to 2015
Affiliated Seller	Fund IX	Fund VII	Fund VII
Anticipated JBG SMITH Ownership (Unaudited)	5.0%	64.0%	100.0%
Anticipated Financial Statement Presentation by Combined Entity (Unaudited)	Non-Consolidated	Non-Consolidated	Consolidated
Jurisdiction	DC	DC	DC

See accompanying independent auditors' report.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations

For the Year Ended December 31, 2015

(dollar amounts in thousands)

	Multifamily—Continued
	Fairway Apartments	Subtotal VA Multifamily
Revenue
Property rentals	$6,105	$6,105
Tenant expense reimbursement	670	670
Other revenue	293	293

Total Revenue	7,068	7,068
Expenses
Property operating	2,273	2,273
Real estate taxes	667	667
Management fees	275	275

Total Expenses	3,215	3,215

Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$3,853	$3,853

Acquisition Date	Prior to 2015
Affiliated Seller	Fund IX
Anticipated JBG SMITH Ownership (Unaudited)	10.0%
Anticipated Financial Statement Presentation by Combined Entity (Unaudited)	Non-Consolidated
Jurisdiction	VA

See accompanying independent auditors' report.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations

For the Year Ended December 31, 2015

(dollar amounts in thousands)

	Multifamily—Continued
	Galvan	The Terano	The Alaire	Falkland Chase— South & West
Revenue
Property rentals	$168	$1,036	$5,819	$5,209
Tenant expense reimbursement	12	34	218	111
Other revenue	38	67	196	152

Total Revenue	218	1,137	6,233	5,472
Expenses
Property operating	178	848	1,895	1,366
Real estate taxes	5	496	898	371
Management fees	30	71	257	216

Total Expenses	213	1,415	3,050	1,953

Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$5	$(278)	$3,183	$3,519

Acquisition Date	Prior to 2015	Prior to 2015	Prior to 2015	Prior to 2015
Affiliated Seller	Urban Direct	Urban Direct	Urban Direct	Fund VIII
Anticipated JBG SMITH Ownership (Unaudited)	1.8%	1.8%	18.0%	100.0%
Anticipated Financial Statement Presentation by Combined Entity (Unaudited)	Non-Consolidated	Non-Consolidated	Non-Consolidated	Consolidated
Jurisdiction	MD	MD	MD	MD

See accompanying independent auditors' report.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations

For the Year Ended December 31, 2015

(dollar amounts in thousands)

	Multifamily—Continued
	Falkland Chase— North	Subtotal MD Multifamily	Total Multifamily	Combined Total
Revenue
Property rentals	$2,883	$15,115	$27,121	$128,791
Tenant expense reimbursement	82	457	1,307	9,592
Other revenue	106	559	1,021	3,024

Total Revenue	3,071	16,131	29,449	141,407
Expenses
Property operating	897	5,184	10,903	44,372
Real estate taxes	282	2,052	3,702	19,959
Management fees	121	695	1,317	4,492

Total Expenses	1,300	7,931	15,922	68,823

Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$1,771	$8,200	$13,527	$72,584

Acquisition Date	Prior to 2015
Affiliated Seller	Fund VIII
Anticipated JBG SMITH Ownership (Unaudited)	100.0%
Anticipated Financial Statement Presentation by Combined Entity (Unaudited)	Consolidated
Jurisdiction	MD

See accompanying independent auditors' report.

JBG REAL ESTATE OPERATING ASSETS

Combined Statement of Revenues and Expenses from
Real Estate Operations (Unaudited)

(dollar amounts in thousands)

For the Nine Months Ended September 30, 2016
Revenue
Property rentals	$127,102
Tenant expense reimbursement	11,572
Other revenue	2,429

Total Revenue	141,103
Expenses
Property operating	43,736
Real estate taxes	18,958
Management fees	4,641

Total Expenses	67,335

Revenues in Excess of Expenses	$73,768

See notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS

Notes to the Combined Statement of Revenues and Expenses from
Real Estate Operations (Unaudited)

For the Nine Months Ended September 30, 2016

(dollar amounts in thousands)

NOTE 1—BASIS OF PRESENTATION

              JBG Real Estate Operating Assets is not a separate or single legal entity, but rather a combination of real estate operating assets and entities under the common management of JBG/Operating Partners, L.P. (the "Partnership") and its consolidated subsidiaries (the "Management Company"). The Management Company earns fees in connection with investment, development, property management, leasing, construction management, tenant improvement construction and finance provided to commercial office, multifamily (both rental and for-sale), retail, and hotel assets. Substantially all fee revenue earned by the Management Company is from services provided to the real estate assets owned by affiliated real estate investment funds (each a "Fund" and collectively, the "Funds") and real estate ventures (the "Ventures"). The Funds hold direct ownership in each real estate asset ("Property Asset") through a separate limited liability company ("Property LLC"). The Funds own equity interests in the Property LLCs. The Ventures also hold interests in real estate assets (the "Venture Assets"). The Management Company, Funds, Ventures, Property Assets, Property LLCs and Venture Assets are collectively referred to as "JBG".

              On October 31, 2016, the Partnership entered into a Master Transaction Agreement (the "Transaction Agreement") with Vornado Realty Trust, Vornado Realty L.P., JBG Properties, Inc., certain affiliates of JBG Properties, Inc., JBG SMITH Properties ("JBG SMITH") and JBG SMITH Properties LP, a Delaware limited partnership and JBG SMITH's subsidiary operating partnership (the "Operating Partnership"), pursuant to which, among other things, the Management Company, the Funds' interests in certain separate limited liability companies who own real estate assets ("Property LLCs"), and interests in the Ventures, will be contributed through a series of formation transactions to the Operating Partnership, in exchange for the right to receive units of limited partnership interest in the Operating Partnership or common shares of JBG SMITH or, in certain circumstances, cash (the "Transaction"). As of the closing of the Transaction, JBG SMITH will be a publicly traded real estate investment trust. Except where the context requires otherwise, "JBG SMITH" refers to JBG SMITH, the Operating Partnership and their consolidated subsidiaries.

              JBG SMITH is expected to acquire up to 100% of the ownership interests in certain Property LLCs from one or more of the following real estate funds, affiliated with the Management Company: JBG Investment Fund VI, L.L.C. ("Fund VI"); JBG Investment Fund VII, L.L.C. ("Fund VII"); JBG Investment Fund VIII, L.L.C. ("Fund VIII"); and JBG Investment Fund IX, L.L.C. ("Fund IX"). JBG SMITH will also acquire interests in several Ventures from the Funds and other affiliates of the Management Company.

              The Management Company, Funds, Ventures, and Property LLCs are not entities under common control or subsidiaries of a common parent. The Property Assets and Venture Assets presented in the combined statement of revenues and expenses from real estate operations and supplementary information presented in Schedule 1 (the "Statement") have been under common management of the Management Company since the date of acquisition by the applicable Fund. The date of acquisition is indicated on the Statement (for assets acquired prior to January 1, 2015, the acquisition date is indicated as "Prior to 2015").

JBG REAL ESTATE OPERATING ASSETS

Notes to the Combined Statement of Revenues and Expenses from
Real Estate Operations (Unaudited) (Continued)

For the Nine Months Ended September 30, 2016

(dollar amounts in thousands)

NOTE 1—BASIS OF PRESENTATION (Continued)

              Although JBG SMITH is expected to acquire less than 100% of the equity interests in certain of the Property LLCs and each Venture, the Statement presents 100% of the revenues and expenses from real estate operations for each Property Asset and Venture Asset. The schedule included in the Supplemental Information identifies the selling entity (Fund) and the name of the Venture, and the percentage ownership in each Property Asset or Venture Asset that will be acquired by JBG SMITH.

              JBG SMITH is expected to acquire 100% of the ownership interests in the Property LLCs that hold the ownership interests in the following Property Assets:

Property Asset—Office	Property Asset—Retail	Property Asset—Multifamily
1233 20th Street	North End Retail I	Falkland Chase—North
1600 K Street		Falkland Chase—South & West
1831 Wiehle Avenue		Fort Totten Square
800 North Glebe Road
Artery Plaza
RTC—West
Summit I
Summit II
Wiehle Avenue Office Building

JBG REAL ESTATE OPERATING ASSETS

Notes to the Combined Statement of Revenues and Expenses from
Real Estate Operations (Unaudited) (Continued)

For the Nine Months Ended September 30, 2016

(dollar amounts in thousands)

NOTE 1—BASIS OF PRESENTATION (Continued)

              JBG SMITH is expected to acquire less than 100% of the ownership interests in the Property LLCs and Ventures that hold the ownership interests in the following Property Assets and Venture Assets.

Property Assets and Venture Assets	Type	Anticipated JBG SMITH Ownership
11333 Woodglen Drive	Office	18.0%
Capitol Point—North	Office	59.0%
Courthouse Metro Office	Office	18.0%
L'Enfant Plaza Office—East	Office	49.0%
L'Enfant Plaza Office—North	Office	49.0%
L'Enfant Plaza Retail	Office	49.0%
NoBe II Office	Office	18.0%
Pickett Industrial Park	Office	10.0%
Rosslyn Gateway—North	Office	18.0%
Rosslyn Gateway—South	Office	18.0%
The Foundry	Office	9.9%
Woodglen	Office	18.0%
Stonebridge at Potomac Town Center—Phase I	Retail	10.0%
7770 Norfolk	Multifamily	79.9%
Atlantic Plumbing	Multifamily	64.0%
Fairway Apartments	Multifamily	10.0%
Galvan	Multifamily	1.8%
The Alaire	Multifamily	18.0%
The Gale Eckington	Multifamily	5.0%
The Terano	Multifamily	1.8%

              The accompanying combined statement of revenues and expenses from real estate operations has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act. Accordingly, the combined statement of revenues and expenses from real estate operations does not reflect the actual operations for the period presented as revenues and expenses from real estate operations and excludes certain revenue and expenses expected to be incurred in the future operations of the Property Assets or Venture Assets. Such items include depreciation, amortization, interest expense, interest income, ground rent expense, and amortization of above- and below-market leases. Revenue includes contractual base and other rent pursuant to the lease agreements, tenant expense reimbursements, and other revenue derived from the operation of the real estate asset. The expenses presented are the direct expenses associated with operating and maintaining the real estate asset and are recognized as incurred. Further, the accompanying combined statement of revenues and expenses from real estate operations does not include any amounts for non-operating real estate assets including future development parcels and Property Assets or Venture Assets in the near-term development, development, and construction phases.

JBG REAL ESTATE OPERATING ASSETS

Notes to the Combined Statement of Revenues and Expenses from
Real Estate Operations (Unaudited) (Continued)

For the Nine Months Ended September 30, 2016

(dollar amounts in thousands)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              Principles of Combination—The combined statement of revenues and expenses from real estate operations includes selected accounts of the Property Assets and Venture Assets as described in Note 1. All significant intercompany accounts and transactions have been eliminated in the combined statement of revenues and expenses from real estate operations.

              Unaudited Interim Combined Statement—The combined statement of revenues and expenses from real estate operations for the nine months ended September 30, 2016 are unaudited. In the opinion of management, the Statement reflects all adjustments necessary for a fair presentation of the results of the interim periods. All such adjustments are of a normal recurring nature.

              Revenue Recognition—Property rental revenue is recognized on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset.

              Tenant expense reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. The reimbursements are recognized and presented gross as the Property Assets and Venture Assets are generally the primary obligor with respect to purchasing goods and services from third-party suppliers, have discretion in selecting the supplier, and bear the associated credit risk.

              Other revenue is revenue derived from lease termination fees and the tenants' use of parking and other property facilities. Lease termination fees are recognized when the related leases are canceled and the landlord has no continuing obligation to provide services to such former tenants. Other revenue is recognized when the related services are utilized by the tenants.

              Use of Estimates—Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and expenses from real estate operations during the reporting period to present the statement of revenues and expenses from real estate operations in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

NOTE 3—SUMMARY TABLE

              The following table separately presents the aggregate operating revenues and expenses for the wholly owned Property Assets, and the less than wholly owned consolidated Property Assets. Presentation of amounts as "100% Owned" or "Less Than 100% Owned Consolidated" are unaudited as the subject Transaction has not yet occurred and events, facts, and circumstances may change from

JBG REAL ESTATE OPERATING ASSETS

Notes to the Combined Statement of Revenues and Expenses from
Real Estate Operations (Unaudited) (Continued)

For the Nine Months Ended September 30, 2016

(dollar amounts in thousands)

NOTE 3—SUMMARY TABLE (Continued)

the date of this combined statement through the date of the Transaction which may affect a consolidation assessment performed in accordance with U.S. generally accepted accounting principles.

	Nine Months Ended September 30, 2016
	100% Owned	Less Than 100% Owned Consolidated	Combined
Revenue
Property rentals	$50,880	$610	$51,490
Tenant expense reimbursement	4,736	3	4,739
Other revenue	720	14	734

Total Revenue	56,336	627	56,963
Expenses
Property operating	15,293	1,149	16,442
Real estate taxes	6,993	405	7,398
Management fees	1,685	56	1,741

Total Expenses	23,971	1,610	25,581

Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$32,365	$(983)	$31,382

NOTE 4—LEASE COMMITMENTS

              There are various lease agreements in place with tenants to lease space in the Property Assets and Venture Assets. As of September 30, 2016, the minimum future cash rents receivable under non-cancelable operating leases in each of the next five years and thereafter were as follows:

Three Months Ending December 31, 2016	$27,144
2017	109,915
2018	104,077
2019	95,142
2020	86,091
Thereafter	280,247

$702,616

              Leases generally require reimbursement of the tenant's proportional share of common area, real estate taxes, and other operating expenses, which are excluded from the amounts above. Future cash rents receivable on multifamily real estate operating assets are excluded from the table above as the lease terms are generally one year or less.

JBG REAL ESTATE OPERATING ASSETS

Notes to the Combined Statement of Revenues and Expenses from
Real Estate Operations (Unaudited) (Continued)

For the Nine Months Ended September 30, 2016

(dollar amounts in thousands)

NOTE 5—TENANT CONCENTRATIONS

              For the nine months ended September 30, 2016, 12% of total combined revenue was recognized from one government agency tenant.

NOTE 6—RELATED PARTY TRANSACTIONS

              The Management Company provides all property management and related services for the Property Assets and Venture Assets, which are calculated as a percentage of rental revenue or gross receipts. These fees, which have been recorded as management fees in the accompanying Statement, totaled $4,641 for the nine months ended September 30, 2016.

NOTE 7—SUBSEQUENT EVENTS

              Subsequent events were evaluated through January 23, 2017, the date the combined statement of revenues and expenses from real estate operations was available to be issued.

JBG REAL ESTATE OPERATING ASSETS
Supplemental Information—Schedule 1
Combined Statement of Revenues and Expenses from Real Estate Operations (Unaudited)
For the Nine Months Ended September 30, 2016
(dollar amounts in thousands)

	Office
	Capitol Point— North(1)	L'Enfant Plaza Office— East(2)	L'Enfant Plaza Office— North(2)	L'Enfant Plaza Retail(2)	1233 20th Street
Revenue
Property rentals	$94	$12,661	$4,761	$3,598	$4,224
Tenant expense reimbursement	—	1,026	269	729	118
Other revenue	3	142	52	96	(18)

Total Revenue	97	13,829	5,082	4,423	4,324
Expenses
Property operating	250	3,435	2,481	2,412	1,138
Real estate taxes	374	2,846	1,707	620	887
Management fees	23	397	135	106	115

Total Expenses	647	6,678	4,323	3,138	2,140

Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$(550)	$7,151	$759	$1,285	$2,184

Acquisition Date	Prior to 2015	Prior to 2015	Prior to 2015	Prior to 2015	Prior to 2015
Affiliated Seller	Fund VI/ Urban Direct	Fund VI/ Urban Direct	Fund VI/ Urban Direct	Fund VI/ Urban Direct	Fund VIII
Anticipated JBG SMITH Ownership	59.0%	49.0%	49.0%	49.00%	100.0%
Anticipated Financial Statement Presentation by Combined Entity	Non-Consolidated	Non-Consolidated	Non-Consolidated	Non-Consolidated	Consolidated
Jurisdiction	DC	DC	DC	DC	DC

(1)—Fund VI currently owns 50.0% and Urban Direct currently owns 9.0%.

(2)—Fund VI currently owns 37.8% and Urban Direct currently owns 11.2%.

Note: This schedule is presented for the purposes of additional analysis and is not a required part of the Statement. The terms "consolidated" and "non-consolidated" reflect management's preliminary conclusion with respect to presentation of such assets in JBG SMITH's financial statements upon completion of the transaction described in Note 1.

See notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS
Supplemental Information—Schedule 1 (Continued)
Combined Statement of Revenues and Expenses from Real Estate Operations (Unaudited)
For the Nine Months Ended September 30, 2016
(dollar amounts in thousands)

	Office—Continued
	The Foundry	1600 K Street	Subtotal DC Office
Revenue
Property rentals	$6,601	$2,745	$34,684
Tenant expense reimbursement	194	188	2,524
Other revenue	131	66	472

Total Revenue	6,926	2,999	37,680
Expenses
Property operating	1,949	888	12,553
Real estate taxes	1,205	495	8,134
Management fees	195	88	1,059

Total Expenses	3,349	1,471	21,746

Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$3,577	$1,528	$15,934

Acquisition Date	Prior to 2015	Prior to 2015
Affiliated Seller	Fund IX	Fund VII
Anticipated JBG SMITH Ownership	9.9%	100.0%
Anticipated Financial Statement Presentation by Combined Entity	Non-Consolidated	Consolidated
Jurisdiction	DC	DC

See notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS
Supplemental Information—Schedule 1 (Continued)
Combined Statement of Revenues and Expenses from Real Estate Operations (Unaudited)
For the Nine Months Ended September 30, 2016
(dollar amounts in thousands)

	Office—Continued
	Courthouse Metro Office	Rosslyn Gateway—North	Rosslyn Gateway—South	Pickett Industrial Park	1831 Wiehle Avenue	Wiehle Avenue Office Building
Revenue
Property rentals	$498	$3,767	$2,113	$2,260	$1,426	$907
Tenant expense reimbursement	103	140	92	578	172	78
Other revenue	32	43	2	31	4	—

Total Revenue	633	3,950	2,207	2,869	1,602	985
Expenses
Property operating	246	1,088	804	670	465	476
Real estate taxes	77	278	251	307	124	106
Management fees	45	111	69	69	49	45

Total Expenses	368	1,477	1,124	1,046	638	627

Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$265	$2,473	$1,083	$1,823	$964	$358

Acquisition Date	Prior to 2015	Prior to 2015	Prior to 2015	June 1, 2015	Prior to 2015	July 1, 2015
Affiliated Seller	Urban Direct	Urban Direct	Urban Direct	Fund IX	Fund VIII/ Urban Direct	Fund VIII
Anticipated JBG SMITH Ownership	18.0%	18.0%	18.0%	10.0%	100.0%	100.0%
Anticipated Financial Statement Presentation by Combined Entity	Non-Consolidated	Non-Consolidated	Non-Consolidated	Non-Consolidated	Consolidated	Consolidated
Jurisdiction	VA	VA	VA	VA	VA	VA

See notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS
Supplemental Information—Schedule 1 (Continued)
Combined Statement of Revenues and Expenses from Real Estate Operations (Unaudited)
For the Nine Months Ended September 30, 2016
(dollar amounts in thousands)

	Office—Continued
	800 North Glebe Road	Summit I	Summit II	RTC—West	Subtotal VA Office
Revenue
Property rentals	$7,270	$2,603	$3,137	$9,330	$33,311
Tenant expense reimbursement	2,324	—	95	244	3,826
Other revenue	206	1	1	82	402

Total Revenue	9,800	2,604	3,233	9,656	37,539
Expenses
Property operating	1,883	501	848	3,318	10,299
Real estate taxes	1,310	174	317	1,329	4,273
Management fees	284	10	92	270	1,044

Total Expenses	3,477	685	1,257	4,917	15,616

Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$6,323	$1,919	$1,976	$4,739	$21,923

Acquisition Date	Prior to 2015	Prior to 2015	Prior to 2015	Prior to 2015
Affiliated Seller	Fund VII/Urban Direct	Fund VIII	Fund VIII	Fund VIII
Anticipated JBG SMITH Ownership	100.0%	100.0%	100.0%	100.0%
Anticipated Financial Statement Presentation by Combined Entity	Consolidated	Consolidated	Consolidated	Consolidated
Jurisdiction	VA	VA	VA	VA

See notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS
Supplemental Information—Schedule 1 (Continued)
Combined Statement of Revenues and Expenses from Real Estate Operations (Unaudited)
For the Nine Months Ended September 30, 2016
(dollar amounts in thousands)

	Office—Continued
	11333 Woodglen Drive	NoBe II Office	Woodglen	Artery Plaza	Subtotal MD Office	Total Office
Revenue
Property rentals	$1,515	$711	$59	$8,091	$10,376	$78,371
Tenant expense reimbursement	297	84	—	400	781	7,131
Other revenue	46	(8)	—	26	64	938

Total Revenue	1,858	787	59	8,517	11,221	86,440
Expenses
Property operating	811	879	4	1,832	3,526	26,378
Real estate taxes	190	212	35	720	1,157	13,564
Management fees	48	22	—	244	314	2,417

Total Expenses	1,049	1,113	39	2,796	4,997	42,359

Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$809	$(326)	$20	$5,721	$6,224	$44,081

Acquisition Date	Prior to 2015	Prior to 2015	Prior to 2015	Prior to 2015
Affiliated Seller	Urban Direct	Urban Direct	Urban Direct	Fund VI
Anticipated JBG SMITH Ownership	18.0%	18.0%	18.0%	100.0%
Anticipated Financial Statement Presentation by Combined Entity	Non-Consolidated	Non-Consolidated	Non-Consolidated	Consolidated
Jurisdiction	MD	MD	MD	MD

See notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS
Supplemental Information—Schedule 1 (Continued)
Combined Statement of Revenues and Expenses from Real Estate Operations (Unaudited)
For the Nine Months Ended September 30, 2016
(dollar amounts in thousands)

	Retail
	North End Retail I	Subtotal DC Retail
Revenue
Property rentals	$734	$734
Tenant expense reimbursement	182	182
Other revenue	44	44

Total Revenue	960	960
Expenses
Property operating	471	471
Real estate taxes	148	148
Management fees	34	34

Total Expenses	653	653

Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$307	$307

Acquisition Date	Prior to 2015
Affiliated Seller	Fund VII
Anticipated JBG SMITH Ownership	100.0%
Anticipated Financial Statement Presentation by Combined Entity	Consolidated
Jurisdiction	DC

              See notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS
Supplemental Information—Schedule 1 (Continued)
Combined Statement of Revenues and Expenses from Real Estate Operations (Unaudited)
For the Nine Months Ended September 30, 2016
(dollar amounts in thousands)

	Retail—Continued
	Stonebridge at Potomac Town Center—Phase I	Subtotal VA Retail	Total Retail
Revenue
Property rentals	$8,360	$8,360	$9,094
Tenant expense reimbursement	1,944	1,944	2,126
Other revenue	315	315	359

Total Revenue	10,619	10,619	11,579
Expenses
Property operating	2,018	2,018	2,489
Real estate taxes	1,165	1,165	1,313
Management fees	392	392	426

Total Expenses	3,575	3,575	4,228

Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$7,044	$7,044	$7,351

Acquisition Date	December 10, 2015
Affiliated Seller	Fund IX
Anticipated JBG SMITH Ownership	10.0%
Anticipated Financial Statement Presentation by Combined Entity	Non-Consolidated
Jurisdiction	VA

See notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS
Supplemental Information—Schedule 1 (Continued)
Combined Statement of Revenues and Expenses from Real Estate Operations (Unaudited)
For the Nine Months Ended September 30, 2016
(dollar amounts in thousands)

	Multifamily
	The Gale Eckington	Atlantic Plumbing	Fort Totten Square	Subtotal DC Multifamily
Revenue
Property rentals	$9,966	$3,030	$4,360	$17,356
Tenant expense reimbursement	337	142	774	1,253
Other revenue	260	102	111	473

Total Revenue	10,563	3,274	5,245	19,082
Expenses
Property operating	2,732	1,890	1,853	6,475
Real estate taxes	58	290	843	1,191
Management fees	416	154	193	763

Total Expenses	3,206	2,334	2,889	8,429

Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$7,357	$940	$2,356	$10,653

Acquisition Date	July 31, 2015	Prior to 2015	Prior to 2015
Affiliated Seller	Fund IX	Fund VII	Fund VII
Anticipated JBG SMITH Ownership	5.0%	64.0%	100.0%
Anticipated Financial Statement Presentation by Combined Entity	Non-Consolidated	Non-Consolidated	Consolidated
Jurisdiction	DC	DC	DC

See notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS
Supplemental Information—Schedule 1 (Continued)
Combined Statement of Revenues and Expenses from Real Estate Operations (Unaudited)
For the Nine Months Ended September 30, 2016
(dollar amounts in thousands)

	Multifamily—Continued
	Fairway Apartments	Subtotal VA Multifamily
Revenue
Property rentals	$4,699	$4,699
Tenant expense reimbursement	411	411
Other revenue	184	184

Total Revenue	5,294	5,294
Expenses
Property operating	1,628	1,628
Real estate taxes	579	579
Management fees	210	210

Total Expenses	2,417	2,417

Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$2,877	$2,877

Acquisition Date	Prior to 2015
Affiliated Seller	Fund IX
Anticipated JBG SMITH Ownership	10.0%
Anticipated Financial Statement Presentation by Combined Entity	Non-Consolidated
Jurisdiction	VA

See notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS
Supplemental Information—Schedule 1 (Continued)
Combined Statement of Revenues and Expenses from Real Estate Operations (Unaudited)
For the Nine Months Ended September 30, 2016
(dollar amounts in thousands)

	Multifamily—Continued
	Galvan	The Terano	The Alaire	7770 Norfolk	Falkland Chase— South & West
Revenue
Property rentals	$3,483	$3,138	$4,298	$610	$3,880
Tenant expense reimbursement	203	67	217	3	96
Other revenue	50	70	144	14	101

Total Revenue	3,736	3,275	4,659	627	4,077
Expenses
Property operating	1,582	1,129	1,286	1,149	965
Real estate taxes	557	306	503	405	309
Management fees	151	169	188	56	168

Total Expenses	2,290	1,604	1,977	1,610	1,442

Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$1,446	$1,671	$2,682	$(983)	$2,635

Acquisition Date	Prior to 2015	Prior to 2015	Prior to 2015	Prior to 2015	Prior to 2015
Affiliated Seller	Urban Direct	Urban Direct	Urban Direct	Fund VII	Fund VIII
Anticipated JBG SMITH Ownership	1.8%	1.8%	18.0%	79.9%	100.0%
Anticipated Financial Statement Presentation by Combined Entity	Non-Consolidated	Non-Consolidated	Non-Consolidated	Consolidated	Consolidated
Jurisdiction	MD	MD	MD	MD	MD
See notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS
Supplemental Information—Schedule 1 (Continued)
Combined Statement of Revenues and Expenses from Real Estate Operations (Unaudited)
For the Nine Months Ended September 30, 2016
(dollar amounts in thousands)

	Multifamily—Continued
	Falkland Chase—North	Subtotal MD Multifamily	Total Multifamily	Combined Total
Revenue
Property rentals	$2,173	$17,582	$39,637	$127,102
Tenant expense reimbursement	65	651	2,315	11,572
Other revenue	96	475	1,132	2,429

Total Revenue	2,334	18,708	43,084	141,103
Expenses
Property operating	655	6,766	14,869	43,736
Real estate taxes	231	2,311	4,081	18,958
Management fees	93	825	1,798	4,641

Total Expenses	979	9,902	20,748	67,335

Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$1,355	$8,806	$22,336	$73,768

Acquisition Date	Prior to 2015
Affiliated Seller	Fund VIII
Anticipated JBG SMITH Ownership	100.0%
Anticipated Financial Statement Presentation by Combined Entity	Consolidated
Jurisdiction	MD

See notes to combined statement of revenues and expenses from real estate operations.